     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1995



                                                       REGISTRATION NO. 33-60421

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          NEXTEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                              4812                             13-3414376
  (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
   incorporation or organization)       Classification Code Number)            Identification Number)

                               201 ROUTE 17 NORTH
                          RUTHERFORD, NEW JERSEY 07070
                                 (201) 438-1400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             THOMAS J. SIDMAN, ESQ.
                                 VICE PRESIDENT
                              AND GENERAL COUNSEL
                          NEXTEL COMMUNICATIONS, INC.
                               201 ROUTE 17 NORTH
                          RUTHERFORD, NEW JERSEY 07070
                                 (201) 438-1400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

             KATHLEEN R. MCLAURIN, ESQ.                           ROBERT W. MURRAY JR., ESQ.
             JONES, DAY, REAVIS & POGUE                              BAKER & BOTTS, L.L.P.
              2300 TRAMMELL CROW CENTER                          885 THIRD AVENUE, SUITE 1900
                  2001 ROSS AVENUE                                    NEW YORK, NEW YORK
                 DALLAS, TEXAS 75201                                    (212) 705-5000
                   (214) 220-3939

                             ---------------------
        Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          NEXTEL COMMUNICATIONS, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                               CAPTION IN PROXY
          FORM S-4 ITEM NUMBER AND HEADING                   STATEMENT/PROSPECTUS
          --------------------------------                   ---------------------
  A.  INFORMATION ABOUT THE TRANSACTION

  1.  Forepart of Registration Statement and
      Outside Front Cover Page of
      Prospectus..............................  Cross-Reference Sheet; Outside Front Cover Page
                                                of Proxy Statement/Prospectus
  2.  Inside Front and Outside Back Cover
      Pages of Prospectus.....................  Inside Front Cover Page of Proxy
                                                Statement/Prospectus; "AVAILABLE INFORMATION";
                                                "INCORPORATION OF CERTAIN INFORMATION BY
                                                REFERENCE"; "TABLE OF CONTENTS"
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges, and Other Information..........  "SUMMARY"; "RISK FACTORS"; "NEXTEL
                                                COMMUNICATIONS, INC. AND SUBSIDIARIES SELECTED
                                                FINANCIAL DATA"; "NEXTEL COMMUNICATIONS, INC.
                                                AND SUBSIDIARIES PRO FORMA CONDENSED
                                                CONSOLIDATED FINANCIAL STATEMENTS"; "AMERICAN
                                                MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY
                                                SELECTED FINANCIAL DATA"
  4.  Terms of the Transaction................  Outside Front Cover Page of Proxy
                                                Statement/Prospectus; "SUMMARY"; "THE MERGER";
                                                "THE MERGER AGREEMENT"; "COMPARISON OF RIGHTS
                                                OF HOLDERS OF SHARES OF EACH OF NEXTEL COMMON
                                                STOCK AND AMS COMMON STOCK"
  5.  Pro Forma Financial Information.........  "NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                                                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                                STATEMENTS"
  6.  Material Contacts with the Company Being
      Acquired................................  "SUMMARY"; "THE MERGER -- Background of the
                                                Merger"; "-- Interests of Certain Persons in
                                                the Merger"; "THE MERGER AGREEMENT"
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to Be Underwriters......................  Not Applicable
  8.  Interests of Named Experts and
      Counsel.................................  "LEGAL MATTERS"; "EXPERTS"
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.............................  Not Applicable

                                                               CAPTION IN PROXY
          FORM S-4 ITEM NUMBER AND HEADING                   STATEMENT/PROSPECTUS
          --------------------------------                   --------------------
  B.  INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3
      Registrants.............................  "INCORPORATION OF CERTAIN INFORMATION BY
                                                REFERENCE"; "SUMMARY"; "NEXTEL COMMUNICATIONS,
                                                INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA";
                                                "NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                                                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                                STATEMENTS"; "NEXTEL COMMUNICATIONS, INC. AND
                                                SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED
                                                CONSOLIDATED FINANCIAL STATEMENTS MANAGEMENT'S
                                                DISCUSSION AND ANALYSIS"; "THE MERGER --
                                                Compliance with Indentures."
 11.  Incorporation of Certain Information by
      Reference...............................  "INCORPORATION OF CERTAIN INFORMATION BY
                                                REFERENCE"
 12.  Information with Respect to S-2 or S-3
      Registrants.............................  Not Applicable
 13.  Incorporation of Certain Information by
      Reference...............................  Not Applicable
 14.  Information With Respect to Registrants
      Other Than S-3 or S-2 Registrants.......  Not Applicable

  C.  INFORMATION ABOUT THE COMPANY BEING
      ACQUIRED

 15.  Information with Respect to S-3
      Companies...............................  Not Applicable
 16.  Information with Respect to S-2 or S-3
      Companies...............................  Not Applicable
 17.  Information with Respect to Companies
      Other Than S-2 or S-3 Companies.........  "BUSINESS OF AMS"; "AMS COMMON STOCK HISTORICAL
                                                TRADING AND DIVIDEND INFORMATION"; "SECURITY
                                                OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                                MANAGEMENT OF AMS"; "CERTAIN INFORMATION
                                                REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS
                                                OF AMS"; "AMERICAN MOBILE SYSTEMS INCORPORATED
                                                AND SUBSIDIARY SELECTED FINANCIAL DATA";
                                                "AMERICAN MOBILE SYSTEMS INCORPORATED AND
                                                SUBSIDIARY MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                OF FINANCIAL CONDITION AND RESULTS OF
                                                OPERATIONS"; FINANCIAL STATEMENTS

                                                               CAPTION IN PROXY
          FORM S-4 ITEM NUMBER AND HEADING                   STATEMENT/PROSPECTUS
          --------------------------------                   --------------------
  D.  VOTING AND MANAGEMENT INFORMATION

 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited......  Outside Front Cover Page of Proxy Statement/
                                                Prospectus; "INCORPORATION OF CERTAIN
                                                INFORMATION BY REFERENCE"; "SUMMARY"; "THE
                                                SPECIAL MEETING"; "THE MERGER"; "SECURITY
                                                OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                                MANAGEMENT OF AMS"; "CERTAIN INFORMATION
                                                REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS
                                                OF AMS"
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited,
      or in an Exchange Offer.................  Not Applicable

                      AMERICAN MOBILE SYSTEMS INCORPORATED
                           20920-C WARNER CENTER LANE
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 593-3000


                                                                   June 27, 1995


Dear Stockholder:


     You are cordially invited to attend a special meeting of stockholders of American Mobile Systems Incorporated ("AMS") to be held on July 28, 1995, at the Warner Center Hilton, 6360 Canoga Avenue, Woodland Hills, California 91367, commencing at 10:00 a.m., local time. A notice of the special meeting, a proxy card and a proxy statement/prospectus containing important information about the matters to be acted upon at the special meeting are enclosed. All holders of record of the Common Stock, par value $.01 per share (the "AMS Common Stock"), of AMS as of the close of business on June 23, 1995 (the "Record Date"), are entitled to notice of and to vote at the special meeting.


     At the special meeting you will be asked to consider and vote upon a proposal (the "Merger Proposal") relating to the proposed merger (the "Merger") of AMS with Mobile Communications of Florida, Inc. ("MCF"), a wholly owned subsidiary of NEXTEL Communications, Inc. ("Nextel"), summarized in the accompanying notice of special meeting and further described in the accompanying proxy statement/ prospectus. Pursuant to an Agreement and Plan of Merger, dated as of April 25, 1995 (as amended, the "Merger Agreement"), by and among AMS, Nextel and MCF, each issued and outstanding share of AMS Common Stock (except for those shares held by Nextel or by AMS in its treasury) will be converted into the right to receive (subject to certain possible adjustments) 0.62 of a share of Nextel's Class A Common Stock, par value $.001 per share ("Nextel Common Stock"). Following the Merger, AMS will be a wholly owned subsidiary of Nextel.


     The exchange ratio of 0.62 of a share of Nextel Common Stock for each share of AMS Common Stock assumes that no additional shares of AMS Common Stock will be issued prior to the Merger (other than upon exercise of currently outstanding stock options). Although it is not anticipated that the exchange ratio will change, if for any reason the exchange ratio is adjusted downward to less than
0.62 of a share of Nextel Common Stock for each share of AMS Common Stock, proxies seeking approval of the Merger Agreement will be resolicited.


     In connection with the Merger Agreement, Tele-Communications, Inc. ("TCI"), the largest single stockholder of AMS, and Nextel have entered into a voting agreement (the "Voting Agreement") pursuant to which TCI has agreed, among other things, to vote (or grant a proxy to Nextel to vote) its shares of AMS Common Stock in favor of the Merger. In addition, pursuant to the Merger Agreement Nextel has agreed to vote its shares of AMS Common Stock in favor of the Merger. As of the Record Date, TCI and Nextel together beneficially owned approximately 46% of the outstanding shares of AMS Common Stock. In addition, as of the Record Date officers and directors of AMS owned 13,941 shares (or less than one percent) of the then outstanding shares of AMS Common Stock, and such officers and directors have indicated that they will vote such shares in favor of the Merger Proposal.

     If the Merger Proposal is not approved at the special meeting, the Merger Agreement will be terminated and the transactions contemplated thereby will be abandoned.

     At the special meeting you will also be asked to consider and vote upon a proposal (the "Election of Directors Proposal") to reelect to the AMS Board of Directors Gary S. Howard and William L. Wedum (who will together constitute the entire Board of Directors), each to serve until the consummation of the Merger, or in the event the Merger is not consummated, until their respective successors are duly elected and qualified or such persons resign or are removed. I have, for personal reasons, determined not to seek reelection to the AMS Board of Directors. If Messrs. Howard and Wedum are reelected to the AMS Board of Directors and the Merger Proposal is approved and the transactions contemplated by the Merger Agreement are consummated, Messrs. Howard and Wedum will resign from the AMS Board.

     As you may have read in the financial press, Nextel has agreed to a number of pending transactions that, if consummated, would significantly expand the specialized mobile radio channels and other assets of Nextel

Stockholders of American Mobile Systems Incorporated

June 27, 1995



and provide additional funds for the build out of its Digital Mobile network. The transactions include the acquisition by Nextel of specialized mobile radio systems and related assets from Motorola, Inc. ("Motorola") and a substantial investment by affiliates of Craig McCaw ("McCaw") in Nextel. These and other pending transactions are described in the accompanying proxy statement/prospectus. In each of these transactions, Nextel would issue either shares of Nextel Common Stock and/or securities that are convertible into or exercisable for such shares. If the Merger and the transactions with Motorola and McCaw are consummated, and assuming that the maximum number of shares of Nextel Common Stock (including those issuable upon conversion or exercise of convertible securities) are issued in those transactions, immediately following the consummation of those transactions former AMS stockholders (other than Nextel) would hold shares of Nextel Common Stock representing approximately 1.5% of the voting power of the outstanding shares of Nextel Common Stock (determined on a fully diluted basis). In addition, if the Merger and all of Nextel's pending transactions (including those with Motorola and McCaw) described in the accompanying proxy statement/prospectus are consummated (and making the same assumptions as those above), immediately following the consummation of those transactions former AMS stockholders (other than Nextel) would hold shares of Nextel Common Stock representing approximately 1.3% of the outstanding shares of Nextel Common Stock (determined on a fully diluted basis).



     The ability of Nextel to effect the Merger is limited by its obligations under certain indentures (the "Indentures") pursuant to which Nextel (and, under certain circumstances, certain entities to be acquired by Nextel in currently pending transactions) have issued notes which are publicly held. As of the date hereof, Nextel could not consummate the Merger in compliance with certain applicable provisions of the Indentures. Nextel has advised AMS that it is attempting to secure the necessary consents and/or waivers under the relevant Indentures to consummate the Merger. For a more detailed discussion of relevant provisions of the Indentures and the status of Nextel's efforts to secure the necessary consents and/or waivers, as well as information concerning Nextel's compliance with such provisions, see "THE MERGER -- Compliance with Indentures" in the accompanying proxy statement/prospectus. The Merger is conditioned upon Nextel obtaining all necessary consents and/or waivers under the Indentures.



     AMS and Nextel previously entered into a Stock Purchase Agreement, originally dated as of August 25, 1993 (as amended, the "Stock Purchase Agreement"), pursuant to which Nextel had agreed to purchase a majority equity interest in AMS. Upon the signing of the Merger Agreement, the Stock Purchase Agreement was terminated and superseded. However, the Stock Purchase Agreement will automatically return to full force and effect (and will no longer be deemed terminated and superseded as a result of the signing of the Merger Agreement) if the Merger Agreement is terminated under the following circumstances, among others: (i) if the initial $300 million portion of the previously announced investment in equity securities of Nextel of up to $1.1 billion by McCaw is not consummated by September 15, 1995; or (ii) if Nextel is unable to obtain the necessary consents and/or waivers relating to the Merger under the Indentures by September 15, 1995. For additional information regarding the Stock Purchase Agreement and the circumstances under which the Merger Agreement may be terminated and the Stock Purchase Agreement reinstated, see "THE
MERGER -- Background of the Merger" and "THE MERGER AGREEMENT -- Termination" in the accompanying proxy statement/prospectus. Stockholders will not vote on the Stock Purchase Agreement at the special meeting, and the failure of the Merger Agreement to receive the requisite favorable vote of AMS stockholders will not result in a reinstatement of the Stock Purchase Agreement. However, if the Stock Purchase Agreement is returned to full force and effect in accordance with the provisions of the Merger Agreement it would still remain subject to approval by the holders of a majority of the outstanding shares of AMS Common Stock. Such approval would be sought at a special meeting of AMS stockholders that would be convened for that purpose, and in connection therewith proxy materials describing the material terms of the Stock Purchase Agreement and related matters would be circulated.


     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement and has unanimously determined that the Merger is fair to, and in the best interest of, AMS and the holders of AMS Common Stock (other than Nextel). In addition, the Board of Directors has retained Salomon Brothers Inc ("Salomon Brothers"), which rendered its oral opinion to the Board of Directors on April 25, 1995 to the effect that, as of such date, the consideration to be paid by Nextel in the Merger was fair, from a financial point of view, to the public holders of the AMS Common Stock. Salomon Brothers has

Stockholders of American Mobile Systems Incorporated

June 27, 1995


confirmed such opinion by delivering to the Board of Directors its written opinion, dated the date hereof. A copy of Salomon Brothers' written opinion, which sets forth the matters considered and the scope of the review undertaken in connection therewith, is attached as Appendix B to the accompanying proxy statement/prospectus.


     On April 25, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sales prices on the Nasdaq National Market of the Nextel Common Stock and AMS Common Stock were $15 5/8 and $4 3/4 respectively. On June 26, 1995, the last full trading day prior to the date of the accompanying proxy statement/prospectus, the closing sales prices on the Nasdaq National Market of the Nextel Common Stock and the AMS Common Stock were $14 1/2 and $8 3/8 respectively.


     The accompanying proxy statement/prospectus contains important information concerning the Merger Agreement and related matters. I urge you to read it and the copy of the Merger Agreement, which is included in the proxy statement/prospectus as Appendix A, as well as all other Appendices to the proxy statement/ prospectus, carefully.

     Holders of AMS Common Stock are not entitled to dissenter's rights or similar rights of appraisal under Delaware law in connection with the actions to be considered at the special meeting.

     YOUR BOARD OF DIRECTORS, BASED UPON, AMONG OTHER THINGS, THE OPINION RENDERED BY SALOMON BROTHERS AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE PUBLIC HOLDERS OF THE AMS COMMON STOCK IN THE MERGER, UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AMS COMMON STOCK VOTE IN FAVOR OF THE MERGER PROPOSAL. YOUR BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AMS COMMON STOCK VOTE IN FAVOR OF THE ELECTION OF DIRECTORS PROPOSAL.

     Whether or not you are personally able to attend the special meeting, you should complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote personally.

     If you have any questions prior to the special meeting or need further assistance, please call AMS' corporate secretary, Alice L. Cheung, at (818) 593-3000.

                                          Sincerely yours,

                                          Richard G. Somers
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer

                PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR
                         AMS COMMON STOCK AT THIS TIME

                      AMERICAN MOBILE SYSTEMS INCORPORATED

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 28, 1995



     NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the holders of the Common Stock, par value $.01 per share ("AMS Common Stock"), of American Mobile Systems Incorporated, a Delaware corporation ("AMS"), will be held on July 28, 1995, at the Warner Center Hilton, 6360 Canoga Avenue, Woodland Hills, California 91367, commencing at 10:00 a.m., local time, for the following purposes:


          1. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of April 25, 1995 (as amended, the "Merger Agreement"), by and among AMS, NEXTEL Communications, Inc. ("Nextel") and Mobile Communications of Florida, Inc., a wholly owned subsidiary of Nextel ("MCF"). Pursuant to the Merger Agreement, among other things, (i) MCF will merge (the "Merger") with and into AMS, with the result that AMS will become a wholly owned subsidiary of Nextel, and (ii) each outstanding share of AMS Common Stock (other than shares of AMS Common Stock held by Nextel or by AMS in its treasury) will be converted into the right to receive (subject to certain possible adjustments) 0.62 of a share of Nextel Class A Common Stock, par value $.001 per share.

          2. To consider and vote upon a proposal (the "Election of Directors Proposal") to reelect Gary S. Howard and William L. Wedum to the Board of Directors of AMS (the "AMS Board"), each to serve until the consummation of the Merger or, in the event the Merger is not consummated, until his successor is duly elected and qualified or he resigns or is removed.

          3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The Merger Agreement (including the related annexes but excluding exhibits and schedules) is attached as Appendix A to the accompanying proxy statement/prospectus and a summary of the material terms and provisions thereof is set forth under the caption "THE MERGER AGREEMENT" in the proxy statement/ prospectus.

     Information regarding Messrs. Howard and Wedum, the nominees of AMS for reelection to the AMS Board, is set forth in the accompanying proxy statement/prospectus under the caption "CERTAIN INFORMATION REGARDING THE DIRECTORS AND OFFICERS OF AMS." If Messrs. Howard and Wedum are reelected to the AMS Board and the Merger Proposal is approved and the transactions contemplated by the Merger Agreement are consummated, Messrs. Howard and Wedum will resign from the AMS Board.

     Holders of record of AMS Common Stock as of the close of business on June 23, 1995 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

     Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMS Common Stock entitled to vote thereon. The two directors to be elected at the Special Meeting will be elected by a plurality of the total votes cast at the Special Meeting. Holders of AMS Common Stock are not entitled to dissenter's rights or similar rights of appraisal under Delaware law in connection with the actions to be taken at the Special Meeting.

     Stockholders entitled to vote at the Special Meeting are encouraged to carefully review the accompanying proxy statement/prospectus (including the Appendices thereto) in considering the Merger Proposal and the Election of Directors Proposal and to complete, sign, date and return the enclosed proxy card in the enclosed postage pre-paid envelope. This action will not limit the right of a stockholder to vote in person if he or she wishes to attend the Special Meeting and vote personally. The cooperation of all stockholders in promptly returning the enclosed proxy card will be appreciated as it will reduce AMS' expense in connection with this solicitation and enable its management and employees to continue their normal duties for your benefit with minimal interruption for additional solicitation.

                                          By Order of the Board of Directors,

                                          Alice L. Cheung
                                          Secretary
Woodland Hills, California

June 27, 1995


          PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

                               PROXY STATEMENT OF

                      AMERICAN MOBILE SYSTEMS INCORPORATED

          FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JULY 28, 1995

                            ------------------------

                                 PROSPECTUS OF
                          NEXTEL COMMUNICATIONS, INC.
                 UP TO 4,201,000 SHARES OF CLASS A COMMON STOCK
                            ------------------------


     This Proxy Statement/Prospectus is being furnished to the holders of record of the Common Stock, par value $.01 per share ("AMS Common Stock"), of American Mobile Systems Incorporated, a Delaware corporation ("AMS"), as of the close of business on June 23, 1995 (the "Record Date"), in connection with the solicitation of proxies by AMS' Board of Directors (the "AMS Board") for use at the special meeting of stockholders scheduled to be held on July 28, 1995 at the Warner Center Hilton, 6360 Canoga Avenue, Woodland Hills, California 91367, commencing at 10:00 a.m., local time, and at any and all postponements or adjournments thereof (the "Special Meeting"). At the Special Meeting, holders of AMS Common Stock will consider and vote upon two proposals, which are set forth in the accompanying Notice of Special Meeting of Stockholders and described in detail in this Proxy Statement/Prospectus. The first proposal (the "Merger Proposal") is to approve and adopt the Agreement and Plan of Merger, dated as of April 25, 1995 (as amended, the "Merger Agreement"), by and among NEXTEL Communications, Inc., a Delaware corporation ("Nextel"), Mobile Communications of Florida, Inc., a Delaware corporation and a wholly owned subsidiary of Nextel ("MCF"), and AMS. The Merger Agreement provides for the merger of MCF with and into AMS (the "Merger"), pursuant to which AMS will be the surviving corporation (the "Surviving Corporation") and each outstanding share of AMS Common Stock (other than any shares held by AMS in its treasury and shares held by Nextel or MCF or issuable to Nextel upon exercise of the Option (as defined below) (collectively, the "Excluded Shares")) will be converted into the right to receive (subject to certain possible adjustments) 0.62 of a share of Class A Common Stock, par value $.001 per share, of Nextel ("Nextel Common Stock"). The second proposal (the "Election of Directors Proposal") is to reelect two directors to the AMS Board:
Gary S. Howard and William L. Wedum. If the Merger Agreement is approved at the Special Meeting and the Merger is thereafter consummated, Messrs. Howard and Wedum will resign from the AMS Board and be replaced by designees of Nextel. THE AMS BOARD RECOMMENDS A VOTE FOR BOTH THE MERGER PROPOSAL AND THE ELECTION OF DIRECTORS PROPOSAL. See "THE MERGER", "THE MERGER AGREEMENT" and "ELECTION OF DIRECTORS OF AMS."



     This Proxy Statement/Prospectus also constitutes the prospectus of Nextel with respect to shares of Nextel Common Stock to be issued (i) in connection with the Merger in exchange for outstanding shares of AMS Common Stock and (ii) upon the exercise of any employee stock options to acquire shares of AMS Common Stock not exercised prior to the Effective Time of the Merger (defined below). Following the Merger, each such employee stock option to acquire shares of AMS Common Stock remaining outstanding will represent the right to purchase that number of shares of Nextel Common Stock that the holder would have been entitled to receive had such holder exercised such option immediately prior to the Merger and will be modified and adjusted in connection with the Merger to permit it to become exercisable to acquire Nextel Common Stock. Shares of Nextel Common Stock are currently traded on the Nasdaq National Market ("Nasdaq NM"). On April 25, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sales prices on the Nasdaq NM of the Nextel Common Stock and the AMS Common Stock were $15 5/8 and $4 3/4, respectively. On June 26, 1995, the last full trading day prior to the date of this Proxy Statement/Prospectus, the closing sales prices on the Nasdaq NM of the Nextel Common Stock and the AMS Common Stock were $14 1/2 and $8 3/8,
respectively.                                           (Continued on next page)


     SEE "RISK FACTORS", BEGINNING ON PAGE 30, FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT HOLDERS OF THE AMS COMMON STOCK SHOULD CONSIDER IN CONNECTION WITH THE MATTERS THEY ARE BEING ASKED TO VOTE UPON, INCLUDING THEIR PROSPECTIVE INVESTMENT IN SHARES OF NEXTEL COMMON STOCK.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
   BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
      ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                   ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.


     This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to holders of shares of AMS Common Stock on or about June 28, 1995.


                 THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS

                                 JUNE 27, 1995.

(Continued from cover page)

     Pursuant to the applicable terms of the Delaware General Corporation Law (the "DGCL"), the Merger Proposal must be approved by the holders of a majority of the issued and outstanding shares of AMS Common Stock entitled to vote thereon. The two directors to be reelected pursuant to the Election of Directors Proposal will be elected by a plurality of the total votes cast at the Special Meeting. Each share of AMS Common Stock entitles the holder to cast one vote on the Merger Proposal and on the election of each nominee to the AMS Board. See "THE SPECIAL MEETING -- Votes Required for Approval; Quorum."

     In connection with the Merger Agreement, Tele-Communications, Inc. ("TCI"), the largest single stockholder of AMS, and Nextel have entered into a voting agreement (the "Voting Agreement") pursuant to which TCI has agreed, among other things, to vote (or grant a proxy to Nextel to vote) its shares of AMS Common Stock in favor of the Merger. In addition, pursuant to the Merger Agreement Nextel has agreed to vote its shares of AMS Common Stock in favor of the Merger. As of the Record Date, TCI and Nextel together beneficially owned approximately 46% of the outstanding shares of AMS Common Stock. In addition, as of the Record Date officers and directors of AMS owned 13,941 shares (or less than one percent) of the then outstanding shares of AMS Common Stock, and such officers and directors have indicated that they will vote such shares in favor of the Merger Proposal. See "THE MERGER -- Stockholder Voting Agreement."

     A copy of the Merger Agreement (with the indicated attachments thereto), is included as Appendix A to this Proxy Statement/Prospectus. Holders of shares of AMS Common Stock are urged to read this Proxy Statement/Prospectus, including Appendix A, in its entirety.

                             AVAILABLE INFORMATION

     Nextel is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Nextel has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the Proxy Statement of AMS with respect to the Merger Proposal and the Election of Directors Proposal and the Prospectus of Nextel with respect to the offering of the Nextel Common Stock. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the office of the Commission in Washington, D.C. without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

     Certain financial information relating to OneComm Corporation, a Delaware corporation ("OneComm"), and Dial Page, Inc., a Delaware corporation ("Dial Page") (including financial information relating to Transit Communications Corporation ("Transit") which was acquired by Dial Page), which has been obtained from certain periodic reports filed by OneComm and Dial Page with the Commission pursuant to the applicable requirements of the Exchange Act, is included herein by Nextel to comply with certain accounting rules and financial information requirements promulgated by the Commission. Although Nextel has entered into definitive agreements contemplating the merger of each of OneComm and Dial Page with and into Nextel, as a result of which Nextel will upon such respective mergers be deemed to be the successor by operation of law to OneComm and Dial Page, Nextel does not presently control OneComm or Dial Page. Accordingly, Nextel does not have the ability to verify the accuracy, completeness or correctness of such financial information relating to OneComm or Dial Page and can offer no assurances concerning any of such information, other than that it has been accurately reproduced from the relevant reports filed with the Commission under the Exchange Act by OneComm or Dial Page.

     All financial information contained in this Proxy Statement/Prospectus concerning the Motorola SMR Business (as defined herein) has been obtained from Motorola, Inc., a Delaware corporation ("Motorola"), and is included herein by Nextel to comply with certain accounting rules and financial information requirements promulgated by the Commission. Although Nextel contemplates that it will in the future acquire the Motorola SMR Business upon consummation of the Motorola Transaction (as defined herein), Nextel does not presently control such business operations. Accordingly, Nextel does not have the ability to verify the accuracy, completeness or correctness of such financial information concerning the Motorola SMR Business and can offer no assurances concerning any of such information, other than that it has been accurately reproduced from financial information made available to Nextel by Motorola.

     Subject to the foregoing, all information contained in this Proxy Statement/Prospectus concerning AMS has been supplied by AMS and all other information has been supplied by Nextel. References to AMS and Nextel in this Proxy Statement/Prospectus mean the respective corporations and their respective consolidated subsidiaries, except as the context may otherwise indicate.


     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEXTEL, AMS OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO

WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS OR THE AFFAIRS OF NEXTEL OR AMS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST DIRECTED TO NEXTEL COMMUNICATIONS, INC., 201 ROUTE 17 NORTH, RUTHERFORD, NJ 07070, ATTENTION: ELIZABETH G. LONG, SECRETARY, TELEPHONE: (201) 438-1400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUESTS SHOULD BE MADE BY JULY 21, 1995.


     The information in the following documents filed by Nextel with the Commission (File No. 0-19656) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement/Prospectus: (i) Transition Report on Form 10-K for the transition period from April 1, 1994 to December 31, 1994 filed with the Commission on March 27, 1995, as amended by Form 10-K/A filed with the Commission on May 1, 1995 and as further amended by Form 10-K/A2, filed with the Commission on May 31, 1995; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 filed with the Commission on May 15, 1995; (iii) Current Reports on Form 8-K for events, (a) dated January 10, 1995 and filed with the Commission on January 10, 1995; (b) dated January 31, 1995 and filed with the Commission on February 1, 1995; (c) dated February 12, 1995 and filed with the Commission on February 14, 1995; (d) dated February 17, 1995 and filed with the Commission on March 2, 1995; (e) dated April 3, 1995 and filed with the Commission on April 11, 1995; (f) dated April 4, 1995 and filed with the Commission on April 11, 1995; (g) dated April 25, 1995 and filed with the Commission on May 2, 1995; (h) dated May 12, 1995 and filed with the Commission on May 22, 1995; and (i) dated June 7, 1995 and filed with the Commission on June 8, 1995; and (iv) the Registration Statement on Form S-1 of Nextel, as amended, dated as of January 27, 1992 (No. 33-43415), with respect to the information contained under the heading "Description of Capital Stock" which was incorporated by reference into the Registration Statement on Form 8-A of Nextel, dated as of January 16, 1992.

     All documents filed by Nextel pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     The information relating to Nextel contained in this Proxy
Statement/Prospectus should be read together with the information in the documents incorporated by reference.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................    4
TABLE OF CONTENTS.....................................................................    5
SUMMARY...............................................................................    8
  A. INTRODUCTION.....................................................................    8
  B. THE PARTIES TO THE MERGER........................................................    9
  C. THE SPECIAL MEETING..............................................................   19
  D. THE MERGER.......................................................................   20
  E. ELECTION OF DIRECTORS OF AMS.....................................................   27
  F. COMPARATIVE PER SHARE DATA.......................................................   28
  G. HISTORICAL TRADING INFORMATION OF NEXTEL AND AMS
      COMMON STOCK....................................................................   29
RISK FACTORS..........................................................................   30
  History of and Future Expectations of Losses and Negative Cash Flow.................   30
  Uncertainty of Pending Transactions.................................................   31
  Risks of Implementation of Digital Mobile Networks..................................   31
  Implementation of Digital Mobile Networks Subject to Risks of
     Developing Technology............................................................   33
  Nextel to Require Financing.........................................................   35
  Risks of a Holding Company Structure................................................   40
  Success of Digital Mobile Networks Is Dependent on the Ability of
     Nextel to Compete................................................................   41
  Reliance on One Principal Supplier in Implementation of Digital
     Mobile Networks..................................................................   43
  Nextel's Prospects Are Dependent on Key Personnel...................................   44
  Nextel's Prospects Are Dependent on Governmental Regulation.........................   44
  Nextel's Assets Primarily Consist of Intangible FCC Licenses........................   47
  Nextel Susceptible to Control by Significant Stockholders...........................   47
  Potential Dilution from Pending Transactions........................................   49
  Shares Eligible for Future Sale.....................................................   50
  Dividend Policy Limits Expectation of Future Dividends..............................   50
  Potential Conflict of Interest Relationship With Motorola May Affect
     Prospects of Nextel..............................................................   51
  Concerns About Mobile Communications Health Risk May Affect
     Prospects of Nextel..............................................................   52
NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
  SELECTED FINANCIAL DATA.............................................................   53
NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS................................................................   56
NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED FINANCIAL STATEMENTS MANAGEMENT'S
  DISCUSSION AND ANALYSIS.............................................................   68
  Results of Operations...............................................................   68
  Liquidity and Capital Resources.....................................................   69
THE SPECIAL MEETING...................................................................   71
  Time and Place; Purpose.............................................................   71
  Votes Required for Approval; Quorum.................................................   71

                                                                                        PAGE
                                                                                        ----


  Proxies and Effects of Abstentions..................................................   71
  Representative from Accounting Firm.................................................   72
THE MERGER............................................................................   72
  Background of the Merger............................................................   72
  Reasons of Nextel for Engaging in the Merger........................................   92
  Recommendation of the AMS Board; Reasons of AMS for Engaging in the Merger..........   93
  Fairness Opinion....................................................................   95
  Compliance with Indentures..........................................................   99
  Anti-Dilutive Purchase Rights.......................................................  103
  Stockholder Voting Agreement........................................................  105
  Interests of Certain Persons in the Merger..........................................  105
  No Dissenters' Right of Appraisal...................................................  105
  Accounting Treatment................................................................  106
  Certain Federal Income Tax Consequences.............................................  106
THE MERGER AGREEMENT..................................................................  107
  General; Effective Time.............................................................  107
  Consideration to be Received in the Merger..........................................  107
  Options and Warrants................................................................  108
  Exchange of Certificates............................................................  108
  Restrictions on Transferability.....................................................  109
  Conditions to the Merger............................................................  109
  Regulatory Approvals................................................................  110
  Certain Covenants...................................................................  111
  Indemnification of Directors and Officers of AMS....................................  112
  Termination.........................................................................  112
  Expenses............................................................................  113
COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF NEXTEL COMMON STOCK AND AMS
  COMMON STOCK........................................................................  114
  Introduction........................................................................  114
  Authorized Capital..................................................................  114
  Board or Stockholder Approved Preferred Stock.......................................  115
  Proposed Terms of Nextel New Preferred Stock........................................  115
  Voting Rights.......................................................................  116
  Election of Board of Directors......................................................  117
  Special Meetings of Stockholders....................................................  119
  Stockholder Action by Written Consent...............................................  119
  Amendment of Certificate of Incorporation and By-Laws...............................  119
  Vote on Merger, Consolidation or Sale of Substantially All Assets...................  120
  Delaware Anti-Takeover Statute......................................................  120
  Preemptive Rights...................................................................  121
  Liability and Indemnification of Officers and Directors.............................  121
  Payment of Dividends................................................................  122
  Distributions Upon Liquidation......................................................  122
ELECTION OF DIRECTORS OF AMS..........................................................  122
BUSINESS OF AMS.......................................................................  124
  General.............................................................................  124
  Recent Material Acquisitions and Divestitures.......................................  124
  SMR Services........................................................................  125

                                                                                        PAGE
                                                                                        ----
  Community Repeater Service..........................................................  127
  Antenna Tower Operations............................................................  127
  Marketing...........................................................................  127
  Equipment...........................................................................  127
  Employees...........................................................................  128
  Government Regulation...............................................................  128
  Competition.........................................................................  131
  ESMR Digital Mobile Network Application.............................................  132
  Properties..........................................................................  133
  Legal Proceedings...................................................................  133
AMS COMMON STOCK HISTORICAL TRADING AND DIVIDEND
  INFORMATION.........................................................................  135
  Historical Trading Price of the AMS Common Stock....................................  135
  Dividend Information................................................................  135
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF AMS...................................................................  136
  Security Ownership of Certain Beneficial Owners.....................................  136
  Security Ownership of Directors and Management......................................  136
CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS.............  138
  Identification of Directors and Officers; Business Experience.......................  138
  Attendance of Directors at Meetings.................................................  139
  Executive Compensation..............................................................  140
  Compensation of Directors...........................................................  141
  Employment Arrangements.............................................................  141
  Committees of the AMS Board; Compensation Committee Interlocks and
     Insider Participation............................................................  142
  Report of the AMS Board on Executive Compensation...................................  142
  Performance Graph...................................................................  144
  Certain Relationships and Related Transactions......................................  144
  Compliance with Section 16(a) of the Securities Exchange Act of 1934................  146
AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY SELECTED
  FINANCIAL DATA......................................................................  147
AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................................  150
  Results of Operations...............................................................  150
  Liquidity and Capital Resources.....................................................  152
  Changes in and Disagreements with Accountants on Accounting and
     Financial Disclosure.............................................................  153
STOCKHOLDER PROPOSALS.................................................................  154
LEGAL MATTERS.........................................................................  154
EXPERTS...............................................................................  154
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1
APPENDICES:
  MERGER AGREEMENT....................................................................  A-1
  OPINION OF SALOMON BROTHERS INC.....................................................  B-1
  VOTING AGREEMENT....................................................................  C-1

                                    SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, and pro forma financial information included or incorporated by reference in this Proxy Statement/Prospectus, including the Appendices hereto. Holders of shares of AMS Common Stock are urged to read this Proxy Statement/Prospectus, including the Appendices hereto, in its entirety. References to a fiscal year when used with respect to Nextel, if ending on or prior to March 31, 1994, shall mean the fiscal year ending on March 31 of such year and if ending subsequent to March 31, 1994, shall mean the fiscal year ending on December 31 of such year, and when used with respect to AMS shall mean the fiscal year ending on June 30 of such year. Nextel has changed its fiscal year to a calendar year-end effective December 31, 1994, which has resulted in a nine-month transition period from April 1, 1994 through December 31, 1994.

     Nextel had been known as Fleet Call, Inc. prior to the approval of its change of name at the July 22, 1993 special meeting of stockholders of Nextel. Information contained herein gives effect to the merger of a subsidiary of Nextel with Dispatch Communications, Inc. ("DisCom") on July 22, 1993 (the "DisCom Merger"), the acquisition of approximately 1.5 million shares of Nextel Common Stock on April 4, 1994 (the "NTT Share Purchase") by Nippon Telegraph and Telephone Corporation (together with its subsidiary NTT America, Inc., "NTT"), the merger of a subsidiary of Nextel with PowerFone Holdings, Inc. ("PowerFone") on April 14, 1994 (the "PowerFone Merger"), the share exchange with Questar Corporation ("Questar"), the sole stockholder of Questar Telecom, Inc. ("QTI") and with the stockholders of Advanced MobilComm of Nevada, Inc., Advanced MobilComm of Southern California, Inc. and Advanced MobilComm of Colorado, Inc. (such three entities, collectively "AMI-West") on August 4, 1994 (the "Questar/AMI Share Exchange"), and the acquisition by Nextel of a minority equity interest in Clearnet Communications, Inc., formerly an Ontario corporation and currently a Canadian corporation ("Clearnet") on October 19, 1994 (the "Clearnet Transaction"), but does not, unless otherwise specified, include the acquisition of a minority interest in Corporacion Mobilcom S.A. de C.V. ("Mobilcom") or Nextel's pending transactions with Digital Radio, L.L.C., a limited liability company formed under the laws of the State of Washington (the "McCaw Investor") and Craig O. McCaw ("McCaw"), Motorola, OneComm, Dial Page and Comcast Corporation, a Pennsylvania corporation ("Comcast"). See "-- B. THE PARTIES TO THE MERGER -- Nextel -- Pending Transactions"; "-- Recent Developments" and "-- D. THE MERGER-- Anti-Dilutive Purchase Rights" below. Unless otherwise specified, information contained herein with respect to Nextel and AMS does not give effect to the Merger described herein.

                                A. INTRODUCTION

     This Proxy Statement/Prospectus relates to proposals that the holders of shares of AMS Common Stock will be asked to consider and vote upon at the Special Meeting. At the Special Meeting, holders of record of AMS Common Stock, as of the close of business on the Record Date, will consider and vote upon the Merger Proposal and the Election of Directors Proposal.

     The Merger Proposal calls for the approval and adoption of the Merger Agreement. The Merger Agreement provides for the merger of MCF with and into AMS, with AMS as the Surviving Corporation. In the Merger each outstanding share of AMS Common Stock (other than the Excluded Shares) will be converted into the right to receive (subject to certain possible adjustments) 0.62 of a share of Nextel Common Stock, and AMS will become a wholly owned subsidiary of Nextel. A maximum of 4,200,948 shares of Nextel Common Stock will become issuable in connection with the Merger. See "-- D. THE MERGER -- Effects of the Merger."

     The consummation of the Merger is conditioned upon the prior consummation of Nextel's pending transactions with the McCaw Investor and McCaw, and it is currently anticipated that the Merger will also occur subsequent to the consummation of Nextel's pending transaction with Motorola. For a summary of Nextel's pending transactions with the McCaw Investor and McCaw and with Motorola and certain related conditions to the consummation of the Merger, see "-- B. THE PARTIES TO THE MERGER -- Nextel -- Pending Transactions" and
"-- D. THE MERGER -- Conditions to the Merger."

     The McCaw Transaction (as defined herein) contemplates, among other things, the creation of certain new classes of preferred stock of Nextel and the issuance to the McCaw Investor of units including shares of such preferred stock (which would be convertible into, in the aggregate, approximately 24,500,000 shares of Nextel Common Stock) and options exercisable by the McCaw Investor to acquire an aggregate of 35,000,000 shares of Nextel Common Stock. The McCaw Transaction also would involve the implementation of several related changes to the authorized capital structure of Nextel set forth in its Certificate of Incorporation and to the By-laws of Nextel (as amended, the "Nextel Charter" and "Nextel By-laws", respectively) needed both to accommodate the contemplated issuances of securities to the McCaw Investor described above and to implement certain procedures and mechanisms relating to the corporate governance of Nextel pursuant to which the McCaw Investor, or other persons or entities controlled by McCaw, would be able to exert significant influence over a number of areas that are believed to be central to Nextel's future operating plans and strategic direction.

     The Motorola Transaction (as defined herein) contemplates, among other things, the merger of Nextel with and into ESMR, Inc., a Delaware corporation and currently a wholly owned subsidiary of Motorola, with ESMR, Inc., as the surviving corporation of the merger with Nextel, renamed Nextel Communications, Inc. (such surviving corporation sometimes referred to herein as "New Nextel") and the conversion of each share of Nextel Common Stock outstanding at the time of such merger (including up to 59,500,000 shares of Nextel Common Stock effectively issued to Motorola in connection therewith) into one share of common stock of New Nextel.

     Unless otherwise specified or the context otherwise requires, references to Nextel herein shall be deemed to constitute references to New Nextel, as successor to Nextel, and references to Nextel Common Stock shall be deemed to constitute references to the common stock of New Nextel, as appropriate, in each case at all times following the consummation of the Motorola Transaction. The common stock of New Nextel will have identical rights, powers, designations and preferences, and limitations thereon, to the Nextel Common Stock. Additionally, references to Nextel and such deemed references to New Nextel also shall assume the implementation of the changes to Nextel's authorized capital structure, board composition and related corporate governance procedures contemplated to be effected in connection with the McCaw Transaction, in each case at all times following the completion of the McCaw Transaction.

     The Election of Directors Proposal calls for the reelection of two directors, Gary S. Howard and William L. Wedum, for a term expiring upon the consummation of the Merger or, if the Merger is not consummated, until their successors are duly elected and qualified or such persons resign or are removed. See "-- E. ELECTION OF DIRECTORS OF AMS."

                         B.  THE PARTIES TO THE MERGER

NEXTEL

  Business Description

     Nextel's business consists almost exclusively of providing wireless communications services to its customers utilizing Specialized Mobile Radio ("SMR") frequencies licensed to its subsidiaries by the Federal Communications Commission ("FCC"). Nextel is the leading provider of SMR wireless communications services in more than 25 states, including 44 of the top 50 metropolitan areas in the United States, providing service as of March 31, 1995 to approximately 318,000 analog SMR units and approximately 22,600 units utilizing Nextel's Digital Mobile networks (as defined below). Nextel's operating revenues primarily arise from two-way radio dispatch and mobile telephone service provided on frequencies licensed to its subsidiaries by the FCC and, to a lesser extent, from sales and maintenance of related equipment. Nextel's business plans and efforts are to a large extent directed toward replacing the traditional analog SMR systems that it currently operates with advanced mobile communications systems employing digital technology with a multi-site configuration designed to permit frequency re-use ("Digital Mobile networks"). Nextel is implementing its Digital Mobile networks utilizing digital technology developed by Motorola (now referred to as the "Integrated Dispatch Enhanced Network" or "iDEN" and previously known as the "Motorola Integrated

Radio System" or "MIRS"). As of March 31, 1995, Nextel's Digital Mobile networks were operating throughout most of California and in the greater metropolitan areas of New York City and Chicago. In addition, as of such date, Nextel had Digital Mobile networks under construction in several other market areas, including Las Vegas, Reno, Detroit, the mid-Atlantic and New England, and in the design and implementation stages in Ohio, western New York State, Pennsylvania, Texas and Florida.

     The address and telephone number of the principal executive offices of Nextel are 201 Route 17 North, Rutherford, New Jersey 07070, (201) 438-1400.

  Pending Transactions

     In addition to the Merger, Nextel has announced a number of significant pending transactions in connection with the proposed expansion of its service areas and development of its Digital Mobile networks throughout the United States and elsewhere in North America. A brief summary of each of such transactions is set forth below.

     The statements describing Nextel's pending transactions set forth below are summaries of the relevant provisions of certain of the definitive agreements with respect to each such transaction and do not purport to be complete. Each of such definitive agreements described below has been previously filed with the Commission by Nextel.

     McCaw Transaction. Nextel, the McCaw Investor and McCaw have entered into a Securities Purchase Agreement dated as of April 4, 1995 (the "McCaw Securities Purchase Agreement") which contemplates one completed and a number of potential equity investments by the McCaw Investor in several types of Nextel securities and certain related agreements and transactions (collectively, the "McCaw Transaction"). In the McCaw Securities Purchase Agreement and in certain other related agreements and documents, Nextel, the McCaw Investor and McCaw have established the terms and conditions on which, among other matters, (i) the McCaw Investor purchased on April 5, 1995, 1,220,000 shares of Nextel Common Stock (the "McCaw Initial Shares") for an aggregate purchase price of $14,945,000; and (ii) at a subsequent closing, the McCaw Investor would purchase from Nextel, for an aggregate purchase price of $300,000,000, an aggregate of 8,163,265 units (the "McCaw Units") consisting of a total of (a) 8,163,265 shares of a newly created Class A Preferred Stock (as defined herein, see "COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF NEXTEL COMMON STOCK AND AMS COMMON STOCK -- Proposed Terms of Nextel New Preferred Stock" for a more complete discussion of the terms and preferences of such class of preferred stock); (b) 82 shares of a newly created Class B Preferred Stock (as defined herein, see "COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF NEXTEL COMMON STOCK AND AMS COMMON STOCK -- Proposed Terms of Nextel New Preferred Stock" for a more complete discussion of the terms and preferences of such class of preferred stock); and (c) three separate options (the "McCaw Options"), exercisable for periods of two, four and six years, respectively, from the closing of the purchase of the McCaw Units, to acquire an aggregate of up to 35,000,000 shares of Nextel Common Stock at exercise prices ranging from $15.50 to $21.50 per share. Such shares of Class A Preferred Stock and Class B Preferred Stock will be convertible into an aggregate of approximately 24,500,000 shares of Nextel Common Stock. Additionally, in connection with such potential equity investments, Nextel, the McCaw Investor and McCaw reached agreement on a number of matters relating to the ownership, acquisition and disposition of the Class A Preferred Stock and the Class B Preferred Stock, including without limitation, the granting of registration and anti-dilutive rights to the McCaw Investor and certain affiliates, limitations on investments by the McCaw Investor and its affiliates in excess of approximately 45% of the voting securities of Nextel, and certain transfer restrictions applicable to the shares of Nextel capital stock held by the McCaw Investor and certain affiliates. Nextel currently is soliciting the requisite approval of its stockholders in connection with the McCaw Transaction and has distributed a proxy statement/prospectus dated June 7, 1995 in connection therewith. Nextel currently anticipates that such stockholder vote will be taken at a stockholders' meeting for that purpose, which meeting is presently scheduled to be held on July 7, 1995. Finally, in connection with the execution of the McCaw Securities Purchase Agreement, the McCaw Investor and Motorola reached agreement on the terms of a purchase by the McCaw Investor of 4,000,000 shares of Nextel Common Stock from Motorola (which purchase is subject to the closing of the McCaw

Transaction and to the closing of the Motorola Transaction) and, subject to certain conditions, the grant by Motorola to McCaw of options to purchase up to an additional 9,000,000 shares of Nextel Common Stock held by Motorola. See
"-- Motorola Transaction."

     Nextel, the McCaw Investor and McCaw also reached agreement on matters relating to the governance of Nextel associated with such potential investments including, without limitation, the immediate designation by the McCaw Investor of one director, Mr. Scot Jarvis, to the Nextel Board of Directors (the "Nextel Board") upon the execution of the McCaw Securities Purchase Agreement and, upon closing of the McCaw Transaction, the designation and election of additional representatives of the McCaw Investor representing, together with such initial designee, 25% of the Nextel Board (which is currently anticipated by Nextel to result in a total of four such designees) and the creation of a five-member Operations Committee of the Nextel Board, of which three members will be selected from the McCaw Investor's representatives on the Nextel Board. The Operations Committee will have the authority to formulate key aspects of Nextel's business strategy, including decisions relating to the technology used by Nextel, acquisitions, operating and capital budgets, marketing and strategic plans, approval of financing plans and endorsement of nominees to the Nextel Board and committees thereof as well as nomination and oversight of certain executive officers. The Nextel Board, by a majority vote, may override actions taken or proposed by the Operations Committee although doing so would give rise to a $25,000,000 liquidated damages payment to the McCaw Investor, the commencement of accrual of a 12% dividend payable on the stated value of all outstanding shares of Class A Preferred Stock (initially an aggregate of approximately $300,000,000) and the immediate vesting of the options (the "Incentive Options") granted pursuant to the McCaw Incentive Option Agreement (as defined below). However, the Nextel Board, by a defined super-majority vote, retains the power to override actions taken or proposed by the Operations Committee without triggering the obligation to make a liquidated damages payment, the commencement of dividend accruals with respect to the Class A Preferred Stock or to accelerate the vesting of the Incentive Options. In addition, the Nextel Board also may act to terminate the Operations Committee, although such action by the Nextel Board would, in each case in certain circumstances, result in the obligation to make such a liquidated damages payment, the commencement of such dividend accrual and the accelerated vesting of the Incentive Options. The definitive transaction documents also delineate a number of circumstances, chiefly involving or resulting from certain events with respect to the McCaw Investor or McCaw, in which the Operations Committee could be terminated but such liquidated damages payment, dividend accrual and vesting of Incentive Options would not be required. The shares of Class A Preferred Stock are redeemable at Nextel's option, and the shares of Class B Preferred Stock are mandatorily convertible, in the event of a change of control of Nextel (as defined in the terms of such preferred stock). Further, the McCaw Investor has agreed that, subject to certain limited exceptions (including an investment by McCaw of not more than 3% of the outstanding common stock of AT&T Corp. ("AT&T")), until the later of (i) five years after the purchase of the McCaw Units or (ii) one year after the termination of the Operations Committee, neither it nor its controlled affiliates will participate in other two-way terrestrial-based mobile wireless communications systems unless such opportunities first have been presented to and rejected by Nextel in accordance with the provisions of the McCaw Securities Purchase Agreement.

     Pursuant to an amendment, dated as of April 4, 1995, to the Motorola Agreement (as defined herein) (the "Motorola Agreement Amendment") entered into by Nextel and Motorola in connection with the McCaw Securities Purchase Agreement, Motorola has agreed to support the decisions and recommendations of the Operations Committee and to vote the shares of Nextel Common Stock held by it accordingly, subject to (i) the right of any Motorola-designated members of the Nextel Board to vote in a manner consistent with their fiduciary duties, and
(ii) the right of Motorola to vote its shares as it determines necessary with respect to issues that conflict with Motorola's corporate ethics or that present conflicts of interest, or in order to protect the value or marketability of the shares of Nextel Common Stock held by it.

     Concurrently with the execution of the McCaw Securities Purchase Agreement, Nextel entered into a Management Support Agreement (the "Support Agreement") with Eagle River, Inc. ("Eagle River"), an affiliate of the McCaw Investor which also is controlled by McCaw, pursuant to which Eagle River will provide management and consulting services to Nextel, the Nextel Board and the Operations Committee from time to time as requested. In consideration of the services to be provided to Nextel under the Support Agreement, Nextel entered into an Incentive Option Agreement (the "McCaw Incentive Option Agreement") concurrent with the execution of the McCaw Securities Purchase Agreement granting to Eagle River the Incentive Options which consist of options to purchase an aggregate of 1,000,000 shares of Nextel Common Stock at an exercise price of $12.25 per share, with such Incentive Options vesting over a five-year period from the date thereof.

     If the Nextel stockholders fail to approve the transactions contemplated by the McCaw Securities Purchase Agreement, or if the Nextel Board withdraws its recommendation that stockholders give such approval, and within a year of either such event, Nextel announces an alternative private equity financing transaction at a price higher than the price proposed to be paid by the McCaw Investor, then Nextel shall pay to the McCaw Investor a fee of 2% of the cash consideration received by Nextel in such alternative transaction, up to a maximum of $25,000,000, such payment to be made over a period of up to two years following the closing of such alternative private equity financing, and also shall permit the McCaw Investor to purchase at any time within 30 days of the first payment of the fee described above for cash, at a price of $12.25 per share, 2,500,000 shares of Nextel Common Stock.

     Consummation of the transactions contemplated by the McCaw Securities Purchase Agreement is subject to consummation of the proposed merger of Nextel with and into ESMR, Inc. pursuant to the pending transactions with Motorola described below.

     Motorola Transaction. On August 4, 1994, Nextel executed a definitive agreement to effect a tax-free transaction with Motorola (as amended, the "Motorola Agreement"), whereby Nextel or an affiliate would effectively acquire all of Motorola's 800 MHz SMR licenses including (i) 800 MHz licenses and related assets owned or managed by Motorola throughout specified Nextel market areas (the "Motorola Nextel Territories"), (ii) 800 MHz licenses and related assets owned or managed by Motorola throughout specified OneComm market areas (the "Motorola OneComm Territories"), and (iii) 800 MHz licenses and related assets owned or managed by Motorola throughout specified Dial Page market areas (the "Motorola Dial Page Territories," and collectively with the Motorola Nextel Territories and the Motorola OneComm Territories, the "Motorola SMR Business"), all in exchange for up to 59,500,000 shares of Nextel Common Stock (the "Motorola Transaction"). Other features of such pending transaction include the grant of certain anti-dilution rights with respect to the Nextel Common Stock. Also, in connection with the Motorola Transaction, Nextel entered into an agreement for the purchase of Motorola infrastructure equipment for certain of Nextel's Digital Mobile networks, and Motorola committed to provide up to an additional $260,000,000 in new vendor financing for certain existing Nextel subsidiaries and following consummation of the Motorola Transaction and the proposed merger of OneComm with and into Nextel, $165,000,000 in new vendor financing for a to-be-acquired OneComm subsidiary. The transaction agreements also include certain provisions concerning Nextel's choice of technology deployment, the licensing of additional equipment manufacturers, and the selection of strategic equity investors. The Motorola Agreement also contemplated the transactions involving Motorola Canada Limited ("Motorola Canada") and Clearnet, including the purchase by Nextel of a portion of Motorola Canada's equity interest in Clearnet in exchange for 2,500,000 shares of Nextel Common Stock. All of such transactions involving Clearnet and Motorola Canada were consummated effective as of October 19, 1994, with the result that Nextel acquired and now owns an approximate 27.3% equity interest (representing approximately a 1.6% voting interest) in Clearnet, and Motorola, through Motorola Canada, holds 2,500,000 shares of Nextel Common Stock. The balance of the transactions involving Motorola are still pending and are subject to a number of conditions. In addition, Nextel's acquisition of the Motorola OneComm Territories is subject to completion of the proposed merger of OneComm with and into Nextel, or the waiver of such condition by Motorola. Nextel currently is soliciting the requisite approval of its stockholders in connection with the Motorola Transaction and has distributed a proxy statement/prospectus dated June 7, 1995 in connection therewith. Nextel currently anticipates that such stockholder vote will be taken at a stockholders' meeting for that purpose, which meeting is presently scheduled to be held on July 7, 1995.

     In connection with the McCaw Securities Purchase Agreement, Nextel and Motorola entered into the Motorola Agreement Amendment, pursuant to which Motorola has agreed, among other matters, to waive its right under the Motorola Agreement to require either Nextel or the McCaw Investor to purchase a portion of the shares of Nextel Common Stock acquired by Motorola upon the consummation of the Motorola Transaction in connection with the transactions contemplated by the McCaw Securities Purchase Agreement and to suspend its anti-dilutive rights with regard to all currently proposed issuances of Nextel equity securities prior to the closing of the McCaw Transaction, subject to the reinstatement of such right in certain circumstances, and the termination of such right upon closing of the McCaw Transaction. See "THE
MERGER -- Anti-Dilutive Purchase Rights." Additionally, under the terms of the Motorola Agreement Amendment, Motorola has agreed to support the decisions and recommendations of the Operations Committee (as described above under "-- McCaw Transaction") and to vote the shares of Nextel Common Stock held by it accordingly, subject to (i) the right of any Motorola-designated Nextel directors to vote in a manner consistent with their fiduciary duties and (ii) the right of Motorola to vote its shares as it determines necessary with respect to issues that conflict with Motorola's corporate ethics or that present conflicts of interest, or in order to protect the value or marketability of the shares of Nextel Common Stock held by it. Motorola has also agreed to vote any shares of Nextel Common Stock currently held by it in favor of the McCaw Transaction. Assuming consummation of the McCaw Transaction, Motorola will be entitled to nominate a total of two directors to the Nextel Board.

     Additionally, in connection with the McCaw Transaction, Nextel submitted certain purchase orders for Motorola-manufactured Digital Mobile network system infrastructure equipment and confirmed its anticipated infrastructure equipment purchase commitments for calendar year 1995 and Nextel and Motorola entered into a second amendment to their existing equipment purchase agreements as amended and proposed to be amended (the "Second Equipment Agreement Amendment") under which, among other things (i) Motorola has agreed to use its best efforts to develop significant improvements in audio quality for mobile telephone interconnect service which will incorporate a higher-rate voice encoder and will necessitate a reduction in the number of time slots per channel used for such service ("Reconfigured iDEN"), (ii) Motorola has agreed to more favorable infrastructure and subscriber unit pricing for Nextel, (iii) Motorola has agreed to certain performance benchmarks both for existing iDEN and Reconfigured iDEN in the areas of voice quality, delay and system access and reliability which, if not met, will result in credits by Motorola against Nextel's invoiced costs with respect to equipment shipments, (iv) Nextel has agreed to purchase and implement Reconfigured iDEN when and as it is made available by Motorola, (v) Motorola will negotiate to enter into licenses with at least one alternative manufacturer of infrastructure equipment to permit the manufacture and sale of iDEN compatible infrastructure equipment, (vi) Nextel has agreed, until August 4, 1999 and subject to certain conditions, to purchase from Motorola at least 50% of the base radios it purchases in any calendar year, and (vii) Nextel has agreed to certain limitations on changing the technology deployed on its SMR channels, including an agreement not to effect such a change prior to October 1, 1997 without Motorola's consent.

     Assuming the consummation of the McCaw Transaction, the Second Equipment Agreement Amendment would limit Nextel's ability, prior to October 1, 1997 without Motorola's consent, to deploy a "Switch in Technology" which, under the Second Equipment Agreement Amendment, is redefined to mean a decision by Nextel before August 4, 1999 to install and use digital radio frequency technology as an alternate to iDEN or Reconfigured iDEN on more than 25% of its SMR channels in the 806-824 MHz band in one or more of its top 20 markets or the utilization by Nextel of any of its SMR channels for voice interconnect on certain U.S. cellular and/or personal communications services ("PCS") radio telephony standards. After October 1, 1997, Nextel may not implement such a Switch in Technology unless (i) Nextel determines that the iDEN or Reconfigured iDEN equipment fails to meet certain performance specifications established in the Second Equipment Agreement Amendment, which failure materially adversely affects the commercial viability of the technology to provide reliable services as intended by Motorola and Nextel, and Motorola does not cure such failure within six months after receiving notice thereof, or (ii) Nextel or the McCaw Investor offers to acquire the remainder of Motorola's shares of Nextel Common Stock at a per share price of at least 110% of the average of the closing prices of the Nextel Common Stock over the 30 trading days immediately preceding the public announcement by Nextel of the decision to implement such a Switch in Technology. In either case, if Motorola manufactures (or elects to manufacture) the alternate technology Nextel elects to deploy, Nextel must purchase 50% of its infrastructure requirements and 25% of its subscriber equipment requirements from

Motorola for three years, provided such equipment is competitive in price and performance to the equipment utilizing or incorporating such alternate technology then offered by other manufacturers. In addition, under certain circumstances, if following such a Switch in Technology Nextel fails to maintain in place the installed base of iDEN infrastructure equipment, the equipment finance loans outstanding from Motorola to Nextel shall become due and payable, pro rata, to the amount of iDEN infrastructure equipment removed or replaced.

     Pursuant to the Second Equipment Agreement Amendment, Motorola's agreement to develop Reconfigured iDEN is effective immediately, but will terminate if the McCaw Transaction is not consummated. Other aspects of the Second Equipment Agreement Amendment, such as the revised pricing terms and performance benchmarks and the revised provisions regarding a Switch in Technology, will not be effective unless and until the McCaw Transaction is consummated, except as has been agreed by Nextel and Motorola with respect to pricing of certain equipment orders in 1995.


     On April 4, 1995, the McCaw Investor and Motorola entered into a Stock Purchase Agreement (the "Motorola/McCaw Stock Purchase Agreement") pursuant to which Motorola has agreed, following consummation of the Motorola Transaction and simultaneously with the closing of the McCaw Transaction, to sell to the McCaw Investor 4,000,000 shares of Nextel Common Stock at $12.25 per share and to grant to the McCaw Investor certain options (the "McCaw Investor/Motorola Options") to purchase up to an additional 9,000,000 shares of Nextel Common Stock from Motorola over a six-year period. Motorola presently owns 2,500,000 shares of Nextel Common Stock. However, because the closing of the Motorola Transaction is expected to occur prior to or substantially concurrently with the closing of the McCaw Transaction, Motorola will own a sufficient number of shares of Nextel Common Stock to satisfy its commitments to the McCaw Investor under the Motorola Stock Purchase Agreement. The McCaw Investor/Motorola Options will be exercisable for up to 2,000,000 shares of Nextel Common Stock at $15.50 per share during the 30-day period following the second anniversary of the closing of the Motorola Transaction (the "Motorola First Tranche"), up to an additional 2,000,000 shares at $18.50 per share during the 30-day period following the fourth anniversary of the closing of the Motorola Transaction (the "Motorola Second Tranche"), and up to 5,000,000 shares at $21.50 per share during the 30-day period following the sixth anniversary of the closing of the Motorola Transaction (the "Motorola Third Tranche"). In the event the Motorola First Tranche is not fully exercised, the number of shares purchasable in the Motorola Second Tranche will be reduced on a share-for-share basis. In the event the Motorola Second Tranche is exercised for less than 5,000,000 shares, the number of shares purchasable in the Motorola Third Tranche will be reduced to the number of shares in the Motorola Second Tranche actually purchased. In addition, subject to consummation of the McCaw Transaction and subject to certain additional conditions, Motorola has agreed to grant to the McCaw Investor a right of first offer or a right of first refusal to purchase shares of Nextel Common Stock that will be owned by Motorola.


     The closing of the transactions contemplated by the Motorola/McCaw Stock Purchase Agreement is subject to consummation of the Motorola Transaction and the purchase of the McCaw Units and receipt of all necessary governmental and regulatory approvals, including required approvals under the Hart-Scott-Rodino Antitrust Act of 1976, as amended (the "H-S-R Act").

     OneComm Transaction. On July 13, 1994, Nextel executed a definitive agreement with OneComm (the "OneComm Merger Agreement") pursuant to which OneComm would merge with and into Nextel, with Nextel continuing as the surviving corporation, and the existing stockholders of OneComm would receive shares of Nextel Common Stock (the "OneComm Transaction"). OneComm, together with its operating subsidiaries, using SMR frequencies licensed to them by the FCC, provides wireless communications services to its customers in five large geographic regions in the United States: the Rocky Mountain area, the Pacific Northwest area, the Midwest area, the North Central area and the Ohio Valley area. OneComm has announced that it has commenced initial commercial operation of Digital Mobile networks using iDEN digital technology in Denver and along the front range of the Rocky Mountains in Colorado, and in the Pacific Northwest, including Seattle and Portland and along the "Interstate 5" corridor connecting these two cities, and in St. Louis, Kansas City, Topeka, Wichita, Tulsa and Oklahoma City. In the OneComm Transaction, up to approximately 22,550,000 shares, or rights to acquire shares, of Nextel Common Stock would be issued in exchange for all of the shares, or rights to acquire shares, of common stock of OneComm issued and outstanding at the time of the consummation of the OneComm Transaction (subject to certain adjustments). Such rights to acquire common stock of OneComm include options outstanding under OneComm's stock option plan, which would be assumed by Nextel with such options, after certain modifications and adjustments, being exercisable for Nextel Common Stock. Also pursuant to the OneComm Merger Agreement, OneComm would be entitled to designate one individual to be appointed to the Nextel Board upon consummation of the OneComm Transaction. As a result of the OneComm Transaction, Nextel will succeed by operation of law to all of the assets and liabilities of OneComm, including OneComm's obligations with respect to its outstanding senior redeemable discount notes and the indenture (the "OneComm Indenture") relating thereto. Nextel and OneComm each currently are soliciting the requisite approval of its respective stockholders in connection with the OneComm Transaction and together have distributed a joint proxy statement/prospectus dated June 7, 1995 in connection therewith. Nextel currently anticipates that such stockholder votes will be taken at meetings of Nextel's and OneComm's stockholders for that purpose, which meetings are presently scheduled to be held on July 7, 1995.

     Dial Page Transaction. On February 17, 1995, Nextel and Dial Page executed an Agreement of Merger and Plan of Reorganization (the "Dial Page Agreement"), which contemplates a tax-free merger of Dial Page with and into Nextel (the "Dial Page Transaction") and the sale of Dial Page's paging business. Dial Page's assets include 800 MHz SMR and paging licenses owned or managed by Dial Page. Dial Page operates SMR and paging systems in the southern United States. Dial Page has announced that it is in the process of constructing a Digital Mobile network in its markets. Upon consummation of the Dial Page Transaction, Nextel currently estimates that it would issue up to approximately 26,400,000 shares (or rights to acquire shares) of Nextel Common Stock to Dial Page stockholders in exchange for shares (or rights to acquire shares) of Dial Page common stock representing an exchange ratio of 1.0704 shares of Nextel Common Stock for each share of Dial Page common stock. Also as a result of the Dial Page Transaction, Nextel will succeed by operation of law to all of the assets and liabilities of Dial Page (subject to the sale of Dial Page's paging business), including Dial Call's obligations with respect to the two classes of outstanding senior redeemable discount notes issued by Dial Call Communications, Inc., a wholly owned subsidiary of Dial Page ("Dial Call"), pursuant to the indentures (the "Dial Call Indentures") relating thereto. The number of shares of Nextel Common Stock issuable in the Dial Page Transaction and the exchange ratio are subject to adjustment in certain circumstances, all as more fully described in the Dial Page Agreement.

     The aggregate number of shares of Nextel Common Stock issuable in the Dial Page Transaction may be increased in certain circumstances by approximately 10,000,000 shares as a result of (i) certain issuances of options to Dial Page employees, (ii) certain issuances of shares of Dial Page common stock by Dial Page in order to finance its operations, (iii) the issuance of shares of Dial Page common stock in connection with acquisitions of SMR assets in specified areas, and (iv) the issuance of shares of Dial Page common stock, with the approval of Nextel, in connection with obtaining any required consents from the holders of notes issued pursuant to the Dial Call Indentures. The exchange ratio is subject to adjustment in the event that new Dial Page securities are issued in certain dilutive issuances.

     The Dial Page Agreement is subject to termination in certain circumstances, including by either party if the Dial Page Transaction is not consummated by September 30, 1995 (subject to extension as provided therein). If the Dial Page Agreement is terminated, except by reason of breach by Dial Page, Dial Page would have a one-time right exercisable within one year after such termination to sell to Nextel all of its granted and pending SMR channels in the core markets of certain cities in Florida and Texas (provided that Dial Page satisfied certain specified channel targets), which could be purchased at the option of Nextel, for cash or Nextel Common Stock.

     General. There are significant conditions remaining to be satisfied with respect to each of the above described pending transactions, including, (i) in the case of the McCaw Transaction, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction, receipt of approvals from governmental entities and other third parties, (ii) in the case of the OneComm Transaction and the Dial Page Transaction, the approval by such companies' stockholders, and (iii) in the case of the McCaw Transaction, the Motorola Transaction, the One Comm Transaction and the Dial Page Transaction, approval by Nextel's stockholders. In addition, as described in "THE MERGER -- Compliance with Indentures," because the Debt incurrence requirements contained in Nextel's indentures for its senior redeemable discount notes due 2003 and 2004, respectively (collectively, the "Nextel Indentures", and collectively with the OneComm Indenture and the Dial Call Indentures, the "Indentures") and, as appropriate, in the OneComm Indentures and the Dial Call Indentures will apply to each of the Merger, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction, compliance with such requirements would need to be demonstrated or consents and/or waivers of the holders of the relevant notes outstanding thereunder would need to be obtained, such that consummation of such transactions would be permitted under the applicable Indentures. As described in "THE MERGER -- Compliance with Indentures," the obligations of the McCaw Investor to complete the McCaw Transaction are conditioned upon Nextel's receipt of consents and waivers, on terms reasonably satisfactory to the McCaw Investor, from holders of notes issued pursuant to the Nextel Indentures necessary to permit the closing of the Merger, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction. For further information regarding Nextel's efforts to obtain such consents and waivers see "-- D. THE
MERGER -- Compliance with Indentures."

     There can be no assurance that any of such pending transactions will be consummated or, if any of such pending transactions are consummated, that the terms thereof will be as described above and as presently contemplated. There also can be no assurance that any consent or waiver that may be required to be obtained to close any one or more of such pending transactions will be obtained, or that the costs and/or conditions associated with obtaining any such consent or waiver will not have adverse effects on Nextel or Nextel's ability to consummate any of such pending transactions. See "RISK FACTORS -- Uncertainty of Pending Transactions" and "THE MERGER -- Compliance with Indentures."

  Recent Developments

     Investment in Mobilcom. On March 2, 1995, Nextel announced that it had closed its share purchase and subscription agreement with Mobilcom, a Mexican SMR operator, pursuant to which Nextel Investment Company, a wholly owned subsidiary of Nextel ("NIC"), acquired a 16.5% minority interest in Mobilcom (the "Mobilcom Transaction"). The Mobilcom Transaction reflects the renegotiation of the terms associated with a previously contemplated transaction involving Nextel, NIC, Mobilcom and certain stockholders of Mobilcom, which was initially announced in October 1994. Pursuant to the Mobilcom Transaction, NIC purchased newly issued shares comprising 16.5% of the shares of capital stock of Mobilcom (calculated after issuance of such shares) for $10,000,000 plus the conversion of an aggregate of $42,500,000 in principal amount of notes representing funds advanced to Mobilcom in June and October 1994. In addition, Nextel is committed to invest an additional $5,000,000 in January 1996 for an additional 1.5% of the shares of capital stock of Mobilcom. As part of the Mobilcom Transaction, Nextel also received two options to increase its ownership of Mobilcom equity. The first option is an 18-month option to acquire an additional 19.5% of Mobilcom for $76,800,000; the second option is a three-year option to acquire an additional 10% of Mobilcom for $67,500,000.

     Under the terms of the definitive agreements relating to the Mobilcom Transaction, Mobilcom amended its by-laws such that Nextel (i) has the right, in certain circumstances, to purchase shares of Mobilcom capital stock in amounts necessary to maintain Nextel's percentage equity interest in Mobilcom, (ii) was granted certain registration rights with respect to the shares issued and proposed to be issued to Nextel, (iii) is entitled to designate certain persons to serve as members of the Mobilcom Board of Directors, and (iv) is able to designate a sufficient number of members of the Mobilcom Board of Directors (provided that Nextel maintains its percentage interest in Mobilcom) to preclude the Mobilcom Board of Directors from taking certain actions, including consummation of certain acquisitions and dispositions and adoption and modification of business plans without the consent of such Nextel-designated directors. Such definitive agreements also place certain restrictions or limitations on the ability of Nextel and Mobilcom's other stockholders to acquire or dispose of their equity interests in Mobilcom. Also executed at the closing of the Mobilcom Transaction were agreements relating to an interoperability relationship between Nextel and Mobilcom and the sharing between Nextel and Mobilcom of SMR channels along the United States-Mexican border.

     Comcast Amendments. On September 14, 1992, Nextel, Comcast and Comcast FCI, Inc., a wholly owned subsidiary of Comcast ("Comcast FCI"), entered into a Stock Purchase Agreement (the "Comcast Stock Purchase Agreement") pursuant to which Comcast agreed to make certain investments in Nextel and Comcast FCI received certain anti-dilutive rights with respect to such investments (the "Comcast Purchase Right"). On January 31, 1995, Nextel and Comcast entered into an Amendment to Stock Purchase Agreement (the "Comcast January Amendment"), which amended, among other provisions, those terms of the Comcast Stock Purchase Agreement applicable to Comcast's potential $50,000,000 second tranche investment in Nextel in 1995 (the "Comcast Transaction"). Under the terms of the Comcast January Amendment, $15,000,000 of such potential investment to be made in the Comcast Transaction will be made in the form of the sale by Comcast of the 800 MHz SMR systems owned by its affiliates in the Philadelphia market in exchange for the issuance of 462,963 shares of Nextel Common Stock (representing an agreed per share stated value of Nextel Common Stock of $32.40) (the "Comcast Philadelphia Transaction"). Nextel and Comcast are currently negotiating a definitive agreement relating to the Comcast Philadelphia Transaction. Pursuant to the Comcast January Amendment, the remaining $35,000,000 of the potential investment to be made pursuant to the Comcast Stock Purchase Agreement originally scheduled to occur on January 31, 1995 was deferred until June 30, 1995, and is subject to the satisfaction of the same conditions originally contained in the Comcast Stock Purchase Agreement. The number of shares to be so purchased will be determined by dividing $35,000,000 by ninety percent of the average prevailing market price for shares of Nextel Common Stock determined during a 30-trading day reference period preceding June 30, 1995. The Comcast January Amendment also reflected certain agreements with respect to the potential exercise by Comcast of the Comcast Purchase Right that since have been further amended by the terms of the Comcast April Amendment described below. However, as discussed herein under "THE MERGER -- Anti-Dilutive Purchase
Rights -- Comcast Purchase Right," assuming the Merger is consummated on or prior to December 31, 1995, any exercise of the Comcast Purchase Right with respect to the Merger would be governed by the terms of the Comcast Stock Purchase Agreement as amended by the Comcast January Amendment.

     On April 3, 1995, Nextel and Comcast entered into an Amendment to Stock Purchase Agreement (the "Comcast April Amendment"), which further amended the Comcast Stock Purchase Agreement to reflect the agreements reached by Nextel and Comcast on the terms and conditions applicable to the potential exercise by Comcast of the Comcast Purchase Right with respect to certain issuances of equity securities by Nextel, including issuances of Nextel Common Stock and rights to acquire Nextel Common Stock in certain of Nextel's pending transactions, including the McCaw Transaction, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction, but excluding the Merger. Under the terms of the Comcast April Amendment, Comcast was required to determine whether or not to elect to exercise the Comcast Purchase Right, at any time on or before April 30, 1995, solely with respect to (i) transactions that are subject to an agreement to which Nextel was a party on April 3, 1995 (other than the transactions contemplated by the McCaw Securities Purchase Agreement) and (ii) the issuance of the McCaw Initial Shares and the McCaw Units (but not including shares of Nextel Common Stock issuable pursuant to the McCaw Options included therein) contemplated by the McCaw Securities Purchase Agreement. The Comcast April Amendment also established the procedure for determining the purchase price for shares of Nextel Common Stock purchased pursuant to the Comcast Purchase Right in accordance with the Comcast April Amendment and addressed the damages that Nextel would be entitled to recover in the event that the appropriate affiliate of Comcast fails to fulfill its obligation to consummate in full the purchase of shares of Nextel Common Stock that would occur upon the closing of any exercise of the Comcast Purchase Right effected in accordance with the Comcast April Amendment.

     In connection with the Comcast January Amendment and the Comcast April Amendment, Nextel and Motorola entered into confirmatory letters dated January 31, 1995 and April 4, 1995, respectively, specifying the treatment and effects of the Comcast January Amendment and the Comcast April Amendment and the actions contemplated therein for purposes of the Motorola Agreement, including Motorola's consent to the terms of the arrangement contemplated by the Comcast January Amendment and the Comcast April Amendment.

     In accordance with the terms of the Comcast April Amendment, Comcast exercised the Comcast Purchase Right on April 30, 1995, solely with respect to future issuances of shares of Nextel Common Stock contemplated by the Dial Page Transaction. Under the Comcast April Amendment (based on Nextel's current estimate that up to approximately 26,400,000 shares of Nextel Common Stock will be issued in the Dial Page Transaction), Comcast FCI will be entitled to acquire approximately 9,250,000 shares of Nextel Common Stock for a purchase price of $12.25 per share of Nextel Common Stock. The actual number of shares purchasable pursuant to the Comcast Purchase Right may vary based upon a number of factors set forth in the Comcast Stock Purchase Agreement and the Comcast April Amendment. Conditions to the obligation of Comcast to close the purchase of shares pursuant to the exercise of the Comcast Purchase Right with respect to the Dial Page Transaction are set forth in the Comcast Stock Purchase Agreement, except that Comcast has exercised its right to elect to include the closing of the McCaw Transaction as an additional condition with respect to its purchase of such shares of Nextel Common Stock.

     By not exercising the Comcast Purchase Right on or prior to April 30, 1995 in respect of the issuances of Nextel securities contemplated to occur in connection with the McCaw Transaction, the Motorola Transaction and the OneComm Transaction, the Comcast Purchase Right with respect to such issuances has been effectively waived, assuming such transactions are consummated on or prior to December 31, 1995.

     Comcast may, however, exercise the Comcast Purchase Right with respect to issuances of Nextel Common Stock in connection with the Merger Agreement (which was entered into subsequent to, and is not covered by the terms of, the Comcast April Amendment) under the terms of the Comcast January Amendment at any time prior to December 31, 1995, assuming the Merger is consummated during 1995. If the Comcast Purchase Right is exercised with respect to the Merger, Comcast will be entitled to purchase the appropriate number of shares of Nextel Common Stock for a cash per share purchase price determined by reference to the average closing price of one share of Nextel Common Stock on the Nasdaq NM during the 30-trading day period prior to the date of exercise of the Comcast Purchase Right with respect to shares of Nextel Common Stock issued pursuant to the Merger. The actual number of shares of Nextel Common Stock purchasable pursuant to the exercise of the Comcast Purchase Right with respect to the Merger may vary based upon a number of factors set forth in the Comcast Stock Purchase Agreement and the Comcast January Amendment. See "THE MERGER -- Anti-Dilutive Purchase Rights -- Comcast Purchase Right." Furthermore, there can be no assurance concerning whether Comcast will exercise the Comcast Purchase Right with respect to the Merger or any other transaction to which such rights may attach.

     Comcast has elected to exercise its right granted under the Comcast Stock Purchase Agreement to require Nextel to file a registration statement under the Securities Act for all 11,266,366 shares of Nextel Common Stock currently held by Comcast or its affiliates. Nextel has filed such a registration statement which contemplates that such secondary public offering of shares of Nextel Common Stock will be effected on a "shelf" basis in accordance with Rule 415 promulgated under the Securities Act.

     Nextel/Motorola Consent Decree. Nextel and Motorola have entered into a proposed consent decree with the Antitrust Division of the United States Department of Justice (the "Antitrust Division") that sets forth actions required to be taken in connection with the consummation of the Motorola Transaction and certain other pending transactions. The consent decree was filed in the United States District Court for the District of Columbia and was subject to a statutory notice and comment period that terminated on January 17, 1995. On March 24, 1995, following consideration of the public comments that were received, the Antitrust Division recommended that the consent decree be approved. On April 20, 1995, the Antitrust Division submitted a formal motion for the court to enter an order making the proposed consent decree effective. The consent decree will be considered by the court following analysis of public comments received by the Antitrust Division and will become effective if approved by the court. The consent decree limits the number of channels comprised of 900 MHz SMR licenses granted by the FCC ("900 MHz SMR Licenses") that Nextel and Motorola may collectively hold in certain major metropolitan areas in the United States. In addition, the consent decree would require Nextel and Motorola to alter the terms of certain management agreements with third parties pursuant to which Nextel or Motorola hold management rights to certain 900 MHz SMR channels in cities where the holding of 900 MHz SMR Licenses will be limited. No assurances can be given as to court approval of the proposed consent decree or as to the timing of the entry of a court order making it effective. The provisions of the proposed consent decree should have no adverse affect on the Merger.

     Termination of MCI Transaction. On February 27, 1994, Nextel, MCI Communications Corporation ("MCI") and Comcast executed an agreement (the "MCI/Comcast Letter Agreement"), providing for the negotiation by Nextel, MCI and Comcast of definitive agreements to provide for, among other matters: (i) the purchase by MCI of 22,000,000 shares of Nextel Common Stock at a purchase price of $36 per share, for an aggregate purchase price of $792,000,000, followed by purchases of an additional 5,000,000 shares of Nextel Common Stock on each of the first, second and third anniversaries of the original purchase at a purchase price of $37, $38, and $39 per share, respectively (subject to offset in the event of certain purchases of shares of Nextel Common Stock by MCI from Motorola); (ii) the waiver by Comcast of the Comcast Purchase Right arising under the Comcast Stock Purchase Agreement in connection with Nextel's issuances of Nextel Common Stock in certain identified previously announced transactions and in connection with the purchase of Nextel Common Stock by MCI described above; (iii) agreements among Nextel, MCI and Comcast relating to the ownership, acquisition and disposition of Nextel Common Stock, and the governance of Nextel; (iv) agreements with respect to the pursuit and acquisition of wireless communications businesses as part of a strategic alliance among Nextel, Comcast and MCI; (v) the appointment of MCI as the exclusive supplier to Nextel (except as required by law) of long distance and back haul services; (vi) the establishment of certain product and services marketing relationships between MCI and Nextel; and (vii) the potential provision of services by Comcast to Nextel.

     On August 29, 1994, Nextel, Comcast and MCI announced that the MCI/Comcast Letter Agreement had been terminated, but that the parties were continuing to explore the possibility of a strategic alliance on different terms. Representatives of Nextel, MCI, Motorola and Comcast participated in further discussions following the August 29, 1994 announcement until MCI announced, on September 1, 1994, that it had decided to terminate discussions regarding such a new agreement.

AMS

     AMS is a Delaware corporation incorporated in New Jersey in 1982 and reincorporated in Delaware in 1987. AMS also does business under the names "Autotel Communications Network" and "Star Communications Network." AMS provides wireless communications services to its customers utilizing SMR frequencies licensed to AMS and its managed licensees by the FCC. AMS's SMR business is concentrated in major metropolitan areas of southeast Florida and on Florida's Gulf Coast. AMS also sells and rents two-way mobile radio equipment and provides installation, repair and maintenance services through its wholly owned subsidiary, American Mobile Services Incorporated. See "BUSINESS OF AMS."

     The address and telephone number of the principal executive offices of AMS are 20920-C Warner Center Lane, Woodland Hills, California 91367, (818) 593-3000.

                            C.  THE SPECIAL MEETING

DATE AND LOCATION


     The Special Meeting will be held at 10:00 a.m., local time, on July 28, 1995 at the Warner Center Hilton, 6360 Canoga Avenue, Woodland Hills, California 91367.


PURPOSE OF THE SPECIAL MEETING

     The purpose of the Special Meeting is to consider and vote upon the Merger Proposal and the Election of Directors Proposal. The Merger Proposal seeks the approval and adoption of the Merger Agreement. The Merger Agreement provides for the merger of MCF, a wholly owned subsidiary of Nextel, with and into AMS, pursuant to which AMS will be the Surviving Corporation and each outstanding share of AMS Common Stock (other than the Excluded Shares) will be converted into the right to receive 0.62 of a share of Nextel Common Stock, subject to certain possible adjustments. See "THE MERGER" and "THE MERGER

AGREEMENT." The Election of Directors Proposal seeks the election of two members to the AMS Board, Gary S. Howard and William L. Wedum. Messrs. Howard and Wedum, who are incumbent members of the AMS Board, would be elected for a term expiring upon the consummation of the Merger or, if the Merger is not consummated, until their respective successors are duly elected and qualified or such persons resign or are removed. See "ELECTION OF DIRECTORS OF AMS." If Messrs. Howard and Wedum are reelected to the AMS Board and the Merger Proposal is approved and the transactions contemplated by the Merger Agreement are consummated, Messrs. Howard and Wedum will resign from the AMS Board.

RECORD DATE; QUORUM; VOTE REQUIRED FOR APPROVAL

     The Record Date for determination of stockholders entitled to notice of and to vote at the Special Meeting has been fixed as of the close of business on June 23, 1995. Only holders of record of AMS Common Stock as of the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 7,243,006 shares of AMS Common Stock issued and outstanding (excluding treasury shares), each of which has one vote with respect to each Proposal and any other matter that may be properly presented for a vote at the Special Meeting.

     The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of AMS Common Stock is necessary to constitute a quorum. The affirmative vote of a majority of the outstanding shares of AMS Common Stock entitled to vote thereon is required to approve the Merger Proposal. The two directors to be elected to the AMS Board at the Special Meeting will be elected by a plurality of the total votes cast at the Special Meeting. See "THE SPECIAL MEETING."

     Holders of Nextel Common Stock (as such) will not vote upon the Merger and such vote is not required by the provisions of the Nextel Charter, the DGCL or the Merger Agreement.

STOCKHOLDER VOTING AGREEMENT

     In connection with the Merger Agreement, TCI, the largest single stockholder of AMS, and Nextel have entered into the Voting Agreement, a copy of which is attached hereto as Appendix C, pursuant to which TCI has agreed, among other things, (i) not to dispose of its AMS Common Stock prior to the Merger except in certain limited circumstances and (ii) to vote (or grant a proxy to Nextel to vote) its shares of AMS Common Stock in favor of the Merger. In addition, pursuant to the Merger Agreement Nextel has agreed not to dispose of its shares of AMS Common Stock prior to the Merger and to vote its shares of AMS Common Stock in favor of the Merger. As of the Record Date, TCI and Nextel together beneficially owned approximately 46% of the outstanding shares of AMS Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AMS."

                                 D.  THE MERGER

EFFECTS OF THE MERGER

     Assuming approval of the Merger Proposal and the satisfaction or, if permissible, waiver of all other conditions to the consummation of the Merger, at the Effective Time of the Merger, pursuant to the Merger Agreement (i) MCF, a wholly owned subsidiary of Nextel, will be merged with and into AMS, and AMS will be the Surviving Corporation; (ii) each outstanding share of AMS Common Stock that is issued and outstanding as of the Effective Time of the Merger (other than the Excluded Shares) will be converted into the right to receive (subject to certain possible adjustments) 0.62 of a share of Nextel Common Stock resulting in a maximum of 4,200,948 shares of Nextel Common Stock becoming issuable in connection with the Merger; and (iii) all employee stock options of AMS issued pursuant to the AMS Stock Option Plan (the "AMS Option Plan") remaining outstanding at the time of the Merger, whether or not fully exercisable at the Effective Time of the Merger (collectively, "AMS Options"), will be modified and adjusted, as described in the Merger Agreement, to become exercisable for shares of Nextel Common Stock. It is a condition to Nextel's obligation to consummate the Merger that prior to the Effective Time of the Merger all other unexercised options and warrants to purchase shares of AMS Common Stock or any other securities of AMS, if any, will either have been exercised, expired by their terms or otherwise been cancelled. See "THE MERGER AGREEMENT -- Options and Warrants."


     The exchange ratio of 0.62 of a share of Nextel Common Stock for each share of AMS Common Stock (the "Exchange Ratio") is based on the assumption that there will be no more than 6,775,721 shares of AMS Common Stock outstanding on a fully diluted basis (other than any Excluded Shares) at the Effective Time of the Merger, resulting in a maximum of 4,200,948 shares of Nextel Common Stock becoming issuable in connection with the Merger. To the extent the number of such shares of AMS Common Stock exceeds such amount at the Effective Time of the Merger, the Exchange Ratio will be adjusted proportionately downward to reflect such excess. As of the Record Date, there were 6,775,721 shares of AMS Common Stock outstanding on a fully diluted basis (other than any Excluded Shares). AMS currently does not expect or intend to cause any issuances of shares or otherwise take any action to increase the number of shares of AMS Common Stock outstanding on a fully diluted basis between the date hereof and the Effective Time of the Merger that would result in such an adjustment to the Exchange Ratio. See "THE MERGER AGREEMENT -- Consideration to be Received in the Merger." Although it is not anticipated that the Exchange Ratio will change, if for any reason the Exchange Ratio is adjusted downward to less than 0.62 of a share of Nextel Common Stock for each share of AMS Common Stock, proxies seeking approval of the Merger Agreement will be resolicited from AMS stockholders.


EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the time of filing of a certificate of merger relating thereto with the Secretary of State of the State of Delaware (the "Effective Time of the Merger"). The Effective Time of the Merger will occur following the AMS Special Meeting and the fulfillment or, if permissible, waiver of all conditions to the consummation of the Merger. See "THE MERGER AGREEMENT -- General; Effective Time."

EXCHANGE OF CERTIFICATES

     Promptly after the Effective Time of the Merger, holders of record of shares of AMS Common Stock as of the Effective Time of the Merger will be sent instructions (and appropriate transmittal forms) on how to exchange the certificates which formerly represented shares of AMS Common Stock ("AMS Stock Certificates") for certificates representing the appropriate number of shares of Nextel Common Stock ("Nextel Stock Certificates"). Until the AMS Stock Certificates are exchanged for Nextel Stock Certificates in the manner described in such instructions, the AMS Stock Certificates will represent only a right to receive Nextel Stock Certificates representing the appropriate number of shares of Nextel Common Stock. Dividends payable (whether in stock or cash) on Nextel Common Stock, if any, following the Effective Time of the Merger will be paid only following the exchange of AMS Stock Certificates for Nextel Stock Certificates. See "THE MERGER AGREEMENT -- Exchange of Certificates."

CONDITIONS TO THE MERGER

     The obligations of the parties to consummate the Merger are subject to the satisfaction or, if permissible, waiver of certain customary closing conditions, including (i) approval of the Merger Proposal by the requisite affirmative vote of holders of the AMS Common Stock, (ii) the receipt of all necessary governmental and third party approvals, (iii) the receipt by each of AMS and Nextel of an opinion of its respective counsel to the effect that the Merger can be consummated on a tax free basis, and (iv) that the shares of Nextel Common Stock to be issued in connection with the Merger be approved for listing on the Nasdaq NM. Nextel's obligation to consummate the Merger is also subject to (x) the exercise, expiration or cancellation prior to the Effective Time of the Merger of all unexercised options and warrants to purchase shares of AMS Common Stock or any other securities of AMS (other than the AMS Options), if any, (y) the inability of any holder of AMS Common Stock to assert any appraisal rights in connection with the Merger and (z) subject to certain exceptions, the terms of any Debt (as defined herein) of AMS permitting payment in full without prepayment penalties or similar charges. See "-- Effects of the Merger,"
"-- Compliance with Indentures"
and "-- No Dissenters' Rights of Appraisal." See also "THE MERGER
AGREEMENT -- Conditions to the Merger."

CONSUMMATION OF THE MCCAW TRANSACTION.

     In addition to the conditions described above, the obligations of each of Nextel and AMS to consummate the Merger are subject to the consummation of the McCaw Transaction. In addition, in the event that the McCaw Transaction is not consummated on or prior to September 15, 1995, AMS has the right to terminate the Merger Agreement and to cause the Stock Purchase Agreement (as defined below) to be reinstated to full force and effect. See "-- Background of the Merger -- The Merger Agreement." As of the date hereof, Nextel has no reason to believe that the McCaw Transaction will not be consummated on or before September 15, 1995. However, consummation of the McCaw Transaction is subject to the satisfaction of certain conditions that have not been satisfied as of the date hereof, and no assurances can be given that Nextel will be able to consummate the McCaw Transaction on or prior to September 15, 1995. See "THE MERGER AGREEMENT -- Conditions to the Merger -- The McCaw Transaction."

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated and the Merger abandoned upon the occurrence of any of the following events, among others: (i) by AMS or Nextel, if (a) the Merger is not consummated by September 30, 1995, or (b) Nextel is unable to obtain the requisite consents under the Indentures to consummate the Merger by September 15, 1995; (ii) by AMS, if the McCaw Transaction is not consummated by September 15, 1995; and (iii) by Nextel, if the record date for the Special Meeting is reset to a date that the AMS Stock is not designated as a National Market security by the National Association of Securities Dealers, Inc. (the "NASD"). See "THE MERGER AGREEMENT -- Termination."

BACKGROUND OF THE MERGER

     Purchase of Initial Shares. As contemplated by the terms of a letter agreement between AMS and Nextel, dated March 29, 1993, Nextel and AMS entered into an Initial Stock Purchase Agreement, dated as of April 7, 1993 (the "Initial Stock Purchase Agreement"), pursuant to which Nextel purchased 714,286 shares of AMS Common Stock (the "Initial Shares") for $5,000,000 in cash (or $7 per share). Under the Initial Stock Purchase Agreement, Nextel is entitled to designate, at any time and from time to time, one member of the AMS Board. Nextel has not exercised such right, and currently does not intend to cause the appointment or election of any person as a member of the AMS Board prior to the consummation of the Merger. See "THE MERGER -- Background of the Merger."

     The Option Agreement. In connection with Nextel's purchase of the Initial Shares, AMS granted Nextel an option (the "Option") pursuant to a Current Stock Unit Purchase Option Agreement, dated as of April 7, 1993, as amended (the "Option Agreement"), between Nextel and AMS to purchase 1,800,000 shares of AMS Common Stock (subject to customary anti-dilution adjustments) at a purchase price of $8.50 per share in cash. The number of shares of AMS Common Stock that Nextel has a right to acquire pursuant to the Option is subject to increase under certain circumstances to a maximum of 1,950,000 shares. Nextel's right to exercise the Option expires on June 30, 1995 unless, as described below, the Stock Purchase Agreement is reinstated after a termination of the Merger Agreement. See "THE MERGER -- Background of the Merger." Any shares of AMS Common Stock acquired by Nextel upon exercise of the Option prior to the consummation of the Merger would be Excluded Shares under the Merger Agreement.


     Stock Purchase Agreement. As contemplated in connection with the purchase of the Initial Shares, Nextel agreed, pursuant to a Stock Purchase Agreement, dated as of August 25, 1993, as amended (the "Stock Purchase Agreement"), to purchase up to 10,200,000 shares, but not less than 6,342,159 shares, of a new class of common stock of AMS, to be designated the Class B Common Stock, par value $.01 per share (the "AMS Class B Common Stock"), for a stated purchase price of $7 per share (or up to a maximum stated purchase price of $71,400,000) (the "Stock Purchase Transaction"). The AMS Class B Common Stock would have been identical to the AMS Common Stock, except that the AMS Class B Common Stock would not have been entitled to participate in the Contingent Purchase Process (as defined below). At least $15 million of the stated purchase price was to have been payable in cash and the remainder was to have been payable through the transfer by Nextel to AMS of certain SMR systems located in the State of Florida that MCF had acquired or was in the process of acquiring (the "Florida SMR Systems"). Nextel was also obligated under the Stock Purchase Agreement, subject to certain conditions, to offer to purchase at specified times in the future, either for cash or by exchange of shares of Nextel Common Stock, all outstanding shares of AMS Common Stock originally issued (or subject to outstanding warrants or options) immediately prior to the initial closing (the "Initial Closing") of the Stock Purchase Agreement (other than the Initial Shares and any other shares of AMS Common Stock that were then owned by Nextel or that Nextel then had a right to acquire) (the "Contingent Purchase Process"). Any shares of AMS Common Stock originally issued after the Initial Closing (other than in connection with transfers of shares of AMS Common Stock issued prior to the Initial Closing) and all shares of AMS Class B Common Stock would not have been entitled to participate in the Contingent Purchase Process. It was contemplated that only shares of AMS Class B Common Stock would be issued after the Initial Closing (other than in connection with the transfers of shares of AMS Common Stock issued prior to the Initial Closing), in order to more easily distinguish which shares of AMS common stock would be entitled to participate in the Contingent Purchase Process. Nextel would have been required to perform its purchase obligation under the Contingent Purchase Process if by June 30, 1999 it had not completed construction of a Digital Mobile network covering certain of AMS' markets in the State of Florida and, whether or not such Digital Mobile network had been constructed by such date, Nextel also would have been required to perform its purchase obligation under the Contingent Purchase Process on the seventh anniversary of the Initial Closing. The Contingent Purchase Process was to have been conducted by means of either a cash tender offer or an exchange offer of shares of Nextel Common Stock, in either case at a price per share of AMS Common Stock equivalent to the then market value of 7/22 of a share of Nextel Common Stock. The 7/22 ratio was derived in negotiations between representatives of Nextel and AMS based on the stated per share purchase price of $7 payable by Nextel under the Initial Stock Purchase Agreement for shares of AMS Common Stock as compared to the approximate per share trading price of the Nextel Common Stock of $22 on March 24, 1993 (the date representatives of Nextel and AMS initially negotiated the terms of the Contingent Purchase Process). See "THE MERGER -- Background of the Merger."


     The Merger Agreement. On April 25, 1995, Nextel and AMS entered into the Merger Agreement, which supersedes and is in lieu of the Stock Purchase Agreement. See "THE MERGER AGREEMENT." However, if the Merger Agreement is terminated because, among other things: (i) the McCaw Transaction is not consummated on or before September 15, 1995; (ii) Nextel is unable to obtain the requisite consents under the Indentures to consummate the Merger on or before September 15, 1995; or (iii) the record date for the Special Meeting is reset to a date that the AMS Common Stock is not designated a National Market security by the NASD then, upon such termination, the Stock Purchase Agreement shall be returned automatically to full force and effect and again become a binding agreement of both AMS and Nextel, subject to certain limited changes primarily relating to the extension of the applicable termination date of the Stock Purchase Agreement. Consummation of the Stock Purchase Transaction, however, would be subject to approval of the Stock Purchase Agreement and various changes (primarily related to the creation of the AMS Class B Common Stock) to the Certificate of Incorporation of AMS (the "AMS Charter") by the AMS stockholders. See "THE MERGER AGREEMENT -- Termination."

RECOMMENDATION OF AMS BOARD

     The AMS Board has determined that the Merger is fair to, and in the best interest of, AMS and its stockholders (other than Nextel) and recommends a vote in favor of the Merger Proposal at the Special Meeting. For a more detailed discussion of the background of the Merger Agreement, see "THE
MERGER -- Background of the Merger." For a discussion of certain matters considered by the AMS Board in reaching its determination to enter into the Merger Agreement, see "THE MERGER -- Recommendation of the AMS Board; Reasons of AMS Board for Engaging in the Merger."

FAIRNESS OPINION

     AMS retained Salomon Brothers Inc ("Salomon Brothers") as its exclusive financial advisor in connection with the Merger and the previously contemplated Stock Purchase Transaction. Salomon Brothers rendered its oral opinion to the AMS Board on April 25, 1995, to the effect that, as of such date, the consideration to be paid by Nextel in the Merger was fair, from a financial point of view, to the public holders of the AMS Common Stock. Salomon Brothers has confirmed its opinion by delivering to the AMS Board its written opinion dated the date of this Proxy Statement/Prospectus. Salomon Brothers' opinions were directed only to the fairness of such consideration from a financial point of view, and do not constitute a recommendation to any holder of shares of AMS Common Stock as to how such stockholder should vote its shares at the Special Meeting on the Merger Proposal or on any other matter. A copy of Salomon Brothers' written opinion, dated the date hereof, which sets forth the assumptions made, matters considered and limits of the review made by Salomon Brothers, is attached hereto as Appendix B, and should be read carefully by holders of AMS Common Stock in its entirety. See "THE MERGER -- Fairness Opinion."

COMPLIANCE WITH INDENTURES

     The consummation of the Merger is subject to compliance with the applicable terms of the Indentures, including the OneComm Indenture and the Dial Call Indentures, respectively, if the OneComm Transaction and the Dial Page Transaction are consummated prior to the Effective Time of the Merger. As described in greater detail in "THE MERGER -- Compliance with Indentures," all of the Indentures include substantially identical provisions that would not permit Nextel to consummate the Merger if, upon consummation of the Merger, Nextel would be unable to incur at least $1.00 of additional Debt (as defined herein), other than certain permitted Debt, under the restrictive covenant regarding Debt incurrence in such Indentures. In order to incur Debt (other than permitted Debt), the obligor, at the time of the incurrence, either (i) must be generating operating cash flow at an annualized level that meets or exceeds a specified ratio set by reference to the obligor's consolidated Debt or (ii) must have a ratio of Debt to its Total Market Capitalization (as defined herein), expressed as a percentage, of not greater than 30%. Historically, Nextel has not generated, nor is it presently anticipated that at the time of the Merger Nextel would be generating, operating cash flow at or above the required annualized levels as set forth in (i) above. Accordingly, in order for the Merger to be permitted under the terms of the Nextel Indentures, on a pro forma basis taking into account such Merger, Nextel must have a Debt to Total Market Capitalization ratio, expressed as a percentage, of not greater than 30%.

     Based on the amount of Debt of Nextel and AMS projected to be outstanding as of an assumed closing date for the Merger of July 31, 1995, and the number of shares of Nextel Common Stock projected to be outstanding upon completion of the Merger (and assuming that the Motorola Transaction, the McCaw Transaction and the OneComm Transaction have been completed), an average closing price of Nextel Common Stock of at least approximately $17.22 per share would be required to permit the Merger to be completed in compliance with the Debt incurrence requirements of the Indentures. Absent such compliance, the Merger could not proceed under the terms of any of the Indentures unless the consent of the holders of a majority (or, in the case of one of the Dial Call Indentures, two-thirds) of the outstanding principal amount of the notes issued under each of the relevant Indentures is obtained or Nextel takes other actions to satisfy the requirements of such Indentures. It is a condition to the obligation of AMS to consummate the Merger that the McCaw Transaction first be consummated. It is also anticipated that the Motorola Transaction and the OneComm Transaction will both be consummated prior to the consummation of the Merger. The issuance of shares of Class A Preferred Stock in the McCaw Transaction and the issuance of shares of Nextel Common Stock in the Motorola Transaction will have the effect of decreasing the Debt to Total Market Capitalization ratio, which is required to be met in order to comply with the Debt incurrence requirements of the relevant Indentures unless Nextel obtains the requisite consents of noteholders under such Indentures. See "THE MERGER -- Compliance with Indentures." No assurances can be given that Nextel would be able to consummate the McCaw Transaction, the Motorola Transaction or the OneComm Transaction or that, with or without prior consummation of the McCaw Transaction or the Motorola Transaction, Nextel will be able to comply with the requirements of the relevant Indentures necessary to consummate the Merger or, if such requirements cannot be met, that the necessary consents of the holders of notes issued pursuant to the relevant Indentures could be obtained. Nextel has engaged Donaldson, Lufkin & Jenrette Securities Corporation to assist Nextel in assessing and developing its options with respect to the requirements of the Indentures and to assist in discussions with holders of notes issued pursuant to such Indentures regarding such matters. Nextel has commenced discussions with certain of such holders of notes issued pursuant to the Indentures with respect to obtaining, among other things, the consents necessary to consummate the Merger and the other pending transactions that may require the receipt of such consents. Pursuant to those discussions, Nextel has been advised that holders of a majority of the outstanding principal amount of the notes issued pursuant to the Nextel Indentures and the OneComm Indenture and holders of a significant outstanding principal amount of the notes issued pursuant to the Dial Call Indentures support the consummation of Nextel's pending transactions, including the Merger, and such holders have expressed their intentions to consent to the waivers and amendments required to consummate the pending transactions, including the Merger. Nextel currently estimates that the aggregate consideration that will be paid to all holders in connection with such waivers and amendments (assuming all such holders deliver valid waivers and consents to amendments) would total approximately $27,192,000. As of the date hereof, however, Nextel has not received such consents, and no assurances can be given that any such consents can be obtained. See "THE MERGER -- Compliance with Indentures."

ANTI-DILUTIVE PURCHASE RIGHTS

     Pursuant to the terms of the Comcast Stock Purchase Agreement (as amended by the Comcast January Amendment and the Comcast April Amendment), Comcast FCI was granted the Comcast Purchase Right consisting of certain anti-dilutive rights to purchase additional shares of Nextel Common Stock upon any public or private issuance of such shares by Nextel (other than in certain exempt issuances as specified in the Comcast Stock Purchase Agreement) including the issuance of shares of Nextel Common Stock in connection with the Merger. Comcast may exercise the Comcast Purchase Right with respect to issuances of shares of Nextel Common Stock in connection with the Merger at any time prior to December 31, 1995, assuming the Merger is consummated during 1995. If the Comcast Purchase Right is exercised with respect to the Merger, Comcast will be entitled to purchase the appropriate number of shares of Nextel Common Stock for a cash per share purchase price determined by reference to the average closing price of one share of Nextel Common Stock on the Nasdaq NM during the 30-trading-day period prior to the date of exercise of the Comcast Purchase Right with respect to shares of Nextel Common Stock issued in connection with the Merger. The actual number of shares purchasable pursuant to the exercise of the Comcast Purchase Right with respect to the Merger may vary based upon a number of factors set forth in the Comcast Stock Purchase Agreement and the Comcast January Amendment. Comcast has waived the Comcast Purchase Right with respect to the issuances of shares of Nextel Common Stock that occurred or are anticipated to occur in the PowerFone Merger, the Questar/AMI Share Exchange, the NTT Share Purchase, the McCaw Transaction, the Motorola Transaction, and the OneComm Transaction but has exercised the Comcast Purchase Right with respect to the anticipated issuance of shares of Nextel Common Stock in connection with the Dial Page Transaction. See "-- B. THE PARTIES TO THE MERGER -- Nextel -- Recent Developments -- Comcast Amendments." There can be no assurance concerning whether Comcast will exercise the Comcast Purchase Right with respect to the Merger or any other transaction to which such rights may attach. Provisions of the Motorola Agreement, as amended by the Motorola Agreement Amendment entered into in connection with the McCaw Transaction, and of the McCaw Securities Purchase Agreement also grant to Motorola and the McCaw Investor, respectively, similar anti-dilutive rights on substantially identical terms as those applicable to the Comcast Purchase Right (the "Motorola Purchase Right" and "the McCaw Purchase Right," respectively). Nextel has obtained a waiver of the Motorola Purchase Right from Motorola with respect to the pending transactions including the Merger, and upon consummation of the McCaw Transaction, Motorola's anti-dilutive rights will terminate. Nextel has requested a waiver of the McCaw Purchase Right with respect to the Merger, and the McCaw Investor has indicated that it will provide such a waiver, although the waiver has not been obtained as of the date of this Proxy Statement/Prospectus. See "THE MERGER -- Anti-Dilutive Purchase Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Richard G. Somers, President and Chief Executive Officer of AMS and a member of the AMS Board and Chairman thereof, holds options to purchase 75,000 shares of AMS Common Stock, which options, upon consummation of the Merger, will become exercisable for shares of Nextel Common Stock for up to two years after the consummation of the Merger. Additionally, salary payments to Mr. Somers under his employment agreement with AMS will be accelerated upon the consummation of the Merger. See "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS -- Employment Arrangements." Any of Mr. Somers' AMS Options and all other vested and unvested AMS Options that remain outstanding and unexercised as of the Effective Time of the Merger will be modified and adjusted in accordance with the terms of the Merger Agreement to become exercisable for shares of Nextel Common Stock. See "THE MERGER
AGREEMENT -- Options and Warrants." Also under the Merger Agreement, the officers and directors of AMS are entitled to continue to be indemnified by the Surviving Corporation after the Effective Time of the Merger with respect to liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Indemnification of Directors and Officers of AMS."

COMPARISON OF STOCKHOLDER RIGHTS

     Although each of AMS and Nextel are corporations incorporated under Delaware law, there are certain differences in the rights of holders of shares of capital stock in each of the two entities pursuant to their respective certificates of incorporation and by-laws. In addition, the McCaw Transaction contemplates modifications to the Nextel Charter relating to the authorized number and types of, and the terms of, Nextel's capital stock and related modifications to the Nextel By-laws. Accordingly, holders of shares of AMS Common Stock should consider the likely operation and purposes of such modified provisions of the Nextel Charter and the Nextel By-laws following consummation of the McCaw Transaction. See "COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF NEXTEL COMMON STOCK AND AMS COMMON STOCK" for a summary of the material differences between the rights of holders of shares of AMS Common Stock and Nextel Common Stock, including those differences expected to arise upon the assumed consummation of the McCaw Transaction.

NO DISSENTERS' RIGHT OF APPRAISAL

     Under the DGCL, no appraisal rights are available for the shares of any class of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at a meeting of stockholders to act upon a proposed agreement of merger, is designated as a National Market security by the NASD. The AMS Common Stock was designated as a National Market security by the NASD as of the Record Date. Accordingly, holders of shares of AMS Common Stock (in their capacity as such) will not have rights as dissenting stockholders under the DGCL by reason of the Merger, or by any vote or abstention on the Merger Proposal, nor will they otherwise be entitled to receive any cash payment in respect of such shares of AMS Common Stock by reason of any of the foregoing. It is a condition to Nextel's obligations under the Merger Agreement that no holder of shares of AMS Common Stock will be entitled to assert any appraisal rights in connection with the Merger.

ACCOUNTING TREATMENT

     It is expected that the Merger will be accounted for as a "purchase" under generally accepted accounting principles. See "THE MERGER -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF AMS COMMON STOCK

     It is intended that the Merger will constitute a tax-free reorganization for federal income tax purposes and, accordingly, that no gain or loss will be recognized by any holders of shares of AMS Common Stock on the conversion of their shares of AMS Common Stock solely into shares of Nextel Common Stock by reason of the Merger. Gain, if any, may be recognized by holders of shares of AMS Common Stock by reason of the receipt by such holders of cash in lieu of fractional shares of Nextel Common Stock. The obligation of AMS to consummate the Merger is subject to the condition that it has received an opinion substantially to such effect from its counsel, Baker & Botts, L.L.P. Such opinion will be based in part on certain representations of the parties. See "THE MERGER -- Certain Federal Income Tax Consequences."

     NO PRIVATE LETTER RULING IS BEING SOUGHT FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AND HOLDERS OF SHARES OF AMS COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE MERGER. IN ADDITION, TAX-FREE TREATMENT IN THE MERGER MAY DEPEND IN PART ON THE ACCURACY OF REPRESENTATIONS THAT MAY BE GIVEN BY AMS AND BY CERTAIN HOLDERS OF SHARES OF AMS COMMON STOCK REGARDING THEIR INTENTIONS AS TO THE RESALE OF SHARES OF NEXTEL COMMON STOCK RECEIVED IN THE MERGER. IF SUCH REPRESENTATIONS PROVE TO BE INACCURATE, ALL HOLDERS OF SHARES OF AMS COMMON STOCK MAY BE SUBJECT TO TAXATION ON THE DIFFERENCE BETWEEN THE FAIR MARKET VALUE OF THE SHARES OF NEXTEL COMMON STOCK RECEIVED IN THE MERGER AND THE BASIS OF SUCH PERSONS IN THE SHARES OF AMS COMMON STOCK HELD BY THEM. NEITHER NEXTEL NOR AMS IS ABLE TO PROVIDE ASSURANCES THAT TAX-FREE TREATMENT WILL BE OBTAINED BY ANY HOLDERS OF SHARES OF AMS COMMON STOCK. SEE "THE MERGER -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

                        E.  ELECTION OF DIRECTORS OF AMS

     The stockholders are asked to elect two members to the AMS Board, Gary S. Howard and William L. Wedum, each to serve for a term expiring upon the consummation of the Merger or, if the Merger is not consummated, until their successors are duly elected and qualified or such persons resign or are removed. If the Merger Proposal is approved and the transactions contemplated by the Merger Agreement are consummated, Messrs. Howard and Wedum will resign from the AMS Board. See "ELECTION OF DIRECTORS OF AMS." Each of the foregoing nominees is currently a member of the AMS Board. Mr. Richard G. Somers, who is currently the Chairman of the Board, President and Chief Executive Officer of AMS, has determined not to seek reelection to the AMS Board for personal reasons. In accordance with the DGCL, a stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. See "ELECTION OF DIRECTORS OF AMS" and "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS."

                         F.  COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical and pro forma financial data for Nextel and certain historical financial data for AMS. The equivalent pro forma data represents the corresponding pro forma per share data for Nextel multiplied by 0.62, the anticipated Exchange Ratio in the Merger, and is intended to represent such Nextel pro forma per share data on a per share of AMS Common Stock equivalent basis. The pro forma data Consolidated (AMS) (as well as the corresponding equivalent pro forma data) gives effect to the Merger, the PowerFone Merger (on April 14, 1994), and the Questar/AMI Share Exchange (on August 4, 1994), for the twelve months ended December 31, 1994 as well as the Merger for the three months ended March 31, 1995. The pro forma data Consolidated (AMS and Pending Transactions) (as well as the corresponding equivalent pro forma data) gives effect to the transactions described above and the pending transactions identified below. The pending transactions include the McCaw Transaction, the Motorola Transaction, the OneComm Transaction, the Dial Page Transaction, the exercise of the Comcast Purchase Right with respect to the Dial Page Transaction and the Comcast Philadelphia Transaction each of which is described elsewhere in this Proxy Statement/Prospectus. All such pro forma information gives effect to the acquisitions included therein under the purchase method of accounting. The pro forma book value per share data gives effect to the transactions identified above, as applicable, as of March 31, 1995. All such pro forma loss and dividend per share data gives effect to the Merger and the completed transactions identified above, as applicable, as if they had occurred at the beginning of the periods presented. The consummation of the pending transactions is subject to a number of conditions and other contingencies. There can be no assurance as to when, if at all, the conditions and other contingencies with respect to any or all of the pending transactions will be satisfied or met and/or such transactions consummated. See "RISK
FACTORS -- Uncertainty of Pending Transactions."

     The pro forma comparative per share data does not purport to represent what the financial position or results of operations of Nextel would actually have been had the transactions identified above occurred at the beginning of the relevant periods or to project Nextel's financial position or results of operations for any future date or period. This data should be read in conjunction with the unaudited Nextel Pro Forma Condensed Consolidated Financial Statements and the separate financial statements and notes thereto of Nextel, AMS, PowerFone, QTI, AMI-West, the Motorola SMR Business, OneComm, Dial Page and Transit incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus.

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                                     TWELVE MONTHS ENDED DECEMBER 31, 1994               THREE MONTHS ENDED MARCH 31, 1995
                                 ---------------------------------------------     ---------------------------------------------
                                                          PRO FORMA                                         PRO FORMA
                                                ------------------------------                    ------------------------------
                                                                 CONSOLIDATED                                      CONSOLIDATED
                                                                   (AMS AND                                          (AMS AND
                                                CONSOLIDATED        PENDING                       CONSOLIDATED        PENDING
                                 HISTORICAL        (AMS)         TRANSACTIONS)     HISTORICAL        (AMS)         TRANSACTIONS)
                                 ----------     ------------     -------------     ----------     ------------     -------------
Loss per share.................    $(1.51)         $(1.52)          $ (1.26)         $ (.50)         $ (.50)          $  (.45)
Dividend per share.............
Book Value per share...........                                                      $11.51          $11.68           $ 13.61

                      AMERICAN MOBILE SYSTEMS INCORPORATED



                                                                TWELVE MONTHS ENDED                 THREE MONTHS ENDED
                                                                 DECEMBER 31, 1994                    MARCH 31, 1995
                                                            ---------------------------   --------------------------------------
                                                              EQUIVALENT PRO FORMA(1)                  EQUIVALENT PRO FORMA(1)
                                                            ---------------------------               --------------------------
                                             HISTORICAL                   CONSOLIDATED                              CONSOLIDATED
                                            -------------                   (AMS AND                                  (AMS AND
                                             YEAR ENDED     CONSOLIDATED     PENDING                  CONSOLIDATED    PENDING
                                            JUNE 30, 1994      (AMS)      TRANSACTIONS)   HISTORICAL     (AMS)      TRANSACTIONS)
                                            -------------   ------------  -------------   ----------  ------------  ------------
Loss per share............................      $(.27)         $ (.94)        $(.78)        $ (.06)      $ (.31)       $ (.28)
Dividend per share........................
Book Value per share......................                                                  $  .93       $ 7.24        $ 8.44

- ---------------
(1) The equivalent pro forma per share data for AMS represents the corresponding pro forma per share data of Nextel multiplied by the anticipated Exchange Ratio of 0.62 of a share of Nextel Common Stock for each share of AMS Common Stock so that the equivalent pro forma per share amounts correspond to the applicable value per share of AMS Common Stock (assuming consummation of the Merger).

       G.  HISTORICAL TRADING INFORMATION OF NEXTEL AND AMS COMMON STOCK

     The Nextel Common Stock and the AMS Common Stock are both traded on the Nasdaq NM under the symbols "CALL" and "AMSE," respectively. The following table sets forth the high and low sales prices for the Nextel Common Stock and the AMS Common Stock as reported by Nasdaq NM (except as noted in footnote (1)) for the periods indicated. The information does not include retail mark-ups, mark-downs or commissions.


                                                            NEXTEL                    AMS
                                                         COMMON STOCK             COMMON STOCK
                                                       -----------------         --------------
                                                       HIGH         LOW          HIGH       LOW
                                                       -----       -----         ----       ---
Year Ended December 31, 1992:
  CALENDAR QUARTER
  Third..............................................  $  12       $   9         $ 4  1/8   $ 3 1/4
  Fourth.............................................  $  18 3/4   $  10 3/8     $ 4        $ 2 1/4
Year Ended December 31, 1993:
  CALENDAR QUARTER
  First..............................................  $  28 1/8   $  17 7/8     $ 7  1/4   $ 3
  Second.............................................  $  28 1/4   $  22 1/8     $ 8        $ 5 1/2
  Third..............................................  $  45 1/4   $  26 3/4     $20  1/4   $ 6
  Fourth.............................................  $  54 7/8   $  31 3/4     $26  3/4   $13 1/4
Year Ended December 31, 1994:
  CALENDAR QUARTER
  First..............................................  $  46 3/4   $  35 1/4     $18  1/4   $12
  Second.............................................  $  41 3/4   $  29 1/2     $14        $ 9 1/2
  Third..............................................  $  31 3/8   $  20 5/8     $14        $ 9 3/4
  Fourth(1)..........................................  $  22 1/2   $  13 1/4     $10  1/2   $ 4 1/4
Year Ended December 31, 1995:
  CALENDAR QUARTER
  First..............................................  $  15 5/8   $   9 3/8     $ 5  1/2   $ 2 3/4
  Second (through June 26,1995)......................  $  17 3/4   $  13         $ 9  3/4   $ 3 3/4


- ---------------
(1) For the period October 28, 1994 to November 29, 1994, during which period AMS was deemed to be ineligible for quotation on the Nasdaq NM and was traded on the Nasdaq SmallCap Market, the table reflects the high and low sales prices for AMS Common Stock on the Nasdaq SmallCap Market, as furnished by the Nasdaq SmallCap Market. Such information does not include retail mark-ups, mark-downs or commissions.


     The information presented in the table below sets forth the closing sales prices as reported by Nasdaq NM for Nextel Common Stock and AMS Common Stock on April 25, 1995, the last full trading day preceding the public announcement of the signing of the Merger Agreement, and on June 26, 1995, the last full trading day preceding the date of this Proxy Statement/Prospectus, together with the equivalent value per share of AMS Common Stock of the consideration to be received in the Merger, in each case calculated by multiplying the closing sales prices of Nextel Common Stock on such dates by the Exchange Ratio of 0.62 of a share of Nextel Common Stock for each share of AMS Common Stock.



                                                                                          AMS
                                                                NEXTEL       AMS       EQUIVALENT
                                                                COMMON      COMMON       VALUE
                                                                 STOCK      STOCK      PER SHARE
                                                                -------     ------     ----------
Closing Sales Price, April 25, 1995...........................  $15.625     $4.75       $ 9.6875
Closing Sales Price, June 26, 1995............................  $ 14.50     $8.375      $   8.99


     No assurance can be given as to the market price of Nextel Common Stock if and when the Merger is consummated. AMS stockholders are urged to obtain current market quotations.

                                  RISK FACTORS

     THE FOLLOWING RISK FACTORS MAY BE RELEVANT TO AN ASSESSMENT OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER PROPOSAL AND OF THE FUTURE FINANCIAL RESOURCES AND BUSINESS PROSPECTS OF NEXTEL AND/OR THE VALUE OF NEXTEL COMMON STOCK. THEREFORE, SUCH FACTORS SHOULD BE CONSIDERED BY HOLDERS OF AMS COMMON STOCK IN EVALUATING WHETHER TO APPROVE THE MERGER PROPOSAL AND THEREBY BECOME HOLDERS OF NEXTEL COMMON STOCK (ASSUMING THE OTHER CONDITIONS TO THE MERGER ARE SATISFIED OR, IF PERMISSIBLE, WAIVED AND THE MERGER IS CONSUMMATED). THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

HISTORY OF AND FUTURE EXPECTATIONS OF LOSSES AND NEGATIVE CASH FLOW

     The activities of Nextel since its inception in 1987 have been concentrated on the acquisition and operation of SMR businesses and the development of Digital Mobile networks. Nextel has incurred net losses since its inception, including net losses of $28,436,000, $9,615,000 and $56,904,000 during the fiscal years ended March 31, 1992, 1993 and 1994, respectively, and $125,849,000 and $53,199,000 for the nine months ended December 31, 1994 and the three months ended March 31, 1995, respectively. Nextel had an accumulated deficit totalling $301,265,000 at March 31, 1995. The activities of AMS since its inception also have focused on the acquisition, development and operation of SMR businesses. AMS has incurred net losses since its inception, including net losses of $13,913,000, $2,599,000 and $1,895,000 during the years ended June 30, 1992,
1993 and 1994, respectively and $1,082,000 for the nine months ended March 31, 1995. AMS had an accumulated deficit totalling $47,859,000, at March 31, 1995.

     System infrastructure purchases under purchase agreements with Motorola (which may be subsequently financed under Nextel's agreements with Motorola or Northern Telecom, Inc. ("Northern Telecom")) and other vendors of equipment related to the Digital Mobile networks, and inventory purchases made in anticipation of commercial service in Nextel's and AMS' markets, will cause a significant increase in liabilities during the start-up phase of the Digital Mobile networks. Such Digital Mobile networks development and commercialization preparatory expenses, which are capitalized by Nextel pending the initiation of commercial service on the Digital Mobile networks being constructed in the relevant markets, are charged to operations beginning in the quarter during which such market commences commercial operations. In the Los Angeles market, Nextel ended the capitalization of pre-operation expenses on January 1, 1994 upon commencement of limited commercial service in that market. Nextel's total direct and indirect costs charged to operations relating to its Digital Mobile networks were approximately $17,000,000 in the fiscal year ended March 31, 1994, $72,500,000 for the nine months ended December 31, 1994, and $33,800,000 for the three months ended March 31, 1995, which charges had a significant negative impact upon earnings.

     Nextel anticipates that its net losses will increase significantly during the ongoing start-up phase of Digital Mobile networks and that it will generate operating losses over the next several years. On a pro forma basis for the twelve months ended December 31, 1994 and the three months ended March 31, 1995, taking into account certain transactions that were consummated during that period and assuming the consummation of the Merger and the other pending transactions described herein, Nextel would have generated a net loss of $315,201,000 and $113,431,000, respectively. See "NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS." The ability of Nextel to arrange sufficient equity and/or debt financing or to generate sufficient revenue to cover its operating and capital needs is subject to a number of risks and contingencies. Accordingly, there can be no assurance as to whether or when the operations of Nextel will become profitable. See
"-- Nextel to Require Financing."

     The development, implementation and operation of the Digital Mobile networks will require significant funds. Due to expected operating losses and capital requirements, Nextel expects that it will be required to raise a portion of such funds externally. See "-- Nextel to Require Financing."

UNCERTAINTY OF PENDING TRANSACTIONS

     In addition to the Merger Agreement, Nextel has entered into several other agreements pursuant to which it proposes to make significant additional acquisitions of SMR assets either directly or through acquisitions of equity interests in businesses owning SMR assets.

     All of the pending transactions, including the Merger, are subject to the satisfaction of certain significant conditions, which may include receipt of regulatory approvals, board of director and/or stockholder approvals, and assurances of certain tax consequences.

     There can be no assurance as to when, if at all, the conditions and other contingencies with respect to any or all of the pending transactions will be satisfied or met, or that Nextel or any of the other parties thereto will not decide to abandon any of these transactions as to which significant conditions may remain unfulfilled or where completion is otherwise subject to its approval. It is therefore possible that only some, or even none, of the pending transactions will be consummated, or that, if consummated, the terms thereof will differ from those presently contemplated. See "SUMMARY -- B. THE PARTIES TO THE MERGER -- Nextel -- Pending Transactions."

     In addition, as described in "THE MERGER -- Compliance with Indentures," either compliance with certain debt incurrence requirements contained in the Nextel Indentures (including if the OneComm Transaction has then occurred, the OneComm Indenture) would need to be demonstrated in the context of (and giving effect to consummation of) each of the Merger, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction, or waivers of any non-compliance with respect to such covenants would have to be obtained from the relevant holders of a majority of the principal amount at stated maturity of the outstanding notes issued under the relevant Indentures to permit the consummation of such transactions. Additionally, in the context of the Dial Page Transaction, substantially identical Debt incurrence covenants imposed by the terms of the Dial Call Indentures would need to be complied with or waived by the relevant holders of a majority of the principal amount at stated maturity of the notes outstanding under one of such Dial Call Indentures and 66 2/3% of the principal amount at stated maturity of the notes outstanding under the other of such Dial Call Indentures as a condition to consummation of the Dial Page Transaction. Finally, although the terms of the Nextel Indentures do not prohibit consummation of the McCaw Transaction, the McCaw Securities Purchase Agreement conditions the McCaw Investor's obligation to consummate the transactions contemplated thereby on Nextel's receipt of necessary consents and waivers under each of the Nextel Indentures to consummate the Merger, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction.

     In addition, because the obligations of each of Nextel and AMS to consummate the Merger are subject to the consummation of the McCaw Transaction, in the event that Nextel is unable to obtain the required consents under the Nextel Indentures to consummate the Motorola Transaction, the OneComm Transaction and/or the Dial Page Transaction there can be no assurance that the McCaw Transaction will be consummated or that the applicable conditions to the obligations of either Nextel or AMS to consummate the Merger will be satisfied.

RISKS OF IMPLEMENTATION OF DIGITAL MOBILE NETWORKS

     Nextel has begun to implement its Digital Mobile networks in several of its market areas. As of March 31, 1995, Nextel's Digital Mobile networks were operating throughout most of California and in the greater metropolitan areas of New York City and Chicago. In addition, as of such date, Nextel had Digital Mobile networks under construction in several other market areas, including Las Vegas, Reno, Detroit, the mid-Atlantic and New England, and in the design and implementation stages in Ohio, western New York State, Pennsylvania, Texas and Florida. Under its current nationwide Digital Mobile network build out plan (which, as discussed below in "-- Nextel to Require Financing," "-- Implementation of Digital Mobile Networks Subject to Risks of Developing Technology" and "-- Success of Digital Mobile Networks Is Dependent on the Ability of Nextel to Compete," is premised on several key assumptions, including the completion of all pending transactions, availability of sufficient funding, achievement of satisfactory system performance standards and maintenance of targeted service and subscriber equipment pricing levels), Nextel currently expects ultimately to implement Digital Mobile networks in market areas covering 85% of the U.S. population.

     During 1995 and 1996 (without giving effect to any of the pending transactions), Nextel expects to activate Digital Mobile network service in additional markets, which, together with the markets already activated, would involve providing coverage in major metropolitan market areas throughout the nation that collectively account for more than half of the total U.S. population. Such additional markets may include Reno, Detroit, Cleveland, mid-Atlantic, New England, Dallas/Fort Worth, Houston, San Antonio, Rochester, Buffalo, Pittsburgh, Columbus, Indianapolis, Cincinnati, Milwaukee and Salt Lake City. Assuming the completion of all pending transactions and receipt of sufficient financing (see "-- Nextel to Require Financing"), on a pro forma basis, Nextel expects to provide Digital Mobile network coverage to approximately 80% of the U.S. population by the end of 1996.

     The implementation of Digital Mobile networks involves systems design, site procurement, construction, electronics installation, receipt of necessary FCC and local regulatory approvals and initial systems optimization prior to commencing commercial service. Each stage can take from several weeks to several months and involves various risks and contingencies, the outcome of which cannot be predicted. There can be no assurance that Nextel will be able to implement Digital Mobile networks in any particular existing market, including those markets served by AMS' SMR systems in the State of Florida, or any particular additional market that may be acquired in connection with Nextel's other pending transactions in accordance with Nextel's current plans and schedules.

     As discussed under "-- Implementation of Digital Mobile Networks Subject to Risks of Developing Technology," Nextel has experienced technology-related difficulties in the areas of system access, system reliability and various characteristics affecting voice quality which have extended system optimization activities beyond Nextel's original expectations and, accordingly, have delayed its implementation, principally with respect to its marketing plans. As discussed below, Nextel continues to work with Motorola in an effort to resolve such technology issues. Nextel has stated that for a limited period of time after first making its Digital Mobile network services available on a commercial basis, it provided, and in certain markets continues to provide, discounts to customers (principally with regard to to such customers' usage of mobile telephone services) because of concerns with system performance and network service-related issues, and gave, and in certain circumstances has continued to give, credits to subscribers in those markets in an attempt to foster satisfactory customer relations in response to certain performance and network service-related issues. Such extended system optimization activities, customer loading delays and customer discounts and credits have adversely affected and may continue to adversely affect Nextel's ability to generate revenue.

     Nextel has delayed commencing aggressive marketing efforts that would be expected to produce significant increases in customer loading while the technology issues are being addressed. In particular, Nextel is continuing to focus its marketing efforts on attracting customers from its previously identified targeted groups of potential subscribers, chiefly its existing analog SMR dispatch system subscribers and other business users including current users of multiple wireless communications services and those new users who may be attracted to the combination of services made possible by its Digital Mobile networks.

     In connection with the discussions relating to the McCaw Transaction, representatives of the McCaw Investor expressed their concurrence in Nextel's view that improvements in the current voice transmission quality relating to mobile telephone service would be necessary to enable Nextel's multi-service offerings that utilize mobile telephone service to be competitive in the wireless communications services markets as such markets are expected to develop in the future. Accordingly, in connection with the McCaw Transaction, Nextel and Motorola entered into the Second Equipment Agreement Amendment that provides for the development of Reconfigured iDEN that is intended to produce, among other desired outcomes, significant improvements in the voice quality of mobile telephone service beyond the level of improvements contemplated by Motorola's previous plans. The terms of the Second Equipment Agreement Amendment, when implemented, may have the effect of increasing the amount of system infrastructure equipment required to be deployed. However, the related increases in Nextel's capital expenditures are expected to be offset by the more favorable infrastructure equipment and subscriber unit pricing contemplated by the Second Equipment Agreement Amendment. See "-- Nextel to Require Financing."

     Motorola's agreement to develop Reconfigured iDEN will terminate if the McCaw Transaction is not consummated. If the McCaw Transaction is consummated, Reconfigured iDEN would not be implemented until at least early 1996, assuming timely and satisfactory development of the relevant technology and related system infrastructure and subscriber unit software. Motorola has advised Nextel that (independent of the development commitment contained in the Second Equipment Agreement Amendment) Motorola contemplates continuing to install software upgrades during 1995 in accordance with its previous plans, directed at producing voice transmission quality improvements and system access and reliability improvements in the mobile telephone mode in Nextel's Digital Mobile networks.

     Based on the current technology and system performance issues associated with the voice quality of mobile telephone service, and the current schedule for implementing the system modifications and enhancements directed at addressing these issues, Nextel does not anticipate that it will commence active marketing efforts relating to service offerings that emphasize mobile telephone service until Reconfigured iDEN or other modifications or enhancements that result in sufficient improvements in the quality of the mobile telephone services have been installed. No assurance can be given that Reconfigured iDEN or such modifications or enhancements, if implemented, will be successful. The focus and progress of Nextel's Digital Mobile network services marketing efforts is and will continue to be dependent on a number of factors, including system performance, subscriber equipment availability and the ability to provide services that satisfy customer needs and expectations.

     There can be no assurance that Nextel's existing analog SMR customers will be willing to invest in new subscriber equipment necessary to migrate to the Digital Mobile network systems. Through March 31, 1995, approximately 22,600 Digital Mobile subscriber units were placed on Nextel's Digital Mobile networks. Consistent with Nextel's initial strategy to focus on dispatch-oriented customers, as of March 31, 1995 approximately 75% of Nextel's Digital Mobile customers subscribed to dispatch-only service while approximately 25% subscribed to a multi-service package, including dispatch, mobile telephone and short-message paging.

     If Nextel for any reason is not able to implement Digital Mobile networks, Nextel would be unable, utilizing its existing analog SMR systems, to provide mobile telephone services comparable to those provided by other wireless communications systems operators or to achieve significant further subscriber growth. See "-- Success of Digital Mobile Networks is Dependent on the Ability of Nextel to Compete."

     Assuming Nextel is able to implement Digital Mobile network services in the relevant markets on a timely basis, the success of Digital Mobile network service also could be affected by matters beyond the control of Nextel, such as availability and pricing of subscriber equipment, marketing and pricing strategies of competitors, availability of superior competitive products and general economic conditions. See "-- Success of Digital Mobile Networks is Dependent on the Ability of Nextel to Compete" for a discussion of the impact of subscriber equipment pricing on the ability of Nextel to compete with other wireless communications providers.

IMPLEMENTATION OF DIGITAL MOBILE NETWORKS SUBJECT TO RISKS OF DEVELOPING TECHNOLOGY

     The iDEN technology currently incorporated in Nextel's Digital Mobile networks uses a new type of digital transmission technology, based on the Time Division Multiple Access ("TDMA") technology format, known as "six-time slot TDMA." A different version of TDMA (three-time slot) has recently been deployed by McCaw Cellular Communications, Inc., a subsidiary of AT&T, and Southwestern Bell Mobile Systems, and is expected to be deployed by certain other cellular carriers pursuant to a standard adopted by the cellular industry. Six-time slot TDMA technology deployed by Nextel can carry up to six voice paths per channel, compared with three voice paths available in a three-time slot TDMA format such as that utilized in the initial digital systems being deployed by the cellular industry. The use of six-time slot TDMA technology in combination with Nextel's re-use of its licensed frequencies in a cellular-type system design permits Nextel to more efficiently utilize its current holdings of spectrum in its market areas. Efficient utilization of Nextel's available spectrum is an important objective generally because less spectrum is available in the SMR band than is or may be licensed to other wireless operators in each market.

     As described under "SUMMARY -- B. THE PARTIES TO THE
MERGER -- Nextel -- Pending Transactions -- Motorola Transaction," pursuant to the Second Equipment Agreement Amendment, Motorola has agreed to use its best efforts to develop, and Nextel has agreed to implement when developed, Reconfigured iDEN. Reconfigured iDEN is intended to enhance audio quality but will result in a reduction of time slots and, therefore, less efficient use of spectrum for telephone interconnect services. There can be no assurance that Reconfigured iDEN will be developed, or that, if developed, it will be successfully deployed.

     Although Nextel believes that TDMA technology, on balance, is superior to analog technology that is used in traditional SMR systems, the use of digital technology in general, and six-time slot TDMA in particular, involves certain performance trade-offs, for example, various characteristics affecting voice quality and fidelity. In general, as the relevant technologies are currently deployed, digital voice transmission produces a distinguishably different set of sound characteristics than analog voice transmission (whether SMR or cellular). The difference results, in part, from the fact that digital voice transmission requires the digital encoding and decoding of the voice communication. Hence, both six-times TDMA and digital cellular voice transmissions sound different from traditional analog cellular transmissions. These trade-offs may have an effect on customer acceptance.

     In addition to these technology-based differences, customer acceptance of the service offered by Nextel also will be affected by the operational performance and reliability of systems transmission on its Digital Mobile networks. In that regard, as is frequently the case both in the development and implementation of new technologies and the offering of related services, Nextel has experienced difficulties and delays in the implementation of the iDEN TDMA technology. Such difficulties have been encountered, and have been and continue to be addressed, in three principal areas: system reliability (the percentage of time the system is operating), system access (how often a user can gain access to the system) and various characteristics affecting voice quality. Nextel's objectives in carrying out the initial phase of system optimization activities have been to achieve satisfactory performance levels in the areas of system reliability and system access. During calendar year 1994, Nextel and Motorola coordinated their efforts to identify and implement various system hardware adjustments and software upgrades to bring about improvements in various operating and performance characteristics. Although further improvements in the area of system reliability and access are expected to be pursued, Nextel believes that its existing Digital Mobile networks as operated at March 31, 1995 were demonstrating acceptable performance levels in these areas. Additional software upgrades are being installed at the present time to further improve system reliability and access. Nextel anticipates that there will be an ongoing focus on system optimization activities principally directed at achieving improvements in a number of areas relating to the quality of voice transmissions over the Digital Mobile networks. In addition to the potential system modifications and enhancements to the iDEN technology contemplated by the Second Equipment Agreement Amendment, Motorola has scheduled software loads and other system enhancements, which are anticipated to be introduced in mid-1995, that are designed to address a number of system performance issues associated with certain characteristics affecting the quality of voice transmissions encountered by Digital Mobile subscribers. Ongoing optimization, software loading and planned maintenance activities affecting the Digital Mobile network systems periodically necessitate the schedule turn down of sub-systems during periods of very low traffic, typically at night or on weekends.

     Throughout late 1994 and continuing during 1995 Nextel and Motorola conducted objective system testing as well as customer surveys designed to assess the foregoing operational issues. As discussed above, during 1994 a number of systems hardware adjustments and software upgrades were made to address issues identified through such testing and surveys. Nextel believes that customer acceptance of the dispatch service on the Digital Mobile networks was generally at an acceptable overall level during such period, but that the mobile telephone service needs further improvement before Nextel would be in a position to actively market such services as part of a competitive wireless communications services alternative to existing cellular telephone service in its markets. To date, Nextel's experience is based on a limited number of customers who are primarily oriented to dispatch service, and such experience should not necessarily be regarded as an accurate predictor of Nextel's experience in the future, particularly as Nextel's customer base expands beyond such group of initial customers. Any inability to satisfactorily address and resolve performance issues that affect customer acceptance of Digital Mobile network service could delay or adversely affect the successful commercialization of the Digital Mobile networks and could adversely affect the business and financial prospects of Nextel.

     Nextel expects that system optimization activities will be a continuing component of normal Digital Mobile network operation, and the satisfactory resolution of certain system performance issues in a particular market or at a particular stage of operations does not necessarily preclude the need to address those issues again, for example, as a result of a significant increase in the number of subscribers using the Digital Mobile networks. Moreover, future upgrades or modifications may have unexpected adverse effects on performance issues previously addressed. However, each of Motorola and Nextel believes that a large portion of the hardware and software adjustments developed in the course of system optimization activities to address particular issues, and the resulting system performance improvements realized, should be applicable to similar issues in different markets. Nevertheless, as is often the case in the deployment of utilized wireless communications networks, it should be expected that there will be market-specific characteristics, such as local terrain, topography, the number of licensed frequencies, the utilization of adjacent radio frequencies and other factors, that will require customized optimization activities to successfully address related system performance issues.

     The cellular divisions of certain major telephone companies in the United States have publicly announced that they have selected the digital technology format known as code division multiple access ("CDMA"), predicted to provide a significant increase in capacity over current analog technology, as the basis for the digital technology that they intend to deploy in their cellular systems. It is possible that in the future subscribers might prefer using CDMA rather than TDMA technology. Moreover, customer acceptance of the service offered by Nextel may also be affected by the development of new technologies in addition to CDMA that may potentially offer features or performance characteristics that are perceived by customers to be superior to TDMA, including the iDEN technology being deployed by Nextel.

     Nextel continuously reviews alternate technologies as they are developed. However, to date, it has not been regarded as necessary or as a commercially feasible strategy to adapt currently available alternative technologies to operate on Nextel's present spectrum position. Nextel has pursued, and is actively pursuing, certain regulatory initiatives seeking the right to use contiguous blocks of spectrum, although there can be no assurance as to the outcome of such initiatives.

     Should Nextel choose to deploy a technology other than iDEN for any of its wireless communications services, Nextel believes that its systems planning and its contractual relationships with Motorola would permit it to utilize a different technology. However, in light of the development period for Reconfigured iDEN, Nextel has agreed, in the Second Equipment Agreement Amendment, not to effect a change from iDEN technology prior to October 1, 1997 without Motorola's consent. See "SUMMARY -- B. THE PARTIES TO THE
MERGER -- Nextel -- Pending Transactions -- Motorola Transaction." Due to the considerable present uncertainty surrounding the factors that might affect such a decision, including the performance characteristics and customer perceptions of iDEN or of competing digital technologies and possible future improvements in iDEN technology, it is impossible to predict if or when such a decision could be made.

NEXTEL TO REQUIRE FINANCING

     Based on Nextel's operations as of December 31, 1994, and assuming completion of the Merger and the other pending transactions described herein (but not giving effect to financing received upon any consummation of the McCaw Transaction or upon any exercise of the Comcast Purchase Right in connection with any of the pending transactions, or to the impact of deployment of Reconfigured iDEN, or revised infrastructure equipment and subscriber unit pricing terms contemplated by the Second Equipment Agreement Amendment), Nextel will require significant financing for capital expenditures for the construction of Digital Mobile networks, operating expenses relating to Nextel's Digital Mobile network and traditional analog SMR systems, potential acquisitions and other corporate expenditures. As of March 27, 1995, Nextel estimated that the following sources and uses of funds would be required first to meet Nextel's continuing objective of developing, constructing and operating Digital Mobile networks nationwide, which would provide service coverage to areas containing approximately 85% of the U.S. population and second to meet Nextel's objective of expanding the capacity of its Digital Mobile networks thereafter to meet potential increased demand for such services in such areas:

                             SUMMARY BUSINESS PLAN

                                                          YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------
                                            1995        1996        1997        1998        1999
                                           -------     -------     -------     -------     -------
                                                            (DOLLARS IN MILLIONS)
ANTICIPATED USES (SOURCES):
  Capital Expenditures(1,7)
     For Coverage........................  $ 556.8     $ 699.8     $ 222.7     $ 142.7     $ 168.7
     For Increased Capacity..............                             42.6       143.2       223.7
                                           -------     -------     -------     -------     -------
     Total...............................    556.8       699.8       265.3       285.9       392.4
Cash Interest Expense(8).................     14.3        43.8        72.0        70.5       247.5
Operations, Net(2,7).....................    172.6       243.1       193.1      (174.3)     (640.5)
                                           -------     -------     -------     -------     -------
     Total Uses (Sources)................  $ 743.8     $ 986.6     $ 530.4     $ 182.1     $  (0.6)
                                           =======     =======     =======     =======     =======
FINANCING:
Beginning Cash(3)........................  $ 781.0     $ 107.2     $  30.0     $  30.0     $  30.0
  (Uses) Sources From Above..............   (743.8)     (986.6)     (530.4)     (182.1)        0.6
  Debt Repayments........................                             (9.7)      (20.5)      (62.6)
  Anticipated Vendor Financing(4)........     15.0       574.1
  Option Proceeds(5).....................     35.0         0.7       445.0
  Other, Net(6)..........................     20.0
  Additional Capital Needed(7)...........                334.6        95.1       202.6        62.0
                                           -------     -------     -------     -------     -------
Ending Cash..............................  $ 107.2     $  30.0     $  30.0     $  30.0     $  30.0
                                           =======     =======     =======     =======     =======
Cumulative Capital Needed:...............      -0-     $ 334.6     $ 429.7     $ 632.3     $ 694.3
                                           =======     =======     =======     =======     =======
Cell Sites Built(9):
  Annual.................................    1,044       1,456         378         118         118
  Cumulative.............................    1,811       3,267       3,645       3,763       3,881

- ---------------
(1) Each cell site is planned for an initial construction with 18 voice paths. Increased capacity represents installation of additional radios at cell sites to handle increased numbers of subscribers.

(2) Includes estimated Digital Mobile network operating expenses, net of revenue; analog SMR operating revenue, net of expenses; corporate expenses; and other uses of funds.

(3) Includes estimated cash and marketable securities in aggregate for Nextel, Dial Page and OneComm.

(4) Includes financing anticipated to be available pursuant to the existing $260,000,000 Motorola facility, the existing $40,000,000 Northern Telecom facility, the pending increase of $260,000,000 in the Motorola facility, and the pending $165,000,000 Motorola facility for the OneComm markets. There can be no assurance such sources will be available. In the event Nextel receives only a portion or none of the funds described above, Nextel would need to seek alternative financing, although there can be no assurances it would be able to obtain any such financing.

(5) Includes the Comcast second tranche investment of $35,000,000, and assumes the exercise of the Comcast warrant in 1997 (25,000,000 shares with a $16 per share exercise price) and the Motorola warrant in 1997 (3,000,000 shares with a $15 per share exercise price). There can be no assurance such sources will be available. In the event Nextel receives only a portion or none of the funds described above,

    Nextel would need to seek alternative financing, although there can be no assurances it would be able to obtain any such financing.

(6) Includes receipt of estimated gross cash proceeds from the sale of the Dial Page paging business, net of certain liabilities of such business, and net of transaction costs and other anticipated uses.

(7) Includes expenditures for construction and operating expenses relating to the build out of Digital Mobile networks in Florida.

(8) Assumes interest expense of 10% per annum. Additional capital assumed to be in the form of equity. To the extent the additional capital is raised in the form of debt, interest expense would increase accordingly.

(9) Includes cell sites built for Nextel, Dial Page, OneComm and AMS in the aggregate.

     The anticipated uses above for the pending transactions are based, in part, upon information provided to Nextel by OneComm, Motorola and Dial Page. Nextel continues to analyze such estimates and expects to re-evaluate such estimates upon consummation of the Merger and the other pending transactions.

     The anticipated uses noted above give effect to Nextel's agreement with Motorola to purchase and install iDEN equipment during the three-year and five-year periods beginning on August 4, 1994 sufficient to cover 70% and 85%, respectively, of the U.S. population (which periods each will be extended by one year if Nextel does not receive $650,000,000 in additional equity financing from a strategic investor by August 4, 1995), but do not give effect to either any differences in infrastructure equipment requirements or deployment schedules that may be occasioned by implementation of Reconfigured iDEN pursuant to the Second Equipment Agreement Amendment, nor to the different commercial terms, including pricing for system infrastructure equipment and subscriber units, contained in the Second Equipment Agreement Amendment.

     The sources of financing set forth in the above table do not reflect receipt by Nextel of any funds associated with the McCaw Transaction or upon any exercise of the Comcast Purchase Right. As described in "SUMMARY -- B. THE PARTIES TO THE MERGER -- Nextel -- Pending Transactions," at the closing of the issuance of the McCaw Units in connection with the McCaw Securities Purchase Agreement, Nextel would receive $300,000,000 from the McCaw Investor. In addition, if the McCaw Options were fully exercised and involved solely issuances by Nextel of shares of Nextel Common Stock, Nextel would receive approximately $232,000,000 of additional funds prior to the second anniversary of the closing under the McCaw Securities Purchase Agreement, $277,500,000 of additional funds prior to the fourth anniversary of such closing, and $107,500,000 of additional funds prior to the sixth anniversary of such closing, pursuant to the applicable terms of the McCaw Options. The foregoing does not assume any exercise of the McCaw Options or the Incentive Option. As described in "SUMMARY -- B. THE PARTIES TO THE MERGER -- Nextel -- Recent
Developments -- Comcast Amendments", on April 30, 1995, Comcast exercised the Comcast Purchase Right with respect to the issuance of shares of Nextel Common Stock contemplated to occur in connection with the Dial Page Transaction. Assuming consummation of such exercise of the Comcast Purchase Right, and based upon Nextel's current estimate that approximately 26,400,000 shares of Nextel Common Stock will be issued in the Dial Page Transaction, Nextel would issue approximately 9,250,000 shares of Nextel Common Stock, for a purchase price of $12.25 per share, to an affiliate of Comcast. As described in "THE
MERGER -- Anti-Dilutive Purchase Rights", any exercise of the Comcast Purchase Right in connection with the Merger would occur in accordance with the terms of the Comcast Stock Purchase Agreement as amended by the Comcast January Amendment. No assurance can be given that the Dial Page Transaction will be consummated, or that any other conditions to consummation of the Comcast Purchase Right related thereto will be satisfied. It is not known whether the Comcast Purchase Right relating to the Merger will be exercised. The foregoing table does not assume any consummation of such Comcast Purchase Rights.

     The uses of funds set forth in the above table do not reflect any impact on Nextel associated with the development and deployment of Reconfigured iDEN or other changes contemplated by the Second Equipment Agreement Amendment. As previously noted, the audio quality enhancements intended to be produced through Reconfigured iDEN are expected to result in increased capital expenditures resulting from the installation of additional system infrastructure equipment, which (in addition to certain other changes contemplated by the Second Equipment Agreement Amendment) is expected to be offset by the more favorable system infrastructure equipment pricing terms contained in the Second Equipment Agreement Amendment. Thus, Nextel does not currently expect that the net change on aggregate uses over the relevant period associated with any such development and deployment of Reconfigured iDEN or other changes contemplated by the Second Equipment Agreement Amendment will be material, although timing differences may occur.

     The above is a summary business plan as of March 27, 1995 for Nextel for the five years ending December 31, 1999 (the "Summary Business Plan"). Nextel was the sole preparer of the Summary Business Plan. The Summary Business Plan is based on Nextel's best estimate of the results it expects and assumes the successful closing of all the then pending transactions in 1995 (but does not reflect, or make any assumption concerning, other developments since that date, including the McCaw Transaction and, except as described above, the related Second Equipment Agreement Amendment and amendments to the Comcast Stock Purchase Agreement) in accordance with the terms in effect on March 27, 1995. With specific reference to the Merger, however, (which was not the subject of any definitive agreement on March 27, 1995 and therefore is not reflected in the Summary Business Plan), Nextel does not believe that the net impact on sources and uses associated with the Merger over the relevant period will differ in either amount or timing from the net impact associated with the transactions contemplated in the Stock Purchase Agreement previously in effect which is reflected in the Summary Business Plan.

     In connection with the development and deployment of Reconfigured iDEN, Nextel anticipates that it will further refine its estimates concerning the related capital expenditures and other uses reflected in the Summary Business Plan. However, Nextel does not intend to update or otherwise revise the Summary Business Plan to reflect events or circumstances existing or arising after March 27, 1995, or to reflect the occurrence of unanticipated events, except as required by applicable law.

     The Summary Business Plan necessarily is based upon a number of estimates and assumptions that, while prepared with numerical specificity and considered reasonable by Nextel, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Nextel, and upon assumptions with respect to future business decisions which are subject to change based upon, among other things, the actual experience of Nextel concerning aspects of its business that currently are subject to such uncertain and contingent estimates and assumptions. The Summary Business Plan assumes, among other things, that the performance of the Digital Mobile network technology will improve as discussed herein (see "-- Risks of Implementation of Digital Mobile Networks" and "-- Implementation of Digital Mobile Networks Subject to Risks of Developing Technology"), and that Nextel will construct and will open as scheduled additional markets using the Digital Mobile networks and will achieve commercial success and will attract a substantial number of users to the Digital Mobile networks. The commercial success of the Digital Mobile networks is subject to a number of uncertainties and contingencies that are beyond Nextel's control. Accordingly, there can be no assurances that the Summary Business Plan will be achieved. The Summary Business Plan and actual results will vary, and those variations may be material. The inclusion of the Summary Business Plan herein should not be regarded as a representation by Nextel or any other person that the Summary Business Plan or any component part of such Summary Business Plan will be achieved. The Summary Business Plan was prepared by Nextel solely in connection with the potential solicitation by Nextel of certain consents of holders of debt securities (see "THE MERGER -- Compliance with Indentures") in connection with certain pending transactions described in "SUMMARY -- B. THE PARTIES TO THE
MERGER -- Nextel -- Pending Transactions" and not for purposes of assessing equity value. Recipients of these materials are cautioned not to place undue reliance on the Summary Business Plan.

     Nextel anticipates that its net losses will increase significantly during the ongoing start-up phase of the Digital Mobile networks and that it will generate significant operating losses over the next several years. Accordingly, there can be no assurance as to whether or when the operations of Nextel will become profitable and, therefore, as to whether the amount of the anticipated uses of funds noted above are sufficient or whether the funds will be required earlier than noted.

     Based on the foregoing, Nextel estimated, as of March 27, 1995, that it will require approximately $334,600,000 in 1996, $95,100,000 in 1997,
$202,600,000 in 1998, and $62,000,000 in 1999 in additional funds in excess of the anticipated available sources listed above (which are subject to certain conditions precedent as noted above) in order to finance capital expenditures for the construction of Digital Mobile networks, operating expenses relating to Nextel's Digital Mobile network and traditional analog SMR systems, potential acquisitions and other corporate expenditures. The foregoing reflects, in part, the effect of delays Nextel and OneComm have encountered in the marketing of the Digital Mobile networks due to the current state of system performance. See "-- Risks of Implementation of Digital Mobile Networks." To the extent that Nextel, OneComm, or Dial Page continue to experience system performance issues, the anticipated uses will increase due to further delay in such companies' receipt of anticipated cash revenue. The significant level of capital expenditures in 1995 and 1996 reflects the plan to build out markets covering approximately 80% of the U.S. population by the end of 1996 and approximately 85% of the U.S. population by the end of 1997. Thereafter, capital expenditures are lower as Nextel anticipates adding capacity principally by adding additional transmitters to the previously constructed cell sites to meet the anticipated subscriber demand and, to a lesser extent, to increase coverage. To the extent that the number of new subscribers is greater than currently estimated, the required capital expenditures will be incurred earlier than currently reflected; to the extent that the number of new subscribers is less than currently estimated, the required capital expenditures will be incurred later than currently reflected. Also, to the extent that Comcast and Motorola do not exercise their respective options and warrants which expire in 1997, such funding needs would increase by $400,000,000 and $45,000,000, respectively, in 1997.

     In addition to evaluating whether there might be ways to build systems more cost-effectively in those markets where it plans to operate, Nextel is also evaluating, on a market-by-market basis, the appropriateness of the proposed build out of Digital Mobile networks in such time frame as is currently planned. More specifically, while Nextel intends to prioritize its resources toward those markets with the greatest demand for wireless services, Nextel will also evaluate whether certain other geographic areas economically warrant full geographic coverage in a relatively short period of time, as the current business plan assumes, or whether in some cases it would be more appropriate to build out a market using an alternative plan; for example, to build city and connecting highway coverage rather than an entire market, or to delay the build out of one or more cities by several months. Such evaluation is being undertaken with a view toward maximizing the cost effectiveness of capital expenditures and operating funds and potentially to reduce the overall level of funds needed.

     Finally, if the McCaw Transaction is not completed and Nextel does not raise sufficient additional funds as required by the Summary Business Plan outlined above (or does not receive funds from the Comcast second tranche investment and from the full exercise of the Comcast and Motorola options and warrants), Nextel could build out fewer markets with its Digital Mobile networks. Nextel estimates that by implementing such alternative plan, it could reduce the additional capital needed to approximately $250,000,000 ($100,000,000 in 1997 and $150,000,000 in 1998) which would enable it to provide coverage to approximately half of the U.S. population while still servicing the debt estimated to be outstanding. Such a revised business plan (which does not give effect to the amendments to Nextel's agreements with Motorola entered into in connection with the McCaw Transaction) would require changes to certain existing agreements, including, but not limited to, Motorola's consent (as to which consent there can be no assurance) to the extent that Nextel would not be able to satisfy the terms of its equipment purchase agreements. To the extent that Nextel builds out the markets which are included under the Motorola and Northern Telecom finance agreements, and assuming the satisfaction of the conditions to borrowing thereunder (as to which there can be no assurance) Nextel does not expect such expected sources of funds to be affected by a revised business plan.

     The consummation of certain of the pending transactions is subject to compliance with the requirements of the relevant Indentures, or the receipt of consents of the holders of notes issued thereunder as described in "THE
MERGER -- Compliance with Indentures." The McCaw Transaction is not subject to such requirements; however, the obligation of the McCaw Investor to consummate the transactions contemplated by the McCaw Securities Purchase Agreement is subject to Nextel's receipt of necessary consents and waivers, on terms reasonably satisfactory to the McCaw Investor, under each of the Nextel Indentures to consummate the Merger, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction. In the event that Nextel utilizes available cash (to the extent such cash is contractually permitted to be so utilized) to reduce certain of its indebtedness, or for other purposes, in order to facilitate consummation of the pending transactions in compliance with the Indentures, such action would decrease the amount of cash available to Nextel to finance the build out of the Digital Mobile networks. If, after consummation of such transactions, Nextel chose not to or was unable to effectively reverse such debt reduction, there would be a corresponding increase in the amount of, and acceleration in the need for, additional financing required by Nextel to build out its Digital Mobile networks. As described in "THE MERGER -- Compliance with Indentures," Nextel currently contemplates that it will address the requirements of the Indentures through the solicitation of consents rather than the reduction of indebtedness.

     The ability of Nextel to incur additional indebtedness is and will be limited by the terms of (i) the Nextel Indentures and, following the OneComm Transaction and the Dial Page Transaction, the OneComm Indenture and the Dial Call Indentures, respectively, (ii) the Motorola and Northern Telecom vendor financing agreements, and (iii) the indebtedness expected to be assumed by Nextel in connection with certain of the pending transactions.

     Nextel's Summary Business Plan requires additional financing as noted above. As discussed above, a significant portion of these additional financing requirements would be met with funds received by Nextel in an assumed consummation of the McCaw Transaction (and assumed future exercises by the McCaw Investor of the McCaw Options). Nextel has had and may in the future have discussions with other parties regarding potential equity investments and debt financing arrangements to satisfy such financing needs. Pursuant to the Motorola Transaction, Nextel has agreed, under certain circumstances, not to grant superior governance rights to any third-party investor without Motorola's consent, which may make securing equity investments more difficult. Motorola has given such consent with respect to the grants of superior governance rights in connection with the McCaw Transaction. At present, other than the existing equity or debt financing arrangements that have been consummated and/or disclosed (including those contemplated by the McCaw Transaction), Nextel has no commitments or understandings with any third parties to obtain additional equity or debt financing, and no assurances can be made that Nextel will be able to obtain any such additional financing on acceptable terms.

RISKS OF A HOLDING COMPANY STRUCTURE

     The Digital Mobile networks currently activated or in construction in Nextel's markets will be owned and operated by wholly owned subsidiaries of Nextel. In certain circumstances, such subsidiaries will be direct obligors under the agreements with Motorola and Northern Telecom to finance the purchase price of the infrastructure equipment employed in those networks. In addition, Motorola has committed that upon completion of the OneComm Merger and completion of the Motorola Transaction, an additional $165,000,000 facility will be provided to an operating subsidiary of OneComm (that will become a subsidiary of Nextel upon consummation of the OneComm Merger) to finance the acquisition of iDEN equipment for the buildout of Digital Mobile networks in OneComm's markets.

     The subsidiary financing agreements limit dividends, loans and cash distributions from such subsidiaries to Nextel so that profits generated by such operating entities may not be available to Nextel while the loans from Motorola and Northern Telecom are outstanding. In the event that any financing agreements are entered into with respect to Digital Mobile networks proposed to be constructed in the markets of DisCom, PowerFone, QTI, AMI-West or in other markets that are to be added as a result of Nextel's pending acquisition transactions as described herein, it is anticipated that such agreements will be no more favorable to Nextel than the current agreements.

     In addition, the Nextel Indentures also limit the ability of Nextel to pay dividends or make other distributions to its stockholders or to repurchase shares of its or its subsidiaries' capital stock. The OneComm Indenture limits the ability of OneComm (and would limit the ability of Nextel, as the successor to OneComm following the OneComm Merger) to pay dividends or to make other distributions to its stockholders and to repurchase shares of its capital stock or its subsidiaries' capital stock. In addition, the $115,000,000 revolving credit facility between a OneComm operating subsidiary and The Chase Manhattan Bank (National Association) (the "OneComm Chase Facility") limits dividends, loans and cash distributions from the OneComm operating subsidiary to OneComm (or Nextel, as the successor to OneComm subsequent to the OneComm Merger). Based upon the availability of funds under the equipment finance agreement entered into with Motorola, it is anticipated that Nextel will terminate the OneComm Chase Facility following the OneComm Merger.

SUCCESS OF DIGITAL MOBILE NETWORKS IS DEPENDENT ON THE ABILITY OF NEXTEL TO COMPETE

     The success of Nextel's Digital Mobile networks (including those proposed to be implemented in the markets that are to be added as a result of consummation of the Merger and any other of Nextel's pending transactions) will depend upon the ability of Nextel to compete with operators of other wireless communications systems in each relevant market.

     Nextel has stated that its marketing strategy for its proposed Digital Mobile networks would involve three stages. The first stage involves focusing Nextel's marketing efforts on attracting dispatch-oriented customers to its Digital Mobile networks. The second stage, which may occur contemporaneously with the first stage, involves marketing to mobile business users, including current users of multiple wireless communications services and those new users who may be attracted to the combination of services made possible by the Digital Mobile networks. Nextel contemplated that the third stage of its marketing effort would focus on attracting potential customers who are interested primarily in mobile telephone service. However, Nextel believes that the mobile telephone service currently being provided on its Digital Mobile networks needs further improvement before Nextel would be in a position to actively market to customers predominantly or exclusively interested in mobile telephone service. See "-- Implementation of Digital Mobile Networks Subject to Risks of Developing Technology."

     In connection with the negotiations relating to the McCaw Transaction, representatives of the McCaw Investor had numerous discussions with Nextel's management relating to Nextel's marketing strategy for its Digital Mobile networks. In these discussions, the McCaw Investor's representatives expressed their belief, based on their assessment of the competitive environment faced by various wireless communications service providers, that Nextel's business plan and strategy, including its marketing strategy, should be focused principally on meeting and servicing the needs of potential customers for integrated business communication services rather than focusing on customers who are interested primarily in mobile telephone service. The McCaw Investor's representatives and members of Nextel management shared the assessment that this particular target customer base presented a significant market opportunity.

     Nextel reviews its business and marketing plans in light of a variety of factors, including perceived opportunities, actual experiences in the marketplace, availability of financial and other resources and overall economic and/or competitive considerations, and may from time to time determine to change, refine or redirect such plans. Because Nextel's business and marketing strategies (as assumed to be implemented in the Summary Business Plan) to date have focused principally on dispatch-oriented customers and potential customers for integrated business communications services and have not relied on achieving significant penetration of the mobile telephone-only market, Nextel management does not believe that the view expressed by the representatives of the McCaw Investor represents or requires a material deviation from the prior and current conduct of Nextel's Digital Mobile network business, as contemplated by Nextel's business and marketing plan.

     As described in "SUMMARY -- B. THE PARTIES TO THE
MERGER -- Nextel -- Pending Transactions," upon completion of the McCaw Transaction, the McCaw Investor will designate a majority of the members of a newly created Operations Committee from its designated nominees on the Nextel Board which will have the responsibility for, among other things, formulating recommendations and proposals relating to Nextel's business strategy and marketing plans. Accordingly, if the McCaw Transaction is completed, Nextel's marketing strategy may be refined in accordance with the views of the representatives of the McCaw Investor on the Operations Committee, possibly resulting in greater emphasis on a marketing strategy focused on developing an integrated wireless communications service package directed primarily at business users as outlined above.

     Nextel will compete with established wireless operators in its efforts to attract mobile telephone customers, dealers and possibly resellers to its service in each of the markets in which Nextel expects to operate a Digital Mobile network (including the markets that are to be added as a result of the consummation of the Merger and any other of Nextel's pending transactions). While Nextel believes that the mobile telephone service to be provided on its Digital Mobile networks will be similar to other wireless services in certain respects, as discussed under "-- Implementation of Digital Mobile Networks Subject to Risks of Developing Technology," there are and will in certain cases continue to be differences between the services provided by Nextel and cellular operators and the performance of their respective systems. As a result of these differences, there can be no assurance that Digital Mobile network mobile telephone services will be competitive with other providers of mobile telephone services. Moreover, the cellular operators in each of Nextel's markets, as well as in the markets in which Nextel is expected to provide services upon the consummation of the Merger and the other pending transactions, have been operational for a number of years and such operators currently service a significant subscriber base. Nextel currently markets a multi-function subscriber unit that is significantly more expensive than digital or analog cellular handsets which do not incorporate multi-function capability. The prices expected to be available to Nextel for the subscriber handsets to be used by Nextel's customers will be higher than those charged for analog cellular handsets and may be higher than digital cellular handsets. Because many of the cellular operators in Nextel's markets have substantially greater financial resources than Nextel, such operators may be able to offer prospective customers equipment subsidies or discounts that are substantially greater than those, if any, which could be offered by Nextel. Thus, Nextel's ability to compete with cellular operators based on the price of subscriber equipment will be limited.

     Cellular carriers control more spectrum than Nextel and other SMR operators in each of the relevant market areas. Each cellular carrier is licensed to operate 25 MHz of spectrum, while 14 MHz is allocated in the 800 MHz band to all SMR system operators, including Nextel, in those markets. Additionally, there is
12.5 MHz of spectrum for privately owned and operated systems that is also available to SMR operators on a limited basis.

     Nextel will not be able to provide roaming service comparable with that currently available from cellular carriers unless and until the pending transactions described elsewhere in this Proxy Statement/Prospectus (including the Merger) and system build out are completed or, if such transactions are not completed, Nextel and/or other SMR system operators in other major United States market areas construct iDEN compatible systems and Nextel establishes suitable roaming arrangements with such operators.

     As is true for cellular carriers, the interconnection of subscriber units with the public switched telephone network will require Nextel to purchase certain exchange and inter-exchange services from telephone companies and certain other common carriers. Unlike cellular operators, however, Nextel currently is prohibited from profiting from the resale of certain services or facilities purchased from common carriers, such as local and long distance service, although implementation of recent legislation is expected to eliminate this prohibition as it applies to Nextel's Digital Mobile networks.

     The U.S. cellular industry is in the process of evaluating and implementing new digital transmission technologies, which will increase the capacity of existing cellular systems. See "-- Implementation of Digital Mobile Networks Subject to Risks of Developing Technology". During the transition to digital technology, the cellular industry is offering subscriber units with dual mode (analog and digital) compatibility. Nextel cannot predict the competitive effect that any of these factors, or any combination of these factors, will have on Nextel.

     The iDEN TDMA technology must also compete with competitive technologies that may be implemented by other wireless providers as described above under "-- Implementation of Digital Mobile Networks Subject to Risks of Developing Technology."

     The SMR industry has undergone and continues to undergo considerable consolidation, as evidenced by transactions such as the Merger, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction. Nextel, from time to time, has had discussions with a variety of third parties concerning potential acquisitions, dispositions, exchanges and combinations of SMR frequencies and/or related SMR operations involving Nextel and its market areas. Except as disclosed herein, Nextel presently has no binding agreements or commitments with any third party to engage in any of such transactions that are material. There can be no assurance, however, whether or to what extent there will be increasing SMR industry consolidation in the future, or how any such future consolidation may involve or affect Nextel, or its business or operations.

     Applications for licenses to operate Digital Mobile networks have been filed by third parties in certain of Nextel's markets, as well as in certain other markets that are proposed to be added as a result of Nextel's pending transactions.

     Motorola, which had been a significant participant in the SMR industry, had announced its intention to implement a digital iDEN SMR system in many regions throughout the country, which would have included some or all of the Nextel and OneComm markets, and had received authorization from the FCC to implement such systems. Pursuant to the Motorola Agreement, Motorola has agreed, subject to certain conditions, to transfer to Nextel the Motorola SMR Business; however, the contribution of the SMR Licenses and related assets in the Motorola/OneComm Territories is conditioned upon the closing of the OneComm Transaction (or the waiver of such condition by Motorola). There can be no assurances that the OneComm Transaction or the Motorola Transaction will be consummated. If the OneComm Transaction or the Motorola Transaction is not consummated, Motorola could retain its 800 MHz SMR systems in one or more of such geographic areas, in which case Nextel would continue to face significant competition from Motorola in such areas.

     Nextel may face competition in the future in Florida and Texas from Dial Page if the Dial Page Transaction is not consummated. In such circumstances, if appropriate alternative arrangements with Dial Page are not reached for Nextel either to acquire Dial Page's SMR operations and assets, or to transfer to Dial Page Nextel's SMR operations and assets (or management rights thereto) in such markets, Nextel will face significant competition from Dial Page in those markets. In addition, certain of the markets served by QTI and AMI-West, which were acquired by Nextel, are also served by OneComm. If the OneComm Transaction is not consummated and appropriate alternative arrangements with OneComm are not reached either to acquire OneComm's SMR operations and assets in such markets, or to transfer to OneComm Nextel's SMR operations and assets (or management rights thereto) in such markets, Nextel will face significant competition from OneComm in such markets, particularly if Motorola elects under those circumstances not to transfer the SMR assets relating to the Motorola OneComm Territories to Nextel and instead proceeds with a transfer of such assets to OneComm as had been originally contemplated by a letter agreement by and between Motorola and OneComm.


     Nextel also may face competition from other technologies and services introduced in the future, including PCS. The FCC has allocated 120 MHz of spectrum in the 1.8-2.2 GHz band for the provision of PCS, which may include mobile wireless communications services similar to those provided over Nextel's Digital Mobile networks. FCC licenses for this spectrum are to be awarded through a competitive bidding process and will be granted on a geographic basis for either a Major Trading Area ("MTA") or a Basic Trading Area ("BTA") (each as defined in the Rand McNally Commercial Atlas). Three 30 MHz licenses and three 10 MHz licenses (or licenses for a total of 120 MHz of spectrum), will be awarded in each market. The first round of this competitive bidding process, in which two 30 MHz licenses were awarded in each MTA in the United States, began on December 5, 1994 and was completed on March 13, 1995. The entities awarded a substantial portion of the 30 MHz PCS licenses in the first round included a number of current cellular communications service providers and joint ventures of current and potential wireless communications service providers, many of which have financial resources greater than those of Nextel. The next PCS auction round, which is limited to entities that meet specific size and ownership limitations, is currently scheduled to begin on August 29, 1995. That auction will assign BTA-based licenses. While it is not clear how PCS will develop or when such services will be available in Nextel's markets, PCS will likely compete with some or all of the services provided over Nextel's Digital Mobile networks.


RELIANCE ON ONE PRINCIPAL SUPPLIER IN IMPLEMENTATION OF DIGITAL MOBILE NETWORKS

     Pursuant to existing equipment purchase agreements (the "Equipment Purchase Agreements") between Motorola and Nextel, which have been or are proposed to be amended by the Equipment Purchase Agreement

Amendment entered into in connection with the Motorola Agreement (the "Prior Equipment Agreement Amendment"), entered into in connection with the Motorola Transaction, and by the Second Equipment Agreement Amendment, entered into in connection with the McCaw Transaction, Motorola provides the iDEN infrastructure and subscriber handset equipment to Nextel throughout its markets. As a result, Nextel will rely on Motorola for the manufacture of a substantial portion of the equipment necessary to construct Digital Mobile networks. The Equipment Purchase Agreements, as amended, include a commitment from Nextel to purchase from Motorola a significant amount of equipment, which will be subject to financing arrangements with Motorola. Nextel has, among other things, agreed, subject to certain conditions, to purchase and install iDEN equipment during the three-year and five-year periods beginning on August 4, 1994 (which periods will be extended by one year if Nextel does not receive $650,000,000 in additional equity financing by August 4, 1995) sufficient to cover 70% and 85%, respectively, of the United States population. In addition, under the Second Equipment Agreement Amendment Nextel has agreed until August 4, 1999 and subject to certain conditions, to purchase from Motorola at least 50% of the base radios it purchases in any calendar year. Motorola estimates that such commitments to purchase base radios and associated infrastructure equipment could have an aggregate purchase price in excess of approximately $750,000,000, although the amount may be higher or lower depending on circumstances such as systems design, changes in the producer price index, the timing of purchases or other cost adjustments or the success of Nextel's marketing plan. If Nextel does not consummate the Dial Page Transaction or the OneComm Transaction, the size of the purchase commitment will be reduced on a mutually agreed proportionate basis. In addition, Nextel has agreed to purchase specified percentages of its subscriber unit requirements from Motorola. Such commitments are in addition to amounts purchased from Motorola or for which Nextel, OneComm or Dial Page had placed orders with Motorola prior to August 4, 1994, which orders would be obligations of Nextel following the consummation of such pending transactions. It is expected that for the first few years of Digital Mobile network operations by Nextel, Motorola and competing manufacturers who are licensed by Motorola (including Matsushita Communication Industrial Co., Ltd. ("Matsushita"), which has executed a definitive license agreement with Motorola to employ Motorola's proprietary technology) will be the only manufacturers of subscriber equipment that is compatible with Nextel's Digital Mobile networks. The Prior Equipment Agreement Amendment provides for the licensing by Motorola of interfaces relating to infrastructure and subscriber equipment and of additional manufacturers for subscriber equipment. In connection with the Second Equipment Agreement Amendment, Motorola further agreed to negotiate to enter into licenses with at least one alternative manufacturer of iDEN infrastructure equipment.

     Motorola is currently a competitor of Nextel in some of Nextel's markets. In the event the Motorola Transaction is not completed, Motorola will continue to be a competitor. See "-- Potential Conflict of Interest Relationship with Motorola May Affect Prospects of Nextel" and "-- Uncertainty of Pending Transactions."

NEXTEL'S PROSPECTS ARE DEPENDENT ON KEY PERSONNEL

     Nextel's affairs are managed by a small number of key management and operating personnel the loss of any of whom could have an adverse impact on Nextel.

NEXTEL'S PROSPECTS ARE DEPENDENT ON GOVERNMENTAL REGULATION

     The licensing, operation, acquisition and sale of Nextel's SMR businesses are regulated by the FCC. Nextel's subsidiaries currently hold FCC licenses to use SMR radio channels in each of Nextel's markets. However, to use these channels to provide Digital Mobile network service, Nextel is required to obtain additional site authorizations from the FCC for transmitter sites in each of its markets. Additional site authorizations will also need to be obtained from the FCC for the transmitter sites that will be associated with development and implementation of Digital Mobile networks in each of the markets proposed to be acquired by Nextel as a result of Nextel's pending transactions. Assuming such site authorizations are obtained initially, they will be subject to renewal and may be cancelled if the respective sites for Digital Mobile networks are not constructed in the relevant markets within a prescribed time after issuance.

     In addition, each of Nextel's SMR licenses is subject to renewal, and there can be no assurance that any such SMR License will be renewed upon the expiration of its five-year term. Each SMR License also may be revoked for cause at any time such a determination is made by the FCC.

     The foregoing also would apply with respect to SMR licenses acquired in connection with the Merger and the other pending transactions involving Nextel. In addition, in the case of the Merger and the other pending transactions, prior FCC approval will be required to transfer the existing SMR Licenses and pending authorizations for the construction of Digital Mobile networks from the current licensees or applicants to Nextel.

     Congress enacted the Omnibus Budget Reconciliation Act (the "Budget Act") in August 1993, which, among other things, provides for the release of 200 MHz of federal government spectrum for commercial use over a 15 year period, authorizes the FCC to conduct competitive bidding for certain spectrum licenses and requires the FCC to adopt new rules that eliminate the regulatory distinctions between common and private carriers for those private carriers who interconnect with the public switched telephone network and make their services available to a substantial portion of the public for profit. The legislation creates a new regulatory category of providers of "commercial mobile radio services" ("CMRS") which will be treated as common carriers, but the legislation also permits the FCC to forbear from imposing many of the common carrier regulations on these providers. In addition, the legislation prohibits state entry and rate regulation of such carriers, permits states to regulate other terms and conditions of CMRS and provides that, under certain specified circumstances, the FCC may permit states to impose rate regulation on CMRS providers. The legislation also requires local telephone companies to provide CMRS providers with interconnection arrangements that are comparable with those utilized by the cellular industry.

     On March 7, 1994, the FCC issued its Second Report and Order (the "Order") implementing the Budget Act provisions requiring that all providers of CMRS be classified as common carriers. The Order reclassifies both traditional analog SMR systems if interconnected with public switched telephone networks and wide-area SMR operations such as the Digital Mobile networks of Nextel as CMRS, thereby subjecting those services to the FCC's common carrier regulations. Cellular carriers, paging services and PCS providers were also placed into the CMRS classification by the FCC. In the Order, the FCC exercised its Budget Act authority to forbear from imposing certain common carrier statutory provisions on the newly created CMRS providers. Among those provisions which will be imposed upon CMRS providers are the requirements that service be provided on a non-discriminatory basis and at rates that are just and reasonable. On the other hand, the FCC concluded that CMRS providers will not be required to file tariffs because the market will be sufficiently competitive to protect consumers. The FCC also concluded in the Order that Nextel and other private carriers whose services are being reclassified as common carrier services are entitled to a three-year transition period during which they can prepare for imposition of common carrier regulations. All of Nextel's operations will therefore continue to be regulated under the private carrier rules until August 10, 1996.

     The FCC left several issues unresolved in the Order, postponing their resolution to subsequent proceedings. The FCC has initiated or will initiate proceedings on the following topics: (i) to address whether CMRS providers should be required to provide interconnection to other CMRS providers; (ii) to determine whether equal access obligations should be imposed upon all CMRS providers; (iii) to modify and combine the rules and regulations currently applicable to common and private carriers to ensure that the licensing and other requirements are the same for all CMRS providers; (iv) to determine whether and to what extent local exchange carriers will be required to file interconnection tariffs; (v) to monitor cellular licensees and the competitiveness of cellular markets; (vi) to determine whether the FCC should further forbear for certain classes of CMRS providers; (vii) to investigate whether cellular providers should be permitted to provide dispatch services; and (viii) to determine whether wireline companies should be allowed into the SMR business.

     The FCC released a Notice of Proposed Rule Making ("NPRM") on May 20, 1994 to rewrite the technical, operational and licensing rules as they apply to Part 90 licensees, such as Nextel, that are being reclassified as CMRS. The rule making sought industry comment on whether Digital Mobile networks should be licensed and operated on a basis similar to that of cellular systems. The NPRM also proposed to place a spectrum cap on all CMRS providers, limiting them to 40 MHz of CMRS spectrum. On September 23, 1994, the FCC released its Third Report and Order which imposed a 45 MHz CMRS spectrum cap on all broadband CMRS providers, including cellular, PCS and wide-area SMRs (with a limit of 10 MHz on the amount of SMR spectrum that can be attributed to a single entity). In the Third Report and Order, the FCC concluded that regulatory parity requires that wide-area SMRs be licensed on a wide-area basis similar to cellular and PCS. Although concluding that these licenses should be based on MTAs, the FCC also stated that the specific implementation of such wide-area licenses should be determined in a Further NPRM ("FNPRM"). While awaiting the outcome of that rule making, the FCC suspended the acceptance of applications proposing newer or modified stations on any of the 280 trunked 800 MHz SMR channels. Only those applicants who can show that their application (i) affects only channels on which such applicant is already permanently licensed and (ii) affects coverage only within the applicant's geographic coverage area will be permitted to file applications. While the Third Report and Order provides for the licensing of the wide-area SMR systems underlying the Nextel Digital Mobile networks, there can be no assurance that further revisions to the 800 MHz wide-area SMR licensing rules and the licensing freeze will not have an adverse effect on the development of Nextel's Digital Mobile networks.

     The FCC released its FNPRM for the licensing of wide-area SMRs on November 4, 1994. In the FNPRM, the FCC tentatively concluded that the upper 200 SMR channels in the 800 MHz SMR band should be auctioned in blocks of 50 channels, but that licensees should be permitted to accumulate all four blocks in a single market. The block licensee would then have the ability to use all available spectrum within the MTA, including the ability to add, subtract or move stations within the MTA, subject to providing co-channel interference protection for the incumbent licensees or negotiating with those incumbents to acquire their SMR Licenses. The FCC tentatively concluded that the MTA licensee would not be permitted to require the retuning of incumbent SMR systems in their block to frequencies in other portions of the 800 MHz band. In this FNPRM, the FCC proposes to require all MTA licensees to construct their wide-area systems within five years and provide service to one-third of the MTA population within three years and two-thirds of the MTA population within five years. These proposals were the subject of industry comments on January 5, 1995. Reply comments were filed March 1, 1995. The FCC has given no indication of a time for a final decision. The ultimate outcome of FCC auction rule making, including actions by third parties in accordance therewith, could be adverse to Nextel.


     On May 4, 1994, the FCC issued its NPRM seeking comment on whether to further forbear from the remaining Title II provisions for all or only certain CMRS providers. On July 1, 1994, the FCC released an NPRM and Notice of Inquiry on the equal access and interconnection issues, tentatively concluding that equal access should be imposed upon all cellular and possibly some other CMRS providers. While the FCC concluded that interconnection must be provided by local exchange carriers to all CMRS providers, the FCC adopted an NPRM on how to implement that interconnection obligation and on whether CMRS providers must likewise provide interconnection to CMRS resellers. The FCC released an FNPRM on resale and interconnection on April 24, 1995. While it made no decisions regarding the equal access issue, the FCC did seek further comment on the resale and CMRS-to-CMRS interconnection issues, tentatively concluding that CMRS providers should not be mandated to interconnect with other CMRS but that CMRS providers should be required to provide interconnection to resellers. Comments are due June 14, 1995, and reply comments were filed on July 14, 1995. On March 7, 1995, the FCC issued a Report and Order eliminating the wireline restrictions on SMR ownership and the restrictions on common carrier dispatch. The restrictions were immediately eliminated upon the effective date of the Order.


     All of these rule makings, some of which are still pending at the FCC, will have a significant impact on
Nextel and the way Nextel develops, implements and operates its systems. The decision to permit cellular into the dispatch market could affect Nextel's competitive advantage in providing integrated services. With regard to other rule makings, the FCC could impose other obligations on Nextel's CMRS operations should it ultimately determine that Digital Mobile networks must provide, among other things, interconnection with CMRS resellers and equal access to long-distance providers. However, with regard to Nextel's CMRS Digital Mobile network services, the FCC could conclude that these operations are entitled to further forbearance from such requirements. At this time, however, the FCC has completed only the wireline entry/common carrier dispatch rule making, and there is no assurance as to the eventual outcome of the others.


     As a CMRS provider, Nextel would be subject to limitations in the Communications Act of 1934, as amended (the "Communications Act"), concerning foreign investment in and ownership of FCC licensees that are not currently applicable to private carriers. However, the Communications Act gives the FCC authority to grandfather foreign ownership of private carriers existing on May 24, 1993, subject to certain limitations. Nextel has filed a petition with the FCC for waiver of the prohibition against a foreign national serving as a member of a licensee's board of directors, pursuant to the grandfather provisions. On June 12, 1995, the FCC approved Nextel's petition, granting Nextel's waiver request. In addition, Nextel has filed pro forma license assignments to comply with the CMRS foreign ownership requirements.


     Future changes in regulation or legislation effecting Digital Mobile network service or the allocation by the FCC or Congress of additional spectrum for services that compete with such services could materially adversely affect Nextel's business.

NEXTEL'S ASSETS PRIMARILY CONSIST OF INTANGIBLE FCC LICENSES

     Nextel's assets consist primarily of intangible assets, principally FCC licenses, the value of which will depend significantly upon the success of Nextel's business and the growth of the SMR and wireless communications industries in general. In the event of default on indebtedness or liquidation of Nextel, there can be no assurance that the value of these assets will be sufficient to satisfy its obligations. Nextel had a negative net tangible book value of $211,678,000 at March 31, 1995 (or negative $460,865,000 net tangible book value on a pro forma basis after giving effect to consummation of and taking into account the pending transactions identified in the unaudited pro forma financial data contained elsewhere herein). See "NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

NEXTEL SUSCEPTIBLE TO CONTROL BY SIGNIFICANT STOCKHOLDERS

     On May 19, 1995, there were approximately 148,100,000 shares of Nextel Class A Common Stock outstanding, on a fully diluted basis, which assumes: (i) the conversion into shares of Nextel Class A Common Stock and/or exercise of all issued warrants, options (including Comcast's options for 25,000,000 shares, which expire in September 1997), shares of Nextel Class B Common Stock issuable pursuant to certain warrants, options and other stock rights granted under Nextel's Incentive Equity Plan (the "Nextel Plan"); and (ii) the satisfaction of all outstanding obligations (absolute or contingent) to issue Nextel Common Stock in payment of any performance shares or other incentive equity compensation awards and subscription shares (including Comcast's commitment to purchase, subject to the satisfaction of certain conditions, additional shares by June 30, 1995 including shares issuable in the Comcast Philadelphia Transaction), but does not include shares that may be issued in the Merger or in the McCaw Transaction, the Motorola Transaction, the OneComm Transaction or the Dial Page Transaction, or shares that may be purchased pursuant to the Comcast Purchase Right with respect to the Dial Page Transaction or the Merger.

     Based upon securities ownership information relating to Nextel as of such date, and assuming (i) the issuance of the maximum number of shares issuable in the Motorola Transaction, the McCaw Transaction and the OneComm Transaction (and giving effect to the waiver of the Comcast Purchase Right with respect to those transactions), and (ii) the purchase by the McCaw Investor of 4,000,000 shares of Nextel Common Stock from Motorola in connection with the McCaw Transaction, the conversion of the Nextel Preferred Stock and the exercise in full by the McCaw Investor of options granted in connection with the McCaw Transaction to acquire 9,000,000 shares of Nextel Common Stock from Motorola and the Incentive Option, the McCaw Investor will hold approximately 25.7%, Motorola will hold approximately 17.9%, and Comcast will hold approximately 13.5%, of the Nextel Common Stock estimated to be outstanding, on a fully diluted basis, immediately after consummation of the McCaw Transaction, the Motorola Transaction and the OneComm Transaction. However, giving effect to the transactions described in (i) and (ii) above and to the issuance of the maximum number of shares of Nextel Common Stock currently estimated to be issuable in all of the other pending transactions described herein, and pursuant to the Comcast Purchase Right with respect to the Dial Page Transaction, the McCaw Investor will hold approximately 22.6%, Motorola will hold approximately 15.7%, and Comcast will hold approximately 14.7%, of the Nextel Common Stock estimated to be outstanding, on a fully diluted basis, immediately after consummation of the Merger and such other transactions. As indicated in "-- Shares Eligible for Future Sale," however, Comcast has elected to exercise certain registration rights granted to it pursuant to the Comcast Stock Purchase Agreement in order to effect a secondary public offering of the shares of Nextel Common Stock held by Comcast or its affiliates.

     As described in "SUMMARY -- B. THE PARTIES TO THE
MERGER -- Nextel -- Pending Transactions," in connection with the execution of the McCaw Securities Purchase Agreement, the McCaw Investor has designated one person who has been appointed to the Nextel Board and, upon closing of the McCaw Transaction contemplated by the McCaw Securities Purchase Agreement, the McCaw Investor will be entitled to designate and elect in the aggregate 25% of the Nextel Board or, if greater, a number proportionate to the McCaw Investor's equity interest in Nextel, which is anticipated by Nextel to result in a total of four such designees at the time of the closing of the McCaw Transaction. Additionally, with respect to the contemplated five-member Operations Committee of the Nextel Board, three members would be selected from among the McCaw Investor's representatives on the Nextel Board. The Operations Committee will have the authority to formulate key aspects of Nextel's business strategy, including decisions relating to the technology used by Nextel (subject to existing equipment purchase agreements), acquisitions, the creation and approval of operating and capital budgets and marketing and strategic plans, approval of financing plans, endorsement of nominees to the Nextel Board and nomination and oversight of certain executive officers. As a result, based upon the McCaw Investor's stock ownership position, as well as its ability to elect 25% of the members of the Nextel Board, and to control the Operations Committee, the McCaw Investor will be in a position to exert significant influence over Nextel's affairs. Pursuant to the Motorola Agreement Amendment, Motorola has agreed to support the decisions and recommendations of the Operations Committee and to vote the shares of Nextel Common Stock held by it accordingly, subject to (i) the right of any Motorola-designated Nextel directors to vote in a manner consistent with their fiduciary duties and (ii) the right of Motorola to vote its shares as it determines necessary with respect to issues that conflict with Motorola's corporate ethics or that present conflicts of interest, or in order to protect the value or marketability of the shares of Nextel Common Stock held by it. As discussed under "SUMMARY -- B. THE PARTIES TO THE
MERGER -- Nextel -- Pending Transactions -- McCaw Transaction," the Nextel Board retains the authority to override actions taken or proposed to be taken by the Operations Committee, subject, in certain circumstances, to certain financial consequences. The creation and existence of the Operations Committee would not change the normal fiduciary duties of the Nextel Board, including fiduciary duties in connection with any proposal to override any action of or to terminate the Operations Committee; whether or not such action would give rise to such consequences. In addition, Comcast is entitled to designate one or more members (depending on its ownership percentage) to the Nextel Board and, following consummation of the Motorola Transaction, Motorola will be entitled to nominate one director (two directors upon closing of the McCaw Transaction) to the Nextel Board. As a result of such interests, each of Motorola and Comcast will also be in a position to exert influence over Nextel's affairs. The two directors designated by Comcast recently resigned from the Nextel Board and Comcast has elected to exercise its right to require Nextel to file a registration statement under the Securities Act for all 11,266,366 shares of Nextel Common Stock currently held by Comcast or its affiliates.

     Based upon their respective ownership positions (and assuming the issuance of approximately 9,250,000 shares of Nextel Common Stock pursuant to the exercise by Comcast of the Comcast Purchase Right with respect to the Dial Page Transaction and an assumed full exercise by Comcast of the Comcast Purchase Right with respect to the Merger), if two or more of the McCaw Investor, Motorola and Comcast chose to act together, the parties agreeing to so act could have a sufficient voting interest in Nextel, among other things, to (i) exert effective control over the approval of amendments to the Nextel Charter, mergers, sales of assets or other major corporate transactions, (ii) defeat a takeover attempt, and (iii) otherwise control whether particular matters are submitted for a vote, and, as to matters so submitted the outcome of such vote, of the stockholders of Nextel. Although Motorola has made certain commitments to Nextel as described in the last sentence of the preceding paragraph, Nextel is not aware of any current agreements among the McCaw Investor, Motorola and Comcast with respect to the ownership or voting of Nextel Common Stock and each of the McCaw Investor and Motorola has informed Nextel that it has no present intention to seek to exercise such control. Pursuant to the McCaw Securities Purchase Agreement, the McCaw Investor has agreed that it will not vote for any nominee to the Nextel Board other than persons it is entitled to designate under the terms of the Class A Preferred Stock, the Class B Preferred Stock or the McCaw Securities Purchase Agreement. Upon request of Nextel, the McCaw Investor also has agreed to cause shares of Nextel Common Stock, the voting of which is controlled by the McCaw Investor or its affiliates, to be voted in a manner proportionate to the votes of other holders of Nextel Common Stock in the election of directors so designated by the Nextel Board.

     Each of the McCaw Investor, Comcast and Motorola has and (subject to the terms of applicable agreements between such parties and Nextel) may have investments or interests in entities that provide wireless telecommunications services that could potentially compete with Nextel. Under the McCaw Securities Purchase Agreement, the McCaw Investor, Mr. McCaw and their controlled affiliates may not, for a period of time after consummation of the McCaw Transaction, participate in other two-way terrestrial-based mobile wireless communications systems unless such opportunities have first been presented to and rejected by Nextel in accordance with the provisions of the McCaw Securities Purchase Agreement. Such limitation is subject to certain limited exceptions, including certain existing securities holdings and relationships (and expressly including Mr. McCaw's investment in AT&T resulting from its acquisition of McCaw Cellular Communications, Inc., which investment may not exceed 3% of the outstanding stock of AT&T). Such restrictions terminate on the later to occur of the fifth anniversary of the consummation of the transactions contemplated by the McCaw Securities Purchase Agreement and one year after termination of the Operations Committee.

POTENTIAL DILUTION FROM PENDING TRANSACTIONS

     As indicated elsewhere in this Proxy Statement/Prospectus, Nextel has commitments, and from time to time may enter into additional commitments, to issue a substantial number of new shares of Nextel Common Stock.

     As of May 19, 1995, there were approximately 107,400,000 shares of Nextel Common Stock outstanding, on a primary, rather than a fully diluted, basis and approximately 40,700,000 shares of Nextel Common Stock issuable upon exercise of options (including Comcast's options for 25,000,000 shares, which expire in September, 1997, shares issuable to Comcast in June, 1995 pursuant to the Comcast Transaction), warrants and other existing rights to acquire Nextel Common Stock. In addition to the issuance of shares of Nextel Common Stock and the assumption of options in connection with the Merger, Nextel has entered into
(i) a definitive agreement pursuant to which Nextel issued 1,220,000 shares of Nextel Common Stock and agreed to issue 8,163,265 shares of Class A Preferred Stock and 82 shares of Class B Preferred Stock (which in the aggregate are convertible into approximately 24,500,000 shares of Nextel Common Stock) and options to acquire up to 36,000,000 shares (including 35,000,000 to the McCaw Investor and 1,000,000 to Eagle River) of Nextel Common Stock in connection with the McCaw Transaction, (ii) a definitive agreement to issue approximately 59,500,000 shares of Nextel Common stock in connection with the Motorola Transaction, (iii) a definitive agreement to issue approximately 22,550,000 shares of Nextel Common Stock in connection with the OneComm Transaction and
(iv) a definitive agreement to issue up to a current estimate of 26,400,000 shares of Nextel Common Stock in connection with the Dial Page Transaction (which would result in the issuance of 9,250,000 additional shares of Nextel Common Stock in connection with Comcast's exercise of the Comcast Purchase Right with respect thereto). In addition, Nextel is currently negotiating a definitive agreement to issue 462,963 shares of Nextel Common Stock relating to the Comcast Philadelphia Transaction. Assuming the completion of all of the pending transactions (including the Merger), on a fully diluted basis, there would be an aggregate of approximately 330,950,000 shares of Nextel Common Stock outstanding (assuming the exercise of the Comcast Purchase Right only with respect to the Dial Page Transaction). See "SUMMARY -- B. THE PARTIES TO THE
MERGER -- Nextel -- Pending Transactions."

     Included in such 40,700,000 shares issuable upon exercise of options, warrants and other existing rights are shares that Nextel has a commitment to issue to Comcast and that Comcast has an obligation to purchase from Nextel (in each case subject to the satisfaction of certain conditions), by June 30, 1995 (the amount of which will be determined under a formula set forth in the Comcast Stock Purchase Agreement). Pursuant to the Motorola Transaction, Motorola will be granted the Motorola Purchase Right with respect to certain Nextel share issuances (including the Merger, but not including any of the issuances contemplated to occur in any of the other currently existing pending transactions discussed herein) which rights and related terms are largely comparable to the Comcast Purchase Right. However, Motorola has agreed to suspend the Motorola Purchase Right with respect to all issuances of Nextel securities (including the issuance of shares of Nextel Common Stock in connection with the Merger) until the consummation of the McCaw Transaction, and, assuming such consummation of the McCaw Transaction, the Motorola Purchase Right would be terminated prospectively as well. Finally, pursuant to the McCaw Securities Purchase Agreement, the McCaw Investor will be granted the McCaw Purchase Right with respect to certain Nextel share issuances (including the Merger, but not including any of the issuances contemplated to occur in the currently existing, pending transactions described herein), which rights and related terms are largely comparable to the Comcast Purchase Right. An increase in the number of shares of Nextel Common Stock that will become available for sale in the public market may adversely affect the market price of Nextel Common Stock and could impair Nextel's ability to raise additional capital through the sale of its equity securities.

SHARES ELIGIBLE FOR FUTURE SALE

     Nextel has a significant number of shares of Nextel Common Stock outstanding that have not been registered under the Securities Act. Upon consummation of the Motorola Transaction, holders of such restricted shares of Nextel Common Stock will receive registered shares of Nextel Common Stock that will be freely tradeable by such holders so long as such holders are not deemed to be "affiliates" of Nextel for purposes of Rule 144 under the Securities Act ("Rule 144"). Transfers of shares of Nextel Common Stock by affiliates will be subject to the restrictions imposed by such rule. In accordance with Rule 144, an affiliate of Nextel may not sell these shares of Nextel Common Stock except pursuant to the volume and manner of sale limitations specified therein or pursuant to an effective registration statement under the Securities Act. Nextel has also granted registration rights with respect to a significant number of its shares outstanding, on a fully diluted basis, including shares of Nextel Common Stock issuable in the Motorola Transaction and issuable upon conversion of securities to be issued in, or upon exercise of, the McCaw Options to be granted in the McCaw Transaction. Upon consummation of the Motorola Transaction, the significantly increased number of shares of Nextel Common Stock that will be freely tradeable may adversely affect the market price for the Nextel Common Stock and could impair Nextel's ability to raise additional capital through the sale of its equity securities. Further, the exercise of registration rights by affiliates of Nextel would permit such persons to sell such shares without regard to the limitations of Rule 144. Registration rights covering a total of approximately 190,000,000 shares of Nextel Common Stock have been granted to, among others, the McCaw Investor and certain of its affiliates, affiliates of Comcast, First Capital Corporation of Chicago, Chase Manhattan Corporation, Matsushita, NTT and Motorola. Comcast has elected to exercise its right to require Nextel to file a registration statement under the Securities Act for all 11,266,366 shares of Nextel Common Stock currently held by Comcast or its affiliates. Nextel has filed such a registration statement which contemplates that such secondary public offering of shares of Nextel Common Stock will be effected on a "shelf" basis in accordance with Rule 415 promulgated under the Securities Act. An increase in the number of shares of Nextel Common Stock that will become available for sale in the public market may adversely affect the market price of Nextel Common Stock and could impair Nextel's ability to raise additional capital through the sale of its equity securities. For a discussion of other possible issuances of additional equity securities see "-- Potential Dilution From Pending Transactions" and "THE MERGER -- Compliance with Indentures."

DIVIDEND POLICY LIMITS EXPECTATION OF FUTURE DIVIDENDS

     Except for certain dividends paid with respect to preferred stock that was converted into Nextel Common Stock in connection with Nextel's initial public offering in February 1992, Nextel has not paid any dividends on Nextel Common Stock. Nextel does not plan to pay dividends on Nextel Common Stock for the foreseeable future.

     The Nextel Indentures place significant restrictions on Nextel's ability to pay dividends, as would the OneComm Indenture and the Dial Call Indentures (which would be assumed by Nextel upon the completion of the OneComm Transaction and the Dial Page Transaction, respectively).

     In addition, the financing agreements with Motorola and Northern Telecom limit dividends, loans and cash distributions to Nextel from Nextel's subsidiaries that will operate Digital Mobile networks in Nextel's existing markets, so that, while such limitations are in place, profits generated by such subsidiaries will not be available to Nextel for, among other purposes, the payment of dividends on shares of Nextel Common Stock. All of such restrictions will continue to apply to such subsidiaries. Although similar restrictions are applicable to an operating subsidiary of OneComm (which will become a subsidiary of Nextel as a result of the OneComm Transaction) pursuant to the OneComm Chase Facility, Nextel anticipates that it will terminate such facility following consummation of the OneComm Transaction.

     In connection with the Motorola Transaction, Nextel has entered into an agreement with Motorola for the purchase of Motorola infrastructure equipment for certain of Nextel's Digital Mobile networks nationwide and new vendor financing for certain existing Nextel subsidiaries and a OneComm operating subsidiary that will become a Nextel subsidiary upon consummation of the OneComm Transaction. Such agreement also limits the availability of any profits generated by such existing or future subsidiaries for the payment of dividends on shares of Nextel Common Stock. See "-- Risks of a Holding Company Structure."

POTENTIAL CONFLICT OF INTEREST RELATIONSHIP WITH MOTOROLA MAY AFFECT PROSPECTS OF NEXTEL

     Nextel will be highly dependent on Motorola for the infrastructure equipment, subscriber handset units and financing required for the Digital Mobile networks it plans to implement. Historically, Nextel has competed with Motorola to provide wireless communications services to customers. Motorola had announced its intention to install Digital Mobile networks in certain of its markets but subsequently, pursuant to the Motorola Agreement, has agreed to contribute to Nextel the 800 MHz SMR licenses owned or managed by Motorola and related assets in various areas throughout the U.S. (with the obligation to contribute SMR licenses in the Motorola OneComm Territories being subject to the waiver, if necessary, by Motorola of the condition that the OneComm Transaction shall theretofore have been consummated).

     As the operator of the Motorola SMR Business and other wireless communications businesses, Motorola is a competitor of Nextel. Pursuant to the Motorola Transaction, Motorola will convey certain assets and liabilities relating to Motorola's 800 MHz SMR communications business in the continental United States to ESMR, Inc., a wholly owned subsidiary of Motorola with which Nextel will be merged. Motorola and its affiliates currently engage in wireless communications businesses, and may in the future engage in additional such businesses, which are or may be competitive with some or all of the services offered by Nextel's Digital Mobile networks although the Motorola Land Mobile Products Sector (as constituted at any time from January 1, 1992 until closing of the Motorola Transaction) ("Motorola LMPS") may not, for three years after the closing of the Motorola Transaction, make use (with certain limited exceptions) of the customer lists conveyed to ESMR to solicit subscribers for any 800 MHz SMR commercial mobile voice business owned or managed by Motorola LMPS in the continental United States. Pursuant to the Second Equipment Agreement Amendment, Motorola has agreed that from the date thereof until 18 months after certain development targets for Reconfigured iDEN have been achieved, LMPS will not solicit other iDEN customers, and neither Motorola LMPS nor Motorola's credit corporation subsidiary will make any equity investment in, or provide equipment/vendor financing to, certain iDEN customers with respect to purchases of iDEN equipment.

     In light of the competitive posture of Motorola, Nextel and Motorola have agreed that any information relating to Nextel's business plans and projections (which, under existing equipment finance agreements, must be periodically submitted to and approved by Motorola) will be used by Motorola only for purposes of ensuring compliance with Nextel's obligations under the various equipment purchase agreements and financing agreements between Nextel and Motorola. The financing agreements provide specifically that Motorola's finance department will not share any of Nextel's business plans and projections with the division within Motorola responsible for operating Motorola's SMR systems. Following consummation of the Motorola Transaction, Motorola will have the right to nominate one director (two directors upon consummation of the

McCaw Transaction) to the Nextel Board and, hence, following the Motorola Transaction, such director or directors will have access to Nextel's business plans.

     Although Nextel believes that its equipment purchase and financing relationship with Motorola has been structured to reflect the realities of purchasing and borrowing from a competitor, there can be no assurance that the potential conflict of interest will not adversely affect Nextel in the future. Moreover, if the Motorola Transaction is consummated, Motorola's role as a significant stockholder of Nextel will, in addition to its role as a major creditor and supplier, also create potential conflicts of interest, particularly with regard to significant transactions.

CONCERNS ABOUT MOBILE COMMUNICATIONS HEALTH RISK MAY AFFECT PROSPECTS OF NEXTEL

     Allegations have been made by certain individuals that serious health risks have resulted from the use of portable mobile communications devices. The Cellular Telecommunications Industry Association has undertaken studies concerning the health risk from using mobile communications devices and has publicly announced its belief that no such risk exists. The actual or perceived risk of mobile communications devices could adversely affect Nextel through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry.

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

     The following table presents selected historical financial data for Nextel as of December 31, 1994 and as of and for the four years ended March 31, 1994, the nine months ended December 31, 1993 and 1994, the twelve months ended December 31, 1994 and as of March 31, 1995 and for the three months ended March 31, 1994 and 1995 and selected pro forma financial data as of March 31, 1995 and for the twelve months ended December 31, 1994 and the three months ended March 31, 1995. The historical data as of March 31, 1994 and December 31, 1994 and for each of the two years in the period ended March 31, 1994 and the nine months ended December 31, 1994 have been derived from the audited consolidated financial statements of Nextel. Effective December 31, 1994, Nextel changed its year end from March 31 to December 31. Accordingly, the income statement data is presented for the transition period from April 1, 1994 to December 31, 1994. The historical data for the nine months ended December 31, 1993 and the twelve months ended December 31, 1994, which is presented for comparative purposes, are unaudited and reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results for such periods. The historical data as of March 31, 1995 and for the three months ended March 31, 1994 and 1995 are unaudited, and reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim period. All adjustments made were normal recurring accruals. Operating results for the interim period are not necessarily indicative of results for the entire year. The selected pro forma financial data as of March 31, 1995 and for the twelve months ended December 31, 1994 and the three months ended March 31, 1995 are derived from the Nextel Pro Forma Financial Statements appearing elsewhere in this Proxy Statement/Prospectus. The data derived from the Nextel Pro Forma Financial Statements give effect to: (i) the Merger, the PowerFone Merger and the Questar/AMI Share Exchange for the twelve months ended December 31, 1994 and the Merger for the three months ended March 31, 1995 which data appears in the column headed "Pro Forma Consolidated (AMS)" and (ii) the McCaw Transaction, the Motorola Transaction, the OneComm Transaction, the Dial Page Transaction, the exercise of the Comcast Purchase Right with respect to the Dial Page Transaction and the Comcast Philadelphia Transaction (in addition to the transactions listed in clause (i)), which data appears in the column headed "Pro Forma Consolidated (AMS and Pending Transactions)" as of the date and at the beginning of the periods indicated. The pro forma results of operations for the twelve months ended December 31, 1994 and the three months ended March 31, 1995 and the pro forma financial position as of March 31, 1995, are presented for informational purposes only and are not necessarily indicative of the results that actually would have occurred had these transactions been consummated on the dates indicated in the Nextel Pro Forma Financial Statements and related notes thereto nor are they necessarily indicative of the future results or the financial position of Nextel. The information set forth below should be read in conjunction with Nextel's consolidated financial statements and the related notes thereto incorporated by reference in this Proxy Statement/Prospectus and the Nextel Pro Forma Financial Statements appearing elsewhere in this Proxy Statement/Prospectus.

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Caption>
                                                                             HISTORICAL
                                                 --------------------------------------------------------------------------
                                                                                                     NINE MONTHS ENDED
                                                           FISCAL YEAR ENDED MARCH 31,                   DECEMBER 31,
                                                 -----------------------------------------------   ------------------------
                                                   1991         1992         1993         1994         1993        1994(7)
                                                 --------     --------     --------     --------   ------------   ---------
                                                                                                   (UNAUDITED)
INCOME STATEMENT DATA:
Revenue......................................    $ 53,902     $ 52,529     $ 53,002     $ 67,928     $ 48,901     $  83,677
                                                 --------     --------     --------     --------   ------------   ---------
Gross Profit.................................      33,700       33,564       32,023       39,262       29,093        24,104
                                                 --------     --------     --------     --------   ------------   ---------
Selling, general, administrative and corporate
  expense(1).................................      14,432       15,686       18,971       41,107       24,966        85,730
Depreciation and amortization................      24,639       27,273       25,942       58,398       37,129        94,147
                                                 --------     --------     --------     --------   ------------   ---------
  Operating loss.............................      (5,371)      (9,395)     (12,890)     (60,243)     (33,002)     (155,773)
Other income (expense)(2)....................     (10,076)      (9,542)       2,248      (18,098)      (7,742)      (41,421)
Income tax benefit (expense).................       8,496        3,266        1,027       21,437        7,656        71,345
                                                 --------     --------     --------     --------   ------------   ---------
Loss before extraordinary item...............      (6,951)     (15,671)      (9,615)     (56,904)     (33,088)     (125,849)
Extraordinary item(3)........................        (747)     (12,765)
                                                 --------     --------     --------     --------   ------------   ---------
Net loss.....................................    $ (7,698)    $(28,436)    $ (9,615)    $(56,904)    $(33,088)    $(125,849)
                                                 ========     ========     ========     ========   ============   =========
NET LOSS PER SHARE:
  Before extraordinary item..................    $  (0.30)    $  (0.58)    $  (0.16)    $  (0.73)    $  (0.43)    $   (1.25)
  Extraordinary item.........................       (0.03)       (0.47)
                                                 --------     --------     --------     --------   ------------   ---------
Net Loss.....................................    $  (0.33)    $  (1.05)    $  (0.16)    $  (0.73)    $  (0.43)    $   (1.25)
                                                 ========     ========     ========     ========   ============   =========
Number of shares used in computations(4).....  23,154,000   26,925,000   58,736,000   78,439,000   76,726,000   100,639,000

                                                                                   HISTORICAL
                                                        -----------------------------------------------------------------
                                                                         AS OF MARCH 31,                        AS OF
                                                        -------------------------------------------------    DECEMBER 31,
                                                          1991         1992         1993          1994           1994
                                                        --------     --------     --------     ----------    ------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $    541     $ 13,393     $ 17,083     $  483,483     $  301,679
Marketable securities.................................                              14,768        426,113        172,313
Current assets........................................    10,137       20,161       39,932        921,983        504,248
Intangible assets -- net..............................   173,803      160,558      144,666        889,912      1,451,780
Total assets..........................................   211,993      210,797      333,557      2,197,266      2,889,110
Long-term debt(5).....................................   106,118        1,028       55,024      1,080,702      1,163,221
Stockholders' equity(6)...............................    23,602      191,108      255,224        846,304      1,268,575

- ---------------

(1) Increases in fiscal 1994 and for the nine months ended December 31, 1994 relate to expenses incurred with respect to the Digital Mobile networks.

(2) Includes interest expense of $14,417, $12,917, $396, $29,891, $12,508 and
    $69,491 and interest income of $27, $115, $1,720, $11,790, $5,441 and
    $28,037 for the fiscal years ended March 31, 1991, 1992, 1993 and 1994 and for the nine months ended December 31, 1993 and 1994, respectively.

(3) Represents early extinguishment of debt.

(4) Includes the weighted average number of shares of Nextel Common Stock outstanding during the respective periods plus, for fiscal year 1991, the weighted average number of shares of Nextel Common Stock subject to options and warrants issued during the respective preceding 12 months.

(5) Excludes the current portions of long-term debt and is net of unamortized debt issuance costs. See Note 5 to the Notes to Nextel's Consolidated Financial Statements, incorporated by reference in this Proxy
    Statement/Prospectus (the "Notes").

(6) See Notes 10 and 11 to the Notes to Nextel's Consolidated Financial Statements.

(7) Effective December 31, 1994, Nextel changed its fiscal year end from March 31 to December 31. Accordingly, the income statement data is presented for the transition period from April 1, 1994 to December 31, 1994. For comparative purposes, data for the nine months ended December 31, 1993 is presented.

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                    HISTORICAL    PRO FORMA CONSOLIDATED(1)                                 PRO FORMA CONSOLIDATED(1)
                   ------------  ---------------------------                               ---------------------------
                      TWELVE         TWELVE MONTHS ENDED              HISTORICAL               THREE MONTHS ENDED
                      MONTHS          DECEMBER 31, 1994       --------------------------         MARCH 31, 1995
                      ENDED      ---------------------------      THREE MONTHS ENDED       ---------------------------
                   DECEMBER 31,                    (AMS               MARCH 31,                              (AMS
                       1994                     AND PENDING   --------------------------                  AND PENDING
                   ------------     (AMS)      TRANSACTIONS)     1994           1995          (AMS)      TRANSACTIONS)
                   (UNAUDITED)   -----------   -------------  -----------   ------------   -----------   -------------
INCOME STATEMENT
  DATA:
Revenue.........   $   102,704   $   126,404    $   231,970   $    19,027   $     37,133   $    39,344    $    68,892
                   -----------   -----------    -----------   -----------   ------------   -----------    -----------
Gross Profit....        34,273        43,803         72,134        10,169          6,266         7,626         10,866
                   -----------   -----------    -----------   -----------   ------------   -----------    -----------
Selling,
  general,
  administrative
  and corporate
  expense(2)....       101,871       110,185        175,597        16,143         36,043        36,914         55,847
Depreciation and
 amortization...       115,416       137,419        273,664        21,269         40,363        42,159         95,144
                   -----------   -----------    -----------   -----------   ------------   -----------    -----------
Operating
  loss..........      (183,014)     (203,801)      (377,127)      (27,243)       (70,140)      (71,447)      (140,125)
Other
  (expense)(3)..       (51,777)      (51,775)      (107,117)      (10,354)       (14,403)      (14,732)       (31,570)
Income tax
  benefit.......        85,126        90,722        169,043        13,781         31,344        31,705         58,264
                   -----------   -----------    -----------   -----------   ------------   -----------    -----------
Net loss........   $  (149,665)  $  (164,854)   $  (315,201)  $   (23,816)  $    (53,199)  $   (54,474)   $  (113,431)
                   ===========   ===========    ===========   ===========   ============   ===========    ===========
Net loss per
  share.........   $     (1.51)  $     (1.52)   $     (1.26)  $      (.27)  $       (.50)  $     (0.50)   $      (.45)
                   ===========   ===========    ===========   ===========   ============   ===========    ===========
Number of shares
  used in
 computations...    98,818,000   108,640,000    250,508,000    87,098,000    105,655,000   109,855,000    251,723,000

                                                                          PRO FORMA CONSOLIDATED(1)
                                                                         ---------------------------
                                                         HISTORICAL         AS OF MARCH 31, 1995
                                                        ------------     ---------------------------
                                                           AS OF                            (AMS
                                                         MARCH 31,                      AND PENDING
                                                            1995           (AMS)        TRANSACTIONS)
                                                        ------------     ----------     ------------
BALANCE SHEET DATA:
Cash and marketable securities........................   $  354,942      $  356,077      $ 1,051,703
Current assets........................................      387,195         389,271        1,118,083
Intangible assets -- net..............................    1,427,910       1,535,213        3,888,393
Total assets..........................................    2,801,812       2,912,782        6,376,468
Long-term debt(4).....................................    1,191,694       1,191,843        1,704,761
Stockholders' equity(5)...............................    1,216,232       1,283,432        3,427,528

- ---------------

(1) Derived from the Nextel Pro Forma Financial Statements included elsewhere in this Proxy Statement/Prospectus which should be read in conjunction herewith.
(2) Increases in the historical twelve months ended December 31, 1994 and the three months ended March 31, 1995 relate to expenses incurred with respect to the Digital Mobile networks.
(3) Includes interest expense for historical data of $86,874, $16,703 and $20,960 and interest income of $34,386, $6,349 and $6,557 for the twelve months ended December 31, 1994 and the three months ended March 31, 1994 and 1995, respectively.
(4) Excludes the current portions of long-term debt and is net of unamortized debt issuance costs. See Note 5 to the Notes to Nextel's Consolidated Financial Statements.
(5) See Notes 10 and 11 to the Notes to Nextel's Consolidated Financial Statements.

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following unaudited Pro Forma Condensed Consolidated Balance Sheets as of March 31, 1995 give effect to the Merger, assuming such transaction occurred at that date. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 1995 give effect to the Merger as if it had occurred at the beginning of the periods presented. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the twelve months ended December 31, 1994 also give effect to the completion of the PowerFone Merger on April 14, 1994, and the completion of the acquisitions of QTI and AMI-West on August 4, 1994 in the Questar/AMI Share Exchange as if each had occurred at the beginning of the period. The pro forma information which appears under the column headed "Pro Forma Consolidated (AMS)" gives effect to the above acquisitions under the purchase method of accounting and to the assumptions and adjustments described in the accompanying notes to the unaudited Pro Forma Condensed Consolidated Financial Statements.

     Additionally, the following unaudited Pro Forma Condensed Consolidated Balance Sheets as of March 31, 1995, give effect to the transactions described above plus the pending transactions (as described below) by Nextel, assuming such pending transactions had occurred at that date. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 1995 and the twelve months ended December 31, 1994 give effect to the transactions described above and the pending transactions as if they had occurred at the beginning of the periods presented. The pending transactions include the McCaw Transaction, the Motorola Transaction, the OneComm Transaction, the Dial Page Transaction, the exercise of the Comcast Purchase Right with respect to the Dial Page Transaction and the Comcast Philadelphia Transaction. The pro forma information which appears under the column headed "Pro Forma Consolidated (AMS and Pending Transactions)" gives effect to the pending acquisitions under the purchase method of accounting and to the assumptions and adjustments described in the accompanying notes to the unaudited Pro Forma Condensed Consolidated Financial Statements.

     The unaudited Pro Forma Condensed Consolidated Statements of Operations for the twelve months ended December 31, 1994 reflect the results of operations of Nextel, AMS, the Motorola SMR Business, OneComm and Dial Page for the twelve months ended December 31, 1994.

     The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical audited financial statements and related notes thereto of Nextel, PowerFone, QTI, AMI-West, AMS, the Motorola SMR Business, OneComm and Dial Page (including Transit), included elsewhere or incorporated by reference in this Proxy Statement/Prospectus. It should be noted that, as part of the Motorola Transaction, certain of the managed SMR systems will be delivered with management rights and certain as owned systems. Therefore, the financial position and results of operations of such systems may differ from those included in the financial statements of the Motorola SMR Business. These unaudited Pro Forma Condensed Consolidated Financial Statements are presented for informational purposes only, are based on preliminary estimates of purchase price allocations and are not necessarily indicative of the results that would actually have occurred had the transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position of Nextel.

     The unaudited Pro Forma Condensed Consolidated Financial Statements do not include financial information for certain other entities being acquired because the impact of including such information is not material.

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                 MARCH 31, 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                               HISTORICAL            PRO FORMA        PRO FORMA
                                         ----------------------     ADJUSTMENTS      CONSOLIDATED
                                           NEXTEL         AMS          (AMS)            (AMS)
                                         ----------     -------     -----------      ------------
ASSETS

CURRENT ASSETS:
  Cash and Marketable Securities.......  $  354,942     $ 1,135                       $  356,077
  Other Current Assets.................      32,253         941                           33,194
                                         ----------     -------       -------         ----------
     Total current assets..............     387,195       2,076                          389,271
INTANGIBLE ASSETS --
  Net..................................   1,427,910      11,167       $96,136 (2)      1,535,213
OTHER NON-CURRENT ASSETS --
  Net..................................     986,707       6,591        (5,000)(3)        988,298
                                         ----------     -------       -------         ----------
TOTAL ASSETS...........................  $2,801,812     $19,834       $91,136         $2,912,782
                                         ==========     =======       =======         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES....................  $  188,944     $12,913       $ 1,800 (2)     $  203,657

DEFERRED INCOME TAXES..................     204,942                    28,908 (2)        233,850
LONG-TERM DEBT.........................   1,191,694         149                        1,191,843
OTHER..................................
STOCKHOLDERS' EQUITY(11)...............   1,216,232       6,772        67,200 (2)      1,283,432
                                                                       (6,772)(3)
                                         ----------     -------       -------         ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY.................  $2,801,812     $19,834       $91,136         $2,912,782
                                         ==========     =======       =======         ==========

     See Notes to the Pro Forma Condensed Consolidated Financial Statements

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                 MARCH 31, 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                                      PRO FORMA
                                                                                                   PRO FORMA        CONSOLIDATED
                                                                     HISTORICAL                   ADJUSTMENTS           (AMS
                                                         -----------------------------------       (PENDING          AND PENDING
                                                         MOTOROLA     ONECOMM     DIAL PAGE      TRANSACTIONS)      TRANSACTIONS)
                                                         --------     --------    ----------     -------------      -------------
ASSETS

CURRENT ASSETS:
  Cash and Marketable Securities........................              $98,582      $117,948       $   314,945(5)     $ 1,051,703
                                                                                                       50,900(6)
                                                                                                      113,251(8)
  Other Current Assets.................................. $ 14,162      13,693         5,331                               66,380
                                                         --------     --------    ---------       -----------        -----------
        Total current assets............................   14,162     112,275       123,279           479,096          1,118,083

INTANGIBLE ASSETS -- Net................................  247,118     113,618       596,962         1,373,746(6)       3,888,393
                                                                                                       21,736(8)

OTHER NON-CURRENT ASSETS -- Net.........................   63,816     189,156       128,722                            1,369,992
                                                         --------     --------    ---------       -----------        -----------
TOTAL ASSETS............................................ $325,096     $415,049     $848,963       $ 1,874,578        $ 6,376,468
                                                         ========     ========    =========       ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES..................................... $ 10,467     $95,162      $ 48,853       $     2,300(5)     $   392,739
                                                                                                       32,100(6)
                                                                                                          200(8)

DEFERRED INCOME TAXES...................................                            118,561           413,085(6)         849,002
                                                                                                       76,970(6)
                                                                                                        6,536(8)

LONG-TERM DEBT..........................................      484     284,933       406,501          (179,000)(6)      1,704,761

OTHER...................................................                2,438                                              2,438

STOCKHOLDERS' EQUITY(11)................................  314,145      32,516       275,048           312,645(5)       3,427,528
                                                                                                    1,703,200(6)
                                                                                                     (621,709)(7)
                                                                                                       15,000(8)
                                                                                                      113,251(8)
                                                         --------     --------    ---------       -----------        -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............. $325,096     $415,049     $848,963       $ 1,874,578        $ 6,376,468
                                                         ========     ========    =========       ===========        ===========

     See Notes to the Pro Forma Condensed Consolidated Financial Statements

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                        HISTORICAL            PRO FORMA       PRO FORMA
                                                                 ------------------------    ADJUSTMENTS     CONSOLIDATED
                                                                   NEXTEL          AMS          (AMS)           (AMS)
                                                                 -----------    ---------    -----------     ------------
REVENUE......................................................    $    37,133    $   2,211                    $    39,344
                                                                 -----------    ---------                    -----------
GROSS PROFIT.................................................          6,266        1,360                          7,626
                                                                 -----------    ---------                    -----------
OTHER OPERATING COSTS AND EXPENSES:
  Selling, general, administrative and corporate expense.....         36,043          871                         36,914
  Depreciation and amortization..............................         40,363          594    $    1,202 (4)       42,159
                                                                 -----------    ---------    ----------      -----------
                                                                      76,406        1,465         1,202           79,073
                                                                 -----------    ---------    ----------      -----------
OPERATING (LOSS).............................................        (70,140)        (105)       (1,202)         (71,447)
OTHER (EXPENSE)..............................................        (14,403)        (329)                       (14,732)
                                                                 -----------    ---------    ----------      -----------
(LOSS) BEFORE INCOME TAX.....................................        (84,543)        (434)       (1,202)         (86,179)
INCOME TAX BENEFIT...........................................         31,344                        361 (4)       31,705
                                                                 -----------    ---------    ----------      -----------
NET (LOSS)...................................................    $   (53,199)   $    (434)   $     (841)     $   (54,474)
                                                                 ===========    =========    ==========      ===========
NET (LOSS) PER SHARE.........................................    $     (0.50)                                $     (0.50)
                                                                 ===========                                 ===========
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING..................    105,655,000    4,200,000                    109,855,000
                                                                 ===========    =========                    ===========

     See Notes to the Pro Forma Condensed Consolidated Financial Statements

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                                      PRO FORMA
                                                                                                    PRO FORMA       CONSOLIDATED
                                                                    HISTORICAL                     ADJUSTMENTS          (AMS
                                                   --------------------------------------------     (PENDING         AND PENDING
                                                    MOTOROLA       ONECOMM         DIAL PAGE      TRANSACTIONS)     TRANSACTIONS)
                                                   ----------   -------------   ---------------   -------------     -------------
REVENUE..........................................  $   19,387    $     4,907      $     5,254                       $     68,892
                                                   ----------    -----------      -----------                       ------------
GROSS PROFIT (LOSS)..............................       7,044         (4,240)             436                             10,866
                                                   ----------    -----------      -----------                       ------------
OTHER OPERATING COSTS AND EXPENSES:
  Selling, general, administrative and corporate
    expense......................................       1,710         10,509            6,714                             55,847
  Depreciation and amortization..................       7,760          8,237           34,633       $  17,445(9)          95,144
                                                                                                      (15,090)(9)
                                                   ----------    -----------      -----------       ---------       ------------
                                                        9,470         18,746           41,347           2,355            150,991
                                                   ----------    -----------      -----------       ---------       ------------
OPERATING (LOSS).................................      (2,426)       (22,986)         (40,911)         (2,355)          (140,125)
OTHER (EXPENSE)..................................        (234)        (4,682)          (7,197)         (4,725)(9)        (31,570)
                                                   ----------    -----------      -----------       ---------       ------------
(LOSS) BEFORE INCOME TAX.........................      (2,660)       (27,668)         (48,108)         (7,080)          (171,695)
INCOME TAX BENEFIT (EXPENSE).....................         236                           8,188           5,246(9)          58,264
                                                                                                       16,600(9)
                                                                                                        2,032(9)
                                                                                                       (5,743)(9)
                                                   ----------    -----------      -----------       ---------       ------------
NET INCOME (LOSS)................................  $   (2,424)   $   (27,668)     $   (39,920)      $  11,055       $   (113,431)
                                                   ==========    ===========      ===========       =========       ============
NET (LOSS) PER SHARE.............................                                                                   $      (0.45)
                                                                                                                    ============
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING......  59,500,000     22,050,000       24,900,000      35,418,000        251,723,000
                                                   ==========    ===========      ===========       =========       ============

     See Notes to the Pro Forma Condensed Consolidated Financial Statements

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               HISTORICAL                        PRO FORMA       PRO FORMA
                                            ------------------------------------------------    ADJUSTMENTS     CONSOLIDATED
                                              NEXTEL         QTI      AMI-WEST       AMS           (AMS)           (AMS)
                                            ----------    ---------   ---------   ----------    -----------     ------------
REVENUE.................................... $  102,704    $  13,967   $    777    $   8,956                     $   126,404
                                            ----------    ---------   ---------   ----------                    ------------

GROSS PROFIT...............................     34,273        4,033        454        5,043                          43,803
                                            ----------    ---------   ---------   ----------                    ------------

OTHER OPERATING COSTS AND EXPENSES:
  Selling, general, administrative and
    corporate expense......................    101,871        4,167        403        3,744                         110,185

  Depreciation and amortization............    115,416        2,624      1,227        2,536     $   15,616 (4)      137,419
                                            ----------    ---------   ---------   ----------    -----------     ------------
                                               217,287        6,791      1,630        6,280         15,616          247,604
                                            ----------    ---------   ---------   ----------    -----------     ------------

OPERATING (LOSS)...........................   (183,014)      (2,758)    (1,176)      (1,237)       (15,616)        (203,801)

OTHER INCOME (EXPENSE).....................    (51,777)          42         63         (103)                        (51,775)
                                            ----------    ---------   ---------   ----------    -----------     ------------

(LOSS) BEFORE INCOME TAX...................   (234,791)      (2,716)    (1,113)      (1,340)       (15,616)        (255,576)

INCOME TAX BENEFIT.........................     85,126          902                                  4,694 (4)       90,722
                                            ----------    ---------   ---------   ----------    -----------     ------------

NET (LOSS)................................. $ (149,665)   $  (1,814)  $ (1,113)   $  (1,340)    $  (10,922)     $  (164,854)
                                            ==========    =========   =========   ==========    ===========     ===========
NET (LOSS) PER SHARE....................... $    (1.51)                                                         $     (1.52)
                                            ==========                                                          ===========
AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING.............................. 98,818,000    2,261,000   1,028,000   4,200,000      2,333,000      108,640,000
                                            ==========    =========   =========   ==========    ===========     ===========

     See Notes to the Pro Forma Condensed Consolidated Financial Statements

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                                      PRO FORMA
                                                                                                                    CONSOLIDATED
                                                                                                    PRO FORMA           (AMS
                                                                    HISTORICAL                     ADJUSTMENTS       AND PENDING
                                                   --------------------------------------------     (PENDING        TRANSACTIONS)
                                                    MOTOROLA       ONECOMM         DIAL PAGE      TRANSACTIONS)           -
                                                   ----------   -------------   ---------------   -------------
REVENUE..........................................  $   76,626    $    14,775      $    14,165                       $    231,970
                                                   ----------   -------------   ---------------                     -------------
GROSS PROFIT (LOSS)..............................      30,186         (2,541)             686                             72,134
                                                   ----------   -------------   ---------------                     -------------
OTHER OPERATING COSTS AND EXPENSES:
  Selling, general, administrative and corporate
    expense......................................       6,681         43,899           14,832                            175,597
  Depreciation and amortization..................      18,683         15,801           88,227       $  69,774(9)         273,664
                                                                                                      (56,240)(9)
                                                   ----------   -------------   ---------------   -------------     -------------
                                                       25,364         59,700          103,059          13,534            449,261
                                                   ----------   -------------   ---------------   -------------     -------------
OPERATING INCOME (LOSS)..........................       4,822        (62,241)        (102,373)        (13,534)          (377,127)
OTHER INCOME (EXPENSE)...........................        (923)       (19,498)         (21,673)          4,675(9)        (107,117)
                                                                                                      (17,923)(9)
                                                   ----------   -------------   ---------------   -------------     -------------
INCOME (LOSS) BEFORE INCOME TAX..................       3,899        (81,739)        (124,046)        (26,782)          (484,244)
INCOME TAX BENEFIT (EXPENSE).....................      (4,331)                         19,888          20,981(9)         169,043
                                                                                                       46,523(9)
                                                                                                        7,707(9)
                                                                                                      (12,447)(9)
                                                   ----------   -------------   ---------------   -------------     -------------
NET INCOME (LOSS)................................  $     (432)   $   (81,739)     $  (104,158)      $  35,982       $   (315,201)
                                                   ==========   =============   ===============   =============     =============
NET (LOSS) PER SHARE.............................                                                                   $      (1.26)
                                                                                                                    =============
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING......  59,500,000     22,050,000       24,900,000      35,418,000        250,508,000
                                                   ==========   =============   ===============   =============     =============

     See Notes to the Pro Forma Condensed Consolidated Financial Statements

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     1. The unaudited Pro Forma Condensed Consolidated Balance Sheets reflect the issuances and assumed issuances of shares of Nextel Common Stock in connection with the transactions described in the following notes. The acquisitions are accounted for as purchases and the market value of Nextel Common Stock is assumed to be $16.00 per share (See Note 12) unless the respective agreement includes an agreed upon per share price or such a price is implied from the terms of the agreement, in which case such agreed or implied per share price is used. The estimated fees related to these transactions and included in the cost of the transactions as described in the following notes are subject to change prior to the closing of such transactions.

THE FOLLOWING ADJUSTMENTS ARE REFLECTED IN THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS UNDER THE COLUMN HEADED "PRO FORMA CONSOLIDATED (AMS)":

     2.  The pro forma acquisition cost of AMS is allocated as follows:

                                                                    (IN THOUSANDS,
                                                                        EXCEPT
                                                                    SHARE AND PER
                                                                     SHARE DATA)

        Shares assumed to be issued.............................        4,200,000
        Price of Nextel Common Stock............................     $      16.00
                                                                     ------------
        Aggregate value of the Nextel Common Stock assumed to be
          issued................................................           67,200
        Increase in cost of intangible assets acquired
          representing the tax effect of the difference between
          the financial accounting and tax bases thereof........           28,908
        Estimated transaction fees directly identified with the
          acquisition...........................................            1,800
                                                                     ------------
        Pro forma acquisition cost..............................     $     97,908
                                                                     ============

     3. The Pro Forma Adjustments include the elimination of stockholders' equity of AMS ($6.8 million).

     Additionally, the Pro Forma Adjustments reflect the elimination of the $5.0 million equity investment previously made by Nextel in AMS.

     4. The Pro Forma Adjustments reflect the effects of the increase in amortization expense due to the increase in intangible assets resulting from the acquisitions and the reversal of the related deferred income tax liability as follows:

                                         THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                           MARCH 31, 1995                 DECEMBER 31, 1994
                                     ---------------------------     ---------------------------
                                     AMORTIZATION      DEFERRED      AMORTIZATION      DEFERRED
                                       EXPENSE        INCOME TAX       EXPENSE        INCOME TAX
                                     ------------     ----------     ------------     ----------
                                                           (IN THOUSANDS)
        PowerFone..................                                    $  5,797         $1,743
        QTI........................                                       3,245            975
        AMI-West...................                                       1,767            531
        AMS........................     $1,202           $361             4,807          1,445
                                        ------           ----          --------         ------
                                        $1,202           $361          $ 15,616         $4,694
                                        ======           ====          ========         ======

     The intangible assets, comprised of acquisition costs allocated to FCC licenses, are amortized over 20 years.

     The amortization expense and related reversal of deferred income tax liability related to the PowerFone Merger and the Questar/AMI Share Exchange for the twelve months ended December 31, 1994 represents amounts for the period January 1, 1994 to April 14, 1994 and January 1, 1994 to August 4, 1994, respectively, the dates the transactions were consummated. PowerFone's operations for this period are not significant. The

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

operations for the period prior to the acquisition of QTI and AMI-West represent operations for the six months ended June 30, 1994, as the operations for the period July 1, 1994 to August 4, 1994 are not significant.

THE FOLLOWING ADJUSTMENTS ARE REFLECTED IN THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS UNDER THE COLUMN HEADED "PRO FORMA CONSOLIDATED (AMS AND PENDING TRANSACTIONS):"

     5.  The Pro Forma Adjustments reflect the McCaw Transaction as follows:

                                                         UNITS         SHARES        TOTAL
                                                        --------     ----------     --------
                                                         (IN THOUSANDS, EXCEPT UNIT, SHARE
                                                            AND PER UNIT AND SHARE DATA)
    Units and shares assumed to be issued.............  8,163,265     1,220,000
    Price per Unit and share of Nextel Common Stock...  $  36.75     $    12.25
                                                        --------     ----------
    Aggregate value of Units and shares
      to be issued....................................   300,000         14,945     $314,945
    Estimated transaction fees........................                    2,300        2,300
                                                        --------     ----------     --------
    Net proceeds......................................  $300,000     $   12,645     $312,645
                                                        ========      =========     ========

     The Units are convertible into approximately 24,490,000 shares of Nextel Common Stock. See "SUMMARY -- B. THE PARTIES TO THE MERGER -- Nextel -- Pending Transactions."

     The Pro Forma Adjustments do not include the impact of the possible future purchase of three additional tranches of shares of Nextel Common Stock by the McCaw Investor of 15,000,000 shares for $15.50 per share, 15,000,000 shares for $18.50 per share and 5,000,000 shares for $21.50 per share. See "SUMMARY -- B. THE PARTIES TO THE MERGER -- Nextel -- Pending Transactions."

     6. The pro forma acquisition cost of the Motorola SMR Business, OneComm and Dial Page is allocated as follows:

                                                   MOTOROLA
                                                     SMR
                                                   BUSINESS     ONECOMM     DIAL PAGE      TOTAL
                                                  ----------   ----------   ----------   ----------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Shares assumed to be issued.....................  59,500,000   22,050,000   24,900,000
Price of Nextel Common Stock....................  $    16.00   $    16.00   $    16.00
                                                  ----------   ----------   ----------
Aggregate value of the Nextel Common Stock
  assumed to be issued..........................     952,000      352,800      398,400   $1,703,200
Increase in cost of intangible assets acquired
  representing the tax effect of the difference
  between the financial accounting and tax bases
  thereof.......................................     279,352      115,487       18,246      413,085
Estimated transaction fees directly identified
  with the
  acquisition...................................      11,800       11,500        8,800       32,100
                                                  ----------   ----------   ----------   ----------
                                                   1,243,152      479,787      425,446    2,148,385
Less: Proceeds assumed to be received from the
  exercise of options and warrants..............                  (15,900)     (35,000)     (50,900)
                                                  ----------   ----------   ----------   ----------
Pro forma acquisition cost......................  $1,243,152   $  463,887   $  390,446   $2,097,485
                                                  ==========   ==========   ==========   ==========

     The shares assumed to be issued for OneComm and Dial Page exclude 500,000 and 1,500,000 shares, respectively, attributable to options and warrants with exercise prices in excess of an assumed market price (which equals the assumed market price per share of Nextel Common Stock of $16.00 times the respective exchange ratios).

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     The Pro Forma Adjustments reflect a reduction of long-term debt to market value and the related deferred income tax liability as follows:

                                                    LONG-TERM     DEFERRED INCOME
                                                      DEBT         TAX LIABILITY
                                                    ---------     ---------------
                                                           (IN THOUSANDS)
            OneComm...............................  $ 83,000          $35,690
            Dial Page.............................    96,000           41,280
                                                    --------          -------
                                                    $179,000          $76,970
                                                    ========          =======

     7. The Pro Forma Adjustments include the elimination of stockholders' equity, as follows:

                                                                               IN THOUSANDS
                                                                               ------------
    Motorola SMR Business....................................................    $314,145
    OneComm..................................................................      32,516
    Dial Page................................................................     275,048
                                                                                 --------
                                                                                 $621,709
                                                                                 ========

     8. The Pro Forma Adjustments reflect the pro forma acquisition cost of certain SMR licenses to be acquired from Comcast as follows:

                                                                                   IN
                                                                                THOUSANDS
                                                                               -----------
    Aggregate value of Nextel Common Stock assumed to be issued (462,963
      shares at an agreed per share price of $32.40)........................     $15,000
    Increase in cost of intangible assets acquired representing the tax effect of the difference between the financial accounting and tax
      bases thereof.........................................................       6,536
    Estimated transaction fees directly identified with the acquisition.....         200
                                                                                 -------
    Pro forma acquisition cost..............................................     $21,736
                                                                                 =======

     The Pro Forma Adjustments include the exercise of the Comcast Purchase Right with respect to the Dial Page Transaction of approximately 9,245,000 shares of Nextel Common Stock at a purchase price of $12.25 per share ($113.3 million). See "THE MERGER -- Anti-Dilutive Purchase Rights -- Comcast Purchase Right."

     9. The Pro Forma Adjustments reflect the effects of the increase in amortization expense due to the increase in intangible assets resulting from the acquisitions and the reversal of the related deferred income tax as follows:

                                         THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                           MARCH 31, 1995                 DECEMBER 31, 1994
                                     ---------------------------     ---------------------------
                                     AMORTIZATION      DEFERRED      AMORTIZATION      DEFERRED
                                       EXPENSE        INCOME TAX       EXPENSE        INCOME TAX
                                     ------------     ----------     ------------     ----------
                                                          (IN THOUSANDS)
        Motorola SMR Business......    $ 11,613         $3,492         $ 46,450        $ 13,968
        OneComm....................       4,801          1,444           19,203           5,774
        Dial Page..................         759            228            3,034             912
        Comcast Transaction........         272             82            1,087             327
                                      ---------       --------        ---------        --------
                                       $ 17,445         $5,246         $ 69,774        $ 20,981
                                      =========       ========        =========        ========

     The intangible assets, comprised of acquisition costs allocated to FCC licenses, are amortized over 20 years.

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     The Pro Forma Adjustments reflect the elimination of merger cost of $4.7 million expensed by OneComm during the twelve months ended December 31, 1994 and a deferred tax benefit of $16.6 million and $46.5 million for the three months ended March 31, 1995 and the twelve months ended December 31, 1994, respectively, related to the offset of losses of OneComm and Dial Page against Nextel's deferred income tax liability.

     The Pro Forma Adjustments reflect additional interest of $4.7 million and $17.9 million related to the reduction of OneComm's and Dial Page's long-term debt to market value and the reversal of the related deferred income tax of $2.0 million and $7.7 million for the three months ended March 31, 1995 and the twelve months ended December 31, 1994, respectively.

     Additionally, the Pro Forma Adjustments for the twelve months ended December 31, 1994 reflect the reversal of amortization expense ($56.2 million) to conform Dial Page's amortization period for intangible assets to Nextel's accounting policy ($65.5 million), partially offset by additional amortization expense ($9.3 million) related to the acquisition of Transit by Dial Page for the period January 1, 1994 to May 5, 1994, the date the acquisition was consummated (Transit operations for such period were not significant), and the reversal of the related deferred income tax liability ($12.4 million). The Pro Forma Adjustments for the three months ended March 31, 1995 reflect the reversal of amortization expense ($15.1 million) to conform Dial Page's amortization period for intangible assets to Nextel's accounting policy and the reversal of the related deferred income tax liability ($5.7 million).

     10. The weighted average number of shares outstanding used in the computation of pro forma net loss per share consists of the following:

                                                       THREE MONTHS ENDED    TWELVE MONTHS ENDED
                                                         MARCH 31, 1995       DECEMBER 31, 1994
                                                       -------------------   -------------------
    Weighted average number of shares of Nextel Common
      Stock outstanding...............................      105,655,000            98,818,000
    Adjustment for Nextel Common Stock issued or
      assumed to be issued in connection with:
      PowerFone Merger................................        --                    2,333,000
      QTI acquisition.................................        --                    2,261,000
      AMI-West acquisition............................        --                    1,028,000
      The Merger......................................        4,200,000             4,200,000
                                                       ----------------      ----------------
    Average number of common shares outstanding
      (AMS)...........................................      109,855,000           108,640,000
    Nextel Common Stock expected to be issued in
      connection with:
      Motorola Transaction............................       59,500,000            59,500,000
      OneComm Transaction.............................       22,050,000            22,050,000
      Dial Page Transaction...........................       24,900,000            24,900,000
      McCaw Transaction...............................       25,710,000            25,710,000
      Comcast Philadelphia Transaction................          463,000               463,000
      Comcast Purchase Right..........................        9,245,000             9,245,000
                                                       ----------------      ----------------
    Average number of common shares outstanding
      (AMS and Pending Transactions)..................      251,723,000           250,508,000
                                                       ================      ================

     The unaudited Pro Forma Condensed Consolidated Statements of Operations are presented as if the acquisitions or transactions took place at the beginning of the periods presented; thus the stock issuances referred to above are considered outstanding as of the beginning of the periods presented for purposes of per share calculations.

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONCLUDED)
                                  (UNAUDITED)

     11.  Stockholders' equity as of March 31, 1995 consists of the following:

                                                                                          PRO FORMA
                                                                                        CONSOLIDATED
                                                                        PRO FORMA           (AMS
                                                       HISTORICAL     CONSOLIDATED       AND PENDING
                                                         NEXTEL           (AMS)         TRANSACTIONS)
                                                       ----------     -------------     -------------
                                                       (IN THOUSANDS)
Preferred stock......................................  $   --          $   --            $   --
Class A Preferred Stock..............................      --              --                300,000
Common stock.........................................         106              110               227
Additional paid-in capital...........................   1,520,331        1,587,527         3,431,506
Accumulated deficit..................................    (301,265)        (301,265)         (301,265)
Treasury stock.......................................        (768)            (768)             (768)
Unrealized loss on investments.......................        (581)            (581)             (581)
Notes receivable -- equity incentive plan............      (1,263)          (1,263)           (1,263)
Deferred compensation -- net.........................        (328)            (328)             (328)
                                                       ----------     -------------     -------------
          Stockholders' equity.......................  $1,216,232      $ 1,283,432       $ 3,427,528
                                                       ==========     =============     =============

     12. For all transactions involving Nextel Common Stock, the Pro Forma Financial Statements assume a price of $16.00 per share, unless the respective transaction agreement includes an agreed upon per share price or such a price is implied from the terms of the agreement, in which case such agreed or implied per share price is used. An increase or decrease of $1.00 per share in the price of Nextel Common Stock would result in a corresponding increase or decrease, respectively, in the Pro Forma Financial Statements as follows:

                                                                                        PRO FORMA
                                                                                      CONSOLIDATED
                                                                     PRO FORMA            (AMS
                                                                    CONSOLIDATED       AND PENDING
                          BALANCE SHEETS                               (AMS)          TRANSACTIONS)
- ------------------------------------------------------------------  ------------     ---------------
                                                                             (IN THOUSANDS)
Intangible Assets -- Net..........................................     $6,006           $ 158,230
Total Assets......................................................     $6,006           $ 158,230
Deferred Income Taxes.............................................     $1,806           $  47,580
Stockholders' Equity..............................................     $4,200           $ 110,650

                                                THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                  MARCH 31, 1995                   DECEMBER 31, 1994
                                         --------------------------------   --------------------------------
                                                             PRO FORMA                          PRO FORMA
                                                           CONSOLIDATED                       CONSOLIDATED
                                          PRO FORMA            (AMS          PRO FORMA            (AMS
                                         CONSOLIDATED       AND PENDING     CONSOLIDATED       AND PENDING
       STATEMENTS OF OPERATIONS             (AMS)          TRANSACTIONS)       (AMS)          TRANSACTIONS)
- ---------------------------------------  ------------     ---------------   ------------     ---------------
                                                                (IN THOUSANDS, EXCEPT
                                                                 PER SHARE AMOUNTS)
Loss Before Income Tax Benefit.........     $   75           $   1,978         $  300           $   7,912
Net Loss...............................     $   53           $   1,383         $  210           $   5,533
Net Loss Per Share.....................     $ 0.00           $    0.01         $ 0.00           $    0.02

     The consummation of the Merger and certain of the other pending transactions are subject to a number of conditions, including the receipt of certain consents under certain indentures or compliance with certain requirements thereof. See "THE MERGER -- Compliance with Indentures."

                  NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

     The following discussion compares the Pro Forma Condensed Consolidated Financial Statements of Nextel and Subsidiaries for the periods indicated which give effect to the transactions described in the Notes to the unaudited Pro Forma Condensed Consolidated Financial Statements.

  Twelve Months Ended December 31, 1994

     The total pro forma revenue for the twelve months ended December 31, 1994 was $231,970,000, 126% greater than Nextel's revenue of $102,704,000. The increase in revenue is primarily due to the additional revenues of $76,626,000 from the Motorola SMR Business, and to a lesser extent from the revenues of OneComm of $14,775,000, Dial Page of $14,165,000, AMS of $8,956,000 and
pre-acquisition QTI of $13,967,000. Total pro forma gross profit for the twelve months ended December 31, 1994 was $72,134,000, 110% greater than Nextel's gross profit of $34,273,000. This increase was primarily due to the additional gross profit of $30,186,000 from the Motorola SMR Business, and to a lesser extent from gross profits of $5,043,000 and $4,033,000 from AMS and pre-acquisition QTI, respectively, which were partially offset by a negative gross profit of $2,541,000 from OneComm. Nextel generated a gross profit margin of 33% on a historical basis and 31% on a pro forma basis. The gross profit margin on a pro forma basis was less principally because of the lower gross profit margins of OneComm (negative 17%) and Dial Page (5%) partially offset by a higher gross profit attributable to the Motorola SMR Business (39%) which had no expenses related to operations of Digital Mobile networks, which expenses caused OneComm to have a negative gross profit. Total pro forma selling, general, administrative and corporate expenses were $175,597,000, or 76% of revenue; such expenses were $101,871,000, or 99% of revenue for Nextel. The decrease of selling, general, administrative and corporate expenses as a percentage of revenue was principally due to the lower selling, general, administrative and corporate expenses of the Motorola SMR Business (9% of revenue) partially offset by higher selling, general, administrative and corporate expenses of OneComm (297% of revenue) due to costs related to the operations of its Digital Mobile networks. Pro forma depreciation and amortization was $273,664,000 on a pro forma basis, an increase of $158,248,000 over that of Nextel. This increase was primarily due to amortization of increased intangible assets resulting from the pro forma transactions, including increased amortization of $46,450,000 for the Motorola SMR Business and $19,203,000 for OneComm, and historical depreciation and amortization of $18,683,000 for the Motorola SMR Business, $15,801,000 for OneComm and $31,987,000 for Dial Page (net of reversed amortization to conform Dial Page with Nextel's accounting policy). The $55,340,000 increase in the pro forma other expenses reflects primarily an increase in indebtedness for the debt facilities of OneComm and Dial Page and the accretion on the related long-term debt which was marked to market value, which increases totaled $32,958,000 for OneComm and $39,798,000 for Dial Page. These increases were partially offset by historical interest income of OneComm and Dial Page. The pro forma tax benefit was $169,043,000 on a pro forma basis as compared with $85,126,000 for Nextel. This increase was primarily due to deferred tax benefits of $30,477,000 and $16,046,000 related to the offset of losses of OneComm and Dial Page, respectively, against Nextel's deferred income tax liability, and the reversals of the deferred tax liability that was recorded as a result of the difference between the tax and book bases of intangible assets acquired by Nextel referred to above primarily consisting of $13,968,000 for the Motorola SMR Business and $5,774,000 for OneComm. The resulting pro forma net loss for the twelve months ended December 31, 1994 was $315,201,000 as compared with $149,665,000 for Nextel for the same period.

  Three Months Ended March 31, 1995

     The total pro forma revenue for the three months ended March 31, 1995 was $68,892,000, 86% greater than Nextel's revenue of $37,133,000. The increase in revenue is primarily due to the additional revenues of

$19,387,000 from the Motorola SMR Business, and to a lesser extent from the revenues of OneComm of $4,907,000, Dial Page of $5,254,000 and AMS of $2,211,000. Total pro forma gross profit for the three months ended March 31, 1995 was $10,866,000, 73% greater than Nextel's gross profit of $6,266,000. This increase was primarily due to the additional gross profit of $7,044,000 from the Motorola SMR Business, and to a lesser extent from gross profit of $1,360,000 from AMS, which were partially offset by a negative gross profit of $4,240,000 from OneComm. Nextel generated a gross profit margin of 17% on a historical basis and 16% on a pro forma basis. The gross profit margin on a pro forma basis was less principally because of the lower gross profit margins of OneComm (negative 86%), and Dial Page (8%), offset by a higher gross profit margin of the Motorola SMR Business (36%) which had no expenses related to operations of Digital Mobile networks, which expenses caused OneComm to have a negative gross profit. Total pro forma selling, general, administrative and corporate expenses were $55,847,000 or 81% of revenue; such expenses were $36,043,000, or 97% of revenue for Nextel. The decrease of selling, general, administrative and corporate expenses as a percentage of revenue was principally due to the lower percentage of the Motorola SMR Business (9% of revenue) partially offset by a higher selling, general, administrative and corporate expenses percentage of OneComm (214% of revenue) due to costs related to the operations of its Digital Mobile networks. Pro forma depreciation and amortization was $95,144,000, an increase of $54,781,000 over that of Nextel. This increase was primarily due to the amortization of increased intangible assets resulting from the pro forma transactions, including increased amortization of $11,613,000 for Motorola and $4,801,000 for OneComm, and historical depreciation and amortization of $7,760,000 for the Motorola SMR Business, $8,237,000 for OneComm and $19,543,000 for Dial Page (net of reversed amortization to conform Dial Page with Nextel's accounting policy). The $17,167,000 increase in the pro forma other expenses reflects primarily an increase in indebtedness for the debt facilities of OneComm and Dial Page and the accretion on the related long-term debt which was marked to market value, which increases totaled $7,892,000 for OneComm and $11,880,000 for Dial Page. These increases were partially offset by historical interest income of OneComm and Dial Page. The pro forma tax benefit was $58,264,000 as compared with $31,344,000 for Nextel. This increase was primarily due to deferred tax benefits of $10,900,000 and $5,700,000 related to the offset of losses of OneComm and Dial Page, respectively, against Nextel's deferred income tax liability, and related to the reversals of the deferred tax liability that was recorded as a result of the difference between the tax and book bases of intangible assets acquired by Nextel referred to above of $3,492,000 for the Motorola SMR Business and $1,444,000 for OneComm. The resulting pro forma net loss for the three months ended March 31, 1995 was $113,431,000, as compared with $53,199,000 for Nextel for the same period.

LIQUIDITY AND CAPITAL RESOURCES

     Nextel's cash and marketable securities were $354,942,000 as of March 31, 1995, compared with $1,051,703,000 on a pro forma basis. The increase is principally due to net proceeds from the McCaw Transaction of approximately $314,945,000, proceeds of approximately $113,251,000 from the exercise of the Comcast Purchase Right and the cash and marketable securities of $98,582,000 and $117,948,000 expected to be received in connection with the acquisition of OneComm and Dial Page, respectively. The principal cause of the increase in pro forma long-term debt is the additional debt of $201,933,000 and $310,501,000 of OneComm and Dial Page, respectively, expected to be assumed in connection with their acquisitions. Pro forma intangible assets (on a net basis) were $3,888,393,000 as compared with Nextel's $1,427,910,000, principally due to (i) the intangible assets acquired in the pending transactions, (ii) the purchase differentials relating to these transactions, and (iii) the differences between the book and the tax bases of the assets being acquired. The combined impact of these three factors result in increases to intangible assets of $1,176,125,000 for the Motorola SMR Business, $497,679,000 for OneComm, $657,640,000 for Dial Page and $107,303,000 for AMS. Pro forma deferred income tax liability was $849,002,000 as compared with $204,942,000 for Nextel, as a result of the differences between the book and the tax bases of the assets acquired. Such increases were $279,352,000 for the Motorola SMR Business, $115,487,000 for OneComm, $28,908,000 for AMS and $18,246,000 for Dial Page. The pro forma stockholders equity was $3,427,528,000, as compared with Nextel's balance of $1,216,232,000, reflecting (i) $300,000,000 related to the newly created Nextel Preferred Stock to be issued in connection with the McCaw Transaction, (ii) the assumed value of Nextel Common Stock to be issued to the stockholders of the Motorola SMR Business ($952,000,000), OneComm ($352,800,000), Dial

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

Page ($398,400,000) and AMS ($67,200,000), and (iii) $113,251,000 related to the exercise of the Comcast Purchase Right with respect to the Dial Page
Transaction.

     Nextel's cash needs on a pro forma basis will increase significantly. Nextel currently estimates that, without giving effect to the McCaw Transaction or the related amendments to Nextel's agreements with Motorola and Comcast or the exercise by Comcast of the Comcast Purchase Right with respect to issuances of Nextel Common Stock in the Dial Page Transaction, it will require approximately $694,300,000 in additional funds to finance its capital expenditures for the constructions of Digital Mobile networks, operating expenses, analog SMR operations, acquisitions and other corporate expenditures through fiscal 1997. See "RISK FACTORS -- Nextel to Require Financing."

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

                              THE SPECIAL MEETING

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of AMS Common Stock by the AMS Board for use at the Special Meeting.

TIME AND PLACE; PURPOSE


     The Special Meeting will be held at the Warner Center Hilton, 6360 Canoga Avenue, Woodland Hills, California 91367 on July 28, 1995, starting at 10:00 a.m., local time. At the Special Meeting, holders of AMS Common Stock will be asked to consider and vote upon (i) the Merger Proposal, (ii) the election of Directors Proposal, and (iii) such other matters as may properly come before the Special Meeting.


VOTES REQUIRED FOR APPROVAL; QUORUM

     The affirmative vote of a majority of the outstanding shares of AMS Common Stock entitled to vote thereon is required to approve the Merger Proposal. The two directors nominated for election to the AMS Board at the Special Meeting will be elected by a plurality of the total votes cast at the Special Meeting.

     The AMS Board has fixed the close of business on June 23, 1995 as the Record Date for the Special Meeting. Only holders of AMS Common Stock of record as of the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 7,243,006 shares of AMS Common Stock issued and outstanding (excluding treasury shares), each of which has one vote with respect to each Proposal and any other matter that may be properly presented for a vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of AMS Common Stock as of the Record Date is necessary to constitute a quorum at the Special Meeting. Under the bylaws of AMS, if a quorum shall not be present or represented at any meeting of the holders of the AMS Common Stock, the holders present in person or represented by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

     In connection with the Merger Agreement, TCI, the largest single stockholder of AMS, and Nextel have entered into the Voting Agreement pursuant to which TCI has agreed, among other things, (i) not to dispose of its AMS Common Stock prior to the Merger except in certain limited circumstances and
(ii) to vote (or grant a proxy to Nextel to vote) its shares of AMS Common Stock in favor of the Merger. In addition, pursuant to the Merger Agreement Nextel has agreed not to dispose of its shares of AMS Common Stock prior to the Merger and to vote its shares of AMS Common Stock in favor of the Merger. (A copy of the Voting Agreement is included in this Proxy Statement/Prospectus as Appendix C.) As of the Record Date, TCI and Nextel together beneficially owned approximately 46% of the outstanding shares of AMS Stock. In addition, as of the Record Date, officers and directors of AMS owned 13,941 shares (or less than one percent) of the then outstanding shares of AMS Common Stock, and such officers and directors have indicated that they will vote such shares in favor of the Merger Proposal. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AMS."

     The bylaws of AMS provide for two duly sworn inspectors of election to take charge of the polls for the purpose of counting all votes at the Special Meeting and certifying the results of such counting. No director or candidate for director shall serve as an inspector. If inspectors are not appointed or if an appointed inspector is absent or refuses to act, the stockholders present at the Special Meeting, in person and by proxy, may choose temporary inspectors.

PROXIES AND EFFECT OF ABSTENTIONS

     The persons named as proxies on the enclosed proxy card were designated by the AMS Board and are officers and/or directors of AMS. Any holder of AMS Common Stock giving a proxy may revoke it at any time before it is voted by providing a duly executed proxy bearing a later date, by giving notice of revocation in writing (as provided below), or by attending the Special Meeting and voting in person. Any written notice given prior to the Special Meeting for the purpose of revoking a proxy should be delivered to American Mobile

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

Systems Incorporated, 20920-C Warner Center Lane, Woodland Hills, California 91367, Attention: Corporate Secretary. Attendance at the Special Meeting will not by itself constitute the revocation of a proxy.

     All shares of AMS Common Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted "FOR" the Merger Proposal and each of the nominees for director. Neither AMS nor any of the persons named as proxies on the enclosed proxy card knows of any business, other than consideration of and voting upon the Merger Proposal and the Election of Directors, which may be presented for stockholder action at the Special Meeting. If any other matter does properly come before the Special Meeting, it is intended that the persons named on the enclosed proxy will vote the shares of AMS Common Stock represented by proxies with respect to such matter in accordance with their best judgment.

     A properly executed proxy marked "ABSTAIN" with respect to a Proposal, although counted for purposes of determining whether there is a quorum at the Special Meeting, will not be voted. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Special Meeting, but will be deemed shares not entitled to vote at the Special Meeting.

     The entire cost of the solicitation of proxies on behalf of the AMS Board will be borne by AMS. It is contemplated that the solicitation will be primarily by mail. In addition, some of the officers, directors and employees of AMS may solicit proxies personally or by telephone, for which they will receive no compensation in addition to their regular salaries, but will be reimbursed for any out-of-pocket expenses incurred in connection therewith. Although there are no formal agreements to do so, AMS will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy soliciting materials to their principals.

REPRESENTATIVE FROM ACCOUNTING FIRM

     A representative from KPMG Peat Marwick LLP, AMS' independent auditors, is expected to be present at the Special Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Beginning in 1989, AMS pursued a strategy of concentrating its SMR operations in the southeastern United States, where AMS historically has had its greatest concentration of SMR systems. This strategy was undertaken due to a belief by AMS' management that the Southeast was one of the most rapidly growing sectors of the United States economy and that wireless communications could be expected to benefit from that growth in the foreseeable future. AMS' management further believed that AMS, by concentrating its operations, could take advantage of economies of scale and reduce its overhead and other operating expenses as a percentage of revenues.

     In furtherance of this strategy, in July 1989 AMS sold to Nextel AMS' SMR systems in New York City, Chicago and Atlantic City and in various communities in New York State, Connecticut and Pennsylvania (other than in the Philadelphia metropolitan region) for approximately $10 million. AMS also sold to a subsidiary of Nextel AMS' SMR systems in Houston and Dallas for approximately $2.3 million. In connection with these transactions, Nextel provided AMS with an option, exercisable by AMS at any time prior to June 30, 1991, to require Nextel to acquire AMS pursuant to the terms of a previously-negotiated agreement and plan of merger (the "Merger Option"). The consideration payable by Nextel in such a merger would be based on a multiple of AMS' operating airtime revenue for a specified period prior to such merger, plus certain assets and less certain liabilities, subject to certain conditions. The Merger Option was sought in an effort to

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

ensure that AMS would have a possible buyer in the event its strategy of concentrating its operations in the Southeast proved unsuccessful. AMS notified Nextel on June 28, 1991 of its decision not to exercise such option. The decision of AMS was based on a determination by the AMS Board that the underlying value of AMS at that time exceeded the price that would have been payable by Nextel under the Merger Option.

     In the summer of 1991, William J. Young, who was then President and a director of AMS, and Richard G. Somers, who was then an officer and a director of AMS, met with C. Meade Sutterfield, the President of Johnson Communications Corporation ("JCC"), and other representatives of JCC on several occasions concerning a possible business combination between AMS and JCC. JCC at the time was a principal supplier of SMR services in central and northeastern Florida and in the Atlanta, Georgia and Memphis, Tennessee metropolitan areas. Discussions looking towards a combination of AMS and JCC ended primarily due to differing management philosophies concerning how the business of the combined companies would be operated. In lieu of a larger transaction, AMS entered into two asset exchange and purchase agreements with JCC, pursuant to which AMS exchanged its SMR and community repeater businesses in Atlanta and Orlando for JCC's SMR, community repeater and sales and service businesses in Miami and Tampa, with cash being paid by AMS to JCC in the amount of $2,210,000 for the difference in the values assigned by AMS and JCC to the assets being exchanged. (A community repeater consists of a single channel that is shared by various end users, each of whom holds a license from the FCC to transmit on the channel. In Miami and Tampa, AMS manages the repeater and owns (or leases) the associated equipment. By contrast, the majority of AMS' SMR systems consist primarily of trunked channels for which AMS holds the license issued by the FCC, and usage is limited to customers of AMS.)

     In the second quarter of fiscal 1992, AMS recorded a $4.8 million net loss (after restatement) and management anticipated significant cash flow problems in the foreseeable future due to the net operating losses being incurred by AMS. Concerned by AMS' financial condition, in early February 1992, Messrs. Young and Somers discussed with the two other directors of AMS at that time, Brendan Clouston and Gary Howard, whether it would be advisable to approach Nextel with a proposal pursuant to which AMS would be sold to Nextel. (Messrs. Clouston and Howard are officers of TCI and served on the AMS Board at that time as the designees of UAI (as defined herein), which is an indirect wholly owned subsidiary of TCI and a significant stockholder of AMS. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AMS" and "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS -- Identification of Officers; Business Experience -- Arrangements Regarding Selection of Directors and Officers".) Messrs. Clouston and Howard suggested that they would be interested in pursuing an acquisition transaction if Nextel was willing to pay AMS' stockholders at least $10 per share (or approximately $60 million for AMS). Later that month Messrs. Young and Somers met with Morgan O'Brien and Brian McAuley, the Chairman and President, respectively, of Nextel to discuss a possible acquisition of AMS by Nextel. Discussions with Nextel ended after Messrs. O'Brien and McAuley indicated that Nextel would be unwilling to pay in excess of $7-8 per share to AMS stockholders in such a transaction.

     On March 25, 1992, AMS issued a press release announcing that the AMS Board had commenced an investigation into the unauthorized transfer of approximately $4.1 million from the accounts of AMS by Mr. Young. See "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS -- Certain Relationships and Related Transactions -- Unauthorized Transfers of Funds by William J. Young." Mr. Young subsequently resigned from all his positions with AMS and as a director. On or about March 25, 1992, Mr. McAuley of Nextel contacted Mr. Somers (who was appointed Chairman of the Board, President and Chief Executive Officer of AMS following Mr. Young's resignation) concerning AMS' circumstances and suggested resuming acquisition discussions. Mr. Somers and Mr. Howard subsequently met with Messrs. O'Brien and McAuley in Washington, D.C. on April 12, 1992. Nextel took the position at that meeting that any acquisition of AMS would need to be structured as a purchase of assets, as Nextel was unwilling to consider other forms of transactions (such as a merger) in which certain contingent and other liabilities of AMS might be acquired by Nextel (specifically, including any liabilities that might arise out of a purported class action lawsuit that had been filed against AMS and its directors in connection with AMS' announcement regarding the possible unauthorized transfer of AMS funds

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

by Mr. Young). The purchase price proposed to be paid by Nextel consisted of 3,100,000 shares of Nextel Common Stock, which Nextel valued at $15 per share. Messrs. Howard and Somers requested a floor on the value of the shares of Nextel Common Stock to be issued to AMS to protect AMS stockholders (who AMS planned would receive such shares following a liquidation of AMS) against a possible decline in the trading price of Nextel Common Stock. Mr. O'Brien stated that Nextel would be unwilling to provide such a guaranteed minimum value for its shares in such a transaction. Discussions and further negotiations on the terms of a possible acquisition transaction continued by telephone over the next several days.

     On April 16, 1992, AMS and Nextel reached a non-binding agreement in principle pursuant to which Nextel (or a wholly owned subsidiary of Nextel) would acquire substantially all of the assets of AMS (other than assets related to its Philadelphia SMR systems, which were then subject to a pending sales agreement) and assume certain related liabilities, in exchange for 3,100,000 shares of Nextel Common Stock, which shares at the time had an aggregate market value of approximately $39.5 million. AMS contemplated that it would satisfy those liabilities that were not assumed by Nextel out of the proceeds from the sale of a portion of such shares, and distribute the remaining shares to its stockholders pursuant to a plan of liquidation. The value to be received by AMS stockholders, based on the market value of the Nextel shares on April 16, 1992 and before reduction for payment of unassumed liabilities (including the contingent liability represented by the purported class action lawsuit brought in connection with the unauthorized transfer of funds by Mr. Young) would have been approximately $6.60 per share of AMS Common Stock. The agreement in principle provided that Nextel would loan AMS $1 million upon the execution of definitive agreements. Such loan would be in the form of a convertible note bearing interest at 20% per annum. AMS agreed not to solicit or engage in any discussions or negotiations with any third party with respect to a sale of all or any substantial part of the business of AMS for up to 60 days after the signing of the agreement in principle, subject to the fiduciary duties of the AMS Board. The consummation of the transactions contemplated by the agreement in principle was subject to a number of conditions, including the satisfactory completion of a legal, financial and operational due diligence review by each party of the other, approval of the transaction by each party's board of directors, and the negotiation of a mutually satisfactory acquisition agreement. The agreement in principle provided for an expiration date of June 15, 1992, which date was subsequently extended to June 22, 1992. Following the execution of the agreement in principle, the parties undertook a due diligence review of their respective operations, including a detailed review by Nextel of AMS' SMR channels in anticipation of their inclusion in an application to the FCC for an enhanced SMR ("ESMR") Digital Mobile network by Nextel in the Southeast.

     On June 16, 1992, Nextel delivered to AMS a list of issues that it had developed based on its due diligence review of AMS and its SMR channels. These issues related primarily to: (i) Nextel's concern that the composition and loading of AMS' SMR systems would make it more difficult to obtain an ESMR waiver and implement Digital Mobile networks in Florida involving those systems than Nextel had originally anticipated when it entered into the non-binding agreement in principle; (ii) the construction and loading deadlines on certain AMS systems; (iii) the amount of the net liabilities of AMS and the extent of AMS' cash flow deficit; and (iv) legal issues relating to AMS' participation in certain joint ventures, third party consents, outstanding litigation and certain contractual obligations of AMS. Nextel further indicated to AMS that, to resolve such issues in a manner satisfactory to Nextel, significant changes would be required to the terms outlined in the April 16 agreement in principle. Although representatives of AMS and Nextel held several days of discussions concerning potential areas of change in such terms, those discussions proved inconclusive. On June 22, 1992, the agreement in principle with Nextel, as extended, expired by its terms. Nextel had indicated during the course of discussions that it would advise AMS of the terms and conditions on which Nextel would be willing to pursue a potential acquisition of substantially all of the assets of AMS. Accordingly, on June 25, 1992, Nextel delivered to AMS a written proposal in the form of a revised agreement in principle. Among the significant areas of difference between the June 25 proposal and the expired April 16 agreement in principle were the following: a reduction in the purchase price if AMS' annualized cash flow did not meet targeted levels; a reduction for liabilities assumed by Nextel in excess of a specified dollar amount; and a reduction for the failure of AMS to deliver, in connection with an ESMR application to the FCC, a specified number of SMR frequencies in designated cities in the Southeast. The purchase price remained at 3,100,000 shares of Nextel Common Stock, subject to the foregoing adjustments. The June 25 proposal also

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

contemplated that approximately 10% of the purchase price would be held back until AMS had collected in full certain amounts owing from Mr. Young, that an additional approximately 22% of the purchase price would be placed in escrow for two years to satisfy claims or liabilities that might arise during that period based on the ownership or use of AMS' assets or the operation of AMS' business prior to the closing of such transaction (but which were not to be among the identified liabilities to be assumed by Nextel in the proposed transaction), and that the full purchase price would be escrowed for a period of 90 days after the closing of the proposed transaction to satisfy any such claims or liabilities.

     On or about June 27, 1992, in light of Nextel's proposed modifications and, among other factors, a decline in the trading price of the Nextel Common Stock from approximately $12 3/4 per share on April 16, 1992 to $9 5/8 per share as of the close of business on June 26, 1992, AMS indicated to Nextel that it did not find the June 25 proposal acceptable and terminated further negotiations with Nextel.

     Following the termination of negotiations with Nextel, Mr. Somers received separate inquires from Mr. Sutterfield of JCC and Richard Stewart, the Chairman of Transit, concerning a possible acquisition of, or merger with, AMS. Transit at that time was a principal provider of SMR services in Georgia and had recently entered into and completed acquisitions of SMR businesses in several markets in the southeastern United States. Informal discussions continued from time to time between representatives of AMS and each of JCC and Transit through the winter of 1992-93.

     On February 2, 1993, representatives of AMS, JCC and Transit met to discuss the possible terms on which the three companies might be combined. Messrs. Somers and Howard, together with William Wedum, a director of AMS (who had earlier replaced Mr. Clouston on the AMS Board as a designee of UAI), were present on behalf of AMS. Mr. Sutterfield and Mr. Stewart were also present. At this meeting the relative exchange ratios that the stockholders of each company might receive in a possible combination of the three companies were discussed. Over the course of the next several weeks, discussions continued by telephone concerning the terms of a three-way merger among AMS, JCC and Transit. These negotiations resulted in the execution, on February 23, 1993, of a non-binding letter of intent. The letter of intent contemplated the merger of each of JCC and Transit with and into AMS, with the result that following the mergers former JCC stockholders would hold 19% of the outstanding AMS Common Stock, former Transit stockholders would hold 40% of such stock, and the stockholders of AMS prior to the merger would, after the merger, hold 41% of the outstanding AMS Common Stock. The foregoing implied exchange ratios were derived based on an assumed per POP* value for each company of $8.00, which the AMS Board considered reasonable at such time due to the market penetration represented by the channels controlled by AMS, JCC and Transit, the number of SMR competitors in those markets, the amount of spectrum that would need to be acquired to construct a Digital Mobile network covering the markets in which those channels were located and the demographics of those markets. An aggregate value for each company was then determined using the number of POPs claimed by each of AMS, JCC and Transit, which was then reduced to a "net equity value" for each company by subtracting the amount of debt carried by each company and applying a debt/operating cash flow equalization factor of 5x operating cash flow to arrive at a relative adjusted value for each of AMS, JCC and Transit. The channels controlled by each party were to be subject to an engineering study to determine such channels' eligibility for inclusion in a wide-area filing for a Digital Mobile network and whether the number of POPs claimed by each party were justified by the features of the channels they controlled (including the location of the channels, loading and construction information and the number of competitors for the POPs in each market). The transaction was further subject to a legal and financial due diligence review by each of AMS, JCC and Transit of each other. The parties agreed in the letter of intent not to solicit other offers or provide confidential information to or participate in any discussions or negotiations with any other person with respect to a sale of material assets or stock, subject to fiduciary obligations under applicable law, during the period the letter of intent remained in effect. The letter of intent provided for an expiration date of March 31, 1993. Drafts of a merger agreement were subsequently distributed and negotiated by the parties and their respective counsel.

- ---------------

* "POP" refers to the population in the relevant Metropolitan Statistical Areas.

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

     In early March 1993, AMS learned that Nextel was undertaking a significant acquisition program of SMR businesses in Florida. Later that month Nextel's broker, Ritzel Communications ("Ritzel"), approached Mr. Somers and Mr. Howard on behalf of Nextel concerning a possible transaction with Nextel. Ritzel's role was one of arranging and facilitating communications and meetings between AMS and Nextel. Mr. McAuley of Nextel subsequently contacted Mr. Somers and proposed that Nextel acquire approximately 54% of the common equity of AMS, on a fully diluted basis, for $50 million, based on a per share price of $6.30 per share of AMS Common Stock. Mr. Somers suggested that Nextel prepare an outline of the principal terms of its offer for consideration by the AMS Board.

     On March 18, 1993, Nextel delivered to AMS a proposal which set forth the basic terms on which Nextel proposed to acquire 54% of the fully diluted common equity of AMS for $50 million, or $6.30 per share of AMS Common Stock. The purchase price to be paid by Nextel would consist of an unspecified combination of cash and property consisting of various SMR systems located in Florida which Nextel had acquired or was in the process of acquiring, valued at Nextel's acquisition and related transaction costs. The proposal contemplated that AMS would grant Nextel anti-dilution rights to protect its proposed investment in AMS. The proposal also provided that Nextel would have the right to review and approve the terms of any merger agreement among JCC, Transit and AMS (including the relative values to be contributed by each party, after giving effect to the proposed transaction outlined in Nextel's proposal).

     On March 24, 1993, during a trade show in Anaheim, California, Messrs. Somers, Howard and Wedum (who at that time constituted, and continue to constitute, the entire AMS Board) met with Messrs. O'Brien and McAuley and several other Nextel representatives. Principals of Ritzel also attended the meeting, but did not actively participate in the discussions. The terms of Nextel's proposal were discussed at this meeting. AMS' representatives asked Nextel to increase the AMS Common Stock per share purchase price contained in the proposal. Nextel stated that it was prepared to offer a maximum price of $7 per share, which represented a 22% (or $1.25) premium over the closing price of $5 3/4 for a share of AMS Common Stock on the Nasdaq NM on the preceding day. Mr. Howard stated that, while the AMS Board would consider Nextel's offer, it would need assurances that AMS stockholders would reap the benefits of Nextel's management experience over the long term, as well as assurances that a Digital Mobile network would be constructed in AMS' markets over the near term. In order to obtain such assurances, AMS' representatives proposed that a mechanism be created by which Nextel would be obligated to purchase all shares of AMS Common Stock currently outstanding in the event a Digital Mobile network, built to standards equivalent to those found in Nextel's other Digital Mobile network markets, was not constructed in the areas served by AMS' SMR systems within the applicable FCC construction deadline pursuant to an FCC license grant for a Digital Mobile network in AMS' Florida markets. It was further proposed that AMS be given access to Nextel's vendor arrangements for digital infrastructure and subscriber equipment. Additionally, it was proposed that if on the seventh anniversary of the closing of the proposed transaction the AMS Common Stock had not appreciated in value commensurately with Nextel's Common Stock, then Nextel would be required to offer to purchase all shares of AMS Common Stock currently outstanding.

     During the course of the discussions with Nextel on March 24, Messrs. Somers, Wedum and Howard negotiated separately with JCC and Transit concerning the terms of a three-way merger in an effort to obtain better terms than those proposed by Nextel. By the end of that day AMS determined that the transaction proposed by Nextel was superior to the proposed transaction with JCC and Transit, and on March 25 AMS so advised JCC and Transit.

     AMS received a proposed binding letter agreement from Nextel during the evening of March 24, which set forth the terms on which Nextel proposed to acquire at least 51% of the fully diluted common equity of AMS for $50 million, based on a stated per share price of $7. The purchase price would be payable in a combination of cash and the Florida SMR Systems then consisting of various 800 MHz SMR systems located in the state of Florida, including related FCC licenses, contract rights and assets, aggregating to approximately 475 channels, that Nextel or its wholly owned subsidiary had acquired or would acquire. The Florida SMR Systems would be valued at Nextel's fully-loaded acquisition cost therefor, plus the amount of certain related transaction expenses to be paid by Nextel (except for certain previously acquired SMR systems which Nextel and AMS agreed would have a value of $300,000). Nextel would retain all revenues and cash flows from the

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

Florida SMR Systems prior to their transfer to AMS. The letter contemplated Nextel's payment of the purchase price in two steps. The first step, consisting of the purchase of the Initial Shares (consisting of 714,286 newly issued shares of AMS Common Stock) for $7 per share in cash ($5 million in the aggregate), would occur ten days after the later to occur of (i) April 5, 1993 or (ii) the execution of a definitive merger agreement among AMS, JCC and Transit on terms acceptable to Nextel or the termination of all agreements among AMS, JCC and Transit relating to their proposed three-way merger. The second step, consisting of the purchase of an additional number of shares which, when added to the number of shares acquired in the first step, would represent at least 51% of the common equity of AMS on a fully diluted basis, would occur after the receipt of governmental and other approvals and the satisfaction of customary closing conditions. The letter agreement provided for anti-dilution rights in favor of Nextel, and contemplated the grant to Nextel, at the time of its purchase of the Initial Shares, of an option to purchase 1,800,000 shares of AMS Common Stock, exercisable for a five-year period at $8.50 per share in cash. The letter also provided that if Nextel had not acquired 51% of AMS' common equity within one year of the date of the letter agreement, it was to have the right to "put" the Initial Shares back to AMS at their purchase price of $7 per share.

     The proposed binding letter agreement further contemplated that if construction of a Digital Mobile network in AMS' Florida markets to standards similar to Digital Mobile networks implemented in Nextel's other markets had not occurred by the end of the construction deadline on an ESMR grant by the FCC to AMS (but in any case no sooner than June 30, 1998) (the "Expiration Date"), then all stockholders of AMS who held shares ("Qualifying Shares") of AMS Common Stock that had been originally issued prior to the date of the letter agreement would have the right, within 30 days after the Expiration Date, to require Nextel to purchase their Qualifying Shares at a formula price per share. The formula price per share was to equal the product of (i) the average per share price of Nextel's Common Stock based on the 30 trading days prior to the Expiration Date and (ii) a fraction the numerator of which is seven (the stated purchase price per share of AMS Common Stock to be paid by Nextel) and the denominator of which is 22 (the approximate trading price on that date of Nextel Common Stock); provided, that Nextel's purchase obligation would be contingent on its ownership, at the time it was to make its offer to purchase, of at least 51% of the voting power represented by the then outstanding shares of AMS' capital stock. Nextel would have the option of paying for Qualifying Shares in cash or in shares of Nextel Common Stock. Holders of Qualifying Shares would have a similar right to require Nextel to purchase their Qualifying Shares on the seventh anniversary of the closing of Nextel's purchase of AMS Common Stock in the second step contemplated by the proposed binding letter agreement, subject to Nextel's then owning at least 51% of the voting power represented by the then outstanding shares of AMS' capital stock.

     The proposed binding letter agreement also provided that Nextel would conduct all of its SMR/ESMR operations in Florida solely through AMS and would include AMS' Florida operations in Nextel's proposed nationwide Digital Mobile network, so long as Nextel owned at least 51% of the voting power represented by the outstanding shares of AMS' capital stock. Nextel would also seek to provide AMS with access to Nextel's vendor arrangements for infrastructure and subscriber equipment on terms similar to those available to Nextel, for so long as Nextel owned at least 51% of the voting power represented by the outstanding shares of AMS' capital stock. The closing of the second step contemplated by the letter agreement would be subject, among other things, to AMS' receipt of an opinion from a nationally-recognized investment banking firm that the transactions described in the proposed binding letter agreement were fair to the holders of AMS Common Stock from a financial point of view.

     On March 25, 1993, AMS received a letter from Transit which urged AMS to complete its merger with JCC and Transit, and further proposed that, subject to completion of that merger, Transit would acquire an additional 2 million shares of AMS Common Stock from AMS at a price of $10.00 per share. Transit further proposed to provide $5 million to AMS for the purpose of enabling AMS to redeem shares of AMS Common Stock from its existing stockholders following the proposed merger, at $10 per share. Transit stated that within 30 days after the acceptance of its proposal, it would arrange for $75 million in financing to provide funds for the initial construction of a Digital Mobile network in AMS' markets following the mergers. Transit further stated that it had made arrangements to obtain all of the funds necessary to complete the stock acquisitions at the price levels described in its letter.

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

     On March 26, 1993, AMS responded in writing to Transit with a request for further information concerning its proposal. AMS asked for information regarding the source of the funds that would be used by Transit to purchase and redeem shares of AMS Common Stock at $10.00 per share, the status of Transit's discussions with any banks as to the financing for the $75 million to be used to construct a Digital Mobile network, and a detailed schedule of Transit's SMR channels. AMS advised Transit that the proposal from Nextel was extremely time sensitive, that Transit would need to respond to AMS' request for information by no later than 5:00 p.m. (Eastern Time) the next day, and that if Transit could not comply with AMS' requests for information within the foregoing timeframe AMS would have no alternative but to reject Transit's offer due to a lack of evidence that Transit was able to close its proposed transaction or that such transaction would bring to AMS channels that were as attractive as those being offered by Nextel.

     Also on March 26, AMS delivered to Nextel its written comments on (including proposed revisions to) the terms of the proposed letter agreement between Nextel and AMS.

     In the evening of March 26, Messrs. Somers and Howard discussed by telephone certain of the principal terms of the proposed letter agreement with Brian McAuley of Nextel. Mr. Somers requested, and Mr. McAuley agreed, that at least $20 million of the purchase price to be paid by Nextel be paid in cash, due to AMS' cash needs. Mr. Howard stated that AMS was not willing to accept Nextel's proposal that its obligation to purchase Qualifying Shares of AMS Common Stock be subject to Nextel's ownership at the time of at least 51% of the voting power represented by the then outstanding shares of AMS' capital stock. Mr. McAuley responded by offering to lower Nextel's ownership threshold to 30%, which was rejected by Mr. Howard. Mr. Howard stated that because the purpose of the obligatory purchase rights was to provide Nextel with an incentive to cause a Digital Mobile network to be constructed in AMS' Florida markets within the next five years, and also to assure that AMS' stockholders would have an opportunity to dispose of their equity investment in AMS at a price linked by formula to the market value of Nextel Common Stock at certain points in the future, any limitation imposed on those rights in terms of continued stock ownership by Nextel would frustrate AMS' intended purpose of Nextel's purchase obligations. Messrs. Howard and Somers also argued that a similar stock ownership limitation on the obligations of Nextel to conduct its SMR/ESMR operations in Florida only through AMS, to include AMS' Florida operations in its proposed nationwide roaming system, and to provide AMS with access to its vendor arrangements should also be removed. Mr. McAuley acceded to their request concerning Nextel's obligation to purchase Qualifying Shares, but required that Nextel's other obligations be subject to its continued share ownership in AMS at some specified threshold. It was eventually agreed that the threshold would be set at ownership of at least 25% of the voting power represented by the outstanding shares of AMS Common Stock on a fully diluted basis. It was further agreed that the letter agreement would not be binding until Nextel had completed the first step contemplated by the letter agreement: its initial $5 million investment in AMS through the purchase of the Initial Shares. Mr. Howard requested that Nextel increase its per share purchase price for AMS in light of Transit's $10 per share proposal. Mr. McAuley stated that Nextel would not pay a higher price, and further stated that Nextel would not be a "stalking horse" for other offers. He then cautioned that Nextel's proposed binding letter agreement would be withdrawn on March 29 if it was not signed by that date. Later that same day, Nextel advised AMS in writing that the proposed binding letter agreement would be withdrawn if it was not signed and returned by AMS before 9:00 a.m (Eastern Time) on March 29.

     Transit responded preliminarily to AMS' request for further information in the evening of March 26. Transit requested that AMS move its deadline from 5:00 p.m. the next day to 5:00 p.m. (Eastern Time) on March 29 (following the expiration of the deadline for signing the proposed letter agreement with Nextel). Transit stated that the source of the $25 million in funds required for its proposed stock purchases would be Transit's existing investors. Transit further stated that based on preliminary discussions with major telecommunications lending banks, those banks were prepared to finance the construction of a Digital Mobile network subject to certain conditions, one of which was the financial condition of AMS. Transit opined that the contemplated post-transaction capitalization of AMS would prove attractive to those lenders. Transit argued that a combined Transit, JCC and AMS would produce a company capable of serving markets containing in excess of 20 million POPs, including all of Florida, Atlanta, Georgia, Birmingham, Alabama, Charlotte, North Carolina and surrounding areas.

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

     AMS advised Transit on March 27 that it would require signed financing commitments from Transit's investors and lenders in order for AMS to substantiate Transit's ability to raise the funds outlined in its proposal, especially since Nextel's offer in its proposed letter agreement was not conditioned upon financing and Nextel possessed demonstrated ability to raise financing for ESMR projects. Transit provided SMR channel information responsive to AMS' request on March 28, and at that time also offered to advance AMS $1,000,000 upon AMS' acceptance of its proposal. However, Transit never provided evidence satisfactory to AMS of committed funding by its investors or any lenders.

     A special meeting of the AMS Board was held in the evening of March 28, by conference telephone call, to consider the proposed letter agreement with Nextel and Transit's proposal. All of the members of the AMS Board and counsel to AMS participated. In reviewing the proposed letter agreement with Nextel, the AMS Board discussed the intangible merits of selling a majority position in AMS to Nextel, including, among others, that AMS could be expected to gain almost immediate access to the capital markets, that through its affiliation with Nextel AMS would obtain the experience and knowledge of what members of the AMS Board believed to be the best managers in the SMR business, that AMS and Nextel would be able to file an expanded ESMR application with the FCC, that AMS would be able to assure itself of participation in Nextel's proposed nationwide roaming arrangements, and that AMS would obtain access to Nextel's favorable vendor arrangements. The AMS Board also discussed the licenses to be included among the SMR systems in Florida that were being acquired by Nextel and would be transferred to AMS and that a combination of AMS' channels and the channels included in the Florida SMR Systems would provide sufficient spectrum to enable the build out of a Digital Mobile network covering the combined systems in Florida.

     In discussing the price being offered by Nextel, it was observed that $7 per share represented a 22% premium over the price of the AMS Common Stock at the close of business on Friday, March 26, which was $5.50 per share. The AMS Board viewed that price as a reasonable indicator of AMS' public market value at the time, given that over the past year the AMS Common Stock had fluctuated from a low of $2.25 on November 27, 1992 to a high of $7.00 on March 4, 1993. (AMS does not believe the price of AMS Common Stock was affected by the discussions with Nextel until after the public announcement of the signing of a letter agreement with Nextel on March 29, 1993.) The AMS Board believed the premium being paid by Nextel, when coupled with the incentives provided to Nextel (in the form of its purchase obligation with respect to the Qualifying Shares) to assist AMS in the build out of a Digital Mobile network in Florida within the next five years and to assist the management of AMS in the creation of shareholder value over the next seven years was sufficient consideration for selling a controlling interest in AMS to Nextel. The AMS Board also considered that Mr. Howard had attempted to obtain a higher offer from Nextel in light of the Transit offer and had been firmly rebuffed by Nextel; instead, Nextel had responded by stating it would withdraw its offer, as set forth in the proposed letter agreement, if AMS did not sign the letter agreement by the morning of March 29. Further discussions with Nextel on increasing its offer were therefore viewed by the AMS Board as futile.

     The AMS Board also recognized that AMS had for years been incurring significant operating losses and that its cash flow deficits needed to be funded through borrowings or private placements of equity. In the past year, borrowings by AMS had only been available from UAI and Mr. Somers, and UAI had indicated its unwillingness to continue to fund AMS' cash deficits. The AMS Board therefore considered an immediate alliance with a strategic partner such as Nextel as essential to both the ability of AMS to continue to fund its cash flow deficits over the near term as well as to achieve future profitability through the construction and operation of a Digital Mobile network in Florida. The AMS Board viewed the offer from Nextel as both permitting AMS' public stockholders to continue to participate in any future growth of wireless mobile communications and AMS to achieve both of the foregoing objectives on the best terms available to AMS and its stockholders. The AMS Board also considered what they believed to be the per POP value of Nextel's proposal. Based on AMS management's estimate that channels controlled by AMS reached markets containing approximately 8.1 million POPs, the AMS Board determined that the proposal had a per POP value in the range of $8 to $10 per share. The AMS Board compared this value to the estimated per POP value for the markets served by Nextel based on the trading value of Nextel Common Stock. Based primarily on reports of financial analysts, the AMS Board estimated the Nextel per POP values to be in the range of $15 to $20 per POP. The AMS Board viewed Nextel as an appropriate barometer for comparing per POP values,

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

given that Nextel was at that time the only company in the SMR industry that had designed, developed and was in the process of optimizing a Digital Mobile network. A per POP analysis is commonly used in valuing cellular companies, and the AMS Board viewed a per POP analysis for purposes of valuing an SMR company useful only to the extent that the channels involved had the potential to compete with cellular carriers; Nextel at that time was the only SMR business that appeared to be nearing a position of being capable of competing with cellular carriers, through its Digital Mobile network. In determining that the per POP value being offered by Nextel was fair, the AMS Board considered a number of factors related to the POPs in AMS' markets that necessitated that a discount be applied to the Nextel per POP trading value. These factors included
(i) that at that time AMS's request for rule waiver and related Digital Mobile network application for its Florida markets had not yet been granted by the FCC,
(ii) that unlike Nextel, AMS had not constructed a Digital Mobile network in any of its markets and lacked the requisite financing for such an undertaking, (iii) that additional channel spectrum would be required before a quality Digital Mobile network could be designed and constructed which would encompass the POPs attributable to AMS' channels, (iv) the probability that AMS could acquire such additional spectrum, especially in the context of the SMR channel acquisition program then being undertaken by Nextel in Florida, (v) the construction and loading of AMS' channels, and (vi) the amount of actual and potential competition faced by AMS with respect to its POPs from other SMR operators in its markets (including Nextel). The AMS Board also viewed the requirement that AMS obtain a favorable fairness opinion from an investment banking firm before AMS would be obligated to sell a majority interest to Nextel as an important safeguard to assuring that the transactions contemplated by the proposed letter agreement with Nextel were fair to the public stockholders of AMS.

     The AMS Board discussed the proposal received from Transit and compared it to the proposed letter agreement with Nextel. The AMS Board viewed the transaction proposed by Transit as speculative. It was noted in this regard that Transit had not, to the AMS Board's knowledge, previously raised funds in excess of $20,000,000, and yet its proposal contemplated raising $100,000,000. It was further noted that although Transit stated it would obtain financing for a portion of the funds from its existing investors, Transit had failed to produce satisfactory evidence of commitments in response to letters from AMS which warned that absent such signed commitments AMS would assume that no such commitments existed. The AMS Board believed at that time that Transit's failure to provide any third party confirmation of its ability to raise the necessary financing was substantial evidence that commitments for such financing did not exist. Moreover, the AMS Board viewed the assertion of Transit that its proposed merger among Transit, JCC and AMS would produce a company capable of serving in excess of 20,000,000 POPs as highly conjectural, as the channel information provided by Transit to AMS did not indicate sufficient loading or spectrum to support a Digital Mobile network, even after completion of the proposed merger, in many of the areas claimed by Transit. The number of channels controlled by competing SMR operators in Transit's markets also cast considerable doubt on the part of the AMS Board as to the number of POPs that could appropriately be claimed by Transit. The AMS Board also viewed the markets in which the combined company would compete as demographically less desirable than the Florida markets that AMS had determined to concentrate in and which would be covered in the proposed transaction with Nextel. The AMS Board did not consider the per POP value of Transit's proposal, due to the AMS Board's belief that the number of POPs claimed by Transit were not supported by (i) channel information for Transit reviewed by the AMS Board (which consisted of information supplied by Transit or obtained from the FCC through public filings) and (ii) the number of channels controlled by competing SMR operators in markets where Transit claimed all or substantially all of the POPs contained within those markets. The AMS Board also discussed the likelihood that Nextel would seek to acquire JCC as part of its then ongoing Florida SMR acquisition program if AMS and Nextel did not enter into the proposed letter agreement, as such an acquisition would result in the failure of a condition to Transit's proposal (the prior completion of the merger among JCC, Transit and AMS). The AMS Board also discussed the premium offered by Transit as compared to the premium offered by Nextel. It was observed that Transit's $25 million for the purchase and redemption of shares of AMS Common Stock at $10 per share would not be paid immediately, while Nextel's initial $5,000,000 investment at $7 per share would be paid in the next few weeks, upon consummation of the first step contemplated by its proposed letter agreement. It was also observed that Transit's $10 per share offer was not comparable to Nextel's $7 per share offer, as Transit's investment would not occur until after the mergers of AMS, JCC and Transit. Accordingly, Transit's offer would benefit AMS'

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

stockholders only to the extent of their holdings in AMS following the mergers, which, as then proposed, would constitute only approximately 40% of AMS immediately after the mergers. Accordingly, it was the unanimous decision of the AMS Board that the Nextel offer was superior to the Transit proposal, and the AMS Board unanimously approved AMS' execution of the letter agreement with Nextel.

     On March 29, 1993, AMS and Nextel entered into the letter agreement (as subsequently amended, as described below, the "Letter Agreement"), which contained substantially the same terms as those set forth in the draft of the letter agreement delivered to AMS by Nextel on March 24, as modified by the agreements reached by Messrs. Howard and Somers with Mr. McAuley during the course of their discussions during the evening of March 26.

     Also on March 29, AMS signed an engagement letter with Salomon Brothers. Salomon Brothers was retained for the purpose of rendering an opinion to the AMS Board as to the fairness, from a financial point of view, to the public holders of AMS Common Stock of the consideration to be paid by Nextel in the transactions contemplated by the Letter Agreement. As contemplated by the Letter Agreement, the obligation of AMS to sell a majority position to Nextel would be subject to the receipt by AMS of a favorable opinion of Salomon Brothers. Salomon Brothers had earlier advised AMS in connection with its discussions with Nextel in April 1992, but Salomon Brothers did not advise the AMS Board on the value of Nextel's offer or the value of AMS prior to the execution by AMS of the Letter Agreement.

     Over the next nine days, AMS, Nextel and their respective counsel negotiated the terms of the Initial Stock Purchase Agreement providing for the sale of the Initial Shares and a put agreement (the "Put Agreement") providing for the right of Nextel to cause AMS to repurchase the Initial Shares at $7 per share (up to an aggregate of $5 million) in the event Nextel had not acquired a majority equity interest in AMS by the first anniversary of its purchase of the Initial Shares. The Option Agreement was also negotiated, which granted Nextel the right, at any time (subject to certain exceptions) prior to the fifth anniversary of Nextel's purchase of the Initial Shares, to purchase up to 1,800,000 shares of AMS Common Stock at $8.50 per share in cash. Those agreements were signed on April 7, 1993, and Nextel funded its initial $5,000,000 cash investment in AMS on the same date in exchange for the Initial Shares.

     On April 12, 1993, AMS and Nextel amended the Letter Agreement in connection with Nextel's execution of agreements with respect to the acquisition of additional SMR systems in Florida, which AMS and Nextel agreed would become part of the Florida SMR Systems which Nextel could transfer to AMS as part of the consideration to be paid by Nextel to AMS. As a result of the inclusion of such additional SMR systems, the Letter Agreement was amended to provide that the maximum number of shares of AMS Common Stock to be purchased by Nextel (including the Initial Shares) was 9,428,571 shares, or approximately 58% of the fully diluted equity interest in AMS (exclusive of shares issuable pursuant to the Option) for an aggregate purchase price of approximately $66 million, consisting of at least $20 million in cash (including the $5 million previously paid by Nextel for the Initial Shares on April 7) and Florida SMR Systems valued at approximately $46 million and aggregating to approximately 655 SMR channels.

     On April 13, 1993, AMS received an unsolicited offer from Transit to purchase not less than 8,750,000 newly issued shares of AMS Common Stock for consideration which Transit valued at $8.50 per share. Transit's offer, which assumed the completion of AMS' transaction with Nextel, contemplated the purchase of shares for consideration consisting of $20 million in cash and the remainder in unidentified SMR systems, the FCC licenses with respect to which Transit stated it had obtained or had applications pending before the FCC. These systems were valued by Transit at $56,000,000, which Transit stated was based on those systems having sufficient 800 MHz spectrum to serve in excess of 3% of an unidentified Metropolitan Statistical Area with a population base in excess of 5,500,000. Transit proposed that the parties negotiate to acquire JCC on the terms previously outlined in the letter of intent entered into by AMS, JCC and Transit on February 23, 1993 (which had expired by its terms on March 31, 1993), and that following the closing of the transactions contemplated by Transit's offer (including the transaction with Nextel) Transit's stockholders would own approximately 34.5% of the AMS Common Stock, with Nextel owning approximately 27.5%, JCC's stockholders owning approximately 12%, and current stockholders of AMS owning approximately 26%. The obligation of Transit to

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

proceed with the transaction would be subject, among other things, to its satisfaction with the value of the Florida SMR Systems being transferred to AMS by Nextel.

     By letter dated April 15, 1993, AMS requested from Transit clarification of its proposed terms and further information, including evidence of its ability to fund its offer. AMS further requested that Transit supply to AMS detailed information concerning the SMR systems proposed to be utilized by Transit in payment of the proposed purchase price. Transit was also asked to advise AMS as to how its offer was affected by the Option, by the anti-dilution rights granted to Nextel and by the increase in the number of shares of AMS Common Stock that Nextel was entitled to purchase as a result of the April 12 amendment to the Letter Agreement with Nextel. Clarification was also requested from Transit as to whether the shares it proposed to purchase would be deemed Qualifying Shares, and hence covered by Nextel's contingent purchase obligations. AMS advised Transit that under its agreements with Nextel, any transaction with Transit would be subject to Nextel's prior approval, and that AMS was required to share with Nextel any information that was provided to it by Transit. AMS further advised Transit that the AMS Board would only consider Transit's proposal once AMS had received an adequate response to its request for clarification and further information.

     On or about April 30, 1993, Transit responded to AMS' requests in writing, following a meeting among certain investors of Transit, Mr. Howard and counsel to AMS. Transit stated that the source of the $20 million cash portion of its purchase price would be its existing investors and a new investor. Transit also supplied information partially responsive to AMS' request for information about the SMR systems included in its offer, as well as a separate valuation of those systems which Transit stated was based on those systems' ESMR business potential. Transit also stated that its offer assumed that Nextel would not receive anti-dilution rights, and that Nextel's contingent purchase obligations would be unnecessary given the capitalization of AMS following the consummation of the transactions proposed in its letter. Transit also asked for further information about the Option, which it had not factored into its proposal.

     The AMS Board subsequently determined not to accept Transit's proposal. Transit's proposed $8.50 per share purchase price was not comparable to Nextel's $7 per share purchase price because Transit's offer was conditioned on Nextel investing in and contributing its Florida SMR Systems to AMS at the same time. Accordingly, the AMS Board believed that Transit would be acquiring shares in AMS at a time when its assets would have increased by at least 150% as compared to the value of the assets of AMS at the time Nextel proposed to make its investment. The AMS Board's determination was also based in large part on its disagreement with Transit as to the value of the SMR systems that constituted a substantial portion of the consideration that Transit proposed to use in making its stated $8.50 per share offer, and the ability of those systems to be combined into a Digital Mobile network without adding a significant amount of additional spectrum. The AMS Board also felt that certain of the markets that would be served by the proposed combined company were inferior to the Florida market, and that it was in the best interests of AMS to continue to concentrate its efforts and resources on building and operating a Digital Mobile network in Florida. Moreover, unlike Nextel, Transit had never constructed a Digital Mobile network and had no experience in optimizing or operating a Digital Mobile network; yet under Transit's proposal it would acquire the largest equity interest in AMS and thereby have operating control. The AMS Board also believed that Nextel continued to offer AMS and its stockholders the best opportunity of having a Digital Mobile network constructed in its Florida markets in the shortest period of time. This belief of the AMS Board was based on its evaluation of the incentives provided to Nextel by its contingent purchase obligation with respect to the Qualifying Shares, public statements by Nextel concerning its timetable for building a national Digital Mobile network, and Nextel's experience in raising capital, which the AMS Board determined was superior to the untested ability of Transit in raising such funds. AMS was also advised by Nextel that it was not in favor of the transaction proposed by Transit. Accordingly, were AMS to accept Transit's proposal AMS would be required to breach the Letter Agreement with Nextel and thereby lose all of the benefits of its transaction with Nextel. In addition to being liable for damages, AMS would also be required to repurchase the Initial Shares for $5 million, if requested to do so by Nextel. Nextel's refusal to agree to Transit's proposal also rendered that proposal moot, since Transit's offer was conditioned on Nextel's investing in and contributing the Florida SMR Systems to the new combined company. After determining that the transaction with Nextel continued to be in the best interests of AMS' stockholders and was superior to the Transit proposal, AMS advised

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

Transit that it was not interested in its proposal and AMS made a public announcement to that effect. No subsequent acquisition proposals were received from Transit or any other third party.

     On May 26, 1993, the Letter Agreement was further amended in connection with the execution by Nextel of agreements with respect to the acquisition of additional SMR systems in Florida, which AMS and Nextel agreed would also become part of the Florida SMR Systems which Nextel could transfer to AMS as part of the consideration to be paid by Nextel to AMS. As a result of the inclusion of such additional SMR systems, the Letter Agreement was amended to provide that the maximum number of shares of AMS Common Stock to be purchased by Nextel (including the Initial Shares) was 10,714,286 shares, or approximately 61% of the fully diluted equity interest in AMS (exclusive of shares issuable pursuant to the Option), for an aggregate purchase price of approximately $75 million, consisting of at least $20 million in cash (including the $5 million previously paid by Nextel for the Initial Shares on April 7) and Florida SMR Systems valued at approximately $55 million and aggregating to approximately 744 SMR channels.

     In June 1993, Nextel delivered to AMS and its counsel a first draft of a proposed stock purchase agreement providing, among other things, for the purchase by Nextel of up to 10,200,000 additional shares of AMS Common Stock and the other transactions contemplated by the Letter Agreement that had not previously been negotiated and documented in connection with the sale of the Initial Shares to Nextel on April 7, 1993. Over the course of the next two months, representatives of AMS, Nextel and their respective counsel negotiated the terms of the Stock Purchase Agreement, which was signed on August 26, 1993.


     The Stock Purchase Agreement provided, among other things, for the purchase by Nextel of up to 10,200,000 shares, but not less than 6,342,159 shares, of a new class of common stock of AMS to be designated the "Class B Common Stock." The Class B Common Stock was to be identical to the AMS Common Stock, except that the Class B Common Stock would not be entitled to participate in the Contingent Purchase Process. The stated purchase price for the Class B Common Stock was $7 per share (or up to a maximum stated purchase price of $71,400,000). At least $15 million of the stated purchase price was to have been payable in cash and the remainder was to have been payable through the transfer by Nextel to AMS of the Florida SMR Systems (valued generally at the purchase price paid therefor by Nextel plus Nextel's related acquisition costs). Nextel was also obligated under the Stock Purchase Agreement, pursuant to the Contingent Purchase Process, subject to certain conditions specified therein, to offer to purchase, by either a cash tender offer or an exchange offer involving Nextel Common Stock, all shares of AMS Common Stock originally issued (or subject to outstanding warrants or options) immediately prior to the initial closing (the "Initial Closing") under the Stock Purchase Agreement. Nextel would have been required to perform its purchase obligation under the Contingent Purchase Process if by June 30, 1999 it had not completed construction of a Digital Mobile network covering certain of AMS's markets in the State of Florida and, whether or not such Digital Mobile network had been constructed by such date, Nextel would have been required to perform its purchase obligation under the Contingent Purchase Process on the seventh anniversary of the Initial Closing. The purchase price to be paid by Nextel for each share of AMS Common Stock pursuant to the Contingent Purchase Process was to have consisted of (i) in the case of a cash tender offer, an amount equal to 7/22 of the then market price of (or an agreed reference price for) a share of Nextel Common Stock and
(ii) in the case of an exchange offer, 7/22 of a share of Nextel Common Stock. It was contemplated that only shares of AMS Class B Common Stock would be issued after the Initial Closing (other than in connection with transfers of shares of AMS Common Stock issued prior to the Initial Closing), in order to more easily distinguish which shares of AMS common stock would be entitled to participate in the Contingent Purchase Process. Under the Stock Purchase Agreement, Nextel further agreed that following the Initial Closing and for so long as Nextel held at least 25% of the outstanding common stock of AMS on a fully-diluted basis, Nextel would not, directly or indirectly, own, operate, manage, control or conduct any Digital Mobile network or other SMR wireless operations in Florida or hold any FCC licenses relating thereto, other than through its ownership of an equity interest in AMS. In addition, following such Initial Closing and for so long as Nextel held at least 25% of the outstanding common stock of AMS, Nextel agreed that it would (i) include any Digital Mobile network and any other SMR systems operated by AMS as part of the Digital Mobile networks operated in other jurisdictions in the United States by Nextel and/or its subsidiaries and
(ii) avail AMS of the opportunity to purchase system infrastructure and subscriber equipment on the same basic terms that were available to Nextel at the time, plus any incremental costs reasonably incurred by


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Nextel in connection with any such purchases. Nextel was not subject to any contractual restrictions on its ability to dispose of any or all of the shares of AMS common stock acquired by it. The Initial Closing was subject to customary closing conditions, including receipt by the AMS Board of a favorable fairness opinion from a nationally-recognized investment banking firm.

     In connection with the execution of the Stock Purchase Agreement, the Put Agreement was amended to provide that Nextel could exercise its rights thereunder during the 30 day period commencing on June 30, 1994 (the stated termination date of the Stock Purchase Agreement), in the event the Stock Purchase Agreement expired by its terms without the acquisition by Nextel of at least 51% of the outstanding shares of AMS common stock on a fully diluted basis (unless such expiration was caused by the failure of Nextel to perform any of its obligations under the Stock Purchase Agreement). In addition, the Option Agreement was amended to extend its final expiration date to June 30, 1998 (the fourth anniversary of the stated termination date of the Stock Purchase Agreement).

     On June 28, 1994, the AMS Board met to consider the continuing fairness of the terms of the Stock Purchase Agreement to the public stockholders of AMS. Salomon Brothers gave a presentation concerning its evaluation of the fairness of the consideration paid and payable by Nextel pursuant to the Stock Purchase Transaction, and rendered its oral opinion to the AMS Board that, as of June 28, 1994, such consideration was fair to the public stockholders of AMS, from a financial point of view. Following deliberations the AMS Board confirmed its earlier approval of the terms of the Stock Purchase Agreement and its determination that the financial terms of the Stock Purchase Transaction were fair to the public stockholders of AMS.

     On June 29, 1994, AMS and Nextel executed an amendment, dated as of June 14, 1994, to the Stock Purchase Agreement which amended the Stock Purchase Agreement in the following respects: (i) the expiration date was extended from June 30 to September 30, 1994; (ii) the Contingent Purchase Process was amended to provide for the retention of an investment banking firm to value the Contingent Purchase Process in the event Nextel Common Stock did not trade in the public market at the time Nextel is required to repurchase Qualifying Shares; and (iii) the costs incurred by Nextel in connection with (a) the preparation of financial statements for the Florida SMR Systems and (b) the design and initial development of a Digital Mobile network in Florida prior to the Initial Closing (up to a maximum amount of $1,048,939 without the prior written consent of AMS), were added to the types of transaction costs that would be included in the aggregate value of the Florida SMR Systems constituting a portion of the purchase price payable by Nextel at the Initial Closing. The Put Agreement and the Option Agreement were also amended to reflect the change from June 30 to September 30, 1994, of the stated termination date of the Stock Purchase Agreement.

     On August 5, 1994, Nextel publicly announced that it had entered into an agreement with Motorola to acquire all of Motorola's 800 MHz SMR properties in the United States and that it had entered into an agreement in principle which contemplated the acquisition of Dial Page by Nextel in a tax-free merger. Shortly thereafter, discussions were held among Brian McAuley and John Willmoth of Nextel and Richard Somers and William Wedum of AMS concerning possible delays in the timing of the Initial Closing due to the announcements made by Nextel on August 5. The anticipated delays were due to the need of Nextel to file various disclosure documents with the Commission concerning the proposed Motorola and Dial Page transactions before a proxy statement/prospectus could be finalized and mailed to AMS stockholders. Because Motorola and Dial Page have significant SMR assets and operations in Florida, the parties also discussed a provision in the Stock Purchase Agreement that would require Nextel, following the Initial Closing, to negotiate with AMS concerning the terms on which those assets and operations would be sold to AMS. Under the Stock Purchase Agreement, Nextel was required to enter into such negotiations for so long as it owned at least 25% of the outstanding shares of common stock of AMS, on a fully diluted basis. The Stock Purchase Agreement, as then in effect, further provided that if Nextel and AMS could not agree on a valuation for such operations and assets and the terms on which they would be sold to AMS within 30 days after their acquisition by Nextel, then Nextel would be required to either promptly dispose of such operations and assets to an unaffiliated third party or dispose of a sufficient number of shares of AMS common stock to bring it beneath the 25% threshold referred to above. The representatives of Nextel expressed concern that the 30-day negotiation period to dispose of such operations was insufficient given the size of the Florida SMR systems of Motorola and Dial Page, and suggested that such negotiations between Nextel and AMS begin as

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soon as possible. The representatives of AMS stated their desire to close under the Stock Purchase Agreement as soon as possible, and that such negotiations should occur, following the Initial Closing, between Nextel and the new Board of Directors of AMS. They further stated their willingness, however, to consider any alternative proposal that Nextel might present to the AMS Board.

     On August 12, 1994, due to delays anticipated to be incurred as a result of Nextel's disclosure obligations in connection with the Motorola Transaction and Dial Page Transaction, AMS and Nextel entered into a letter agreement which extended the expiration date under the Stock Purchase Agreement from September 30, 1994 to October 31, 1994, and made related changes to the Put Agreement and the Option Agreement.

     On August 29, 1994, Nextel, Comcast and MCI announced that the MCI/Comcast Letter Agreement, which provided the proposed terms on which MCI would make a significant equity investment in Nextel, had been terminated but that the parties were continuing to explore the possibility of a strategic alliance on different terms. Representatives of Nextel, MCI, Motorola and Comcast participated in further discussions following the August 29 announcement until MCI announced, on September 1, 1994, that it had decided to terminate further discussions regarding such a new agreement.

     On September 8, 1994, the AMS Board received a letter from Nextel which proposed, as an alternative to the Stock Purchase Agreement, a tax-free merger transaction between AMS and a wholly owned subsidiary of Nextel. Nextel's proposal contemplated the issuance by Nextel of 3,000,000 shares of Nextel Common Stock for all of the fully diluted shares of AMS not already owned by Nextel. Based on Nextel's September 7, 1994 closing price of $24.38 per share, Nextel valued its offer at $10.80 per share of AMS Common Stock. (The closing price of the AMS Common Stock on September 7, 1994 was $10.25 per share.) Nextel stated in its letter that it had made the merger proposal due in part to uncertainties created by the Stock Purchase Agreement concerning any future transfer of the Florida SMR operations of Motorola and Dial Page to AMS, including how a valuation would be derived, the form of consideration to be paid by AMS, and the impact of such a combination on the ability of AMS to construct and/or finance a more extensive Digital Mobile network in Florida. Also on September 8, 1994, AMS issued a press release concerning its receipt of Nextel's merger proposal.

     On September 12, 1994, the AMS Board met to discuss the merger proposal received from Nextel. Both the Stock Purchase Agreement and the merger proposal were discussed, and it was determined that AMS should enter into negotiations with Nextel with respect to the merger proposal in an effort to obtain for AMS stockholders the best premium-conferring transaction available under the circumstances.

     On September 14, 1994, in an effort to allow discussions of the merger proposal to proceed in an orderly manner, AMS and Nextel entered into a letter agreement which further extended the termination date under the Stock Purchase Agreement to November 30, 1994 and made related changes to the Put Agreement and the Option Agreement.

     Between September 9 and 12, 1994, three purported class action stockholder lawsuits were filed on behalf of certain AMS stockholders against AMS, the AMS Board and Nextel in connection with the public announcement on September 8, 1994 that Nextel had made its merger proposal to AMS. See "BUSINESS OF AMS -- Legal Proceedings."

     On September 17, 1994, the full AMS Board met with its counsel and representatives of Salomon Brothers to discuss Nextel's merger proposal. It was the consensus of the AMS Board that there should be an increase in the number of shares to be issued by Nextel in any merger before the AMS Board would be willing to forego the transactions contemplated by the Stock Purchase Agreement. The AMS Board then authorized Mr. Somers to negotiate with Nextel in an effort to obtain a higher exchange ratio for AMS stockholders.

     On September 18, 1994, Mr. Somers and Mr. McAuley met and negotiated the number of shares to be issued by Nextel in any merger transaction between AMS and Nextel. Mr. McAuley initially offered to increase the shares issued by Nextel from 3,000,000 to 3,300,000 shares. Mr. Somers countered with a request for 4,000,000 shares of Nextel Common Stock, which was immediately dismissed by Mr. McAuley. After further negotiations and counterproposals, Messrs. Somers and McAuley agreed to discuss with their respective boards of directors an exchange ratio in which Nextel would issue 3,700,000 shares of Nextel

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Common Stock in exchange for all of the fully diluted shares of AMS Common Stock not already owned by Nextel.

     On September 23, 1994, AMS delivered to Nextel a non-binding letter of intent wherein AMS proposed a merger of AMS and Nextel in which all of the fully diluted equity interests of AMS (other than that owned by Nextel) would be exchanged for 3,700,000 shares of Nextel Common Stock. (The exchange ratio, which equated to .545 of a share of Nextel Common Stock for each share of AMS Common Stock, provided a per share value to AMS stockholders, based on the closing price of Nextel Common Stock on September 22, 1994 of $22 15/16 per share, or a premium of $1.50 per share over the closing price of the AMS Common Stock on September 22, 1994 of $12 1/2 per share.) The obligations of the parties would be subject to the negotiation of a definitive merger agreement, receipt of approvals from their respective boards of directors and the stockholders of AMS, receipt by AMS of a favorable fairness opinion from an investment banking firm and the satisfaction of other customary closing conditions that would be set forth in the merger agreement. In order to avoid termination of the Stock Purchase Agreement in the event agreement could not be reached on the terms of a merger agreement, AMS required that the expiration date under the Stock Purchase Agreement be extended to the date 90 days following any agreement of Nextel and AMS to cease further negotiations of a merger agreement. The letter further provided that upon execution of a merger agreement, the Stock Purchase Agreement and the Put Agreement would be terminated. Nextel executed the letter of intent on September 24, 1994, following which AMS issued a press release announcing the proposed transaction. Over the next two months representatives of AMS and Nextel and their respective legal counsel negotiated the terms of a proposed merger agreement.

     At a meeting held on November 16, 1994, at which Mr. McAuley, Mr. Willmoth, Mr. Somers and their respective counsel participated, the remaining handful of open issues in connection with the merger agreement and related documents were discussed. One open issue was a requirement of Nextel that the AMS stockholders not be entitled to appraisal rights under Delaware law in connection with the proposed merger. Under Delaware law, in the context of a merger, no appraisal rights are available for shares of any class of stock that is listed on a national securities exchange or designated a National Market security by the NASD if such shares are to be exchanged for shares of stock that are also listed on a national securities exchange or designated a National Market security. This requirement of Nextel became an issue on October 26, 1994, when a committee of the NASD determined that AMS was no longer in compliance with the NASD's net tangible asset requirement for continued designation of the AMS Common Stock as a National Market security due to the existence of the Put Agreement. (As noted previously, the Put Agreement provided that if the Initial Closing did not occur by the termination date of the Stock Purchase Agreement, AMS could be required by Nextel to repurchase the Initial Shares from Nextel at $7.00 per share, or for up to $5 million in the aggregate.) On October 27, 1994, the NASD moved the AMS Common Stock from the Nasdaq NM to the Nasdaq SmallCap Market, resulting in the availability of appraisal rights to AMS stockholders were AMS and Nextel to enter into a merger agreement. AMS requested, and was granted, a review of the decision removing the AMS Common Stock from quotation on the Nasdaq NM by a hearing review committee of the NASD, at a meeting of that committee to be held on November 22, 1994. AMS was unwilling to go forward with the merger agreement for so long as the AMS Common Stock was ineligible for quotation in the Nasdaq NM, as it viewed Nextel's requirement concerning appraisal rights a significant and uncontrollable impediment to its ability to consummate a merger agreement with Nextel.

     Another open issue was a request of AMS that the Stock Purchase Agreement be "reinstated" for submission to AMS stockholders in the event the merger agreement was not approved by AMS stockholders. Because Nextel had initially proposed a merger between AMS and Nextel due in part to the uncertainties the Stock Purchase Agreement created with respect to Nextel's acquisition of the Florida SMR systems of Motorola and Dial Page, Nextel was unwilling to reinstate the Stock Purchase Agreement under such circumstances unless that agreement was amended to increase the period in which Nextel had to negotiate the sale to AMS of the Florida SMR systems of Motorola and Dial Page after the Initial Closing.

     In an effort to remove the $5 million repurchase obligation represented by the Put Agreement in advance of the NASD hearing review committee meeting on November 22, 1994, which AMS believed would result in a reversal by that committee of the NASD's earlier decision removing the AMS Common Stock from

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quotation on the Nasdaq NM, AMS requested that Nextel terminate the Put
Agreement immediately. Nextel was unwilling to terminate the Put Agreement in advance of the execution of a merger agreement, but subsequently agreed to do so in return for an amendment to the Stock Purchase Agreement that extended the 30-day period in which Nextel and AMS were to negotiate the value and terms of sale of the Florida SMR systems of Motorola, Dial Page and Saber Communications, Inc. ("Saber"). AMS and Nextel agreed that, as consideration for the termination of the Put Agreement, the 30-day negotiation period would be extended, with respect to the acquisition by Nextel of each of such Florida SMR systems, to the earlier to occur of (i) the first anniversary of the acquisition of such Florida SMR systems by Nextel and (ii) the expiration of the 18-month period commencing on the date of the Initial Closing. Nextel also agreed that the Stock Purchase Agreement, as so amended, would be resurrected and submitted to AMS stockholders in the event the stockholders of AMS did not approve the merger agreement.

     AMS agreed to the foregoing amendment in the belief that the termination of the Put Agreement (i) removed a significant contingent obligation of AMS, (ii) would result in the AMS Common Stock being returned to the Nasdaq NM and (iii) would potentially eliminate AMS's concerns with respect to Nextel's requirement concerning the absence of appraisal rights (if the AMS Common Stock were returned to the Nasdaq NM) and thereby permit the AMS Board and possibly the AMS stockholders to consider the merger agreement. In agreeing to the amendment, AMS also considered the possibility that, due to the brief 30-day negotiation period, Nextel might sell down its holdings of AMS Common Stock to below 25% of the outstanding fully diluted common equity of AMS to avoid the requirement that it dispose of the Motorola, Dial Page and Saber Florida SMR systems to an unaffiliated third party in the event agreement could not be reached on value and terms of sale with AMS within such period. Such action by Nextel would also result in the termination of Nextel's obligation under the Stock Purchase Agreement (a) to include any Digital Mobile network constructed by AMS or any of its SMR systems as part of the Digital Mobile networks operated by Nextel in other jurisdictions and (b) to avail AMS of the opportunity to purchase system infrastructure and subscriber equipment on the same basic terms as those made available to Nextel by its vendors.

     On November 18, 1994, Nextel terminated the Put Agreement, and the Stock Purchase Agreement was amended (i) to extend, as described above, the period during which Nextel would be required to negotiate the value and terms of sale of the Florida SMR systems of Motorola, Dial Page and Saber to AMS and (ii) to extend the termination date of the Stock Purchase Agreement (and to make certain related changes to the Option Agreement and the Short Spacing Agreement) to June 30, 1995. A press release announcing the termination of the Put Agreement and the foregoing amendment of the Stock Purchase Agreement was issued by AMS the same day.

     On November 22, 1994, a hearing review committee of the NASD met and, based on the termination of the Put Agreement, caused the AMS Common Stock to be redesignated a National Market security, effective November 30, 1994. In so doing, the issue concerning Nextel's requirement regarding the absence of appraisal rights in connection with the proposed merger was rendered moot.

     During the period between the execution of the letter of intent on September 24 and the finalization of the terms of the merger agreement on or about November 18, 1994, the per share closing price of the Nextel Common Stock declined from $22 5/8 to $17, or approximately 25%. As a result of this decline, Nextel's ability to complete its then pending and proposed transactions, including the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction, became subject to uncertainties in light of the Debt incurrence covenant of the Indentures. See "-- Compliance with Indentures." Based on the proposed exchange ratio in the merger of .545 of a share of Nextel Common Stock for each share of AMS Common Stock, the value to be received by AMS stockholders also declined during this period from $12.33 to $9.27 per share. During the same period, the per share closing price of AMS Common Stock declined from $11 to $8 1/4, or approximately 25%. The AMS Board further engaged Salomon Brothers to provide an assessment to the AMS Board as to the relative attractiveness to stockholders of the proposed merger versus the transaction contemplated by the Stock Purchase Agreement. Salomon Brothers was also engaged to render a fairness opinion on the consideration to be received by AMS or its stockholders in whichever of the two transactions the AMS Board ultimately determined was more favorable to the AMS stockholders.

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     On December 8, 1994, the AMS Board met with its legal counsel and representatives of Salomon Brothers to discuss the Stock Purchase Agreement and the terms of the proposed merger agreement. At this time the Salomon Brothers representatives made a presentation to the AMS Board on the relative attractiveness, from a financial point of view, of the two transactions, and advised the AMS Board that Salomon Brothers' financial analysis suggested that the value of the consideration to be received by AMS or its stockholders in the two transactions was approximately equal from a financial point of view. In addition to the financial presentation made by Salomon Brothers, the AMS Board considered the following during meetings on December 8 and 9, 1994: (i) the possibility of further declines in the market value of the Nextel Common Stock;
(ii) the fixed values provided by the Stock Purchase Agreement, which assured to AMS receipt of not less than $15 million in cash and the Florida SMR Systems;
(iii) the greater liquidity provided by the Nextel Common Stock and the ability of AMS stockholders to receive such stock in a tax-free transaction; (iv) the pros and cons of diversification of investment from a company with SMR operations concentrated in Florida to a company with a nationwide SMR presence;
(v) the possibility that Nextel would sell its holdings of AMS Common Stock to below 25% of the outstanding fully diluted common equity of AMS to avoid its obligation (a) to negotiate with AMS the sale of the Florida SMR systems of Motorola, Dial Page and Saber, (b) to include any Digital Mobile network constructed by AMS or any of its SMR systems as part of the Digital Mobile networks operated by Nextel in other jurisdictions or (c) to avail AMS of the opportunity to purchase system infrastructure and subscriber equipment on the same basic terms as those made available to Nextel by its vendors; (vi) the possibility that AMS may be required to compete with the Florida SMR systems of Motorola, Dial Page and/or Saber in the event those systems were sold by Nextel to an unaffiliated third party; (vii) whether the MIRS technology then utilized by Nextel would be competitive with cellular services; (viii) the probability that Nextel, as an MTA licensee, may be authorized by the FCC to require the returning of incumbent SMR licensees to frequencies such that Nextel may achieve contiguous spectrum; (ix) the benefits provided by the Contingent Purchase Process versus uncertainties as to the tax implications and future value of the Contingent Purchase Process; (x) the inability of AMS to finance the build out of a Digital Mobile network in Florida on a stand-alone basis; (xi) possible dilution that might result to existing AMS stockholders from a sale of the Florida SMR systems of Motorola, Dial Page and Saber to AMS if the consideration paid to Nextel was AMS common stock; and (xii) the possibility that Nextel would not be able to consummate its pending and proposed transactions, including its proposed transactions with AMS, due to the Debt incurrence covenants of the Indentures. Based upon the foregoing considerations, the AMS Board determined that, absent an increase in the exchange ratio for the merger, the transactions contemplated by the Stock Purchase Agreement were more beneficial to AMS stockholders than the proposed merger agreement with Nextel. On December 9, 1994, Messrs. Howard and Somers contacted Mr. McAuley of Nextel and discussed with him the determination of the AMS Board. They further stated that in order to proceed with the merger, the AMS Board would require that the exchange ratio for the merger be increased such that AMS stockholders would receive the same per share value as that which existed on September 18, 1994, the date Mr. Somers and Mr. McAuley negotiated the exchange ratio of .545 of a share of Nextel Common Stock for each share of AMS Common Stock (or approximately $13 per share of AMS Common Stock). Mr. McAuley stated that he would go back to the Nextel board of directors with their request, but cautioned that he did not believe AMS' proposal would be acceptable.

     On December 14, 1994, Mr. McAuley contacted Mr. Somers and stated that Nextel would consider an increase of up to 200,000 shares in the number of shares of Nextel Common Stock that would be issued in the merger, subject to an equal adjustment downward in the event of an increase in the value of Nextel Common Stock. Under this proposal, the number of shares issued by Nextel could decrease or increase by up to 5.4054%, with the midpoint of the range being set at $20 per share of Nextel Common Stock. The exchange ratio would therefore increase or decrease by 1% (up to 5.4054%) for each dollar that the Nextel share price was less than or greater than $20. The proposal was not acceptable to AMS, and later that day, AMS publicly announced that it had determined to proceed under the Stock Purchase Agreement rather than proceed with the proposed merger.

     Following the decision of the AMS Board to proceed with the Stock Purchase Agreement, representatives of Nextel and AMS and their respective counsel updated the proposed proxy statement/prospectus to be circulated to AMS stockholders in connection with the solicitation of proxies from such stockholders in

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respect of the Stock Purchase Agreement. Delays were incurred in filing the proxy statement/prospectus with the Commission due to the need to update certain financial and other information, as well as issues related to Nextel's other pending and proposed transactions. On or around February 6, 1994, work on the proxy statement/prospectus stopped due to, among other things, the need to obtain audited financial statements from several of the companies with which Nextel had pending and proposed transactions.

     On April 5, 1995, Nextel issued a press release announcing that Craig McCaw and members of the McCaw family had agreed to invest up to $1.1 billion in Nextel, and would provide strategic direction to Nextel in focusing on enhanced two-way radio dispatch services for business users who need integrated wireless communications. Subsequent to this announcement and a related announcement by Motorola, the market price of the Nextel Common Stock increased from $13.25 at the close of business on April 4 to $16.75 at the close of business on April 6, 1995.

     On April 13, 1995, during an informal discussion between Mr. McAuley and Mr. Somers, Mr. McAuley asked if it might be appropriate in light of recent events and in AMS's interest to reopen merger discussions. Mr. McAuley cautioned that he had not spoken to his board and that he was not making an offer, but asked that Mr. Somers consider whether AMS would be interested in discussing a merger transaction on essentially the same terms as those that were abandoned in December 1994.

     After consulting with Mr. Howard, Mr. Somers subsequently responded to Mr. McAuley that AMS would be willing to reconsider a merger transaction with Nextel based on the terms negotiated during the fall of 1994 if the number of shares of Nextel Common Stock that would be issuable in such a merger were to increase significantly beyond that offered by Nextel during their previous merger discussions. Mr. Somers stated that he did not believe the AMS Board would consider abandoning the transactions contemplated by the Stock Purchase Agreement unless Nextel issued a number of shares of Nextel Common Stock in a merger that was in excess of 4,000,000 shares, and that one of AMS' board members (Mr. Howard) had stated his view that Nextel should issue 4,500,000 shares. In addition, Mr. Somers stressed that he felt that the AMS Board would not consider a merger transaction if it would result in material additional delay in AMS's ability to consummate a transaction with Nextel as compared to the transactions contemplated by the Stock Purchase Agreement, and that any definitive merger agreement would have to contain a provision that the Stock Purchase Agreement would be reinstated in the event that an unexpected material delay in consummating the merger were to occur. Mr. McAuley responded that a reinstatement of the Stock Purchase Agreement under certain limited circumstances was acceptable in concept, but that the appropriate number of shares to be issued in a merger transaction by Nextel was 3,700,000 shares (the number of shares that were to have been issued in the previous merger discussions between Nextel and AMS). Subsequently, Messrs. Somers and McAuley determined that Mr. McAuley should meet with Mr. Howard in person and concurrently with Mr. Somers by telephone to discuss the number of shares of Nextel Common Stock that would become issuable in such a merger and the circumstances under which the Stock Purchase Agreement would be reinstated in the event the merger was not consummated in a reasonable period of time.

     Mr. McAuley and Mr. Willmoth of Nextel met in person with Mr. Howard in Denver on April 19, 1995, at which time Mr. McAuley initially suggested that he would be willing to return to the Nextel Board with a merger transaction pursuant to which Nextel would issue an aggregate of 3,700,000 shares of Nextel Common Stock. Mr. Howard responded that he believed that AMS stockholders should receive 4,500,000 shares in any merger transaction between AMS and Nextel. Messrs. McAuley and Willmoth then discussed with Mr. Howard their respective views on the merits of their proposals, following which Mr. McAuley asked that Mr. Howard seek a fairness opinion for the issuance by Nextel of a range of 4,000,000 up to 4,500,000 shares of Nextel Common Stock in a merger transaction. The request was made by Mr. McAuley to ensure that any transaction brought to the Nextel Board of Directors would not be subject to any material contingencies other than receipt of approval from AMS's stockholders. After discussion, Mr. Howard responded that he would seek the permission of the AMS Board to obtain a fairness opinion, but reserved the right to determine the number of shares of Nextel Common Stock for which AMS would request a fairness opinion.

     Messrs. Howard, McAuley and Willmoth next discussed possible circumstances under which the Stock Purchase Agreement would be reinstated in the event the respective boards of AMS and Nextel were to

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approve the terms of a merger agreement, and the merger contemplated thereby was not consummated. Mr. McAuley insisted that the Stock Purchase Agreement not be reinstated in the event that AMS stockholders did not approve the merger. Mr. Howard stated that he did not view that position as a problem, provided the Stock Purchase Agreement were reinstated under certain circumstances that were outside the control of AMS and its stockholders. These circumstances were (i) the failure of the McCaw Transaction to close within a reasonable period of time, (ii) the failure of the AMS Board to receive a favorable fairness opinion, and (iii) the inability of Nextel to consummate a merger with AMS due to the restrictions of the Nextel Indentures. Messrs. McAuley and Willmoth agreed with Mr. Howard's "springback" conditions, except that they refused to permit a reinstatement of the Stock Purchase Agreement upon the failure of AMS to receive a fairness opinion. Their reasoning was that AMS would receive a fairness opinion prior to the signing of the merger agreement. While the "bringdown" of the fairness opinion to the date of this Proxy Statement/Prospectus could be a condition to the obligation of AMS to proceed with a merger, the failure of such a bringdown should be at the sole risk of AMS. Mr. Howard, after speaking with Messrs. Somers and Wedum, agreed with their requirement, subject to a further condition that the Stock Purchase Agreement be reinstated if the proxy statement/prospectus relating to the merger were not mailed by June 30, 1995 (thereby reducing the period during which circumstances could change so as to adversely affect the ability of Salomon Brothers to bring down its opinion). Messrs. McAuley and Willmoth further stated that Nextel would require that TCI enter into a voting agreement with Nextel as a condition to Nextel's execution of a merger agreement with AMS.

     On April 20, 1995, Mr. Willmoth and the General Counsel of Nextel, Thomas Sidman, contacted Mr. Howard and Robert Murray of Baker & Botts, L.L.P., AMS' outside counsel, to discuss how to proceed. Mr. Sidman stated that Nextel's management would not request the Nextel Board to consider authorizing and approving a merger transaction with AMS unless two conditions were met. First, if AMS wished to indicate to Nextel a number of shares of Nextel Common Stock that it desired be issued in a merger, then the AMS Board must first obtain a fairness opinion from its financial advisor with respect to such number of shares. Second, the form of merger agreement to be signed by Nextel and AMS would need to be agreed to in advance of the Nextel Board meeting. It was agreed that if AMS desired to propose a number of shares to be issued by Nextel in a merger, the AMS Board would first approve the number after receipt of a favorable fairness opinion from an investment banking firm. It was further agreed that AMS' and Nextel's lawyers would review the draft of the merger agreement that had last been circulated before the merger discussions in December had broken off, with the expectation that minimal changes to its provisions (apart from the exchange ratio and the "springback" conditions for the Stock Purchase Agreement) would need to be made in the event the parties went forward with another merger transaction.

     During the evening of April 20, Salomon Brothers was engaged by AMS to render its opinion to the AMS Board as to the fairness to the public stockholders of AMS, from a financial point of view, of the exchange in a merger transaction of 4,200,000 shares of Nextel Common Stock for the outstanding shares of AMS Common Stock (excluding shares owned by Nextel or held in the treasury of AMS).

     On April 25, 1995, the entire AMS Board met in New York City with AMS' outside counsel to discuss whether to propose to Nextel a merger transaction on the same basic terms as those considered by the AMS Board in December 1994, except with the number of shares of Nextel Common Stock to be issued in the merger increased from 3,700,000 shares to 4,200,000 shares and the "springback" conditions for the Stock Purchase Agreement modified to include those discussed by Mr. Howard with representatives of Nextel. At that time, Salomon Brothers made a presentation to the AMS Board concerning the fairness, from a financial point of view, of the consideration to be received by the public holders of the AMS Common Stock in a merger transaction in which an aggregate of 4,200,000 shares of Nextel Common Stock became issuable to AMS stockholders (other than Nextel). The AMS Board sought clarification of (i) the methods employed by Salomon Brothers in deriving comparable public market and private market values,
(ii) the historical relationship of price movements between the Nextel Common Stock and AMS Common Stock detailed in Salomon's equity trading value analysis, and (iii) the considerations behind Salomon Brothers's adjustments to AMS's net POPs in Florida for spectrum and demographic factors. After clarifying the foregoing for the AMS Board, Salomon Brothers orally advised the AMS Board that, as of April 25, 1995, the consideration to

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be paid by Nextel in the proposed merger transaction was fair, from a financial point of view, to the public holders of AMS Common Stock. The representatives of Salomon Brothers then left the meeting. For a discussion of Salomon Brothers's presentation and analyses, including without limitation a description of Salomon Brothers public market and private market analyses, equity trading value analysis and determination of net POPs, see "Fairness Opinion" below.

     The AMS Board next discussed with AMS' counsel the material terms of the proposed merger agreement negotiated with counsel to Nextel. The AMS directors noted that the merger agreement was substantially identical to the merger agreement that had been reviewed by the AMS Board in connection with its merger deliberations in December 1994. The substantive differences were an increase in the exchange ratio (which had not yet been proposed to Nextel) and a change in the conditions under which the merger agreement could be terminated and the Stock Purchase Agreement reinstated. The first proposed condition permitted AMS to terminate the merger agreement if Nextel was unable to obtain, by September 15, 1995, any necessary consents from the noteholders under the Nextel Indentures in order for the proposed merger to be consummated in compliance with such Indentures. Counsel noted that this condition had been included because the closing under the Stock Purchase Agreement was not subject to Nextel's receipt of consents from such noteholders (although it was further noted that it was doubtful that Nextel would close under the Stock Purchase Agreement in the face of a potential default under the Nextel Indentures), and that September 15 had been selected as the "out" date in order to avoid the potential for substantial delays in closing any merger due to problems encountered by Nextel in obtaining such noteholder consents. The second proposed condition permitted AMS to terminate the merger agreement if the McCaw Transaction was not consummated by September 15, 1995. The AMS directors noted that a primary reason for AMS's reconsideration of a potential merger with Nextel was the announcement that Mr. McCaw had agreed, subject to certain conditions, to make a significant investment in Nextel. In the AMS Board's view, the McCaw investment would significantly alleviate uncertainties surrounding Nextel's ability to finance its nation-wide ESMR build out, which perceived uncertainties had occurred following the withdrawal of MCI from its discussions with Nextel, and would also provide new strategic direction and a vote of confidence in favor of Nextel's business prospects. Accordingly, AMS had persuaded Nextel that if the McCaw Transaction was not consummated within a reasonable period of time (i.e. by September 15, 1995), AMS should have the ability to terminate the merger agreement and cause the Stock Purchase Agreement to be reinstated. Finally, the third proposed condition permitted AMS to terminate the merger agreement if a proxy statement/prospectus relating to the merger was not mailed to AMS stockholders by July 31, 1995. This condition was added due to the requirement of Nextel that the inability of AMS to obtain a "bringdown" of Salomon Brothers' fairness opinion to the date of the proxy statement/prospectus could not be an event under which the Stock Purchase Agreement would be reinstated. By requiring that the proxy statement/prospectus be mailed by July 31, 1995, AMS lessened the risk that market conditions might change such that Salomon Brothers might be unable to reissue its fairness opinion for inclusion in the proxy statement/prospectus.

     The AMS Board then discussed whether AMS should enter into the merger agreement with Nextel, and whether the exchange ratio of 0.62 was fair to, and in the best interests of, the stockholders of AMS. For the reasons set forth under "-- Recommendation of the AMS Board; Reasons of AMS for Engaging in the Merger," the AMS Board determined that a merger with an exchange ratio of 0.62 of a share of Nextel Common Stock for each outstanding share of AMS Common Stock (subject to certain possible adjustments set forth in the merger agreement) was fair to, and in the best interest of, the AMS stockholders.

     The AMS Board then discussed the likelihood of closing a merger transaction with Nextel. It was agreed that, given the proposed McCaw Transaction, such a likelihood was relatively high. The AMS Board also discussed the consequences of the failure to consummate the transaction contemplated by such merger agreement. The Board believed that if the Stock Purchase Agreement were reinstated following a termination of the proposed merger agreement, it was likely that the AMS Common Stock would continue to trade at approximately 7/22 of the trading price of the Nextel Common Stock, which was reflective of the 7/22 ratio provided for in the Contingent Purchase Process. It was noted in this regard that since the execution of the Stock Purchase Agreement in August 1993, the AMS Common Stock had traded roughly in this range (with the exception of the period during the latter half of 1994 when it was public knowledge that AMS and Nextel

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were holding merger discussions). Following discussion, the AMS Board determined to propose to Nextel that, in the event the Stock Purchase Agreement were reinstated following a termination of the proposed merger agreement, the 7/22 ratio provided for in the Contingent Purchase Process should thereupon be adjusted upward to AMS's proposed merger exchange ratio of 0.62 share of Nextel Common Stock for each share of AMS Common Stock. The AMS Board believed that such an adjustment might reduce any negative impact on the price of the AMS Common Stock in the event a merger agreement were entered into with Nextel and then terminated under circumstances that resulted in a reinstatement of the Stock Purchase Agreement.

     Messrs. Howard and Somers then called Mr. McAuley, who was waiting for their call in anticipation of a Nextel Board meeting. Mr. Howard stated that the AMS Board had approved an exchange ratio of 0.62. Mr. McAuley was then advised of the request of the AMS Board that the 7/22 ratio contained in the Contingent Purchase Process be adjusted to the 0.62 ratio approved by the AMS Board for the merger agreement, such adjustment to take effect in the event the Stock Purchase Agreement were reinstated following a termination of the merger agreement. Mr. McAuley stated that he would recommend to the Nextel Board that it enter into the merger agreement at the exchange ratio approved by the AMS Board, but that he was unwilling to recommend that the Nextel Board approve the proposed adjustment to the Contingent Purchase Process. Mr. McAuley stated, however, that he would present AMS's proposed amendment to the Contingent Purchase Process to the Nextel Board.

     Mr. McAuley subsequently called Mr. Howard and advised him that the Nextel Board had considered and rejected the proposed change to the Contingent Purchase Process. Mr. Howard stated that the AMS Board would reconvene to discuss whether it wished to proceed, and that he would advise Mr. McAuley of the outcome. The AMS Board was then reconvened to consider whether to proceed with the merger agreement without the proposed adjustment to the Contingent Purchase Process. After deliberations the AMS Board decided to approve the merger agreement without the proposed adjustment to the Contingent Purchase Process. Mr. McAuley was advised of the determination of the AMS Board, and Mr. McAuley responded that the Nextel Board had approved the merger agreement with an exchange ratio of 0.62. The Merger Agreement was executed later that evening.

     During the entire period described herein, AMS did not formally solicit offers from parties not otherwise described herein. However, prior to its negotiations with Nextel with respect to the Letter Agreement, AMS had informal talks from time to time with other companies in the SMR industry concerning possible combinations. AMS also held preliminary discussions with a large telecommunications company with interests in the SMR industry concerning a possible strategic investment in AMS. Those informal talks and preliminary discussions proved inconclusive. None of these discussions resulted in the communication to AMS of any offer or definitive terms for a proposed transaction.

     Except as otherwise noted herein, AMS was not assisted by any third party in evaluating offers for AMS or shares of AMS Common Stock or in valuing AMS.

REASONS OF NEXTEL FOR ENGAGING IN THE MERGER

     In reaching its decision to approve the Merger Agreement and the Merger, the Nextel Board considered the presentations by Nextel's management and its legal advisors and other information available to it concerning AMS and considered the factors discussed below, as well as other factors that the Nextel Board did not believe to be material in reaching such determinations.

     The Nextel Board believes that the ability to offer advanced wireless communications services in major markets throughout the United States, including Florida, will be beneficial to obtaining certain key objectives of Nextel's business plan. One of the objectives of Nextel's business plan is the establishment of a nationwide standardized wireless communications system composed of separate Digital Mobile networks, operated by Nextel, located in various major metropolitan markets across the United States. The Nextel Board believes that the Merger could assist Nextel in achieving this objective.

     The Nextel Board also considered the Merger to be preferable to the Stock Purchase Agreement because consummation of the Merger would permit Nextel to plan and construct a Digital Mobile network in Florida

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

without facing the risks associated with rationalizing its current and prospective Florida SMR properties with its equity ownership in AMS. In this regard, the Nextel Board considered the potential difficulties that could arise upon the consummation of the Dial Page Transaction and the Motorola Transaction (and the current ownership by Nextel of Florida SMR properties formerly held by Saber) as a result of the requirement of the Stock Purchase Agreement that so long as Nextel held at least 25% of the outstanding common stock of AMS, it would not, directly or indirectly, own, operate, manage, control or conduct any Digital Mobile network or other SMR wireless operations in Florida or hold any FCC licenses relating thereto, other than through its ownership of an equity interest in AMS. Although Nextel and AMS had agreed, in the context of amendments made to the Stock Purchase Agreement in connection with the prior merger transaction proposal, to extend the period of time available to reach agreement on the terms for combining Nextel's other actual and prospective Florida SMR properties, Nextel recognized that differences over issues of valuation, medium of payment and like matters could arise and remain unresolved. Although a variety of actions could have been taken by Nextel to comply with its obligations under the Stock Purchase Agreement, including arranging for the disposition of such other Florida SMR properties or reducing Nextel's equity interest in AMS below the 25% level, such actions could have been undesirable to the stockholders of AMS, the stockholders of Nextel, or both groups. Additionally, causing AMS to comply with the obligations imposed on certain of Nextel's subsidiaries under the Nextel Indentures, or engaging in intercompany transactions with AMS if AMS was classified under the Nextel Indentures as not subject to such obligations, could have presented significant difficulties for Nextel, AMS and their respective stockholders. Accordingly, the Nextel Board believed the Merger to be preferable to the Stock Purchase Agreement because, upon consummation of the Merger, AMS would be a wholly owned subsidiary of Nextel whose activities and relations with Nextel and its other wholly owned subsidiaries could be structured and changed with considerably more ease and flexibility than if AMS were instead only a majority owned subsidiary of Nextel, as contemplated under the Stock Purchase Agreement. Finally, the Nextel Board considered the advantages of the Merger in eliminating the potential for ongoing dealings with or involving the interests of the minority stockholders of AMS as well as dispensing with certain administrative concerns (e.g., filing of separate tax returns and reports under the Exchange Act) that would not exist if AMS were a wholly owned subsidiary of Nextel.

     The Nextel Board also believes that the combined SMR frequency positions of Nextel in Florida after consummation of the Merger, the Motorola Transaction and the Dial Page Transaction would greatly simplify the build out process and give Nextel the ability to provide Digital Mobile network services in Florida on a more expedited basis. The Nextel Board views the Florida market as one of the most attractive markets for its Digital Mobile network service offering and believes that time to market is an important consideration. In addition, the Nextel Board believes that the ability to add significantly to the overall population covered by Nextel or its subsidiaries' SMR licenses is attractive to its existing stockholders and justifies the ownership dilution that Nextel stockholders will incur by reason of the issuance of shares of Nextel Common Stock in connection with the Merger.

RECOMMENDATION OF THE AMS BOARD; REASONS OF AMS FOR ENGAGING IN THE MERGER

     The AMS Board has determined that the Merger is fair to, and in the best interests of, AMS and its stockholders (other than Nextel). Accordingly, the AMS Board has unanimously approved and declared advisable the Merger Agreement and the Merger, and unanimously recommends that holders of AMS Common Stock vote "FOR" the Merger Proposal.

     In reaching its determination that the Merger is fair to, and in the best interests of, AMS and its stockholders (other than Nextel) and in reaching their decision to approve the Merger Agreement and recommend the Merger to the holders of the AMS Common Stock for approval, the AMS Board considered, among other things, the matters listed below:

          (i) The oral opinion of Salomon Brothers, rendered to the AMS Board on April 25, 1995, that the consideration to be paid by Nextel in the Merger is fair, from a financial point of view, to the public holders of the AMS Common Stock. In so doing, the AMS Board considered the presentation given by Salomon Brothers to the AMS Board on April 25, 1995, in connection with the delivery of its oral opinion, which included a discussion of the methodologies used by Salomon Brothers. Salomon Brothers

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

     has confirmed, as of the date of this Proxy Statement/Prospectus, its oral opinion by delivering to the AMS Board its written opinion, dated the date hereof, a copy of which is included in this Proxy Statement/Prospectus as Appendix B. Holders of AMS Common Stock are urged to review such written opinion of Salomon Brothers as well as the summary of such opinion set forth below under the caption "-- Fairness Opinion."

          (ii) The AMS Board viewed the proposed McCaw Transaction as a significant factor in its decision to approve the Merger and to recommend adoption of the Merger Agreement to AMS stockholders. The AMS Board had previously ended merger discussions with Nextel in December 1994, due in part to the falling price of the Nextel Common Stock and uncertainties surrounding Nextel's ability to continue to finance the build out of its Digital Mobile networks following the breakoff of its strategic discussions with MCI in September 1994. The downward movement in Nextel's stock price had reversed subsequent to the announcement of the McCaw Transaction and, if consummated, the AMS Board believed the McCaw Transaction would significantly alleviate the perceived uncertainties surrounding Nextel's future ability to access necessary financing sources for the completion of the build out of its Digital Mobile networks. The AMS Board also believed that the McCaw Transaction sent a positive message to the capital markets concerning Nextel's business plan and prospects because of Craig McCaw's status as a major player in wireless communications. The AMS Board also believed that the McCaw Transaction substantially increased the likelihood that Nextel would be able to obtain all required consents under the Indentures from its public noteholders in order to close its pending transactions, including the Merger, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction. Given the importance it placed on the McCaw Transaction, the AMS Board retained the ability to terminate its obligations under the Merger Agreement and to reinstate the Stock Purchase Agreement in the event the McCaw Transaction did not close in a reasonable period of time.

          (iii) The AMS Board and its management believe that AMS' future competitive position and ability to generate earnings is largely dependent on its ability to construct and implement a Digital Mobile network in its Florida markets. The Board recognized that, absent a business transaction with Nextel, it was highly unlikely that AMS would be able to build out such a network due to the need for additional channel capacity and the present inability of AMS to obtain financing for the acquisition of such channels or the subsequent design and construction of a Digital Mobile network. In determining to proceed with the Merger, the AMS Board recognized that most of the competing channel capacity in its Florida markets was owned by MCF, Motorola or Dial Page. Absent a transaction with Nextel, AMS would have difficulty in adding to its channel capacity. In evaluating the Merger versus the Stock Purchase Transaction, the AMS Board recognized that Nextel would be required under the Stock Purchase Agreement to negotiate the sale of the Motorola and Dial Page Florida SMR systems (once they were acquired by Nextel) to AMS within 18 months after the Initial Closing. If agreement could not be reached on the terms of such a sale within that period, Nextel would then have the option to either dispose of those systems or reduce its holdings in AMS to below 25% of the outstanding shares of AMS Common Stock. If Nextel chose the latter, AMS would be competing with Nextel, and AMS would no longer have the right to participate in Nextel's nation-wide roaming arrangements. Consummating the Merger with Nextel would remove the financial uncertainty to AMS of (i) how to finance any acquisition of the Motorola and Dial Page Florida SMR systems from Nextel, if agreement could be reached as to value, and (ii) the possibility that AMS would be unable to build a Digital Mobile network and would face competition from Nextel due to a decision by Nextel to reduce its holdings in AMS to below 25% of the outstanding shares of AMS Common Stock. The AMS Board also considered the possibility that given the scope of Nextel's nation-wide build out plans and its sources of financing, Nextel might focus initially on markets in which it had wholly owned subsidiaries.

          (iv) The AMS Board recognized that there are impediments to the ability of Nextel to consummate both the Merger and the transactions that were contemplated by the Stock Purchase Agreement as well as Nextel's pending transactions with Motorola, OneComm and Dial Page due to the restrictions contained in the Indentures. See "-- Compliance with Indentures." However, the AMS Board believes that due to Nextel's existing Digital Mobile networks and SMR systems, and the pending transactions of

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     Nextel, Nextel may be the only significant buyer of large SMR systems for the foreseeable future. Accordingly, the AMS Board determined that the Merger presents the AMS stockholders with the best opportunity to receive a substantial premium, and a fair price, for their shares of AMS Common Stock. In this regard, the AMS Board recognized that the exchange ratio of
     0.62 of a share of Nextel Common Stock for each share of AMS Common Stock constituted a 104% premium over the closing sale price on the Nasdaq NM of the AMS Common Stock of $4 3/4 on April 25, 1995 (the date the AMS Board met to consider and approve the terms of the Merger Agreement), based on the closing sales price of the Nextel Common Stock on the Nasdaq NM of $15 5/8 on the same date.

          (v) The AMS Board considered the advantages and disadvantages to the holders of the AMS Common Stock of acquiring an investment in the Nextel Common Stock in a transaction that is expected to be tax-free to the current holders of the AMS Common Stock as a result of the Merger as opposed to maintaining an investment in the AMS Common Stock (whether or not the transactions contemplated by the Stock Purchase Agreement are completed) and determined that, based on the Exchange Ratio of 0.62 of a share of Nextel Common Stock per share of AMS Common Stock provided for by the Merger Agreement, the Nextel Common Stock likely offered a superior investment opportunity. In reaching this conclusion, the AMS Board believed that an investment in the Nextel Common Stock would offer current holders of AMS Common Stock greater liquidity than a continued investment in the AMS Common Stock and would effectively diversify the investment of current AMS stockholders from an entity whose SMR operations are concentrated in the State of Florida to one whose assets are located virtually throughout the United States including in all 30 of the top 30 metropolitan statistical areas in the United States.

          (vi) The AMS Board considered that AMS has incurred substantial losses since its inception and would likely continue to report operating losses for the foreseeable future. The AMS Board believed that unless AMS consummated the Merger with Nextel (or the transactions that were contemplated by the Stock Purchase Agreement), AMS would most likely default under the KOP Credit Agreement (as defined below), in which case it would be necessary for AMS to seek to restructure its obligations under the KOP Credit Agreement (which would further limit its opportunity to obtain the required financing to construct a Digital Mobile network) and/or seek financing from a strategic partner. No discussions have been held with KOP (as defined below) concerning such a restructuring or with any possible strategic partner. The AMS Board further considered the unwillingness of TCI to provide further debt or equity financing to AMS. See "AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

FAIRNESS OPINION

     General. AMS has retained Salomon Brothers to render an opinion to the AMS Board in connection with the Merger. Salomon Brothers rendered its oral opinion to the Board of Directors of AMS on April 25, 1995 to the effect that, as of that date, the consideration to be paid by Nextel in the Merger was fair, from a financial point of view, to the public holders of AMS Common Stock. Salomon Brothers has confirmed such oral opinion by delivering to the AMS Board a written opinion dated the date of the Proxy Statement/Prospectus. A copy of Salomon Brothers' written opinion is included as Appendix B in this Proxy Statement/Prospectus and sets forth the assumptions made, matters considered and limits on the review undertaken. The summary of the opinion of Salomon Brothers set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion. Holders of AMS Common Stock are urged to read the opinion in its entirety.

     Salomon Brothers' opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the public holders of AMS Common Stock in the Merger and does not constitute a recommendation as to how any stockholder of AMS should vote with respect to the Merger or as to any other matter. AMS, the AMS Board and AMS stockholders have the ultimate responsibility to decide whether it is appropriate and reasonable to effect the Merger.

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

     Salomon Brothers is a nationally recognized investment banking firm which provides economic and financial services in connection with a wide range of business transactions. As part of its business, Salomon Brothers provides investment banking and financial advisory services in various matters, including valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. Salomon Brothers was retained by the AMS Board based on its expertise in the valuation of companies as well as its familiarity with AMS' business.

     Salomon Brothers is not affiliated with AMS, TCI or Nextel. Salomon Brothers has previously rendered certain investment banking and financial advisory services to AMS, TCI and Nextel, for which Salomon Brothers received customary compensation, including prior work for AMS relative to other possible transactions with Nextel, co-managing six public offerings of securities for TCI since August 1991, co-managing three public offerings of securities for Nextel since January 1992 and providing strategic advisory services to Nextel in and around January 1992 on another transaction. Salomon Brothers is a full service securities firm and, in the course of its normal trading activities, Salomon Brothers may from time to time effect transactions and hold positions in the securities of AMS, TCI and Nextel for its own account and accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Salomon Brothers was not requested to assist in, and had no role in, the determination of the consideration to be received by the public stockholders of AMS in the Merger. Such consideration was determined solely through negotiations between AMS and Nextel.

     Salomon Brothers' opinion to the AMS Board concludes, based upon and subject to each of the items discussed therein, that the consideration to be received by the public stockholders of AMS in the Merger is fair, from a financial point of view. In connection with rendering its opinion, Salomon Brothers reviewed and analyzed, among other things, the following: (i) the Merger Agreement and certain of the other documents and agreements relating to the Merger; (ii) this Proxy Statement/Prospectus; (iii) certain internal information, primarily financial in nature, including financial forecasts, prepared by the management of AMS; (iv) the audited financial statements for AMS for each of the fiscal years ended June 30, 1991, 1992, 1993 and 1994 and the unaudited interim financial statements and Current Reports on Form 8-K since the most recent audited financial statements; (v) the audited financial statements for Nextel for each of the fiscal years ended March 31, 1991, 1992, 1993 and 1994 and the 9-month transition period ended December 31, 1994 and the unaudited interim financial statements and Current Reports on Form 8-K since the most recent audited financial statements; (vi) certain publicly available information, including certain filings made under the Exchange Act and the Securities Act with respect to AMS, Nextel and certain other companies that Salomon Brothers believed to be generally comparable to AMS and Nextel and certain information concerning the trading markets for their respective securities; (vii) certain publicly available information concerning the nature and terms of certain other transactions that Salomon Brothers considered relevant to its inquiry; and (viii) such other information, financial studies, analyses and financial, economic and market criteria which Salomon Brothers deemed relevant. Salomon Brothers also met with certain officers and employees of AMS to discuss the foregoing as well as other matters Salomon Brothers believed relevant to its inquiry. Salomon Brothers had limited discussions with members of senior management of Nextel and received limited financial information from Nextel. Salomon Brothers also considered the anticipated financial and operating impact on Nextel, on a pro forma basis, of the other pending transactions described elsewhere in this Proxy Statement/ Prospectus, including the pending McCaw Transaction. The impact of these pending transactions is reflected in the equity trading value analysis and public market value analysis methodologies which were employed by Salomon Brothers.

     In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by it for the purpose of its opinion. Salomon Brothers did not assume any responsibility for independent verification of any of such financial and other information. With respect to the financial forecasts, Salomon Brothers assumed that they reasonably reflect the best currently available estimates and judgments of the management of AMS as to the future financial performance of AMS. Salomon Brothers did not make or obtain any independent evaluations

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

or appraisals of any of the properties or facilities of AMS or Nextel or assume any responsibility to do so and was not furnished with any such valuations or appraisals.

     In conducting its analysis and arriving at its opinion, Salomon Brothers also considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of AMS and Nextel; (ii) the business prospects of AMS and Nextel; (iii) the historical and current market for AMS Common Stock and Nextel Common Stock and for other securities of certain other companies that Salomon Brothers believed to be generally comparable to AMS and Nextel; and (iv) the nature and terms of certain other transactions that Salomon Brothers believed to be relevant. Salomon Brothers also took into its assessment general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally. Salomon Brothers' opinion is necessarily based upon conditions as they existed and could be evaluated on the date thereof. In preparing its opinion, Salomon Brothers (i) assumed that none of the debt of Nextel, or Nextel pro forma for the pending transactions described elsewhere in this Proxy Statement/ Prospectus, will be in default or accelerated as a result of the Merger or any of such other pending transactions, and (ii) assumed that any arrangements among Nextel and the holders of any such debt to permit the consummation, in compliance with the Indentures, of the Merger, or any of such pending transactions, will not have a material adverse effect on the value of the consideration to be received by the stockholders of AMS in connection with the Merger. In preparing its opinion, Salomon Brothers also assumed that the Merger would be a tax-free transaction. Salomon Brothers did not provide any updated analyses to the AMS Board after April 25, 1995.

     The following is a summary of significant analyses performed by Salomon Brothers in connection with rendering its oral opinion to the AMS Board on April 25, 1995 (the "Salomon Brothers Report").

     Equity Trading Value Analysis. Salomon Brothers reviewed the history of the trading prices of AMS Common Stock and Nextel Common Stock in relation to each other, and the relationship between price movements of AMS Common Stock and Nextel Common Stock. The Salomon Brothers Report included charts setting forth historical trading ratios (the closing price of AMS Common Stock divided by the closing price of Nextel Common Stock) during the period from and including January 4, 1993, through and including April 21, 1995. The average ratio for that period was approximately 0.36. During such period, the high of such ratio was approximately 0.53, and the low was approximately 0.19.

     Public Market Analysis. Salomon Brothers reviewed and compared the financial and market performance of AMS with the following group of three publicly traded digital SMR companies: Nextel; OneComm; and Dial Page (the "Comparable Group"). Salomon Brothers examined certain publicly available financial data of the Comparable Group, including fully diluted equity market capitalization, firm value (defined as fully diluted equity market capitalization adjusted by adding long-term debt and subtracting cash, marketable securities and estimated cash proceeds from the exercise of certain stock options, less net plant, property and equipment), and net POPs represented by the interests owned. Salomon Brothers then applied multiples of firm value to net POPs for the Comparable Group to AMS' estimated net POPs of 1.3 million as of April 21, 1995, resulting in an equity value reference range per share of AMS Common Stock of $0.66 to $1.46. When compared with the consideration to be received in the Merger (based on the closing market price per share of Nextel Common Stock on April 21, 1995 of $15.50), this equity value reference range implied an exchange ratio of 0.043 to 0.094.

     Private Market Value Analysis. Salomon Brothers also reviewed the consideration paid or proposed to be paid in other acquisitions that Salomon Brothers considered to be comparable to the Merger. Specifically, Salomon Brothers reviewed the following acquiror/target transactions: Dial Page/Transit and Advanced Mobile Communications; Nextel/QTI-AMI West; Dial Page/Advanced Radio Communications; Nextel/PowerFone; Nextel/OneComm; and Nextel/Dial Page. The analysis considered the multiple of firm value to net POPs in each case as of three specific dates: as of the public announcement date; as of April 21, 1995; and as of the applicable closing date (if the transaction had been consummated). Salomon Brothers then applied certain of these multiples to AMS' estimated net POPs of 1.3 million as of April 21, 1995, resulting in an equity value reference range per share of AMS Common Stock of $0.16 to $1.67. When

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compared with the consideration to be received in the Merger (based on the closing market price per share of Nextel Common Stock on April 21, 1995 of $15.50), this equity value reference range implied an exchange ratio of 0.011 to 0.108.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Salomon Brothers estimated the present value of the future cash flows that AMS could produce over a ten-and-one-half-year period, under various assumptions, if AMS were to operate on a stand-alone basis, without giving effect to any operating or other efficiencies pursuant to the Merger, in accordance with management's forecasts and certain variants thereof. The forecasts provided by AMS management assumed that, if the Merger is not consummated, AMS will not implement a Digital Mobile network in its Florida markets. Salomon Brothers set forth certain equity market value reference ranges for AMS based upon the sum of
(i)(a) the aggregate discounted value (using various discount rates ranging from 10% to 14%) of the ten-and-one-half-year unleveraged free cash flows of AMS, plus (b) the discounted value (using various discount rates ranging from 10% to 14%) of (1) the final year's projected earnings before interest, taxes, depreciation and amortization ("EBITDA") multiplied by (2) numbers representing various terminal or exit multiples (ranging from 5x to 7x), plus (ii) certain corporate adjustments made by subtracting long-term debt and adding cash and marketable securities. This analysis resulted in an equity value reference range per share of AMS Common Stock, as set forth in the Salomon Brothers Report, of $0.43 to $1.17. When compared with the consideration to be received in the Merger (based on the closing market price per share of Nextel Common Stock on April 21, 1995 of $15.50), this equity value reference range implied an exchange ratio of 0.028 to 0.076.

     Determination of Net POPs. For purposes of the foregoing analyses, Salomon Brothers allocated total persons ("POPs") on a market-by-market basis (defined as Rural Statistical Areas and Metropolitan Statistical Areas) based on the relative 800 MHz SMR channel positions for AMS, Nextel, OneComm, Dial Page and Motorola, adjusted for spectrum and demographic considerations. The analysis resulted in adjusted POPs for each company in each market ("net POPs").

     Other Matters. In arriving at its oral opinion delivered to the Board of Directors of AMS at its April 25, 1995 meeting and in presenting the Salomon Brothers Report at that meeting, Salomon Brothers performed certain financial analyses, the material portions of which are summarized above. In rendering its written opinion, Salomon Brothers performed updated valuation analyses also using the methodologies described above, and, although these updated valuation analyses resulted in different implied equity value references per share of AMS Common Stock, Salomon Brothers has confirmed, by delivery of its written opinion, that, as of the date of this Proxy Statement/Prospectus, the consideration to be paid by Nextel in the Merger is fair, from a financial point of view, to the holders of AMS Common Stock. In its overall financial analysis, Salomon Brothers attached the most weight to its equity trading value analysis and public market value analysis because, in Salomon Brothers' judgment, these methodologies are most relevant to a stock-for-stock acquisition between two corporations in this industry. Salomon Brothers used the private market value analysis to support the range of valuations derived from the equity trading value and public market value analyses. Salomon Brothers attached least weight to its discounted cash flow analysis because the AMS financial forecasts assumed that, if the Merger is not consummated, AMS' SMR systems would continue to be operated in its Florida markets using traditional analog technology.

     The summary set forth above does not purport to be a complete description of Salomon Brothers' analyses. The preparation of a fairness opinion is not susceptible to partial analysis or summary descriptions. Salomon Brothers believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the analyses set forth in the opinion and the Salomon Brothers Report. In performing its analyses, Salomon Brothers made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AMS and Nextel. The historical trading values referenced in the Salomon Brothers Report do not purport to be indicative of actual future trading values of AMS Common Stock or Nextel Common Stock, which may be significantly more or less than historical levels. Actual trading values will depend upon several factors, including events affecting the digital SMR industry generally, general economic, market and interest rate conditions and other factors which generally influence the price of securities. No company or transaction used in the comparable

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

company analysis or comparable acquisition analysis summarized above is identical to AMS, Nextel or the contemplated Merger. Accordingly, any such analysis of the value of the Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions.

     As described above, Salomon Brothers' opinion was one of many factors taken into consideration by the AMS Board in making its determination to recommend the Merger. The opinion of Salomon Brothers does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for AMS or the effect of any other transaction in which AMS might engage.

     AMS has agreed to pay Salomon Brothers $150,000 for its investment banking services in connection with rendering its opinion. AMS has also agreed to reimburse Salomon Brothers for all reasonable fees and disbursements of Salomon Brothers' counsel and all of Salomon Brothers' reasonable travel and other out-of-pocket expenses arising out of Salomon Brothers' engagement. AMS has also agreed to indemnify Salomon Brothers and its officers, employees and agents against certain liabilities incurred in connection with its engagement. In addition, within the past two years, AMS has agreed to pay Salomon Brothers $675,000 plus all reasonable fees and out-of-pocket expenses for its investment banking services rendered in connection with two prior engagements involving potential transactions with Nextel (of which AMS has paid Salomon Brothers $300,000 plus expenses as of June 20, 1995).

COMPLIANCE WITH INDENTURES

     Each of the Nextel Indentures includes substantially identical provisions that would not permit Nextel to consummate the acquisition of AMS in a merger transaction such as the Merger if upon completion of the transaction Nextel would be unable to incur at least $1.00 of additional "Debt" (as defined below), other than certain permitted Debt, under the Debt incurrence provisions of the Nextel Indentures. In order to incur Debt (other than permitted Debt), the obligor, at the time of the incurrence, either (i) must be generating operating cash flow at an annualized level that meets or exceeds a specified ratio set by reference to the obligor's consolidated Debt or (ii) must have a ratio of Debt to its Total Market Capitalization (as defined below), expressed as a percentage, of not greater than 30%. Historically, Nextel has not generated, nor is it presently anticipated that at the time of the Merger it would be generating, operating cash flow at or above the required annualized levels as set forth in (i) above. Accordingly, in order for the Merger to be permitted under the terms of the Nextel Indentures, on a pro forma basis taking into account such Merger, Nextel must have a Debt to Total Market Capitalization ratio, expressed as a percentage, of not greater than 30%.

     The OneComm Indenture and the Dial Call Indentures include substantially identical provisions that would apply to the Merger if the OneComm Transaction and/or the Dial Page Transaction, respectively, is consummated prior to the Merger. It is currently anticipated that the Merger will be effected prior to the consummation of the Dial Page Transaction.

     Under the terms of the Indentures, the terms Debt and Total Market Capitalization have the following meanings:

          "Debt" of an obligor includes (i) all obligations for money borrowed;
     (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) all reimbursement obligations with respect to letters of credit, bankers' acceptances or similar facilities; (iv) all obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (v) all capital lease obligations; (vi) the maximum fixed redemption or repurchase price of redeemable stock at the time of determination plus accrued but unpaid dividends; (vii) all obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;
     (viii) vendor financing debt; and (ix) all obligations of the type referred to in clauses (i) through (viii) of another person and all dividends of another person the payment of which, in either case, such obligor has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

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

          "Total Market Capitalization" of an obligor means, as of any day of determination, the sum of (i) the consolidated Debt of such obligor and its subsidiaries that are designated as Restricted Subsidiaries (as defined in the Indentures) for purposes of the applicable Indenture on such day, plus
     (ii) the product of (a) the aggregate number of outstanding primary shares of common stock of such obligor on such day (not including any options or warrants for, or securities convertible or exchangeable into, shares of common stock of such obligor) and (b) the average closing price of such common stock over the 20 consecutive trading days immediately preceding such day, plus (iii) the liquidation value of any outstanding shares of preferred stock of such obligor on such day.


     Based on the amount of Debt of Nextel expected to be outstanding and the number of shares of Nextel Common Stock expected to be outstanding as of an assumed closing date of the Merger of July 31, 1995 (giving pro forma effect to the issuance of shares of Nextel Common Stock in the Merger and in the McCaw Transaction (which is a condition precedent to AMS's obligation to consummate the Merger) but not in any of Nextel's other pending transactions), the pro forma Debt to Total Market Capitalization ratio of Nextel immediately upon consummation of the Merger would be greater than 30% unless the per share average closing price of Nextel's Common Stock (as calculated in accordance with the Indentures) for the 20 consecutive trading days immediately prior to the Effective Time of the Merger (the "20-day average price") is at least $24.63 (which 20-day average price would be reduced to approximately $17.22 assuming the Motorola Transaction and the OneComm Transaction are completed prior to the Merger). On June 26, 1995, the 20-day average price of Nextel Common Stock on the Nasdaq NM was $14.33. If the required Debt to Total Market Capitalization ratio would not be met at the Effective Time of the Merger, Nextel could not proceed with the Merger without obtaining the consent of the holders of a majority of the outstanding principal amount of the notes issued under each of the Nextel Indentures or Nextel taking other actions to comply with the requirements of the Nextel Indentures.


     Nextel currently anticipates that it will address the requirements of the Indentures through the solicitation of consents from holders of notes issued under relevant Indentures to modify or waive the requirements of applicable provisions of such Indentures. If such consents are not obtained, Nextel may consider various actions that, if taken, could allow the Merger to proceed without triggering default under the Indentures. These actions may include engaging in transactions that have the effect of adjusting the Debt to Total Market Capitalization ratio to a level below the 30% maximum permitted by the Indentures. Actions that could have such an effect include, for example, reducing the outstanding Debt of Nextel and completing transactions that result in an increase in the Total Market Capitalization. Any solicitation of consents may be taken separately or in combination with any such other actions.

     Based upon (i) the assumptions above regarding the amount of Debt of Nextel projected to be outstanding as of an assumed July 31, 1995 closing date of the Merger, (ii) the number of shares of Nextel Common Stock projected to be outstanding on such date and giving pro forma effect to the Merger and the McCaw Transaction (but not assuming completion of any of the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction or any increase in Nextel's Total Market Capitalization resulting from the related issuances of Nextel Common Stock or any resulting increase in the number of outstanding shares of Nextel Common Stock connected with such transactions), and (iii) an assumed average closing price of Nextel Common Stock of $15.50 per share, it is estimated that the aggregate amount of Debt reduction necessary to allow the Merger to be completed in compliance with the Nextel Indentures would be approximately $382,500,000 (or approximately $130,400,000 assuming the Motorola Transaction and the OneComm Transaction have also been completed, in each case prior to the Merger).

     Such Debt reduction could be achieved through the repurchase of notes issued pursuant to the Nextel Indentures in negotiated or open market purchase transactions for cash or in exchange for equity securities of Nextel (which, in the case of exchanges for equity securities of Nextel under circumstances that would result in an increase in the aggregate number of shares of Nextel Common Stock to be issued in the Merger, would also result in a concurrent increase in Total Market Capitalization for purposes of the Debt to Total Market Capitalization ratio) and the repayment of such existing Debt. If Nextel's or AMS' available cash is utilized (to the extent such cash is contractually permitted to be so utilized) to achieve such Debt reduction or for other related purposes, such action would decrease the amount of cash available to Nextel for use to finance

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

the build out of the Digital Mobile networks. If (assuming the consummation of the Merger) Nextel chose not to or was unable to effectively reverse such Debt reduction, there would be a corresponding increase in the amount of additional financing required to be obtained by Nextel to build out its Digital Mobile networks. See "RISK FACTORS -- Nextel to Require Financing."

     Potential transactions involving an increase in Total Market Capitalization, in addition to the issuance of shares of Class A Preferred Stock and Class B Preferred Stock in the McCaw Transaction and the issuance of shares of Nextel Common Stock in the Motorola Transaction, the OneComm Transaction and the Merger could include, for example, the issuance of additional shares of Nextel Common Stock upon the exercise of outstanding options or warrants to acquire Nextel Common Stock, the exercise by Comcast of its right to acquire shares of Nextel Common Stock pursuant to the Comcast Purchase Right in connection with the Dial Page Transaction and, possibly, the Merger, and the issuance of shares of Nextel Common Stock pursuant to the Comcast Transaction. Any such equity issuances would have the effect of reducing the amount of Debt reduction required in order to complete the Merger in accordance with the Indentures.

     Consummation of the McCaw Transaction is not subject to compliance with the Debt incurrence or other related provisions of the Indentures. However, the obligations of the McCaw Investor to close the transactions contemplated by the McCaw Securities Purchase Agreement are conditioned upon the prior or contemporaneous completion of the Motorola Transaction and upon Nextel's receipt of consents and waivers from holders of notes issued under the Nextel Indentures necessary to permit the closing of the Merger, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction.

     The Motorola Transaction, which also contemplates a merger involving Nextel, would be subject to certain merger provisions, as well as the Debt incurrence provisions, of the Nextel Indentures (and, if the OneComm and/or the Dial Page Transaction already has been completed, of the OneComm Indenture and the Dial Call Indentures, respectively). Based on the assumptions set forth above, the Debt to Total Market Capitalization ratio as computed pursuant to the Nextel Indentures as applied to Nextel upon consummation of the Motorola Transaction would exceed the 30% threshold. In such circumstances, the Motorola Transaction could not proceed without obtaining the necessary consents of holders of a majority in principal amount of notes issued under the Nextel Indentures (and, if the OneComm Transaction and/or the Dial Page Transaction already has been completed, the requisite consents under the OneComm Indenture and the Dial Call Indentures, respectively) or Nextel taking other actions to comply with the requirements of the Nextel Indentures (and, if the OneComm Transaction and/or the Dial Page Transaction already has been completed, the OneComm Indenture and the Dial Call Indentures, respectively).

     The aggregate of 59,500,000 additional shares anticipated to be issued in the Motorola Transaction would have the effect of substantially increasing the number of outstanding shares of Nextel Common Stock (with a corresponding increase in the relevant Total Market Capitalization) without increasing the relevant Debt levels (because no Debt is anticipated to be incurred or assumed in the Motorola Transaction). Similar to the reasoning stated with regard to the Motorola Transaction, consummation of the McCaw Transaction would substantially increase the relevant Total Market Capitalization (by an amount equal to the approximate $300,000,000 liquidation value associated with the shares of Class A Preferred Stock and Class B Preferred Stock to be issued) without increasing the relevant Debt levels. Accordingly, assuming the McCaw Transaction or the Motorola Transaction (or both) were to be consummated prior to the Merger, the types of actions that could be undertaken by Nextel to adjust the Debt to Total Market Capitalization ratio, although similar in type to those described above, would not need to be as significant in degree in order to achieve compliance with the Nextel Indentures (and, if the OneComm Transaction and/or the Dial Page Transaction already had been completed, the OneComm Indenture and the Dial Call Indentures, respectively) by reducing the ratio to a level below the 30% threshold than if such transaction(s) had not first been consummated.

     The issuance of shares of Class A Preferred Stock and Class B Preferred Stock in the McCaw Transaction will have the effect of substantially reducing the 20-day average price of Nextel Common Stock required to satisfy the Debt to Total Market Capitalization ratio and to complete Nextel's other pending transactions (including the Merger, the OneComm Transaction and the Dial Page Transaction). Because the

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

issuance of Nextel Common Stock in the Motorola Transaction, in combination with such issuance of shares of Class A Preferred Stock and Class B Preferred Stock in the McCaw Transaction, will further substantially reduce the 20-day average price of the Nextel Common Stock required to satisfy the Debt to Total Market Capitalization ratio as it applies to Nextel's other pending transactions (including the Merger), it is currently anticipated that the Motorola Transaction and the McCaw Transaction would be consummated prior to the Merger if Nextel chooses to proceed with actions that adjust that ratio as the method of addressing the Indentures' Debt incurrence provisions that are applicable to the Merger. Assuming the consummation of the McCaw Transaction and the Motorola Transaction prior to the Merger, it is anticipated that such further actions, if any, would be less significant in degree (to the extent any further reduction in the Debt to Total Market Capitalization ratio would be required after giving effect to the increase in Total Market Capitalization resulting from the issuance of shares of Class A Preferred Stock and Class B Preferred Stock in the McCaw Transaction and the issuance of shares of Nextel Common Stock in the Motorola Transaction) than those required if the respective parties were to attempt to consummate the Merger absent any prior consummation of the McCaw Transaction or the Motorola Transaction.

     The completion of each of the Merger, the OneComm Transaction and the Dial Page Transaction is also subject to compliance with the same provisions of the Nextel Indentures as those applicable to the Motorola Transaction summarized above. The OneComm Transaction and the Dial Page Transaction are also subject to similar provisions contained in the OneComm Indenture and the Dial Call Indentures, respectively. If the Dial Page Transaction is consummated prior to the OneComm Transaction, the OneComm Transaction will be subject to the requirements of the Dial Call Indentures. If the OneComm Transaction is consummated prior to the Dial Page Transaction, the Dial Page Transaction will be subject to the requirements of the OneComm Indenture. With respect to the OneComm Indenture, such provisions would have to be complied with or waived by the holders of a majority in principal amount at stated maturity of the notes outstanding under the OneComm Indenture, in order to avoid a default under the OneComm Indenture. With respect to the Dial Call Indentures, such provisions would have to be complied with or waived by the holders of a majority in principal amount at stated maturity of the notes outstanding under one of such Indentures and 66 2/3% of the principal amount at stated maturity of the notes outstanding under the other of such Indentures, to avoid a default under the Dial Call Indentures. It is currently anticipated that the OneComm Transaction will be consummated prior to the Merger and the Dial Page Transaction will be consummated after the Merger.

     Nextel has engaged Donaldson, Lufkin & Jenrette Securities Corporation to assist Nextel in assessing and developing its options with respect to the requirements of the Indentures and to assist in discussions with holders of notes issued pursuant to the Indentures regarding such matters. Nextel has commenced discussions with certain of such holders with respect to obtaining, among other things, the consents necessary to consummate the Merger and the other pending transactions that may require the receipt of such consents. In order to comply with the provisions of the McCaw Securities Purchase Agreement (and because Nextel's future ability to meet the Debt to Total Market Capitalization ratio requirements of the applicable Indentures is uncertain due to the recent volatility in the market price of Nextel Common Stock), Nextel currently intends to solicit the waivers of the holders of the notes issued pursuant to the Nextel Indentures and the holders of the notes issued pursuant to the OneComm Indenture and the Dial Call Indentures, respectively, relating to the Merger, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction, and the consent of such holders to certain related amendments to the applicable Indentures primarily in order to reconcile certain conflicts and inconsistencies among the applicable Indentures and to rationalize the application of certain of the Indentures' covenants to the significantly expanded combined business of Nextel following completion of the McCaw Transaction, the Motorola Transaction, the OneComm Transaction, the Dial Page Transaction and the Merger. Specifically, Nextel anticipates that it will make a proposal to the holders of notes issued under the Indentures seeking (i) a waiver of compliance with the applicable Indentures' Debt incurrence provisions as such provisions relate to the incurrence of Debt in connection with the OneComm Transaction and the Dial Page Transaction, (ii) a waiver of compliance with the Debt incurrence provisions of the Indentures' merger covenants in connection with the Merger, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction, (iii) a waiver of compliance with the covenants contained in the Indentures that would require Nextel to make an offer to purchase any notes issued pursuant to the Indentures upon the occurrence of a Change in Control (as defined in the relevant Indentures)

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

to the extent, if any, a Change in Control could be considered to have occurred as a result of any of the Merger, the Motorola Transaction, the OneComm Transaction or the Dial Page Transaction (individually or collectively), and
(iv) a waiver of compliance with the Debt incurrence and restricted payments provisions of the covenants contained in the Indentures relating to the designation of entities that will become subsidiaries of Nextel in connection with the Merger, the Motorola Transaction, the OneComm Transaction, the Dial Page Transaction or as restricted or unrestricted subsidiaries for purposes of the relevant Indentures. In the course of preliminary discussions with a limited number of holders who hold a majority in principal amount of the notes issued pursuant to the Nextel Indentures and the OneComm Indenture and the holders of a significant principal amount of the notes issued pursuant to the Dial Call Indentures, Nextel has been advised that such holders support the consummation of Nextel's pending transactions, including the Merger, and such holders have expressed their intention to consent to the proposed waivers and amendments required to consummate the pending transactions, including the Merger. Nextel currently estimates that the aggregate consideration that will be paid to all holders of such notes in connection with such waivers and consents (assuming all such holders deliver valid waivers and consents) would total approximately $27,192,000. In addition, based on such preliminary discussions, Nextel currently anticipates that the effectiveness of the waivers of the holders of the notes issued pursuant to the Indentures required to consummate the Merger will not be conditioned upon the prior or substantially concurrent closing of the McCaw Transaction. As of the date hereof, no such waivers and consents have been received by Nextel, OneComm or Dial Call and no assurances can be given that any such waivers and consents can be obtained or that the aggregate consideration to be paid for such waivers and consents will not exceed the approximate amounts described above.

     In connection with such actions that Nextel could undertake as described above, Nextel may offer from time to time, pursuant to a registration statement or otherwise, additional equity securities in connection with reducing outstanding Debt, increasing Nextel's Total Market Capitalization or the solicitation of consents to the waiver or modification of certain requirements of the Indentures.

     No assurances can be given that the required Debt to Total Market Capitalization ratio, as it applies to the Merger or to any of Nextel's other pending transactions as discussed above, will be met, either with or without the taking of any of the types of actions described above or, if it is not met, that the necessary waivers and consents of the holders of notes issued pursuant to the relevant Indentures could be obtained, or that any other conditions to the Merger or any of such other pending transactions will be satisfied.

     The foregoing statements relating to the Indentures are summaries of the relevant provisions thereof and do not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries, which are qualified in their entirety by such reference. Each of the Indentures has been previously filed with the Commission by Nextel, OneComm or Dial Page, as appropriate, and each of the Nextel Indentures is incorporated by reference, and each of the OneComm Indenture and the Dial Call Indentures has been filed, as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

ANTI-DILUTIVE PURCHASE RIGHTS

     Comcast Purchase Right. Pursuant to the Comcast Purchase Right, in the event of proposed public or private issuances of shares of Nextel Common Stock other than certain specified exempt issuances (each such issuance, other than those specified as exempt, a "Covered Issuance"), Comcast, through Comcast FCI, has the right to purchase such number of shares of Nextel Common Stock (or other type of security involved in the Covered Issuance) as is necessary to maintain Comcast's percentage equity interest in Nextel (with such percentage determined based on measures of both fully diluted equity ownership and actual voting power) as such interest existed immediately prior to the Covered Issuance.

     Although the Comcast Stock Purchase Agreement originally established procedures for determining the purchase price to be paid by Comcast in the context of issuances of shares of Nextel Common Stock for non-cash consideration, as is the case in the Merger Nextel and Comcast have subsequently agreed upon different terms for determining the per share price for Nextel Common Stock at which Comcast will be granted the opportunity to exercise the Comcast Purchase Right with respect to each of those transactions, the manner in

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

which such consideration is to be paid, and the procedures to be employed in exercising such rights and in consummating the related purchases and sales of shares of Nextel Common Stock.

     In January 1995 Nextel and Comcast entered into the Comcast January Amendment which, among other things, established the terms and conditions applicable to the potential exercise by Comcast of the Comcast Purchase Right with respect to certain issuances of shares of Nextel stock during 1995 (the "1995 Issuances"). Under the terms of the Comcast January Amendment, Comcast would have been permitted to exercise the Comcast Purchase Right with respect to the 1995 Issuances at any time prior to December 31, 1995 at a purchase price equal to the cash price, if any, paid by the purchaser in the underlying issuance transaction or, if the issuance is not for cash, the "market price" (as defined in the Comcast Stock Purchase Agreement) over the 30-business-day period ending on the earlier of the second business day prior to December 31, 1995 or the date of Comcast's exercise notice. The Comcast January Amendment also contained provisions establishing accelerated exercise procedures and related mechanisms to determine per share price amounts, in the event of a 1995 Issuance (as defined in the Comcast January Amendment) that meets the criteria of a significant strategic cash purchase, including acquisition of a "controlling" interest in Nextel.

     Nextel and Comcast have subsequently entered into the Comcast April Amendment, which superseded the Comcast January Amendment in establishing certain new procedures and terms with respect to the application of the Comcast Purchase Right to issuances of shares of Nextel Common Stock in connection with the issuance of Nextel equity securities in certain other pending transactions, including the McCaw Transaction, the Motorola Transaction, the OneComm Transaction and the Dial Page Transaction, but excluding the Merger. Any exercise of the Comcast Purchase Right in connection with the Merger would be subject to the terms of the Comcast January Amendment.

     Comcast may exercise the Comcast Purchase Right with respect to issuances of Nextel Common Stock in connection with the Merger Agreement (which was entered into subsequent to, and is not covered by the terms of, the Comcast April Amendment) under the terms of the Comcast January Amendment at any time prior to December 31, 1995, assuming the Merger is consummated during 1995. If the Comcast Purchase Right is exercised with respect to the Merger, Comcast will be entitled to purchase the appropriate number of shares of Nextel Common Stock for a cash per share purchase price determined by reference to the average closing price of one share of Nextel Common Stock on the Nasdaq NM during the 30-trading day period prior to the date of exercise of the Comcast Purchase Right with respect to shares of Nextel Common Stock issued pursuant to the Merger. The actual number of shares of Nextel Common Stock purchasable pursuant to the exercise of the Comcast Purchase Right with respect to the Merger may vary based upon a number of factors set forth in the Comcast Stock Purchase Agreement and the Comcast January Amendment. Furthermore there can be no assurance concerning Comcast's decision with respect to the exercise of the Comcast Purchase Right with respect to the Merger or any other issuance transaction to which such rights may attach.

     Motorola Purchase Right. Provisions of the Motorola Agreement also grant to Motorola the Motorola Purchase Right regarding certain securities issuances by Nextel on substantially identical terms as those applicable to the Comcast Purchase Right. The exercise of the Motorola Purchase Right is contingent upon completion of the Motorola Transaction, and such Motorola Purchase Right does not apply to the issuances of shares of Nextel Common Stock currently contemplated to occur in the Motorola Transaction or in connection with certain transactions contemplated at the date of the Motorola Agreement, including the Dial Page Transaction and the OneComm Transaction. Pursuant to the Motorola Agreement Amendment entered into in connection with the McCaw Transaction, Motorola agreed to suspend the Motorola Purchase Right with regard to all proposed issuances of shares of Nextel Common Stock prior to the closing of the McCaw Transaction subject to the reinstatement of such right in certain circumstances. Nextel has obtained a waiver of the Motorola Purchase Right with respect to the Merger and, if the McCaw Transaction is consummated, the Motorola Merger Agreement Amendment provides that the Motorola Purchase Right will be terminated.

     McCaw Purchase Right. Provisions of the McCaw Securities Purchase Agreement also grant to the McCaw Investor the McCaw Purchase Right regarding certain securities issuances by Nextel on substantially identical terms as those applicable to the Motorola Purchase Right and the Comcast Purchase Right. The

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exercise of the McCaw Purchase Right by the McCaw Investor is contingent upon completion of the McCaw Transaction. Nextel has requested a waiver of the McCaw Purchase Right with respect to the Merger, and the McCaw Investor has indicated that it will grant the waiver (although the waiver has not been obtained as of the date of this Proxy Statement/Prospectus).

STOCKHOLDER VOTING AGREEMENT

     In connection with the Merger Agreement, TCI, the largest single stockholder of AMS, and Nextel have entered into the Voting Agreement, a copy of which is attached hereto as Appendix C, pursuant to which TCI has agreed, among other things, (i) not to dispose of its AMS Common Stock prior to the consummation of the Merger, except in certain limited circumstances and (ii) to vote (or grant a proxy to Nextel to vote) its shares of AMS Common Stock in favor of the Merger. In addition, pursuant to the consummation of the Merger Agreement Nextel has agreed not to dispose of its shares of AMS Common Stock prior to the Merger and to vote its shares of AMS Common Stock in favor of the Merger. As of the Record Date, TCI and Nextel together beneficially owned approximately 46% of the outstanding shares of AMS Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AMS."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Record Date, Mr. Richard G. Somers, the President and Chief Executive Officer of AMS and a member of the AMS Board and Chairman thereof, held AMS Options to purchase 75,000 shares of AMS Common Stock, which upon consummation of the Merger, will be exercisable for shares of Nextel Common Stock for up to two years after the consummation of the Merger. Mark S. Hull, Vice President and General Manager of AMS also held vested AMS Options to purchase 6,666 shares of AMS Common Stock and unvested AMS Options to purchase 3,337 shares of AMS Common Stock, all of which AMS Options, upon consummation of the Merger, shall be exercisable for shares of Nextel Common Stock for up to two years after the consummation of the Merger, assuming his employment with AMS is terminated upon such consummation. Such AMS Options, plus all other vested and unvested AMS Options that remain outstanding and unexercised as of the Effective Time of the Merger, will be assumed by Nextel and modified and adjusted, as described in the Merger Agreement, to become exercisable for shares of Nextel Common Stock. See "THE MERGER AGREEMENT -- Options and Warrants." Salary payments to Mr. Somers under his employment agreement with AMS will become accelerated upon the consummation of the Merger. See "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS -- Employment Arrangements." In addition, under the Merger Agreement, the officers and directors of AMS are entitled to continue to be indemnified by the Surviving Corporation after the Effective Time of the Merger with respect to liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effect Time of the Merger. See "THE MERGER AGREEMENT -- Indemnification of Directors and Officers of AMS."

NO DISSENTERS' RIGHT OF APPRAISAL

     Under the DGCL, no appraisal rights are available in connection with a transaction such as the Merger for the shares of any class of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at a meeting of stockholders to act upon a proposed agreement of merger, is designated as a National Market security by the NASD. Because the AMS Common Stock was designated as a National Market security by the NASD as of the Record Date, holders of shares of AMS Common Stock (in their capacity as such) will not have rights as dissenting stockholders under the DGCL by reason of the Merger, or by any vote or abstention on the Merger Proposal, nor will they otherwise be entitled to receive any cash payment in respect of such shares of AMS Common Stock in lieu of the consideration provided for by the Merger Agreement. It is a condition to Nextel's obligations under the Merger Agreement that no holder of shares of AMS Common Stock will be entitled to assert any appraisal rights in connection with the Merger.

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

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Deloitte & Touche LLP, independent auditors for Nextel, have concurred with the accounting treatment for this business combination. Under the purchase method, the acquiring company determines the fair value of assets acquired and liabilities assumed and any premium paid over fair value is reflected on the buyer's balance sheet as an intangible asset.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The obligation of each of Nextel and AMS to consummate the Merger is subject to the receipt by such party of an opinion of its legal counsel, based on customary representation and warranties and in form and substance reasonably satisfactory to such party, with respect to the tax consequences of the Merger set forth below:

          (i) as to AMS, an opinion of its special counsel, Baker & Botts, L.L.P., to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized by the holders of AMS Common Stock upon the exchange of their shares of AMS Common Stock for shares of Nextel Common Stock pursuant to the Merger (except to the extent of any cash received in lieu of fractional shares); and

          (ii) as to Nextel, an opinion of its counsel, Jones, Day, Reavis & Pogue, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by AMS, Nextel or MCF by reason of the Merger.

     These legal opinions will be conditioned upon the receipt of certain customary representations and warranties referred to in the opinion letters and will be expressly contingent upon satisfaction of the "continuity of interest" requirement of the regulations promulgated pursuant to the Code. In general, the "continuity of interest" requirement is considered satisfied if 50% or more of the capital stock issued in a merger is held by the recipient stockholders of the acquired entity following the merger other than under a plan or intent to dispose of such shares. This requirement must be satisfied in order for the Merger to be treated as a tax-free reorganization under Section 368(a) of the Code. If such representations and warranties prove inaccurate or if the "continuity of interest" requirement is otherwise not satisfied, all the holders of shares of AMS Common Stock may be subject to tax on the difference between the fair market value of shares of Nextel Common Stock received in the Merger and the adjusted tax basis of such persons in the shares of AMS Common Stock surrendered in the Merger. Nextel has no obligation to monitor compliance with any representations delivered by former holders of shares of AMS Common Stock or the management of AMS with regard to the continuity of interest requirement.

     No ruling will be requested from any federal, state, local or other taxing authority, including the Internal Revenue Service, with respect to the tax consequences of the Merger. However, whether or not the Merger constitutes a reorganization under Section 368(a) of the Code, no gain or loss should be recognized by holders of shares of Nextel Common Stock (in their capacity as such prior to the Merger) as a result of the consummation of the Merger.

     Providing that the Merger constitutes a tax-free reorganization, the adjusted tax basis of the shares of Nextel Common Stock received (and any fractional share interests deemed received if cash is distributed in lieu of fractional shares) by a stockholder of AMS pursuant to the Merger will be the same as the adjusted tax basis of the shares of AMS Common Stock surrendered in exchange therefor. The holding period of the Nextel Common Stock received (and any fractional share interests deemed received) by a stockholder of AMS as a result of the Merger will include the holding period of the shares of AMS Common Stock surrendered in exchange therefor, provided that such AMS Common Stock is held as a capital asset by the AMS stockholder at the time of the Merger. In addition, a stockholder of AMS who receives cash in lieu of a fractional interest in Nextel Common Stock will be treated as if the fractional share were distributed in the Merger and then as having received a cash distribution in redemption of such fractional share, resulting in gain or loss upon receipt of such cash taxed as provided in Section 302 of the Code.

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

     The foregoing may not be applicable to a holder of shares of AMS Common Stock who received shares of AMS Common Stock as employee compensation or pursuant to the exercise of an AMS Option.

     The Merger and/or the issuance of shares of Nextel Common Stock and Nextel Common Stock equivalents in Nextel's pending transactions are likely to trigger the application of Section 382 of the Code with respect to the net operating loss carry-forwards (the "NOLs") of AMS and could trigger the application of
Section 382 with respect to the NOLs of Nextel. If Section 382 is triggered, it permits utilization of only a specific amount of the NOLs that arose before the triggering event in taxable periods subsequent to that event. If Section 382 is triggered with regard to the NOLs of AMS or Nextel as a result of the Merger or such other transactions, the ability of AMS, as the Surviving Corporation in the Merger, and Nextel to utilize such NOLs to offset future taxable income could be adversely affected. No assurance can currently be given with regard to the future utilization of the NOLs of either AMS or Nextel following the Merger.

     THE FOREGOING IS A SUMMARY DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER OF SHARES OF AMS COMMON STOCK OR AMS OPTIONS. EACH HOLDER OF SHARES OF, AND HOLDER OF OPTIONS TO ACQUIRE SHARES OF, AMS COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES. NEITHER NEXTEL NOR AMS CAN PROVIDE ANY ASSURANCE THAT THE TAX TREATMENT DESCRIBED ABOVE WILL BE OBTAINED BY HOLDERS OF SHARES OF AMS COMMON STOCK OR HOLDERS OF AMS OPTIONS.

                              THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, A COPY OF WHICH (AS WELL AS THE ANNEXES THERETO, BUT EXCLUDING THE EXHIBITS AND SCHEDULES THERETO) IS ATTACHED HERETO AS APPENDIX A AND INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE TERMS AND PROVISIONS OF THE MERGER AGREEMENT AND SUCH ANNEXES INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT AND THE APPLICABLE ANNEXES THERETO.

GENERAL; EFFECTIVE TIME

     Nextel and AMS entered into the Merger Agreement on April 25, 1995. As soon as practicable after the satisfaction or, if permissible, waiver of all of the conditions to the Merger (including the approval of the Merger Proposal by the holders of the AMS Common Stock), Nextel and AMS will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with applicable law, and MCF, a wholly owned subsidiary of Nextel, will merge with and into AMS, with AMS as the Surviving Corporation, and AMS will become a wholly owned subsidiary of Nextel. For a more detailed discussion of the events leading to execution of the Merger Agreement and the factors considered by the AMS Board in approving the same, see "THE
MERGER -- Background of the Merger" and "THE MERGER -- Recommendation of the AMS Board; Reasons of AMS for Engaging in the Merger."

CONSIDERATION TO BE RECEIVED IN THE MERGER

     Exchange Ratio. As a result of the Merger each issued and outstanding share of AMS Common Stock (other than the Excluded Shares) will be converted into the right to receive 0.62 of a share of Nextel Common Stock, subject to certain adjustments described below under the caption "-- Adjustments."

     Fractional Shares. No fractional shares of Nextel Common Stock will be issued as a result of the conversion of shares of AMS Common Stock into shares of Nextel Common Stock in the Merger. In lieu of issuing such fractional shares, Nextel may either (i) make a cash payment in the amount of the value of any such fraction of a share that would otherwise be issuable to former holders of AMS Common Stock (based on the closing price of the Nextel Common Stock on the Nasdaq NM on the last trading day prior to the

Effective Time of the Merger) or (ii) deliver to each holder otherwise entitled to receive such a fractional share a number of whole shares determined by rounding up such fractional share to the next whole share. Arrangements will be made with the Exchange Agent (as defined below) pursuant to which holders of shares of AMS Common Stock otherwise entitled to such fractional interests will receive such cash payments or rounded-up whole shares, as Nextel may determine.

     Adjustments. The Exchange Ratio of 0.62 of a share of Nextel Common Stock per share of AMS Common Stock is based on the assumption that there will be no more than 6,775,721 shares of AMS Common Stock outstanding on a fully diluted basis (other than the Excluded Shares) at the Effective Time of the Merger, resulting in a maximum of 4,200,948 shares of Nextel Common Stock becoming issuable in connection with the Merger. To the extent the number of such shares of AMS Common Stock exceeds such amount at the Effective Time of the Merger, the Exchange Ratio will be adjusted proportionately downward to reflect such excess. The Exchange Ratio, as so adjusted, will be calculated by dividing 4,200,948 by the number of shares of AMS Common Stock outstanding on a fully diluted basis (other than the Excluded Shares) at the Effective Time of the Merger (rounding to the nearest one-thousandth (.001) of a share of Nextel Common Stock). For purposes of calculating the number of shares of AMS Common Stock outstanding on a fully diluted basis, all options, warrants, rights and other securities of AMS (other than the Option), which upon exchange, exercise, conversion or substitution would result in the issuance of shares of AMS Common Stock will be considered issued and outstanding shares of AMS Common Stock. As of the Record Date, there were 6,775,721 shares of AMS Common Stock outstanding on a fully diluted basis (other than the Excluded Shares). AMS does not currently expect or intend to cause any issuances of shares or otherwise take any action to cause the number of shares of AMS Common Stock outstanding on a fully diluted basis to increase. As a result, AMS expects that the Exchange Ratio that will be applied pursuant to the Merger Agreement will be 0.62 of a share of Nextel Common Stock per share of AMS Common Stock.


     Although it is not anticipated that the Exchange Ratio will change, if for any reason the Exchange Ratio is adjusted downward to less than 0.62 of a share of Nextel Common Stock for each share of AMS Common Stock, proxies seeking approval of the Merger Agreement will be resolicited from AMS stockholders.


OPTIONS AND WARRANTS

     All unexercised AMS Options outstanding will be assumed by Nextel at the Effective Time of the Merger. Pursuant to the Merger Agreement, each outstanding AMS Option will be converted into an option to purchase a number of shares of Nextel Common Stock equal to the product arrived at by multiplying the Exchange Ratio by the number of shares of AMS Common Stock subject to such AMS Option immediately prior to the Effective Time of the Merger, and the exercise price per share of Nextel Common Stock at which each such AMS Option will be exercisable shall be the amount arrived at by dividing the exercise price per share of AMS Common Stock at which such AMS Option was exercisable immediately prior to the Effective Time of the Merger by the Exchange Ratio. In addition, following the Merger, Nextel and the compensation committee of the Nextel Board will be substituted for AMS and the compensation committee of the AMS Board in administering the AMS Option Plan.

     It is a condition to Nextel's obligation to consummate the Merger that prior to the Effective Time of the Merger all unexercised options and warrants to purchase shares of AMS Common Stock or any other securities of AMS (other than the AMS Options), if any, will either have been exercised, expired by their terms or otherwise been cancelled. Other than the AMS Options, and the Option held by Nextel the only outstanding option, warrant or other right to acquire shares of AMS Common Stock is a warrant to purchase 160,000 shares of AMS Common Stock issued to KOP in connection with the KOP Credit Agreement. KOP has agreed to exercise its warrant prior to the Merger.

EXCHANGE OF CERTIFICATES

     Prior to the Effective Time of the Merger, Nextel will make appropriate arrangements for the exchange of AMS Stock Certificates for Nextel Stock Certificates with a bank or other financial institution designated

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

by it to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time of the Merger, transmittal forms will be mailed to each holder of record of shares of AMS Common Stock as of the Effective Time of the Merger to be used in forwarding his or her AMS Stock Certificates for surrender and exchange for Nextel Stock Certificates representing the number of whole shares of Nextel Common Stock to which he or she has become entitled in the Merger and, if applicable, cash in lieu of a fractional share of Nextel Common Stock. After receipt of such transmittal form, each holder of AMS Stock Certificates should surrender such certificates to the Exchange Agent in accordance with the instructions accompanying such transmittal form, and such holder will receive in exchange therefor Nextel Stock Certificates evidencing the number of whole shares of Nextel Common Stock to which he or she has become entitled in the Merger and, if applicable, cash in lieu of a fractional share of Nextel Common Stock. Such transmittal forms will be accompanied by instructions specifying other required procedures to be followed and other matters to be considered in connection with such exchange.

     Pending such surrender and exchange, following the Effective Time of the Merger each AMS Stock Certificate shall be deemed for all purposes to represent only the number of whole shares of Nextel Common Stock into which the shares of AMS Common Stock formerly represented by such AMS Stock Certificate shall have been so converted in the Merger and the right to receive any cash or additional whole shares of Nextel Common Stock for any fractional interest resulting from such conversion. In addition, no dividend (cash or stock) or other distribution payable to holders of record of shares of Nextel Common Stock as of any date subsequent to the Effective Time of the Merger will be paid to the holder of an AMS Stock Certificate unless and until such AMS Stock Certificate is surrendered. However, upon such surrender the record holder of the Nextel Stock Certificate issued in exchange for such certificate will be paid the amount of any such dividends, but without interest, with respect to the number of whole shares of Nextel Common Stock represented by the Nextel Stock Certificate issued upon such exchange.

     STOCKHOLDERS SHOULD NOT SEND IN THEIR AMS STOCK CERTIFICATES UNTIL THEY RECEIVE THE PROPER TRANSMITTAL MATERIALS.

RESTRICTIONS ON TRANSFERABILITY

     All shares of Nextel Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable, except that those shares of Nextel Common Stock received by certain persons deemed to be "affiliates" of AMS prior to the Merger may be publicly resold by them only in transactions permitted by the resale provisions set forth in Rule 145 under the Securities Act. In accordance with Rule 145 under the Securities Act, an affiliate of AMS receiving Nextel Common Stock in the Merger may not publicly sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. The Merger Agreement provides that AMS will use its reasonable best efforts to cause each AMS director and executive officer and each holder of more than 5% of the outstanding shares of AMS Common Stock on a fully diluted basis to enter into an agreement with Nextel providing that such person will not sell or otherwise dispose of the shares of Nextel Common Stock received by such person as a result of the Merger other than in compliance with Rule 145 or pursuant to an effective registration statement under the Securities Act (or pursuant to any other exemption from the registration requirements of the Securities Act).

CONDITIONS TO THE MERGER

     In addition to those conditions discussed elsewhere in this Proxy Statement/Prospectus, the obligations of each of Nextel and AMS to consummate the Merger are subject to the satisfaction or, if permissible, waiver of, among others, the following conditions: (i) the approval of the Merger Proposal by the requisite affirmative vote of the holders of the AMS Common Stock; (ii) the receipt of all required governmental and other third party approvals for the consummation of the Merger, including any approvals or consents required under the Indentures; (iii) the absence of any order, decree, statute, rule or regulation, or any pending or certain threatened complaints seeking an order or decree, in any case to restrain, enjoin or prohibit the consummation

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

of the Merger or to nullify or render ineffective the Merger Agreement or to take any other action which would result in the prohibition of or material change to the terms of or applicable to the Merger (subject to certain exceptions relating to the Purported Class Action (as defined below)); and (iv) the shares of Nextel Common Stock that are to become issuable in the Merger shall have been listed or approved for listing upon notice of issuance on the Nasdaq NM. For information regarding certain additional conditions to the Merger, see "THE MERGER -- Compliance with Indentures;" "THE MERGER -- No Dissenters' Right of Appraisal;" "THE MERGER -- Certain Federal Income Tax Consequences;" and "-- Regulatory Approvals."

     The obligation of Nextel to consummate the Merger is also subject to the satisfaction or, if permissible, waiver of, among others, the following additional conditions (in addition to those conditions discussed elsewhere in this Proxy Statement/Prospectus): (i) the material accuracy of the representations and warranties and the performance in all material respects of the covenants and agreements made by AMS in the Merger Agreement; (ii) the receipt of certain officers' certificates and legal opinions from AMS and its legal counsel; (iii) all options and warrants to acquire AMS Common Stock or any other securities of AMS (other than the AMS Options) being exercised, or having expired by their terms, prior to the Effective Time of the Merger; and (iv) the terms of any Debt of AMS outstanding immediately prior to the closing under the Merger Agreement permitting the payment in full without prepayment penalties or similar charges or any third party consents that have not been obtained (subject to certain exceptions).

     The obligation of AMS to consummate the Merger is also subject to the satisfaction or, if permissible, waiver of, among others, the following additional conditions (in addition to the conditions discussed elsewhere in this Proxy Statement/Prospectus): (i) the material accuracy of the representations and warranties and the performance in all material respects of the covenants and agreements made by Nextel in the Merger Agreement and (ii) the receipt of certain officers' certificates and legal opinions from Nextel and its legal counsel.

     The McCaw Transaction. The obligations of each of Nextel and AMS to consummate the Merger are subject to the consummation of the McCaw Transaction. See "SUMMARY -- B. THE PARTIES TO THE MERGER -- Nextel -- Pending
Transactions -- McCaw Transaction." In addition, in the event that the McCaw Transaction is not consummated on or prior to September 15, 1995, AMS has the right to terminate the Merger Agreement and to cause the Stock Purchase Agreement to be reinstated to full force and effect. See "-- Termination" below. As of the date hereof, Nextel has no reason to believe that the McCaw Transaction will not be consummated on or before September 15, 1995. However, consummation of the McCaw Transaction is subject to the satisfaction of certain conditions that have not been satisfied as of the date hereof, and no assurances can be given that Nextel will be able to consummate the McCaw Transaction on or prior to September 15, 1995.

     Compliance with Indentures. The consummation of the Merger is subject to compliance with the applicable terms of the Indentures, including the OneComm Indenture and the Dial Call Indentures, respectively, if the OneComm Transaction and the Dial Page Transaction are consummated prior to the Effective Time of the Merger. As described in greater detail in "THE MERGER -- Compliance with Indentures," all of the Indentures include substantially identical provisions that would not permit Nextel to consummate the Merger if, upon consummation of the Merger, Nextel would be unable to incur at least $1.00 of additional Debt, other than certain permitted Debt, under the restrictive covenant regarding Debt incurrence in such Indentures. In addition, in the event that any consents required under the Indentures in connection with the Merger are not obtained on or before September 15, 1995, then either AMS or Nextel has the right to terminate the Merger Agreement and to cause the Stock Purchase Agreement to be reinstated to full force and effect. See "-- Termination".

REGULATORY APPROVALS

     Hart-Scott-Rodino. The obligations of each of Nextel and AMS to consummate the Merger are also subject to satisfaction of the requirements of the H-S-R Act, which provides that certain acquisition

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

transactions (such as the Merger) may not be consummated until certain information has been furnished to the Antitrust Division and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Each of TCI, as the "ultimate parent entity" of AMS, and Nextel has previously filed the required notification and report forms under the H-S-R Act with the Antitrust Division and the FTC with respect to the Stock Purchase Transaction. Following compliance with the requests by the Antitrust Division for the provision of certain additional information and documents, the waiting period applicable to the consummation of the Stock Purchase Transaction initially terminated on February 3, 1994. Pursuant to regulations promulgated by the FTC, the period during which the parties were permitted to consummate the previously contemplated Stock Purchase Transaction without refiling under the H-S-R Act expired on February 3, 1995, one year after the termination of such waiting period. The parties refiled the necessary forms and requested early termination of the applicable waiting period under the H-S-R Act on February 23, 1995. On March 3, 1995 the FTC granted the parties' request for early termination of the applicable waiting period under the H-S-R Act. Because each of the Stock Purchase Transaction and the Merger involves the acquisition by Nextel of more than fifty percent of the outstanding voting securities of AMS, the termination of the applicable waiting period as to the Stock Purchase Transaction also effectively constitutes the termination of any waiting period under the H-S-R Act applicable to the Merger. However, termination of such waiting period does not preclude the Antitrust Division or the FTC or any other person either before or after the consummation of the Merger from challenging the Merger on antitrust or other grounds.

     Any holder of shares of AMS Common Stock whose shares will be converted pursuant to the Merger into shares of Nextel Common Stock having a value of more than $15,000,000 or a value which, when aggregated with the value of shares of Nextel Common Stock owned by such holder prior to the Merger, exceeds $15,000,000, may individually be subject to the notification and waiting period requirements of the H-S-R Act. Absent compliance with such requirements, such a holder may be unable to take possession of (and consequently, may be required to divest all or a portion of) the shares of Nextel Common Stock into which the shares of AMS Common Stock of such holder are to be so converted.

     Federal Communications Commission. The transfer of control of the SMR licenses held by AMS is subject to prior FCC approval pursuant to the requirements of the Communications Act and the rules and regulations promulgated thereunder. Such approval is a condition to the Merger. The FCC previously approved the change of control of AMS to Nextel potentially resulting from the Stock Purchase Transaction. Such approval also constitutes approval of the transfer of control of AMS to Nextel as a result of the Merger.

CERTAIN COVENANTS

     Conduct of AMS' Business Pending the Merger. Pursuant to the Merger Agreement, AMS has agreed that prior to the Effective Time of the Merger, subject to certain exceptions, each of AMS and its subsidiary will conduct its business only in the ordinary course on an arms' length basis and in accordance in all material respects with all applicable laws, rules or regulations and, except as expressly contemplated by the Merger Agreement or to the extent consented to in writing by Nextel, each of AMS and its subsidiary will not, among other things, take any of the following actions: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire additional shares of, its capital stock; (ii) sell, assign, transfer or subject to certain liens any of its SMR licenses or any other assets with an aggregate fair market value in excess of $50,000 except with respect to assets other than SMR licenses; (iii) amend or propose to amend the AMS Charter or the AMS By-laws; (iv) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution with respect to any of its capital stock; (v) redeem, purchase or acquire or offer to acquire any shares of its capital stock;
(vi) acquire any corporation, partnership, joint venture or other business organization or material assets, or any additional SMR systems or related operations, rights, assets or properties located in Florida (including by way of merger, exchange, consolidation, acquisition of stock or assets or otherwise); or (vii) borrow money or incur or become subject to any material liability, except liabilities (other than for borrowed money) incurred in the ordinary course of business. AMS has also agreed that each of AMS and its subsidiary will not, among

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other things: (a) enter into or modify any employment, severance or similar arrangement with, or grant any bonuses, wage, salary or compensation increases, severance or termination pay to any director, officer or employee who earns more than $50,000 per annum, except in the ordinary course of business and consistent with past practice; (b) adopt or amend any employee benefit plan, contract or arrangement, except as required by law; (c) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation against AMS or such subsidiary (including the Purported Class Action) for an amount in excess of $50,000; (d) fail to use all reasonable efforts to preserve intact its business organization and good will, keep available the services of its officers and employees as a group and preserve intact advantageous business relationships and material agreements of AMS; and (e) take certain actions which it knows would result in, or refrain from taking certain actions that would prevent, the loss of any FCC license or take any action with respect to its wide-area application to the FCC, without Nextel's prior approval (which approval will not be unreasonably withheld or delayed). In addition, AMS has agreed to use its reasonable best efforts to cause its subsidiary, American Mobile Services Incorporated, to be dissolved or merged into AMS prior to the Merger.


     Restraint on Solicitation by AMS. AMS has also agreed that from the date of the Merger Agreement until the Effective Time of the Merger, neither AMS nor its subsidiary will, directly or indirectly, encourage, solicit, initiate, participate in any way in any discussion or negotiations, or provide information, or afford any access to the properties, books or records of AMS or its subsidiary in connection with any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets (other than radio inventories), sale of shares of capital stock or similar transactions involving AMS or its subsidiary, provided that in the event a party expresses in writing a bona fide intention to make an offer to AMS involving any merger, consolidation, business consideration, liquidation, reorganization, sale of substantial assets, sale of shares of capital stock or similar transactions, AMS may participate in discussions or negotiations, or provide information, or afford access to the properties, books or records of AMS or its subsidiary, if to fail to do so would, in the reasonable judgment of the AMS Board (after obtaining and considering the advice of independent counsel), conflict with the proper discharge of the fiduciary duties of the AMS Board under applicable law. AMS has agreed that it will promptly notify Nextel of any request it receives regarding any such information or any such negotiations or discussions.


INDEMNIFICATION OF DIRECTORS AND OFFICERS OF AMS

     The Merger Agreement provides that for a period of ten years after the Effective Time of the Merger (and indefinitely with respect to certain existing claims) AMS, as the Surviving Corporation of the Merger, will continue to indemnify and hold harmless (and advance expenses to) each present and former director and officer of AMS (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger to the fullest extent that AMS would have been permitted under Delaware law, the AMS Charter and the AMS By-laws as in effect on the date of the Merger Agreement. The Merger Agreement places certain restrictions on the right of Nextel to dispose of more than 20% of the assets of the Surviving Corporation for other than fair value without putting into place indemnification provisions reasonably satisfactory to the Indemnified Parties. In addition, the Merger Agreement also contains certain provisions relating to the conduct of the defense of certain existing litigation involving AMS, including the Purported Class Action.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger (whether before or after adoption and approval of the Merger Proposal by the holders of shares of AMS Common Stock) by
(i) the mutual written consent of Nextel and AMS, or (ii) written notice from either party to the other party if (a) there is a material breach of any representation, warranty, covenant or agreement of the other party, or if a representation or warranty of the other party is untrue in any material

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

respect, unless such breach is curable by the breaching party through the exercise of its reasonable best efforts, in which event the Merger Agreement may not be terminated for a 30-day period so long as the breaching party uses such reasonable best efforts to cure such breach, (b) any governmental or regulatory consent or approval required for consummation of the transactions contemplated by the Merger Agreement is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body, (c) consummation of any of the transactions contemplated by the Merger Agreement is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order of judgment of a court of competent jurisdiction,
(d) the Merger has not been consummated by September 30, 1995, (e) the Merger Proposal is not approved by the requisite vote of AMS stockholders at the Special Meeting, or (f) any consent required to be obtained under the Indentures to consummate the Merger has not been obtained on or before September 15, 1995. Additionally, (i) Nextel may terminate the Merger Agreement if the Record Date (as originally set or changed) is a date on which the AMS Common Stock is not designated as a National Market security by the NASD and (ii) AMS may terminate the Merger Agreement if the McCaw Transaction has not been consummated on or prior to September 15, 1995.

     Upon the execution of the Merger Agreement, the Stock Purchase Agreement was terminated and superseded, subject to the Stock Purchase Agreement being returned automatically to full force and effect and becoming a binding agreement of both AMS and Nextel if the Merger Agreement is terminated because, among other things, (i) the McCaw Transaction is not consummated on or before September 15, 1995, (ii) Nextel is unable to obtain the requisite consents under the Indentures to consummate the Merger on or before September 15, 1995, or
(iii) the record date for the Special Meeting is reset to a date that the AMS Common Stock is not designated a National Market security by the NASD. Upon returning to full force and effect, the Stock Purchase Agreement would be deemed to be amended to reflect certain limited changes primarily relating to the extension of this applicable termination date of the Stock Purchase Agreement. Consummation of the Stock Purchase Transaction, however, would be subject to, among other things, approval of the Stock Purchase Agreement and various changes to the AMS Charter by the requisite vote of the holders of AMS Common Stock.

EXPENSES

     The Merger Agreement provides that each of AMS and Nextel will pay its own expenses incurred in connection with the negotiation, preparation, execution, delivery, performance or other activity connected with the Merger Agreement.

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

              COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF
                    NEXTEL COMMON STOCK AND AMS COMMON STOCK

INTRODUCTION

     AMS and Nextel are each incorporated under the laws of the state of Delaware. The holders of shares of AMS Common Stock, whose rights as stockholders are currently governed by Delaware law, the AMS Charter, and the AMS By-laws, will, upon the exchange of their shares of AMS Common Stock for shares of Nextel Common Stock pursuant to the Merger, become holders of shares of Nextel Common Stock, and their rights as such will be governed by Delaware law, the Nextel Charter and the Nextel By-laws. The material differences between the rights of holders of shares of AMS Common Stock and of the rights of holders of shares of Nextel Common Stock resulting from differences in their governing documents and the application of the Delaware law thereto are summarized below.

     Nextel and holders of shares of its capital stock have entered into certain agreements that may affect the rights of holders of shares of Nextel Common Stock under the Nextel Charter, the Nextel By-laws and Delaware law. Pursuant to such agreements, certain significant holders have under certain circumstances certain rights to designate nominees to be elected to the Nextel Board. See
"-- Election of Board of Directors." In addition, the equity securities proposed to be issued to the McCaw Investor in the McCaw Transaction, and the agreements relating to the McCaw Transaction, grant to the McCaw Investor certain rights generally relating to corporate governance topics, including rights to designate a number of directors to the Nextel Board and rights of such directors to representation on a newly created Operations Committee of the Nextel Board, which will have the authority to formulate key aspects of Nextel's strategy. See "-- Proposed Terms of Nextel New Preferred Stock" and "SUMMARY -- B. THE PARTIES TO THE MERGER -- Nextel -- Pending Transactions."

     The following summary does not purport to be a complete statement of the rights of holders of shares of Nextel Common Stock under applicable Delaware law, the Nextel Charter and the Nextel By-laws or a comprehensive comparison of such rights with the rights of the holders of shares of AMS Common Stock under applicable Delaware law, the AMS Charter and the AMS By-laws, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and the governing corporate instruments of Nextel and AMS (including, in the case of Nextel, the pending amendments to such instruments contemplated to be effected in connection with the McCaw Transaction), to which holders of shares of AMS Common Stock are referred.

AUTHORIZED CAPITAL

     The DGCL requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof. The AMS Charter provides that AMS has authority to issue 25,000,000 shares of capital stock divided into 5,000,000 shares of preferred stock, par value $1.00 per share (the "AMS Preferred Stock"), and 20,000,000 shares of AMS Common Stock. The Nextel Charter provides that Nextel has authority to issue 260,000,000 shares of capital stock divided into three classes as follows: (i) 230,000,000 shares of Nextel Common Stock; (ii) 20,000,000 shares of Nextel Class B Non-Voting Common Stock, par value $.001 per share (the "Nextel Non-Voting Common Stock"); and (iii) 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Nextel Undesignated Preferred Stock"). If both the Motorola Transaction and the McCaw Transaction are approved and completed, the authorized number of shares of Nextel capital stock will be increased to 613,883,948 shares, consisting of 515,000,000 shares of Nextel Common Stock, 35,000,000 shares of Nextel Non-Voting Common Stock, 26,941,933 shares of Class A Convertible Redeemable Preferred Stock ("Class A Preferred Stock"), 82 shares of Class B Convertible Redeemable Preferred Stock ("Class B Preferred Stock"), 26,941,933 shares of Class C Convertible Redeemable Preferred Stock ("Class C Preferred Stock") which shall have, among others, the rights, preferences, privileges and restrictions

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summarized in "-- Proposed Terms of Nextel New Preferred Stock", and 10,000,000
shares of Nextel Undesignated Preferred Stock.

BOARD OR STOCKHOLDER APPROVED PREFERRED STOCK

     The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. Although the Nextel Charter grants such power to the Nextel Board and the AMS Charter also grants such power to the AMS Board, there are at present no shares of Nextel Undesignated Preferred Stock or AMS Preferred Stock outstanding or subject to any issuance commitment.

PROPOSED TERMS OF NEXTEL NEW PREFERRED STOCK

     Pursuant to the terms of the McCaw Securities Purchase Agreement, Nextel has agreed, subject to the terms and conditions set forth therein, to issue to the McCaw Investor 8,163,265 shares of newly created Class A Convertible Redeemable Preferred Stock ("Class A Preferred Stock"), each with a stated value of $36.75 per share, which shares are convertible into an equal number of shares of Class C Convertible Redeemable Preferred Stock ("Class C Preferred Stock") (such shares of Class A Preferred Stock and any shares of Class C Preferred Stock issued upon conversion thereof being convertible into approximately 24,500,000 shares of Nextel Common Stock in the aggregate), and 82 shares of newly created Class B Convertible Redeemable Preferred Stock ("Class B Preferred Stock"), convertible into an equal number of shares of Nextel Common Stock. Certain of the significant terms of such newly created classes of preferred stock are summarized below.

     Class A Preferred Stock. The Class A Preferred Stock is the primary mechanism for providing the McCaw Investor with the economic benefits and corporate governance rights contemplated by the McCaw Securities Purchase Agreement. Holders of Class A Preferred Stock, voting separately as a class, will be entitled to elect three members of the Nextel Board or, if greater than three, that number of directors (rounded up to the nearest whole number) equal to 25% of the entire Nextel Board (the "Class A Directors"), subject to the termination of such rights if the McCaw Investors's equity interest in Nextel falls below specified levels. For so long as the Operations Committee contemplated by the McCaw Transaction is in existence, a majority of the members of the Operations Committee will be Class A Directors or directors designated by the McCaw Investor pursuant to the terms of the Class B Preferred Stock or the McCaw Securities Purchase Agreement. See "SUMMARY -- B. THE PARTIES TO THE MERGER -- Nextel -- Pending Transactions -- McCaw Transaction." With respect to matters other than the election of directors, shares of Class A Preferred Stock vote together as a class with shares of Nextel Common Stock and each such share of Class A Preferred Stock is entitled to a number of votes equal to the number of shares of Nextel Common Stock into which such share is convertible.

     Each share of Class A Preferred Stock is convertible at the election of the holder thereof into three shares of Nextel Common Stock, subject to certain adjustments. Upon the occurrence of certain events, the shares of Class A Preferred Stock are automatically converted into shares of Nextel Common Stock. In addition, shares of Class A Preferred Stock are automatically converted into shares of Class C Preferred Stock on a one-for-one basis upon the occurrence of certain events, including certain reductions in the McCaw Investor's ownership interest below specified levels and foreclosure by a secured party upon shares of Class A Preferred Stock pledged to such secured party. Shares of Class A Preferred Stock are also redeemable at the option of Nextel upon the occurrence of certain events constituting a Change in Control of Nextel (as defined in the terms of the Nextel Charter creating and authorizing issuance of the Class A Preferred Stock) at a redemption price equal to the stated value of the Class A Preferred Stock plus the amount of any accrued or declared but unpaid dividends thereon.

     At the time of closing of the McCaw Transaction, an Operations Committee will be created consisting of five members, three of whom will be selected from among the McCaw Investor's representatives on the Nextel Board as described above. The Operations Committee will have the authority to formulate key aspects of Nextel's business strategy, including decisions relating to the technology used by Nextel (subject to existing equipment purchase agreements), acquisitions, the creation and approval of operating and capital budgets, and

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marketing and strategic plans, approval of financing plans, endorsement of nominees to the Nextel Board and committees thereof and nomination and oversight of certain executive officers. The full Nextel Board may effectively nullify actions taken or proposed by the Operations Committee or terminate the Operations Committee, although in certain circumstances those outcomes would give rise to a $25,000,000 liquidated damages payment to the McCaw Investor, the commencement of accrual of a 12% dividend payable on the stated value of all outstanding shares of Class A Preferred Stock (initially an aggregate of approximately $300,000,000) and the immediate vesting of the Incentive Options. The Nextel Charter also will delineate a number of circumstances in which the Operations Committee could be terminated but such liquidated damages payment, dividend accrual and vesting of the Incentive Options would not be required. Except for the accrual of the 12% dividend in the circumstances described above, shares of Class A Preferred Stock are entitled to dividends only to the extent declared or paid with respect to Nextel Common Stock in amounts equal to the amounts that would be received had the Class A Preferred Stock been converted into Nextel Common Stock. Upon liquidation, dissolution or winding-up of Nextel, the holders of Class A Preferred Stock are entitled to receive a liquidation preference equal to the stated value of the Class A Preferred Stock plus any accrued but unpaid dividends thereon.

     Class B Preferred Stock. The purpose of the Class B Preferred Stock is to provide a protection for the McCaw Investor's right to proportionate representation on the Nextel Board (to the extent not provided by the McCaw Investor's ownership of Class A Preferred Stock) and to establish a mechanism for the payment of the liquidated damages payment contemplated by the McCaw Securities Purchase Agreement in the event that the Nextel Board takes certain actions with respect to the Operations Committee that give rise to such payment. Shares of Class B Common Stock are automatically converted on a one-for-one basis to shares of Nextel Common Stock if the McCaw Investor's equity interest in Nextel falls below specified levels or if certain transfers of Class B Preferred Stock occur.

     Class C Preferred Stock. The purpose of the Class C Preferred Stock is to protect the economic attributes of the Class A Preferred Stock in the event that certain events resulting in the termination of the corporate governance rights associated with the Class A Preferred Stock occur. The terms of the Class C Preferred Stock are substantially the same as the terms of the Class A Preferred Stock except that holders of Class C Preferred Stock have no special voting rights in the election of directors (including the appointment of directors to the Operations Committee) and are not entitled to the 12% dividend in the circumstances in which shares of Class A Preferred Stock would be entitled to such dividend.

VOTING RIGHTS

     The DGCL states that, unless the DGCL, a corporation's certificate of incorporation or its by-laws specifies otherwise, (i) each share of its capital stock is entitled to one vote, (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders meeting, and (iii) in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the act of the stockholders.

     Although no shares of Preferred Stock have been issued, the AMS Charter provides that, except as otherwise required by law, the AMS Board shall have the power to fix by resolution the voting rights of the holders of Preferred Stock. Subject to the foregoing, holders of shares of AMS Common Stock are entitled to one vote per share on all matters to be voted on by holders of shares of AMS capital stock.

     As described in "-- Proposed Terms of Nextel New Preferred Stock," holders of shares of Nextel Class A Preferred Stock and Nextel Class B Preferred Stock proposed to be issued in the McCaw Transaction will be entitled to designate a number of directors to the Nextel Board.

     Except as required by law with respect to shares of each of the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock, and except with respect to matters as to which shares of Class A Preferred Stock and Class B Preferred Stock proposed to be issued will vote separately as a class, the holders of shares of Nextel Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of Nextel. The holders of shares of Nextel Non-Voting Common Stock have no right to vote on

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

any matters to be voted on by the stockholders of Nextel, except that the holders of shares of Nextel Non-Voting Common Stock have the right to vote, as a separate class (with each share having one vote), on any merger, consolidation, reorganization or reclassification of Nextel or its shares of capital stock, any amendment to the Nextel Charter or any liquidation, dissolution or winding up of Nextel (each such event being a "Fundamental Change"), but only if shares of Nextel Non-Voting Common Stock would be treated differently than shares of Nextel Common Stock. Holders of Nextel Non-Voting Common Stock are not entitled to such a class vote with regard to a Fundamental Change in which the only difference in such treatment is that the holders of shares of Nextel Common Stock would be entitled to receive equity securities with full voting rights and the holders of shares of Nextel Non-Voting Common Stock would be entitled to receive equity securities which have voting rights substantially identical to the voting rights of shares of Nextel Non-Voting Common Stock and which are convertible upon any Voting Conversion Event (as defined below), on a share for share basis, into the voting securities to which the holders of the shares of Nextel Common Stock are entitled, but which are otherwise identical to such voting securities.

     Shares of Nextel Non-Voting Common Stock (none of which is currently outstanding) can be converted into shares of Nextel Common Stock if such shares are being or have been distributed, disposed of or sold (or are expected to be distributed, disposed of or sold) in a transaction that constitutes a Voting Conversion Event. A "Voting Conversion Event" is defined as (i) any public offering or public sale of securities of Nextel (including a public offering registered under the Securities Act and a public sale pursuant to Rule 144 or any similar rule then in force), (ii) any sale of securities of Nextel to a person or group of persons (as used here and subsequently in this paragraph, within the meaning of the Exchange Act) if, after such sale, such person or group of persons in the aggregate would own or control securities which securities possess in the aggregate the ordinary voting power to elect a majority of the members of the Nextel Board if such sale had been approved by the Nextel Board or a committee thereof, (iii) any sale of securities of Nextel to a person or group of persons if, after such sale, such person or group of persons in the aggregate would own or control securities of Nextel (excluding any shares of Nextel Non-Voting Common Stock being converted and disposed of in connection with such Voting Conversion Event) which securities possess in the aggregate the ordinary voting power to elect a majority of the members of the Nextel Board, (iv) any sale of securities of Nextel to a person or group of persons if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of Nextel, and
(v) any distribution, disposition or sale of any securities of Nextel to a person or group of persons in connection with a merger, consolidation or similar transaction if, after such transaction, such person or group of persons would own or control securities which securities constitute in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors, provided the transaction had been approved by the Nextel Board or a committee thereof. If any shares of Nextel Non-Voting Common Stock are converted into shares of Nextel Common Stock in connection with a Voting Conversion Event and any such shares of Nextel Common Stock are not actually distributed, disposed of or sold pursuant to such Voting Conversion Event, such shares of Nextel Common Stock that were not so distributed, disposed of or sold shall be promptly converted back into the same number of shares of Nextel Non-Voting Common Stock.

ELECTION OF BOARD OF DIRECTORS

     The DGCL provides that a corporation's directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors. Upon consummation of the McCaw Transaction, shares of Class A Preferred Stock and Class B Preferred Stock will have certain rights to vote separately as a class to elect members of the Nextel Board. See "-- Proposed Terms of Nextel New Preferred Stock." Under the DGCL, stockholders of a corporation cannot elect directors by cumulative voting unless the corporation's certificate of incorporation so provides. Neither the AMS Charter nor the Nextel Charter provides for cumulative voting. See "-- Voting Rights." For information regarding certain rights of TCI and Nextel to designate members of the AMS Board, see "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS -- Indentification of Directors and Officers; Business
Experience -- Arrangements Regarding Selection of Directors and Officers."

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     Nextel has entered into agreements with certain stockholders that permit such stockholders to designate nominees to be elected to the Nextel Board and certain employment agreements with its key executives that contemplate the election of such executives to the Nextel Board. Pursuant to the Stock Purchase Agreement, dated as of December 9, 1991, by and between Nextel and Matsushita (the "Matsushita Stock Purchase Agreement"), Nextel agreed that Matsushita would be entitled to designate one member of the Nextel Board if at the time of such appointment Matsushita or its affiliates own more than 1,500,000 shares of Nextel Common Stock. In addition, although Comcast currently has no representatives on the Nextel Board, the Comcast Stock Purchase Agreement provides that, based on the commitments of the Comcast group to acquire shares of Nextel Common Stock as contemplated therein, Comcast FCI is entitled to designate up to two individuals to become members of the Nextel Board. Furthermore, Comcast FCI is entitled to designate additional members of the Nextel Board so that the number of designees by the Comcast group taken as a percentage of the Nextel Board is at least equal to Comcast's percentage ownership interest in Nextel, but if at any time such percentage of the Comcast group is less than 8%, Comcast will be entitled to designate only one member of the Nextel Board. Pursuant to the Stockholders' Voting Agreement, entered into as of September 14, 1992, by and among Comcast FCI and certain stockholders of Nextel (including Morgan O'Brien, Brian McAuley, Robert Cooper, Gene L. Clothier and certain affiliates of Capital Corporation of Chicago), such stockholders agreed to vote all of their respective shares of Nextel Common Stock and other voting securities of Nextel in favor of each person designated by Comcast FCI to be a Nextel Board member pursuant to the Comcast Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement dated as of April 4, 1994 by and between Nextel and NTT, NTT is entitled to designate one person to serve on the Nextel Board. Each of the Matsushita Stock Purchase Agreement, the Comcast Stock Purchase Agreement and the Stock Purchase Agreement dated as of January 20, 1994 between Nextel and NTT (the "NTT Stock Purchase Agreement"), respectively, provide that Nextel will, among other things (i) include the person(s) designated to become a Nextel Board member under the terms of such agreement (the "Designees") to the slate of nominees proposed to Nextel's stockholders for election to the Nextel Board, and recommend to the stockholders the Designees' election to the Nextel Board and (ii) during any period prior to such election (and, under the terms of the Comcast Stock Purchase Agreement, prior to the Nextel Board taking any other actions after Comcast FCI becomes entitled to designate a director), increase the size of the Nextel Board to create a vacancy for such Designees and promptly appoint such Designees to the Nextel Board. Additionally, in connection with the McCaw Investor's initial purchase of shares of Nextel Common Stock pursuant to the McCaw Securities Purchase Agreement on April 5, 1995, the McCaw Investor is entitled to nominate a single designee for appointment to the Nextel Board until the earlier of the closing of the McCaw Transaction or the termination of the McCaw Securities Purchase Agreement. Finally, the employment agreements between Nextel and each of Messrs. O'Brien, McAuley and Wayland R. Hicks contemplate that such executives will serve as members of the Nextel Board.

     The Nextel Board currently consists of eight members; one of which, Mr. Torimoto, was a nominee designated by Matsushita; one of which, Dr. Hayashi, was a nominee designated by NTT; and one of which, Mr. Jarvis, was the initial nominee designated by the McCaw Investor. Until their resignations in May, 1995, Julian A. Brodsky and Donald A. Harris served as Comcast FCI's designees on the Nextel Board. While Comcast FCI has not designated any replacements to serve on the Nextel Board, Comcast FCI's contractual rights to representation on the Nextel Board remain in effect. Upon completion of all of the pending transactions, the Nextel Board will also include two nominees designated by Motorola, one nominee designated by each of OneComm and Dial Page and a number of nominees designated by the McCaw Investor in order to bring its total representation on the Nextel Board to 25% (currently expected to be a total of four). The terms of each of the Motorola Agreement and the Comcast Stock Purchase Agreement contemplate that Motorola and Comcast may grant to certain transferees acquiring shares of Nextel Common Stock from each of them, respectively, the right to designate not more than one additional nominee to the Nextel Board pursuant to each such agreement.

     The DGCL permits, but does not require, the adoption of a "classified" board of directors with staggered terms under which part of the board of directors is elected each year for a maximum term of three years. In general, under the DGCL, any or all of the directors of a corporation may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote at an election of directors, except that

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the DGCL authorizes removal of a member of a classified board by the stockholders only for cause (unless otherwise provided in the applicable certificate of incorporation).

     The AMS Charter and AMS By-laws do not provide for such a "classified" board. The Nextel Charter divides the members of the Nextel Board into three classes, as nearly equal in number as possible, and does not provide for the removal of members by the stockholders without cause. Each class of directors is elected for staggered three-year terms to the Nextel Board. Pursuant to the Comcast Stock Purchase Agreement, at any time that the Comcast group's Voting Power Ownership Percentage (as defined in the Comcast Stock Purchase Agreement) equals or exceeds 30%, Nextel is required, upon Comcast FCI's request, to submit to its stockholders, at its next annual meeting of stockholders, a proposal to amend the Nextel Charter to eliminate the "classified" Nextel Board so that all directors would serve one-year terms. Currently, the Comcast group's Voting Power Ownership Percentage is below 30%. Upon consummation of the McCaw Transaction, the McCaw Investor would have the right, as holder of all outstanding shares of Class A Preferred Stock, to elect 25% of the total number of members of the Nextel Board (currently expected to be a total of four), and thereafter to vote to remove, replace or re-elect any such director. It is contemplated that such directors would be allocated among the three classes of Nextel directors as evenly as is possible.

SPECIAL MEETINGS OF STOCKHOLDERS

     Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or by-laws. Under the AMS By-laws, special meetings of the stockholders may be called by the Chairman, the President, the AMS Board, or by the holders of not less than one-quarter of all shares entitled to vote at the special meeting.

     Under the Nextel By-laws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Nextel Charter, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the Nextel Board or at the request in writing of stockholders owning a majority of the capital stock of Nextel issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under the DGCL, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Actions by written consent, however, may not be taken if otherwise provided in the certificate of incorporation. The AMS Charter does not prohibit stockholders from acting by written consent and any action required or permitted to be taken by AMS stockholders may be effected by such written consent. The Nextel Charter provides that, subject to certain rights granted to any class or series of stock having a preference over shares of Nextel Common Stock and Nextel Non-Voting Common Stock, any action required or permitted to be taken by Nextel stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of such stockholders. In addition, the shares of Nextel Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock to be issued upon or in connection with the consummation of the McCaw Transaction would have the right, as to matters upon which they are entitled to vote separately as a class, to take such action by written consent in lieu of a meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS

     The DGCL allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability, and the stockholders thereafter approve such proposed amendment either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled

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to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote cannot be altered, amended or repealed except by such greater vote.

     Neither the Nextel Charter nor the AMS Charter contains provisions requiring a vote greater than that specified in the DGCL to amend the Nextel Charter or the AMS Charter, respectively.

     Under the DGCL, the power to adopt, amend or repeal a corporation's by-laws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation. Each of the Nextel Charter and the AMS Charter authorize the Nextel Board and the AMS Board, respectively, to make, alter, amend or repeal the respective corporation's by-laws without any action on the part of the stockholders.

     With respect to the amendments proposed to be effected to certain provisions of the Nextel Charter and the Nextel By-laws upon consummation of the McCaw Transaction, any future actions proposed to be taken in the nature of modifications to or affecting such provisions may require the consent, approval or vote of the McCaw Investor and/or its affiliates, in addition to any other required Nextel stockholder or Nextel Board action.

VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

     The DGCL requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation may provide for a greater voting requirement. Neither the AMS Charter nor the Nextel Charter contains a greater voting requirement.

DELAWARE ANTI-TAKEOVER STATUTE

     Section 203 of the DGCL, in general, prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the date such stockholder became an "interested stockholder", unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) after such date, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is defined to include, among other transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof, a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the

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outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through his or its affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock. The restrictions of DGCL Section 203 do not apply to corporations that have elected, in the manner provided therein, not to be subject to such section or which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

     The AMS Charter and the Nextel Charter do not contain any provision "opting out" of the application of DGCL Section 203 and neither AMS or Nextel have taken any of the actions necessary for it to "opt out" of such provision. As a result, the provisions of Section 203 are applicable to transactions between AMS or Nextel and any of their respective "interested stockholders." AMS has previously approved Nextel becoming an interested stockholder of AMS in connection with the Stock Purchase Transaction. As a result, Section 203 does not apply to Nextel's acquisition of the entire equity interest in AMS by means of the Merger.

PREEMPTIVE RIGHTS

     The DGCL permits a corporation to grant preemptive rights to its stockholders by a statement to that effect in such corporation's certificate of incorporation. Neither the AMS Charter nor the Nextel Charter grant preemptive rights to such corporation's stockholders. However, Nextel has entered into agreements with various of its stockholders and has, pursuant to certain of such agreements, granted anti-dilutive rights to such stockholders. See
"SUMMARY -- B. THE PARTIES TO THE MERGER -- Nextel -- Pending Transactions" and "-- Recent Developments"; and "THE MERGER -- Anti-Dilutive Purchase Rights."

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for paying a dividend or approving a stock repurchase in violation of
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Both the Nextel Charter and the AMS Charter provide that, to the full extent provided by law, a director will not be personally liable for monetary damages to such corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of such corporation.

     Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The AMS Charter, as well as the Nextel Charter and the Nextel By-laws, provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of AMS and Nextel the protections available to directors and officers of Delaware corporations. Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer shall be paid in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be

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indemnified by Nextel as authorized by relevant Delaware law. The AMS Charter does not contain any similar provision for advancement for expenses.

PAYMENT OF DIVIDENDS

     The DGCL permits the payment of dividends and the redemption of shares out of paid-in, earned or other surplus. Under the DGCL, if a dividend is paid out of capital surplus, stockholders need not be so notified, and dividends may also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year, even if the corporation surplus accounts show a deficit.

     Holders of AMS Common Stock are entitled to receive dividends out of funds legally available therefor, when, as and if declared by the AMS Board. AMS has not paid any dividends on its Common Stock in the past and has no plan to pay any dividends on such stock for the foreseeable future. Additionally, both the Merger Agreement and the KOP Credit Agreement prohibit AMS from paying cash dividends. See "AMS COMMON STOCK HISTORICAL TRADING AND DIVIDEND
INFORMATION -- Dividend Information."

     Although Nextel has no shares of Nextel Preferred Stock outstanding, shares of Nextel Preferred Stock are subject to issuance as provided in the McCaw Securities Purchase Agreement, and such shares shall be entitled to the dividend rights and preferences summarized above under the heading "-- Proposed Terms of Nextel New Preferred Stock." In addition (but subject to such preferred stock dividend rights and preferences), the Nextel Charter provides that the Nextel Board may declare and pay dividends on shares of Nextel Common Stock and Nextel Non-Voting Common Stock (collectively, the "Nextel Capital Stock"), payable in cash, or otherwise, only after payment in full of, or the setting apart for payment in full of, dividends declared upon shares of Nextel Preferred Stock at the time outstanding, to the extent of any preference to which such stock is entitled, for all present and past dividend periods, and after compliance with the provisions for any sinking or purchase fund or funds for any shares of any series of Nextel Preferred Stock. The holders of shares of Nextel Preferred Stock will not be entitled to share in such dividends paid to holders of shares of Nextel Capital Stock, subject to the provisions of the resolution or resolutions creating any series of Nextel Preferred Stock. If dividends are declared on the shares of Nextel Capital Stock which are payable in shares of Nextel Capital Stock, dividends will be declared which are payable at the same rate on shares of both classes of Nextel Capital Stock. However, such dividends payable in shares of Nextel Common Stock will be payable only to holders of shares of Nextel Common Stock and such dividends payable in shares of Nextel Non-Voting Common Stock will be payable only to holders of shares of Nextel Non-Voting Common Stock.

DISTRIBUTIONS UPON LIQUIDATION

     The Nextel Charter provides that in the event of any liquidation, dissolution, or winding up of Nextel or upon the distribution of the assets of Nextel, all assets and funds of Nextel remaining, after the payment to the holders of shares of Nextel Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to the Nextel Charter and/or the resolution or resolutions creating any series thereof, shall be divided and distributed among the holders of shares of Nextel Capital Stock ratably, except as may otherwise be provided in any such resolution or resolutions.

     Under the AMS Charter, all shares of AMS Common Stock share equally, on a pro rata basis, upon any liquidation, dissolution, or winding up of AMS, after required payments to creditors and holders of preferred stock, if any, at the time.

                          ELECTION OF DIRECTORS OF AMS

     The AMS Board has nominated Gary S. Howard and William L. Wedum to serve as directors of AMS, each to serve for a term expiring upon the consummation of the Merger or, in the event the Merger is not consummated, until their respective successors are duly elected and qualified or such persons resign or are removed. Each of the foregoing nominees is currently a member of the AMS Board. See "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS" for

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information regarding Messrs. Howard and Wedum. Mr. Richard G. Somers, who is
currently President and Chief Executive Officer of AMS and a member of the AMS Board and Chairman thereof, has determined for personal reasons not to seek reelection to the AMS Board, but is expected to continue to serve as President and Chief Executive Officer of AMS until the consummation of the Merger. If Messrs. Howard and Wedum are reelected to the AMS Board and the Merger Proposal is approved and the transactions contemplated by the Merger Agreement are consummated, Messrs. Howard and Wedum will resign from the AMS Board.

     In accordance with the DGCL, a stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. AMS has no reason to believe that any of the nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the AMS Board, or, alternatively, the AMS Board may reduce the number of directors to be elected.

     THE AMS BOARD RECOMMENDS A VOTE "FOR" THE REELECTION OF MESSRS. HOWARD AND WEDUM TO THE AMS BOARD.

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                                BUSINESS OF AMS

GENERAL

     AMS is a Delaware corporation incorporated in New Jersey in 1982 and reincorporated in Delaware in 1987. AMS' principal executive offices are located at 20920-C Warner Center Lane, Woodland Hills, California 91367, and its telephone number at that address is (818) 593-3000. AMS also does business under the names "Autotel Communications Network" and "Star Communications Network."

     AMS is engaged in the SMR wireless communications business. SMR services provided by AMS, through its network of repeater stations located principally throughout major metropolitan areas of Southeast Florida and on Florida's Gulf Coast, permit AMS' customers to dispatch fleets of vehicles and place calls using their two-way mobile radios to or from any telephone in North America through interconnection with the public switched telephone network. AMS also sells and rents two-way mobile radio equipment and provides installation, repair and maintenance services through its wholly owned subsidiary American Mobile Services Incorporated.

RECENT MATERIAL ACQUISITIONS AND DIVESTITURES

     For a discussion of recent transactions with Nextel, see "THE MERGER -- Background of the Merger."

     In December 1994, AMS entered into various agreements with PowerSpectrum of Miami, Inc. ("PowerSpectrum") by which AMS expects to sell a ten-channel 900 MHz SMR system located in Miami, Florida to PowerSpectrum for a purchase price of $300,000. AMS has already received $270,000 of such purchase price in connection with the sale of the SMR system to PowerSpectrum, and such funds are only required to be returned by AMS in certain limited circumstances. Also in December 1994, AMS entered into various agreements with Frank DiRico and a company which he controls by which AMS expects to sell a ten-channel 900 MHz SMR system located in Miami, Florida for a purchase price of $400,000. AMS has already received $80,000 of such purchase price in connection with the sale of such SMR system, and such funds are only required to be returned by AMS in certain limited circumstances. Both of the aforementioned sales are contingent upon FCC approval.

     In fiscal 1994, AMS sold its interests in two five-channel trunked 900 MHz SMR systems in Houston, Texas for a net consideration of $341,000.

     On October 6, 1992, AMS entered into an Asset Purchase Agreement (the "Philadelphia Purchase Agreement") providing for the sale of AMS' Philadelphia-area SMR business to Philadelphia Mobile Communications, Inc. ("Philadelphia Mobile") for an aggregate consideration of $3,500,000 in cash. A closing under the Philadelphia Purchase Agreement with respect to most of the licenses and related assets occurred on February 23, 1993, and the remainder of the licenses and assets were transferred to Philadelphia Mobile on July 11, 1994.

     Pursuant to an Asset Purchase and Sale Agreement, dated July 15, 1993 (the "RESCO/AMS Agreement"), by and among RESCO/AMS Communications (a joint venture partnership which is 50% owned by AMS and 50% owned by RESCO, Inc.) ("RESCO/AMS") and Dial Call, Inc., RESCO/AMS agreed to sell all of its 800 MHz SMR systems and related assets in South Carolina and Georgia for an aggregate consideration of $1,700,000. A closing under the RESCO/AMS Agreement occurred on June 10, 1994. Also on June 10, AMS completed the acquisition of RESCO's 50% interest in RESCO/AMS' SMR systems in Jacksonville, Florida for approximately $800,000 and RESCO acquired AMS' 50% interest in RESCO/AMS' 450 MHz repeater business for approximately $100,000. In December 1994, AMS and RESCO, Inc. agreed to dissolve RESCO/AMS. All remaining assets of RESCO/AMS have been distributed to its partners in accordance with the RESCO/AMS Agreement.

     Pursuant to two Asset Exchange and Purchase Agreements (the "Exchange Agreements"), each dated as of August 1, 1991, between AMS and JCC, AMS agreed to exchange its SMR businesses in Atlanta, Georgia and Orlando, Florida for JCC's SMR sales, SMR service and 450 MHz repeater businesses in Miami and Tampa, Florida. The transactions were structured as tax deferred exchanges under
Section 1031 of the

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Code. The value assigned for the Tampa business was $3,116,000 and for the Miami business was $1,534,000. The net book value of the Atlanta business was $300,000 and the Orlando business was $1,679,000. To the extent the values assigned did not offset, the difference was paid or payable in cash at the closing. The parties have closed on a majority of the SMR licenses involved in the exchange, and are operating most of the remaining SMR licenses pursuant to management agreements pending approval of certain license transfers from the FCC. As of June 23, 1995, AMS had not received licenses for thirty 900 MHz channels in Tampa, Florida from JCC, and a dispute currently exists concerning this matter. The Exchange Agreements provide for liquidated damages in the amount of $40,000 for each channel not delivered, which may result in a claim by AMS against JCC in the amount of $1,200,000 if the dispute is not amicably resolved. See Note 3 of American Mobile Systems Incorporated and Subsidiary Notes to Consolidated Financial Statements included elsewhere in this Proxy Statement/Prospectus.


SMR SERVICES

     General. Companies authorized by the FCC to provide for-profit two-way mobile communications services to business and individual users using radio spectrum in the 800/900 MHz bands are classified as Specialized Mobile Radio operators. SMR operators are authorized to provide mobile communications services to business and individual users including base-to-vehicle and vehicle-to-vehicle two-way radio communications ("dispatch services") as well as interconnection of customers with the public switched telephone network ("mobile telephone services").

     Traditional technology employed by SMR operators utilizes FM (analog) transmission, which employs single and multiple site, high power transmitters. This technology precludes the use of a given frequency by more than one user at a time within the high power operating area. An SMR system generally consists of between five and 20 SMR channels which are trunked together to permit the system to automatically route calls to the first open channel available. Although an SMR operator typically has exclusive use of the channels used on its system within its transmitting area, an SMR operator may also use channels that are shared by other users and which may or may not be trunked. Systems using non-trunked channels require a user to wait until the channel for which his radio is programmed becomes available for use.

     In order to obtain the greatest usage of channels, most SMR operators in urban areas emphasize two-way fleet dispatch service, which generally involves less airtime than mobile telephone service and permits greater customer usage of a system's channels. Dispatch customers generally are companies that employ fleets of delivery, service and similar vehicles, and which need to provide their employees with the ability to communicate rapidly with one another. Mobile telephone service is usually provided as an added feature to a fleet-dispatch customer, rather than as a stand-alone service.

     The signal emitted by a high power SMR repeater station transmitter will generally cover a radius of approximately 20 to 35 miles from the transmitter site. The exact distance is dependent upon the topography of the service area, with terrain obstacles such as buildings and hills having an adverse effect on signal strength. If a customer's operations span more than one SMR coverage area, the customer may elect to have its units programmed to operate with multiple stations in order to provide a broader service area. Multiple station capability permits a customer to manually switch to another transmitter as the user moves between different stations. Customers may obtain additional channel capacity from the same SMR operator or from multiple operators in the same or adjacent service areas.

     Nextel obtained the first FCC rule waiver in February 1991 to allow a five-year implementation plan to replace its traditional analog SMR networks in six major markets with Digital Mobile networks. Nextel commenced activation of its first Digital Mobile network in Los Angeles on August 31, 1993. See "RISK FACTORS -- Risks of Implementation of Digital Mobile Networks." On September 13, 1993, the FCC granted AMS' waiver request and most of its associated applications to implement a Digital Mobile network in southern Florida, including the Tampa/St. Petersburg, West Palm Beach, Fort Lauderdale and Miami markets. See "-- ESMR Digital Mobile Network Application" below. The FCC has granted additional waiver applications to other large SMR operators, which will permit those operators to implement Digital Mobile or other advanced technology, wide-coverage area networks in their markets over a period of three to

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five years including in markets where AMS competes. AMS currently does not have sufficient financing to construct a Digital Mobile network in its Florida markets if neither the Merger nor the Stock Purchase Transaction is consummated. In the event that neither of such transactions with Nextel is consummated, AMS currently expects that it would seek to pursue a substantial equity financing or other strategic transaction in order to provide AMS with the funds and additional channel capacity required to construct a Digital Mobile network in its Florida markets, although there can be no assurance that such financing or additional channel capacity would be available or that such financing or other transaction could be completed on terms and conditions acceptable to AMS. In addition, in the event that the Merger is not consummated, all amounts outstanding under the KOP Credit Agreement may become due and payable. See "THE MERGER -- Recommendation of the AMS Board; Reasons of AMS for Engaging in the Merger" and "AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS -- Liquidity and Capital Resources -- The KOP Credit Agreement."

     Digital Mobile networks will employ TDMA technology, which is currently expected to result in an approximately six-fold improvement in the capacity of each channel employed, in addition to further increased capacity through the use of low power, channel re-use (cellular) methodology. It is anticipated that the most efficient digital networks will employ low-power, multi-site transmitter configurations that would permit frequency re-use. Each site would be connected by microwave, fiber optic or conventional telephone lines to a switching center that would control the automatic switching of transmissions as a mobile unit travels from one transmitter service area to another. Digital Mobile networks are also expected to offer users improved services, including enhanced two-way radio dispatch, data, paging and mobile telephone communications services, although the performance of digital technology with respect to voice quality and voice transmission differs in certain respects from that experienced with traditional analog cellular systems. Digital Mobile network providers have experienced some difficulties with system reliability, system access and voice quality, and resolution of these difficulties will determine, in part, customer acceptance and the competitive viability of Digital Mobile service. Small SMR operators are expected to convert to digital technology in the future but without utilizing a cellular channel re-use configuration. Such operations are expected to achieve increased dispatch capacity but will be at a competitive disadvantage in providing mobile telephone service. See "RISK
FACTORS -- Implementation of Digital Mobile Networks Subject to Risks of Developing Technology."

     AMS' SMR Operations. AMS operates SMR systems in various markets principally in Florida. These systems currently provide service to approximately 25,000 total subscriber units. Most of AMS' SMR systems in these markets utilize trunked channels with the remainder using conventional channels.

     AMS terminated its joint marketing agreement with an SMR operator in New Orleans from which AMS received no income during fiscal 1994, and is also in the process of disposing of its interest in an SMR system in Boston for a net consideration of $75,000. In fiscal 1994, AMS sold small SMR systems in San Antonio and Austin, Texas, which it operated through a joint venture with a third party.

     AMS' operations located in Southeast Florida and on Florida's Gulf Coast accounted for approximately 95% of AMS' revenue in fiscal 1994. AMS believes that it is one of the largest providers of SMR services in Southeast Florida and on Florida's Gulf Coast, in terms of subscriber units and frequencies in these areas. AMS is pursuing a strategy of concentrating its operations in Florida, where AMS has historically had its greatest concentration of SMR systems.

     Management Arrangements. In addition to SMR systems for which AMS holds the applicable FCC licenses (see "-- Government Regulation"), AMS operates SMR systems under management and related agreements with the holders of the licenses for the channels used by those systems. Under AMS' agreements and current FCC policy, the licensee of each managed SMR system retains control of the system and an interest in the transmitting equipment utilized in the system. AMS bills the customers of the systems it manages, collects all of the revenue and is responsible for all expenses associated with the managed SMR systems. The licensee is paid an annual fee by AMS.

     AMS' management and related agreements are typically for a term of ten years and, in most cases, AMS has received a purchase option or a right of first refusal on the managed system. Certain of AMS' managed

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licensees have the right to "put" the managed system to AMS at an agreed-upon price upon the occurrence of certain events. AMS' aggregate liability under all outstanding put agreements was approximately $50,000 on June 23, 1995.


     The FCC has notified four licensees of SMR systems, who collectively have eighteen channels located in the vicinity of Homestead, Florida and are subject to management agreements with AMS, that their licenses were cancelled for failure to timely construct their SMR systems. AMS has advised the FCC that AMS timely constructed the licensees' SMR systems on their behalf. The licensees filed petitions with the FCC for reconsideration, which petitions were subsequently denied. The licensees are currently appealing the FCC's decision in this matter. AMS intends to continue to assist these licensees in vigorously pursuing reinstatement of their licenses.

COMMUNITY REPEATER SERVICE

     AMS provides community repeater service to fleet dispatch users in the major markets it serves, utilizing approximately 55 repeater stations. (A community repeater consists of a single channel that is shared by various end users, each of whom is licensed by the FCC to transmit on the channel.) These stations provide comparable coverage to AMS' SMR systems, but do not afford the users certain privacy features and interconnection with the public switched telephone network. Most of AMS' community repeater stations operate in the 450 MHz band.

ANTENNA TOWER OPERATIONS

     AMS owns and operates five antenna towers and underlying real estate in the State of Florida, each with a height of between 500 to 650 feet. AMS operates these towers in connection with the provision of its SMR services and rents space on the towers to other radio communications users.

MARKETING

     AMS markets its SMR and community repeater services primarily to businesses that employ fleets of vehicles which require two-way radio dispatch capability. AMS also markets its SMR services, to a more limited extent, to subscribers who require a combination of dispatch and mobile telephone service. AMS' marketing and sales and service agreements with RESCO were terminated on August 31, 1992, and those functions are now performed through AMS' wholly owned subsidiary, American Mobile Services Incorporated. AMS has agreed in the Merger Agreement to use its reasonable best efforts to cause such subsidiary to be dissolved prior to the Effective Time of the Merger.

     In addition to its internal marketing staff, AMS has marketing agreements with independent sales representatives. Pursuant to these agreements as currently in effect, a sales representative that places a customer on an SMR system of AMS is paid a one-time activation commission.

     AMS also markets radio equipment, installation and repair services to its customers and to other users of two-way radios. Subscriber units that are sold to customers of AMS' SMR systems are typically installed and maintained by AMS' service staff.

EQUIPMENT

     AMS purchases radio equipment and dispatch radios and related equipment from E.F. Johnson Company, Inc. ("E.F. Johnson"), Motorola, Uniden Corporation ("Uniden") and Standard Communications, Inc., which it sells and rents to its customers and others. Two-way mobile units used in conjunction with dispatch services may be fitted to provide mobile telephone capability. AMS offers its customers a varied line of mobile telephone and two-way radio products with a variety of functions and features.

     A majority of AMS' SMR and community repeater station equipment has been supplied by E.F. Johnson. The E.F. Johnson switching format is one of three major trunking formats available for SMR systems. At least three other suppliers provide competitive equipment compatible with the E.F. Johnson

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

trunked channel switching format. The remaining SMR stations operated by AMS employ Motorola equipment, which is not compatible with the E.F. Johnson switching format.

     AMS is not currently dependent on any single supplier for radio equipment and dispatch radios or for its repeater station equipment, except that AMS' Motorola trunked repeater station equipment can only be obtained from Motorola or from other SMR operators. At the present time, Motorola is the only manufacturer of TDMA digital repeater station equipment.

EMPLOYEES


     AMS employed 59 persons as of June 23, 1995. None of AMS' employees are represented by a union. AMS believes that its relationship with its employees is good.


     AMS also utilizes the services of independent dealers, who are paid on a commission basis. See "-- Marketing" above.

GOVERNMENT REGULATION

     The construction, operation and transfer of control of SMR systems (including Digital Mobile networks) are regulated by the FCC under the Communications Act. The FCC has allocated a specific number of frequencies in the 800 and 900 MHz radio spectrum bands for use by SMR systems, and issues licenses to the extent there are available frequencies.

     An SMR licensee whose SMR license was granted prior to January 2, 1995 is normally required to construct and place an SMR system in operation within one year from the date of the license grant. A conventional system granted prior to that date must be constructed and placed in operation within eight months from the date of the license grant. Failure to meet these requirements results in automatic license cancellation. A request for waiver of the normal construction period will be considered by the FCC only in extraordinary circumstances, including where licensees propose to employ advanced, highly efficient technologies in the construction of their system, such as Digital Mobile networks.


     Prior to January 2, 1995, an SMR operator of trunked channels licensed before June 1, 1993, whose five-year license grant expired before January 3, 1995, had to meet certain "loading" requirements. Each channel on such an SMR system was required to be loaded with a minimum of 70 mobile units per channel within five years of the initial license grant. 900 MHz SMR operators have been given an initial two-year extension to meet this loading requirement. If a given SMR system was not loaded with 70 mobile units per channel within the applicable period, the authorization could be superseded to reduce the number of channels to one per each 100 mobile units, or fraction thereof, being served. AMS and the licensees it manages historically have met the loading requirement for most of their licenses and have retained ownership of over 90% of the trunked channels utilized by their SMR systems. Effective January 2, 1995, the FCC eliminated the five-year loading requirement for all 800 MHz trunked SMR systems but retained the requirement for all non-SMR trunked 800 MHz systems and all 900 trunked MHz systems (SMR and non-SMR).


     Prior to January 2, 1995, an SMR licensee was prohibited from acquiring additional channels within a forty-mile radius until all its previously authorized channels were loaded. If a licensee met the loading requirements, it could apply to the FCC for additional SMR frequencies or, if no more frequencies were available for assignment in the licensee's geographic area, the licensee could apply for admission to a waiting list for SMR frequencies recovered for failure to construct, for permanent discontinuance of operation or for failure to load the frequencies. The FCC gave preference to those licensees on a waiting list who were operating an SMR system in the relevant geographic area and who had achieved loading of 70 units per channel on that system, as opposed to new applicants who had not yet been authorized for an SMR system in the relevant geographic area. The FCC permitted an SMR licensee to operate, pursuant to management arrangements that did not conflict with FCC rules and policies, additional SMR systems within a forty-mile radius of unloaded channels owned by such licensee. Effective January 2, 1995, the FCC eliminated its forty-mile rule. SMRs may now acquire additional frequencies within forty miles if all authorized frequencies have been constructed.

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

     An 800 MHz SMR licensee is initially granted the use of up to five trunked channels, and may obtain additional channels, if available, once its initial channels are constructed and placed in operation. There are no regulatory restrictions on the number of mobile units that may be served on SMR trunked systems, or on the number of channels that may be trunked together.

     FCC regulations protect licensees from co-channel interference by other licensees through equipment power limitations, antenna height restrictions and minimum mileage separation requirements. In general, minimum co-channel separation is 70 miles, although closer spacing ("short spacing") is permitted under FCC regulations where the FCC has determined that minimal co-channel interference will result. A trunked SMR license entitles the holder to exclusive use of the channels covered thereby (subject to any permitted short spacing) for a five-year term, subject to compliance with FCC rules. Assuming compliance with those rules, a license may be renewed for additional five-year terms. Any SMR license may be revoked by the FCC for cause, subject to the right of a licensee to a hearing.

     The FCC eliminated, with certain exceptions, a longstanding requirement that subscribers of SMR systems be separately licensed by the FCC. Subscribers now operate under a blanket license granted to the SMR system licensee. SMR licensees are responsible for exercising operational responsibility over all mobile units that they authorize to use their SMR systems, including assuring compliance with applicable FCC rules.

     The Communications Act and FCC rules and policy grant SMR operators the right to provide their customers interconnection with public switched telephone network services provided by common carriers. AMS has been able to obtain satisfactory interconnection arrangements with telephone companies in the markets in which it currently operates.

     Prior to the 1993 amendments to the Communications Act, SMR operators had been classified under the Communications Act as private carriers, rather than as common carriers. As such, unlike common carriers such as cellular providers, SMR operators did not file tariffs, could refuse service to anyone and could negotiate individually with each customer with respect to the charges and conditions under which service may be provided. The Communications Act expressly preempted state and local government rate and entry regulation of SMR operators. Community repeater operators were also eligible to be licensed as private carriers or to require each of their customers to obtain its own license for the repeater stations utilized.

     The Communications Act was amended in August 1993, to create a new category of land mobile service, CMRS, which encompasses a significant number of commercial, interconnected land mobile systems which provide service to the public generally or to large categories of the public. All such systems will be considered common carriers.

     In an Order adopted on February 3, 1994 (the "February 3, 1994 Order"), the FCC completed its first stage of implementing these statutory changes by adopting rules which reclassified a variety of heretofore private land mobile services as CMRS. This Order defined trunked and conventional SMRs at both 800 MHz and 900 MHz, as well as private carriers below 800 MHz, as CMRS if the systems are interconnected with the public switched telephone network. The Order also reclassified cellular carriers, paging services and presumably PCS providers as CMRS.

     The February 3, 1994 Order also incorporated the statutorily-mandated three-year transition period for the conversion of previously private systems to CMRS status. Licensees authorized systems in a reclassified service prior to August 10, 1993, are eligible for this transition period which will expire on August 10, 1996. Such licensees may modify their authorizations and acquire additional systems in the same service, and still retain transition eligibility. Thus, the systems operated or managed by AMS have been reclassified as CMRS if they are interconnected with the public switched telephone network, but will not become subject to CMRS obligations, including the obligation imposed under Title II of the Communications Act, until the end of the prescribed period, unless the FCC reclassifies particular types of operations as a "new service" not entitled to the transition period.

     The February 3, 1994 Order was issued by the FCC pursuant to the FCC's authority under the Budget Act, to forbear from imposing certain common carrier statutory provisions on newly created CMRS providers. The Order did impose, among other requirements, the requirement that service be provided on a non-

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

discriminatory basis and at just and reasonable rates. However, the FCC forbore from imposing the requirement that CMRS providers be required to file tariffs, having concluded that the market will be sufficiently competitive to ensure consumer protection.

     The Order postponed resolution of several issues to subsequent FCC proceedings. The FCC has initiated or will initiate proceedings on the following topics: (i) addressing whether CMRS providers should be required to provide interconnection to other CMRS providers; (ii) determining whether equal access obligations should be imposed upon all CMRS providers; (iii) modifying and combining the rules and regulations currently applicable to common and private carriers to ensure that the licensing and other requirements are the same for all CMRS providers; (iv) determining whether and to what extent local exchange carriers will be required to file interconnection tariffs; (v) monitoring cellular licensees and the competitiveness of cellular markets; (vi) determining whether the FCC should further forbear for certain classes of CMRS providers;
(vii) investigating whether cellular providers should be permitted to provide dispatch services; and (viii) determining whether wireline companies should be allowed into the SMR business.

     On May 20, 1994, the FCC released an NPRM to rewrite the technical, operational and licensing rules as they apply to Part 90 licensees, such as AMS, that are being reclassified as CMRS. The rule making sought industry comment on whether Digital Mobile networks should be licensed and operated on a basis similar to that of cellular systems. The NPRM also proposed to place a spectrum cap on all CMRS providers, limiting them to 40 MHz of CMRS spectrum.

     On September 23, 1994, the FCC released its Third Report and Order which imposed a 45 MHz CMRS spectrum cap on all broadband CMRS providers, including cellular, PCS and wide-area SMRs (with a limit of 10 MHz on the amount of SMR spectrum that can be attributed to a single entity). In the Third Report and Order, the FCC concluded that regulatory parity requires that wide-area SMRs be licensed on a geographic basis similar to cellular and PCS. Although tentatively concluding that these licenses should be based on MTA's, the FCC also stated that the specific implementation of such wide-area licenses should be determined in a FNPRM. While awaiting the outcome of that rule making, the FCC suspended the acceptance of applications proposing new or modified stations on any of two-hundred-eighty 800 MHz SMR channels. Only those applicants who can show that their application (i) affects only channels on which such applicant is already permanently licensed and (ii) impacts coverage only within the applicant's geographic coverage area, will be permitted to file applications requesting waivers of that application freeze. While the Third Report and Order provides for the licensing of the wide-area SMR systems underlying the Digital Mobile networks, there can be no assurance that further revisions to the 800 MHz wide-area SMR licensing rules and the licensing freeze will not have an adverse effect on the development of a Digital Mobile network by AMS.

     The FCC released its FNPRM for the licensing of wide-area SMRs on November 4, 1994. In the FNPRM, the FCC tentatively concluded that the upper 200 SMR Channels in the 800 MHz SMR band should be auctioned in blocks of 50 channels, but further permitted any licensee to accumulate all four blocks in a single market. The block licensee would then have the ability to use all available spectrum within the MTA, including the ability to add, subtract or move stations within the MTA, subject to providing co-channel interference protection for the incumbent licensees or negotiating with those incumbents to acquire their SMR Licenses. The FCC tentatively concluded that the MTA licensee would not be permitted to require the retuning of incumbent SMR systems in their block to frequencies in other portions of the 800 MHz band. In this FNPRM, the FCC proposed to require all MTA licensees to construct their wide-area systems within five years and provide service to one-third of the MTA population within three years and two-thirds of the MTA population within five years. These proposals were the subject of industry comments on January 5, 1995. Reply comments were due March 1, 1995. The FCC has given no indication of a time for a final decision.

     On May 4, 1994, the FCC issued an NPRM seeking comment on whether to further forbear from the remaining Title II provisions for all or only certain CMRS providers. On July 1, 1994, the FCC released an NPRM and Notice of Inquiry on the equal access and interconnection issues, tentatively concluding that equal access should be imposed upon all cellular and possibly some other CMRS providers. The FCC sought

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

comment on whether it should require the local exchange carriers to offer interconnection to CMRS providers under tariff or whether it should retain its current system of individually negotiated agreements. In addition, the FCC sought comment on whether CMRS providers should be required to offer interconnection to resellers of CMRS and whether to impose resale obligations on any additional class of CMRS providers. The Commission subsequently adopted a second notice of proposed rule making in this proceeding on April 5, 1995 in which it tentatively determined not to mandate CMRS interconnection or roaming at this time, but to require CMRS resale. Comments were filed by several parties on June 14, 1995. On March 7, 1995, the FCC issued a Report and Order eliminating the wireline restriction on SMR ownership and the prohibition against the provision of dispatch service by Cellular and other common carrier operators. The changes were made effective immediately upon the effective date of such report and order. Additionally, on May 5, 1995, the FCC adopted an NPRM to allow interactive video and data service licenses to provide mobile service to subscribers on an ancillary basis. Finally the FCC has proposed to expand the CMRS spectrum cap to include PMRS systems as well. Comments on this proposal were filed in June 5, 1995 and reply comments are due on June 26, 1995.

     AMS anticipates that these rule makings, each of which is still pending at the FCC, will significantly affect the development, implementation, and operation of its SMR systems. Further, the FCC may decide to impose certain obligations on CMRS providers, such as the provision of equal access to long-distance providers, that also could adversely impact AMS' competitive advantage.

     From time to time, proposals seeking the allocation of additional spectrum for land mobile radio and other similar uses have been introduced before the FCC and Congress. AMS cannot predict whether or when such proposals may be adopted and, if adopted, the extent to which any future allocation of additional spectrum would affect the operation of AMS' SMR systems.


     On September 23, 1993, the FCC adopted rules which will permit the licensing of up to seven PCS systems in broad geographic areas. This decision was modified on reconsideration on June 9, 1994, and the number of licenses was reduced to six. Each of these licensees will be authorized for between 10 MHz and 30 MHz of spectrum in the 1.8 GHz to 2.2 GHz bands. Licensees will be selected by a competitive bidding (auction) process. The initial round of these auctions has been held and two 30 MHz PCS licenses have been granted in each MTA in the United States. The entities awarded a substantial portion of the 30 MHz PCS licenses in the first round included a number of current cellular communications service providers and joint ventures of current and potential wireless communications service providers, many of which have financial resources greater than those of AMS and Nextel. The next PCS auction round, which is limited to entities that meet specific size and ownership limitations, is currently scheduled to begin on August 29, 1995. That auction will assign BTA-based licenses. However, since that auction includes special provisions for female and minority owned businesses that date could be postponed in light of the Supreme Court's June 12, 1995 decision in Adarand Constructors Inc. v. Pena, in which the Supreme Court determined that federal racial classifications must serve a compelling public interest, be narrowly tailored to further that interest and be subjected to "strict scrutiny".


COMPETITION

     AMS' principal competitors for the provision of dispatch and mobile telephone service in the markets it serves are cellular, community repeater and other SMR operators. AMS is one of the leading providers of SMR and community repeater services in Southeast Florida and on Florida's Gulf Coast. The cellular competitors are BellSouth Mobility Inc., McCaw and GTE Mobilnet. The largest SMR competitors of AMS in these markets are Nextel, Motorola and Dial Page; however, Nextel has agreed to acquire such competing SMR businesses of Motorola and Dial Page pursuant to the Motorola Transaction and the Dial Page Transaction. See "SUMMARY -- B. THE PARTIES TO THE MERGER -- Nextel -- Pending
Transactions -- Motorola Transaction" and "-- Dial Page Transaction." Motorola is both a manufacturer of customer equipment as well as the largest operator of SMR and community repeater systems in the United States. See "RISK
FACTORS -- Reliance on One Principal Supplier in Implementation of Digital Mobile Networks." Each of Nextel and Dial Page has obtained FCC authorization to construct an advanced technology, wide-area coverage SMR Digital Mobile network in certain of the markets in which AMS has competing systems.

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

     There are numerous providers of 450 MHz, 800 MHz and 900 MHz community repeater service in each of the markets AMS serves. These operators provide a less sophisticated, and generally less expensive, dispatch repeater service chiefly used by fleets that do not require service interconnected with the public switched telephone network.

     Many prospective customers of AMS choose less expensive radio paging service to satisfy their need to communicate with vehicles and persons in the field. AMS does not currently provide radio paging service.

     AMS believes that competition for customers of its communications service is largely based on price, quality of transmission, channel availability and size of coverage area. The technology employed in cellular communications systems is generally viewed as offering higher capacity and superior quality mobile telephone service than that which is available from AMS. However, cellular systems are not authorized to provide dispatch service, which constitutes AMS' primary revenue source. AMS anticipates that its competitive position for the provision of mobile telephone service will be strengthened with cellular providers for mobile telephone service if and when it is able to convert its current analog SMR systems to digital technology. See "-- ESMR Digital Mobile Network Application."

     AMS has numerous competitors in the sale and service of mobile radios and other SMR communications equipment. In addition to other SMR and community repeater operators in its markets, AMS also competes with equipment manufacturers, such as Motorola, Uniden and E.F. Johnson, and with independent dealers. Equipment manufacturers and their independent dealer networks will often place customers on the manufacturer's SMR or community repeater systems, and may place customers on AMS' systems or a competing independent SMR or community repeater operator's systems. AMS believes that the principal competitive factors in the sales and service business are the pricing and quality of equipment and available features, warranty and service.

     AMS may also face competition from additional services and technologies that are introduced in the future, such as PCS.

ESMR DIGITAL MOBILE NETWORK APPLICATION

     On December 10, 1992, AMS commenced the filing of applications (collectively, the "ESMR Application") with the FCC to permit AMS to integrate its current analog frequency modulation SMR systems in Southeast Florida and on Florida's Gulf Coast into a single wide-area digital mobile network. Those systems currently operate on an approximate total of 500 channels. A five year construction and implementation period was requested, which required a waiver of the FCC's normal one year construction period for trunked systems. On September 13, 1993, the FCC completed its approval of the ESMR Application, deleting some channels which could not meet the FCC's most recent co-channel interference criteria.

     The ESMR Application proposed the use of 113 sites along the east coast of Florida, across the southern portion of the state and along Florida's Gulf Coast. Each site, as currently proposed, would employ low-power frequency reuse techniques (similar to those used in cellular systems) and digital transmitters.

     If AMS is able to obtain the requisite financing to construct its proposed Digital Mobile network, management currently expects to utilize equipment which will employ TDMA technology. Through the use of this technology, AMS expects to achieve a substantial increase in its subscriber capacity, due to an anticipated six-fold increase in the number of calls that may be carried on each channel within AMS' Digital Mobile network, and an estimated fifteen-fold increase in system capacity due to frequency reuse. See "RISK FACTORS -- Implementation of Digital Mobile Networks Subject to Risk of Developing Technology."

     AMS expects that the use of digital technology would permit AMS to offer additional services, including fixed and mobile data, paging, vehicle location, facsimile and electronic mail services, as well as portable telephone and enhanced mobile telephone services. AMS anticipates that if it is able to convert its SMR systems in Florida to Digital Mobile networks, AMS' ability to offer mobile and portable telephone service within these areas competitive to that of cellular operators will depend on a number of factors, including customer acceptance of voice quality and voice transmission as experienced by users of digital technology; resolution of current difficulties with Digital Mobile network system reliability, system access and voice

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quality; and the development of alternate technologies at a later date. See
"RISK FACTORS -- Risks of Implementation of Digital Mobile Networks" and
"-- Implementation of Digital Mobile Networks Subject to Risk of Developing Technology."

     In connection with the negotiations relating to the Stock Purchase Agreement, AMS and Nextel entered into an agreement, dated as of June 4, 1993, as amended (the "Short Spacing Agreement"), pursuant to which AMS and Nextel have agreed to consent, and to use their best efforts to arrange for the consent of any AMS-managed or Nextel-managed, as appropriate, licensees, to the "short spacing" of certain of AMS' or Nextel's and such licensee's 800 MHz SMR licenses by stations to be included in the wide-area SMR filing of AMS or MCF, as applicable. The Short Spacing Agreement provides that if AMS and Nextel have not consummated the Stock Purchase Agreement by its termination date (only in the event that the Stock Purchase Agreement returns to full force and effect), then Nextel or AMS, as applicable, will, or will cause its subsidiary to: (i) request FCC modification of any license issued to a party pursuant to its wide-area SMR filing to delete or relocate any frequency obtained solely by virtue of the Short Spacing Agreement; (ii) amend any pending wide-area application of a party to delete or relocate any frequencies obtainable solely by virtue of the Short Spacing Agreement; and (iii) with respect to consents from AMS-managed or Nextel-managed, as appropriate, licensees, otherwise modify such licenses and amend such applications as may be necessary to adjust for the withdrawal of consents granted pursuant to the Short Spacing Agreement. The Short Spacing Agreement facilitates the construction of a Digital Mobile network in Florida using the SMR systems of AMS and MCF, while protecting the regulatory status of AMS' or Nextel's SMR systems in the event the Stock Purchase Agreement is returned to full force and effect and that the transactions contemplated by the Stock Purchase Agreement are not consummated.

PROPERTIES

     AMS leases approximately 3,900 square feet of office space at 20920-C Warner Center Lane, Woodland Hills, California. The lease for this space expires on October 30, 1995.

     AMS leases industrial facilities and space on building rooftops and broadcast towers in Florida in connection with its SMR operations and sales and service business in that state.

     AMS owns five antenna towers, which are located in Bradenton, Brooksville, Lecanto and Hudson, Florida. See "-- Antenna Tower Operations".

     The properties owned and leased by AMS are, in the opinion of AMS management, suitable and adequate for AMS' current operations.

LEGAL PROCEEDINGS

     On or about March 26, 1992, Frank and Kathleen Seidman (together, the "Plaintiff") filed a complaint (the "Seidman Complaint") in the United States District Court for the Eastern District of Pennsylvania, Civil Action No. 92-1782, against AMS and William J. Young, AMS' former Director, President, Chief Executive Officer and Chief Financial Officer (the "Seidman Action"). The Seidman Complaint was filed as a class action on behalf of a putative class consisting of all persons who purchased AMS Common Stock during the period commencing April 9, 1991 and ending March 24, 1992 and who claimed to have suffered damages as a result thereof.

     The Plaintiff asserts claims against AMS and Mr. Young for violations of Federal securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated by the Commission thereunder. In substance, the Plaintiff alleges that Mr. Young, in his capacity as President and Chief Executive Officer of AMS, directed and approved the unauthorized transfer of $4.1 million from the accounts of AMS, and that AMS did not properly account for the unauthorized transfers in its financial statements, which resulted in those statements materially misrepresenting AMS' financial condition.

     On March 16, 1993, AMS timely answered the Seidman Complaint, denying all allegations of wrongdoing and specifically denying that AMS violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder.

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     On March 24, 1993, the Plaintiff filed a complaint (the "Deloitte
Complaint") in the United States District Court for the Eastern District of Pennsylvania, Civil Action No. 93-1564, against Deloitte & Touche, the accounting firm formerly responsible for performing audit services for AMS (the "Deloitte Action"). The Deloitte Complaint was filed as a class action on behalf of a putative class consisting of all persons who purchased AMS Common Stock during the period commencing July 1, 1990 and ending March 24, 1992 and who claimed to have suffered damages as a result thereof. The Deloitte Complaint asserts claims against Deloitte & Touche for violations of Federal securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5, in connection with the same events as those described in the Seidman Complaint.

     On July 26, 1993, the Seidman Action and the Deloitte Action were consolidated under Civil Action No. 92-1782.

     On August 5, 1993, the Plaintiff filed a consolidated complaint in the United States District Court for the Eastern District of Pennsylvania, Civil Action No. 92-1782, against AMS, William J. Young, and Deloitte & Touche (the "Consolidated Complaint"). The Consolidated Complaint was filed as a class action on behalf of a putative class consisting of all persons who purchased AMS' common stock during the period commencing July 1, 1990 and ending March 24, 1992 and who claimed to have suffered damages as a result thereof. The Consolidated Complaint reasserted the claims against AMS, Mr. Young, and Deloitte & Touche for violations of Federal securities laws, including Section 10(b) of the Exchange Act and Rule 10b-5.

     On August 20, 1993, AMS timely answered the Consolidated Complaint, once again denying all allegations of wrongdoing and specifically denying that AMS violated Section 10(b) of the Exchange Act and Rule 10b-5.

     On September 30, 1994, the United States District Court for the Eastern District of Pennsylvania, Civil Action No. 91-1782, granted the Plaintiff's motion for class certification in the Consolidated Complaint and certified the class to consist of all persons who purchased or acquired the AMS Common Stock during the period from July 1, 1990 until March 24, 1992 and who were injured as a result thereof. Additionally, the Plaintiff was certified as the representative of the class.

     AMS intends to continue to defend itself vigorously against the class action lawsuit.

     Three purported class action lawsuits (the "Purported Class Action") were filed by certain AMS stockholders on September 9, and 12, 1994 in the Delaware Court of Chancery against AMS, its directors (Richard G. Somers, Gary S. Howard and William L. Wedum) and Nextel in connection with Nextel's previously announced proposal to acquire AMS in a tax-free merger in which AMS' stockholders would receive 3,000,000 shares of Nextel Common Stock. The complaints in the three actions allege that AMS' directors, who allegedly were aided and abetted by Nextel, breached their fiduciary duties to AMS' stockholders by supposedly failing to seek the highest available price in connection with the proposed sale of AMS. On November 15, 1994, the Delaware Chancery Court entered an order consolidating the three lawsuits for all purposes in an action styled as In re: American Mobile Systems Incorporated Stockholders Litig.; Consol. C.A. No. 13731. The consolidated order also provides that plaintiffs in the consolidated action will file an amended and supplemental complaint as soon as possible. To date, no complaint has been filed in the consolidated action.

     AMS believes the complaints are without merit and intends to vigorously defend against them.


     The Commission has conducted a formal investigation (In the Matter of American Mobile Systems Incorporated, HO-2624) concerning events surrounding the unauthorized transfers of funds from the accounts of AMS by William J. Young. AMS voluntarily cooperated with an informal investigation by the Commission and has continued its cooperation during the formal investigation by the Commission. AMS has offered a settlement to the Commission, which has been accepted, whereby AMS would consent to the entry of an administrative order which specifies that AMS shall cease and desist from committing or causing any violation, and committing or causing any future violation, of Sections 13(a) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 thereunder.


     There are no other material pending legal proceedings, other than ordinary routine litigation incidental to the business of AMS, to which AMS is a party or to which any of its properties is subject.

          AMS COMMON STOCK HISTORICAL TRADING AND DIVIDEND INFORMATION

HISTORICAL TRADING PRICE OF THE AMS COMMON STOCK


     AMS Common Stock has been listed on the Nasdaq NM since February 18, 1992, except for the period of October 28, 1994 to November 29, 1994, when AMS Common Stock was deemed to be ineligible for quotation on the Nasdaq NM and traded on the Nasdaq SmallCap Market. See "THE MERGER -- Background of the Merger." AMS Common Stock trades under the symbol "AMSE." As of June 23, 1995, there were 211 holders of record of AMS Common Stock. The transfer agent for AMS Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, telephone: (718) 921-8200.


     The following table sets forth for each fiscal quarter (or portion thereof), during the periods indicated the range of high and low sales prices for AMS Common Stock on the Nasdaq NM (except as noted in footnote (1)), as furnished by the Nasdaq NM. The information does not include retail mark-ups, mark-downs or commissions. AMS has a fiscal year which ends on June 30.


                               NASDAQ NM                                 HIGH SALES     LOW SALES
- -----------------------------------------------------------------------  ----------     ---------
FOR THE PERIOD JULY 1, 1992 THROUGH JUNE 30, 1993:
First Quarter..........................................................   $4 1/8         $ 3 1/4
Second Quarter.........................................................    4               2 1/4
Third Quarter..........................................................    7 1/4           3
Fourth Quarter.........................................................    8               5 1/2

FOR THE PERIOD JULY 1, 1993 THROUGH JUNE 30, 1994:
First Quarter..........................................................   20 1/4           6
Second Quarter.........................................................   26 3/4          13 1/4
Third Quarter..........................................................   18 1/4          12
Fourth Quarter.........................................................   14               9 1/2

FOR THE PERIOD JULY 1, 1994 THROUGH JUNE 26, 1995:
First Quarter..........................................................   14               9 3/4
Second Quarter(1)......................................................   10 1/2           4 1/4
Third Quarter..........................................................    5 1/2           2 3/4
Fourth Quarter (through June 26, 1995).................................    9 3/4           3 3/4


- ---------------
(1) For the period October 28, 1994 to November 29, 1994, reflects the range of high and low sales prices for AMS Common Stock on the Nasdaq SmallCap Market, as furnished by the Nasdaq SmallCap Market. Such information does not include retail mark-ups, mark-downs or commissions.


     On April 25, 1995, the last full trading day preceding the public announcement of the signing of the Merger Agreement, AMS Common Stock had a high sales price of $5 per share and a low sales price of $4 3/4 per share. On June 26, 1995, the last full trading day prior to the date of this Proxy Statement/Prospectus, AMS Common Stock had a high sales price of $8 3/8 and a low sales price of $8 3/8 per share.


     Upon consummation of the Merger, AMS will be a wholly owned subsidiary of Nextel and each share of AMS Common Stock will represent the right to receive
0.62 of a share of Nextel Common Stock (subject to certain possible adjustments). See "THE MERGER AGREEMENT."

DIVIDEND INFORMATION

     AMS has paid no cash dividends to date. AMS anticipates that in the foreseeable future its earnings, if any, will be retained for use in its business and that no cash dividends will be paid on AMS Common Stock. Payment of future cash dividends, if any, will be determined by the AMS Board based upon the conditions then prevailing, including AMS' profitability, capital requirements, business outlook and other factors. Since AMS has no surplus and has incurred a net loss since its inception, it is currently prohibited from paying cash dividends under the DGCL. Additionally, both the Merger Agreement and the KOP Credit Agreement prohibit AMS from paying cash dividends.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT OF AMS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth, as of June 23, 1995, the beneficial ownership of the AMS Common Stock by each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who is known to AMS to be the beneficial owner of more than 5% of the outstanding shares of AMS Common Stock as of that date. To AMS' knowledge, all such persons except for TCI and Nextel have sole voting and investment power with respect to the shares indicated as beneficially owned by them. As described under "THE
MERGER -- Stockholder Voting Agreement," TCI's shares are subject to the Voting Agreement with Nextel, and Nextel has agreed in the Merger Agreement to vote its shares of AMS Common Stock in favor of the Merger Proposal and not to dispose of any of such shares prior to the Merger.


                                                                    AMOUNT AND
                                                                    NATURE OF
                       NAME AND ADDRESS OF                          BENEFICIAL      PERCENT OF
                        BENEFICIAL OWNER                           OWNERSHIP(1)      CLASS(2)
- -----------------------------------------------------------------  ------------     ----------
Tele-Communications Inc.(3)
  Terrance Tower II
  5619 DTC Parkway
  Englewood, Colorado 80111......................................    2,668,734         36.8%
NEXTEL Communications, Inc.
  201 Route 17 North
  Rutherford, New Jersey 07070...................................    2,514,286(4)      27.8%

- ---------------

(1) As of June 23, 1995, there were 7,243,006 shares of AMS Common Stock issued and outstanding. The number of shares of AMS Common Stock which would be issued and outstanding if all warrants and options to purchase shares of AMS Common Stock (which were exercisable or became exercisable within 60 days following June 23, 1995) were exercised is 9,323,823.


(2) Pursuant to Rule 13d-3(d)(1) under the Exchange Act, each percentage is calculated assuming that the named stockholder had converted or exercised all of such stockholder's securities, if any, convertible into or exercisable for shares of AMS Common Stock within 60 days of June 23, 1995, and that no other stockholder did so, irrespective of the conversion or exercise price thereof.

(3) TCI beneficially owns these shares through United Artists Investments, Inc. ("UAI"), an indirect wholly owned subsidiary. For information with respect to UAI's representation on the AMS Board, see "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS."

(4) Consists of 714,286 shares of AMS Common Stock (the Initial Shares) previously issued to Nextel by AMS on April 7, 1993 and 1,800,000 shares subject to the Option as of June 23, 1995. As of June 23, 1995, Nextel had not exercised the Option in whole or in part. Unless previously exercised, the Option is currently scheduled to expire on June 30, 1995, unless the Stock Purchase Agreement is reinstated. See "THE MERGER
    AGREEMENT -- Termination."


SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT


     The following table sets forth, as of June 23, 1995, the beneficial ownership of the outstanding shares of AMS Common Stock by each of AMS' current directors and executive officers and by all such directors and executive officers as a group. To AMS' knowledge and except as indicated otherwise in the footnotes to the table, all the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                                                       AMOUNT AND
                                                                       NATURE OF
                                                                       BENEFICIAL       PERCENT OF
                      NAME OF BENEFICIAL OWNER                        OWNERSHIP(1)       CLASS(2)
- --------------------------------------------------------------------  ------------      ----------
Richard G. Somers...................................................     85,941(3)          1.2
Gary S. Howard......................................................         --(4)           --
William L. Wedum....................................................         --(5)           --
Alice L. Cheung.....................................................      3,000               *
Mark S. Hull........................................................      6,666(6)            *
All current directors and executive officers as a group (5
  individuals)......................................................     95,607(7)          1.3

- ---------------
 *  Less than 1%


(1) As of June 23, 1995, there were 7,243,006 shares of AMS Common Stock issued and outstanding. The number of shares of AMS Common Stock which would be issued and outstanding if all warrants and options to purchase shares of AMS Common Stock (which were exercisable or became exercisable within 60 days following June 23, 1995) were exercised is 9,323,823.



(2) Pursuant to Rule 13d-3(d)(1) under the Exchange Act, each percentage is calculated assuming that the named stockholder had converted or exercised all of such stockholder's securities, if any, convertible into or exercisable for shares of AMS Common Stock within 60 days of June 23, 1995, and that no other stockholder did so, irrespective of the conversion or exercise price thereof.


(3) Includes options to purchase 75,000 shares of AMS Common Stock at $5.50 per share, all of which are presently vested and exercisable.

(4) Mr. Howard does not beneficially own any shares of AMS Common Stock. However, because Mr. Howard is Vice President -- Corporate Development of TCI, the corporate parent of UAI, and serves as a designee of UAI on the AMS Board, he may be deemed to share beneficial ownership of the shares beneficially owned by UAI. See "Security Ownership of Certain Beneficial Owners" above. Mr. Howard disclaims beneficial ownership of the shares beneficially owned by TCI. The shares beneficially owned by TCI are subject to the terms of the Voting Agreement. See "THE MERGER -- Stockholder Voting Agreement." For information regarding UAI's right to designate members of the AMS Board, see "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS."

(5) Mr. Wedum does not beneficially own any shares of AMS Common Stock. However, because Mr. Wedum serves as a designee of UAI on the AMS Board he may be deemed to share beneficial ownership of the shares beneficially owned by TCI. See "Security Ownership of Certain Beneficial Owners" above. Mr. Wedum disclaims beneficial ownership of the shares beneficially owned by TCI. The shares beneficially owned by TCI are subject to the terms of the Voting Agreement. See "THE MERGER -- Stockholder Voting Agreement." For information regarding UAI's right to designate members of the AMS Board, see "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS."

(6) Consists of options to purchase 6,666 shares of AMS Common Stock, all of which are presently vested and exercisable.

(7) See footnotes (3), (4), (5) and (6) above.

                  CERTAIN INFORMATION REGARDING THE DIRECTORS
                         AND EXECUTIVE OFFICERS OF AMS

IDENTIFICATION OF DIRECTORS AND OFFICERS; BUSINESS EXPERIENCE

     The following table sets forth certain information concerning the nominees for election to the AMS Board and the current executive officers of AMS.

            NAME               AGE                       POSITION(S) CURRENTLY HELD
- -----------------------------  ----     -------------------------------------------------------------
Richard G. Somers............    57     Chairman of the Board, President and Chief Executive Officer
William L. Wedum.............    44     Director
Gary S. Howard...............    44     Director
Alice L. Cheung..............    37     Chief Financial Officer, Controller, Treasurer and Secretary
Mark S. Hull.................    34     Vice President and General Manager

     Set forth below are descriptions concerning the business experience during the past five years of the nominees for election to the AMS Board and the current executive officers of AMS. Generally, each member of the AMS Board is elected annually to serve for a term of one year and until such member's successor is elected and qualified. See "ELECTION OF DIRECTORS OF AMS." Officers of AMS serve at the pleasure of the AMS Board and hold office until their successors are chosen and qualified.

     Richard G. Somers has been a director of AMS since February 1988, when AMS acquired the assets of Autotel Communications Network ("ACN"). Mr. Somers is the sole stockholder of one of the two former general partners of ACN. Mr. Somers has been Chairman of the Board, President and Chief Executive Officer of AMS since May 18, 1992. At the request of the AMS Board, Mr. Somers served as acting President and Chief Executive Officer up to that time from March 26, 1992. From February 1990 to March 1992, Mr. Somers served AMS as an executive officer in a part-time capacity, except for temporarily serving as AMS' Chief Operating Officer from July 1990 to January 1991 while AMS sought a replacement for that position. Mr. Somers was responsible for providing assistance in strategic planning during the period he served AMS in a part-time capacity, during which period he was permitted to devote a substantial amount of his time to other business activities and investments, and his agreement with AMS required only that he be reasonably available by telephone. From October 1988 to February 1990, Mr. Somers served as Vice Chairman of the Board of Directors and as an executive officer responsible for strategic planning. From the acquisition of ACN by AMS in February 1988 until October 1988, Mr. Somers was President and Chief Operating Officer of AMS. From 1982 to 1990, Mr. Somers was President of Communications Repeater Corp., which was a partner in Sigma Telecommunications, a California partnership engaged principally in the SMR business in southern California. He was also a co-founder of ACN, which AMS acquired in February 1988. From 1974 to 1986, he was the proprietor of Communications Sales and Leasing Co., which engaged in the sale and leasing of radio communications equipment. See "-- Employment Arrangements" below. Mr. Somers is not a candidate for reelection to the AMS Board.

     William L. Wedum was elected a director of AMS (as a designee of UAI, see "Arrangements Regarding Selection of Directors and Officers" below) by the AMS Board in February 1993 to replace Brendan R. Clouston, who tendered his resignation on such date. Mr. Wedum has served as an attorney in the legal department of TCI since June 1992. TCI is principally engaged in the acquisition, development and operation of cable television systems, and is the largest provider of basic cable television services in the United States. TCI is the ultimate parent of UAI, which is the beneficial owner of approximately 36.8% of the outstanding AMS Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AMS." Prior to his employment with TCI, Mr. Wedum engaged in the private practice of law as a solo practitioner from June 1991 to June 1992. From October 1986 to June 1991, Mr. Wedum was an Executive Vice President and General Counsel of Boettcher & Company, an investment bank and securities broker/dealer located in Denver, Colorado. Mr. Wedum is seeking reelection to the AMS Board.

     Gary S. Howard has been a director of AMS (as a designee of UAI, see
"-- Arrangements Regarding Selection of Directors and Officers" below) since June 6, 1991. Mr. Howard served as Vice President -- Corporate Development of TCI from December 1991 to August 1994, and has served as Senior Vice
President -- Mergers and Acquisitions of TCI Communications, Inc. (a wholly owned subsidiary of TCI that owns and operates TCI's cable television systems) since August 1994. Mr. Howard has also served as Vice President of UAI since October 1992. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AMS." Prior to the merger of United Artists Entertainment Company ("UAE") with a subsidiary of TCI in December 1991, Mr. Howard served as Senior Vice President -- Acquisitions and Chief Administrative Officer of UAE from September 1990 to December 1991, and as Treasurer and Senior Vice President of UAE from May 1989 to September 1990. From May 1984 to May 1989, Mr. Howard was Vice President and Treasurer of United Cable Television Corporation ("UCTC"), an owner and operator of cable television systems. UCTC was acquired by UAE in May 1989. Mr. Howard also serves as a director of Interactive Network, Inc. Mr. Howard is seeking reelection to the AMS Board.

     Alice L. Cheung is the Chief Financial Officer of AMS, and has been Controller of AMS since February 1988, and Secretary and Treasurer of AMS since July 1989. Ms. Cheung, a certified public accountant, was an auditor with Roth, Bookstein and Zaslow, C.P.A.s, from December 1983 to January 1988.

     Mark S. Hull has been Vice President and General Manager of both AMS and American Mobile Services Incorporated, a wholly owned subsidiary of AMS, since March 1993. From June 1988 until March 1993, Mr. Hull was Vice President and General Manager of Advanced Radio Communications Services of Florida, Inc. (an SMR company) and General Manager of its affiliate, Air Space Radio Systems.


     Arrangements Regarding Selection of Directors and Officers. UAI is an indirect wholly owned subsidiary of TCI. Pursuant to a Subscription Agreement, dated February 3, 1988 (the "Subscription Agreement"), UAI has the right to designate a total of five persons to the AMS Board. The Subscription Agreement provides that AMS, upon the written request of UAI, shall use its best efforts to cause up to three additional persons designated by UAI to be elected to the AMS Board (at the time the Subscription Agreement was signed, two designees of UAI were serving as directors of AMS). Pursuant to the Subscription Agreement, the number of individuals which UAI may designate is to be reduced if UAI beneficially owns less than 2,500,000 shares of AMS Common Stock, by one individual for each whole or fractional multiple of 500,000 shares less than 2,500,000 shares so beneficially owned by UAI. As of June 23, 1995, TCI, through UAI, beneficially owned 2,668,734 shares of AMS Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AMS." Currently, Messrs. Howard and Wedum serve as designees of UAI on the AMS Board. TCI, through UAI, has advised AMS that it does not presently intend to increase its representation on the AMS Board. The Subscription Agreement will be terminated upon the consummation of the Merger.


     In connection with Nextel's purchase of the Initial Shares, AMS has agreed to use its best efforts to cause the AMS Board to include one member designated by Nextel, if Nextel so requests. As of the date of this Proxy Statement/Prospectus, Nextel has not requested that a designee be placed on the AMS Board, and Nextel has advised AMS that it does not intend to exercise its right to designate a director of AMS prior to the consummation of the Merger.

     If the Merger Proposal is approved at the Special Meeting and the transactions contemplated by the Merger Agreement are consummated, AMS will become a wholly owned subsidiary of Nextel and all of the members of the AMS Board immediately prior to the Effective Time of the Merger will resign.

ATTENDANCE OF DIRECTORS AT MEETINGS

     The total number of meetings (including regularly scheduled and special meetings) of the AMS Board which were held during AMS' fiscal year ended June 30, 1994 was four. No incumbent director attended fewer than 75% of the total number of meetings of the AMS Board during such period.

EXECUTIVE COMPENSATION

     The following tables and discussion summarize the compensation of the Chief Executive Officer of AMS and all executive officers of AMS for the fiscal year ended June 30, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                            AWARDS
                                                                                     --------------------         PAYOUTS
                                            ANNUAL COMPENSATION          OTHER       RESTRICTED            ----------------------
                                        ---------------------------      ANNUAL        STOCK      OPTIONS/  LTIP      ALL OTHER
               NAME AND                 FISCAL   SALARY      BONUS    COMPENSATION     AWARD      SARS(3)  PAYOUTS   COMPENSATION
          PRINCIPAL POSITION             YEAR      ($)        ($)         ($)          ($)(2)       (#)      ($)         ($)
- --------------------------------------  ------   -------     ------   ------------   ----------   -------  -------   ------------
Richard G. Somers,....................   1994    175,000       --        --             --          --       --         --
  Chairman of the Board, President and   1993    167,708       --        --             --         75,000    --         --
  Chief Executive Officer(1)             1992     83,600       --        --             --          --       --         --
Alice L. Cheung,......................   1994     97,381       --        --             --          --       --          6,125(4)
  Chief Financial Officer, Treasurer,    1993     93,251      9,000(5)    --            9,000(5)    --       --         --
  Controller and Secretary               1992     87,500       --        --             --          --       --         --
Mark S. Hull,.........................   1994     83,750     15,101      --             --          --       --          6,000(6)
  Vice President and General Manager     1993     25,000(7)    --        --             --         10,000    --         --
                                         1992      --          --        --             --          --       --         --

- ---------------
(1) See "-- Employment Arrangements" below for more information concerning the terms of employment of Richard G. Somers.

(2) Values of the Restricted Stock Awards shown in the Summary Compensation Table are calculated by multiplying the closing market price of AMS' unrestricted AMS Common Stock on the date of grant by the number of shares awarded. Dividends, if declared, may be paid on the restricted stock reported in this column.

(3) The term "SARs" refers to stock appreciation rights and other similar rights relating to the increase in the value of the common equity securities of AMS.

(4) Represents accrued vacation time which was purchased by AMS. AMS' policy is to purchase accrued vacation time as long as the employee in question has at least 80 hours of accrued vacation remaining after such purchase.

(5) Represents a restricted stock bonus of 3,000 shares of AMS Common Stock issued on November 9, 1992 (with a fair market value of $9,000 at the time of issuance) as a performance bonus for the fourth quarter of 1992 and the first quarter of fiscal 1993.

(6) Mr. Hull has an automobile allowance of $500.00 per month pursuant to his employment contract.

(7) Mr. Hull became an officer of AMS on March 22, 1993.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No options to purchase AMS Common Stock were issued in fiscal 1994.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information with respect to the individuals named in the Summary Compensation Table concerning the exercise of options during the fiscal year 1994 and unexercised options and SARs held as of June 30, 1994 (the end of the 1994 fiscal year):

                                                                NUMBER OF                       VALUE OF
      UNEXERCISED                                          UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
         ($)(1)             SHARES                        AND SARS AT FY-END(#)           AND SARS AT FY-END($)
- ------------------------  ACQUIRED ON      VALUE      -----------------------------   -----------------------------
          NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- ------------------------  -----------   -----------   -----------     -------------   -----------     -------------
Richard G. Somers
  Options...............      --            --           75,000              --         562,500               --
  SARs..................      --            --               --              --              --               --
Alice L. Cheung
  Options...............      --            --            3,333(2)           --           3,333(2)            --
  SARs..................      --            --               --              --              --               --
Mark S. Hull
  Options...............      --            --            3,333(3)        6,667(3)       23,331           45,669
  SARs..................      --            --               --              --              --               --

- ---------------
(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options or SARs and the exercise or base price of the options or SARs at exercise or fiscal year-end, respectively. The closing price for AMS Common Stock was $13.00 per share on June 30, 1994.

(2) The option for 3,333 shares, which was exercisable as of June 30, 1994 at $12.00 per share, was granted on July 11, 1989 and expired unexercised on July 11, 1994.


(3) As of June 23, 1995 6,666 shares were presently exercisable and 3,334 shares were unexercisable.


COMPENSATION OF DIRECTORS

     Directors of AMS are not compensated for their services as directors. Further, it is the policy of AMS not to pay its directors for attending meetings of the AMS Board; however, AMS reimburses directors for travel expenses incurred in attending such meetings.

EMPLOYMENT ARRANGEMENTS

     AMS and Richard G. Somers, the Chairman of the Board, President and Chief Executive Officer of AMS, have entered into an Employment Agreement, dated as of March 30, 1995, which agreement terminates on March 31, 1996 (the "Employment Agreement"). Under the Employment Agreement, Mr. Somers receives an annual salary of $184,000 and may receive a discretionary bonus. Mr. Somers is also entitled to receive additional consideration upon the consummation of the Merger (or the Stock Purchase Transaction) or upon the presentation to the Board of Directors of a realistic alternative operational contingency plan for AMS. Additionally, salary payments to Mr. Somers under his employment agreement with AMS will be accelerated upon the consummation of the Merger. Mr. Somers can terminate the Employment Agreement on 30 days' notice to AMS for any reason and at any time if AMS does not cause him to remain a member of the AMS Board and a member of the Executive Committee, if any, of the AMS Board, or if AMS does not cause him to continue to be Chairman of the Board, President and Chief Executive Officer of AMS (if Mr. Somers desires to be elected to each of such positions). In any event, if AMS does not cause Mr. Somers to remain a member of the AMS Board or to continue as Chairman of the Board, President and Chief Executive Officer of AMS (unless such termination is for cause (as defined) by AMS, by reason of Mr. Somers' death or disability or by reason of Mr. Somers' decision not to seek reelection to any of such positions), Mr. Somers will receive all compensation and benefits to which he is entitled thereunder in one payment and without offset for early payment or otherwise. AMS has also agreed to indemnify Mr. Somers to the fullest extent permitted under applicable law from any and all liabilities to which he may become subject by reason of his position as an officer or director of AMS.

     On March 29, 1993, in connection with the execution of an extension of a prior employment agreement, Mr. Somers was granted options to purchase 75,000 shares of AMS Common Stock at an exercise price of $5.50 per share. Such options are exercisable on or prior to March 29, 1998; however, if Mr. Somers' employment with AMS terminates by reason of discharge for cause pursuant to the Employment Agreement or if he voluntarily terminates such employment (i) without the prior written consent of AMS prior to a change in control of AMS or (ii) following a change in control in a manner inconsistent with the Employment Agreement, all rights with respect to any unexercised portion of the options will terminate immediately upon such termination of employment. Pursuant to Mr. Somers' Employment Agreement, if Mr. Somers terminates his employment with 30 days' prior written notice, AMS will be deemed to have given its prior written consent thereto and Mr. Somers' options may be exercised within two years after such termination. If Mr. Somers' employment with AMS terminates for any other reason (other than for cause) (as defined), including as a result of the Merger, the options may be exercised within two years after such termination to the extent they were exercisable on the date of such termination.

     On February 17, 1993, AMS and Mark S. Hull entered into an agreement whereby Mr. Hull would be employed as Vice President and General Manager of AMS at an initial salary of $80,000 per year, plus a $10,000 bonus for remaining an employee for one year and an additional bonus of up to $10,000 for accomplishing certain objectives (of which he has received $5,000). Mr. Hull's salary was subsequently increased to $95,000 per year. Pursuant to the agreement, Mr. Hull also received options to purchase 10,000 shares of AMS Common Stock at $6.00 per share. Options with respect to 6,666 shares have already vested, and the remaining options vest as follows: the earlier to occur of (i) March 22, 1996 for 3,334 shares or (ii) Mr. Hull's death or permanent disability. Such options are exercisable on or prior to March 21, 1998, except that (i) rights with respect to any unexercised portion of the options will terminate immediately if Mr. Hull is discharged for cause (as defined) or voluntarily terminates his employment without the prior written consent of AMS and (ii) rights with respect to any unexercised portion of the options will terminate within two years for any other termination of employment with AMS to the extent exercisable on the date of such termination. Mr. Hull's agreement with AMS is terminable, by either party, at will.

     On July 11, 1989 Alice Cheung was granted options to purchase 3,333 shares of AMS Common Stock exercisable at $12.00 per share. Such options expired unexercised on July 11, 1994. On July 20, 1994 Alice Cheung was granted options to purchase 3,333 shares of AMS Common Stock exercisable at $12.00 per share (the closing price for a share of AMS Common Stock on the Nasdaq NM on July 20, 1994). Such options expired unexercised on January 11, 1995.

COMMITTEES OF THE AMS BOARD; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     AMS has no standing audit, nominating and compensation committees. The AMS Board makes all decisions relating to compensation. During the last fiscal year Richard G. Somers, the Chairman of the AMS Board, President and Chief Executive Officer of AMS, participated in deliberations of the AMS Board concerning executive officer compensation.

REPORT OF THE AMS BOARD ON EXECUTIVE COMPENSATION

     The following report of the AMS Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement/Prospectus into any filing under the Securities Act or the Exchange Act, except to the extent that AMS specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

     Compensation Policies. The compensation philosophy of the AMS Board is based on the belief that the compensation of executive officers should reflect the individual's commitment to AMS, the responsibilities such individual assumes and the role such individual has in contributing to the success of AMS. The AMS Board also believes that a link should exist between executive compensation and the return on investment provided to stockholders as reflected by the appreciation in the market price of AMS' stock. To that end, AMS maintains an employee stock option plan which is designed to attract and retain talented executives and to align the financial interests of AMS' executive officers with those of its stockholders. AMS believes that reliance upon equity-based incentives is advantageous to AMS because such incentives foster a long-term commitment by recipients to the success of AMS and motivate such recipients to seek to improve the long-term market performance of AMS' stock.

     AMS compensates its executives with a combination of salary and equity-based incentives. Salary is paid in cash at or below competitive levels for the SMR industry. Salary decisions are determined by the AMS Board with input from the Chief Executive Officer. Such a determination is based upon the responsibilities and work performance of each executive. Stock options and restricted stock awards are the principal vehicles for payment of long-term compensation. This component of compensation is intended to retain and motivate executives to improve market performance of AMS' stock. Stock options and restricted stock awards are granted from time to time to executives based primarily upon the individual's contribution in the past and potential contributions in the future to the success of AMS. Such grants are generally made at or above the prevailing market price for AMS' stock and will have value only to the extent AMS' stock price increases. As the responsibility level of an executive increases, a greater portion of total compensation opportunity is based on equity incentives and less on salary. Options were not granted in fiscal year 1994 due to a pending transaction with Nextel.

     CEO Compensation. During AMS' fiscal year ended June 30, 1994, Richard G. Somers, AMS' Chairman of the Board, President and Chief Executive Officer, received compensation in the form of base salary. Mr. Somers' compensation reflects his commitment to AMS, his familiarity with AMS, his substantial role in continuing AMS' operations and his significant role in negotiating the various transactions with Nextel. See "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMS -- Executive Compensation."

                                          THE BOARD OF DIRECTORS

                                          Richard G. Somers
                                          Gary S. Howard
                                          William L. Wedum

PERFORMANCE GRAPH

     The performance graph below compares cumulative total returns of AMS Common Stock, the Wilshire Telephone Index and the Wilshire Index for The Nasdaq Stock Market for the five year period ended June 30, 1994. Such information shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement/Prospectus into any filing under the Securities Act or under the Exchange Act, except to the extent AMS specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

                       FIVE YEAR CUMULATIVE TOTAL RETURNS

                                   AMERICAN
      MEASUREMENT PERIOD          MOBILE SYS-      WILSHIRE
    (FISCAL YEAR COVERED)            TEMS          TELEPHONE        NASDAQ
           1989                       100             100             100
           1990                        76             111             108
           1991                        48             109             113
           1992                        51             120             136
           1993                        79             164             171
           1994                       165             160             173

Total returns assume dividends were reinvested on the first ex-dividend date.

Years appearing in the performance graph refer to the fiscal year of AMS which ends on June 30.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Transactions with Nextel. Since the beginning of its last full fiscal year, AMS has been involved in several transactions with Nextel. See "THE MERGER -- Background of the Merger."

     Nextel and AMS currently have entered into arrangements pursuant to which AMS is performing maintenance work on some of the Florida SMR Systems that have been acquired by MCF. The arrangements contemplate that AMS will be compensated for such work at rates negotiated by AMS and Nextel.

     Issuance of the May 17 Note to UAI. On April 28, 1989, AMS issued and sold to UAI its 18% Promissory Note due May 10, 1989 in the aggregate principal amount of $1,000,000. On May 17, 1989, such 18% Promissory Note was replaced with an 18% Convertible Note, due February 1, 1990, in the aggregate principal amount of $1,000,000 (the "May 17 Note"). Interest on the unpaid principal amount of the May 17 Note accrued at the rate of 18% per annum and was payable monthly on demand. On February 1, 1990, the May 17 Note, together with all accrued interest thereon, was replaced by an 18% Convertible Subordinated Demand
Note in the aggregate principal amount of $1,136,500 (the "Demand Note"). Interest on the unpaid principal amount of the Demand Note accrued at the rate of 18% per year. Principal and interest were payable on demand but no later than October 15, 1990. UAI agreed to extend the due date of the Demand Note, which became payable on demand. UAI gave notice of conversion to AMS under the Demand Note on August 27, 1993, with the issuance of the shares of AMS Common Stock issuable upon such conversion being contingent on the prior satisfaction of the requirements of the H-S-R Act. Those requirements were satisfied on September 23, 1993. On October 1, 1993, the outstanding balance on the Demand Note of $1,887,158 (consisting of principal and accrued interest) was converted into 314,526 shares of AMS Common Stock at a conversion price of $6.00 per share.

     Assignment of the Convertible Imperial Note to UAI. On October 3, 1988, AMS issued a Promissory Note in the aggregate principal amount of $2,000,000 to Imperial Bank (the "Imperial Note") pursuant to a Loan Agreement, dated October 3, 1988, by and between Imperial Bank and AMS (the "Imperial Loan Agreement"). In connection with such loan, UAI, United Artists Communications, Inc. (the then parent of UAI and the predecessor of UAE) and Imperial Bank entered into a Note Purchase Agreement, dated October 3, 1988, pursuant to which UAI agreed to purchase the Imperial Note from Imperial Bank in the event AMS defaulted under the terms of the Imperial Loan Agreement. AMS subsequently defaulted under the Imperial Loan Agreement, and UAI purchased the remaining principal amount of the Imperial Note, $834,948, from Imperial Bank on August 30, 1991. In connection with such purchase, AMS issued to UAI a Convertible Demand Note in the aggregate principal amount of $834,948 (the "UAI Convertible Note"), which replaced the Imperial Note. The UAI Convertible Note was payable on demand and accrued interest at a rate of 2% per year in excess of a bank's prime rate. UAI gave notice of conversion to AMS under the UAI Convertible Note on August 27, 1993, with the issuance of the shares of AMS Common Stock issuable upon such conversion being contingent on the prior satisfaction of the requirements of the H-S-R Act. Those requirements were satisfied on September 23, 1993. On October 1, 1993, the outstanding balance on the UAI Convertible Note of $985,992 (consisting of principal and accrued interest) was converted into 147,383 shares of AMS Common Stock at a conversion price of $6.69 per share.

     Loan Agreement Among UAI, Richard Somers and AMS. AMS entered into a Loan Agreement, dated as of August 26, 1992, as amended as of November 12, 1992 (as so amended, the "Loan Agreement"), with UAI and Richard G. Somers. Pursuant to the Loan Agreement, UAI and Mr. Somers lent AMS $1,800,000. All loans under the Loan Agreement were made by UAI and Mr. Somers pro rata in accordance with their respective commitments. Borrowings under the Loan Agreement accrued interest at the rate of 12% per annum (which was payable with principal), were secured by substantially all of the assets of AMS' SMR operations in the Philadelphia, Pennsylvania metropolitan area (and any proceeds therefrom), and were repayable on the earlier of demand by UAI and Mr. Somers or February 28, 1993. AMS also borrowed an additional $1,000,000 from UAI during the third quarter of fiscal 1993 for working capital on terms substantially identical to those in the Loan Agreement. The foregoing borrowings were repaid in full on February 24, 1993, from the proceeds of the sale of AMS' Philadelphia-area SMR business to Philadelphia Mobile.

     Unauthorized Transfers of Funds by William J. Young. On March 25, 1992, AMS issued a press release announcing that the AMS Board had commenced an investigation into the unauthorized transfer of approximately $4.1 million from the accounts of AMS by William J. Young, who at that time was a director and the President, Chief Executive Officer and Chief Financial Officer of AMS. Mr. Young subsequently resigned from all of his positions with AMS and as a director. As a result of the AMS Board's investigation (in which the AMS Board was assisted by independent accountants), it was determined that during the period beginning July 1, 1990 and ending April 30, 1992, Mr. Young, in a series of numerous transactions, caused funds to be transferred back and forth between the bank accounts of AMS and non-AMS bank accounts controlled by Mr. Young.

     The AMS Board demanded and obtained from Mr. Young a promissory note in the principal amount of $4.1 million, which represented the net amount due to AMS as a result of Mr. Young's unauthorized transfers. The note is payable on demand and bears interest at 12% per annum (however, Mr. Young has not paid, and AMS has not recognized the accrual of, any interest on the note). AMS created a $3,718,000 reserve against collection on the promissory note (and an additional amount of approximately $215,000 owed by Mr. Young to AMS), based on management's assessment of the likelihood of collecting such debt.

     Mr. Young has granted AMS a security interest in substantially all of his assets. However, in most instances those assets were subject to senior liens of other creditors. AMS pursued, in conjunction with Mr. Young's other creditors, the sale of Mr. Young's assets and properties. AMS received $240,000 cash from the sale of Mr. Young's home, and Mr. Young has assigned to AMS 38,333 shares of AMS Common Stock owned by him (valued at $632,494 based on the trading price of the AMS Common Stock on the assignment date). AMS has also negotiated the transfer to AMS of, and settlements with respect to, certain SMR licenses held by former associates of Mr. Young that were previously managed by AMS. Such licenses were transferred to AMS during fiscal 1994 and Mr. Young received an offset of approximately $196,500 against his indebtedness to AMS. AMS also received approximately $180,000 from the sale of a radio common carrier paging system previously owned by Mr. Young in September 1994. AMS received $300,000 in September 1994 in connection with the sale of Mr. Young's interest in a separate company. Management believes that Mr. Young's remaining assets are de minimis, and does not expect that AMS will receive any further substantial recoveries with respect to Mr. Young's indebtedness to AMS, which as of June 23, 1995 amounted to approximately $2.9 million, including accrued interest. AMS has requested, however, that Mr. Young stipulate to a judgment for the balance of the indebtedness that he owes to AMS.



     Intercompany Charges. During fiscal 1992, Mr. Young utilized a portion of AMS' excess office space for the operations of Sigma. AMS charged Mr. Young office rent of $3,500 per month and for his secretary's salary, his prorated share of employee medical insurance premiums, messenger services and other employees' prorated time spent working for Sigma. During fiscal 1992 these amounts aggregated $83,893. As of June 23, 1995, Mr. Young has not paid AMS any of such amounts.


     With the exception of the transactions involving Mr. Young and his affiliates described above under the captions "-- Unauthorized Transfers of Funds by William J. Young" and "-- Intercompany Charges," AMS believes that the transactions described above were effected on terms and conditions as favorable to AMS as could have been obtained in comparable arms' length transactions under similar circumstances.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires each person who is the beneficial owner (a "Beneficial Owner") of more than ten percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act (such as the AMS Common Stock), or who is a director or an officer of the issuer of such security, to file with the Commission and any national securities exchange upon which such security is registered certain reports regarding the beneficial ownership of securities of such issuer and changes in such ownership. Specific due dates for these reports have been established by the Commission and AMS is required to disclose any known late filing or failure to file such reports with respect to its most recent fiscal year or prior fiscal years. Officers, directors and Beneficial Owners are required by regulations of the Commission to furnish AMS with copies of all reports filed with the Commission pursuant to
Section 16(a) of the Exchange Act.

     To AMS' knowledge, based solely on a review of the copies of reports furnished to AMS during and with respect to its most recent fiscal year, all filings required pursuant to Section 16(a) of the Exchange Act applicable to AMS' officers, directors and Beneficial Owners have been timely filed except the following: UAI filed on August 13, 1993 (i) a Form 5 with respect to 829,409 shares of AMS Common Stock acquired through the conversion on November 30, 1991 of a Convertible Subordinated Note which was acquired on September 25, 1991 in exchange for an 8% Convertible Subordinated Note due February 3, 1993, (ii) a Form 5 with respect to an 18% Convertible Demand Note, dated February 1, 1990, having an aggregate principal amount of $1,136,500, and (iii) a Form 5 with respect to a Convertible Demand Note, dated August 14, 1991, having an aggregate principal amount of $834,948. Such convertible notes were converted on October 1, 1993 for an aggregate of 461,909 shares of AMS Common Stock. UAI did not sell any shares of AMS Common Stock during the period its filings under Section 16(a) of the Exchange Act were late. Nextel filed on March 25, 1994 its initial Form 3 with respect to the purchase of the Initial Shares, the granting of the Option and the granting of the rights under the Put Agreement and a Form 4 with respect to the amendments to the Option and the Put Agreement.

                      AMERICAN MOBILE SYSTEMS INCORPORATED
                                 AND SUBSIDIARY

                            SELECTED FINANCIAL DATA

     The following table presents selected operations data relating to AMS for the nine months ended March 31, 1995 and 1994 and for each of the years in the five year period ended June 30, 1994. In addition, the table sets forth selected balance sheet data as of March 31, 1995 and as of June 30 of each of the years in the five year period ended June 30, 1994. The interim financial data included in the table is unaudited, but in the opinion of AMS' management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the information provided for such interim periods. The results of operations of such interim periods are not necessarily indicative of annual results. The following financial information should be read in conjunction with "AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS," and the related notes thereto, included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO FINANCIAL STATEMENTS."

     The audit report on AMS' financial statements as of and for the years ended June 30, 1994, 1993 and 1992 contains an explanatory paragraph that notes AMS is a defendant in a complaint filed on behalf of persons who purchased AMS Common Stock during the period from July 1, 1990 through March 24, 1992 which complaint alleges that damages were suffered as a result thereof. The consolidated financial statements do not include any adjustments that might result from any liability that might ultimately be incurred upon the adjudication of such matter. See "AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS," and the notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                      AMERICAN MOBILE SYSTEMS INCORPORATED
                                 AND SUBSIDIARY

                            SELECTED FINANCIAL DATA

                                                    NINE MONTHS
                                                       ENDED
                                                     MARCH 31,                     YEAR ENDED JUNE 30,
                                                 -----------------   ------------------------------------------------
                                                  1995      1994      1994      1993       1992      1991      1990
                                                 -------   -------   -------   -------   --------   -------   -------
                                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OPERATIONS DATA
Airtime:
  Sales........................................  $ 4,127   $ 3,750   $ 5,064   $ 5,100   $  4,573   $ 4,227   $ 3,931
  Cost of sales, depreciation and
    amortization...............................   (1,925)   (2,074)   (2,818)   (2,983)    (3,019)   (3,076)   (3,398)
                                                 -------   -------   -------   -------   --------   -------   -------
         Gross profit on airtime...............    2,202     1,676     2,246     2,117      1,554     1,151       533
                                                 -------   -------   -------   -------   --------   -------   -------
Equipment:
  Sales........................................    2,432     2,625     3,582     2,872        913     1,156     1,709
  Cost of sales................................   (1,492)   (1,655)   (2,338)   (2,196)    (1,202)   (1,308)   (1,759)
                                                 -------   -------   -------   -------   --------   -------   -------
         Gross profit (loss) on equipment......      940       970     1,244       676       (289)     (152)      (50)
                                                 -------   -------   -------   -------   --------   -------   -------
         Total gross profit....................    3,142     2,646     3,490     2,793      1,265       999       483
                                                 -------   -------   -------   -------   --------   -------   -------
Operating Expenses:
  Selling, general and administrative,
    depreciation and amortization..............    3,619     4,157     5,466     6,037      6,462     4,945     6,391
  Interest expense and amortization of debt
    issuance costs, net........................      795       689       910     1,361      1,618     1,900     2,461
                                                 -------   -------   -------   -------   --------   -------   -------
                                                   4,414     4,846     6,376     7,398      8,080     6,845     8,852
                                                 -------   -------   -------   -------   --------   -------   -------
         Loss before other income (expense)....   (1,272)   (2,200)   (2,886)   (4,605)    (6,815)   (5,846)   (8,369)
Other income:
  Gain on sale of assets.......................        4        11       267     2,006        216       273    10,297
  Litigation settlement........................    --        --                  --          (372)    --        --
  Debt conversion expense......................    --        --                  --        (3,224)   (1,791)    --
  (Provision) recovery for doubtful receivable
    from former officer........................      186       400       724     --        (3,718)    --        --
                                                 -------   -------   -------   -------   --------   -------   -------
                                                     190       411       991     2,006     (7,098)   (1,518)   10,297
                                                 -------   -------   -------   -------   --------   -------   -------
         Net earnings(loss)....................  $(1,082)  $(1,789)   (1,895)  $(2,599)  $(13,913)  $(7,364)  $ 1,928(b)
                                                 =======   =======   =======   =======   ========   =======   =======
Fully diluted earnings (loss) per common
  share........................................  $  (.15)  $  (.25)  $  (.27)  $  (.41)  $  (2.74)  $ (1.92)  $   .78(b)
                                                 =======   =======   =======   =======   ========   =======   =======
Weighted average number of shares outstanding,
  fully diluted................................    7,247     7,092     7,132     6,276      5,080     3,828     4,267(b)
                                                 =======   =======   =======   =======   ========   =======   =======

- ---------------
(a) No cash dividends were declared or paid during the five years ended June 30, 1994 or the nine months ended March 31, 1995.
(b) The provision for income taxes for 1990 was $778,000, which was offset by an extraordinary credit for the same amount. For the year ended June 30, 1990, the income before extraordinary credit was $1,150,000 and the related earnings per common share were $.55 on a primary basis and $.47 on a fully-diluted basis. The weighted average number of shares outstanding on a primary basis was 2,104,000 and on a fully-diluted basis was 4,267,000.

                      AMERICAN MOBILE SYSTEMS INCORPORATED
                                 AND SUBSIDIARY

                            SELECTED FINANCIAL DATA

                                                                                  JUNE 30,
                                                   MARCH 31,   -----------------------------------------------
                                                     1995       1994      1993      1992      1991      1990
                                                   ---------   -------   -------   -------   -------   -------
                                                                      (AMOUNTS IN THOUSANDS)
SUMMARY BALANCE SHEET DATA
Property and equipment, net......................   $ 5,057    $ 5,864   $ 6,678   $ 8,283   $ 9,310   $10,364
Intangible assets, net...........................    11,167     12,206    10,921    11,233     9,112     8,497
Total assets.....................................    19,834     21,022    25,921    25,213    24,884    26,372
Current maturities of secured debt and capital
  lease obligations..............................    11,203     11,367(a)   4,589    1,494     --        --
Long-term debt (less current maturities):
  Subordinated convertible
    Notes -- stockholder.........................        --         --        --        --     3,198     6,250
  Subordinated debt..............................        --         --        --        --     2,550     7,254
  Secured debt...................................        --         --(a)   8,406   11,686     6,993        --
  Capitalized lease obligations..................        54        128       886     1,600     2,236     3,337
Stockholders' equity.............................     6,772      2,854     2,405     4,843     4,534       341
                                                    =======    =======   =======   =======   =======   =======

- ---------------
(a) See Notes 12 and 13 of Notes to Consolidated Financial Statements of AMS included elsewhere herein.

                      AMERICAN MOBILE SYSTEMS INCORPORATED
                                 AND SUBSIDIARY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the "AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY SELECTED FINANCIAL DATA" and the consolidated financial statements of AMS, and the related notes thereto, included elsewhere in this Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

     Nine Months Ended March 31, 1995 vs. Nine Months Ended March 31,
1994. AMS' total sales increased by 2.9% from $6,375,000 in the nine months ended March 31, 1994 to $6,559,000 for the same period in 1995. Sales are comprised of two components: sales of airtime to customers and sales of equipment and service. As a percentage of total sales, sales of airtime for the period ended March 31, 1995, were 62.9%, up slightly from 58.8% for the same period in 1994. Airtime sales increased by 10.1% from $3,750,000 for the period ended March 31, 1994 to $4,127,000 for the same period in 1995. This was a result of the Company's net subscriber growth and an increase in the average rate charged per subscriber unit. Sales of equipment and service have decreased by 7.3% from $2,625,000 for the period ended March 31, 1994 to $2,432,000 for the same period in 1995 as a result of a smaller sales team.

     There was a decrease of 5.0% in the cost of sales for airtime from $1,180,000 for the period ended March 31, 1994 to $1,121,000 for the same period in 1995, and a decrease of 9.8% in the cost of sales for equipment and service from $1,655,000 for the period ended March 31, 1994 to $1,492,000 for the same period in 1995. Overall, the total cost of sales decreased by 7.8% from $2,835,000 for the period ended March 31, 1994 to $2,613,000 for the comparable period in 1995.

     AMS' selling, general and administrative expenses have decreased 13.5% from $3,023,000 for the period ended March 31, 1994 to $2,616,000 for the same period in 1995. This decrease was the combined result of the reduction in sales and service personnel and the decrease in legal fees for the period ended March 31, 1995. Interest expense increased by 2.8% from $621,000 for the period ended March 31, 1994 to $795,000 for the same period in 1995 due to increases in the interest rate and an $80,000 extension fee charged by KOP in connection with an extension of certain principal repayments under the KOP Credit Agreement in March 1995.

     It is anticipated that AMS will continue to report operating losses during its current fiscal year because of its continuing significant interest, depreciation and amortization expenses, as well as continued costs of marketing incurred to increase the number of subscribers to AMS' SMR systems.

     Year Ended June 30, 1994 vs. Year Ended June 30, 1993. AMS' total sales increased by 8.5% from $7,972,000 in fiscal 1993 to $8,646,000 in fiscal 1994. Sales are comprised of two components: sales of airtime and sales of equipment and service. Airtime sales remained constant for fiscal 1994 as a result of the sale of AMS' SMR systems in the Philadelphia area, which generated approximately $174,000 in sales in fiscal 1993, which amount was offset by the increase in airtime sales resulting from AMS' net subscriber growth in fiscal 1994.

     Sales of equipment and services increased by 24.7% from $2,872,000 in fiscal 1993 to $3,582,000 in fiscal 1994. This increase was mainly attributable to the fact that American Mobile Services Incorporated, AMS' subsidiary which performs all of AMS' sales and services functions, did not begin operations until August 31, 1992.

     Cost of sales for airtime, excluding depreciation and amortization, decreased by 3% from $1,679,000 in fiscal 1993 to $1,629,000 in fiscal 1994. This decrease was primarily attributable to the sale of the SMR systems in the Philadelphia area in fiscal 1993. See "BUSINESS OF AMS -- Recent Material Acquisitions and Divestitures." Cost of equipment sales and services increased by 6.5% from $2,196,000 in fiscal 1993 to

$2,338,000 in fiscal 1994. The increase in the cost of equipment sales and services was due primarily to the 24.7% increase in sales of equipment and services discussed above. Overall, the total cost of sales, excluding depreciation and amortization, increased by 2.4% from $3,875,000 in fiscal 1993 to $3,967,000 in fiscal 1994.

     AMS' selling, general and administrative expenses decreased by 9% from $4,372,000 in fiscal 1993 to $3,974,000 in fiscal 1994. This decrease was mainly due to the $450,000 decrease in professional and legal fees in fiscal 1994. Interest expense decreased by 33% from $1,361,000 in fiscal 1993 to $910,000 in fiscal 1994. This decrease is attributable to the conversion of certain convertible notes held by UAI in October 1993 and the gradual repayment of the capitalized lease obligation and secured debts.

     AMS reported a net loss of $2,599,000 in fiscal 1993, as opposed to a net loss of $1,895,000 in fiscal year 1994. The decrease in net loss of $704,000 is the net result of AMS' improved operations in fiscal 1994, decrease in depreciation, amortization and interest expense of $739,000 and the net decrease of $1,015,000 in gain on sale of assets and recovery of doubtful receivable from a former officer in fiscal 1994 as compared to fiscal 1993.

     It is anticipated that AMS will continue to report operating losses during fiscal 1995 due to its significant depreciation and amortization and interest expenses, as well as continued marketing costs aimed at increasing the number of subscribers to AMS' SMR systems.

     Year Ended June 30, 1993 vs. Year Ended June 30, 1992. AMS' total sales increased by 45.3% from $5,486,000 in fiscal 1992 to $7,972,000 in fiscal 1993.
Airtime sales increased by 11.5% from $4,573,000 for fiscal 1992 to $5,100,000 for fiscal 1993. This increase in airtime sales was the result of both an increase in subscribers due to AMS' marketing efforts and AMS' exchange transaction with Johnson Communications Corporation ("JCC") in August 1991. See "BUSINESS OF AMS -- Recent Material Acquisitions and Divestitures." At the same time, sales of equipment and service increased by 215% from $913,000 in fiscal 1992 to $2,872,000 for fiscal 1993. This increase was the result of AMS' termination of its marketing arrangements with RESCO in August 1992.

     Cost of sales for airtime, excluding depreciation and amortization, decreased by 2.4% from $1,721,000 for fiscal 1992 to $1,679,000 for fiscal 1993. This decrease was attributable to a $77,000 reduction in provision for doubtful accounts for fiscal 1993. Cost of equipment sales and service increased by 82.7% from $1,202,000 for fiscal 1992 to $2,196,000 for fiscal 1993. The increase in the cost of equipment sales and service was due primarily to the increase in sales of equipment and services discussed above. Overall, the total cost of sales, excluding depreciation and amortization, increased by 32.6% from $2,923,000 in fiscal 1992 to $3,875,000 for fiscal 1993.

     AMS' selling, general and administrative expenses decreased by 10.7% from $4,896,000 for fiscal 1992 to $4,372,000 for fiscal 1993. This decrease was directly attributable to the termination of the commission arrangement with RESCO, which resulted in the reduction of $1,930,000 in commission expense for fiscal 1993. As a result of the termination of the arrangement with RESCO, AMS and its marketing subsidiary incurred an additional $1,571,000 of selling, general and administrative expenses for fiscal 1993.

     Interest expense decreased by 15.9% from $1,618,000 for fiscal 1992 to $1,361,000 for fiscal 1993 due to lower interest rates for fiscal 1993, the gradual repayment of AMS' capitalized lease obligations and the conversion of all of AMS' subordinated debt into AMS Common Stock during fiscal 1992.

     In February 1993, AMS sold all of its Philadelphia area SMR business and related assets which resulted in an approximate $2,000,000 gain. See "BUSINESS OF AMS -- Recent Material Acquisitions and Divestitures."

     AMS reported a net loss of $13,913,000 in fiscal 1992, as opposed to a net loss of $2,599,000 in fiscal 1993. The decrease in net loss of $11,314,000 is attributable primarily to improved operations in fiscal 1993 and the gain from the sale of the Philadelphia SMR business, as well as to the recognition in fiscal 1992 of a one time expense of $3,224,000 for debt conversion expense, a provision for doubtful receivables from a former officer of $3,718,000 and the termination of the RESCO arrangements.

LIQUIDITY AND CAPITAL RESOURCES

     AMS incurred substantial losses in fiscal years 1992, 1993 and 1994 and in the first nine months of fiscal 1995. During each of these periods, AMS also incurred working capital deficits and in fiscal year 1992, 1993 and 1994 used net cash in its operating activities. During the three years ended June 30, 1994, the net cash used in operating activities decreased $266,000 between 1992 and 1993 and decreased $1,795,000 between 1993 and 1994, resulting in net cash used in year ended June 30, 1994 of $33,000. Net cash provided by operating activities for the nine months ended March 31, 1995 was $1,226,000. Net cash used in investing activities in fiscal 1994 was $847,000, resulting primarily from expenditures for property and equipment and acquisitions of SMR systems. Net cash used in investing activities for the nine months ended March 31, 1995 was $320,000. Net cash provided by investing activities in fiscal 1993 was $2,479,000, resulting primarily from the proceeds received in the sale of the Philadelphia SMR assets for approximately $3.5 million offset by expenditures for property, equipment and assets held for sale. In 1992, cash used in investing activities was $6,513,000, which resulted from expenditures for property, equipment and system of $3,504,000 and net advances to a former officer (discussed elsewhere herein) and affiliate of $3.3 million.

     During the three years ended June 30, 1994, AMS had net cash provided
(used) by financing activities of $(2,556,000) in 1994, $3,327,000 in 1993 and $8,414,000 in 1992. The proceeds from issuance of debt were approximately $6.6 million in 1992. The proceeds from the issuance of common stock in 1994 were approximately $54,000, $5 million in 1993 and $5.3 million in 1992. The payments of debt and capitalized lease obligations were approximately $2.6 million in 1994, $3.8 million in 1993 and $3.8 million in 1992. Net cash used in financing activities for the nine months ended March 31, 1995 was $355,000.


     AMS' working capital deficit increased from $3,343,000 at June 30, 1993 to $10,810,000 at June 30, 1994. AMS' working capital deficit at March 31, 1995 was $10,837,000. AMS' cash balance decreased by approximately $3.4 million between June 30, 1994 and June 30, 1993. The large increase in working capital deficit is mainly attributable to the classification of the entire $10.7 million borrowed under the KOP Credit Facility as a current liability in the consolidated balance sheet as of June 30, 1994. During fiscal 1994, AMS obtained waivers and amendments of applicable requirements under the KOP Credit Facility to prevent a number of potential defaults thereunder. Since waivers existing at such time did not extend beyond June 30, 1995, the entire amount borrowed under the KOP Credit Agreement has been classified a current liability in the event of a potential default. See "-- The KOP Credit Agreement."


     AMS believes that continued growth in its monthly revenues from airtime billing are vital to AMS' ability to increase its revenues and achieve profitable operations in the future.

     The KOP Credit Agreement. Approximately $3.9 million in principal is due and payable to Kansallis-Osake-Pankki, a Finnish banking corporation acting through its New York branch ("KOP") under a Credit Agreement, dated as of April 9, 1991, as amended (the "KOP Credit Agreement"), between AMS and KOP on the earlier of August 15, 1995 or five business days after the date on which the Merger is consummated. As of March 31, 1995, approximately $10.7 million in borrowings was outstanding under the KOP Credit Agreement pursuant to a term loan with a final maturity of April 9, 1998. Borrowings under the KOP Credit Agreement bear interest, at AMS' election, at (i) KOP's prime rate, as in effect from time to time, plus a margin of .25% to 1.25% or (ii) a LIBOR rate plus a margin of 1.5% to 2.5%. The applicable margin is determined by reference to AMS' total debt in relation to its annualized cash flow (as those terms are defined in the KOP Credit Agreement). As of March 31, 1995, the interest rate then in effect for borrowings under the KOP Credit Agreement was approximately 8.63% per annum. Interest is payable by AMS monthly in arrears.

     The KOP Credit Agreement prohibits the payment of cash dividends by AMS or the redemption or other acquisition by AMS of shares of, or securities exercisable for, AMS Common Stock and contains covenants that restrict AMS' ability, among other things: to incur further indebtedness; to create liens on its properties; to invest in other companies; to acquire additional SMR systems or enter into joint ventures; or to sell, outside of the ordinary course of business, any of its assets. KOP has consented to the consummation of the Merger with Nextel.

     Borrowings under the KOP Credit Facility are secured by substantially all of the tangible and intangible assets of AMS.

     AMS has no further borrowing availability under the KOP Credit Agreement.

     AMS has previously obtained waivers and amendments of applicable requirements under the KOP Credit Agreement to prevent a number of potential defaults thereunder, which would have resulted primarily from AMS' failure to comply with (i) covenants providing for the maintenance of certain ratios of (a) senior debt to the sum of annualized quarterly cash flow plus marketing expenses (the "Senior Debt Ratio") and (b) operating cash flow to debt service and (ii) certain limits on the marketing expenses incurred by AMS. Waivers of the covenant relating to the Senior Debt Ratio have been given for the periods ended December 31, 1993, March 31, 1994, June 30, 1994, September 30, 1994 and
December 31, 1994, but not for quarters ending thereafter. In addition, payment installments under the KOP Credit Agreement for each of March 31, 1994, June 30, 1994, September 30, 1994, December 31, 1994, March 31, 1995 and June 30, 1995
have been extended, and will be due and payable on the earlier of August 15, 1995 and five business days after the date on which the Merger is consummated. It is anticipated that AMS will have insufficient funds to pay the approximately $3.9 million in principal which will be due and payable on or before August 15, 1995. If the Merger is not consummated by August 15, 1995 and payments otherwise due to KOP on August 15, 1995 are not rescheduled, AMS would be in default under the KOP Credit Agreement and KOP would be entitled to declare the entire outstanding principal amount thereunder, plus all accrued interest thereon, due and payable.

     Working Capital Requirements. Assuming that the Merger is consummated prior to August 15, 1995, AMS currently anticipates that prior to the Merger its working capital and cash requirements for fiscal 1995 will be principally drawn from existing cash on hand and cash flow from operations. However, there can be no assurance that the Merger will be consummated by or subsequent to August 15, 1995. Ultimately, if the conditions to the Merger are not satisfied and the transactions contemplated by the Merger Agreement are abandoned by Nextel and AMS (and the Stock Purchase Agreement is not reinstated), it is likely that AMS will be in default under the KOP Credit Agreement and that KOP will have the right to declare the entire outstanding principal amount thereunder, and all accrued interest thereon, immediately due and payable. In such event, AMS would seek to reschedule its payment obligations under the KOP Credit Agreement and obtain financing from a strategic partner; however, no discussions have been held with KOP concerning a possible restructuring of AMS' payment obligations, and there is no assurance that such a strategic partner could be found on a timely basis or at all. There is also no assurance that TCI would lend additional funds to AMS, and TCI has not made any commitments to AMS in this regard.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On August 13, 1992, AMS dismissed Deloitte & Touche as its independent accountants, which had audited AMS' financial statements for each of the years in the two-year period ended June 30, 1991. The AMS Board approved the decision to dismiss Deloitte & Touche. On September 5, 1992, AMS engaged KPMG Peat Marwick LLP ("Peat Marwick") as its independent accountants.

     The independent auditors' report, dated October 11, 1991, of Deloitte & Touche on the balance sheet of AMS as of June 30, 1991 and the related statements of operations, stockholders' equity and cash flows for the year then ended, contained an explanatory paragraph that stated, "the Company has suffered recurring losses from operations and has a working capital deficit. These matters raise substantial doubt about the Company's ability to continue as a going concern." During AMS' 1991 fiscal year and the interim period immediately preceding the dismissal of Deloitte & Touche in fiscal 1993, there were no disagreements between AMS and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make a reference to the subject matter of the disagreement in connection with its report on AMS' audited financial statements.

     In connection with the filing by AMS of a Current Report on Form 8-K, dated August 13, 1992, disclosing Deloitte & Touche's dismissal, Deloitte & Touche filed a letter with the Commission, in accordance with Item 304 (a)(3) of Regulation S-K, which stated that Deloitte & Touche had discussed with AMS prior to its dismissal certain matters that constituted "reportable events" under Item 304 (a)(1)(v) of Regulation S-K. Deloitte & Touche stated in its letter that prior to its dismissal it had advised AMS of the need to expand the procedures Deloitte & Touche would perform in its engagement to audit AMS' fiscal 1992 financial statements based upon certain information furnished to it in connection with its preliminary planning for that audit. Deloitte & Touche stated that those procedures related to the following: an evaluation of the recoverability of amounts due from affiliates of approximately $4.5 million at June 30, 1992; evaluation of the findings of the investigation of activities of William J. Young conducted for the AMS' Board by another accounting firm; evaluation of the appropriate accounting for costs associated with a certain marketing agreement during 1992; evaluation of the appropriate accounting for certain obligations under management agreements related to AMS' use of certain channels; and evaluation of AMS' fiscal 1993 business plan and assessment of its ability to continue as a going concern. AMS did not disagree with Deloitte & Touche's planned expansion of its audit procedures and provided a copy of Deloitte & Touche's letter to Peat Marwick for their information in conducting their audit of AMS' 1992 financial statements. AMS also addressed the matters raised in Deloitte & Touche's letter.

     AMS did not consult with Peat Marwick prior to the dismissal of Deloitte & Touche on any accounting principle, transaction, or type of audit opinion that might be rendered on AMS' financial statements.

                             STOCKHOLDER PROPOSALS

     If the Merger Agreement is terminated, AMS thereafter will prepare and deliver a proxy statement to its stockholders to solicit proxies in connection with the matters to be considered and voted upon at the 1996 Annual Meeting which is expected to be held in November 1996. In such event, stockholders of AMS may present proper proposals for inclusion in AMS's proxy statement and for consideration and action at such 1996 Annual Meeting of Stockholders by submitting their proposals to AMS by June 1, 1996. Any such proposal must be mailed or delivered to: Secretary, 20920-C Warner Center Lane, Woodland Hills, California 91367-5002.

                                 LEGAL MATTERS

     The validity of the shares of Nextel Common Stock offered hereby will be passed upon for Nextel by Jones, Day, Reavis & Pogue ("Jones Day"). Certain tax matters have been passed upon for Nextel by Jones Day and for AMS by Baker & Botts, L.L.P.

                                    EXPERTS

     The consolidated financial statements and related consolidated financial statement schedules incorporated in this Proxy Statement/Prospectus by reference from Nextel's Transition Report on Form 10-K for the nine months ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of American Mobile Systems Incorporated and subsidiary (AMS) as of June 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1994, and the related financial statement schedules, have been included and incorporated by reference herein and in the Registration Statement in reliance upon the reports, dated August 26, 1994, of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

     The reports of KPMG Peat Marwick LLP, covering the June 30, 1994, 1993 and 1992 consolidated financial statements and financial statement schedules of AMS contain an explanatory paragraph that states that AMS is a defendant in a consolidated complaint filed on behalf of persons who purchased AMS common stock during the period from July 1, 1990 through March 24, 1992 and alleges that damages were suffered as a result thereof. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated financial statements of OneComm Corporation as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been included and incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Questar Telecom, Inc. at December 31, 1993 and for the year then ended appearing in the Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The Combined Balance Sheets of Advanced MobileComm of Nevada, Inc., Advanced MobileComm of Southern California, Inc. and Advanced MobileComm of Colorado, Inc. (collectively, "Advanced MobileComm West") as of December 31, 1993, and the Combined Statements of Operations, Stockholders' Equity and Cash Flows for the year ended December 31, 1993, included and incorporated by reference in this Proxy Statement/Prospectus, have been included herein and incorporated by reference in reliance on the report of Coopers & Lybrand, independent accountants, and given on the authority of that firm as experts in accounting and auditing.

     The Consolidated Balance Sheet of PowerFone as of December 31, 1993, and the Consolidated Statement of Operations, Stockholders' Equity and Cash Flows for the year then ended included and incorporated herein by reference in this Proxy Statement/Prospectus; have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Balance Sheets of the 800 MHz Specialized Mobile Radio Territory of Motorola, Inc. (Nextel Properties) (a business within the Network Services Division ("Division") of Motorola, Inc. ("Parent") (the "Territory")) as of December 31, 1993 and 1994 and the related Statements of Operations and Territory Equity and Cash Flows for each of the years in the three-year period ended December 31, 1994, have been included and incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of Dial Page, Inc. and subsidiaries as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994, have been included and incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of Transit Communications Corporation and subsidiaries (formerly Transit Communications Atlanta, L.P.) and certain assets and liabilities of Transit Sales and Service, Inc. included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report.............................................  F-4
  Consolidated Balance Sheets, June 30, 1994 and 1993......................  F-5
  Consolidated Statements of Operations, Years Ended June 30, 1994, 1993
     and 1992..............................................................  F-6
  Consolidated Statements of Stockholders' Equity, Years Ended June 30,
     1994, 1993 and 1992...................................................  F-7
  Consolidated Statements of Cash Flows, Years Ended June 30, 1994, 1993
     and 1992..............................................................  F-8 and F-9
  Notes to Consolidated Financial Statements...............................  F-10 to F-22
  Condensed Consolidated Balance Sheets, March 31, 1995, and June 30, 1994
     (unaudited)...........................................................  F-23
  Condensed Consolidated Statements of Operations, Nine Months Ended March
     31, 1995 and 1994 (unaudited).........................................  F-24
  Condensed Consolidated Statements of Cash Flows, Nine Months Ended March
     31, 1995 and 1994 (unaudited).........................................  F-25 and F-26
  Notes to Condensed Consolidated Financial Statements (unaudited).........  F-27 to F-29

POWERFONE HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report.............................................  F-31
  Consolidated Balance Sheet, December 31, 1993............................  F-32 and F-33
  Consolidated Statement of Operations, Year Ended December 31, 1993.......  F-34
  Consolidated Statement of Common Stockholders' Deficiency, Year Ended
     December 31, 1993.....................................................  F-35
  Consolidated Statement of Cash Flows, Year Ended December 31, 1993.......  F-36
  Notes to Consolidated Financial Statements...............................  F-37 to F-42
  Condensed Consolidated Balance Sheets, December 31, 1993 and March 31,
     1994 (unaudited)......................................................  F-43 and F-44
  Condensed Consolidated Statements of Operations, Three Months Ended March
     31, 1993 and 1994 (unaudited).........................................  F-45
  Condensed Consolidated Statements of Cash Flows, Three Months Ended March
     31, 1993 and 1994 (unaudited).........................................  F-46
  Notes to Condensed Consolidated Financial Statements (unaudited).........  F-47

800MHZ SPECIALIZED MOBILE RADIO TERRITORY OF
  MOTOROLA, INC. (NEXTEL PROPERTIES) (A BUSINESS WITHIN THE
  NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC. (PARENT)) (THE
  TERRITORY)
FINANCIAL STATEMENTS
  Independent Auditors' Report.............................................  F-48
  Balance Sheets, December 31, 1993 and 1994 and March 31, 1994 and 1995
     (unaudited)...........................................................  F-49
  Statements of Operations and Territory Equity, Years Ended December 31,
     1992, 1993 and 1994 and Three Months Ended March 31, 1994 and 1995
     (unaudited)...........................................................  F-50
  Statements of Cash Flows, Years Ended December 31, 1992, 1993 and 1994
     and Three Months Ended March 31, 1994 and 1995 (unaudited)............  F-51
  Notes to Financial Statements............................................  F-52 to F-61

ONECOMM CORPORATION AND SUBSIDIARIES (FORMERLY CENCALL COMMUNICATIONS
  CORP.)
CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report.............................................  F-63
  Consolidated Balance Sheets, December 31, 1994 and 1993..................  F-64 and F-65
  Consolidated Statements of Operations, Years Ended December 31, 1994,
     1993 and 1992.........................................................  F-66
  Consolidated Statements of Stockholders' Equity (Deficit), Years Ended
     December 31, 1994, 1993 and 1992......................................  F-67
  Consolidated Statements of Cash Flows, Years Ended December 31, 1994,
     1993 and 1992.........................................................  F-68
  Notes to Consolidated Financial Statements...............................  F-69 to F-79
  Consolidated Balance Sheets, March 31, 1995 (unaudited) and
     December 31, 1994.....................................................  F-80
  Consolidated Statements of Operations, Three Months Ended March 31, 1995
     and 1994 (unaudited)..................................................  F-81
  Consolidated Statements of Stockholders' Equity, Year Ended December 31,
     1994 and Three Months Ended March 31, 1995 (unaudited)................  F-82
  Consolidated Statements of Cash Flows, Three Months Ended March 31, 1995
     and 1994 (unaudited)..................................................  F-83
  Notes to Consolidated Financial Statements (unaudited)...................  F-84 to F-88

DIAL PAGE, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report.............................................  F-89
  Consolidated Balance Sheets, December 31, 1993 and 1994..................  F-90
  Consolidated Statements of Operations, Years Ended December 31, 1992,
     1993 and 1994.........................................................  F-91
  Consolidated Statements of Stockholders'/Partners' Equity (Deficit),
     Years Ended December 31, 1992, 1993 and 1994..........................  F-92
  Consolidated Statements of Cash Flows, Years Ended December 31, 1992,
     1993 and 1994.........................................................  F-93 and F-94
  Notes to Consolidated Financial Statements...............................  F-95 to F-111
  Consolidated Statements of Operations, Three Months Ended March 31, 1995
     and 1994 (unaudited)..................................................  F-112
  Consolidated Balance Sheets, March 31, 1995 (unaudited) and
     December 31, 1994.....................................................  F-113
  Consolidated Statements of Cash Flows, Three Months Ended March 31, 1995
     and 1994 (unaudited)..................................................  F-114
  Notes to Consolidated Financial Statements (unaudited)...................  F-115 to F-117

TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES (FORMERLY TRANSIT
  COMMUNICATIONS ATLANTA, L.P.) AND CERTAIN ASSETS AND LIABILITIES OF
  TRANSIT SALES AND SERVICE, INC.
CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Public Accountants.................................  F-118
  Consolidated Combined Balance Sheets, December 31, 1992 and 1993.........  F-119
  Consolidated Combined Statements of Operations, Years Ended December 31,
     1991, 1992 and 1993...................................................  F-120
  Consolidated Combined Statements of Changes in Stockholders'
     Equity/Partners' Capital, Years Ended December 31, 1991, 1992 and
     1993..................................................................  F-121
  Consolidated Combined Statements of Cash Flows, Years Ended December 31,
     1991, 1992 and 1993...................................................  F-122
  Notes to Consolidated Combined Financial Statements......................  F-123 to F-138

  Condensed Consolidated Interim Balance Sheets, March 31, 1994 (unaudited)
     and December 31, 1993.................................................  F-139
  Condensed Consolidated Interim Statements of Operations, Three Months
     Ended March 31, 1994 and 1993 (unaudited).............................  F-140
  Condensed Consolidated Interim Statements of Cash Flows, Three Months
     Ended March 31, 1994 and 1993 (unaudited).............................  F-141
  Notes to Condensed Consolidated Interim Financial Statements
     (unaudited)...........................................................  F-142

QUESTAR TELECOM, INC.
FINANCIAL STATEMENTS
  Report of Independent Auditors...........................................  F-143
  Balance Sheet, December 31, 1993.........................................  F-144
  Statement of Operations and Accumulated Deficit, Year Ended
     December 31, 1993.....................................................  F-145
  Statement of Cash Flows, Year Ended December 31, 1993....................  F-146
  Notes to Financial Statements............................................  F-147 to F-150
  Balance Sheet, June 30, 1994 (unaudited).................................  F-151
  Statements of Operations, Six Months Ended June 30, 1993 and 1994
     (unaudited)...........................................................  F-152
  Statements of Cash Flows, Six Months Ended June 30, 1993 and 1994
     (unaudited)...........................................................  F-153
  Notes to Financial Statements (unaudited)................................  F-154

ADVANCED MOBILECOMM WEST
COMBINED FINANCIAL STATEMENTS
  Report of Independent Accountants........................................  F-155
  Combined Balance Sheets, June 30, 1994 (unaudited) and December 31,
     1993..................................................................  F-156
  Combined Statements of Operations, Six-Month Periods Ended June 30, 1994
     (unaudited) and 1993 (unaudited) and Year Ended December 31, 1993.....  F-157
  Combined Statements of Stockholder's Equity, Six-Month Period Ended June
     30, 1994 (unaudited) and Year Ended December 31, 1993.................  F-158
  Combined Statements of Cash Flows, Six-Month Periods Ended June 30, 1994
     and 1993 (unaudited) and Year Ended December 31, 1993.................  F-159
  Notes to Combined Financial Statements...................................  F-160 to F-166

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
American Mobile Systems Incorporated:

     We have audited the accompanying consolidated balance sheets of American Mobile Systems Incorporated and subsidiary as of June 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Mobile Systems Incorporated and subsidiary as of June 30, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 15 to the consolidated financial statements, the Company is a defendant in a consolidated complaint filed on behalf of persons who purchased the Company's common stock during the period from July 1, 1990 through March 24, 1992, and alleges that damages were suffered as a result thereof. The ultimate outcome of the complaint cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying consolidated financial statements.

                                             KPMG Peat Marwick LLP

Denver, Colorado
August 26, 1994

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1994 AND 1993
                             (AMOUNTS IN THOUSANDS)

                                                                           1994         1993
                                                                         --------     --------
  ASSETS (NOTE 12)
  Current assets:
     Cash and cash equivalents.........................................  $    584     $  4,020
     Accounts receivable:
       Trade, net of allowance for doubtful accounts of $617 in 1994
        and $769 in 1993 (note 18).....................................       272          349
       Other (note 5)..................................................       549          229
     Receivable from a former officer, net of allowance for doubtful
      recovery of $2,994 in 1994 and $3,718 in 1993 (notes 5 and 6)....        --          385
     Inventories, net..................................................       485          521
     Other assets......................................................       100          127
                                                                         --------     --------
            Total current assets.......................................     1,990        5,631
                                                                         --------     --------
  Notes receivable (note 6)............................................        63          858
  Property and equipment, net of accumulated depreciation and
     amortization (note 7).............................................     5,864        6,678
  Intangible assets, net of accumulated amortization (note 8)..........    12,206       10,921
  Deferred offering costs (notes 16 and 19)............................       520           --
  Other assets (note 9)................................................       379        1,833
                                                                         --------     --------
                                                                         $ 21,022     $ 25,921
                                                                         ========     ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
     Notes payable (note 10)...........................................  $    136     $    139
     Current maturities of subordinated convertible notes
       payable -- stockholder (note 11)................................        --        1,971
     Current maturities of secured debt and capitalized lease
       obligations (notes 12 and 13)...................................    11,367        4,589
     Accounts payable..................................................       584          579
     Accrued expenses..................................................       587          767
     Accrued interest (note 11)........................................        64          890
     Other.............................................................        62           39
                                                                         --------     --------
            Total current liabilities..................................    12,800        8,974
                                                                         --------     --------
  Long-term secured debt (note 12).....................................        --        8,406
  Capitalized lease obligations (note 13)..............................       128          886
  Other debt...........................................................       240          250
                                                                         --------     --------
            Total liabilities..........................................    13,168       18,516
                                                                         --------     --------
  Common stock subject to repurchase, $.01 par value;
     714 shares issued (note 16).......................................     5,000        5,000
  Stockholders' equity (notes 11, 12, and 16):
       Preferred stock, $1 par value. Authorized 5,000 shares; none
        issued and outstanding.........................................        --           --
       Common stock, $.01 par value. Authorized 20,000 shares; issued and outstanding 6,533 shares in 1994 and 6,100 shares in
        1993...........................................................        66           61
       Additional paid-in capital......................................    50,197       47,226
       Accumulated deficit.............................................   (46,777)     (44,882)
                                                                         --------     --------
                                                                            3,486        2,405
       Less 38 shares of treasury stock................................      (632)          --
                                                                         --------     --------
            Total stockholders' equity.................................     2,854        2,405
                                                                         --------     --------
  Commitments and contingencies (notes 6 and 15)
                                                                         $ 21,022     $ 25,921
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED JUNE 30, 1994, 1993, AND 1992
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1994        1993         1992
                                                               -------     -------     --------
Airtime:
  Sales......................................................  $ 5,064     $ 5,100     $  4,573
  Cost of sales..............................................   (1,629)     (1,679)      (1,721)
  Depreciation and amortization..............................   (1,189)     (1,304)      (1,298)
                                                               -------     -------     --------
          Gross profit on airtime............................    2,246       2,117        1,554
                                                               -------     -------     --------

Equipment:
  Sales (including sales to RESCO, Inc. of $112 and $822 in
     1993 and 1992, respectively) (note 4)...................    3,582       2,872          913
  Cost of sales (including cost of sales to RESCO, Inc.
     of $112 and $822 in 1993 and 1992, respectively)
     (note 4)................................................   (2,338)     (2,196)      (1,202)
                                                               -------     -------     --------
          Gross profit (loss) on equipment...................    1,244         676         (289)
                                                               -------     -------     --------
          Total gross profit.................................    3,490       2,793        1,265
                                                               -------     -------     --------

Operating expenses:
  Selling, general, and administrative.......................    3,974       4,372        4,896
  Depreciation and amortization..............................    1,492       1,665        1,566
  Interest expense and amortization of debt issuance costs,
     net.....................................................      842       1,089        1,257
  Interest expense on subordinated convertible notes
     payable -- stockholder (note 11)........................       68         272          361
                                                               -------     -------     --------
                                                                 6,376       7,398        8,080
                                                               -------     -------     --------
          Loss before other income (expense).................   (2,886)     (4,605)      (6,815)
                                                               -------     -------     --------

Other income (expense):
  Gain on sale of assets (note 17)...........................      267       2,006          216
  Litigation settlement......................................       --          --         (372)
  Debt conversion expense (note 16)..........................       --          --       (3,224)
  Reduction in provision for doubtful receivable from former
     officer (notes 5 and 6).................................      724          --           --
  Provision for doubtful receivable from former officer
     (note 5)................................................       --          --       (3,718)
                                                               -------     -------     --------
                                                                   991       2,006       (7,098)
                                                               -------     -------     --------
          Net loss...........................................  $(1,895)    $(2,599)    $(13,913)
                                                               =======     =======     ========
Loss per share...............................................  $  (.27)    $  (.41)    $  (2.74)
                                                               =======     =======     ========
Weighted average number of shares outstanding................    7,132       6,276        5,080
                                                               =======     =======     ========

          See accompanying notes to consolidated financial statements.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           (NOTES 11, 12, 15, AND 16)
                   YEARS ENDED JUNE 30, 1994, 1993, AND 1992
                             (AMOUNTS IN THOUSANDS)

                                            COMMON STOCK
                                               ISSUED           ADDITIONAL
                                          -----------------      PAID-IN       ACCUMULATED     TREASURY
                                          SHARES     AMOUNT      CAPITAL         DEFICIT        STOCK        TOTAL
                                          ------     ------     ----------     -----------     --------    --------
BALANCE, JUNE 30, 1991................    4,052       $ 41       $ 34,101       $ (28,370)     $(1,238)    $  4,534

Conversion of subordinated debt.......    1,173         11          8,695          --            --           8,706
Issued for payment of interest........      208          2            691          --            --             693
Sale of treasury stock................     --         --             (251)         --            1,238          987
Sale of common stock in a private
  placement offering..................      587          6          4,250          --            --           4,256
Stock issuance costs..................     --         --             (420)         --            --            (420)
Net loss..............................     --         --           --             (13,913)       --         (13,913)
                                          -----       ----       --------       ---------      -------     --------
BALANCE, JUNE 30, 1992................    6,020         60         47,066         (42,283)       --           4,843

Issued for services...................        5       --               23          --            --              23
Settlement of lawsuit.................       75          1            355          --            --             356
Stock issuance costs..................     --         --             (218)         --            --            (218)
Net loss..............................     --         --           --              (2,599)       --          (2,599)
                                          -----       ----       --------       ---------      -------     --------
BALANCE, JUNE 30, 1993................    6,100         61         47,226         (44,882)       --           2,405

Acquisition of treasury stock.........      (38)     --           --              --              (632)        (632)
Conversion of subordinated debt.......      465          5          2,888          --            --           2,893
Exercise of employee stock options....        6       --               83          --            --              83
Net loss..............................     --         --           --              (1,895)       --          (1,895)
                                          -----       ----       --------       ---------      -------     --------
BALANCE, JUNE 30, 1994................    6,533       $ 66       $ 50,197       $ (46,777)     $  (632)    $  2,854
                                          =====       ====       ========       =========      =======     ========

          See accompanying notes to consolidated financial statements.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED JUNE 30, 1994, 1993, AND 1992
                             (AMOUNTS IN THOUSANDS)

                                                                          1994        1993         1992
                                                                         -------     -------     --------
Cash flows from operating activities:
  Net loss.............................................................  $(1,895)    $(2,599)    $(13,913)
                                                                         -------     -------     --------
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization......................................    2,681       2,970        2,695
    Provision for doubtful receivables.................................      245         180          409
    Provision for doubtful note receivable from a former officer.......    --          --           3,718
    Reduction in provision for doubtful receivable from a former
      officer..........................................................     (724)      --           --
    Provision for inventory obsolescence...............................       70         100          334
    Issuance of common stock in payment of interest and for services...    --             23          693
    Interest expense applied to principal..............................    --              4           17
    Special compensation -- stock options..............................       29       --           --
    Gain on sale of assets.............................................     (267)     (2,006)        (216)
    Debt conversion expense............................................    --          --           3,224
    Change in asset and liabilities:
      Decrease (increase) in accounts receivable.......................     (188)       (297)         132
      Increase in inventories..........................................      (34)        (16)         (24)
      Decrease (increase) in other assets and deferred offering
         costs.........................................................      108        (129)         140
      Increase (decrease) in accounts payable and accrued expenses.....     (152)       (241)         977
      Increase (decrease) in accrued interest..........................       94         183         (280)
         Total adjustments.............................................    1,862         771       11,819
                                                                         -------     -------     --------
         Net cash used in operating activities.........................      (33)     (1,828)      (2,094)
                                                                         -------     -------     --------
Cash flows from investing activities:
  Expenditures for property and equipment..............................     (562)       (175)      (1,332)
  Expenditures for acquisitions of Specialized Mobile Radio (SMR)
    systems............................................................     (750)       (525)      (2,172)
  Proceeds from sale of assets.........................................      453       3,384          286
  Additions to assets held for resale..................................    --           (421)       --
  Net decrease (increase) in due from affiliate and from former officer
    and related parties of a former officer............................       12         216       (3,295)
                                                                         -------     -------     --------
         Net cash provided by (used in) investing activities...........     (847)      2,479       (6,513)
                                                                         -------     -------     --------
Cash flows from financing activities:
  Proceeds from issuance of notes payable..............................    --          2,325          835
  Proceeds from issuance of subordinated debt and secured debt.........    --          --           6,552
  Payments of notes payable and subordinated debt......................   (1,786)     (2,607)      (2,618)
  Proceeds from capitalized lease obligations..........................    --          --              19
  Principal payments under capitalized lease obligations...............     (824)     (1,173)      (1,197)
  Proceeds from issuance of common stock...............................       54       5,000        4,256
  Proceeds from sale of treasury stock.................................    --          --           1,061
  Expenditures for issuance of common stock............................    --           (218)        (494)
                                                                         -------     -------     --------
         Net cash provided by (used in) financing activities...........   (2,556)      3,327        8,414
                                                                         -------     -------     --------
         Net increase (decrease) in cash...............................   (3,436)      3,978         (193)
Cash and cash equivalents, beginning of year...........................    4,020          42          235
                                                                         -------     -------     --------
Cash and cash equivalents, end of year.................................  $   584     $ 4,020     $     42
                                                                         =======     =======     ========
Supplemental disclosure of cash flow information -- Cash paid for
  interest.............................................................  $   807     $ 1,191     $  1,344
                                                                         =======     =======     ========

                                                                     (Continued)

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     During the year ended June 30, 1994, the following noncash investing and financing activities occurred:

          (a) Common stock valued at $632 was received from a former officer of the Company in payment of a note receivable with a net balance of $369. The difference of $263 was recorded as a reduction in provision for doubtful receivable from a former officer.

          (b) SMR licenses valued at $976 were acquired in settlement of $795 in notes receivable, $5 in deposit receivable and the assumption of a $12 option payable. The remaining $164 was recorded as a reduction in provision for doubtful receivable from a former officer.

          (c) Shares of common stock (462) were issued upon the conversion of $2,873 of debt and accrued interest.

          (d) The Company acquired RESCO, Inc.'s 50% interest in the RESCO/AMS partnership's SMR systems in Jacksonville, Florida for approximately $800. Accordingly, the Company's investment in the RESCO/AMS joint venture was reduced by the Company's share of the book basis of the Jacksonville assets in the joint venture.

          (e) Exercised employee stock options resulted in the recording of $29 of special compensation expense and a corresponding increase in additional paid-in capital.

          (f) Shares of common stock (3) were issued upon the conversion of $20 of accrued interest.

     During the year ended June 30, 1993, the following noncash investing and financing activities occurred:

          (a) Three SMR licenses were acquired in settlement of $62 in notes receivable (see note 6).

          (b) The Company settled a lawsuit which had been accrued for in fiscal 1992 through the issuance of 75 shares of the Company's common stock valued at $4.75 per share.

     During the year ended June 30, 1992, the following noncash investing and financing activities occurred:

          (a) Atlanta and Orlando SMR systems with net cost of $1,979 were exchanged for "JCC" Tampa and Miami SMR systems.

          (b) Subordinated notes payable and long-term secured debt increased by $984 from an acquisition.

          (c) Common stock was issued upon the conversion of $6,175 of subordinated debt and accrued interest.

          (d) Capitalized lease obligations of $198 were assumed to acquire network equipment.

          See accompanying notes to consolidated financial statements.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         JUNE 30, 1994, 1993, AND 1992

(1)  NATURE OF BUSINESS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

     American Mobile Systems Incorporated and subsidiary (the Company) are engaged in the business of operating and managing Specialized Mobile Radio (SMR) systems that provide mobile radio and dispatch services, under licenses issued by the Federal Communications Commission (FCC), principally to customers throughout major metropolitan areas of Southeast Florida and on Florida's Gulf Coast. In addition, the Company markets communications, mobile telephone, and radio dispatch equipment and services.

     The Company's marketing and sales and service agreements with RESCO, Inc. were terminated on August 31, 1992. Effective September 1, 1992, all sales and service functions were performed through the Company's newly formed wholly owned subsidiary, American Mobile Services Incorporated. The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

     The Company has incurred losses during the three years ended June 30, 1994. During this same three-year period, the Company also used net cash in its operating activities and had net working capital deficits. During 1992, 1993, and 1994, the Company met its cash requirements through its financing activities and existing cash. The Company expects its proposed financing activities (see note 16) along with its planned operating activities, will provide adequate capital to expand its markets and to continue to operate. However, there can be no assurance that the proposed financing and planned operating activities will be completed.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash equivalents of $3,487,000 at June 30, 1993 consisted of certificates of deposit.

     REVENUE RECOGNITION

     The Company recognizes revenue from airtime sales based upon monthly access charges per unit plus airtime charges as used. Airtime sales also include revenue from management agreements which are recognized as earned. Revenue from the sale of equipment is recognized when the units are sold.

     INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist principally of radio communication equipment held for sale and resale. Market value is determined by replacement cost or net realizable value.

     PROPERTY AND EQUIPMENT, DEPRECIATION, AND AMORTIZATION

     Property and equipment are stated at cost. Depreciation and amortization are provided by the straight-line basis over their expected useful lives of between 5 and 10 years.

     INVESTMENT IN JOINT VENTURE

     The Company uses the equity method of accounting for its investment in a 50%-owned joint venture. The Company's investment, at cost, is increased or decreased annually by its share of the undistributed profits or losses of the joint venture and decreased by any distributions made to it by the joint venture.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     INCOME TAXES

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109). Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Effective July 1, 1993, the Company adopted Statement 109. There was no effect on the Company's financial statements of adopting Statement 109.

     INTANGIBLE ASSETS

     Intangible assets are stated at cost. License rights are costs incurred for FCC issued licenses primarily as a result of business acquisitions and are being amortized on a straight-line basis over an estimated life of 20 years. Costs assigned to customer lists purchased in business combinations are being amortized on a straight-line basis over an estimated useful life of 10 years. The excess of cost over fair value of companies acquired is being amortized on a straight-line basis over its estimated useful life of 20 years. All relevant factors and circumstances are periodically reviewed to determine whether reductions in the intangible asset amortization periods are appropriate.

     LOSS PER SHARE

     Loss per share is computed based on the weighted average number of common shares outstanding during the period. Shares to be issued upon the exercise of warrants and options are not included in the calculation of net loss per share for the years ended June 30, 1994, 1993 and 1992 since the effect would be anti-dilutive.

(3)  ASSET EXCHANGES WITH JCC

     The Company entered into two Asset Exchange Agreements (Exchange Agreements), dated as of August 1, 1991, with Johnson Communications Corporation
(JCC) whereby the Company acquired SMR sales and service and repeater businesses from JCC in Miami and Tampa, Florida, and transferred to JCC its SMR repeater businesses in Atlanta, Georgia, and Orlando, Florida. The values assigned for the Miami business was $1,534,000 and for the Tampa business, $3,116,000. The net book value of the Atlanta business was $300,000 and the Orlando business was $1,679,000. To the extent the values assigned did not offset, the difference was paid or was payable in cash at closing.

     The parties have closed on a majority of the systems involved in the exchange, and are operating most of the remaining systems pursuant to management agreements pending approval of certain license transfers from the FCC. As of August 26, 1994, the Company had not received thirty 900 MHz channels from JCC located in Tampa, Florida, and a dispute currently exists concerning this matter. The Exchange Agreements provide for liquidated damages in the amount of $40,000 for each channel not delivered, which may result in a claim by the Company against JCC (or its successor) in the amount of $1,200,000 if the dispute is not amicably resolved.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(4)  TRANSACTIONS WITH AFFILIATE

     As of June 30, 1994 and 1993, advances to (from) the joint venture with RESCO, Inc. in the amounts of $(306,000) and $448,000, respectively, are included in the investment in joint venture (see note 9).

(5)  RECEIVABLE FROM A FORMER OFFICER

     During fiscal year ended June 30, 1992 and the prior year, the Company's former director, president, chief executive officer, and chief financial officer caused to occur a series of transfers from the accounts of the Company to this individual and his related interests which were not authorized by the Company's Board of Directors. The balance due at June 30, 1992 of $4,343,000, after adjustment, from this individual resulted primarily from transfers of $5,767,000 from the Company, reduced by repayments of $2,756,000 during that fiscal year. The highest outstanding balance due from this individual and his related interests during fiscal 1992 was approximately $4,500,000, for which the Company recorded interest income of $161,000.

     In March 1992, the Board of Directors of the Company became aware of these transfers and commenced an investigation. The Board of Directors retained independent counsel and independent accountants to assist in the investigation of such transfers and transfers in the prior year. The Board determined, based on the review by independent accountants, that the transfers by the former officer in the fiscal year ended June 30, 1991, were part of a pattern of repetitive overdrafts of Company bank accounts and bank accounts controlled by the former officer, including those of Autotel Capital Partnership (ACP) (a general partner in Autotel Communications Network (Autotel) (see note 15) and related entities controlled by the former officer. The Company obtained a $4,128,000 note from the former officer, which is in part collateralized by various personal assets, which represented the amount due at June 30, 1992 as a result of such transfers. The note is due on demand and bears interest at the lesser of 12% per annum or the maximum allowable rate provided by law. The remaining balance of $215,000 as of June 30, 1992 was attributed to amounts due to the Company for interest, goods, and various services provided by the Company to the former officer. However, given uncertainty that the collateral would be sufficient to cover the note and other amounts due the Company for the year ended June 30, 1992, the Company recorded a provision of $3,718,000 for the estimated doubtful recovery. No interest has been accrued since March 1992. During the year ended June 30, 1993, the Company received cash from certain collateral sold in the amount of approximately $240,000. On September 2, 1993, the former officer assigned his 38,333 shares of the Company's common stock to the Company and approximately $632,000 was credited to his outstanding indebtedness based on the trading price of the common stock on the assignment date. The Company expects to receive $300,000 during the first quarter of fiscal 1995 from the sale of the former officer's interest in a separate company. A portion of the amounts received or to be received was recorded as a reduction of the receivable and the balance as a reduction in provision for doubtful receivable from former officer in the accompanying consolidated statement of operations.

(6) NOTES RECEIVABLE, PRINCIPALLY FROM PARTIES WHO HAD A RELATIONSHIP WITH A FORMER OFFICER

     In 1988, in connection with assets purchased from Autotel, the Company acquired notes receivable, with interest at rates from 10% to 12%, to be paid over 10 years. The notes resulted from the sale of equipment to SMR license owners. At June 30, 1994 and 1993, notes receivable from certain SMR license owners totaled $63,000 and $858,000, respectively.

     The Company also acquired in the Autotel purchase, certain management agreements (the Management Agreements) which provide management, marketing, and operational support for SMR facilities owned by these same SMR license holders. In certain cases, the Company also leased equipment to the SMR license holder. The Company, pursuant to the Management Agreements, was solely responsible for the costs of providing all such services except for costs specifically identified under the terms of these agreements. The agreements provide that in exchange for such services and obligations, the Company would receive a

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(6) NOTES RECEIVABLE, PRINCIPALLY FROM PARTIES WHO HAD A RELATIONSHIP WITH A FORMER OFFICER (CONTINUED)

percentage of the gross receipts generated from each managed facility after the license holder first received a stated minimum amount of such receipts. The amounts payable to the SMR license holder were to be offset against amounts owed on the notes and equipment leases.

     At the date of the Autotel purchase, the SMR license holders had entered into option agreements, which allowed these license holders to receive shares in the Company in exchange for their SMR license rights and related facilities and equipment. These shares were to be paid from shares belonging to ACP and held in escrow for that purpose. In addition, pursuant to the terms of the option agreements, upon the exercise of these options by the license holder, the notes receivable would also be forgiven and the equipment leases and other management agreements terminated.

     Subsequent to 1988, the Company also entered into oral and written agreements with these license holders and others to manage trunked SMR systems on similar terms.

     During the year ended June 30, 1994, the Company purchased SMR licenses (pursuant to the option and settlement agreements) valued at $976,000 in settlement of $795,000 of the notes receivable and $164,000 of the note receivable from a former officer.

     The Company also has various additional management agreements to manage and operate SMR systems whose licenses are owned by other parties which extend to 2007. Management fees, which are not material, are included in cost of sales-airtime. These licensees have the option to require the Company to purchase the SMR systems which, if exercised in total, is estimated not to exceed $100,000.

(7)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of June 30 (amounts in thousands):

                                                                          1994      1993
                                                                         -------   -------
    SMR equipment......................................................  $ 8,119   $ 8,220
    Computer equipment.................................................    1,313     1,302
    Rental equipment...................................................      922       992
    Equipment under capitalized leases.................................    2,206     2,184
    Other..............................................................    1,922     1,464
                                                                         -------   -------
                                                                          14,482    14,162
    Less accumulated depreciation and amortization (including $953 and
      $738 for equipment under capitalized leases).....................    8,618     7,484
                                                                         -------   -------
                                                                         $ 5,864   $ 6,678
                                                                         =======   =======

     The Company incurred costs of approximately $588,000, $122,000, and $397,000 in 1994, 1993 and 1992, respectively, in connection with development and construction of SMR systems.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(8)  INTANGIBLE ASSETS

     Intangible assets consist of the following as of June 30 (amounts in thousands):

                                                                         1994        1993
                                                                       --------    --------
    Excess of cost over fair value of net assets acquired............  $  2,961    $  2,961
    Options to acquire and rights of first refusal for SMR systems...     1,018       1,018
    License rights...................................................     8,997       6,971
    Customer lists...................................................     3,072       2,869
                                                                       --------    --------
                                                                         16,048      13,819
    Less accumulated amortization....................................     3,842       2,898
                                                                       --------    --------
                                                                       $ 12,206    $ 10,921
                                                                       ========    ========

(9)  OTHER ASSETS

     Other assets consist of the following as of June 30 (amounts in thousands):

                                                                          1994      1993
                                                                          ----     ------
    Investment in joint venture, net of advances(a).....................  $(39)    $1,337
    Other...............................................................   418        496
                                                                          ----     ------
                                                                          $379     $1,833
                                                                          ====     ======

(a) In April 1990, the Company purchased a 50% interest in SMR systems for $930,000 in cash and 25,000 shares of the Company's common stock. In connection with this purchase, the Company entered into a joint venture agreement with RESCO, Inc. (RESCO/AMS Communications, a joint venture partnership which is 50% owned by the Company and 50% owned by RESCO, Inc.) to provide for the joint ownership of these systems which are managed by the Company. The Company also contributed to this venture a five-channel system serving Jacksonville, Florida.

     Pursuant to an Asset Purchase and Sales Agreement, dated July 15, 1993 (the RESCO/AMS Agreement), by and among RESCO/AMS Communications and Dial Call, Inc., RESCO/AMS Communications agreed to sell all of its 800 MHz SMR systems and related assets in South Carolina and Georgia for an aggregate consideration of $1,700,000. This transaction closed in June 1994.

     The Company also acquired RESCO, Inc.'s 50% interest in RESCO/AMS's systems in Jacksonville, Florida, for approximately $800,000 and RESCO, Inc. acquired AMS's 50% interest in RESCO/AMS's 450 MHz repeater business for approximately $100,000 in June 1994.

(10)  NOTES PAYABLE

     In connection with various system acquisitions during fiscal 1992, the Company assumed several notes, resulting from put options exercised by licensees. These notes bear interest at rates ranging from 10% to 12% per annum.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(11)  SUBORDINATED CONVERTIBLE NOTES PAYABLE -- STOCKHOLDER

     Subordinated convertible notes payable -- stockholder consist of the following as of June 30, 1993 (amounts in thousands):

    Convertible subordinated note payable to stockholder, due on demand, interest at 18%(a)(c).....................................................  $1,136
    Convertible demand note payable to stockholder, interest at a rate of 2%
      above prime rate(b)(c)....................................................     835
                                                                                  ------
                                                                                  $1,971
                                                                                  ======

(a) Note was held by United Artists Investment, Inc. (UAI) and it, along with accrued interest, were convertible at $6 per share into shares of common stock.

(b) On August 30, 1991, in accordance with a note purchase agreement between the bank and UAI and United Artists Communications, Inc. (UAC, the predecessor to United Artists Entertainment Company) (together UA), UAI purchased the Company's remaining indebtedness of $835,000 from the bank. The Company issued UAI a convertible note in the principal amount of $835,000 in accordance with an agreement of satisfaction and subsequent amendment with UA. The note was due on demand, bore interest at a rate of 2% above a bank's prime rate per annum, and it, along with accrued interest were convertible into shares of common stock at the rate of $6.69 per share.

(c) On October 1, 1993, the Company issued 314,526 shares of Common Stock to UAI upon the conversion of the 18% Convertible Demand Note, dated February 1, 1990, having an outstanding principal amount of $1,136,500 and accrued interest of $750,658. Also on October 1, 1993, the Company issued 147,383 shares of Common Stock to UAI upon the conversion of the Convertible Demand Note dated August 14, 1991, having an outstanding principal amount of $834,948 and accrued interest of $151,044.

(12)  LONG-TERM SECURED DEBT

     In April 1991, the Company entered into a Credit Agreement with a bank. The Company and the bank entered into an amendment, dated as of August 17, 1992, pursuant to which the bank and the Company agreed to certain amendments to the Credit Agreement. Subject to the terms of the Amended Credit Agreement (Agreement), the bank agreed to lend the Company up to $12 million on a revolving basis until April 9, 1993. On that date, the outstanding revolving loans were converted into a five-year term loan (Term Loan). The Term Loan bears interest at (i) the bank's prime rate plus a margin of .25% to 1.25% or (ii) at a LIBOR rate plus a margin of 1.5% to 2.5%. At June 30, 1994, the interest rate in effect was 6.69%. Interest is payable by the Company monthly.

     The Term Loan requires the repayment of the principal amount outstanding at June 30, 1994, as follows (amounts in thousands):

               YEAR ENDING JUNE 30:
                    1995............................................  $ 3,871
                    1996............................................    2,045
                    1997............................................    2,953
                    1998............................................    1,818
                                                                      -------
                                                                      $10,687
                                                                      =======

     The Term Loan, as amended on August 22, 1994, contains financial covenants which prohibit the payment of cash dividends or the redemption or other acquisitions by the Company of shares of, or securities exercisable for, common stock. The Term Loan also contains covenants that, among other things, restrict the Company's ability to incur further indebtedness or to create liens on its properties; to invest in other

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(12)  LONG-TERM SECURED DEBT (CONTINUED)

companies; to acquire additional SMR systems or enter into joint ventures; or to sell, outside of the ordinary course of business, any of its assets. In addition, the Company is required to maintain, as defined, specified ratios of cash flow to debt service and senior debt and is prohibited from exceeding a specified amount of marketing expenses. During the year ended June 30, 1994, the Company was in default for exceeding the marketing expenditure limitations and for violation of the debt service ratio and the senior debt ratio covenants. The Company received an amendment and waiver pursuant to which the bank eliminated the Company's defaults through June 30, 1994 for the ratio covenants and waived the default for the marketing expenditure covenant through September 30, 1994. In addition, installments originally due under the Credit Agreement on March 31, 1994, June 30, 1994, and September 30, 1994 were extended and will be due and payable on the earlier of October 31, 1994 or the date on which NEXTEL Communications, Inc. (Nextel) acquires a majority interest in the Company (see note 16). Since the Company's waiver does not extend beyond June 30, 1995, the entire balance of the Term Loan has been classified as a current liability in the accompanying consolidated balance sheet as of June 30, 1994.

     Borrowings under the Agreement are secured by substantially all of the tangible and intangible assets of the Company. The Company has also assigned to the bank the assets pledged to the Company by its former chief executive officer and chief financial officer. Under the assignment, the Company retains any cash received from the sale of such assets which is necessary to meet its projected cash flow needs for the next 12 months before applying the cash received to repay the borrowings under the Agreement.

     The Company also issued a stock purchase warrant to the bank whereby the bank has the right to purchase from the Company 160,000 shares of common stock at $1.50 per share (see note 15).

(13)  CAPITALIZED LEASE OBLIGATIONS


     The Company leases SMR equipment under lease obligations which have been capitalized at interest rates which approximate the rates implicit in the lease agreements.

     In April 1989, the Company entered into a purchase agreement with Lease Programs Inc. (LPI), whereby LPI finances the Company's acquisition of radio communication equipment and tower equipment. In accordance with the agreement, the Company purchases equipment and subsequently sells such equipment to LPI. LPI then leases the equipment to the Company for a three-year period with an effective interest rate ranging from 16% to 17% per annum. There were no financing arrangements made between the Company and LPI in fiscal 1994.

     The following schedule describes the components of the capitalized lease obligations as of June 30 (amounts in thousands):

                                                                      1994      1993
                                                                      ----     ------
        Total minimum lease payments payable........................  $885     $2,121
        Less amount attributable to interest........................   (98)      (510)
                                                                      ----     ------
                                                                      $787     $1,611
                                                                      ====     ======

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(13)  CAPITALIZED LEASE OBLIGATIONS (CONTINUED)

     These minimum lease payments payable are due as follows (amounts in thousands):

YEAR ENDING JUNE 30:
- --------------------
        1995..................................................  $744
        1996..................................................    96
        1997..................................................    45
                                                                ----
                                                                $885
                                                                ====

(14)  INCOME TAXES

     As of June 30, 1994, the Company had available for federal income tax purposes net operating loss carryforwards of approximately $39,700,000, expiring from 1998 through 2009 based upon present tax regulations. The net operating loss carryforward available to offset future taxable income may be limited for losses generated before February 1988. Net operating loss carryforwards may also be limited as a result of future changes in ownership. The Company also had available investment tax credit carryforwards of $38,000 expiring through 2001.

     The primary components of the deferred tax liabilities at June 30, 1994 represent property and equipment (principally due to differences in depreciation) and intangible assets (principally due to differences in amortization). The primary components of deferred tax assets represent allowances for doubtful accounts and net operating loss carryforwards. The following components of the net deferred tax liability are presented below (amounts in thousands):

    Deferred tax liabilities:
      Property and equipment, principally due to differences in
         depreciation.........................................................  $ (1,146)
      Intangible assets, principally due to differences in amortization.......    (2,295)
                                                                                --------
              Total gross deferred tax liabilities............................    (3,441)
                                                                                --------
    Deferred tax assets:
      Receivables, principally due to allowance for doubtful accounts.........     1,444
      Inventories, principally due to allowance for obsolescence..............       110
      Net operating loss carryforward.........................................    15,895
                                                                                --------
              Total gross deferred tax assets.................................    17,449
      Less valuation allowance................................................   (14,008)
                                                                                --------
              Net deferred tax assets.........................................     3,441
                                                                                --------
              Net deferred taxes..............................................  $  --
                                                                                ========

(15)  COMMITMENTS AND CONTINGENCIES

     EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with its current president and chief executive officer. The agreement and subsequent amendments provide for an aggregate annual base salary of $175,000 until March 29, 1995.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(15)  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     OPERATING LEASES

     The Company has operating leases, principally for operating sites and office space. Total rent expense, including month-to-month rentals, approximated $926,000, $1,015,000, and $1,055,000 for the years ended June 30, 1994, 1993, and 1992, respectively.

     The future minimum rental commitments on operating leases are as follows (amounts in thousands):

             YEAR ENDING JUNE 30:
             --------------------
                     1995...........................................  $  486
                     1996...........................................     336
                     1997...........................................     217
                     1998...........................................     179
                     1999...........................................      35
                                                                      ------
                                                                      $1,253
                                                                      ======

     In addition to fixed rentals, these leases have various escalation clauses that include requirements for maintenance and real estate taxes and adjustment for inflation. With respect to certain of these leases, the Company has options to extend the terms.

     COMPLAINT AND INVESTIGATION

     During March 1992, the Company was named as a defendant along with its former director, president, chief executive officer, and chief financial officer in a complaint filed on behalf of persons who purchased the Company's common stock during the period from April 9, 1991 through March 24, 1992. On August 5, 1993, the plaintiff filed a consolidated complaint which added the Company's former auditors and enlarged the putative class to include all persons who purchased the Company's common stock during the period from July 1, 1990 through March 24, 1992. The consolidated complaint alleges damages were suffered as a result of alleged violations of the federal securities laws by the Company, the former officer, and the Company's former auditors.

     The Company answered the consolidated complaint on August 20, 1993, denying all allegations of wrongdoing contained in the consolidated complaint. The Company intends to continue to vigorously defend itself against all allegations of wrongdoing in this action. The ultimate outcome of the consolidated complaint cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the financial statements.

     The Securities and Exchange Commission is conducting a formal investigation into certain unauthorized transfers of funds from the accounts of the Company by the Company's former director, president, chief executive officer, and chief financial officer (see note 5). The Company was voluntarily cooperating with a prior informal investigation during which three depositions had been taken. The investigation became formal with the issuance of a subpoena to a third party in this matter. The Company intends to continue cooperating with this investigation.

     FCC LICENSES

     The construction, operation and transfer of control of SMR systems are regulated by the FCC. The FCC has allocated a specific number of frequencies in the 800/900 MHz radio spectrum bands for use by SMR systems, and issues licenses to the extent there are available frequencies. An SMR licensee is normally required to construct and place a trunked SMR system in operation within one year from the date of the

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(15)  COMMITMENTS AND CONTINGENCIES (CONTINUED)

license grant. Failure to meet construction requirements results in automatic license cancellation. An SMR operator of trunked channels licensed prior to June 1, 1993 must be loaded with a minimum of 70 mobile units per channel within five years of the initial license grant, except that 900 MHz SMR operators have been given an initial extension until the Spring of 1995 to meet this loading requirement. If a given SMR system is not loaded with 70 mobile units per channel within the applicable period, the authorization may be superseded to reduce the number of channels to one per each 100 mobile units, or fraction thereof, being served. The Company and the licensees it manages have historically met the loading requirement for most of their licenses and have retained ownership of over 90% of the trunked channels utilized by their SMR systems. Management anticipates, based on the Company's past experience and the number of mobile units loaded on adjacent systems or channels, that most of the licenses that have not met their loading requirement will do so before the expiration of the requisite loading period.

     The FCC has notified four licensees of SMR systems, who collectively have 18 channels located in the vicinity of Homestead, Florida, and are subject to management agreements with the Company, that their licenses were canceled for failure to timely construct their SMR systems. The Company has advised the FCC that the Company timely constructed the licensees' SMR systems in their behalf. The Company has assisted each of these licensees in the preparation of petitions for reconsideration which were subsequently denied. The licensees have filed for an appeal of this decision made by the FCC.

(16)  STOCKHOLDERS' EQUITY

     TENDER OFFER/DEBT CONVERSION EXPENSES

     On July 6, 1990, the Company completed tender offers whereby certain convertible subordinated debentures due in 1991 and convertible subordinated notes due in 1993 were converted into shares of common stock at a reduced exercised price of $6.375 per share. The offer to the holders of the convertible subordinated notes due in 1993 also included a condition to increase the aggregate number of shares of common stock issuable upon exercise of related warrants by reducing the cost per share to $6.375. One of the conditions to both tender offers was that UAI convert a principal amount of a convertible subordinated note, due in 1993, at least equal to the proportion of the principal amount of the convertible subordinated debentures due in 1991 tendered. In response to the tender offer, the following debt and warrants were converted to common stock during the fiscal year ended June 30, 1992:

                                                PRINCIPAL      ACCRUED      CONVERSION/
                                                 AMOUNT       INTEREST       EXERCISE        SHARES
                                                CONVERTED     CONVERTED        PRICE        ISSUED(1)
                                                ---------     ---------     -----------     ---------
                                                          (AMOUNTS IN THOUSANDS, EXCEPT
                                                           CONVERSION/EXERCISE PRICE)
    Subordinated debt due in 1991.............   $ 3,420          18          $6 to 7           551
    Note held by UAI..........................     2,062         675             3.30           829
                                                 -------         ---                          -----
                                                 $ 5,482         693                          1,380
                                                 =======         ===                          =====

(1) Includes shares issued for accrued interest.

     As a result of the reduction in conversion rate as an inducement to the noteholders to convert the debt into common stock, the Company incurred conversion expenses of $3,224,000 for the year ended 1992. The conversion expense represents the difference in total market value of the additional shares issued at the reduced conversion rates and exercise price rather than at the various conversion rates in effect in accordance with the respective terms of the subordinated debentures due in 1991, convertible subordinated notes due in 1993 and related warrants, and the note held by UAI.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(16)  STOCKHOLDERS' EQUITY (CONTINUED)

     PRIVATE PLACEMENT OFFERING

     In December 1991, a group of investors in a private placement purchased 587,000 shares of common stock at $7.25 per share. Proceeds from the private placement were $4,250,000, which were reduced by $420,000 of stock issuance costs.

     NEXTEL TRANSACTION

     During 1993, the Company entered into agreements with NEXTEL, pursuant to which NEXTEL may acquire up to 10,914,286 shares of the Company's common stock at a price of $7 per share for an aggregate consideration totaling approximately $76,400,000 in cash and property and an additional 1,950,000 shares at $8.50 per share, as described below.

     On April 7, 1993, pursuant to an Initial Stock Purchase Agreement, the Company sold to NEXTEL 714,286 shares of Common Stock (the Initial Shares) for an aggregate purchase price of $5,000,000 in cash. In connection therewith, the Company agreed to repurchase the Initial Shares at the initial issuance price of $5,000,000 upon request by NEXTEL, if NEXTEL does not acquire a controlling interest in the Company by October 31, 1994, as extended (unless such occurrence is solely the fault of NEXTEL). Also, in connection with the purchase and sale of the Initial Shares, the Company issued to NEXTEL an option to acquire up to an additional 1,950,000 shares, as adjusted, of common stock (the Option Shares) at a purchase price of $8.50 per share in cash (the Option) (the exact number will be based on the fully diluted number of shares of common stock outstanding at the time of the initial closing under the Stock Purchase Agreement as discussed below). The Option provides antidilution protection to NEXTEL and is exercisable in whole or in part at any time prior to September 30, 1998 (subject to earlier expiration upon the occurrence of certain events).

     On August 25, 1993, the Company and NEXTEL executed a Stock Purchase Agreement (the Stock Purchase Agreement) pursuant to which the Company has agreed to sell to NEXTEL up to 10,200,000 shares of common stock (which, together with the Initial Shares but excluding the Option Shares represent an approximately 61% fully diluted equity interest in the Company) at $7 per share, for an aggregate consideration totaling approximately $71,400,000 in cash and property (not including the purchase price for the Initial Shares). The purchase price may be paid in cash or in a combination of at least $15,000,000 in cash and the transfer to the Company of certain SMR systems and related assets in Florida valued at NEXTEL's actual cost of acquisition (including brokers' commissions and professional fees paid to third parties) of such systems.

     Pursuant to the Stock Purchase Agreement, holders (other than NEXTEL) of shares of common stock or other securities of the Company convertible into or exercisable for shares of common stock which are outstanding immediately prior to the initial closing under the Stock Purchase Agreement (Existing Stock) will have the right no later than within 30 days after the seventh anniversary of the initial closing under the Stock Purchase Agreement, to require NEXTEL to purchase their shares of Existing Stock for a purchase price equal to 7/22 of the average per-sharing trading price of NEXTEL common stock for the 30 trading days preceding such anniversary.

     During the fiscal year ended June 30, 1994, the Company recorded deferred offering costs in the amount of $520,000 related to the proposed NEXTEL transaction.

     There can be no assurance that the transactions contemplated by the Stock Purchase Agreement will be completed.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(16)  STOCKHOLDERS' EQUITY (CONTINUED)

     WARRANTS

     Warrants to purchase 85,000 shares and 31,000 shares of common stock expired during the years ended June 30, 1993 and 1992, respectively.

     No warrants were exercised during the three years ended June 30, 1994.

     As of June 30, 1994, warrants to purchase 160,000 shares of common stock at $1.50 were outstanding. The warrants expire April 9, 1998.

     OPTIONS GRANTED TO OFFICER

     In connection with an employment agreement in 1993, the current chairman of the board and chief executive officer was granted options to purchase 75,000 shares at $5.50 per share. Such options are exercisable on or prior to March 28, 1998. During 1993, options to purchase 50,000 shares at $9 per share granted to this officer under a previous employment agreement expired.

     EMPLOYEE STOCK OPTION PLAN

     In February 1987, the stockholders approved the adoption of the Company's 1986 Stock Option Plan by the Board of Directors. The Plan provides for the granting of options to officers, key employees of the Company, and other persons, as determined by the Board of Directors, to purchase up to 300,000 shares of the Company's common stock, subject to certain anti-dilution provisions. The Plan terminates on December 31, 1996 unless terminated earlier by the Board of Directors.

     The following table summarizes the activity in this Plan for the three years ended June 30, 1994.

                                                                                          EXERCISE
                                                             OPTIONS       OPTIONS       PRICE PER
                                                           EXERCISABLE   OUTSTANDING       SHARE
                                                           -----------   -----------   --------------
Options at June 30, 1991.................................     152,999       152,999    $ 9.00 - 12.00
Expired..................................................     (33,000)      (33,000)    10.50
                                                             --------      --------

Options at June 30, 1992.................................     119,999       119,999      9.00 - 12.00

Granted..................................................      --            89,500      5.50 -  6.50
Expired..................................................    (100,000)     (100,000)     9.00
                                                             --------      --------

Options at June 30, 1993.................................      19,999       109,499      5.50 - 12.00

Exercisable..............................................      82,833        --          5.50 -  6.50
Expired or exercised.....................................     (19,166)      (19,166)     5.50 - 12.00
                                                             --------      --------

Options at June 30, 1994.................................      83,666        90,333    $ 5.50 - 12.00
                                                             ========      ========

     As of June 30, 1994, options to purchase an aggregate of 90,333 shares (including the 75,000 options discussed above) of common stock were held by 4 persons. The expiration dates for options outstanding under the Plan range from July 11, 1994 to April 2, 1998. During the fiscal year ended June 30, 1994, 5,833 options were exercised under the Plan. These options had an average exercise price of $9.21 per share.

     RESERVED SHARES

     At June 30, 1994, there was a total of approximately 250,333 shares of common stock reserved for issuance under exercise privileges related to options and warrants described in this note 16, and in note 12.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

(16)  STOCKHOLDERS' EQUITY (CONTINUED)

     SETTLEMENT OF LAWSUIT

     During fiscal year 1993, 75,000 shares of common stock were issued in settlement of a lawsuit. The fair market value at the date of issuance was $4.75 per share.

(17)  SALE OF ASSETS AND ASSET SALE AGREEMENTS

     On February 23, 1993, the Company sold to Philadelphia Mobile Communications, Inc. all of the Philadelphia area SMR business and related assets for $3,500,000 cash.

     Pursuant to an Asset Purchase Agreement, dated December 31, 1993, between the Company and an unrelated third party, on May 24, 1994, the Company sold its interest in SMR systems in Houston, Texas, for $341,000 in cash.

(18)  CONCENTRATION OF CREDIT RISK

     As of June 30, 1994, the Company's accounts receivable, net of allowance for doubtful accounts, were $272,000. The ultimate collectibility of this amount is susceptible to changes in market conditions in major metropolitan areas of Southeast Florida and on Florida's gulf coast.

(19)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     During the fiscal year ended June 30, 1994, the Company recorded offering costs (related to the proposed NEXTEL transaction) as a reduction of stockholders' equity. Since the proposed transaction is pending as of June 30, 1994, the amount has been reclassified as deferred offering costs in the amount of $520,000 within the accompanying consolidated balance sheet.

                                                                    FISCAL 1994
                                                           ------------------------------
                                                            FIRST      SECOND      THIRD
                                                           QUARTER     QUARTER    QUARTER
                                                           -------     ------     -------
                                                               (AMOUNTS IN THOUSANDS)
        Stockholders' equity:
          As previously reported.........................  $ 1,308     $3,287     $ 2,736
          Reclassification of deferred offering costs....       35        157         158
                                                           -------     ------     -------
          As adjusted....................................  $ 1,343     $3,444     $ 2,894
                                                           =======     ======     =======

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                            MARCH 31,   JUNE 30,
                                                                              1995        1994
                                                                            ---------   --------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents...............................................  $  1,135    $    584
  Accounts Receivable
     Trade, net of allowance for doubtful accounts of $751 at March 31,
      1995 and $617 at June 30, 1994......................................       236         272
     Other................................................................       163         549
  Inventories, net........................................................       445         485
  Other assets............................................................        97         100
                                                                            --------    --------
          Total Current Assets............................................     2,076       1,990
                                                                            --------    --------
NOTES RECEIVABLE..........................................................        63          63
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization............................................................     5,057       5,864
INTANGIBLE ASSETS, net of accumulated amortization........................    11,167      12,206
DEFERRED OFFERING COSTS...................................................     1,142         520
OTHER ASSETS..............................................................       329         379
                                                                            --------    --------
                                                                            $ 19,834    $ 21,022
                                                                            ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes payable...........................................................  $     --    $    136
  Current maturities of secured debt and capitalized lease obligations....    11,203      11,367
  Accounts payable........................................................       463         584
  Accrued expenses........................................................       730         587
  Accrued interest........................................................        77          64
  Other...................................................................       440          62
                                                                            --------    --------
          Total Current Liabilities.......................................    12,913      12,800
                                                                            --------    --------
CAPITALIZED LEASE OBLIGATIONS.............................................        54         128
OTHER DEBT................................................................        95         240
                                                                            --------    --------
          Total Liabilities...............................................    13,062      13,168
                                                                            --------    --------
Common stock subject to repurchase, $.01 par value; 714 shares issued.....        --       5,000
STOCKHOLDERS' EQUITY
  Preferred Stock -- $1.00 par value; authorized 5,000 shares; none issued
     and outstanding......................................................        --          --
  Common stock -- $.01 par value; authorized -- 20,000 shares; issued and outstanding -- 7,247 shares at March 31, 1995 and 6,533 shares at
     June 30, 1994........................................................        73          66
  Additional paid-in capital..............................................    55,190      50,197
  Accumulated deficit.....................................................   (47,859)    (46,777)
                                                                            --------    --------
                                                                               7,404       3,486
  Less 38 shares of treasury stock -- at cost.............................      (632)       (632)
                                                                            --------    --------
          Total Stockholders' Equity......................................     6,772       2,854
                                                                            --------    --------
                                                                            $ 19,834    $ 21,022
                                                                            ========    ========

            See Notes to Condensed Consolidated Financial Statements

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                           NINE MONTHS ENDED
                                                                               MARCH 31,
                                                                          --------------------
                                                                           1995         1994
                                                                          -------      -------
AIRTIME
  Sales.................................................................  $ 4,127      $ 3,750
  Cost of Sales.........................................................   (1,121)      (1,180)
  Depreciation and amortization.........................................     (804)        (894)
                                                                          -------      -------
          Gross profit on airtime.......................................    2,202        1,676
                                                                          -------      -------
EQUIPMENT
  Sales.................................................................    2,432        2,625
  Cost of Sales.........................................................   (1,492)      (1,655)
                                                                          -------      -------
          Gross profit on equipment.....................................      940          970
                                                                          -------      -------
          Total gross profit............................................    3,142        2,646
                                                                          -------      -------
OPERATING EXPENSES
  Selling, general and administrative...................................    2,616        3,023
  Depreciation and amortization.........................................    1,003        1,134
  Interest expense and amortization of debt issuance costs, net.........      795          621
  Interest expense on subordinated convertible notes
     payable -- stockholder.............................................       --           68
                                                                          -------      -------
                                                                            4,414        4,846
                                                                          -------      -------
          Loss before other income......................................   (1,272)      (2,200)
                                                                          -------      -------
OTHER INCOME
  Gain on sale of assets................................................        4           11
  Reduction in provision for doubtful receivable from a former
     officer............................................................      186          400
                                                                          -------      -------
                                                                              190          411
                                                                          -------      -------
          NET LOSS......................................................  $(1,082)     $(1,789)
                                                                          =======      =======
LOSS PER SHARE..........................................................  $  (.15)     $  (.25)
                                                                          =======      =======
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING....................    7,247        7,092
                                                                          =======      =======

            See Notes to Condensed Consolidated Financial Statements

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                           NINE MONTHS ENDED
                                                                               MARCH 31,
                                                                          --------------------
                                                                           1995         1994
                                                                          -------      -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................................  $(1,082)     $(1,789)
                                                                          -------      -------
  Adjustments to reconcile net loss to net cash provided (used) in operating activities:
     Depreciation and amortization......................................    1,807        2,023
     Provision for doubtful receivables.................................      149          187
     Reduction in provision for doubtful receivable from a former
      officer...........................................................       --         (400)
     Interest expense applied to principal..............................       18           --
     KOP loan extension fee applied to principal........................       80           --
     Compensation expense -- stock option...............................       --           23
     Gain on sale of assets.............................................       (4)         (11)
  Change in operating assets and liabilities:
     Decrease (increase) in accounts receivable.........................      273         (186)
     Decrease (increase) in inventories.................................       40          (53)
     Increase in other assets and deferred offering costs...............     (196)        (208)
     Increase (decrease) in accounts payable and accrued expenses.......      128         (332)
     Increase in accrued interest.......................................       13           85
                                                                          -------      -------
          Total adjustments.............................................    2,308        1,128
                                                                          -------      -------
          Net cash provided (used) in operating activities..............    1,226         (661)
                                                                          -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property and equipment...............................     (209)        (372)
  Expenditures for acquisitions of SMR systems and intangible assets....     (116)        (202)
  Proceeds from sale of assets..........................................        5           21
  Net decrease in receivable from a former officer......................       --           16
                                                                          -------      -------
          Net cash used in investing activities.........................     (320)        (537)
                                                                          -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Common stock issued for exercise of stock option......................       --           14
  Principal payments under capitalized lease obligations................     (336)        (543)
  Expenditures from issuance of common stock............................       --         (157)
  Payments of notes payable, subordinated debt, and secured debt........      (19)      (1,582)
                                                                          -------      -------
          Net cash used in financing activities.........................     (355)      (2,268)
                                                                          -------      -------
          Net increase (decrease) in cash and cash equivalents..........      551       (3,466)
CASH AND CASH EQUIVALENTS, beginning of period..........................      584        4,020
                                                                          -------      -------
CASH AND CASH EQUIVALENTS, end of period................................  $ 1,135      $   554
                                                                          =======      =======

                                                                     (Continued)

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     During the nine months ended March 31, 1995, the following noncash investing and financing activities occurred:

     a. Upon the dissolution of the Resco/AMS partnership, the Company's investment in the partnership was closed out and the net cost of the Jacksonville license distributed in June 1994 was reduced by $148 (See Note C-2).

     b. AMS and Dial Call (successor to JCC) entered into an agreement in February 1995 regarding the settlement of certain liabilities with respect to the AMS/JCC transaction that closed in August 1991, whereby various notes payable to JCC were reduced by $262, with a corresponding reduction in the net cost of the Miami and Tampa licenses acquired from JCC in August 1991.

     During the nine months ended March 31, 1994, the following noncash investing and financing activities occurred:

     a. Common stock valued at $632 was received from a former officer of the Company in payment of a note receivable with a net balance of $369. The difference of $263 was recorded as a reduction in provision for doubtful receivable from a former officer.

     b. SMR licenses valued at $330 were acquired in settlement of $188 in notes receivable and $5 in deposit receivable. The remaining $137 was recorded as a reduction in provision for doubtful note receivable from a former officer.

     c. 462 shares of common stock were issued upon the conversion of $2,873 of debt and accrued interest.

     d. The Company acquired Resco, Inc.'s 50% interest in Resco/AMS' SMR systems in Jacksonville, Florida for approximately $800. Accordingly, the Company's investment in the Resco/AMS partnership was reduced by the net cost of the Jacksonville assets in Resco/AMS (See Note C-2).

     e. Various SMR licenses valued at $588 were acquired in settlement of $576 in notes receivable and the assumption of a $12 option payable.

     f. An employee exercised a stock option, which resulted in recording $23 of compensation expense and a corresponding increase in additional paid-in capital.

           See Notes to Condensed Consolidated Financial Statements.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1995
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of these unaudited financial statements have been included. Operating results for any interim period are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's annual report on Form 10-K for the year ended June 30, 1994.

     Loss per share is computed by dividing the loss for the period by the weighted average number of shares of common stock outstanding.

NOTE B -- NATURE OF BUSINESS AND MANAGEMENT PLANS

     The Company has incurred losses in fiscal years 1992, 1993 and 1994 and the first nine months of fiscal 1995. During most of this period, the Company also used net cash in its operating activities and had net working capital deficits. The Company met its cash requirements through its financing activities and investing activities during this period. The Company anticipates that its working capital and cash requirements for the balance of fiscal 1995 will be principally drawn from the following sources: (i) the existing cash on hand; and
(ii) cash flow from operations, pending the Company's anticipated business transaction with Nextel. As described in more detail under Note C, the Company is currently expected to consummate the Merger Agreement with Nextel during the first quarter of fiscal 1996. However, there can be no assurance that the proposed transaction will be completed. If the Company is unable to close its proposed business transaction with Nextel, it would need to seek financing to repay amounts due to Kansallis-Osake-Pankki ("KOP") or obtain the agreement of KOP to a rescheduling of the Company's repayment obligations. No assurance can be given that such financing could be obtained on acceptable terms, or that KOP would agree to such a rescheduling. The Company negotiated an extension of approximately $3,871,000 in total principal repayments under its credit agreement with KOP, which were originally due between December 31, 1993 through June 30, 1995 and are now due June 30, 1995. KOP charged an $80,000 extension fee as a condition of extending certain principal repayments in March 1995. The Company is seeking another extension to the date that the transaction with Nextel is anticipated to be completed.

NOTE C -- SIGNIFICANT TRANSACTIONS AND EVENTS

1.   Nextel Transaction

     On April 25, 1995, the Company and Nextel Communications, Inc. ("Nextel") entered into a definitive Agreement and Plan of Merger, dated as of April 25, 1995 (the "Merger Agreement"), by and among the Company, Nextel and Mobile Communications of Florida, Inc., a wholly owned subsidiary of Nextel ("MCF"). The Merger Agreement provides for MCF to merge with and into the Company, with the Company being the surviving corporation (the "Merger"). In the Merger, each share of Common Stock, par value $.01 per share ("Common Stock"), of the Company issued and outstanding (except for shares held by Nextel or the Company) will be converted into the right to receive 0.62 of a share of Class A Common Stock, par value $.001 per share ("Nextel Stock"), of Nextel (based on there being no more than 6,775,721 shares of Common Stock outstanding on a fully diluted basis (other than any shares held by Nextel)), resulting in approximately 4,200,000 shares of Nextel Stock becoming issuable in connection with the Merger. Each unexercised employee stock option of the Company outstanding after the Merger will be assumed by Nextel

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                                  (UNAUDITED)

1.   Nextel Transaction (continued)
and will be converted into an option to purchase that number of shares of Nextel Stock that the holder thereof would have received in the Merger had such holder exercised such option immediately prior to the Merger.

     The Merger is subject to customary closing conditions, including (i) approval of the Merger by the holders of the Company's Common Stock, (ii) Nextel and the Company having obtained all governmental and third party consents and approvals required in connection with the Merger, including under the indentures pursuant to which certain of Nextel's outstanding indebtedness has been issued (the "Nextel Indentures"), (iii) each of Nextel and the Company having received an opinion of counsel to the effect that, among other things, the Merger can be consummated on a tax free basis, and (iv) the Company receiving an opinion from its financial advisor that, from a financial point of view, the Merger is fair to the public holders of Common Stock. Additionally, the Merger is subject to
(i) the consummation of the purchase of equity securities of Nextel by an affiliate of Craig O. McCaw contemplated by that certain Securities Purchase Agreement, dated as of April 4, 1995 (the "McCaw Purchase"), (ii) no holder of Common Stock being entitled to exercise appraisal rights in connection with the Merger, and (iii) Nextel's ability to cause the Company to repay all of its outstanding indebtedness following the Merger without prepayment penalties or similar charges or any third party consents.

     As described in earlier financial statements, the Company and Nextel are also parties to a certain Stock Purchase Agreement, originally dated as of August 25, 1993 (as amended, the "Stock Purchase Agreement"), pursuant to which Nextel had agreed to purchase a majority equity interest in the Company. Upon the signing of the Merger Agreement, the Stock Purchase Agreement was terminated and superseded, subject to the Stock Purchase Agreement being automatically returned to full force and effect if the Merger Agreement is terminated pursuant to the applicable provisions of the Merger Agreement in any of the following circumstances: (i) if the McCaw Purchase is not consummated by September 15, 1995, (ii) if the Common Stock is not listed on the Nasdaq National Market on the record date for the special meeting of the holders of the Common Stock relating to the Merger, (iii) if Nextel is unable to obtain the necessary consents relating to the Merger under the Nextel Indentures by September 15, 1995, or (iv) if the proxy statement/prospectus relating to the Merger is not mailed to the holders of the Common Stock by July 31, 1995. In addition to the circumstances described above and certain other circumstances described in the Merger Agreement, the Merger Agreement may also be terminated by either the Company or Nextel (but without the Stock Purchase Agreement being returned to full force and effect) if the Merger is not consummated by September 30, 1995.

     In connection with the Merger Agreement, Tele-Communications, Inc. ("TCI") and Nextel have entered into a voting agreement (the "Voting Agreement") pursuant to which TCI has agreed, among other things, (i) not to dispose of its Common Stock prior to the Merger except in certain limited circumstances and
(ii) to vote (or grant a proxy to Nextel to vote) its shares of Common Stock in favor of the Merger. In addition, pursuant to the Merger Agreement Nextel has agreed to vote its Common Stock in favor of the Merger. Together, Nextel and TCI beneficially own approximately 46% of the outstanding shares of Common Stock.

     The foregoing summary descriptions of the Merger Agreement and the Voting Agreement are qualified in their entirety by reference to the precise terms and conditions of such agreements, copies of which have been filed with the Commission.

2.   Resco/AMS Partnership Dissolution

     The Company and Resco, Inc., the general partners of Resco/AMS Partnership dissolved the Resco/AMS partnership as of December 31, 1994. All remaining assets of the partnership have been distributed among its partners in accordance with the partnership agreement.

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                                  (UNAUDITED)

NOTE C -- SIGNIFICANT TRANSACTIONS AND EVENTS

3.   Pending Asset Sale

     In December 1994, the Company entered into various agreements with PowerSpectrum of Miami, Inc. ("PowerSpectrum") by which the Company expects to sell a ten-channel 900 MHz SMR facility, excluding equipment, located in Miami, Florida to PowerSpectrum for a purchase price of $300,000. In December 1994, the Company received $270,000 of such purchase price as a deposit in connection with the sale of the SMR system to PowerSpectrum, and such funds are only required to be returned to PowerSpectrum in certain limited circumstances. Also in December 1994, the Company entered into various agreements with Frank DiRico and a company which he controls by which the Company expects to sell a ten-channel 900 MHz SMR facility, excluding equipment, located in Miami, Florida to Frank DiRico for a purchase price of $400,000. In December 1994, the Company received $80,000 of such purchase price as a deposit in connection with the sale of such SMR system, and such funds are only required to be returned by the Company in certain limited circumstances. Both of the aforementioned sales are contingent upon FCC approval.

4.   Stockholder Equity

     As a result of the termination of the Put Agreement on November 18, 1994, the number of issued and outstanding shares of common stock was increased by 714,286 shares, and the total stockholders' equity balance was increased by a corresponding $5 million.

                      (This page intentionally left blank)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  PowerFone Holdings, Inc.
Reston, Virginia

     We have audited the accompanying consolidated balance sheet of PowerFone Holdings, Inc. and subsidiary as of December 31, 1993, and the related consolidated statements of operations, common stockholders' deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PowerFone Holdings, Inc. and subsidiary at December, 31, 1993, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Washington, D.C.
February 22, 1994

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1993

                                          ASSETS
Current Assets:
  Cash and cash equivalents (Note 1)............................................  $ 2,669,912
  Short-term investments (Note 1)...............................................   20,000,000
  Due from Nextel (Note 6)......................................................    2,007,500
  Accounts receivable (net of allowance for doubtful accounts of $1,813)........       57,476
  Prepaid expenses..............................................................       16,582
  Other current assets..........................................................      150,333
                                                                                  -----------
          Total current assets..................................................   24,901,803
                                                                                  -----------
Property, Plant, and Equipment (Notes 1, 3 and 4):
  Land..........................................................................      105,000
  Buildings and leasehold improvements..........................................      134,629
  Equipment.....................................................................    2,610,375
  Furniture and fixtures........................................................       43,063
                                                                                  -----------
                                                                                    2,893,067
          Less accumulated depreciation.........................................     (404,551)
                                                                                  -----------
               Net property, plant and equipment................................    2,488,516
                                                                                  -----------
Intangible Assets (Notes 1 and 3):
  Licenses......................................................................    4,921,010
  Noncompete agreements.........................................................      680,682
  Organization costs............................................................      602,522
  Goodwill......................................................................    1,184,470
                                                                                  -----------
                                                                                    7,388,684
          Less accumulated amortization.........................................     (612,196)
                                                                                  -----------
               Net intangible assets............................................    6,776,488
                                                                                  -----------
Other Assets:
  Acquisition deposits (Note 6).................................................    1,851,207
  Deferred acquisition costs (Note 1)...........................................      820,863
  Other deposits................................................................       29,018
                                                                                  -----------
          Total other assets....................................................    2,701,088
                                                                                  -----------
               Total Assets.....................................................  $36,867,895
                                                                                  ===========

                                                                     (Continued)

                See notes to consolidated financial statements.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1993

                LIABILITIES AND COMMON STOCKHOLDERS' DEFICIENCY

Current Liabilities:
  Accounts payable..............................................................  $   217,643
  Accrued expenses..............................................................      128,950
  Acquisition retainer..........................................................      170,000
  Accrued dividends payable.....................................................      495,000
  Current portion of long-term debt and noncompete liability (Notes 4 and 6)....      249,053
                                                                                  -----------
     Total current liabilities..................................................    1,260,646
Noncompete Liability (Note 6)...................................................      253,145
Long-Term Debt (Note 4).........................................................    1,374,354
                                                                                  -----------
     Total liabilities..........................................................    2,888,145
                                                                                  -----------
Commitments and Contingencies (Notes 4 and 6)

Redeemable Convertible Preferred Stock, par value $0.01 per share (Note 5):
  Series B -- 48,000 shares authorized; 46,774 shares outstanding...............    4,677,447
  Series C -- 350,000 shares authorized; 330,000 shares outstanding.............   31,230,650
                                                                                  -----------
     Total redeemable convertible preferred stock...............................   35,908,097
                                                                                  -----------
Common Stockholders' Deficiency (Note 5):
  Common stock, par value $0.01 per share -- authorized, 5,000,000 shares;
     301,020 shares outstanding.................................................        3,010
  Common stock -- additional paid-in capital....................................       11,782
  Accumulated deficit...........................................................   (1,943,139)
                                                                                  -----------
     Total stockholders' deficiency.............................................   (1,928,347)
                                                                                  -----------
     Total Liabilities and Common Stockholders' Deficiency......................  $36,867,895
                                                                                  ===========

                                                                     (Concluded)

                See notes to consolidated financial statements.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1993

Revenue (Note 1):
  Radio service revenue.........................................................  $ 1,012,933
  Equipment sales and maintenance...............................................       50,608
                                                                                  -----------
     Total......................................................................    1,063,541
                                                                                  -----------
Costs and Expenses Related to Revenue:
  Cost of radio service revenue.................................................      190,871
  Cost of equipment sales and maintenance.......................................       55,353
                                                                                  -----------
     Total......................................................................      246,224
                                                                                  -----------
Gross Profit....................................................................      817,317
                                                                                  -----------
Other Operating Costs and Expense:
  Selling, general and administrative...........................................      268,814
  Corporate expenses............................................................    1,089,748
  Depreciation and amortization (Note 1)........................................      786,125
                                                                                  -----------
     Total......................................................................    2,144,687
                                                                                  -----------
Operating Loss..................................................................   (1,327,370)
                                                                                  -----------
Other Income (Expense):
  Interest expense..............................................................     (118,292)
  Interest income...............................................................      177,473
  Other expense.................................................................      (27,823)
                                                                                  -----------
     Total......................................................................       31,358
                                                                                  -----------
Net Loss........................................................................  $(1,296,012)
                                                                                  ===========
Net Loss Per Common Share.......................................................  $     (1.41)
                                                                                  ===========
Weighted Average Number of Common Shares Outstanding............................      918,496
                                                                                  ===========

                See notes to consolidated financial statements.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' DEFICIENCY
                          YEAR ENDED DECEMBER 31, 1993

                                               COMMON STOCK          ADDITIONAL
                                          ----------------------      PAID-IN       ACCUMULATED
                                           SHARES        AMOUNT       CAPITAL         DEFICIT          TOTAL
                                          ---------     --------     ----------     -----------     -----------
BALANCE, JANUARY 1, 1993................. 1,132,676     $ 11,327      $ 53,413      $  (152,127)    $   (87,387)
  Reorganization in conjunction with
    Private Placement....................  (831,656)      (8,317)      (41,361)              --         (49,948)
  Accrued Dividend.......................        --           --            --         (495,000)       (495,000)
  Net loss...............................        --           --            --       (1,296,012)     (1,296,012)
                                          ---------     --------      --------      -----------     -----------
BALANCE, DECEMBER 31, 1993...............   301,020     $  3,010      $ 11,782      $(1,943,139)    $(1,928,347)
                                          =========     ========      ========      ===========     ===========

                See notes to consolidated financial statements.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1993

Cash Flows from Operating Activities:
  Net loss.....................................................................  $ (1,296,012)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization.............................................       786,125
     Net change in operating assets and liabilities:
       Accounts receivable.....................................................         5,516
       Inventory...............................................................        34,515
       Prepaid expenses........................................................       (10,171)
       Other current assets....................................................      (130,921)
       Accounts payable........................................................       170,135
       Accrued expenses........................................................       113,160
                                                                                 ------------
          Net cash used in operating activities................................      (327,653)
                                                                                 ------------
Cash Flows from Investing Activities:
  Short-term investments.......................................................   (20,000,000)
  Payments for acquisitions....................................................    (7,831,341)
  Capital expenditures.........................................................    (1,297,720)
  Increase in other deposits...................................................       (29,018)
                                                                                 ------------
          Net cash used in investing activities................................   (29,158,079)
                                                                                 ------------
Cash Flows from Financing Activities:
  Capital contributions........................................................    33,000,000
  Borrowings under secured agreement...........................................     2,693,000
  Other borrowings.............................................................       399,485
  Repayment of debt............................................................    (2,206,580)
  Financing cost expenditures..................................................    (1,769,350)
                                                                                 ------------
          Net cash provided by financing activities............................    32,116,555
                                                                                 ------------
Increase in Cash and Cash Equivalents..........................................     2,630,823
Cash and Cash Equivalents, January 1, 1993.....................................        39,089
                                                                                 ------------
Cash and Cash Equivalents, December 31, 1993...................................  $  2,669,912
                                                                                 ============
Supplemental Disclosure of Cash Flow Information:
  Interest paid................................................................  $     93,540
                                                                                 ============

                See notes to consolidated financial statements.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1993

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Basis of Financial Statement Presentation -- PowerFone Holdings, Inc. was incorporated as a Delaware corporation in October 1992 to function as a holding company for its wholly owned subsidiary, PowerFone, Inc. PowerFone, Inc. was incorporated in April 1990 as a Delaware corporation to acquire and operate certain specialized mobile radio (SMR) companies. PowerFone, Inc., had no operations other than organizational activities prior to May 1992.

     Consolidation -- The accompanying consolidated financial statements include the accounts of PowerFone Holdings, Inc. and PowerFone, Inc., (collectively referred to as "the Company"). All significant intercompany transactions have been eliminated in consolidation.

     Cash and Cash Equivalents -- All investments in highly liquid debt instruments purchased with a maturity of three months or less are considered to be cash equivalents.

     Short-Term Investments -- Short-term investments are stated at the lower of cost or market. At December 31, 1993, the aggregate cost of short-term investments approximated their market value. Short-term investments include marketable debt securities with maturities of greater than 90 days.

     Property, Plant, and Equipment -- Property, plant, and equipment is recorded at cost. Depreciation is provided over the estimated useful life of each class of depreciable assets using the straight-line method. The Company is depreciating the majority of its equipment using a seven-year life. Buildings are being depreciated over a 15-year life. The remaining assets under property, plant and equipment are being depreciated using lives ranging from two to four years.

     Intangible Assets -- The cost of acquiring Federal Communications Commission (FCC) licenses, and other tangible and intangible assets from unrelated parties is allocated based on the relative fair values of the acquired net assets. FCC licenses are amortized using the straight-line method over a 25-year period.

     Covenants not to compete are amortized over the life of the agreements using the straight-line method. Organization costs are amortized using the straight-line method over five years. Debt issuance costs are amortized over the term of the related debt. Goodwill is being amortized over a 20-year period.

     Revenue Recognition -- Revenue is recognized for air time and other services during the period utilized and for sales of equipment when delivered.

     Deferred Acquisition Costs -- Costs incurred relating to SMR acquisitions, consisting primarily of legal, consulting and engineering costs, are deferred until the acquisition is completed and the territory is placed in service. Subsequent to the service date, the costs are transferred to capitalized licenses and amortized over five years.

     Income Taxes -- Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." There was no effect on the Company's financial

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) statements of adopting SFAS No. 109 in 1993. The tax effect of significant temporary differences that result in a deferred tax asset or liability as of December 31, 1992, are as follows:

        Deferred tax asset:
          Net operating loss carryforwards................................  $ 70,000
        Deferred tax liability:
          Differences in depreciation and amortization....................   (20,000)
                                                                            --------
          Net deferred tax asset..........................................    50,000
          Less valuation allowance........................................   (50,000)
                                                                            --------
          Deferred tax asset, net of valuation allowance..................  $     --
                                                                            ========

     Net Loss Per Share -- Net loss per share is computed by dividing the loss for the period by the weighted average number of shares of common stock outstanding during the period and does not include common stock equivalents since their effect on the net loss per share would be antidilutive.

(2)  MERGER AGREEMENT

     In October 1993, the Company entered into a binding letter agreement with Nextel Communications, Inc. (Nextel) whereby Nextel will acquire all of the Company's capital stock (see Note 5) in exchange for 8,000,000 shares of Class A Common Stock of Nextel. In February 1994, the Company and Nextel signed a definitive merger agreement. The proposed transaction is subject to pending regulatory approval.

(3)  BUSINESS COMBINATIONS

     During 1993, the Company acquired certain of the net assets of several SMR companies for cash. All of the acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of the operations of the acquired companies are included in the Company's statement of operations from the date of acquisition. Summary information regarding the acquisitions is as follows:

    BUSINESS ASSETS ACQUIRED        ACQUISITION DATE       AMOUNT
    ------------------------       -----------------       ------
Teletech........................    April 1993           $  200,000
Double Talk.....................    June 1993               550,000
Potomac.........................    August 1993             525,000
Radio Communication Systems.....    August 1993             245,000
Cleveland Communications,           August 1993
  Inc...........................                            220,000
Lake County.....................    August 1993              20,000
Call Mobile.....................    November 1993           325,000
Hedgecom........................    November 1993            75,000
Raymart.........................    December 1993           477,500
                                                         ----------
                                                         $2,637,500
                                                         ==========

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

(3)  BUSINESS COMBINATIONS -- (CONTINUED)

     The aggregate purchase price was allocated based upon fair value as follows:

        FCC licenses.....................................................  $2,018,500
        Noncompete agreements............................................     300,000
        Fixed assets.....................................................     259,000
        Goodwill.........................................................      60,000
                                                                           ----------
                                                                           $2,637,500
                                                                           ==========

     The operations of these businesses were not significant and, accordingly, pro forma information is not presented.

(4)  LONG-TERM DEBT

     Secured Credit Agreement -- The Company has a Revolving Loan Commitment (Revolving Loan) and an Accumulating Term Loan Commitment (Term Loan) with Harris Trust and Savings Bank through a Secured Credit Agreement (Agreement). Maximum Revolving Loan Commitment borrowings under the Agreement cannot exceed $750,000 and maximum Term Loan borrowings cannot exceed $1,500,000. Aggregated borrowings cannot exceed $2,000,000. Principal payments on the Revolving Loan are due quarterly starting in December 1994 and are based on the amount outstanding as of the conversion date (November 1994). Principal payments on the Term Loan are due quarterly starting in December 1993 and are also based on the amount outstanding at the conversion date ($1,500,000 at November 1993). Interest on both the Revolving Loan and the Term Loan is payable quarterly and is equal to 2% over the Floating Rate (7.5% at December 31, 1993).

     As of December 31, 1993, there were no borrowings outstanding under the Revolving Loan and the amount outstanding under the Term Loan was $1,462,500. The maximum borrowings outstanding under the Agreement during 1993 was $2,000,000.

     PowerFone Holdings, Inc., has pledged its investment, 50,000 shares of PowerFone, Inc. common stock, to collateralize the indebtedness with the Bank. As part of its Merger Agreement with Nextel (see Note 2), the Company has agreed to pay off this indebtedness prior to closing of the merger.

     Principal debt maturity on the Term Loan is as follows:

        1994.............................................................  $  168,750
        1995.............................................................     243,750
        1996.............................................................     300,000
        1997.............................................................     750,000
                                                                           ----------
                                                                            1,462,500
        Current..........................................................    (168,750)
                                                                           ----------
        Long-term........................................................  $1,293,750
                                                                           ==========

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

(4)  LONG-TERM DEBT -- (CONTINUED)
     Vehicle Loans -- The Company has loans outstanding that are secured by vehicles used in the Company's business. Interest rates on these loans range from 7.0% to 8.5% per annum. Principal debt maturity on these loans is as follows:

            1994......................................................  $ 33,304
            1995......................................................    36,219
            1996......................................................    34,415
            1997......................................................     9,969
                                                                        --------
                                                                         113,907
                                                                         (33,303)
                                                                        --------
            Long-term.................................................  $ 80,604
                                                                        ========

(5)  CAPITAL STOCK

     On April 22, 1992 the Company was originally incorporated as PowerFone, Inc. At that time 46,000 shares of preferred stock and 1,122,806 shares of common stock of PowerFone, Inc. were issued. Effective October 20, 1992, and prior to acquiring the Secured Credit Agreement (see Note 4), PowerFone Holdings, Inc., the parent company, was created. Upon organization of PowerFone Holdings, Inc., PowerFone, Inc., issued 50,000 shares of its $.01 par value common stock to PowerFone Holdings, Inc. Additionally, each PowerFone, Inc. shareholder received a share of PowerFone Holdings, Inc. common and/or Series A preferred stock in exchange for each share of PowerFone, Inc. common or preferred held. In addition to the change in entity in which shareholders held stock, an additional 3,907 shares of common stock and 275 shares of Series A preferred stock were issued to the founders based on contributions in excess of the originally agreed-upon amounts. Additionally, due to ownership percentage requirements, an additional 5,962 common shares were issued to the founders.

     On April 26, 1993, the Company entered into an interim Funding Agreement whereby certain investors agreed to extend funds to the Company in the aggregate amount of $2,500,000. Such funds were to be applied to the purchase of securities by the investors in the Private Placement described below.

     On September 29, 1993, the Company completed a private placement of 330,000 shares of Series C Preferred Stock for $33,000,000. The funding was received in three installments: $2,500,000 in April 1993, as discussed above; $10,500,000 at closing; and the balance of $20,000,000 on October 19, 1993. The Series C Preferred is convertible into the Company's Common Stock and provides for cumulative dividends at the rate of 6% per annum. As a condition to the consummation of the Private Placement, the existing shareholders exchanged all the Company's outstanding Series A Preferred Stock and certain shares of the Company's outstanding Common Stock for the Company's Series B Preferred Stock. The Series A preferred stock was canceled. Each share of the Series B Preferred is convertible into approximately 17.3 shares of Common Stock and each share of the Series C Preferred is convertible into approximately 1.3 shares of Common Stock. Conversion is mandatory upon the occurrence of certain events. The preferred stock votes with the common stock on the same basis as if converted and has other preferential rights.

     Upon conversion to common stock, the preferred stockholders (Series B and C) must be paid all cumulative dividends. Because all the preferred shares (Series B and C) will be converted pursuant to the merger agreement (see Note
2), the Company has accrued dividends payable of $495,000 at December 31, 1993.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

(5)  CAPITAL STOCK -- (CONTINUED)
     At the option of Series B and C preferred stockholders, the outstanding shares of Series B and C preferred stock are redeemable generally after September 1998. At December 31, 1993 the redemption value of the preferred stock approximated $33,495,000.

     Below is a summary of the changes in the Series A, B and C preferred stock.

                                                  SERIES A               SERIES B               SERIES C
                                            ---------------------   -------------------   ---------------------
                                            SHARES      AMOUNT      SHARES     AMOUNT     SHARES      AMOUNT
                                            -------   -----------   ------   ----------   -------   -----------
Balance January 1, 1992...................   46,275   $ 4,627,500     --     $   --         --          --
Interim Funding Arrangement...............    --          --          --         --         --      $ 2,500,000
Reorganization in conjunction with private
  placement...............................  (46,275)   (4,627,500)  46,774   $4,677,447     --          --
Issuance of Series C preferred............    --          --          --         --       330,000    28,730,650
                                            -------   -----------   ------   ----------   -------   -----------
                                              --      $   --        46,774   $4,677,447   330,000   $31,230,650
                                            =======   ===========   ======   ==========   =======   ===========

     The Company has issued a warrant to Prudential Securities in connection with the Private Placement to purchase 6,900 shares of Series C Preferred for $690,000. The Company has also granted stock options to certain officers and key employees providing for the issuance upon exercise of the granted options of an aggregate 7,682 shares of common stock at an aggregate exercise price of $540,000. The options will be fully vested at the closing of the merger with Nextel (Note 2).

(6)  COMMITMENTS

     Pending Acquisitions -- As of December 31, 1993, the Company has entered into numerous agreements to purchase various SMR businesses. The total cash commitment under these purchase agreements is approximately $16,355,000. As part of the merger agreement (see Note 2), Nextel agreed to pay for certain of these acquisitions. Nextel's funding commitment related to these acquisitions at December 31, 1993 is approximately $2,865,000. The Company's deposits related to these acquisitions, totaling $2,007,500, are shown as amounts due from Nextel in the accompanying balance sheet.

     In addition to the cash purchases discussed above, the Company has also entered into an agreement with Combined Technologies, Inc. ("CTI") whereby the Company would acquire CTI's SMR business in exchange for 71,988 shares of the Company's common stock.

     Lease Commitments -- The Company leases some of its office and tower space under noncancelable operating leases. Future minimum lease payments under these leases as of December 31, 1993, are as follows:

                                   YEAR ENDING DECEMBER 31,
                                   ------------------------
                      1994...........................................  $  570,000
                      1995...........................................     445,000
                      1996...........................................     260,000
                      1997...........................................      50,000
                      1998...........................................      20,000
                      After 1998.....................................     345,000
                                                                       ----------
                      Total..........................................  $1,690,000
                                                                       ==========

     Total rental expense was approximately $156,000 in 1993.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

(6)  COMMITMENTS -- (CONTINUED)
     Other Commitments -- As part of the acquisition of Electronic Communications, Inc., in 1992, the Company entered into noncompete and consulting agreements with the former owner. The following cash payments are due as of December 31, 1993, under the agreements:

                                    YEAR ENDING DECEMBER 31,
                                    ------------------------
                      1994...........................................  $  90,000
                      1995...........................................     40,000
                      1996...........................................     40,000
                      1997...........................................     40,000
                      1998...........................................    300,000
                                                                       ---------
                                                                         510,000
                      Less interest portion..........................   (209,855)
                      Net present value..............................    300,145
                      Current........................................    (47,000)
                                                                       ---------
                      Long-term......................................  $ 253,145
                                                                       =========

     The Company paid $90,000 under these agreements in 1993. Amounts relating to other non-compete agreements were paid by the Company at the closing of the respective acquisition.

(7)  INCOME TAXES

     As discussed in Note 1, the Company adopted SFAS No. 109 as of January 1, 1993. The Company has not accrued a provision for income taxes for 1993 as it has not generated sufficient income or book-to-tax differences to require doing so. The tax effect of significant temporary differences that result in a deferred tax asset as of December 31, 1993, are as follows:

        Deferred tax asset:
          Net operating loss carryforwards...............................  $ 545,000
        Deferred tax liability:
          Differences in depreciation and amortization...................     (40,00)
                                                                           ---------
          Net deferred tax asset.........................................    505,000
          Less valuation allowance.......................................    (505,00)
                                                                           ---------
        Deferred tax asset ent of valuation allowance....................  $      --
                                                                           =========

     The Company has net operating loss carryforwards of approximately $200,000 and $1,350,000 that expire in 2008 and 2009, respectively.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                  (UNAUDITED)

                                                                    DECEMBER 31,      MARCH 31,
                                                                        1993            1994
                                                                    ------------     -----------
Current Assets:
  Cash and cash equivalents.......................................  $  2,669,912     $ 4,976,264
  Short-term investments..........................................    20,000,000      10,000,000
  Due from Nextel.................................................     2,007,500         170,616
  Accounts receivable (net of allowance for doubtful accounts of
     $1,813 in 1993 and $5,013 in 1994)...........................        57,476          65,949
  Prepaid expenses................................................        16,582          34,432
  Other current assets............................................       150,333         385,584
                                                                    ------------     -----------
          Total current assets....................................    24,901,803      15,632,845
                                                                    ------------     -----------

Property, Plant and Equipment:
  Land............................................................       105,000         105,000
  Buildings and leasehold improvements............................       134,629         134,629
  Equipment.......................................................     2,610,375       3,572,149
  Furniture and fixtures..........................................        43,063          44,079
                                                                    ------------     -----------
                                                                       2,893,067       3,855,857
          Less accumulated depreciation...........................      (404,551)       (509,550)
                                                                    ------------     -----------
               Net property, plant and equipment..................     2,488,516       3,346,307
                                                                    ------------     -----------
Intangible Assets:
  Licenses........................................................     4,921,010      11,104,065
  Non-compete agreements..........................................       680,682         680,682
  Organization costs..............................................       602,522         602,522
  Goodwill........................................................     1,184,470       1,184,470
                                                                    ------------     -----------
                                                                       7,388,684      13,571,739
          Less accumulated amortization...........................      (612,196)       (762,194)
                                                                    ------------     -----------
               Net intangible assets..............................     6,776,488      12,809,545
                                                                    ------------     -----------
Other Assets:
  Acquisition deposits............................................     1,851,207       3,516,193
  Deferred acquisition expenses...................................       820,863       1,299,572
  Other deposits..................................................        29,018          31,268
                                                                    ------------     -----------
          Total other assets......................................     2,701,088       4,847,033
                                                                    ------------     -----------
               Total Assets.......................................  $ 36,867,895     $36,635,730
                                                                    ============     ===========

                                                                     (Continued)

           See notes to condensed consolidated financial statements.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                LIABILITIES AND COMMON STOCKHOLDERS' DEFICIENCY
                                  (UNAUDITED)

                                                                    DECEMBER 31,      MARCH 31,
                                                                        1993            1994
                                                                    ------------     -----------
Current Liabilities:
  Accounts payable................................................  $    217,643     $   285,234
  Accrued expenses................................................       128,950         178,364
  Acquisition retainer............................................       170,000          14,400
  Accrued dividends payable.......................................       495,000       1,002,904
  Current portion of long-term debt...............................       249,053          81,277
  Due to Nextel...................................................                     2,007,500
                                                                    ------------     -----------
     Total current liabilities....................................     1,260,646       3,569,679
Non-Compete Liability.............................................       253,145         253,145
Long-Term Debt....................................................     1,374,354          71,406
                                                                    ------------     -----------
     Total liabilities............................................     2,888,145       3,894,230
                                                                    ------------     -----------
Redeemable Convertible Preferred Stock, par value $0.01 per share:
  Series B -- 48,000 shares authorized; 46,774 shares
     outstanding..................................................     4,677,447       4,677,447
  Series C -- 350,000 shares authorized; 330,000 shares
     outstanding..................................................    31,230,650      31,230,650
                                                                    ------------     -----------
     Total redeemable convertible preferred stock.................    35,908,097      35,908,097
                                                                    ------------     -----------
Common Stockholders' Deficiency:
  Common stock, par value $0.01 per share; 5,000,000 shares
     authorized; 301,020 shares outstanding.......................         3,010           3,010
  Common stock, additional paid-in capital........................        11,782          11,782
  Accumulated deficit.............................................    (1,943,139)     (3,181,389)
                                                                    ------------     -----------
     Total common stockholders' deficiency........................    (1,928,347)     (3,166,597)
                                                                    ------------     -----------
     Total Liabilities and Common Stockholders' Deficiency........  $ 36,867,895     $36,635,730
                                                                    ============     ===========

                                                                     (Concluded)

           See notes to condensed consolidated financial statements.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1993 AND 1994
                                  (UNAUDITED)

                                                                         1993          1994

                                                                      ----------     ---------
Revenue:
  Radio service revenue.............................................  $  210,993     $ 386,497
  Equipment sales and maintenance...................................      27,703           480
                                                                      ----------     ---------
     Total..........................................................     238,696       386,977
                                                                      ----------     ---------
Costs and Expenses Related to Revenue:
  Cost of radio service revenue.....................................      33,485       111,242
  Cost of equipment sales and service...............................      23,192        --
                                                                      ----------     ---------
     Total..........................................................      56,677       111,242
                                                                      ----------     ---------
Gross Profit........................................................     182,019       275,735
Other Operating Costs and Expenses:
  Selling, general and administrative...............................      57,280        86,109
  Corporate expenses................................................     124,636       807,949
  Depreciation and amortization.....................................      84,000       255,000
                                                                      ----------     ---------
     Total..........................................................     265,916     1,149,058
                                                                      ----------     ---------
Operating Loss......................................................     (83,897)     (873,323)
                                                                      ----------     ---------
Other Income (Expense):
  Interest expense..................................................     (18,170)      (25,639)
  Interest income...................................................         187       168,616
  Other income (expense)............................................       3,019        --
                                                                      ----------     ---------
     Total..........................................................     (14,964)      142,977
                                                                      ----------     ---------
Net Loss............................................................  $  (98,861)    $(730,346)
                                                                      ==========     =========
Net Loss Per Share..................................................  $    (0.09)    $   (2.43)
                                                                      ==========     =========
Weighted Average Number of Common Shares Outstanding................   1,132,676       301,020
                                                                      ==========     =========

           See notes to condensed consolidated financial statements.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1993 AND 1994
                                  (UNAUDITED)

                                                                       1993           1994
                                                                     ---------     -----------
Cash Flows from Operating Activities:
  Net loss.........................................................  $ (98,861)    $  (730,346)
  Adjustments to reconcile net loss to net cash provided by (used
     in) operating expenses:
     Depreciation and amortization.................................     84,000         255,000
     Net change in:
       Accounts receivable.........................................     10,257          (8,473)
       Inventory...................................................     (1,636)        --
       Prepaid expenses............................................     --             (17,850)
       Other current assets........................................      8,813        (235,251)
       Accounts payable............................................     18,259          67,591
       Accrued expenses............................................    (16,106)         49,414
                                                                     ---------     -----------
          Net cash provided by (used in) operating activities......      4,726        (619,915)
                                                                     ---------     -----------
Cash Flows from Investing Activities:
  Short-term investments...........................................     --          10,000,000
  Payments for acquisitions........................................   (216,488)     (7,195,465)
  Capital expenditures.............................................    (72,483)       (412,792)
  Increase (decrease) in other assets..............................      5,709          (2,250)
                                                                     ---------     -----------
          Net cash provided by (used in) investing activities......   (283,262)      2,389,493
                                                                     ---------     -----------
Cash Flows from Financing Activities:
  Repayment of debt................................................    (15,109)     (2,008,226)
  Borrowings under secured credit agreement........................    287,750         537,500
  Due to/from Nextel...............................................     --           2,007,500
                                                                     ---------     -----------
          Net cash provided by financing activities................    272,641         536,774
                                                                     ---------     -----------
(Decrease) Increase in Cash and Cash Equivalents...................     (5,895)      2,306,352
Cash and Cash Equivalents, January 1...............................     39,089       2,669,912
                                                                     ---------     -----------
Cash and Cash Equivalents, March 31................................  $  33,194     $ 4,976,264
                                                                     =========     ===========

           See notes to condensed consolidated financial statements.

                    POWERFONE HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  BASIS OF PRESENTATION

     The condensed consolidated financial statements of PowerFone Holdings, Inc. and Subsidiary (the "Company") included herein have been prepared by the Company without audit. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of financial position, results of operations and cash flows have been included. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1993. Operating results for the interim period are not necessarily indicative of results for an entire year.

(2)  BUSINESS COMBINATIONS

     During the three months ended March 31, 1994, the Company acquired certain of the net assets of several SMR companies for cash. All of the acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of operations of the acquired companies are included in the Company's statement of operations from the date of acquisition. There were no acquisitions during the period ended March 31, 1993. Summary information regarding the acquisitions is as follows:

    BUSINESS ASSETS ACQUIRED                                  ACQUISITION DATE       AMOUNT
    ------------------------                                  ----------------     ----------
    B & C Communications....................................  February 1994        $2,300,000
    Vesu Communications.....................................  February 1994           500,000
    Busch Communications....................................  February 1994           275,000
    Mobile Radio Service....................................  February 1994           266,000
    West Penn...............................................  February 1994           250,000
    North Star..............................................  February 1994           110,000
    Central States..........................................  March 1994            1,425,000
    TADA Communications.....................................  March 1994              625,000
    TRA Communications......................................  March 1994              625,000
    Carleton Communications.................................  March 1994              190,000
                                                                                   ----------
                                                                                   $6,566,000
                                                                                   ==========

     The aggregate purchase price was allocated based upon fair value as follows:

    FCC licenses..............................................................     $6,146,000
    Fixed assets..............................................................        420,000
                                                                                   ----------
                                                                                   $6,566,000
                                                                                   ==========

     The operations of these businesses were not significant and, accordingly, pro forma information is not presented.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Motorola, Inc.:

     We have audited the accompanying balance sheets of the 800MHz Specialized Mobile Radio Territory of Motorola, Inc. (Nextel Properties) (a business within the Network Services Division (Division) of Motorola, Inc. (Parent)) (the Territory) as of December 31, 1993 and 1994, and the related statements of operations and territory equity and cash flows for each of the years in the three-year period ended December 31, 1994. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the 800MHz Specialized Mobile Radio Territory of Motorola, Inc. (Nextel Properties) (a business within the Network Services Division (Division) of Motorola, Inc. (Parent)) (the Territory) as of December 31, 1993 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in notes 1 and 7, the Territory adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, in 1993.

KPMG PEAT MARWICK LLP

Chicago, Illinois
March 24, 1995

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      DECEMBER 31,                MARCH 31,
                                                  ---------------------     ---------------------
                                                    1993         1994         1994         1995
                                                  --------     --------     --------     --------
                                                                                 (UNAUDITED)
                     ASSETS
Current assets:
  Accounts receivable, net of allowance for
     doubtful accounts of $298 in 1993, $213 in
     1994, $246 in 1994, and $209 in 1995.......  $ 14,541     $ 14,591     $ 14,208     $ 14,152
  Prepaid expenses and other....................         8           10            8           10
                                                  --------     --------     --------     --------
     Total current assets.......................    14,549       14,601       14,216       14,162
                                                  --------     --------     --------     --------
Deposits........................................    13,333       32,284       26,082       30,165
Communications equipment, net...................    29,813       29,541       27,778       33,651
Intangible assets, net..........................    98,964      230,234       96,549      247,118
                                                  --------     --------     --------     --------
                                                  $156,659     $306,660     $164,625     $325,096
                                                  ========     ========     ========     ========
        LIABILITIES AND TERRITORY EQUITY
Current liabilities:
  Current portion of notes payable..............  $  1,350     $  5,960     $  6,825     $    485
  Accounts payable, principally related-party...     2,918        4,510        2,483        1,828
  Deferred revenue..............................     8,273        7,330        8,530        7,604
  Other liabilities.............................       174          563          231          550
                                                  --------     --------     --------     --------
     Total current liabilities..................    12,715       18,363       18,069       10,467
                                                  --------     --------     --------     --------
Notes payable...................................     6,615          574        1,065          484
Territory equity................................   137,329      287,723      145,491      314,145
                                                  --------     --------     --------     --------
Total liabilities and territory equity..........  $156,659     $306,660     $164,625     $325,096
                                                  ========     ========     ========     ========

                See accompanying notes to financial statements.

          800MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                 STATEMENTS OF OPERATIONS AND TERRITORY EQUITY
                                 (IN THOUSANDS)

                                                                                  THREE MONTHS
                                                YEAR ENDED DECEMBER 31           ENDED MARCH 31
                                             -----------------------------     -------------------
                                              1992       1993       1994         1994       1995
                                             -------   --------   --------     --------   --------
                                                                                   (UNAUDITED)
Revenues:
  Services revenue.........................  $64,273   $ 70,641   $ 76,626     $ 18,273   $ 19,387
  Less finders' fees.......................    3,423      4,093      6,106        1,586      1,681
                                             -------   --------   --------     --------   --------
Net Revenues...............................   60,850     66,548     70,520       16,687     17,706
Costs and expenses related to revenues:
  Cost of operations, including $25,971 in
     1992, $27,215 in 1993, $28,891 in
     1994, $6,716 in 1994, and $7,735 in
     1995, from related parties............   36,495     38,856     40,334        9,599     10,662
  General and administrative, including
     $1,851 in 1992, $1,796 in 1993, $1,235
     in 1994, $341 in 1994, and $427 in
     1995, from related parties............    8,362      8,303      6,681        2,161      1,710
  Depreciation and amortization............   16,973     18,412     18,683        3,798      7,760
                                             -------   --------   --------     --------   --------
Operating income (loss)....................     (980)       977      4,822        1,129     (2,426)
Other expense -- interest..................      969      1,019        923          244        234
Income (loss) before income taxes..........   (1,949)       (42)     3,899          885     (2,660)
Income tax expense (benefit)...............      963      2,486      4,331          995       (236)
                                             -------   --------   --------     --------   --------
Loss before cumulative effect of change in
  accounting principle.....................   (2,912)    (2,528)      (432)        (110)    (2,424)
Cumulative effect at January 1, 1993 of
  change in accounting for income taxes....    --        (4,633)     --           --         --
                                             -------   --------   --------     --------   --------
Net loss...................................   (2,912)    (7,161)      (432)        (110)    (2,424)
Territory equity at beginning of year......   71,648     92,869    137,329      137,329    287,723
Contributions from Parent, net.............   24,133     51,621    150,826        8,272     28,846
                                             -------   --------   --------     --------   --------
Territory equity at end of year............  $92,869   $137,329   $287,723     $145,491   $314,145
                                             =======   ========   ========     ========   ========

                See accompanying notes to financial statements.

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  THREE MONTHS
                                               YEAR ENDED DECEMBER 31            ENDED MARCH 31
                                           -------------------------------     -------------------
                                             1992       1993       1994          1994       1995
                                           --------   --------   ---------     --------   --------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
Net loss.................................  $ (2,912)  $ (7,161)  $    (432)    $   (110)  $ (2,424)
Adjustments to reconcile net loss to net
  cash provided by operating activities:
  Depreciation...........................     8,797      9,265       6,277        1,383      3,117
  Amortization of intangible assets......     8,178      9,147      12,406        2,415      4,643
  Provision for doubtful accounts........      (368)      (290)        (85)         (52)        (4)
  Change in assets and liabilities:
     Accounts receivable.................      (132)       819          35          384        443
     Prepaid expenses and other..........        --         --          (2)          --         --
     Accounts payable, principally
       related-party.....................       229        399       1,592         (435)    (2,682)
     Deferred revenue....................       156       (528)       (943)         257        274
     Other liabilities...................       264        (90)        389           57        (13)
                                           --------   --------   ---------     --------   --------
Net cash provided by operating
  activities.............................    14,212     11,561      19,237        3,899      3,354
                                           --------   --------   ---------     --------   --------
Cash flows from investing activities:
  Deposits, net..........................        --    (13,333)    (18,951)     (12,749)     2,119
  Capital expenditures, net, principally
     related-party, except as described
     in note 2...........................   (12,497)   (12,994)     (8,198)      (1,540)    (7,227)
  Acquisition of intangible assets.......    (8,479)    (1,090)   (143,676)          --    (21,527)
  Proceeds from the sale of assets.......        --         --       1,422        1,422         --
                                           --------   --------   ---------     --------   --------
Net cash used in investing activities....   (20,976)   (27,417)   (169,403)     (12,867)   (26,635)
                                           --------   --------   ---------     --------   --------
Cash flows from financing activities:
  Contributions from Parent, net.........     5,169     17,086     151,597        9,043     28,846
  Proceeds from notes payable............     2,793         --          --           --         --
  Payments on notes payable..............    (1,198)    (1,230)     (1,431)         (75)    (5,565)
                                           --------   --------   ---------     --------   --------
Net cash provided by financing
  activities.............................     6,764     15,856     150,166        8,968     23,281
                                           --------   --------   ---------     --------   --------
Cash at beginning and end of year........  $     --   $     --   $      --     $     --   $     --
                                           ========   ========   =========     ========   ========
Supplementary disclosures --
  Cash paid for interest.................  $    948   $    938   $     824     $    244   $    234
  Transfer of equipment to Division......        --      3,675         771          771         --
  Issuance of Parent company stock
     consideration for acquired assets...    18,964     38,210          --           --         --
                                           ========   ========   =========     ========   ========

                See accompanying notes to financial statements.

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1993 AND 1994
                           (ALL AMOUNTS IN THOUSANDS)

(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) DESCRIPTION OF BUSINESS

     The 800MHz Specialized Mobile Radio Territory of Motorola, Inc. (Nextel Properties) (herein referred to as the Territory) is a business within the Network Services Division (Division) of Motorola, Inc. (Parent). The Territory, as a reporting entity, holds the Division's 800MHz licenses in all states within the continental United States. The Territory is engaged in the operation of owned and managed Specialized Mobile Radio (SMR) systems. Owned systems, or MoSMRs, are systems operated by the Territory, which also owns the underlying licenses. Managed systems, or McSMRs, are governed by management agreements with third parties owning the licenses in these states and to which Motorola provides operations services.

     (B) BASIS OF PRESENTATION

     The accompanying financial statements reflect the activity of the Territory sites which exist as of December 31, 1994 and for which ownership interests are to be transferred to a third party under an agreement in principle described in note 9. The assets and liabilities of the Territory relate to the operations of the Parent's 800MHz SMR business including, but not limited to, customer contracts and accounts receivable, equipment, licenses, current liabilities, and lease obligations, but do not include certain other assets used in the Parent's site business. Such assets excluded from the Territory's assets and liabilities are leased either directly from the Parent or from third parties through the Parent. The assets and liabilities also include certain assets and liabilities accruing to the Territory resulting from its management of McSMRs, including customer contracts and accounts receivable, equipment, current liabilities, and lease obligations. The statements of operations include the revenues derived and costs related to both the MoSMR and McSMR businesses.

     The Territory does not maintain its own cash receipts and disbursements. Cash and income tax activities and related party transactions are managed by the Parent and are reflected as a change in the territory equity account.

     (C) DEPOSITS

     Deposits represent amounts paid under executory asset purchase agreements in consideration for the rights to acquire certain McSMR licenses.

     (D) COMMUNICATIONS EQUIPMENT

     Communications equipment is stated at cost. Depreciation of communications equipment is calculated using accelerated and straight-line methods over the estimated useful lives of the assets, which are seven to eight years.

     Repairs and maintenance are expensed as incurred and betterments are capitalized.

     (E) INTANGIBLE ASSETS

     Intangible assets are stated at cost. License rights represent costs incurred for FCC-issued licenses and are amortized on a straight-line basis over an estimated useful life of 20 years. Covenants not to compete are amortized on a straight-line basis over the life of the agreements, which range from three to five years. The excess of cost over fair value of companies acquired is amortized on a straight-line basis over their estimated

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) useful lives of ten to twenty years. The Territory assesses the recoverability of intangible assets by determining whether the amount of the balances over their remaining lives can be recovered through undiscounted future operating cash flows of the operations.

     (F) DEFERRED REVENUE

     Deferred revenue consists of billings to customers in advance of airtime usage, and is reflected as a liability at year-end.

     (G) REVENUE RECOGNITION

     The Territory recognizes revenue from air-time sales based upon monthly access charges per unit plus air-time charges as used. Finders' fees represent payments to third parties that supply the Territory with customers and are expensed as incurred.

     (H) INCOME TAXES

       ACCOUNTING FOR 1992

     The Territory is included in the consolidated U.S. income tax return of the Parent. For financial reporting purposes, income tax expense for 1992 is calculated under Accounting Principles Board Opinion No. 11, Accounting for Income Taxes, and is computed as if the Territory filed a separate return. Current and deferred income tax expense (benefit) is reflected as an increase in (decrease of) territory equity as these accounts are maintained in the accounting records of the Parent. State income taxes are computed utilizing a blended state rate of 4.6%, which is net of Federal income tax benefit.

       ACCOUNTING FOR 1993 AND 1994

     The Territory adopted the asset and liability method of accounting for income taxes as prescribed by Financial Accounting Standards Board Statement 109, Accounting for Income Taxes (SFAS 109), effective January 1, 1993. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Current and deferred income tax expense (benefit) is reflected as an increase in (decrease of) Territory equity as these accounts are maintained in the accounting records of the Parent. State income taxes are computed utilizing a blended state rate of 4.6%, which is net of Federal income tax benefit.

     (I) CREDIT CONCENTRATIONS AND FINANCIAL INSTRUMENTS

     The Territory's customers are comprised of businesses which require the use of the Territory's SMR systems. Financial instruments that potentially subject the Territory to concentrations of credit risk consist principally of trade receivables. As of December 31, 1993 and 1994, and March 31, 1994 and 1995, no account receivable from any customer exceeded 5% of territory equity. Accounts receivable are generally unsecured; however, management believes its allowance for doubtful accounts is adequate to cover any exposure to loss.

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2)  ACQUISITIONS

     During 1992, 1993, and 1994, the Territory acquired several communications businesses. The consideration for the acquisitions consisted of cash, notes payable, or issuance of Parent company stock. The cash portions of the purchase prices were funded by the Parent. The Territory used the purchase method to account for these acquisitions. The results of the acquired operations have been included in the Territory's statements of operations from the acquisition dates.

     The fair values assigned to assets acquired and liabilities assumed are as follows:

                                                                1992      1993       1994
                                                               -------   -------   --------
    Communications equipment.................................  $   311   $   191   $  1,809
    Intangible assets........................................   27,738    38,442    144,526
                                                               -------   -------   --------
    Net purchase price.......................................  $28,049   $38,633   $146,335
                                                               =======   =======   ========

     The acquisitions were paid as follows:

                                                                1992      1993       1994
                                                               -------   -------   --------
    Cash.....................................................  $ 6,292   $   423   $146,335
    Notes Payable............................................    2,793        --         --
    Issuance of Parent company stock.........................   18,964    38,210         --
                                                               -------   -------   --------
                                                               $28,049   $38,633   $146,335
                                                               =======   =======   ========

     Unaudited pro forma financial information for the years ended December 31, 1992, 1993, and 1994, as though the 1992 through 1994 acquisitions had occurred as of January 1, 1992 follows:

                                                                 1992      1993      1994
                                                                -------   -------   -------
    Net revenues..............................................  $64,081   $68,437   $71,349
    Operating income..........................................      615     1,576     5,284
    Income (loss) before income taxes.........................   (1,031)    1,056     4,271
    Net loss..................................................   (1,455)   (4,101)     (207)

(3)  COMMUNICATIONS EQUIPMENT

     Pursuant to the consummation of the contribution and merger agreement described in note 9, the specific assets within the Territory which will be transferred under the agreement were identified. Communications equipment with a gross and net balance of $16,171 and $3,675, which will not be transferred under the agreement in principle were transferred from the records of the Territory to the Division effective October 1993, and no longer depreciated within the Territory as of that date. Depreciation expense for prior periods has not been restated. Depreciation related to such assets of $2,274 and $1,706, was recorded in 1992 and 1993, respectively.

     Effective March 31, 1994, additional communications equipment with a gross and net balance of $1,960 and $771, which will not be transferred under the agreement were transferred from the records of the Territory to the Division, and no longer depreciated within the Territory as of that date. Depreciation expense for prior periods has not been restated. Depreciation of $71 for the three months ended March 31, 1993 and 1994 was recorded related to such assets.

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3)  COMMUNICATIONS EQUIPMENT (CONTINUED)
     Communications equipment consists of the following:

                                                        DECEMBER 31             MARCH 31
                                                     -----------------     ------------------
                                                      1993      1994        1994       1995
                                                     -------   -------     -------   --------
                                                                               (UNAUDITED)
    Communications equipment.......................  $91,023   $95,839     $89,192   $103,066
      Less accumulated depreciation................   61,210    66,298      61,404     69,415
                                                     -------   -------     -------   --------
                                                     $29,813   $29,541     $27,778   $ 33,651
                                                     =======   =======     =======   ========

(4)  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                        DECEMBER 31            MARCH 31
                                                    -------------------   -------------------
                                                      1993       1994       1994       1995
                                                    --------   --------   --------   --------
                                                                              (UNAUDITED)
    Excess cost over assets acquired..............  $100,070   $116,366   $100,070   $116,368
    FCC licenses..................................    15,104    142,264     15,104    163,789
    Covenants not to compete......................    10,638     10,858     10,638     10,858
    Customer lists................................       563        563        563        563
                                                    --------   --------   --------   --------
                                                     126,375    270,051    126,375    291,578
    Less accumulated amortization.................    27,411     39,817     29,826     44,460
                                                    --------   --------   --------   --------
                                                    $ 98,964   $230,234   $ 96,549   $247,118
                                                    ========   ========   ========   ========

(5)  NOTES PAYABLE

     Notes payable consists of notes payable to a third party arising as a result of Territory acquisitions (see note 2). Certain notes accrue interest at between 10% and 14%. Interest on other notes has been imputed for financial reporting purposes at an 8% rate. Due dates range from 1995 to 1996 at December 31, 1994. The notes are unsecured.

     The aggregate principal maturities are as follows: 1995 -- $5,960, 1996 -- $574.

(6)  RELATED PARTY TRANSACTIONS

     Certain general and administrative expenses are incurred by the Parent. The Parent allocates costs to the Territory for insurance, employee salaries and benefits, taxes, and other administrative expenses. The allocations were estimated using proportional cost allocation methods. General and administrative expenses include $1,851 in 1992, $1,796 in 1993, $1,235 in 1994, and $341 and
$427 in the three months ended March 31, 1994 and 1995, related to such charges.

     Employees of the Territory are eligible for various benefits under programs maintained by the Parent. Any related assets or liabilities are not included in the Territory's financial statements, but rather, are reported as part of equity.

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6)  RELATED PARTY TRANSACTIONS (CONTINUED)
     An affiliate of the Territory owns certain structures and equipment used by the Territory in its operations under operating lease arrangements. Related rental expenses were $16,596 in 1992, $17,914 in 1993, $19,559 in 1994, and
$4,528 and $5,439 in the three months ended March 31, 1994 and 1995.

     An affiliate of the Territory provides maintenance services under service contracts. The Territory incurred related expenses of $9,375 in 1992, $9,301 in 1993, $9,332 in 1994, and $2,188 and $2,296 in the three months ended March 31, 1994 and 1995.

     Communications equipment and installation services are purchased from an affiliate at amounts which are not "arm's length." Purchases aggregated $12,186 in 1992, $12,803 in 1993, $6,389 in 1994, and $1,525 and $7,155 in the three months ended March 31, 1994 and 1995.

     Certain communications equipment used in the Territory's operations has been transferred to the Territory from the Division at zero basis. Therefore, the asset values and related depreciation are not reflected in the Territory's financial position or results of operations.

     In management's opinion, the methods employed in allocating the transactions described above are reasonable. However, the amounts disclosed may not represent the amounts that would have been reported had these transactions occurred with third parties at "arm's length."

(7)  INCOME TAXES

     As discussed in note 1, the Territory adopted SFAS 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $4,633 was determined as of January 1, 1993 and is reported separately in the statement of operations for the year ended December 31, 1993. SFAS 109 also had the effect of increasing income tax expense for the year ended December 31, 1993, by approximately $112, as compared to the amount which would have been reported under the previous method. Prior years' financial statements have not been restated to apply the provisions of SFAS 109.

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(7)  INCOME TAXES (CONTINUED)
     Income tax expense consists of:

                                                               CURRENT    DEFERRED     TOTAL
                                                               ------     --------     ------
    Year ended December 31, 1992:
      U.S. Federal...........................................  $1,001      $ (213)     $  788
      State..................................................     222         (47)        175
                                                               ------     --------     ------
                                                               $1,223      $ (260)     $  963
                                                               ======      ======      ======
    Year ended December 31, 1993:
      U.S. Federal...........................................  $2,411      $ (346)     $2,065
      State..................................................     519         (98)        421
                                                               ------      ------      ------
                                                               $2,930      $ (444)     $2,486
                                                               ======      ======      ======
    Year ended December 31, 1994:
      U.S. Federal...........................................  $2,849      $  715      $3,564
      State..................................................     613         154         767
                                                               ------      ------      ------
                                                               $3,462      $  869      $4,331
                                                               ======      ======      ======

     Income tax expense (benefit) was $963, $2,486, and $4,331 for the years ended December 31, 1992, 1993, and 1994, and $995 and ($236) for the three months ended March 31, 1994 and 1995, respectively, and differed from the amounts computed by applying the U.S. Federal income tax rate to pretax income as a result of the following:

                                                                                    THREE MONTHS
                                                   YEARS ENDED DECEMBER 31         ENDED MARCH 31
                                                 ----------------------------      --------------
                                                  1992       1993       1994       1994     1995
                                                 ------     ------     ------      ----     -----
                                                                                    (UNAUDITED)
Computed "expected" tax expense................  $ (633)    $  (14)    $1,365      $310     $(931)
Increase in income taxes resulting from:
  Amortization of excess cost over assets
     acquired..................................   1,511      2,115      2,468       573       722
  State income taxes, net of federal benefit...     115        273        498       112       (27)
  Change in federal tax rate...................      --        112         --        --        --
                                                 ------     ------     ------      ----     -----
                                                 $  963     $2,486     $4,331      $995     $(236)
                                                 ======     ======     ======      ====     =====

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(7)  INCOME TAXES (CONTINUED)
     For the year ended December 31, 1992, deferred income tax expense of $260 results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are presented below:

                                                                               1992
                                                                               -----
        Excess depreciation of communications equipment for financial reporting purposes over tax reporting purposes.....................  $ (42)
        Excess amortization of intangible assets for financial reporting
          purposes over tax reporting purposes...............................   (218)
                                                                               -----
                                                                               $(260)
                                                                               =====

     The significant components of deferred income tax expense for the years ended December 31, 1993 and 1994 are as follows:

                                                                       1993      1994
                                                                       -----     ----
        Deferred tax expense, exclusive of the effects
          of other components listed below...........................  $(556)    $869
        Adjustments to deferred tax assets and liabilities
          for enacted changes in tax laws............................    112       --
                                                                       -----     ----
                                                                       $(444)    $869
                                                                       =====     ====

     Deferred taxes result from temporary differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those temporary differences include excess financial statement over tax depreciation, excess financial statement over tax amortization of certain intangibles, allowance for doubtful accounts receivable, and the capitalization and amortization of certain costs for tax purposes which were expensed for financial reporting purposes.

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(7)  INCOME TAXES (CONTINUED)
     The tax effects of temporary differences that give rise to the deferred tax assets and liabilities settled through the territory equity account at December 31, 1993 and 1994 are presented below:

                                                                        1993        1994
                                                                       -------     -------
    Deferred tax assets:
      Accounts receivable, due to allowance for doubtful accounts....  $   183     $    84
      FCC licenses, due to differences in amortization...............    1,122          --
      Customer lists, due to differences in amortization.............      119          43
      Communications equipment, due to differences in capitalized
         basis.......................................................      107          85
                                                                       -------     -------
    Net deferred tax assets..........................................    1,531         212
    Deferred tax liabilities:
      Plant and equipment, due to differences in depreciation........   (5,720)     (4,349)
      Excess cost over assets acquired, due to differences in
         amortization................................................       --          (6)
      FCC licenses, due to differences in amortization...............       --        (916)
                                                                       -------     -------
    Net deferred tax liabilities.....................................   (5,720)     (5,271)
    Net deferred tax liability.......................................  $(4,189)    $(5,059)
                                                                       =======     =======

     At December 31, 1993 and 1994, $4,189 and $5,059, respectively, of cumulative deferred taxes have been settled through the Territory equity account. At December 31, 1993 and 1994, the basis of excess cost over fair value of assets acquired for financial reporting purposes exceeds the basis for tax purposes by $80,964 and $75,232, respectively.

(8)  COMMITMENTS AND CONTINGENCIES

     LEASES

     The Territory leases antenna sites both directly from an affiliate and from third parties through an affiliate under agreements which provide for payments on a month-to-month basis. Rent expense under month-to-month agreements for the years ended December 31, 1992, 1993, and 1994 amounted to $11,406, $12,282, and $15,588 respectively.

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
 (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION (DIVISION) OF MOTOROLA, INC.
                                   (PARENT))
                                (THE TERRITORY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(8)  COMMITMENTS AND CONTINGENCIES (CONTINUED)
     In addition, certain antenna sites are leased under operating leases with noncancelable lease terms expiring at various dates through 2008. Future minimum payments under these lease agreements are as follows:

YEAR ENDING
DECEMBER 31
- -----------
   1995     ...................................................  $1,821
   1996     ...................................................   1,461
   1997     ...................................................   1,181
   1998     ...................................................     887
Thereafter  ...................................................   2,212
                                                                 ------
                                                                 $7,562
                                                                 ======

     Rent expense under noncancelable agreements for the years ended December 31, 1992, 1993, and 1994 amounted to $5,190, $5,766, and $3,971 respectively.
Effective in 1995, the majority of these lease agreements were renegotiated. The impact of these actions will result in increased minimum payments in future years.

     MANAGED SITES

     The Territory operates and manages McSMR sites under management agreements with third parties. These agreements typically are for a base period of five to ten years and include renewal options. The Territory has the right to place its customers on these managed sites and, in consideration, pays a percentage of net user revenues and a specified fixed rate per channel to the licensee. In the event the licensee chooses to divest its interest, the Territory has a right of first refusal with respect to such divestiture.

     ASSET PURCHASE AGREEMENTS

     The Territory entered into asset purchase agreements during 1993 and 1994 to acquire rights to certain McSMR licenses. Deposits of $13,333 and $18,951 were paid in 1993 and 1994, under these executory agreements in consideration for the rights to these licenses. Remaining commitments of $126,767 at December 31, 1994 are to be paid upon the respective closings, which are expected to occur within the next year.

     Subsequent to December 31, 1994, and through March 24, 1995, the Territory did not enter into additional asset purchase agreements.

     The Territory's obligations to complete these purchase agreements are contingent upon its completion of the contribution and merger agreement discussed in note 9 or a similar or substitute transaction. In the event that such completion does not occur, the Territory's rights and obligations will revert to those under the preexisting management agreements.

(9)  CONTRIBUTION AND MERGER AGREEMENT

     In August 1994 the Parent entered into a Contribution and Merger Agreement (Agreement) with Nextel Communications, Inc. (Purchaser) to transfer ownership of the Territory and the licenses managed by the

          800 MHZ SPECIALIZED MOBILE RADIO TERRITORY OF MOTOROLA, INC.
                              (NEXTEL PROPERTIES)
               (A BUSINESS WITHIN THE NETWORK SERVICES DIVISION
                    (DIVISION) OF MOTOROLA, INC. (PARENT))
                                (THE TERRITORY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(9)  CONTRIBUTION AND MERGER AGREEMENT (CONTINUED)

Territory in exchange for shares of common stock. The transaction is designed as a tax-free exchange to the Parent and the Purchaser.

     In connection with this Agreement, the Parent is obligated, subject to the provisions described below, to acquire rights to a "minimum required channel value", as defined in the Agreement, for those licenses currently managed by the Territory and to transfer such rights to the Purchaser at closing. Also at closing, the Parent shall assign all assignable McSMR agreements for any remaining McSMR channels and all rights to consideration payable to the Parent under all nonassignable McSMR agreements. During the twelve-month period after closing, the Parent is obligated to continue to use its best efforts to acquire remaining managed licenses up to the minimum required channel value and assign them to the Purchaser as acquired. Remaining managed licenses outstanding after this period which are necessary to meet the required channel value will result, by use of a formula, in a reduction to the consideration received by the Parent under this Agreement. At December 31, 1994, additional commitments of $126,767, in management's estimate, are necessary to meet the obligations under the Agreement.

     Closing of the Agreement is subject to a number of significant conditions, including, among others, the receipt of approval from the Federal Communications Commission ("FCC") of the change of control of certain SMR licenses, the filing of all necessary reports and documents with the Department of Justice pursuant to the Hart-ScottRodino Anti-Trust Improvements Act of 1976 and the expiration or termination of all applicable waiting periods thereunder, and other governmental approvals. There can be no assurance as to whether or when such approvals will be received. Further, the transaction is contingent on approval by the respective companies' boards of directors, approval by Nextel's shareholders, approval by Nextel's public debt holders or satisfaction of provisions of Nextel's debt indebentures, and the satisfaction of certain other conditions.

                      (This page intentionally left blank)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
OneComm Corporation:

     We have audited the accompanying consolidated balance sheets of OneComm Corporation (formerly CenCall Communications Corp.) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OneComm Corporation (formerly CenCall Communications Corp.) and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Denver, Colorado
January 27, 1995

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                                                      1994             1993
                                                                  ------------     ------------
ASSETS (NOTE 4)
Current assets:
  Cash and cash equivalents.....................................  $119,348,050     $ 18,318,824
  Short-term investments........................................    15,351,928       44,881,410
  Inventory, net of valuation allowance of $5,070,335 in
     1994 (note 1)..............................................    10,490,905          682,961
  Accounts receivable, net of allowance of $284,640 and
     $107,160 in 1994 and 1993, respectively....................     2,243,564        1,452,223
  Prepaid expenses and other assets.............................     2,143,755          193,733
                                                                  ------------     ------------
          Total current assets..................................   149,578,202       65,529,151

Property and equipment:
  Land..........................................................       117,941          117,941
  Buildings and leasehold improvements..........................     4,787,337          937,018
  Equipment.....................................................   175,101,540       29,604,447
  Furniture and fixtures........................................     3,891,805          921,175
                                                                  ------------     ------------
                                                                   183,898,623       31,580,581
     Less accumulated depreciation..............................   (12,535,840)      (3,027,578)
                                                                  ------------     ------------
          Net property and equipment............................   171,362,783       28,553,003

Intangible assets:
  Federal Communications Commission licenses....................    94,585,121       36,432,706
  Covenants not to compete......................................    13,762,000        9,264,000
  Debt issuance costs...........................................    13,928,214        5,373,143
  Organization costs and other..................................       621,059          544,837
                                                                  ------------     ------------
                                                                   122,896,394       51,614,686
     Less accumulated amortization..............................    (9,802,368)      (4,494,692)
                                                                  ------------     ------------
          Net intangible assets.................................   113,094,026       47,119,994
Deposits for business combinations in progress (note 6).........     5,358,923        2,519,344
Prepaid warranty costs..........................................    12,005,006               --
Other assets....................................................     1,264,025        2,458,297
                                                                  ------------     ------------
                                                                  $452,662,965     $146,179,789
                                                                  ============     ============

                                                                  (-- Continued)

          See accompanying notes to consolidated financial statements.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

                     CONSOLIDATED BALANCE SHEETS, CONTINUED
                           DECEMBER 31, 1994 AND 1993

                                                                      1994             1993
                                                                  ------------     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................  $  7,653,730     $  2,643,765
  Cash overdraft................................................     4,969,272               --
  Due to equipment supplier.....................................    64,321,181       10,733,451
  Other accrued liabilities.....................................     7,845,096        1,310,122
  Deferred revenue..............................................       833,434          281,355
  Current portion of long-term debt (note 4)....................     1,250,000        1,250,000
  Acquisition costs payable (note 6)............................    24,235,225        1,635,000
                                                                  ------------     ------------
          Total current liabilities.............................   111,107,938       17,853,693
Long-term debt, net of discount, less current portion
  (note 4)......................................................   278,992,036        5,250,000
                                                                  ------------     ------------
          Total liabilities.....................................   390,099,974       23,103,693

Non-consolidated interests in Spectrum Resources of the
  Midwest, Inc. (note 1)........................................     2,513,852        2,212,232

Stockholders' equity (note 5)
  Preferred stock, nonvoting, $.001 par value. Authorized
     1,000,000 shares; none issued..............................            --               --
  Common stock, voting, $.001 par value. Authorized 40,000,000 shares; issued and outstanding 18,184,759 and 17,164,201
     shares at December 31, 1994 and 1993, respectively.........        18,185           17,164
  Additional paid-in capital....................................   154,169,654      133,246,762
  Accumulated deficit...........................................   (94,138,700)     (12,400,062)
                                                                  ------------     ------------
          Total stockholders' equity............................    60,049,139      120,863,864
                                                                  ------------     ------------

Commitments (notes 2, 4 and 8)
                                                                  $452,662,965     $146,179,789
                                                                  ============     ============

          See accompanying notes to consolidated financial statements.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                         1994            1993            1992
                                                     ------------     -----------     -----------
Revenue:
  Network..........................................  $ 11,285,823     $ 8,247,081     $ 2,646,547
  Equipment sales..................................     1,887,058       1,748,540       1,548,101
  Maintenance, installation and other..............     1,602,597       1,894,364       1,493,396
                                                     ------------     -----------     -----------
                                                       14,775,478      11,889,985       5,688,044
Operating costs and expenses:
  Network..........................................    13,385,470       2,152,751         510,903
  Equipment........................................     2,714,238       3,104,986       1,778,178
  Maintenance, installation and other..............     1,216,566         856,790         897,554
                                                     ------------     -----------     -----------
                                                       17,316,274       6,114,527       3,186,635
                                                     ------------     -----------     -----------
          Gross profit (loss)......................    (2,540,796)      5,775,458       2,501,409
Selling, general and administrative expenses.......    31,141,883       6,319,343       1,408,176
Corporate expenses.................................     7,686,977       3,216,585       1,153,393
Depreciation and amortization of property and
  equipment........................................     9,508,262       1,762,431         599,898
Amortization of intangible assets..................     6,292,676       2,568,956         878,191
Inventory valuation provision (note 1).............     5,070,335              --              --
                                                     ------------     -----------     -----------
          Operating loss...........................   (62,240,929)     (8,091,857)     (1,538,249)
                                                     ------------     -----------     -----------
Other expense (income):
  Interest expense.................................    23,736,257         865,980         387,594
  Interest income..................................    (8,299,076)     (1,083,538)        (78,323)
  Merger costs (note 3)............................     4,674,645              --              --
  Other............................................      (614,117)        (90,065)             --
                                                     ------------     -----------     -----------
                                                       19,497,709        (307,623)        309,271
                                                     ------------     -----------     -----------
          Loss before extraordinary item...........   (81,738,638)     (7,784,234)     (1,847,520)
Extraordinary item-loss on early extinguishment
  of debt..........................................            --         332,797              --
                                                     ------------     -----------     -----------
          Net loss.................................  (81,738,638)     (8,117,031)      (1,847,520)
                                                     ============     ===========      ===========
Pro forma weighted average common shares
  outstanding......................................    17,655,478      13,442,723      10,516,387
                                                     ============     ===========     ===========
Pro forma net loss per common share:
  Net loss before extraordinary item...............  $      (4.63)    $      (.58)    $      (.18)
  Extraordinary item...............................            --            (.02)             --
                                                     ------------     -----------     -----------
          Net loss.................................  $      (4.63)    $      (.60)    $      (.18)
                                                     ============     ===========    ===========

          See accompanying notes to consolidated financial statements.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                       COMMON STOCK        ADDITIONAL                        TOTAL
                                   --------------------     PAID-IN      ACCUMULATED     STOCKHOLDERS'
                                     SHARES     AMOUNT      CAPITAL        DEFICIT      EQUITY (DEFICIT)
                                   -----------  -------   ------------   ------------   ----------------
Balances at January 1, 1992......      326,171  $   326   $    286,314   $ (2,435,511)    $ (2,148,871)
Net loss.........................           --       --             --     (1,847,520)      (1,847,520)
                                    ----------  -------   ------------   ------------     ------------
Balances at December 31, 1992....      326,171  $   326   $    286,314   $ (4,283,031)    $ (3,996,391)
Issuance of common stock for
  cash, services, and options
  exercised......................       42,897       43        313,867             --          313,910
Conversion of preferred stock to
  common stock (note 5)..........   11,332,633   11,333     37,819,708             --       37,831,041
Common stock issued in initial
  public offering, net of
  offering costs (note 5)........    5,462,500    5,462     94,826,873             --       94,832,335
Net loss.........................           --       --             --     (8,117,031)      (8,117,031)
                                    ----------  -------   ------------   ------------     ------------
Balances at December 31, 1993....   17,164,201  $17,164   $133,246,762   $(12,400,062)    $120,863,864
Issuance of common stock in
  business combinations..........      399,930      400     11,907,516             --       11,907,916
Issuance of common stock and
  option for investment in
  subsidiary (note 1)............      365,131      365      8,192,250             --        8,192,615
Issuance of common stock for
  options exercised..............      255,497      256        823,126             --          823,382
Net loss.........................           --       --             --    (81,738,638)     (81,738,638)
                                    ----------  -------   ------------   ------------     ------------
Balances at December 31, 1994....   18,184,759  $18,185   $154,169,654   $(94,138,700)    $ 60,049,139
                                    ==========  =======   ============   ============     ============

          See accompanying notes to consolidated financial statements.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

                 CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 9)
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                         1994            1993            1992
                                                     -------------   -------------   ------------
Cash flows from operating activities:

  Net loss........................................   $ (81,738,638)  $  (8,117,031)  $ (1,847,520)
  Adjustments to reconcile net loss to net cash
     used by operating activities:
     Depreciation and amortization expense........      15,800,938       4,331,387      1,478,089
     Inventory valuation provision................       5,070,335              --             --
     Non-cash interest expense, net...............      22,674,426              --             --
     Non-consolidated interests', share of loss...        (560,034)       (113,668)            --
     Equity in (profit) loss of non-consolidated
       investment.................................         (32,737)         23,603             --
     Accrued interest receivable included in
       short-term investments.....................        (278,513)       (391,094)            --
     Stock issued for services....................              --         228,150             --
     Loss on early extinguishment of debt.........              --         332,797             --
     Decrease (increase) in operating assets:
       Inventory..................................     (14,974,179)         44,026        (75,055)
       Accounts receivable........................        (791,341)       (390,659)      (670,432)
       Prepaid expenses and other assets..........      (1,950,022)       (129,884)        (4,565)
     Increase (decrease) in operating liabilities:
       Accounts payable...........................         871,307       2,178,316        237,571
       Accrued liabilities........................       6,541,315         682,925        497,068
       Deferred revenue...........................         552,079         (52,471)       275,186
                                                     -------------   -------------   ------------
          Net cash used by operating activities...     (48,815,064)     (1,373,603)      (109,658)
Cash flows from investing activities:
  Acquisition of net assets in business
     combinations.................................     (18,058,635)    (37,681,925)   (11,196,492)
  Additions to property and equipment.............     (99,780,130)     (8,525,076)      (930,824)
  Additions to intangible and other assets........      (5,533,693)       (557,367)            --
  Payment of organization costs...................              --        (110,157)            --
  Deposits on business combinations in progress...      (5,358,923)     (2,448,292)       (71,052)
  Investment in Gateway Communications, Inc.......              --              --       (500,000)
  Purchase of short-term investments..............    (232,250,426)   (127,915,316)            --
  Maturities of short-term investments............     262,058,421      83,425,000             --
                                                     -------------   -------------   ------------
          Net cash used by investing activities...     (98,923,386)    (93,813,133)   (12,698,368)
Cash flows from financing activities:
  Increase (decrease) in cash overdraft...........       4,969,272        (409,083)       409,083
  Proceeds from notes payable and long-term debt..     249,999,763      13,260,000      6,950,000
  Repayments of notes payable and long-term debt..      (1,250,000)     (9,860,000)    (7,690,500)
  Proceeds from notes payable to stockholders.....              --              --        965,000
  Non-consolidated interests', purchase of stock
     in subsidiary................................       3,770,000         344,000             --
  Proceeds from issuance of common and preferred
     stock, net...................................         823,382     114,363,933     13,324,573
  Debt issuance costs.............................      (9,544,741)     (5,590,063)      (346,601)
                                                     -------------   -------------   ------------
          Net cash provided by financing
            activities............................     248,767,676     112,108,787     13,611,555
                                                     -------------   -------------   ------------
Net increase in cash and cash equivalents.........     101,029,226      16,922,051        803,529
Cash and cash equivalents at beginning of year....      18,318,824       1,396,773        593,244
                                                     -------------   -------------   ------------
Cash and cash equivalents at end of year..........   $ 119,348,050   $  18,318,824   $  1,396,773
                                                     =============   =============   ============

          See accompanying notes to consolidated financial statements.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) ORGANIZATION AND BASIS OF PRESENTATION

     OneComm Corporation (formerly CenCall Communications Corp.) ("OneComm") was incorporated as a Delaware corporation on February 2, 1990, and operates as a holding company for its wholly owned subsidiaries, OneComm Corporation, N.A. (formerly CenCall, Inc.) ("OneComm, N.A.") and C-CALL Corp., (collectively the Company). OneComm, N.A. and C-CALL Corp. were incorporated as Delaware corporations to acquire and operate certain Specialized Mobile Radio ("SMR") businesses.

     At December 31, 1994, the Company owns approximately 80% of the outstanding common and preferred stock of Spectrum Resources of the Midwest, Inc. ("SRMW"). During 1994, the Company issued shares of common stock and an option to acquire shares of common stock of OneComm to certain holders of SRMW stock and the holder of an option to acquire shares of SRMW stock in exchange for their shares of SRMW stock and such option in a transaction that increased the Company's ownership of SRMW to approximately 80% (the "SRMW Transaction"). The Company provides management services to SRMW under the terms and conditions of a management agreement. The accompanying consolidated financial statements include the accounts of OneComm, OneComm, N.A., C-CALL Corp. and SRMW. All significant intercompany transactions have been eliminated in consolidation.

     (B) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include investments in money market funds and short-term commercial paper of approximately $118,162,000 and $16,934,000 at December 31, 1994 and 1993, respectively.

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     (C) SHORT-TERM INVESTMENTS

     Short-term investments include short-term corporate notes and U.S. Treasury securities and have been recorded at amortized cost which approximates market value.

     (D) PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation is provided over the estimated useful life of each class of depreciable assets using the straight-line method as follows: Furniture, fixtures, and equipment -- 3 to 10 years, and buildings -- 30 years. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the improvement. During 1994, OneComm decreased the estimated useful lives of certain equipment. This change in accounting estimate resulted in an increase in depreciation expense of approximately $2,500,000 for 1994.

     The Company capitalizes interest in accordance with Statement of Financial Accounting Standards No. 34, Capitalization of Interest Cost, which is amortized over the lives of the related constructed assets. During 1994, the Company incurred approximately $27,044,000 in interest expense, of which approximately $3,308,000 was capitalized. Interest capitalized in 1993 and 1992 was not significant.

     Included in equipment as of December 31, 1994 is approximately $78,150,000 of equipment not yet placed in service which, accordingly, is not being depreciated as of December 31, 1994.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                           DECEMBER 31, 1994 AND 1993

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (E) INVENTORY

     Inventory consists of spare parts and both digital and analog mobile radios held for sale and is stated at the lower of cost or market value as determined by the specific identification method.

     As a result of a change in business strategy, the Company recorded a provision of $5,070,335 related to the valuation of certain analog equipment inventory during the fourth quarter of 1994.

     (F) INTANGIBLE ASSETS

     The cost of acquiring Federal Communications Commission ("FCC") licenses, tangible, and other intangible assets from unrelated parties is allocated based on the relative fair values of the acquired assets. FCC licenses are amortized using the straight-line method over a 25-year period.

     Covenants not to compete are amortized over the life of the agreements, ranging from two to five years, using the straight-line method. Organization costs are amortized using the straight-line method over five years. Debt issuance costs are amortized over the term of the related debt.

     The Company periodically evaluates the net realizable value of intangible assets based upon specific events and circumstances using current market values of similar assets, recent transactions and cash flow analyses, as appropriate.

     (G) REVENUE RECOGNITION

     Network revenue includes primarily access and usage charges for subscriber units under service agreements with the Company. The terms of these service agreements range from month-to-month to 36 months. Revenue received under maintenance contracts is recognized ratably over the life of the contract. Demand maintenance revenue is recorded at the time the service is performed. Equipment sales revenue is recognized at the time the subscriber unit is placed in service. Installation revenue is recognized at the time of installation.

     (H) INCOME TAXES

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("Statement 109"). Statement 109 required a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Effective January 1, 1993, the Company adopted Statement 109. There was no effect on the Company's financial statements of adopting Statement 109 in 1993.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                           DECEMBER 31, 1994 AND 1993

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (I) LOSS PER COMMON SHARE

     Loss per common share is computed by dividing the Company's consolidated net loss by the weighted average number of common shares outstanding during the period. Weighted average common shares outstanding reflect the conversion of all preferred shares into common stock on a one-for-one basis and a 25.5-for-1 stock split effected upon the completion of the Company's initial public offering of common stock (the "IPO"). Through March 31, 1993, they also include the effects of common stock options and warrants issued within one year prior to the IPO at a per share price less than the IPO price per share, as required by the regulations of the Securities and Exchange Commission. Outstanding common stock options and warrants are not included in the computation subsequent to March 31, 1993 because their effect would be antidilutive. The dividend requirement on the redeemable preferred stock has been excluded from the computation as a result of the conversion of all outstanding shares of preferred stock to shares of common stock at the time of the IPO.

     (J) RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the 1994 presentation.

(2)  MERGER AGREEMENT

     On July 13, 1994, the Company signed a definitive agreement (as amended, the "Merger Agreement") to effect a tax-free merger (the "Merger") of the Company with and into Nextel Communications, Inc. ("Nextel"). Nextel will be the surviving corporation of the Merger. Like the Company, Nextel provides Digital Mobile and SMR radio services to customers within its service areas. The Merger Agreement supersedes the previously publicly announced non-binding letter of understanding, executed October 18, 1993, between OneComm and Nextel (the "OneComm/Nextel Letter Agreement"), concerning Nextel's proposed transfer of certain SMR assets to OneComm in exchange for shares of OneComm common stock.

     Pursuant to the Merger Agreement, each fully diluted share of OneComm's common stock, par value $0.001 per share (the "Common Stock"), will be converted into the right to receive approximately 1.067 shares of Class A common stock of Nextel, par value $0.001 per share, assuming 21,143,730 shares of OneComm common stock are outstanding, on a fully diluted basis, at the closing of the Merger. Based on that assumption, Nextel will issue 22,550,000 shares of its Class A common stock and stock equivalents in exchange for the stock and stock equivalents of OneComm upon consummation of the Merger. On January 10, 1995, OneComm and Nextel entered into a first amendment to the Merger Agreement, providing that Nextel, at its discretion, may elect whether to make a cash payment in lieu of any fractional share interests to which OneComm stockholders otherwise would be entitled under the terms of the Merger Agreement or to deliver, in lieu thereof, a whole number of shares of Nextel common stock determined by rounding up to the nearest whole share.

     Closing of the Merger is subject to a number of significant conditions, including, among others, the receipt of approval from the FCC of the transfer of control of certain SMR licenses to Nextel, the filing of certain information with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 (the "HSR Act") and the expiration or termination of all applicable waiting periods thereunder. The FCC granted the necessary approval of the transfer of control of the Company's constructed SMR licenses to Nextel, and requested additional information regarding OneComm's unconstructed licenses on February 17, 1995. OneComm submitted the required showing relating to its unconstructed licenses on

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                           DECEMBER 31, 1994 AND 1993

(2)  MERGER AGREEMENT (CONTINUED)

March 20, 1995. On that same day, a petition for reconsideration of the FCC's grant of authority for the transfer of control applications was filed with the FCC. In the petition, the parties challenging the grant of the applications stated their intention to challenge the sufficiency of the showing as well. OneComm anticipates that pleadings regarding the petition and showing will be filed in April, 1995. The required waiting period under the HSR Act was terminated by the Antitrust Division on August 12, 1994. Further, the Merger is contingent on approval by the stockholders of each of the Company and Nextel, compliance with certain provisions of each of OneComm's public bond Indenture, dated as of January 13, 1994 (the "Indenture") and Nextel's public bond Indentures, dated as of August 15, 1993 and February 15, 1994, respectively (collectively the "Nextel Indentures", and together with the Indenture, the "Bond Indentures") (or, in lieu of such compliance, receipt of the necessary consent of holders of the outstanding bonds under each of the Bond Indentures), as discussed in more detail below, and the satisfaction of certain other conditions. There can be no assurance as to whether or when the additional conditions to consummation of the Merger will be satisfied. Currently, it is anticipated the closing of the Merger will take place near the end of the second quarter of 1995, provided that all of the closing conditions have been satisfied. The Merger Agreement provides that, if the Merger has not closed by June 30, 1995, either party may terminate the Merger Agreement.

     The Merger Agreement requires that, among other things, all necessary consents of third parties be provided as a condition to closing of the Merger. Each of the Bond Indentures contains a substantially identical provision applicable in the event of a merger involving the obligor thereunder. Such provisions would not permit OneComm or Nextel to consummate the Merger if the surviving corporation of the Merger, on a pro forma basis, taking into account the effects of the Merger, would be unable to incur at least one dollar of additional "Debt" (as defined in the Bond Indentures), other than certain permitted Debt, under the Debt incurrence limitations contained in the Bond Indentures. If this requirement would not be met, then the consent of the holders of a majority of the outstanding principal amount of the bonds issued under each of the Bond Indentures would be required as a pre-condition to the consummation of the Merger. These provisions of the Nextel Indentures, and similar provisions in the public bond indentures applicable to Dial Page, Inc. ("Dial Page"), with whom Nextel has also announced a pending merger, will also limit Nextel's ability to consummate certain other of its publicly announced pending transactions, including, among others, the merger with Dial Page and Nextel's acquisition of Motorola's SMR assets in Nextel's, OneComm's and Dial Page's operating regions (the "Nextel/Motorola Agreement").

     The Bond Indentures contain substantially similar limitations on Debt incurrence. In general, in order to incur Debt (other than permitted Debt), the obligor, at the time of the incurrence, either (i) must be generating operating cash flow that meets or exceeds a specified ratio determined by reference to the obligor's consolidated Debt, or (ii) must have a ratio of Debt (including Debt of its subsidiaries that are "Restricted Subsidiaries", as defined in the Bond Indentures) to its "Total Market Capitalization" (also defined in the Bond Indentures), expressed as a percentage, of not greater than 30%.

     Historically, neither OneComm nor Nextel has generated, nor is it presently anticipated that at the time of the Merger they collectively would be generating, operating cash flow sufficient to meet the required annualized levels. Accordingly, in order for the Merger to be permitted under the terms of the Bond Indentures, the merged entity must have a Debt to Total Market Capitalization ratio, expressed as a percentage, of not greater than 30%. Based on the current Debt levels of OneComm and Nextel, the number of shares of Nextel common stock that are expected to be outstanding upon consummation of the Merger and the recent trading price of Nextel's common stock, the Debt to Total Market Capitalization ratio of the merged entity would exceed the permitted 30% level. Under such circumstances, the Merger could not be consummated without causing a Default under each of the Bond Indentures, unless the consent of the holders

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                           DECEMBER 31, 1994 AND 1993

(2)  MERGER AGREEMENT (CONTINUED)

of a majority of the outstanding principal amount of the bonds issued under each of the Bond Indentures is obtained.

     OneComm and Nextel are considering various actions which, if taken, would permit the Merger to be consummated under the provisions of the Bond Indentures. Such actions may include actions which would have the effect of reducing the Debt to Total Market Capitalization ratio that would result from the Merger (such as reducing the outstanding Debt of Nextel and/or OneComm and transactions that result in an increase in the number of shares of Nextel common stock outstanding), and the possible solicitation of consents to modify or waive the requirements of the applicable provisions of the Bond Indentures, in accordance with the terms of the Bond Indentures. These or other actions, if any, may be taken separately or in combination, as deemed appropriate by the respective Boards of Directors of OneComm and Nextel. OneComm and Nextel have asked their respective financial advisors to consider and advise them with respect to these various actions. At this time, no assurances can be given that either the requisite Debt to Total Market Capitalization ratio can be achieved or, if it is not achieved, that the necessary consents of the bond holders under the Bond Indentures could be obtained.

     On October 22, 1993, OneComm announced that it had signed an agreement in principle with Motorola to purchase Motorola's 800MHz SMR business, systems and licenses in a number of states in OneComm's Operating Regions, as well as certain additional states in exchange for 11.5 million shares of OneComm's Common Stock (the "Motorola/OneComm Letter Agreement"). Under the terms of the Motorola/ OneComm Letter Agreement, OneComm would acquire Motorola's SMR assets in Arizona, Colorado, Idaho, southern Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Washington and Wyoming. However, pursuant to the Nextel/Motorola Agreement subsequently announced by Motorola and Nextel, Motorola has agreed to transfer Motorola's SMR assets in these markets to Nextel, contingent upon the prior consummation of the Merger. There is, at present, no intention to enter into a definitive agreement between OneComm and Motorola with respect to the transactions contemplated by the Motorola/OneComm Letter Agreement. If the Merger is not consummated, Motorola and OneComm may pursue further negotiation of a definitive agreement regarding the proposed acquisition of Motorola's SMR assets described in the Motorola/OneComm Letter Agreement or, if Motorola so elects, Motorola may transfer its SMR assets in OneComm's operating regions to Nextel pursuant to the Nextel/Motorola Agreement.

(3)  MERGER COSTS

     In connection with the Merger Agreement, the Company incurred approximately $3.8 million in professional fees, primarily investment banking fees, during 1994. In addition, the Company expensed approximately $900,000, which was previously recorded as deposits for business combinations. Such amounts were related to the OneComm/Nextel Letter Agreement and the Motorola/OneComm Letter Agreement.

(4)  LONG-TERM DEBT

     In 1993, in connection with the acquisition of an SMR system, OneComm, N.A. issued a promissory note (the "Promissory Note") in the amount of $6,500,000, due to the seller of the SMR system. The note bears interest at 7.5%, payable quarterly.

     On January 13, 1994, the Company issued $409,876,000 of its Senior Redeemable Discount Notes (the "Notes") due in January 2004 pursuant to the Indenture. The net proceeds to the Company were approximately $240,000,000. Cash interest will not accrue on the Notes prior to January 15, 1999.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                           DECEMBER 31, 1994 AND 1993

(4)  LONG-TERM DEBT (CONTINUED)

Commencing July 15, 1999, cash interest on The Notes will be payable semi-annually at a rate of 10.125% per annum. The Notes are general, unsecured obligations of the Company. The Company's subsidiaries are not directly obligated under the Notes. The Notes are stated net of unamortized discount of approximately $134,884,000 at December 31, 1994.

     Long term debt is summarized as follows:

    Notes.................................................................  $ 409,876,000
    Unamortized discount..................................................   (134,883,964)
                                                                            -------------
                                                                              274,992,036
    Promissory note.......................................................      5,250,000
                                                                            -------------
      Total...............................................................    280,242,036
    Less current portion..................................................     (1,250,000)
                                                                            -------------
                                                                            $ 278,992,036
                                                                            =============

     Future principal payments under the Promissory Note and the Notes for years after December 31, 1994 are as follows:

    1995..................................................................  $   1,250,000
    1996..................................................................      1,000,000
    1997..................................................................      1,000,000
    1998..................................................................      1,000,000
    1999..................................................................      1,000,000
    Thereafter............................................................    274,992,036
                                                                            -------------
                                                                            $ 280,242,036
                                                                            =============

     Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that OneComm disclose estimated fair values for its financial instruments. As of December 31, 1994, the estimated fair value of the Notes was approximately $147,043,000. This value is based on quoted market values as of December 31, 1994.

     During 1993, OneComm, N.A. entered into an agreement with The Chase Manhattan Bank, National Association ("Chase") to provide up to $125 million in financing for capital expenditures and working capital requirements related to the build-out of the Company's Digital Mobile networks (the "Chase Facility"). The commitment was amended on January 13, 1994 to provide up to $115 million. The Chase Facility is secured by substantially all of the assets of OneComm, N.A., a pledge of all of the outstanding stock of OneComm, N.A. and a guarantee by OneComm. At December 31, 1994, there were no borrowings outstanding under the Chase Facility. Borrowings under the Chase Facility are conditioned upon, among other things, achieving certain subscriber levels and attaining certain levels of contributed equity. The Company does not anticipate that OneComm, N.A. will have met these requirements or be eligible to borrow funds under the Chase Facility prior to 1996. Under the Chase Facility, Chase requires that the Company continue to own 100% of the outstanding stock of OneComm, N.A. Accordingly, the Merger with Nextel, which will result in Nextel owning all of the stock of OneComm, N.A. may permit Chase to terminate its commitment to provide financing under the Chase Facility.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                           DECEMBER 31, 1994 AND 1993

(4)  LONG-TERM DEBT (CONTINUED)

     The terms and conditions of both the Indenture and Chase Facility include several covenants, including those whereby the Company agrees to the maintenance of certain levels of operating cash flow, debt service coverage ratios and operating ratios, and limitations on other indebtedness. Additionally, the Chase Facility prohibits dividends or other cash distributions from OneComm, N.A. to OneComm prior to March 31, 1999, and after such date OneComm N.A. may only pay dividends and make such distributions to OneComm in certain limited circumstances. In addition to the foregoing customary events of default, an event of default will occur if Motorola defaults in any material respect in the performance of any of its obligations under agreements with the Company to provide infrastructure equipment, installation services and subscriber units for its Digital Mobile networks.

(5)  STOCKHOLDERS' EQUITY

     (A) INITIAL PUBLIC OFFERING AND STOCK SPLIT

     On August 17, 1993, the Company issued 5,462,500 shares of its common stock for proceeds of approximately $94.8 million in an initial public offering. In connection with the initial public offering, the Company converted all of its issued and outstanding preferred stock to common stock and concurrently effected a 25.5:1 split of its common stock. All share and per share amounts included in the accompanying consolidated financial statements have been restated to reflect the stock split as if it had occurred at the beginning of the earliest period presented.

     (B) COMMON STOCK AND PREFERRED STOCK

     The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 40,000,000 shares of $0.001 par value common stock and up to 1,000,000 shares of $0.001 par value preferred stock. The preferred stock can be issued in one or more series, each with different rights or designations as set forth in the Amended and Restated Certificate of Incorporation. Only common stock is outstanding at December 31, 1994.

     (C) REDEEMABLE PREFERRED STOCK

     Until it was amended and restated in August 1993 in connection with the Company's IPO, the Company's Certificate of Incorporation authorized the issuance of up to 517,034 shares of $0.001 par value preferred stock, designated as follows: 56,875 shares of Series A preferred stock, 25,000 shares of Series B preferred stock, 192,544 shares of Series C preferred stock, 72,615 shares of Series D preferred stock and 170,000 shares of Series E preferred stock. These shares could be issued in one or more series, each with different rights or designations as determined by the Board of Directors.

     On August 17, 1993, all outstanding preferred shares in the amount of $37,831,041 were converted into common stock in connection with the consummation of the Company's IPO.

     (D) INCENTIVE STOCK OPTION PLAN

     The Company sponsors an Incentive Stock Option Plan (the "Plan") whereby, at the discretion of the Board of Directors (the "Board"), the Company may grant stock options to employees of and consultants to the Company. The Plan further provides for the automatic grant of options to each person who is elected a non-employee director of the Company on or after the date the stockholders approved the Plan. The option price is determined by the Board at the time the option is granted, but in no event is it less than the fair market

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                           DECEMBER 31, 1994 AND 1993

(5)  STOCKHOLDERS' EQUITY (CONTINUED)

value of the Company's common stock at the date of grant, as determined by the Board. The options expire between five and seven years from the date of grant. As of December 31, 1994, 257,497 options, granted pursuant to the Plan, have been exercised since the Plan's inception.

     The following table summarizes Plan option activity:

                                                               YEAR ENDED DECEMBER 31,
                                                         -----------------------------------
                                                           1994          1993         1992
                                                         ---------     ---------     -------
    Options outstanding at beginning of period.........  1,041,103       569,441     138,389
    Options granted at $21.75 to $26.00 per share......    746,093            --          --
    Options granted at $3.92 to $19.00 per share.......     40,570       473,662          --
    Options granted at $3.04 per share.................         --            --     431,052
    Options exercised during the period................   (255,497)       (2,000)         --
                                                         ---------     ---------     -------
    Options outstanding at end of period...............  1,572,269     1,041,103     569,441
                                                         =========     =========     =======

     As of December 31, 1994, 205,673 options had vested and were exercisable at exercise prices ranging from $.78 to $26.00 per share. Additionally, options have been granted to certain outside directors of the Company entitling the holders to purchase 15,300 shares of the Company's common stock at an exercise price of $1.57 per share, and 28,000 shares of the Company's common stock at an exercise price of $21.75 per share. Pursuant to the SRMW Transaction described in Note 1, the Company granted an option to acquire shares of OneComm common stock to an officer and director of SRMW entitling the holder to purchase 34,762.6 shares of the Company's common stock at an exercise price of $13.70 per share.

     (E) WARRANTS TO PURCHASE COMMON STOCK

     In connection with the commitment to provide financing under the Chase Facility, the lenders under the Chase Facility received warrants to purchase up to 490,170 shares of the Company's common stock and Motorola received warrants to purchase up to 5,000 shares of the Company's common stock, exercisable at $19.00 per share. Certain other warrants to purchase up to 38,522 shares at $3.04 per share were also outstanding as of December 31, 1994.

(6)  BUSINESS COMBINATIONS

     During 1994 and 1993, the Company acquired or commenced the acquisition of certain of the net assets of several SMR companies for cash, preferred stock, common stock and debt. All of the acquisitions were accounted for using the purchase method of accounting and the results of operations of the acquired

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                           DECEMBER 31, 1994 AND 1993

(6)  BUSINESS COMBINATIONS (CONTINUED)

businesses have been included in the Company's consolidated statements of operations from the date of acquisition. Summary information regarding the acquisitions is as follows:

     1994

                                                          ACQUISITION       APPROXIMATE TOTAL
                BUSINESS ASSETS ACQUIRED                     DATE           ACQUISITION COST
    -------------------------------------------------  -----------------    -----------------
    St. Louis Specialized Mobile Radio (A division of
      St. Louis Electronics, Inc.)...................  January 28, 1994        $16,320,000
    A & E Electronics Corp...........................  January 28, 1994          4,410,000
    Tangible and intangible assets owned by Richard
      A. Matheis and Sandra L. Matheis...............  January 28, 1994          4,481,000
    Airtime Rentals, Inc.............................  February 1, 1994          3,086,000
    Do-All Electronics, Inc..........................  December 6, 1994          6,800,000
    Others...........................................  Various                  12,835,000
                                                                               -----------
                                                                               $47,932,000
                                                                               ===========

     Other acquisitions represent numerous transactions, none of which exceed $2 million in approximate total acquisition cost.

     The 1994 aggregate price was allocated based upon fair values as follows:

    Federal Communications Commission licenses...........................        $ 38,401,000
    Covenants not to compete.............................................           5,483,000
    Property and equipment...............................................           4,048,000
                                                                                 ------------
                                                                                 $ 47,932,000
                                                                                 ============

     1993

                                                          ACQUISITION        APPROXIMATE TOTAL
                 BUSINESS ASSETS ACQUIRED                    DATE            ACQUISITION COST
    --------------------------------------------------  ---------------      -----------------
    Specialized Mobile Radio (A division of
      SMR Network, Inc.)..............................  April 19, 1993          $17,236,000
    Enid-2-Way Communications, Inc. and Affiliates....  May 7, 1993               2,145,000
    Rydax 2-Way (A Division of Colorado Carphone
      Corporation)....................................  May 28, 1993              2,127,000
    CLC Specialized Mobile Radio (A division of
      CLC Communications, Inc.).......................  June 10, 1993            10,128,000
    Others............................................  Various                   7,681,000
                                                                                -----------
                                                                                $39,317,000
                                                                                ===========

     Other acquisitions represent numerous transactions, none of which exceed $2 million in approximate total acquisition cost.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                           DECEMBER 31, 1994 AND 1993

(6)  BUSINESS COMBINATIONS (CONTINUED)

     The 1993 aggregate price was allocated based upon fair values as follows:

    Federal Communications Commission licenses...........................       $26,582,000
    Covenants not to compete.............................................         6,759,000
    Property and equipment...............................................         5,976,000
                                                                                -----------
                                                                                $39,317,000
                                                                                ===========

     Pro forma information for the years ended December 31, 1994 and 1993 is not presented as the pro forma results are not significantly different from the Company's historical operations.

     Deposits for business combinations in progress represent cash payments to sellers for SMR system acquisitions which have not been consummated as of the balance sheet date. Acquisition costs payable represent payments, both in cash and stock, due to sellers upon final closing. Amounts representing stock payments have been recorded at fair market value at the date the liability becomes due and, therefore, may be adjusted when the stock is delivered at final closing. The approximate total acquisition cost for each acquisition includes all initial deposits and payments, final acquisition payments, and the Company's costs and expenses incurred in connection with the particular acquisition.

(7)  INCOME TAXES

     As of December 31, 1994, the Company had net operating loss carryforwards for income tax purposes of approximately $90,000,000 which, if not utilized to reduce taxable income in future periods, expire at various dates through the year 2009. Approximately $6,000,000 of these net operating loss carryforwards are subject to Section 382 of the Internal Revenue Code which places limitations on their annual usage.

     The tax effect of significant temporary differences that result in deferred tax assets as of December 31, 1994 are as follows:

                                                                   1994            1993
                                                               ------------     -----------
    Accounts receivable, primarily due to differences in
      accounting for bad debts...............................  $    110,000     $    41,000
    Property and equipment, primarily due to differences in
      depreciation...........................................       394,000         344,000
    Intangible assets, primarily due to differences in
      amortization...........................................      (671,000)        109,000
    Provision for inventory valuation........................     1,977,000         --
    Net operating loss carryforwards.........................    35,138,000       4,144,000
                                                               ------------     -----------
              Total net deferred tax assets..................    36,948,000       4,638,000
    Less valuation allowance.................................   (36,948,000)     (4,638,000)
                                                               ------------     -----------
              Net deferred tax assets........................  $    --          $   --
                                                               ============     ===========

(8)  COMMITMENTS

     The Company leases its network tower sites and office facilities under operating leases. The total annual commitment for network site leases is approximately $5,089,000 at December 31, 1994. In the normal course of business, it is expected that network tower site leases that expire will be replaced by other leases. Accordingly, tower site rent expense subsequent to December 31, 1994 is not expected to decrease.

                      ONECOMM CORPORATION AND SUBSIDIARIES
                    (FORMERLY CENCALL COMMUNICATIONS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                           DECEMBER 31, 1994 AND 1993

(8)  COMMITMENTS (CONTINUED)

     Future minimum office lease payments under noncancelable operating leases are as follows:

        Year Ending December 31:
          1995...........................................................  $3,860,000
          1996...........................................................   3,648,000
          1997...........................................................   3,465,000
          1998...........................................................   3,245,000
          1999...........................................................   3,293,000

     Total rent expense for the years ended December 31, 1994, 1993, and 1992 was approximately $2,920,000, $1,399,000, and $252,000, respectively.

(9)  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Supplemental information and significant non-cash financing and investing activities are as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------
                                                      1994            1993            1992
                                                   -----------     -----------     ----------
    Supplemental Disclosure of Cash Flow
      Information:
      Cash paid for interest.....................  $ 1,061,831     $   721,666     $  385,064
                                                   ===========     ===========     ==========
    Supplemental Schedule of Non-Cash Financing
      and Investing Activities:
      Stock issued to acquire assets in business
         combinations............................  $11,907,916              --             --
                                                   ===========     ===========     ==========
      Liabilities incurred to acquire equipment
         and inventory...........................  $46,202,172     $10,733,450             --
                                                   ===========     ===========     ==========
      Liabilities incurred to acquire assets in
         business combinations...................  $15,445,825     $ 1,635,000             --
                                                   ===========     ===========     ==========
      Liabilities incurred to acquire intangible
         assets..................................  $ 7,154,400              --             --
                                                   ===========     ===========     ==========
      Conversion of notes payable and accrued
         interest to redeemable preferred
         stock...................................           --              --     $1,285,630
                                                   ===========     ===========     ==========

                      ONECOMM CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                             MARCH 31,       DECEMBER 31,
                                                                               1995              1994
                                                                           -------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents..............................................  $  98,581,782     $119,348,050
  Short-term investments.................................................             --       15,351,928
  Inventory, net of valuation allowance of $5,070,335....................      8,760,933       10,490,905
  Accounts receivable, net of allowance for doubtful accounts of $380,471
    and $284,640, in 1995 and 1994, respectively.........................      3,062,877        2,243,564
  Prepaid expenses and other assets......................................      1,869,467        2,143,755
                                                                           -------------     ------------
         Total current assets............................................    112,275,059      149,578,202
Property and equipment:
  Land...................................................................        117,941          117,941
  Buildings and leasehold improvements...................................      5,446,066        4,787,337
  Equipment..............................................................    188,015,504      175,101,540
  Furniture and fixtures.................................................      4,414,631        3,891,805
                                                                           -------------     ------------
                                                                             197,994,142      183,898,623
  Less accumulated depreciation..........................................    (18,488,101)     (12,535,840)
                                                                           -------------     ------------
         Net property and equipment......................................    179,506,041      171,362,783
Intangible assets:
  Federal Communications Commission licenses.............................     97,194,271       94,585,121
  Covenants not to compete...............................................     13,832,000       13,762,000
  Debt issuance costs....................................................     13,682,982       13,928,214
  Organization costs and other...........................................        621,059          621,059
                                                                           -------------     ------------
                                                                             125,330,312      122,896,394
  Less accumulated amortization..........................................    (11,712,187)      (9,802,368)
                                                                           -------------     ------------
         Net intangible assets...........................................    113,618,125      113,094,026
Deposits for business combinations in progress...........................      4,251,032        5,358,923
Prepaid warranty costs...................................................      4,388,984       12,005,006
Other assets.............................................................      1,009,753        1,264,025
                                                                           -------------     ------------
                                                                           $ 415,048,994     $452,662,965
                                                                           =============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................................  $  58,238,017     $ 71,974,911
  Cash overdraft.........................................................             --        4,969,272
  Acquisition costs payable..............................................     19,806,324       24,235,225
  Other accrued liabilities..............................................     15,309,026        7,845,096
  Deferred revenue.......................................................        808,874          833,434
  Current portion of long-term debt......................................      1,000,000        1,250,000
                                                                           -------------     ------------
         Total current liabilities.......................................     95,162,241      111,107,938
Long-term debt, net of discount, less current portion....................    284,933,042      278,992,036
                                                                           -------------     ------------
         Total liabilities...............................................    380,095,283      390,099,974
Non-consolidated interests in Spectrum Resources of the Midwest, Inc.....      2,437,986        2,513,852
Stockholders' equity:
  Preferred stock, nonvoting, $.001 par value
    Authorized 1,000,000 shares; none issued.............................             --               --
  Common stock, voting, $.001 par value
    Authorized 40,000,000 shares; issued and outstanding 18,298,128 and
    18,184,759 at March 31, 1995 and December 31, 1994, respectively.....         18,298           18,185
  Additional paid-in capital.............................................    154,304,180      154,169,654
  Accumulated deficit....................................................   (121,806,753)     (94,138,700)
                                                                           -------------     ------------
         Total stockholders' equity......................................     32,515,725       60,049,139
                                                                           -------------     ------------
                                                                           $ 415,048,994     $452,662,965
                                                                           =============     ============

          See accompanying notes to consolidated financial statements.

                      ONECOMM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1994
                                  (UNAUDITED)

                                                                       1995            1994
                                                                   ------------     -----------
Revenue:
  Network........................................................  $  2,734,891     $ 2,521,911
  Equipment sales................................................     1,563,915         226,616
  Maintenance, installation and other............................       608,132         415,192
                                                                   ------------     -----------
                                                                      4,906,938       3,163,719
Operating costs and expenses:
  Network........................................................     6,827,623         894,668
  Equipment......................................................     1,969,691         548,164
  Maintenance, installation and other............................       349,403         252,392
                                                                   ------------     -----------
                                                                      9,146,717       1,695,224
                                                                   ------------     -----------
          Gross profit (loss)....................................    (4,239,779)      1,468,495
Selling, general and administrative expenses.....................     9,695,252       3,834,324
Corporate expenses...............................................       814,206       1,598,121
Depreciation and amortization of property and equipment..........     6,326,626         663,582
Amortization of intangible assets................................     1,909,819         959,657
                                                                   ------------     -----------
                                                                     18,745,903       7,055,684
                                                                   ------------     -----------
          Operating loss.........................................   (22,985,682)     (5,587,189)
Other expense (income):
  Interest expense...............................................     5,586,335       5,762,284
  Interest income................................................    (1,638,655)     (1,871,468)
  Merger costs...................................................       906,989              --
  Other..........................................................      (172,298)       (198,661)
                                                                   ------------     -----------
                                                                      4,682,371       3,692,155
                                                                   ------------     -----------
          Net loss...............................................   (27,668,053)     (9,279,344)
                                                                   ============     ===========
Weighted average common shares outstanding.......................    18,277,253      17,439,708
                                                                   ============     ===========
Net loss per common share........................................  $      (1.51)    $     (0.53)
                                                                   ============     ===========

          See accompanying notes to consolidated financial statements.

                      ONECOMM CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
       YEAR ENDED DECEMBER 31, 1994 AND THREE MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)

                                         COMMON STOCK           ADDITIONAL                            TOTAL
                                    ----------------------       PAID-IN         ACCUMULATED      STOCKHOLDERS'
                                      SHARES       AMOUNT        CAPITAL           DEFICIT           EQUITY
                                    ----------     -------     ------------     -------------     -------------
Balances at January 1, 1994.......  17,164,201     $17,164     $133,246,762     $ (12,400,062)    $ 120,863,864
Issuance of common stock in
  business combinations...........     399,930         400       11,907,516                --        11,907,916
Issuance of common stock and
  option for investment in
  subsidiary......................     365,131         365        8,192,250                --         8,192,615
Issuance of common stock for
  options exercised...............     255,497         256          823,126                --           823,382
Net loss..........................          --          --               --       (81,738,638)      (81,738,638)
                                    ----------     -------     ------------     -------------     -------------
Balances at December 31, 1994.....  18,184,759     $18,185     $154,169,654     $ (94,138,700)    $  60,049,139
Issuance of common stock for
  options and warrants
  exercised.......................     113,369         113          134,526                --           134,639
Net loss..........................          --          --               --       (27,668,053)      (27,668,053)
                                    ----------     -------     ------------     -------------     -------------
Balances at March 31, 1995........  18,298,128     $18,298     $154,304,180     $(121,806,753)    $  32,515,725
                                    ==========     =======     ============     =============     =============

          See accompanying notes to consolidated financial statements

                      ONECOMM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1994
                                  (UNAUDITED)

                                                                    1995              1994
                                                                ------------      -------------
Cash flows from operating activities:
  Net loss....................................................  $(27,668,053)     $  (9,279,344)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization............................     8,236,445          1,623,239
     Non-cash interest expense, net...........................     5,321,114          5,469,358
     Accrued interest receivable included in short-term
       investments............................................            --         (1,381,698)
     Net decrease (increase) in operating assets..............     1,184,947           (766,759)
     Net increase (decrease) in operating liabilities.........    (1,528,398)           575,672
     Other....................................................       451,488                 --
                                                                ------------      -------------
          Net cash used by operating activities...............   (14,002,457)        (3,759,532)
  Cash flows from investing activities:
     Acquisitions of net assets in business combinations......            --        (11,518,199)
     Additions of property and equipment......................   (14,459,847)       (13,445,698)
     Additions to intangible and other assets.................    (1,467,602)          (475,217)
     Deposits on business combinations in progress............      (103,657)        (1,363,102)
     Purchase of short-term investments.......................            --       (447,054,485)
     Maturities of short-term investments.....................    15,351,928        240,713,539
                                                                ------------      -------------
          Net cash used by investing activities...............      (679,178)      (233,143,162)
  Cash flows from financing activities:
     Decrease in cash overdraft...............................    (4,969,272)                --
     Proceeds from notes payable and long-term debt...........            --        249,999,763
     Repayments of notes payable and long-term debt...........    (1,250,000)        (1,250,000)
     Debt issuance costs......................................            --         (9,184,724)
     Non-consolidated interests' purchase of stock in
       subsidiary.............................................            --          3,770,000
     Proceeds from issuance of common and preferred stock,
       net....................................................       134,639                 --
     Other....................................................            --           (204,841)
                                                                ------------      -------------
          Net cash provided (used) by financing activities....    (6,084,633)       243,130,198
  Net increase (decrease) in cash and cash equivalents........   (20,766,268)         6,227,504
  Cash and cash equivalents at beginning of period............  $119,348,050      $  18,318,824
                                                                ------------      -------------
  Cash and cash equivalents at end of period..................  $ 98,581,782      $  24,546,328
                                                                ============      =============

          See accompanying notes to consolidated financial statements.

                      ONECOMM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  MARCH 31, 1995 AND DECEMBER 31, 1994 AND THE
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1994

(1)  BASIS OF PRESENTATION

     The consolidated balance sheet as of March 31, 1995, the consolidated statements of operations for the three-month periods ended March 31, 1995 and March 31, 1994, the consolidated statement of stockholders' equity for the three-month period ended March 31, 1995, and the consolidated statements of cash flows for the three-month periods ended March 31, 1995 and 1994 have been prepared by the Company without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows as of March 31, 1995 and for the periods ended March 31, 1995 and March 31, 1994 have been included.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K, as amended. The results of operations for interim periods presented are not necessarily indicative of the operating results for an entire year.

     Certain prior year amounts have been reclassified to conform to the 1995 presentation.

(2)  MERGER AGREEMENT

     On July 13, 1994, the Company signed a definitive agreement (as amended, the "Merger Agreement") to effect a tax-free merger (the "Merger") of the Company with and into Nextel Communications, Inc. ("Nextel"). Nextel will be the surviving corporation of the Merger. Like the Company, Nextel provides Digital Mobile and Specialized Mobile Radio ("SMR") services to customers within its service areas. The Merger Agreement supersedes the previously publicly announced non-binding letter of understanding, executed October 18, 1993, between OneComm and Nextel, concerning Nextel's proposed transfer of certain SMR assets to OneComm in exchange for shares of OneComm common stock. In connection with the Merger Agreement the Company accrued approximately $900,000 in additional professional fees, primarily investment banking related, in the first quarter of 1995.

     Pursuant to the Merger Agreement, each fully diluted share of OneComm's common stock, par value $0.001 per share (the "Common Stock"), will be converted into the right to receive approximately 1.067 shares of Class A common stock of Nextel, par value $0.001 per share, assuming 21,143,730 shares of OneComm common stock are outstanding, on a fully diluted basis, at the closing of the Merger. Based on that assumption, Nextel will issue 22,550,000 shares of its Class A common stock and stock equivalents in exchange for the outstanding stock and stock equivalents of OneComm upon consummation of the Merger. On January 10, 1995, OneComm and Nextel entered into a first amendment to the Merger Agreement, providing that Nextel, at its discretion, may elect whether to make a cash payment in lieu of any fractional share interests to which OneComm stockholders otherwise would be entitled under the terms of the Merger Agreement or to deliver, in lieu thereof, a whole number of shares of Nextel common stock determined by rounding up to the nearest whole share.

     Closing of the Merger is subject to a number of significant conditions, including, among others, the receipt of approval from the Federal Communications Commission (the "FCC") of the transfer of control of certain SMR licenses to Nextel, the filing of certain information with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 (the "HSR Act") and the expiration or termination of all applicable waiting periods thereunder. The required waiting period under the HSR Act was terminated by the Antitrust Division on August 12, 1994. The FCC granted the necessary approval of the transfer of control of the Company's constructed SMR licenses to Nextel, and requested additional information regarding

                      ONECOMM CORPORATION AND SUBSIDIARIES

(2)  MERGER AGREEMENT (CONTINUED)

OneComm's unconstructed licenses on February 17, 1995. OneComm submitted the required showing relating to its unconstructed licenses on March 20, 1995. On that same day, a petition for reconsideration of the FCC's grant of authority regarding the transfer of control applications was filed with the FCC. In the petition, the parties challenging the grant of the applications stated their intention to challenge the sufficiency of the showing as well. Such challenge was filed on April 7, 1995 and OneComm filed its opposition to the petition for reconsideration and the challenge on April 17, 1995. To date, the FCC has not ruled on the OneComm showing or the petition for reconsideration.

     Further, the Merger is contingent on approval by the stockholders of each of the Company and Nextel, compliance with certain provisions of each of OneComm's public bond Indenture, dated as of January 13, 1994 (the "Indenture") and Nextel's public bond Indentures, dated as of August 15, 1993 and February 15, 1994, respectively (collectively the "Nextel Indentures", and together with the Indenture, the "Bond Indentures")(or, in lieu of such compliance, receipt of the necessary consent of holders of the outstanding bonds under each of the Bond Indentures), and the satisfaction of certain other conditions. There can be no assurance as to whether or when the additional conditions to consummation of the Merger will be satisfied. Currently, it is anticipated that the final closing of the Merger will take place near the end of the second quarter of 1995, provided that all of the closing conditions have been satisfied. The Merger Agreement provides that, if the Merger has not closed by June 30, 1995, either party may terminate the Merger Agreement.

     On October 22, 1993, OneComm announced that it had signed an agreement in principle with Motorola, Inc. ("Motorola") to purchase Motorola's 800 MHz SMR business, systems and licenses in a number of states in OneComm's operating regions, as well as certain additional states in exchange for 11.5 million shares of OneComm's common stock (the "Motorola/OneComm Letter Agreement"). Under the terms of the Motorola/OneComm Letter Agreement, OneComm would acquire Motorola's SMR assets in Arizona, Colorado, Idaho, southern Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Washington and Wyoming. However, pursuant to the terms of an agreement subsequently entered into between Motorola and Nextel (the "Nextel/Motorola Agreement"), Motorola has agreed to transfer Motorola's SMR assets in these markets to Nextel, contingent upon the prior consummation of the Merger. There is at present, no intention to enter into a definitive agreement between OneComm and Motorola with respect to the transactions contemplated by the Motorola/OneComm Letter Agreement. If the Merger is not consummated, Motorola and OneComm may pursue further negotiation of a definitive agreement regarding the proposed acquisition of Motorola's SMR assets described in the Motorola/OneComm Letter Agreement or, if Motorola so elects, Motorola may transfer its SMR assets in OneComm's operating regions to Nextel pursuant to the Nextel/Motorola Agreement.

(3)  BUSINESS ACQUISITIONS

     During 1994, the Company acquired or commenced the acquisition of certain of the net assets of several SMR companies. All of the acquisitions were accounted for using the purchase method of accounting and the results of operations of the acquired businesses have been included in the Company's consolidated statements of operations from the date of acquisition. The Company did not acquire or commence to acquire significant assets during the first three months of 1995. Pro forma information for the three months ended March 31, 1995 and 1994 is not presented as the pro forma results are not significantly different from the Company's historical operations.

     Deposits for business combinations in progress represent cash payments to sellers for SMR system acquisitions which have not consummated as of the balance sheet date. Acquisition costs payable represent payments, both in cash and stock, due to sellers upon final closing. Amounts representing stock payments have been recorded at fair market value at the date the liability becomes due and, therefore, may be adjusted when

                      ONECOMM CORPORATION AND SUBSIDIARIES

(3)  BUSINESS ACQUISITIONS (CONTINUED)

the stock is delivered at final closing. The approximate total acquisition cost for each acquisition includes all initial deposits and payments, final acquisition payments, and the Company's costs and expenses incurred in connection with the particular acquisition.

(4)  INVESTMENT IN SPECTRUM RESOURCES OF THE MIDWEST, INC.

     During 1994, the Company issued shares of common stock and an option to acquire shares of common stock of OneComm to certain holders of Spectrum Resources of the Midwest, Inc. ("SRMW") stock and the holder of an option to acquire shares of SRMW stock in exchange for their shares of SRMW stock and such option in a transaction that increased the Company's ownership of SRMW to approximately 80%. Additionally, the Company granted an option to acquire shares of OneComm common stock to an officer and director of SRMW entitling the holder to purchase 34,763 shares of the Company's common stock at an exercise price of $13.70 per share. The Company provides management services to SRMW under the terms and conditions of a management agreement.

     Also during 1994, the Company entered into an agreement evidencing the Company's exercise of its option to purchase 34,200 shares of the outstanding common stock of SRMW from the holders thereof for a total purchase price of $3.0 million. Due to restrictions under the OneComm Indenture limiting OneComm's ability to make cash investments in stock, the Company assigned its rights to acquire the 34,200 shares of common stock of SRMW, representing approximately 20 percent of SRMW's outstanding capital stock, to Nextel, and Nextel consummated that purchase on August 31, 1994. The Company has the option to purchase, and Nextel has the right to require the Company to purchase, such shares of SRMW common stock from Nextel if the Merger is not consummated.

(5)  LONG-TERM DEBT

     During 1994, the Company issued $409,876,000 of its Senior Redeemable Discount Notes (the "Notes") due in January 2004 pursuant to the Indenture. The net proceeds to the Company were approximately $240,000,000. Cash interest will not accrue on the Notes prior to January 15, 1999. Commencing July 15, 1999, cash interest on the Notes will be payable semi-annually at a rate of 10.125% per annum. The Notes are general, unsecured obligations of the Company. The Company's subsidiaries are not directly obligated under the Notes.

     Long-term debt is summarized as follows:

        Notes.........................................................  $ 409,876,000
        Unamortized discount..........................................   (127,942,958)
        Promissory note...............................................      4,000,000
                                                                        -------------
                  Total...............................................    285,933,042
        Less current portion..........................................      1,000,000
                                                                        -------------
                                                                        $ 284,933,042
                                                                        =============

     Future principal payments are as follows:

        1996..........................................................  $   1,000,000
        1997..........................................................      1,000,000
        1998..........................................................      1,000,000
        1999..........................................................      1,000,000
        2000..........................................................             --
        Thereafter....................................................    281,933,042
                                                                        -------------
                                                                        $ 285,933,042
                                                                        =============

                      ONECOMM CORPORATION AND SUBSIDIARIES

(6)  INCENTIVE STOCK OPTION PLAN

     The Company sponsors an Incentive Stock Option Plan (the "Plan") whereby, at the discretion of the Board of Directors (the "Board"), the Company may grant stock options to employees of and consultants to the Company. The Plan further provides for the automatic grant of options to each person who is elected a non-employee director of the Company on or after the date the stockholders approved the Plan. The option price is determined by the Board at the time the option is granted, but in no event is less than the fair market value of the Company's common stock at the date of grant, as determined by the Board.

     In January 1995, the Compensation Committee met to vote on a possible one-time repricing of all outstanding stock options previously granted to employees pursuant to the Company's Stock Options Plan at an exercise price greater than $15.00 per share to an exercise price of $15.00 per share. At such meeting, the Committee discussed the fact that the decline in the market price of the Company's Common Stock to its level at the end of January 1995 of below $10.00 per share had moved a very large percentage of the Company's employees' options $10.00 to $20.00 out-of-the-money and thereby eliminated a critical component of the Company's employee incentive and retention capability. The Committee also discussed the recent departures of employees and the active recruitment efforts of competing and emerging wireless companies, and concluded that, as a result, the Company could face potential significant employee losses. Based on the foregoing, the Committee voted to offer all current employees the opportunity to elect to amend their existing Incentive Stock Option Agreements to reprice any Incentive Stock Options previously granted at an exercise price greater than $15.00 per share, to a reduced exercise price of $15.00 per share, an amount in excess of the fair market value of the Company's Common Stock on the date of the repricing. In the case of employees who had certain accelerated vesting privileges, the Committee required such employees to waive their respective rights to accelerated vesting of repriced options as a condition of the repricing.

     The options expire between five and seven years from the date of grant. As of March 31, 1995, 370,265 options, granted pursuant to the plan, have been exercised since the plan's inception.

     The following table summarizes Plan option activity:

                                                                     THREE MONTHS ENDED
                                                                       MARCH 31, 1995
                                                                     ------------------
        Options outstanding at December 31, 1994...................       1,572,269
        Options granted at $14.50 per share........................          30,225
        Options exercised during 1995..............................        (112,768)
        Options canceled during 1995...............................        (113,113)
                                                                          ---------
        Options outstanding at March 31, 1995......................       1,376,613
                                                                          =========

     Additionally, options have been granted to certain outside directors of the Company entitling the holders to purchase 15,300 shares of the Company's common stock at an exercise price of $1.57 per share and 20,000 shares of the Company's common stock at an exercise price of $21.75 per share. As of March 31, 1995, 232,834 options had vested and were exercisable at exercise prices from $1.57 to $19.00 per share.

                      ONECOMM CORPORATION AND SUBSIDIARIES

(7)  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Supplemental information and significant non-cash financing and investing activities are as follows:

                                                                     THREE MONTHS ENDED
                                                              ---------------------------------
                                                              MARCH 31, 1995     MARCH 31, 1994
                                                              --------------     --------------
    Supplemental Disclosure of Cash Flow Information:
      Cash paid for interest................................    $  265,221         $   265,873
                                                                ==========         ===========
    Supplemental Schedule of Non-Cash Financing and
      Investing Activities:
      Stock issued to acquire assets in business
         combinations.......................................            --         $11,907,916
                                                                                   ===========
      Liabilities incurred to acquire equipment.............    $1,855,087                  --
                                                                ==========

(8)  SUBSEQUENT EVENT -- BUSINESS COMBINATION

     On April 11, 1994, OneComm signed definitive agreements with Advanced MobilComm, Inc., ("AMI"), two of AMI's wholly owned subsidiaries (collectively with AMI "AMI-Midwest") and AMI's partner in certain SMR ventures, Radio Communications Company ("RCC"), to acquire by purchase or merger the 800 MHz SMR business, systems and licenses of AMI-Midwest and RCC in exchange for approximately 452,500 shares of OneComm Common Stock (the "AMI Transactions"). Such SMR systems and assets are located in Minnesota and Wisconsin. The transactions with AMI-Midwest and RCC were consummated on April 21, 1995.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Dial Page, Inc.:

     We have audited the accompanying consolidated balance sheets of Dial Page, Inc. and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders'/partners' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dial Page, Inc. and subsidiaries as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Greenville, South Carolina
February 17, 1995

                        DIAL PAGE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1993       1994
                                                                          --------   ---------
                                            ASSETS
Current assets:
  Cash and cash equivalents.............................................  $ 63,967   $  59,855
  Cash in escrow account................................................    25,000          --
  Marketable securities.................................................        --     117,129
  Trade accounts receivable, net of allowance for uncollectible accounts
     of $259 at December 31, 1994.......................................        57       1,712
  Other current assets..................................................         5       4,051
                                                                          --------   ---------
     Total current assets...............................................    89,029     182,747
                                                                          --------   ---------
Property and equipment, at cost (note 4)................................     1,629      98,421
  Less accumulated depreciation and amortization........................       (51)     (1,180)
                                                                          --------   ---------
  Property and equipment, net...........................................     1,578      97,241
                                                                          --------   ---------
Intangible assets, net of accumulated amortization of $179 and $87,731
  at December 31, 1993 and 1994, respectively (notes 3 and 5)...........    15,634     619,053
Other assets............................................................     4,525       2,929
                                                                          --------   ---------
                                                                          $110,766   $ 901,970
                                                                          ========   =========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................  $    722   $  16,455
  Note payable (note 6).................................................     2,500          --
  Accrued expenses......................................................     1,340       2,737
  Assets and liabilities of discontinued operations, net (note 2).......    36,433      43,311
                                                                          --------   ---------
  Total current liabilities.............................................    40,995      62,503
                                                                          --------   ---------
Deferred income taxes (note 8)..........................................        --     126,749
Long-term debt (note 7).................................................    67,855     394,655
                                                                          --------   ---------
     Total liabilities..................................................   108,850     583,907
                                                                          --------   ---------
Stockholders' equity (notes 3, 7, 9, 10, and 12):
  Preferred stock, $.01 par value, 20,000,000 shares authorized; none
     issued.............................................................        --          --
  Common stock, $.01 par value, 250,000,000 shares authorized, 8,344,434 and 19,425,291 shares issued and outstanding December 31, 1993 and
     1994, respectively.................................................        84         194
  Class A nonvoting common stock, $.01 par value, 10,000,000 shares authorized, 838,141 shares issued and outstanding at December 31,
     1993 and 1994......................................................         8           8
  Additional paid-in capital............................................    12,535     439,915
  Accumulated deficit...................................................   (10,711)   (122,054)
                                                                          --------   ---------
  Total stockholders' equity............................................     1,916     318,063
Commitments and contingencies (notes 2, 7, 10, and 12)
                                                                          --------   ---------
                                                                          $110,766   $ 901,970
                                                                          ========   =========

          See accompanying notes to consolidated financial statements.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEARS ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                  1992       1993       1994
                                                                 -------   --------   ---------
Revenues:
  SMR network services.........................................  $ --      $    110   $   7,532
  SMR equipment sales and maintenance..........................    --            42       6,633
                                                                 -------   --------   ---------
     Total revenues............................................    --           152      14,165
                                                                 -------   --------   ---------
Costs and expenses:
  SMR operations, excluding depreciation and amortization......    --           183      10,424
  Cost of SMR equipment sold...................................    --            33       3,055
  Sales and advertising........................................    --            55       1,859
  General and administrative...................................    --         1,484      12,973
  Depreciation and amortization................................    --           230      88,227
                                                                 -------   --------   ---------
     Total costs and expenses..................................    --         1,985     116,538
                                                                 -------   --------   ---------
     Operating loss............................................    --        (1,833)   (102,373)
Interest expense...............................................    --           (45)    (31,097)
Interest income................................................    --            55       9,816
Other expenses, net............................................    --         --           (392)
                                                                 -------   --------   ---------
     Loss from continuing operations before income taxes.......    --        (1,823)   (124,046)
Income tax benefit (note 8)....................................    --         --         19,888
                                                                 -------   --------   ---------
     Loss from continuing operations...........................    --        (1,823)   (104,158)
Loss from discontinued operations (note 2).....................   (9,661)    (8,247)     (7,185)
                                                                 -------   --------   ---------
     Net loss..................................................  $(9,661)  $(10,070)  $(111,343)
                                                                 =======   ========   =========
Net loss per common share (note 1(b)):
  Loss from continuing operations..............................  $ --      $  (0.24)  $   (6.32)
  Loss from discontinued operations............................    (1.85)     (1.06)      (0.44)
                                                                 -------   --------   ---------
     Net loss per common share.................................  $ (1.85)  $  (1.30)  $   (6.76)
                                                                 =======   ========   =========
Weighted average shares outstanding............................    5,223      7,769      16,482
                                                                 =======   ========   =========

          See accompanying notes to consolidated financial statements.

                        DIAL PAGE, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF STOCKHOLDERS'/PARTNERS' EQUITY (DEFICIT)
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                             CLASS A
                                                            NONVOTING
                                       COMMON STOCK        COMMON STOCK
                                    ------------------   ----------------     ADDITIONAL      ACCUMULATED   PARTNERS'
                                     SHARES     AMOUNT   SHARES    AMOUNT   PAID-IN CAPITAL     DEFICIT      DEFICIT      TOTAL
                                    ---------   ------   -------   ------   ---------------   -----------   ----------   --------
Partners' (deficit) at
 December 31, 1991................      --       $--        --      $--        $  --          $  --         $(28,553)   $ (28,553)
Net loss for the period from
 January 1, 1992 through November
 12, 1992.........................      --        --        --       --           --             --           (9,020)      (9,020)
                                    ----------   ----    -------    ---        --------       ---------     --------    ---------
Partners' (deficit) at
 November 12, 1992................      --        --        --       --           --             --          (37,573)     (37,573)
Issuance of common shares in
 exchange for partnership units
 (note 1(b))......................   4,211,660     42    788,340      8         (37,623)         --           37,573        --
Issuance of common shares in
 initial public stock offering,
 net of offering costs of $4,134
 (note 1(b))......................   1,770,911     18       --       --          15,328          --            --          15,346
Net loss for the period from
 November 13, 1992 through
 December 31, 1992................      --        --        --       --           --               (641)       --            (641)
                                    ----------   ----    -------    ---        --------       ---------     --------    ---------
Stockholders' (deficit) at
 December 31, 1992................   5,982,571     60    788,340      8         (22,295)           (641)       --         (22,868)
Issuance of common shares and
 warrants in private placement
 transaction, net of offering
 costs of $1.109 (note 9(b))......   2,154,199     22     49,801     --          26,695          --            --          26,717
Issuance of common shares in
 business combination (note 3)....     191,664      2       --       --           5,605          --            --           5,607
Exercise of warrants to acquire
 common stock (note 9(b)).........      16,000    --        --       --             208          --            --             208
Issuance of warrants in connection
 with issuance of Dial Call
 long-term debt (note 7(a)).......      --        --        --       --           2,322          --            --           2,322
Net loss..........................      --        --        --       --           --            (10,070)       --         (10,070)
                                    ----------   ----    -------    ---        --------       ---------     --------    ---------
Stockholders' equity at
 December 31, 1993................   8,344,434     84    838,141      8          12,535         (10,711)       --           1,916
Issuance of common shares in
 business combinations (note 3)...  11,069,257    110       --       --         419,882          --            --         419,992
Issuance of warrants in connection
 with issuance of Dial Call
 long-term debt (note 7(b)).......      --        --        --       --           7,369          --            --           7,369
Exercise of options to acquire
 common stock (note 9(c)).........      11,600    --        --       --             129          --            --             129
Net loss..........................      --        --        --       --           --           (111,343)       --        (111,343)
                                    ----------   ----    -------    ---        --------       ---------     --------    ---------
Stockholders' equity at
 December 31, 1994................  19,425,291   $194    838,141    $ 8        $439,915       $(122,054)    $  --       $ 318,063
                                    ==========   ====    =======    ===        ========       =========     ========    =========

          See accompanying notes to consolidated financial statements.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         1992           1993           1994
                                                      ---------      ---------      ----------
Cash flows from operating activities:
  Net loss.........................................   $ (9,661)      $(10,070)      $(111,343)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Discontinued operations.......................      9,661          8,247           7,185
     Depreciation and amortization.................      --               230          88,227
     Deferred income tax benefit...................      --             --            (19,888)
     Accretion of original issue discount on
       long-term
       debt included in interest expense, net of
       amount
       capitalized.................................      --               177          30,149
     (Increase) decrease in:
       Trade accounts receivable...................      --               (57)           (524)
       Other assets................................      --                (5)         (5,839)
     Increase (decrease) in:
       Accounts payable............................      --               348           3,051
       Accrued expenses............................      --               170             927
                                                      --------       --------       ---------
       Net cash used in continuing operations......      --              (960)         (8,055)
       Net cash used in discontinued operations....    (13,906)          (835)           (307)
                                                      --------       --------       ---------
     Net cash used in operating activities.........    (13,906)        (1,795)         (8,362)
                                                      --------       --------       ---------
Cash flows from investing transactions:
  Purchases of marketable securities...............      --             --           (280,092)
  Maturities of marketable securities..............      --             --            162,963
  Additions to property and equipment, excluding
     construction in progress......................      --               (23)         (6,866)
  Additions to construction in progress............      --              (721)        (72,449)
  Business combinations............................      --            (6,727)       (108,529)
  Deposits on pending acquisitions.................      --            (4,525)          --
                                                      --------       --------       ---------
     Net cash used in investing activities.........      --           (11,996)       (304,973)
                                                      --------       --------       ---------
Cash flows from financing transactions:
  Issuance of common stock and warrants to acquire
     common stock..................................     15,346         29,251           7,497
  Advances under note payable......................      --             2,500          21,500
  Repayment of note payable........................      --             --            (24,000)
  (Increase) decrease in cash in escrow account....      --           (25,000)         25,000
  Issuance of long-term debt.......................      --            67,678         292,631
  Increase in deferred financing costs.............      --            (2,824)        (13,405)
                                                      --------       --------       ---------
     Net cash provided by financing activities.....     15,346         71,605         309,223
                                                      --------       --------       ---------
Net increase (decrease) in cash and cash
  equivalents......................................      1,440         57,814          (4,112)
Cash and cash equivalents -- beginning of period...      4,713          6,153          63,967
                                                      --------       --------       ---------
Cash and cash equivalents -- end of period.........   $  6,153       $ 63,967       $  59,855
                                                      ========       ========       =========
Interest paid by continuing operations.............   $  --          $  --          $     639
                                                      ========       ========       =========

                        DIAL PAGE, INC. AND SUBSIDIARIES

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

SIGNIFICANT NONCASH INVESTING AND FINANCING TRANSACTIONS:

     On August 31, 1993, Dial Page, Inc. issued 191,664 shares of common stock in exchange for management agreements and options to purchase specialized mobile radio ("SMR") licenses. These agreements were immediately assigned by Dial Page, Inc. to Dial Call Communications, Inc. The value of the agreements acquired was approximately $5.6 million based on the price of Dial Page, Inc.'s common stock at closing (note 3).

     On May 5, 1994, Dial Page, Inc. acquired two corporations engaged in the SMR business by merger in consideration of 10,927,257 shares of common stock. The stock of these two businesses, was contributed by Dial Page, Inc. to Dial Call Communications, Inc. The value of the stock acquired was approximately $415.2 million based on the price of Dial Page, Inc.'s common stock at closing (note 3).

          See accompanying notes to consolidated financial statements.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1993 AND 1994
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES
                        AND SHARE AND PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) ORGANIZATION AND PRESENTATION

     Dial Page, Inc. together with its subsidiaries ("Dial Page or the Company") was formed on November 22, 1991 to provide paging services in the southeastern United States.

     During 1993, the Company formed Dial Call Communications, Inc. together with its subsidiaries ("Dial Call") to provide integrated wireless communication services utilizing SMR spectrum. Dial Call is in the process of constructing a digital mobile network and also provides analog SMR dispatch and interconnect services. Dial Call is a holding company that conducts substantially all of its business through subsidiaries.

     The digital mobile SMR business involves a high degree of risk, and there can be no assurance that it will be economically successful. The construction and implementation of the Company's digital mobile SMR network will require a significant capital investment by the Company. To date, the Company has obtained the funds required to finance its acquisition program, capital expenditures, and working capital requirements through proceeds from equity offerings and from the issuance of long-term debt.

     In February 1995, the Company entered into an agreement to sell its paging business. The consolidated financial statements included herein have been retroactively restated to reflect the operations of the paging business as discontinued operations.

     (B) CONVERSION TO CORPORATE FORM

     On November 13, 1992, all the assets of Dial Page Holdings, L.P. (DPH) and Dial Page, L.P. ("DPL") -- (other than DPH's general partnership interest in
DPL), subject to liabilities, were transferred to the Company in exchange for five million shares of common stock of the Company (Conversion), all of which was distributed to the partners of DPH and DPL who became the stockholders of the Company. DPH and DPL were subsequently liquidated. Accordingly, the historical cost basis of the assets and liabilities of DPH and DPL became the basis of the assets and liabilities of the Company. Simultaneously with the Conversion, the Company sold 1,770,911 shares of its common stock in an initial public offering at $11 per share, resulting in proceeds to the Company of $15,346, net of offering costs of $4,134. The accompanying financial statements include the consolidated results of operations of DPH and subsidiary through November 12, 1992 and the Company and subsidiaries from November 13, 1992 through December 31, 1992 which are classified as discontinued operations. Net loss per common share information for 1992 reflects the pro forma effect of the conversion as if it had taken place on January 1, 1992.

     (C) CONSOLIDATION POLICY

     The consolidated financial statements include the accounts of Dial Page and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (D) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include amounts on deposit with commercial banks, amounts invested in a money market mutual fund and amounts invested in commercial paper and municipal bonds with original maturities of 90 days or less. The Company classifies all highly liquid investments with original maturities of 90 days or less as cash and cash equivalents.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     (E) MARKETABLE SECURITIES

     The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("Statement 115"). Under Statement 115, investments in equity and debt securities are classified as held to maturity, trading, or available for sale securities. Trading securities are reported at fair value, with changes in fair value included in the statement of operations, while available for sale securities are reported at fair value, with net unrealized gains or losses included as a component of stockholder's equity. Held to maturity securities are reported at amortized cost. Unrealized losses on all securities that are other than temporary are reported in the statement of operations upon determination that the loss is other than temporary.

     Marketable securities consist of commercial paper, certificates of deposit, and United States and Eurodollar time deposits with original maturities of greater than 90 days. Investments in commercial paper of industrial firms and financial institutions are rated A-1, P-1, or better. Investments in certificates of deposit and time deposits are made only with banks having combined capital and surplus of at least $500 million.

     Marketable securities are carried at amortized cost, held to maturity, and are classified as current assets in the accompanying consolidated balance sheet as all investments in marketable securities have original maturities of less than one year.

     Marketable securities are summarized as follows:

                                                                   DECEMBER 31, 1994
                                                  ---------------------------------------------------
                                                               UNREALIZED     UNREALIZED      MARKET
                                                    COST         GAINS          LOSSES        VALUE
                                                  --------     ----------     ----------     --------
Marketable securities...........................  $117,129       $1,353          $(93)       $118,389
                                                  ========     ========       ========       ========

     Market values have been determined through information obtained from quoted market sources.

     (F) REVENUE RECOGNITION

     SMR network services revenues include all revenues derived from providing analog dispatch and interconnect services to customers and are recognized as the services are performed. SMR equipment sales and maintenance revenues include all revenues derived from the sale of SMR equipment to customers and from providing maintenance and repair services to customers. SMR equipment sales revenues are recognized as the equipment is delivered to customers while SMR maintenance revenues are recognized as the services are performed.

     Paging service revenues which are included within loss from discontinued operations include all revenues derived from providing radio paging rental, dispatch, and other services to customers and are recognized as services are performed. Paging equipment sales revenues include all revenues derived from paging equipment sold to customers and are recognized as the paging equipment is delivered to customers.

     Unearned revenues and deposits primarily represent payments received from customers for services billed in advance.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     (G) PROPERTY AND EQUIPMENT

     Property and equipment are depreciated over the estimated useful lives of the respective assets using the straight-line method. The estimated useful lives generally assigned by the Company are as follows:

    Buildings............................................................      40 years
    Leasehold improvements...............................................       7 years
    Furniture and fixtures...............................................       7 years
    Paging equipment.....................................................       4 years
    Computer software and equipment......................................       3 years
    Towers, switching, and other fixed station equipment.................     5-10 years
    Vehicles.............................................................       3 years

     Construction in progress includes all costs associated with the build out of the Company's digital mobile SMR network and will be depreciated beginning when the network is placed in service. The components of construction in progress include equipment costs, construction costs, consulting fees, direct labor costs, and capitalized interest. Interest capitalized during the year ended December 31, 1994 was $2,958.

     (H) INTANGIBLE ASSETS

     (i) Intangible assets include FCC licenses, goodwill, deferred financing costs, and acquisition costs.

     Costs associated with acquiring and maintaining Federal Communications Commission (FCC) licenses and amounts allocated to FCC licenses in connection with applying the purchase method of accounting to business combinations are being amortized using the straight-line method over five years commencing when the related channels are placed in service.

     Goodwill recorded in connection with business combinations of Dial Call is being amortized using the straight-line method over a period of five years.

     Deferred financing costs represent underwriting, legal, accounting, and printing costs incurred in connection with the issuance of long-term debt or amendments to existing long-term debt agreements and are being amortized using the interest method over the respective lives of the long-term debt. Amortization of deferred financing costs is included in interest expense in the accompanying statements of operations.

     Acquisition costs include brokerage, legal, accounting, consulting, and other fees directly attributable to pending business combinations. These amounts have been allocated to the fair values of the underlying assets acquired and liabilities assumed.

     (ii) Intangible assets classified within assets and liabilities of discontinued operations, net, include deferred financing costs, customer lists, goodwill, and state certificates and trade names.

     Customer lists acquired in connection with significant business combinations completed in 1989 are being amortized using the income forecast method over a period of 11 years. The income forecast method is based upon historical turnover rates and effectively accelerates amortization such that approximately 80% of the intangible asset is amortized within a four-year period. Customer lists acquired in business combinations subsequent to 1989 are amortized using the straight-line method over a period of 45 months from the effective date of the combination.

     Goodwill recorded in connection with business combinations related to discontinued operations is being amortized on a straight-line basis over a period of ten years from the effective date of the combination.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     State certificates and trade names are being amortized on a straight-line basis over 40 years.

     (iii) The carrying value of intangible assets is periodically reviewed by the Company for impairment which would be recognized if the expected undiscounted future cash flows expected to be derived from such intangible assets are less than their carrying value.

     (I) INCOME TAXES

     Effective November 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). The cumulative effect of that change in the method of accounting for the income taxes did not impact the Company's 1992 financial statements. Under the asset and liability method of Statement 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

     (J) CLASSES OF COMMON STOCK

     Holders of Class A nonvoting common stock are not entitled to vote on any matter unless otherwise required by law. Shares of nonvoting common stock may be converted by the holders into an equivalent number of shares of common stock without further consideration.

     (K) NET LOSS PER SHARE

     Net loss per share is computed based upon the weighted average number of common shares outstanding. Outstanding options and warrants to acquire common stock have been excluded because they are antidilutive to the computations.

     (L) RECLASSIFICATIONS

     Certain amounts in the 1993 and 1992 consolidated financial statements and notes have been reclassified to conform with the 1994 presentation.

(2) DISCONTINUED OPERATIONS

     In August 1994, the Company signed a letter of intent with NEXTEL Communications, Inc. ("Nextel") to merge in a tax-free transaction. In February 1995, the Company entered agreements to merge with Nextel and to sell its paging business to MobileMedia Communications, Inc. (see note 13). The Company has included the results of operations and the assets and liabilities, net associated with the paging business being sold as discontinued operations in the accompanying 1994 consolidated financial statements and has restated the 1993 and 1992 consolidated financial statements to conform with this presentation.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(2) DISCONTINUED OPERATIONS -- (CONTINUED)

     The following is a condensed summary of the results of operations of the paging business as included in loss from discontinued operations in the accompanying consolidated statements of operations:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1992        1993        1994
                                                                -------     -------     -------
Revenues......................................................  $56,065     $64,939     $77,981
                                                                -------     -------     -------
Costs and expenses, excluding depreciation and amortization...   36,008      43,356      51,421
Depreciation and amortization.................................   17,456      16,817      20,160
                                                                -------     -------     -------
  Total costs and expenses....................................   53,464      60,173      71,581
                                                                -------     -------     -------
  Operating income............................................    2,601       4,766       6,400
Interest expense..............................................   10,984      11,619      13,871
Other expenses (income), net..................................    1,278        (184)       (286)
                                                                -------     -------     -------
  Loss before extraordinary item..............................   (9,661)     (6,669)     (7,185)
Extraordinary item............................................    --         (1,578)      --
                                                                -------     -------     -------
  Net loss....................................................  $(9,661)    $(8,247)    $(7,185)
                                                                =======     =======     =======

     The assets and liabilities relating to the paging business being sold have been segregated in the accompanying consolidated balance sheets from their historic classifications to separately identify them as discontinued operations. Such amounts at December 31, 1993 and 1994 are summarized as follows:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1993         1994
                                                                         --------     --------
Trade accounts receivable..............................................  $  6,284     $  4,809
Property and equipment, net............................................    29,676       37,142
Intangible assets, net.................................................    30,433       49,041
Other assets...........................................................     2,845        3,146
                                                                         --------     --------
  Total assets.........................................................    69,238       94,138
                                                                         --------     --------
Accounts payable.......................................................     1,641        3,898
Accrued expenses.......................................................     5,884        5,814
Unearned revenues and deposits.........................................     1,901        3,255
Long-term debt.........................................................    96,245      124,482
                                                                         --------     --------
  Total liabilities....................................................   105,671      137,449
                                                                         --------     --------
  Assets and liabilities of discontinued operations, net...............  $(36,433)    $(43,311)
                                                                         ========     ========

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(2) DISCONTINUED OPERATIONS -- (CONTINUED)

     The Company expects to recognize a pretax gain on the sale of the paging business during the second half of 1995 which will approximate the amount shown below:

        Estimated cash proceeds from the sale of assets and the assumption of current liabilities, subject to adjustment...................  $103,500
        Assumption of long-term debt by buyer.............................    85,000
                                                                            --------
                                                                             188,500
          Less estimated transaction costs, including brokerage, legal,
             and accounting...............................................    (1,550)
                                                                            --------
        Proceeds from sale, net...........................................   186,950
                                                                            --------
        Assets and liabilities of discontinued operations, net as shown
          above...........................................................   (43,311)
        Adjustment for term credit facility...............................    39,200
        Adjustment for long-term debt.....................................    85,000
                                                                            --------
          Less the Company's adjusted basis in assets and liabilities of
             discontinued operations, net.................................   (80,889)
                                                                            --------
             Estimated pretax gain to be recognized upon consummation of the transaction.............................................  $106,061
                                                                            ========

     The Company expects to utilize its net operating loss carryforwards and anticipated losses in 1995 to substantially reduce the income taxes on the estimated gain on the sale of the paging business.

(3) BUSINESS COMBINATIONS

     On August 31, 1993, the Company issued 191,664 shares of common stock in exchange for management agreements and options to purchase FCC licenses throughout the southern United States. The common stock issued and options to acquire channels were valued at $5.6 million based on the price of the Company's common stock at closing. The purchase price has been allocated to intangible assets (FCC licenses).

     On May 5, 1994, the Company acquired all of the common stock of Transit Communications Corporation and Advanced MobileComm of North Carolina, Inc. in mergers in which 10,927,257 shares of the Company's common stock valued at $415.2 million was issued.

     The more significant assets and liabilities recorded as a result of this combination are summarized as follows:

        Current assets.................................................    $   8,657
        Property and equipment.........................................        6,418
        Intangible assets -- FCC licenses..............................      402,415
        Intangible assets -- goodwill..................................      153,143
        Current liabilities............................................       (2,255)
        Deferred income taxes..........................................     (153,143)
                                                                           ---------
          Fair value of common stock issued and net assets acquired....    $ 415,235
                                                                           =========

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(3) BUSINESS COMBINATIONS -- (CONTINUED)

     On June 1, 1994, the Company acquired the assets of York Communications, Inc. for $7.1 million. The purchase price included $2.3 million in cash and 142,000 shares of common stock valued at $4.8 million on that date. Substantially all of the purchase price has been allocated to intangible assets (FCC licenses).

     On August 2, 1994, the Company completed its acquisition of the assets of Advanced Radio Communication Services of Florida, Inc., subject to certain liabilities, for $70.4 million in cash. Substantially all of the purchase price has been allocated to intangible assets (FCC licenses).

     On August 5, 1994, the Company completed its acquisition of the assets of Comm 800, Inc., subject to certain liabilities, for $18.2 million in cash. Substantially all of the purchase price has been allocated to intangible assets (FCC licenses).

     All of the business combinations described above have been accounted for using the purchase method of accounting and the results of operations of the businesses acquired have been included in the accompanying consolidated statements of operations since the effective date of the combination.

     The unaudited pro forma results of operations of the Company as if the combinations described above had been effected on January 1, 1993 are summarized below:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                               -----------------------
                                                                 1993          1994
                                                               ---------     ---------
        Revenues.............................................  $  13,318     $  19,729
                                                               =========     =========
        Loss from continuing operations......................  $(160,274)    $(152,868)
                                                               =========     =========
        Net loss.............................................  $(168,521)    $(160,053)
                                                               =========     =========
        Net loss per common share:
          Loss from continuing operations....................  $   (8.45)    $   (7.55)
          Loss from discontinued operations..................      (0.43)        (0.35)
                                                               ---------     ---------
             Net loss per common share.......................  $   (8.88)    $   (7.90)
                                                               =========     =========
        Average shares outstanding...........................     18,967        20,253
                                                               =========     =========

     The pro forma results do not necessarily represent results which would have occurred if the business combinations had taken place on the date indicated nor are they necessarily indicative of the results of future operations.

     The Company completed a number of other business combinations during 1993 and 1994 which are not included above because either their impact on the Company's financial position and results of operations is not significant or they relate to discontinued operations.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(4) PROPERTY AND EQUIPMENT

     Property and equipment balances consist of the following:

                                                                       DECEMBER 31,
                                                                    ------------------
                                                                     1993       1994
                                                                    ------     -------
        Land......................................................  $ --       $   598
        Buildings and leasehold improvements......................    --         3,155
        Furniture and fixtures....................................    --           872
        Computer software and equipment...........................    --         3,046
        Towers, switching, and other..............................     892       5,645
        Vehicles..................................................      16         853
        Construction in progress..................................     721      84,252
                                                                    ------     -------
                                                                     1,629      98,421
        Less accumulated depreciation and amortization............      51       1,180
                                                                    ------     -------
                                                                    $1,578     $97,241
                                                                    ======     =======

(5) INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                  DECEMBER 31, 1993
                                                        -------------------------------------
                                                                     ACCUMULATED
                                                          COST       AMORTIZATION      NET
                                                        --------     -----------     --------
    FCC licenses......................................  $ 11,064      $    (179)     $ 10,885
    Deferred financing costs..........................     2,824         --             2,824
    Acquisition costs.................................     1,925         --             1,925
                                                        --------     -----------     --------
                                                        $ 15,813      $    (179)     $ 15,634
                                                        ========      =========      ========

                                                                  DECEMBER 31, 1994
                                                        -------------------------------------
                                                                     ACCUMULATED
                                                          COST       AMORTIZATION      NET
                                                        --------     -----------     --------
    FCC licenses......................................  $544,816      $ (67,558)     $477,258
    Goodwill..........................................   146,638        (19,888)      126,750
    Deferred financing costs..........................    15,330           (285)       15,045
                                                        --------     -----------     --------
                                                        $706,784      $ (87,731)     $619,053
                                                        ========      =========      ========

(6)  NOTE PAYABLE

     In December 1993, Dial Call and a wholly owned subsidiary entered into a borrowing arrangement with Motorola Credit Corporation (the "MCC Credit Facility") which provided for financing up to $30 million. All advances under the MCC Credit Facility were guaranteed by Dial Call. Interest on the facility compounded monthly at an annual rate of 2% above prime and was payable quarterly.

     At December 31, 1993, $2,500 had been advanced to the Company under the MCC Credit Facility as described above. The MCC Credit Facility was paid in full and terminated in April 1994.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(7) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1993         1994
                                                                      -------     --------
    Dial Call senior discount notes due 2005(a).....................  $67,855     $ 75,664
    Dial Call senior redeemable discount notes due 2004(b)..........       --      317,928
    Other notes payable.............................................       --        1,063
                                                                      -------     --------
      Total long-term debt..........................................  $67,855     $394,655
                                                                      =======     ========

     Cash repayments of long-term debt due for the next five years and thereafter is summarized as follows:

        YEARS ENDING DECEMBER 31,
        ------------------------------------------------------------------
                  1995....................................................  $    239
                  1996....................................................       224
                  1997....................................................       200
                  1998....................................................       200
                  1999....................................................       200
                  Thereafter..............................................   656,995
                                                                            --------
                                                                             658,058
                  Less unaccreted original issue discount.................   263,403
                                                                            --------
                                                                            $394,655
                                                                            ========

     (A) DIAL CALL SENIOR DISCOUNT NOTES DUE 2005

     On December 22, 1993, Dial Call and the Company issued 115,165 units consisting of $115,165 at maturity of senior discount notes due 2005 (the "2005 Notes") and warrants to purchase 177,700 shares of the Company's common stock. Proceeds from the issuance of the units were $70,000 with $67,678 and $2,322 allocated to the 2005 Notes and the warrants, respectively, based upon their respective estimated fair values at the date of issuance.

     The 2005 Notes are general unsubordinated obligations of Dial Call and rank pari passu with all other unsubordinated indebtedness of Dial Call. The 2005 Notes are not guaranteed by Dial Page.

     The effective interest rate on the 2005 Notes approximates 10 1/4%. Cash interest accrues on the 2005 Notes at a rate of 10 1/4% beginning December 15, 1998 through maturity with interest payable to holders semiannually on each June 15 and December 15 thereafter.

     The 2005 Notes are redeemable at the option of Dial Call at any time on or after December 15, 1998 at the redemption prices indicated below plus accrued and unpaid interest to the date of redemption.

                                                                            REDEMPTION PRICE
    12-MONTH                                                                  EXPRESSED AS
PERIOD BEGINNING                                                            A PERCENTAGE OF
  DECEMBER 15,                                                              PRINCIPAL AMOUNT
- ----------------                                                            ----------------
    1998..................................................................        105.1%
    1999..................................................................        103.4
    2000..................................................................        101.7
    2001 and thereafter...................................................        100.0

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(7) LONG-TERM DEBT -- (CONTINUED)

     In the event of a change in control, as defined, the holders of the 2005 Notes may require Dial Call to repurchase the 2005 Notes at 101% of the accreted value thereof or after December 15, 1998 at 101% of the principal amount thereof, plus accrued and unpaid interest.

     The indenture related to the 2005 Notes contains certain covenants which, among other things, restrict Dial Call and its restricted subsidiaries from incurring additional indebtedness; paying dividends or making distributions or certain other restricted payments; creating liens; entering into transactions with affiliates or related persons; selling certain assets; engaging in any business other than the telecommunications business and related activities; or consolidating, merging, or selling all or substantially all of its assets.

     The warrants issued in connection with the sale of the 2005 Notes are exercisable at $46.20 per share (subject to adjustment) at any time beginning 60 days after their issuance through December 22, 1998.

     All of the warrants were outstanding at December 31, 1994.

     (B) DIAL CALL SENIOR REDEEMABLE DISCOUNT NOTES DUE 2004

     On April 25, 1994, Dial Call and the Company issued 541,830 units consisting of $541,830 at maturity of senior redeemable discount notes due 2004 (the "2004 Notes") and warrants to purchase 1,195,277 shares of the Company's common stock. Proceeds from the issuance of the units were $300,000 with $292,631 and $7,369 allocated to the 2004 Notes and the warrants, respectively, based upon their respective estimated fair values at the date of issuance.

     The 2004 Notes are general unsubordinated obligations of Dial Call and rank pari passu with all other unsubordinated indebtedness of Dial Call. The 2004 Notes are not guaranteed by Dial Page.

     The effective interest rate on the 2004 Notes approximates 12 1/4%. Cash interest accrues on the 2004 Notes at a rate of 12 1/4% beginning April 15, 1999 through maturity with interest payable to holders semiannually on each April 15 and October 15 thereafter.

     The 2004 Notes are redeemable at the option of Dial Call at any time on or after April 15, 1999 at the redemption prices indicated below plus accrued and unpaid interest to the date of redemption.

                                                                            REDEMPTION PRICE
    12-MONTH                                                                  EXPRESSED AS
PERIOD BEGINNING                                                            A PERCENTAGE OF
   APRIL 15,                                                                PRINCIPAL AMOUNT
- ----------------                                                            ----------------
    1999..................................................................       107.125%
    2000..................................................................       105.350
    2001..................................................................       103.570
    2002..................................................................       101.790
    2003 and thereafter...................................................       100.000

     In the event of a change in control, as defined, the holders of the 2004 Notes may require Dial Call to repurchase the 2004 Notes at 101% of the accreted value thereof or after April 15, 1999 at 101% of the principal amount thereof, plus accrued and unpaid interest.

     The indenture related to the 2004 Notes contains certain covenants which, among other things, restrict Dial Call and its restricted subsidiaries from incurring additional indebtedness; paying dividends or making distributions or certain other restricted payments; creating liens; entering into transactions with affiliates or related persons; selling certain assets; engaging in any business other than the telecommunications business and related activities; or consolidating, merging, or selling all or substantially all of its assets.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(7) LONG-TERM DEBT -- (CONTINUED)

     The warrants issued in connection with the sale of the 2004 Notes are exercisable at $34.65 per share (subject to adjustment) at any time beginning one year after their issuance through April 25, 1999.

     All of the warrants were outstanding at December 31, 1994.

(8) INCOME TAXES

     The Company adopted Statement 109 in November 1992 when the Company's tax status changed by converting from partnership to corporate form. No provision for income taxes has been made in the Company's consolidated financial statements for periods prior to November 1992 as all taxable losses flowed through and were reported on the income tax returns of the individual partners. Under Statement 109, a deferred income tax asset or liability is recognized for temporary differences at the date that the partnership converts to corporate form and the effect of recognizing a deferred income tax asset or liability is included in income from continuing operations. On the adoption date, no deferred income tax asset or liability was recognized.

     Income tax benefit consists of:

                                                               YEAR ENDED DECEMBER 31, 1994
                                                             --------------------------------
                                                             CURRENT     DEFERRED      TOTAL
                                                             -------     --------     -------
    U.S. Federal...........................................    $--       $ 16,828     $16,828
    State and local........................................     --          3,060       3,060
                                                               ---       --------     -------
                                                               $--       $ 19,888     $19,888
                                                               ===       ========     =======

     The Company's income tax benefit differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to loss from continuing operations before income taxes as a result of the following:

                                                                       1993        1994
                                                                       -----     --------
    Computed "expected" tax benefit..................................  $ 620     $ 42,176
    Increase (reduction) in income taxes resulting from:
      Change in valuation allowance for deferred income tax assets
         allocated to income tax benefit.............................   (590)     (16,046)
      Amortization of goodwill.......................................     --       (8,806)
      State and local income taxes, net of Federal income tax
         effect......................................................     --        2,020
      Other..........................................................    (30)         544
                                                                       -----     --------
                                                                       $  --     $ 19,888
                                                                       =====     ========

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(8) INCOME TAXES -- (CONTINUED)

     The tax effect of temporary differences and carryforwards that give rise to the Company's deferred income tax assets and liabilities are presented below:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                      1993         1994
                                                                     -------     ---------
    Deferred income tax assets:
      Property and equipment, principally due to differences in
         depreciation and differing bases as a result of business
         combinations..............................................  $ 6,013     $   2,858
      Original issue discount on long-term debt....................       --         9,498
      Net operating loss carryforwards.............................    9,495        21,336
      Unearned revenue received in advance of services being
         performed.................................................      493           939
      Other........................................................       --         1,213
                                                                     -------     ---------
         Total deferred income tax assets..........................   16,001        35,844
      Less valuation allowance.....................................   15,434        31,480
                                                                     -------     ---------
         Net deferred income tax assets............................      567         4,364
                                                                     -------     ---------
    Deferred income tax liabilities:
      Intangible assets, principally due to differing bases as a
         result of business combinations...........................     (337)     (129,857)
      Other........................................................     (230)       (1,256)
                                                                     -------     ---------
         Total deferred income tax liabilities.....................     (567)     (131,113)
                                                                     -------     ---------
         Net deferred income tax liability.........................  $    --     $(126,749)
                                                                     =======     =========

     The valuation allowance for deferred income tax assets as of December 31, 1993 and 1994 was $15,434 and $31,480, respectively. The net change in the valuation allowance for the years ended December 31, 1993 and 1994 was an increase of $4,159 and $16,046, respectively. In assessing the recoverability of deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred income tax asset, the Company will need to generate future taxable income of approximately $55 million prior to the expiration of the net operating loss carryforwards in 2009. Because of the uncertainties with respect to the Company's ability to generate taxable income in the future sufficient to realize the benefits of the deferred income tax assets at December 31, 1994, the Company has provided a valuation allowance against substantially all of the deferred income tax assets at December 31, 1994.

     At December 31, 1994, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $55 million which are available to offset future taxable income, if any, through 2008.

(9) STOCKHOLDERS' EQUITY

     (A) AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     In May 1994, the stockholders amended the Company's certificate of incorporation to increase the number of authorized common shares from 15,000,000 to 250,000,000, to increase the number of authorized

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(9) STOCKHOLDERS' EQUITY -- (CONTINUED)

Class A nonvoting common shares from 3,000,000 to 10,000,000, and to increase the number of authorized $.01 par value preferred shares from 1,000,000 to 20,000,000.

     (B) PRIVATE PLACEMENT

     On July 30, 1993, the Company sold 2,154,199 shares of common stock, 49,801 shares of Class A nonvoting common stock, warrants to acquire 511,000 shares of common stock, and warrants to acquire 40,000 shares of Class A nonvoting common stock in a private placement transaction. The transaction resulted in proceeds to the Company of $26,717, net of offering costs of $1,109. The proceeds were transferred to Dial Call as a capital contribution to use in building its SMR business. In September 1993, warrants to acquire 16,000 shares of common stock were exercised, resulting in proceeds to the Company of $208.

     The Company also issued warrants to acquire 110,000 shares of common stock to certain professionals and advisers for their services with respect to completing the transaction.

     The warrants are exercisable at any time at $13 per share and expire in July 1998.

     At December 31, 1994, warrants to acquire 605,000 shares of common stock and 40,000 shares of Class A nonvoting common stock remained outstanding with respect to the private placement transaction described herein.

     (C) EQUITY INCENTIVE PLAN

     The 1992 Dial Page, Inc. Equity Incentive Plan (the "Equity Plan") is designed to enhance the Company's ability to attract, retain, and reward employees and others who are in a position to make significant contributions to the success of the Company through ownership of the Company's common stock.

     In May 1994, the Company's stockholders approved an amendment to the Company's Equity Plan to increase the number of shares of common stock reserved for future issuance from 1,250,000 shares to 3,000,000 shares. The Equity Plan is administered by the Company's Compensation Committee and the vesting, expiration, and exercise price of options granted under the Equity Plan are determined within the provisions of the plan at the discretion of the Compensation Committee. The following table summarizes the plan activity related to options granted to the Company's employees for the years ended December 31, 1992, 1993, and 1994.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(9) STOCKHOLDERS' EQUITY -- (CONTINUED)

                                                                                NUMBER OF
                                                                                 OPTIONS
                                                                                ---------
    Outstanding at December 31, 1991........................................          --
    Granted at $11.00 per share.............................................    1,008,000
                                                                                ---------
    Outstanding at December 31, 1992 -- $11.00 per share....................    1,008,000

    Granted at $11.00 - $46.00 per share....................................      489,900
    Canceled at $11.00 per share............................................       (4,750)
                                                                                ---------
    Outstanding at December 31, 1993 -- $11.00 - $46.00 per share...........    1,493,150

    Granted at $14.00 - $44.00 per share....................................      616,700
    Canceled at $11.00 - $44.00 per share...................................       (8,250)
    Exercised at $11.00 per share...........................................      (11,600)
                                                                                ---------
    Outstanding at December 31, 1994 -- $11.00 - $46.00 per share...........    2,090,000
                                                                                =========
    Exercisable at December 31, 1994 at $11.00 - $46.00 per share...........    1,042,416
                                                                                =========

     In November 1994, a one-time repricing of all outstanding options held by Dial Call employees to an exercise price of $15.00 per share, an amount in excess of the fair value of the Company's common stock at the date of the repricing, in exchange for the holder's agreement to waive certain accelerated vesting privileges in the case of Dial Call officers who had such privileges.

     Of the 2,090,000 options outstanding at December 31, 1994, 539,000 were held by Dial Call employees and are subject to this repricing.

     (D) RESTRICTED NET ASSETS

     The long-term debt of Dial Call restricts its ability to pay dividends, loan, or advance funds to Dial Page. The 1994 consolidated balance sheet includes restricted net assets related to Dial Call and its wholly owned subsidiaries of approximately $358,256.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(10) COMMITMENTS, PENDING BUSINESS COMBINATIONS, AND CONTINGENCIES

     (A) LEASE COMMITMENTS

     The Company has entered into cancelable and noncancelable operating lease agreements primarily for the use of tower and other transmission equipment and office facilities. Future minimum lease payments related to continuing operations for the next five years and thereafter under all noncancelable operating lease agreements with remaining terms greater than one year are summarized as follows:

           YEAR ENDING
           DECEMBER 31,
           ------------
           1995............................................................  $ 4,436
           1996............................................................    4,599
           1997............................................................    4,736
           1998............................................................    4,699
           1999............................................................    3,740
           Thereafter......................................................    9,336
                                                                             -------
                                                                             $31,546
                                                                             =======

     Total rent expense included in continuing operations under cancelable and noncancelable operating lease agreements was $115 and $2,553 for the years ended December 31, 1993 and 1994, respectively.

     (B) EQUIPMENT PURCHASE COMMITMENTS

     Dial Call has entered a master equipment purchase agreement with Motorola, Inc. to provide Enhanced Specialized Mobile Radio System equipment and services for $75,472, of which $44,083 had been paid at December 31, 1994.

     Dial Call has entered into a subscriber equipment purchase agreement with Motorola, Inc. which commits Dial Call to purchase approximately $70 million of subscriber equipment in the two years following the initiation of commercial service on Dial Call's digital mobile SMR network.

     Additionally, Dial Call has commitments for equipment and other purchases with other vendors which total approximately $24.1 million at December 31, 1994.

     (C) PENDING BUSINESS COMBINATIONS

     Dial Call has entered into acquisition and other agreements to acquire businesses, FCC licenses, or rights to FCC licenses for 800 MHz channels throughout the southern United States. The Company's commitment with respect to pending business combinations at December 31, 1994 was approximately $27.9 million in cash. All of these business combinations are subject to customary closing conditions, including due diligence, receipt of all necessary governmental, regulatory, and third-party approvals and, in certain cases, termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period or other clearance, stockholder approval, and financing. There can be no assurance that any of the business combinations will be consummated.

     (D) REVOLVING CREDIT FACILITY

     In September 1994, Dial Call and a wholly owned subsidiary received a commitment letter from a commercial bank for a $100 million revolving term credit facility with principal reductions beginning in 1998 and interest at a base rate or LIBOR plus margins ranging from 2% to 3.5%, subject to the terms of the commitment. The commitment is subject to execution of a definitive agreement and other terms and

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(10) COMMITMENTS, PENDING BUSINESS COMBINATIONS, AND
     CONTINGENCIES -- (CONTINUED)

conditions and expires on March 31, 1995. The Company expects to execute a definitive agreement before expiration of the commitment letter in March 1995.

     (E) CONTINGENCIES

     The Company is involved in various lawsuits arising in the normal course of its business. In the opinion of management, the ultimate outcome of these lawsuits will not have a material adverse effect on the financial position or results of operations of the Company.

(11) EMPLOYEE BENEFIT PLAN

     The Company maintains a contributory retirement plan qualifying under
Section 401(k) of the Internal Revenue Code for the benefit of all eligible employees. The Company provides a matching contribution equal to 50% of a participant's contribution up to a maximum of 2% of the participant's compensation during the year. The Company has provided for contributions to the plan through a charge to continuing operations of $61 for the year ended December 31, 1994.

(12) FINANCIAL INSTRUMENTS

     The Company values financial instruments as required by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments." The carrying amounts of cash and cash equivalents, cash in escrow account, short-term borrowing, and other notes payable within the long-term debt approximate fair value. The Company estimates the fair value of its long-term fixed rate debt using information from market sources.

     The carrying amounts and fair values of the Company's financial instruments as of December 31, 1994 are summarized as follows:

                                                                       DECEMBER 31, 1994
                                                                     ---------------------
                                                                     CARRYING       FAIR
                                                                      VALUE        VALUE
                                                                     --------     --------
    Marketable securities..........................................  $117,129     $118,389
                                                                     ========     ========
    Long-term debt, excluding other notes payable..................  $393,592     $212,200
                                                                     ========     ========

     At December 31, 1993, the carrying value of the Company's long-term, fixed rate debt of $67,855 approximated fair value.

(13) SUBSEQUENT EVENTS (UNAUDITED)

     In February 1995, the Company entered into an agreement to merge with NEXTEL Communications, Inc. (Nextel) in a tax-free transaction. Under the terms of the agreement, the Company's stockholders will receive 1.0704 shares of Nextel common stock for each Dial Page share outstanding at the time of the merger, subject to adjustment as defined in the agreement. Completion of the transaction is subject to material closing conditions, including, among others, receipt of all necessary governmental and regulatory approvals, including approval by stockholders of Dial Page and Nextel.

     Also in February 1995, the Company entered into an agreement to sell its paging business to MobileMedia Communications, Inc. ("MobileMedia") in exchange for approximately $103.5 million in cash and the assumption of $85 million in long-term debt, subject to adjustment as defined in the agreement. The

                        DIAL PAGE, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1993 AND 1994

(13) SUBSEQUENT EVENTS (UNAUDITED) -- (CONTINUED)

agreement provides for the repayment of the outstanding balance under the term credit facility of the paging business at closing from proceeds to be received by the Company or for MobileMedia to assume and repay the term credit facility with the consent of the lenders and for the cash purchase price to be reduced by the same amount. Completion of the transaction is subject to customary closing conditions, including, among others, receipt of all necessary governmental and regulatory approvals.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                          --------------------
                                                                            1995        1994
                                                                          --------     -------
                                                                             (IN THOUSANDS,
                                                                            EXCEPT PER SHARE
                                                                                 DATA)
Revenues:
  Network services......................................................  $  3,105     $    80
  Equipment sales and maintenance.......................................     2,149         266
                                                                          --------     -------
          Total revenues................................................     5,254         346
                                                                          --------     -------
Costs and expenses:
  Operations, excluding depreciation and amortization...................     3,260         420
  Cost of equipment sold and maintenance................................     1,558         134
  Sales and advertising.................................................     1,421          77
  General and administrative............................................     5,293       1,526
  Depreciation and amortization.........................................    34,633         312
                                                                          --------     -------
          Total costs and expenses......................................    46,165       2,469
                                                                          --------     -------
          Operating loss................................................   (40,911)     (2,123)
Interest expense........................................................     9,460       2,247
Interest income.........................................................    (2,263)       (774)
                                                                          --------     -------
  Loss from continuing operations before income taxes...................   (48,108)     (3,596)
Income tax benefit......................................................    (8,188)         --
                                                                          --------     -------
  Loss from continuing operations.......................................   (39,920)     (3,596)
  Loss from discontinued operations.....................................    (3,094)     (1,486)
                                                                          --------     -------
  Net loss..............................................................  $(43,014)    $(5,082)
                                                                          ========     =======
Net loss per common share:
  Loss from continuing operations.......................................  $  (1.97)    $ (0.39)
  Loss from discontinued operations.....................................     (0.15)      (0.16)
                                                                          --------     -------
          Net loss per common share.....................................  $  (2.12)    $ (0.55)
                                                                          ========     =======
Weighted average shares outstanding.....................................    20,264       9,183
                                                                          ========     =======

        See accompanying notes to the consolidated financial statements.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                MARCH 31, 1995     DECEMBER 31, 1994
                                                                --------------     -----------------
                                                                           (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...................................     $ 36,129            $ 59,855
  Marketable securities.......................................       81,819             117,129
  Trade accounts receivable, net..............................        1,780               1,712
  Other current assets........................................        3,551               4,051
                                                                   --------            --------
          Total current assets................................      123,279             182,747
                                                                   --------            --------
Property and equipment, net...................................       15,519              12,989
Construction in progress......................................      110,310              84,252
Intangible assets, net........................................      596,962             619,053
Other assets..................................................        2,893               2,929
                                                                   --------            --------
          Total assets........................................     $848,963            $901,970
                                                                   ========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installment of long-term debt.......................     $    200            $     --
  Accounts payable............................................        1,649              16,455
  Accrued expenses............................................        3,175               2,737
  Assets and liabilities of discontinued operations, net......       43,829              43,311
                                                                   --------            --------
          Total current liabilities...........................       48,853              62,503
                                                                   --------            --------
Deferred income taxes.........................................      118,561             126,749
Long-term debt, excluding current installment.................      406,501             394,655
                                                                   --------            --------
          Total liabilities...................................      573,915             583,907
                                                                   --------            --------
Stockholders' equity..........................................      275,048             318,063
                                                                   --------            --------
          Total liabilities and stockholders' equity..........     $848,963            $901,970
                                                                   ========            ========

        See accompanying notes to the consolidated financial statements.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net cash used in continuing operations............................  $ (7,506)    $   (832)
     Net cash used in discontinued operations..........................    (2,576)      (1,069)
                                                                         --------     --------
  Net cash used in operating activities................................   (10,082)      (1,901)
                                                                         --------     --------
CASH FLOWS FROM INVESTING TRANSACTIONS:
     Purchases of marketable securities................................   (57,487)     (25,054)
     Maturities of marketable securities...............................    92,797           --
     Additions to property and equipment...............................    (3,251)        (997)
     Additions to construction in progress.............................   (33,746)      (1,007)
     Acquisitions of businesses........................................    (5,687)      (3,893)
     Additions to intangible assets....................................    (3,080)          --
     Deposits on pending acquisitions..................................        --      (25,250)
                                                                         --------     --------
  Net cash used in investing activities................................   (10,454)     (56,201)
                                                                         --------     --------
CASH FLOWS FROM FINANCING TRANSACTIONS:
     Issuance of note payable..........................................        --       21,500
     Increase in deferred financing costs..............................    (3,190)          --
     Other financing activities........................................        --         (430)
                                                                         --------     --------
  Net cash provided by (used in) financing activities..................    (3,190)      21,070
                                                                         --------     --------
NET DECREASE IN CASH AND CASH EQUIVALENTS..............................   (23,726)     (37,032)
Cash and cash equivalents-beginning of period..........................    59,855       63,967
                                                                         --------     --------
Cash and cash equivalents-end of period................................  $ 36,129     $ 26,935
                                                                         ========     ========

        See accompanying notes to the consolidated financial statements.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF FINANCIAL STATEMENT PREPARATION

     The accompanying unaudited consolidated financial statements of Dial Page, Inc. and Subsidiaries (together, "Dial Page" ) have been prepared in accordance with the instructions to Form 10-Q and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. These financial statements should be used in conjunction with the consolidated financial statements and related notes contained in the 1994 Annual Report on Form 10-K. All adjustments, consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of financial position and results of operations for the periods covered by this report have been included. The results for the periods shown are not necessarily indicative of results for the full fiscal year.

2.  DISCONTINUED OPERATIONS

     In February 1995, the Company entered agreements to merge with Nextel and to sell its paging business to MobileMedia. The Company has included the results of operations and the assets and liabilities, net associated with the paging business being sold as discontinued operations in the accompanying condensed consolidated financial statements and has restated the 1994 condensed consolidated financial statements to conform with this presentation.

     The following is a condensed summary of the results of operations of the paging business as included in loss from discontinued operations in the accompanying consolidated statements of operations.

                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Revenues.........................................................  $20,435     $17,588
                                                                       -------     -------
    Costs and expenses, excluding depreciation and amortization......   13,881      12,069
    Depreciation and amortization....................................    6,187       3,961
                                                                       -------     -------
              Total costs and expenses...............................   20,068      16,030
                                                                       -------     -------
              Operating income.......................................      367       1,558
    Interest expense.................................................    3,459       2,869
    Other expenses, net..............................................        2         175
                                                                       -------     -------
              Net loss...............................................  $(3,094)    $(1,486)
                                                                       =======     =======

                        DIAL PAGE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

2.  DISCONTINUED OPERATIONS (CONTINUED)
     The assets and liabilities relating to the paging business being sold have been segregated in the accompanying condensed consolidated balance sheets from their historic classifications to separately identify them as discontinued operations. Such amounts at March 31, 1995 and December 31, 1994 are summarized as follows:

                                                               MARCH 31,     DECEMBER 31,
                                                                 1995            1994
                                                               ---------     ------------
                                                                    (IN THOUSANDS)
        Trade accounts receivable............................  $  5,241       $  4,809
        Property and equipment, net..........................    37,473         37,142
        Intangible assets, net...............................    46,262         49,041
        Other assets.........................................     3,566          3,146
                                                               --------       --------
                  Total assets...............................    92,542         94,138
                                                               --------       --------
        Accounts payable.....................................     2,397          3,898
        Accrued expenses.....................................     3,057          5,814
        Unearned revenues and deposits.......................     3,695          3,255
        Long-term debt.......................................   127,222        124,482
                                                               --------       --------
                  Total liabilities..........................   136,371        137,449
                                                               --------       --------
        Assets and liabilities of discontinued operations,
          net................................................  $(43,829)      $(43,311)
                                                               ========       ========

     The Company expects to recognize a pretax gain on the sale of the paging business during the second half of 1995 which will approximate $106 million. The Company expects to utilize its net operating loss carryforwards and anticipated losses in 1995 to substantially reduce the income taxes on the estimated gain on the sale of the paging business.

3.  ACQUISITIONS

     On April 29, 1994, Dial Page acquired certain paging operations and assets of American Mobilphone, Inc. ("Mobilphone") for approximately $27.6 million. Dial Page accounted for the transaction using the purchase method of accounting, with the results of operations of Mobilphone's business included in Dial Page's consolidated financial statements commencing April 29, 1994.

     On May 5, 1994, Dial Page acquired two SMR businesses, Transit Communications Corporation ("Transit") and Advanced MobileComm of North Carolina, Inc. ("AMI") by merger in consideration of 10,927,257 shares of Dial Page common stock with a value of $415.2 million at the date of closing. Dial Page contributed the assets of Transit and AMI to its wholly-owned subsidiary Dial Call Communications, Inc. ("Dial Call"). Dial Page accounted for the transaction using the purchase method of accounting, with the results of operations of Transit and AMI included in Dial Page's consolidated financial statements commencing May 5, 1994.

     On August 2, 1994, Dial Call acquired the assets of Advanced Radio Communications Services of Florida ("ARCS") for $70,360,000 in cash. Dial Page accounted for the transaction using the purchase method of accounting, with the results of operations of the ARCS business included in Dial Page's consolidated financial statements commencing August 2, 1994.

     On August 5, 1994, Dial Call acquired the assets of Comm 800, Inc. for $18,150,000 in cash. Dial Page accounted for the transaction using the purchase method of accounting, with the results of operations of the Comm 800 business included in Dial Page's consolidated financial statements commencing August 5, 1994.

                        DIAL PAGE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

3.  ACQUISITIONS (CONTINUED)

     The following unaudited condensed pro forma financial information presents the unaudited results of operations of the Company for the three months ended March 31, 1994 as if the acquisitions of Mobilphone assets, Transit and AMI, and the assets of ARCS and Comm 800, Inc. had taken place on January 1, 1994:

                                                                     THREE MONTHS ENDED
                                                                       MARCH 31, 1994
                                                                     ------------------
                                                                       (IN THOUSANDS,
                                                                      EXCEPT PER SHARE
                                                                           DATA)
        Revenue....................................................       $  4,032
                                                                          ========
        Loss from continuing operations............................       $(38,125)
                                                                          ========
        Net loss...................................................       $(40,385)
                                                                          ========
        Net loss per common share:
          Loss from continuing operations..........................       $  (1.89)
          Loss from discontinued operations........................          (0.12)
                                                                          --------
        Net loss per common share..................................       $  (2.01)
                                                                          ========
        Average shares outstanding.................................         20,133
                                                                          ========

     Additionally, Dial Call completed several other acquisitions during 1994 and the first quarter of 1995. The results of operations of these acquisitions are not significant to the presentation of the pro forma financial information.

4.  REVOLVING CREDIT FACILITY

     On March 31, 1995, a wholly-owned subsidiary of Dial Call entered into a revolving term credit facility with a commercial bank under which the subsidiary may borrow up to $100 million. Borrowing under the facility is limited based on, among other things, tests relating to (i) indebtedness and (ii) certain expenditures compared to a calculation of the number of analog and digital subscribers. Also, there are various other conditions which must be satisfied to permit borrowing under the facility.

5.  EQUIPMENT PURCHASE COMMITMENTS

     Dial Call has an equipment purchase agreement with Motorola, Inc. to provide Enhanced Specialized Mobile Radio System equipment and services for $75.5 million, of which $45.1 million had been paid at March 31, 1995.

     Dial Call has entered into a subscriber equipment purchase agreement with Motorola, Inc. which commits Dial Call to purchase 100,000 units of subscriber equipment (approximately $70 million at current prices) in the two years following the first commercial service of Dial Call's digital mobile network.

     Additionally, Dial Call has commitments for equipment purchases with various other vendors which total approximately $21.8 million at March 31, 1995.

6.  PENDING ACQUISITIONS

     As of March 31, 1995, Dial Call was a party to various acquisition agreements which would require Dial Call to pay an aggregate of approximately $22.3 million in cash. Additionally, Dial Call and Dial Page have an agreement to acquire an SMR business in consideration of the issuance of Dial Page common stock. Dial Page would contribute the acquired business to Dial Call.

7.  PENDING TRANSACTIONS

     In February 1995, the Company entered agreements to merge with Nextel and to sell its paging business to MobileMedia.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Transit Communications Corporation:

     We have audited the accompanying consolidated combined balance sheets of TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES (a Georgia corporation, formerly Transit Communications Atlanta, L.P., a Georgia limited partnership) AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC. (a Georgia corporation) as of December 31, 1992 and 1993 and the related consolidated combined statements of operations, changes in stockholders' equity/partners' capital, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transit Communications Corporation and subsidiaries and certain assets and liabilities of Transit Sales and Service, Inc. as of December 31, 1992 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN L.L.P.

Atlanta, Georgia
February 28, 1994

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)
     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

     CONSOLIDATED COMBINED BALANCE SHEETS AS OF DECEMBER 31, 1992 AND 1993

                                        ASSETS                                               1992           1993
                                                                                          ----------     ----------
CURRENT ASSETS:
  Cash and cash equivalents...........................................................    $   861,137     $   526,781
  Trade accounts receivable, net of allowance for doubtful accounts of $13,042 and
    $132,017 in 1992 and 1993, respectively...........................................        173,296         632,377
  Accounts receivable from related parties............................................              0          62,399
  Inventory...........................................................................         72,767         508,039
  Prepaid expenses....................................................................         80,404         267,175
  Notes receivable from related party.................................................              0          35,000
                                                                                          -----------     -----------
    Total current assets..............................................................      1,187,604       2,031,771
                                                                                          -----------     -----------
PROPERTY AND EQUIPMENT:
  Land................................................................................        183,912         290,412
  Buildings...........................................................................         55,000         162,897
  Machinery and equipment.............................................................      3,526,125       5,163,379
  Construction in progress............................................................              0       1,037,986
                                                                                          -----------     -----------
                                                                                            3,765,037       6,654,674
  Less accumulated depreciation.......................................................     (1,416,609)     (2,030,429)
                                                                                          -----------     -----------
    Net property and equipment........................................................      2,348,428       4,624,245
                                                                                          -----------     -----------
OTHER ASSETS:
  Intangible assets, net of accumulated amortization of $4,504,149 and $6,785,755 in
    1992 and 1993,
    respectively (Note 2).............................................................      8,115,047      39,907,523
  Organizational costs and deferred loan costs, net of accumulated amortization of
    $157,305 and $12,250 in 1992 and 1993, respectively...............................         42,951          40,944
  Deferred merger costs (Note 17).....................................................              0         380,000
  Due from related party..............................................................         52,268               0
  Restricted cash.....................................................................      5,577,492               0
                                                                                          -----------     -----------
    Total other assets................................................................     13,787,758      40,328,467
                                                                                          -----------     -----------
    Total assets......................................................................    $17,323,790     $46,984,483
                                                                                          ===========     ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY/PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Trade accounts payable..............................................................    $   283,384     $   495,135
  Accounts payable to related parties.................................................          9,838          28,677
  Accrued interest....................................................................         85,570               0
  Due to Crystal Communications (Note 3)..............................................         74,642          40,500
  Accrued property taxes..............................................................         37,350               0
  Accrued legal expenses (Notes 17 and 18)............................................              0       1,166,000
  Other accrued expenses..............................................................         35,558         168,617
  Long-term debt, current portion (Note 6)............................................         26,868          34,261
  Borrowings under credit agreement with related party, current portion (Note 5)......        150,000               0
  Capital lease obligation, current...................................................              0          10,902
                                                                                          -----------     -----------
    Total current liabilities.........................................................        703,210       1,944,092
                                                                                          -----------     -----------
BORROWINGS UNDER CREDIT AGREEMENT WITH RELATED PARTY, net of current portion
  (Note 5)............................................................................      5,964,375               0
                                                                                          -----------     -----------
LONG-TERM DEBT, net of current portion (Note 6).......................................         15,906         123,158
                                                                                          -----------     -----------
CAPITAL LEASE OBLIGATIONS, net of current portion.....................................              0          25,884
                                                                                          -----------     -----------
DEFERRED TAXES (Note 16)..............................................................              0       8,878,800
                                                                                          -----------     -----------
COMMITMENTS AND CONTINGENCIES (Notes 11, 17 and 18)...................................              0               0
                                                                                          -----------     -----------
STOCKHOLDERS' EQUITY/PARTNERS' CAPITAL:
  Transit Communications Corporation common stock, no par value; 30,000,000 shares
    authorized, 10,260,291 shares issued and outstanding at December 31, 1993.........              0      40,790,647
  Accumulated deficit.................................................................              0      (4,232,511)
  Partners' deficit--general partners.................................................     (1,702,950)              0
  Partners' capital--limited partners.................................................     12,682,262               0
  Nonallocated losses (Note 1)........................................................       (339,013)       (545,587)
                                                                                          -----------     -----------
    Total stockholders' equity/partners' capital......................................     10,640,299      36,012,549
                                                                                          -----------     -----------
    Total liabilities and stockholders' equity/partners' capital......................    $17,323,790     $46,984,483
                                                                                          ===========     ===========

   The accompanying notes are an integral part of these consolidated combined balance sheets.

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

                     AND CERTAIN ASSETS AND LIABILITIES OF
                        TRANSIT SALES AND SERVICE, INC.

                 CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                         1991           1992           1993
                                                      ----------     ----------     ----------
NET REVENUES:
  Dispatch sales..................................   $ 1,758,009    $ 1,815,358    $ 2,782,294
  Equipment sales and service revenues............       198,724        589,922      1,757,224
  Interconnect sales..............................       527,214        498,347        600,817
  Other revenues..................................        83,972        221,258        240,479
                                                     -----------    -----------    -----------
     Total revenues...............................     2,567,919      3,124,885      5,380,814
                                                     -----------    -----------    -----------
OPERATING EXPENSES:
  Site location costs.............................       707,716      1,035,557      1,468,456
  Equipment sales and service costs...............       186,555        329,344      1,301,301
  Site location and equipment sales and service
     operating payroll costs paid to related
     parties......................................       177,100        232,100        311,300
  Management fees and other general and
     administrative expenses paid to related
     parties......................................       406,500        429,700      1,050,500
  Selling, general and administrative expenses....       312,050        473,378      2,039,539
  Depreciation and amortization...................     2,252,043      2,486,550      4,021,936
                                                     -----------    -----------    -----------
     Total operating expenses.....................     4,041,964      4,986,629     10,193,032
                                                     -----------    -----------    -----------
OPERATING LOSS....................................    (1,474,045)    (1,861,744)    (4,812,218)
                                                     -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Interest expense................................      (532,413)      (438,216)      (373,283)
  Interest income.................................        41,686         35,828         89,148
  Other, net......................................         4,280         12,673        (14,774)
                                                     -----------    -----------    -----------
     Other expense, net...........................      (486,447)      (389,715)      (298,909)
                                                     -----------    -----------    -----------
NET LOSS BEFORE BENEFIT FOR INCOME TAXES..........    (1,960,492)    (2,251,459)    (5,111,127)
BENEFIT FOR INCOME TAXES..........................             0              0        306,200
                                                     -----------    -----------    -----------
NET LOSS..........................................   $(1,960,492)   $(2,251,459)   $(4,804,927)
                                                     ===========    ===========    ===========

   The accompanying notes are an integral part of these consolidated combined statements.

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)
     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICES, INC.

                  CONSOLIDATED COMBINED STATEMENTS OF CHANGES
                   IN STOCKHOLDERS' EQUITY/PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                  STOCKHOLDERS' EQUITY
                                        -------------------------------------

                                              COMMON STOCK
                                        -----------------------  ACCUMULATED
                                          SHARES      AMOUNT       DEFICIT
                                        ----------  -----------  ------------
BALANCE, DECEMBER 31, 1990...........            0  $         0  $         0
 Sale of partnership interests
   on February 8, 1991...............            0            0            0
 Sale of partnership interests
   on May 23, 1991...................            0            0            0
 Syndication costs...................            0            0            0
 Allocation of net loss..............            0            0            0
                                        ----------  -----------  -----------
BALANCE, DECEMBER 31, 1991...........            0            0            0
 Sale of partnership interests
   on November 4, 1992...............            0            0            0
 Syndication costs...................            0            0            0
 Allocation of net loss..............            0            0            0
                                        ----------  -----------  -----------
BALANCE, DECEMBER 31, 1992...........            0            0            0
 Net loss, January 1 to February 28,
   1993..............................            0            0            0
 Issuance of common stock in exchange
   for partnership capital...........    1,000,000   10,613,470            0
 Stock split (5 for 1)...............    5,000,000            0            0
 Stock dividend......................      300,000            0            0
 Cash contribution from Partnership..            0    1,222,222            0
 Shares sold under stock purchase
   agreement with investor, net......    2,378,289   16,440,000            0
 Shares sold under stock and warrant
   purchase agreement to partners,
   net...............................      793,463    6,970,773            0
 Shares issued in merger with
   JCC Holdings, Inc. ...............      777,026    5,439,182            0
 Shares sold under employment
   agreement.........................       11,513      105,000            0
 Net loss, March 1 to December 31,
   1993..............................            0            0   (4,232,511)
                                        ----------  -----------  -----------
BALANCE, DECEMBER 31, 1993...........   10,260,291  $40,790,647  $(4,232,511)
                                        ==========  ===========  ===========

                                                       PARTNERS' CAPITAL
                                       -----------------------------------------------------
                                                             LIMITED PARTNERS
                                          GENERAL    ---------------------------------------
                                          PARTNER      CLASS A       CLASS B       CLASS C
                                       ------------  -----------  ------------  ------------
BALANCE, DECEMBER 31, 1990...........  $  (712,423)  $1,087,579   $         0   $         0
 Sale of partnership interests
   on February 8, 1991...............            0       66,883     7,001,000             0
 Sale of partnership interests
   on May 23, 1991...................            0            0       700,000             0
 Syndication costs...................            0            0      (698,948)            0
 Allocation of net loss..............     (500,577)    (373,873)     (953,647)            0
                                       -----------   ----------   -----------   -----------
BALANCE, DECEMBER 31, 1991...........   (1,213,000)     780,589     6,048,405             0
 Sale of partnership interests
   on November 4, 1992...............            0            0             0     7,550,000
 Syndication costs...................            0            0             0      (100,995)
 Allocation of net loss..............     (489,950)    (393,413)   (1,086,554)     (115,770)
                                       -----------   ----------   -----------   -----------
BALANCE, DECEMBER 31, 1992...........   (1,702,950)     387,176     4,961,851     7,333,235
 Net loss, January 1 to February 28,
   1993..............................      (38,500)     (60,251)     (167,153)      (99,938)
 Issuance of common stock in exchange
   for partnership capital...........   (1,741,450)    (326,925)   (4,794,698)   (7,233,297)
 Stock split (5 for 1)...............            0            0             0             0
 Stock dividend......................            0            0             0             0
 Cash contribution from Partnership..            0            0             0             0
 Shares sold under stock purchase
   agreement with investor, net......            0            0             0             0
 Shares sold under stock and warrant
   purchase agreement to partners,
   net...............................            0            0             0             0
 Shares issued in merger with
   JCC Holdings, Inc. ...............            0            0             0             0
 Shares sold under employment
   agreement.........................            0            0             0             0
 Net loss, March 1 to December 31,
   1993..............................            0            0             0             0
                                       -----------   ----------   -----------   -----------
BALANCE, DECEMBER 31, 1993...........  $         0   $        0   $         0   $         0
                                       ===========   ==========   ===========   ===========

                                         UNALLOCATED
                                           LOSSES         TOTAL
                                         -----------    ----------
BALANCE, DECEMBER 31, 1990.............   $ (40,846)   $   334,310
 Sale of partnership interests
   on February 8, 1991.................           0      7,067,883
 Sale of partnership interests
   on May 23, 1991.....................           0        700,000
 Syndication costs.....................           0       (698,948)
 Allocation of net loss................    (132,395)    (1,960,492)
                                          ----------   -----------
BALANCE, DECEMBER 31, 1991.............    (173,241)     5,442,753
 Sale of partnership interests
   on November 4, 1992.................           0      7,550,000
 Syndication costs.....................           0       (100,995)
 Allocation of net loss................    (165,772)    (2,251,459)
                                          ---------    -----------
BALANCE, DECEMBER 31, 1992.............    (339,013)    10,640,299
 Net loss, January 1 to February 28,
   1993................................     (34,429)      (400,271)
 Issuance of common stock in exchange
   for partnership capital.............           0              0
 Stock split (5 for 1).................           0              0
 Stock dividend........................           0              0
 Cash contribution from Partnership....           0      1,222,222
 Shares sold under stock purchase
   agreement with investor, net........           0     16,440,000
 Shares sold under stock and warrant
   purchase agreement to partners,
   net.................................           0      6,970,773
 Shares issued in merger with
   JCC Holdings, Inc. .................           0      5,439,182
 Shares sold under employment
   agreement...........................           0        105,000
 Net loss, March 1 to December 31,
   1993................................    (172,145)    (4,404,656)
                                          ---------    -----------
BALANCE, DECEMBER 31, 1993.............   $(545,587)   $36,012,549
                                          =========    ===========

   The accompanying notes are an integral part of these consolidated combined statements.

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.) AND
       CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

                 CONSOLIDATED COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                        1991            1992             1993
                                                    ------------     -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................  $ (1,960,492)    $(2,251,459)    $ (4,804,927)
                                                    ------------     -----------     ------------
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization................     2,252,043       2,486,550        4,021,936
     Deferred tax benefit.........................             0               0         (306,200)
     Changes in operating assets and liabilities:
       Trade accounts receivable..................       (73,031)        (12,397)         (84,824)
       Accounts receivable from related parties...        77,904               0          (62,399)
       Inventory..................................         8,110         (25,071)         (86,368)
       Prepaid expenses...........................      (176,250)         99,884         (143,989)
       Trade accounts payable.....................       (32,592)        192,333          208,059
       Accounts payable to related parties........       (25,653)          5,330           18,839
       Accrued interest...........................        40,458         (16,278)         (85,570)
       Accrued legal expenses related to operating
          activities..............................             0               0          786,000
       Other accrued expenses.....................        (2,250)        113,404         (240,598)
                                                    ------------     -----------     ------------
Total adjustments.................................     2,068,739       2,843,755        4,024,886
                                                    ------------     -----------     ------------
Net cash provided by (used in) operating
  activities......................................       108,247         592,296         (780,041)
                                                    ------------     -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Change in restricted cash.......................             0      (5,577,493)       5,577,492
  Acquisition of JCC Holdings, Inc., net of cash
     acquired.....................................             0               0      (20,270,811)
  Acquisition of other SMR Businesses.............   (10,594,552)     (1,152,969)        (838,000)
  Purchases of property and equipment.............      (189,109)       (183,611)      (1,548,474)
  Purchases of intangible assets..................       (58,312)       (136,748)        (379,666)
  Change in deferred merger and other costs and
     other assets.................................       331,541         (44,969)        (363,160)
  Accrued legal expenses reflected as deferred
     merger costs (Note 17).......................             0               0          380,000
  Change in amounts due from related parties......      (286,250)         62,722           17,268
                                                    ------------     -----------     ------------
Net cash used in investing activities.............   (10,796,682)     (7,033,068)     (17,425,351)
                                                    ------------     -----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions to long-term debt.....................     6,502,292               0                0
  Repayments of long-term debt....................    (2,652,258)       (338,441)      (6,866,959)
  Net proceeds from issuance of partnership
     interests and warrant........................     7,002,052       7,449,005                0
  Cash contribution from partnership..............             0               0        1,222,222
  Net proceeds from issuance of common stock......             0               0       23,515,773
                                                    ------------     -----------     ------------
Net cash provided by financing activities.........    10,852,086       7,110,564       17,871,036
                                                    ------------     -----------     ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................       163,651         669,792         (334,356)
CASH AND CASH EQUIVALENTS, beginning of year......        27,694         191,345          861,137
                                                    ------------     -----------     ------------
CASH AND CASH EQUIVALENTS, end of year............  $    191,345     $   861,137     $    526,781
                                                    ============     ===========     ============
CASH PAID DURING THE YEAR FOR INTEREST............  $    491,955     $   461,978     $    373,283
                                                    ============     ===========     ============

   The accompanying notes are an integral part of these consolidated combined statements.

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

              NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1991, 1992 AND 1993

1.   ORGANIZATION

     Transit Communications Atlanta, L.P. (the "Partnership"), formerly Diversified Communications Holdings, Ltd., was organized pursuant to the provisions of the Georgia Limited Partnership Act on January 13, 1988. On March 1, 1993, Transit Communications Corporation ("TCC" or the "Company") was incorporated in the state of Georgia and all of the assets and liabilities of the Partnership were transferred to TCC at their historical costs in exchange for 1,000,000 shares of the no par value common stock of TCC. The Company provides specialized mobile radio ("SMR") services in the southern United States. SMR licenses are provided by the Federal Communications Commission ("FCC") as prescribed by Part 90 of the FCC rules and regulations established as a result of FCC Docket No. 18262. The Company provides SMR services to end users who are eligible to operate radio systems under the FCC regulations governing land mobile radio services.

     In February 1991, Transit Sales and Service, Inc. ("Sales and Service") was incorporated in Georgia as an S corporation to acquire the assets used in the equipment sales and service operations in LaGrange, Georgia, from Transit Communications USA, L.P. ("Transit, USA"), a related party through common ownership, at the historical cost of the assets. In October 1991, Sales and Service opened an equipment sales and service operation in Alpharetta, Georgia. The equipment sales and service operations (collectively, the "Sales and Service Shops") sell radios and parts used by SMR customers and provide related services, including installation and maintenance of SMR-related equipment. In conjunction with the potential merger (Note 17), the Sales and Service Shops will be transferred to TCC. Accordingly, the Sales and Service Shops have been combined with TCC in the accompanying consolidated combined financial statements. The liabilities of the Sales and Service Shops exceed the related assets, resulting in a deficit, and the Sales and Service Shops will be dependent upon TCC for operating and capital funding. The unallocated losses of the Sales and Service Shops represent the deficit that will be assumed by TCC upon the transfer and, accordingly, have not been allocated to the partners or included in accumulated deficit of TCC in the accompanying balance sheets.

     All activities of TCC and the Sales and Service Shops (collectively, the "Combined Entities") were managed by Transit Communications Services, L.P. ("Transit, GP"), the general partner through July 1993. Administrative services are provided to the Partnership and the Company by Transit General Partner, Inc. ("Transit, Inc."), the general partner of Transit, GP. Such services are provided under management agreements with each of the Combined Entities. Charges under the management agreements and other allocated expenses for the years ended December 31, 1991, 1992, and 1993 consisted of the following:

                                                          1991         1992          1993
                                                        --------     --------     ----------
    Management fees paid to Transit, GP by the
      Partnership...................................    $113,300     $100,000     $   54,200
    Salaries and related benefits allocated to the
      Combined Entities and paid to Transit, Inc....     368,300      478,800      1,219,900
    Common general and administrative expenses
      allocated to the Combined Entities and paid to
      Transit, GP...................................     102,000       83,000         87,700
                                                        --------     --------     ----------
                                                        $583,600     $661,800     $1,361,800
                                                        ========     ========     ==========

     Charges under the management agreement were as specified in the partnership agreement. During 1991 and 1992, payroll expenses and common general and administrative expenses were allocated based on the

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

1.   ORGANIZATION -- (CONTINUED)

percentage of total revenues of the related entities. During 1993, such expenses were allocated based on management's estimates of actual efforts incurred on behalf of the related entities.

     On February 8, 1991, the Partnership acquired certain SMR businesses (Note
3) at a total cost of $9,633,622. The acquisitions were financed in part by a recapitalization of the Partnership. In connection with the Partnership's recapitalization, the partnership agreement was amended and restated to provide for two classes of limited partners (Class A and Class B). The recapitalization included the sale of $7,000,000 of Class B limited partnership interests, the sale of a $1,000 Class B warrant (Note 9), and the establishment of a $6,750,000 long-term bank financing facility (Note 5). Proceeds of the recapitalization were used to repay all of the $2,436,128 in notes payable of the Partnership outstanding at December 31, 1990, brokerage commissions, legal fees, and other costs of the acquisitions. The Partnership incurred $698,948 of fees and expenses related to the sale of partnership interests. These costs have been reflected as a reduction in the Class B partners' accounts in the accompanying financial statements. The remaining proceeds of the sale of limited partnership interests and debt financing were used for working capital purposes, including the financing of certain amounts with a related party (Note 8).

     The acquisitions on February 8, 1991 included the transfer of certain SMR equipment from a related party (Note 8). In addition, the Partnership purchased the SMR business from Atlanta Trunking Associates, Inc. ("Southland") (Note 3) on May 23, 1991 at a total cost of $960,930 financed in part by the sale of $700,000 of additional Class B limited partnership interests (Note 9).

     On November 4, 1992, the partnership agreement was amended and restated to provide for an additional class of limited partners (Class C). The recapitalization included the sale of $7,550,000 of Class C limited partnership interests. The Partnership incurred $100,995 of fees and expenses related to the sale of the partnership interests. These costs have been reflected as a reduction in the Class C partners' accounts in the accompanying financial statements. Proceeds of the recapitalization were set aside in an interest-bearing money market account in the amount of $5,550,000 as a Class C reserve for future operations, growth, and expansion of the Company's business (Note 2). The Class C reserve funds could be withdrawn upon the approval of a majority of the board of directors of Transit, GP. Such funds were utilized in 1993 (Note 2). The remaining proceeds of the sale of limited partnership interests could be used for working capital purposes.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND COMBINATION

     The financial statements presented reflect the consolidated and combined accounts and operations of the Company and its subsidiaries and the Sales and Service Shops for the periods presented, after elimination of all significant intercompany accounts and transactions.

REVENUE RECOGNITION

     The Combined Entities earn revenues by providing communication from SMR and conventional radios installed in motor vehicles or portable units ("dispatch sales") and interconnecting SMR units to the local telephone exchange carrier ("interconnect sales"). Dispatch sales are based on a flat fee billed in advance. Interconnect sales consist of a base fee which includes varying minutes of usage depending on the sales contract plus per minute charges for usage above the contracted amount. Equipment sales and service revenues include equipment sales and installation and maintenance revenues. Other operating revenues

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

include subfleet charges, paging revenues, and other miscellaneous revenues. All revenues are recognized when earned as services are performed.

     The Company obtains customers through referrals from SMR equipment sellers and installers. The Company pays commissions to equipment sellers and installers for customers referred. These commissions are included in selling, general, and administrative expenses in the accompanying statements of operations.

SITE LOCATION COSTS

     Site location costs include telephone interconnect expenses and system maintenance costs as well as site location rentals paid to property owners where the Company's SMR systems are located. Site location costs are paid monthly under agreements which may be canceled with 30 days' notice by either party.

PROPERTY AND EQUIPMENT

     Property and equipment consist substantially of SMR systems and transmission and switching equipment.

     Property and equipment are recorded at cost, less accumulated depreciation, and are depreciated over the estimated useful life of the related asset (15 years for buildings and 5 to 7 years for equipment) using the straight-line method of depreciation. Depreciation expense was $410,573, $490,800, and $711,991 in 1991, 1992, and 1993, respectively.

     The Company removes the cost and accumulated depreciation upon retirement and recognizes the related gain or loss upon the dispositions of assets.

INCOME TAXES

     The Partnership is not considered a taxable entity for federal and state income tax purposes. All taxable income or loss is included in the separate tax returns of the partners in accordance with the terms of the partnership agreement. Accordingly, no provision for income taxes is included in the accompanying financial statements for the operations of the Partnership.

     Transit Sales and Service, Inc. has filed elections with the Internal Revenue Service and certain state taxing authorities to be treated as an S corporation. As an S corporation, Transit Sales and Service, Inc. generally will not be subject to corporate-level taxes on its net income or loss because such income or loss will be attributed to its stockholders.

     In conjunction with the incorporation of the Company, TCC adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires the determination of deferred income taxes using the liability method under which deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

INTANGIBLE ASSETS

     Intangible assets consist of assets acquired in connection with SMR businesses. A summary of intangible assets as of December 31, 1992 and 1993 is as follows:

                                                           1992
                                           -------------------------------------
                                                         ACCUMULATED                   USEFUL
                                              COST       AMORTIZATION     NET           LIVES
                                           ----------    ------------  ---------    -------------
Noncompete agreements....................  $ 3,915,000   $(2,253,711)  $1,661,289   3-5 years
Customer base............................    1,958,000      (400,476)   1,557,524    11 years
FCC licenses.............................    4,289,614      (825,477)   3,464,137    10 years
Consulting agreements....................    1,085,000      (533,435)     551,565    4 years
Goodwill and other.......................    1,371,582      (491,050)     880,532    5-10 years
                                           -----------   -----------   ----------
                                           $12,619,196   $(4,504,149)  $8,115,047
                                           ===========   ===========   ==========

                                                           1993
                                          --------------------------------------
                                                        ACCUMULATED                    USEFUL
                                             COST       AMORTIZATION     NET            LIVES
                                          ----------    ------------  ----------    -------------
Noncompete agreements...................  $ 3,010,000   $(2,063,765)  $   946,235    2-5 years
Customer base...........................    2,685,385      (640,700)    2,044,685    7-11 years
FCC licenses............................   29,110,187    (2,124,431)   26,985,756    10 years
Consulting agreements...................    1,210,000      (911,826)      298,174    3-5 years
Goodwill................................   10,677,706    (1,045,033)    9,632,673    5-10 years
                                          -----------   -----------   -----------
                                          $46,693,278   $(6,785,755)  $39,907,523
                                          ===========   ===========   ===========

     The noncompete agreements, customer base, FCC licenses, and consulting agreements represent the allocated costs of acquired SMR businesses (Note 3). FCC licenses also include the costs of acquiring such licenses from the FCC, primarily legal and consulting costs. The cost and related accumulated amortization of the intangible assets are removed from the books when fully amortized.

     Goodwill represents the remaining cost of acquired SMR businesses. Subsequent to its acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate that the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted net income (or an alternative acceptable measure) over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

INVENTORIES

     Inventories, consisting primarily of two-way radios and related replacement parts, are stated at lower of cost (first-in, first-out method) or market.

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

RESTRICTED CASH

     At December 31, 1992, the Partnership held restricted cash from the sale of Class C limited partnership interests (Note 2) totaling $5,550,000 in an interest-bearing money market account for future operations, growth and expansion of the Partnership's business in accordance with the second amended and restated partnership agreement. Funds, including interest earned, may be withdrawn from the account only with the approval of a majority of the board of directors of Transit, Inc. The restricted cash was utilized during 1993 in connection with the merger with JCC Holdings, Inc. (Note 4).

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with current year presentation.

3.   ACQUISITIONS

     During 1990, Transit, GP entered into agreements to acquire the SMR businesses of Television-Electronics Company d.b.a. Atlanta Communications Company, Jack's Two-Way Radio Service, Inc., Marietta Communications Service, Inc., and McDougald Communications (collectively, the "SMR Businesses").

     On February 8, 1991, Transit, GP assigned its right to acquire the SMR businesses to the Partnership. The acquisitions of the SMR Businesses were completed on February 8, 1991 at a total cost of $9,633,622 and were financed by the sale of $7,000,000 of Class B partnership interests and the establishment of a $6,750,000 long-term bank financing facility (Note 1). The acquisitions were accounted for as a purchase as follows:

          Current assets.............................................    $  148,774
          Property and equipment.....................................     1,063,000
          Intangible assets..........................................     8,321,848
          Other assets...............................................       100,000
                                                                         ----------
          Purchase price.............................................    $9,633,622
                                                                         ==========

     Concurrent with the above transaction, Transit, USA contributed two five-channel SMR systems and intangible assets and related liabilities at historical costs to the Partnership in exchange for Class A limited partnership interests (Note 8).

     On May 23, 1991, the Partnership purchased the SMR business from Southland at a total cost of $960,930. The acquisition was financed in part by the sale of $700,000 of Class B partnership interests (Note 1) and was accounted for as a purchase as follows:

          Property and equipment.......................................    $110,000
          Intangible assets............................................     850,930
                                                                           --------
          Purchase price...............................................    $960,930
                                                                           ========

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

3.   ACQUISITIONS -- (CONTINUED)

     On November 6, 1992, the Partnership purchased ten SMR channels in Jacksonville, Florida, from Eagle Communications at a cost of $993,000. The Partnership also purchased five SMR channels in Jacksonville, Florida, from Crystal Communications at a total cost of $115,000, $75,000 of which had not been paid at December 31, 1992. Legal and other fees incurred in connection with the purchases totaled $44,969 and have been included in the total purchase price. These acquisitions were financed by the sale of $7,550,000 of Class C partnership interests (Note 1) and were accounted for as a purchase as follows:

          Property and equipment.....................................    $  135,000
          Intangible assets..........................................     1,017,969
                                                                         ----------
          Purchase price.............................................    $1,152,969
                                                                         ==========

     On January 28, 1993, the Partnership purchased SMR systems from Baker's Electronics and Communications, Inc. and Network Trunking Systems, Inc. at a cost of $208,000 and $630,000, respectively. Restricted cash was utilized to fund these acquisitions which were accounted for as a purchase as follows:

          Property and equipment.......................................    $175,000
          Intangible assets............................................     663,000
                                                                           --------
          Purchase price...............................................    $838,000
                                                                           ========

     The SMR systems purchased in 1993 are not material to the operating results of the Combined Entities, and pro forma results are not presented.

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

4.   MERGER WITH JCC HOLDINGS, INC.

     On September 2, 1993, TCC Merger Corporation, a wholly owned subsidiary of TCC, merged with and into JCC Holdings, Inc. ("JCC"), which provides SMR services in the Atlanta, Georgia, metropolitan area and the central Florida and Memphis, Tennessee, areas, and JCC became a wholly owned subsidiary of TCC (the "JCC Merger"). In accordance with the agreement and plan of merger by and among JCC, TCC, and TCC Merger Corporation, TCC Merger Corporation acquired all of the outstanding shares of JCC common stock and convertible preferred stock for total cost consideration of $20,302,032 (including $5,000,000 which had been advanced to JCC during the period prior to the acquisition and was forgiven at the date of acquisition) and 777,026 shares of TCC common stock valued at $5,439,182. The JCC Merger was financed by a recapitalization of TCC (Note 10) and was accounted for as a purchase. The total purchase price of $25,888,580, including legal fees totaling $147,366, was allocated as follows:

          Current assets............................................    $   919,529
          Property and equipment....................................      1,271,710
          FCC licenses and other intangible assets..................     24,978,780
          Goodwill..................................................      9,185,000
          Other assets..............................................         39,033
          Current liabilities.......................................     (1,157,555)
          Long-term debt and capital lease obligations, net of
            current portion.........................................       (162,917)
          Deferred taxes............................................     (9,185,000)
                                                                        -----------
          Purchase price............................................    $25,888,580
                                                                        ===========

     The deferred tax assets and liabilities acquired in the JCC Merger are summarized as follows:

          Deferred tax liabilities:
            FCC licenses................................................    $(9,185)
            Other.......................................................       (179)
                                                                            -------
                                                                             (9,364)
                                                                            -------
          Deferred tax assets:
            Net operating loss carryforwards............................      2,926
            Other.......................................................        179
                                                                            -------
               Total deferred tax assets................................      3,105
                                                                            -------
          Valuation allowance...........................................     (2,926)
                                                                            -------
                                                                            $(9,185)
                                                                            =======

     The net operating loss ("NOL") carryforwards acquired in the JCC Merger are subject to substantial limitations under the Internal Revenue Code. Accordingly, no income tax benefit related to these NOLs was recorded.

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

4.   MERGER WITH JCC HOLDINGS, INC. -- (CONTINUED)

     The following unaudited pro forma condensed statement of operations for the year ended December 31, 1993 give effect to the JCC Merger as if it had occurred on January 1, 1993 (in thousands):

          Net revenues..................................................    $ 8,572
                                                                            =======
          Net loss......................................................    $ 8,868
                                                                            =======

5.   BORROWINGS UNDER CREDIT AGREEMENT WITH RELATED PARTY

     On February 8, 1991, the Partnership entered into a $6,750,000 credit agreement (the "Credit Agreement") with Chase Manhattan Bank ("Chase"), a Class B limited partner. The Partnership borrowed $6,425,000 under the Credit Agreement in connection with the acquisition of certain SMR businesses (Note 3) and repaid the $2,436,128 of notes payable outstanding at December 31, 1990. On October 27, 1992, the Credit Agreement was amended to revise the interest rate, the principal repayment schedule, management fee limitations, and the various financial ratios, as defined. The note payable bears interest at Chase's prime rate ("Prime") plus 1.75% or the London Interbank Borrowing Rate ("LIBOR") plus 3%. At December 31, 1992, the Partnership had $14,375 at the Prime rate option and $6,100,000 at the LIBOR rate option which were 7.75% and 6.31%, respectively. On September 3, 1993, the Partnership repaid the borrowings under the Credit Agreement and related accrued interest (Note 4). Concurrently, the Credit Agreement was terminated.

     The borrowings under the Credit Agreement were secured by all of the assets of the Partnership at December 31, 1992.

6.   LONG-TERM DEBT

     Long-term debt as of December 31, 1992 and 1993 consisted of the following:

                                                                 1992         1993
                                                                -------     --------
          Notes payable; interest at varying rates from 10%
            to 14.5% plus principal payable monthly through
            2004............................................    $42,774     $157,419
          Less current maturities of long-term debt.........    (26,868)     (34,261)
                                                                -------     --------
                                                                $15,906     $123,158
                                                                =======     ========

     Maturities of long-term debt as of December 31, 1993 are as follows:

            1994....................................................    $ 34,261
            1995....................................................      11,629
            1996....................................................       9,142
            1997....................................................      10,155
            1998....................................................      11,280
            Thereafter..............................................      80,952
                                                                        --------
              Total.................................................    $157,419
                                                                        ========

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

7.   CAPITAL LEASES

     The Company leases a portion of its equipment under capital leases which expire at various dates through 1997. Following is a schedule of future minimum payments under capital leases, together with the present value, calculated at the Company's incremental borrowing rate at the inception of the leases:

            1994.....................................................    $15,588
            1995.....................................................     11,556
            1996.....................................................     11,556
            1997.....................................................      8,389
                                                                         -------
              Total minimum lease payments...........................     47,089
            Less amount representing interest........................     10,303
                                                                         -------
            Present value of net minimum lease payments..............     36,786
              Less current maturities of capital lease obligations...     10,902
                                                                         -------
            Obligations under capital leases, net of current
              maturities.............................................    $25,884
                                                                         =======

     At December 31, 1993, assets under capital leases had a cost of approximately $53,000 and a net book value of approximately $30,000.

8.   RELATED-PARTY TRANSACTIONS

     The Company provides maintenance services to Transit, USA. Revenues from these services totaled $8,427 and $34,751 in 1991 and 1992, respectively. There were no revenues from these services in 1993.

     The Combined Entities incurred legal expenses during the period from a related party who has a partnership interest in Transit, GP. Such legal expenses totaled approximately $408,000, $40,000, and $250,000 during 1991, 1992, and
1993, respectively.

     The Partnership has a consulting agreement with a limited partner which expired in 1993. The Partnership paid the limited partner $30,000 under this agreement during 1991 and 1992 and $1,250 in 1993.

     The Partnership entered into an interest rate protection agreement with a Class B limited partner at a cost of $73,271 which was capitalized as organizational costs and deferred loan costs and was being amortized over three years. In September 1993, the related credit agreement was repaid (Note 5) and the unamortized portion of the cost was expensed.

     In connection with the February 8, 1991 acquisition, the SMR business of Transit, USA was contributed to the Partnership in a noncash transaction. Transit, USA transferred two five-channel SMR systems and intangible assets at an historical cost of $285,500 and notes payable relating to the SMR systems of $188,456 in exchange for Class A limited partnership interests of $66,883 and forgiveness of an amount due from the Partnership to Transit, USA of $30,161. Transit, GP is a 50% owner (subject to certain preferences and other conditions) of Transit, USA.

9.   PARTNERS' CAPITAL

     Under the partnership agreement, which was amended during 1991 to provide for two classes of limited partners (Class A and Class B), income, gains and losses of the Partnership were allocated between the general partner and Class A and Class B limited partners, and between the limited partners within each class,

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

9.   PARTNERS' CAPITAL -- (CONTINUED)

based upon allocation methods defined in the partnership agreement. Class A limited partners are entitled to a preferred return, as defined, in certain circumstances, from 9% to 12%.

     The partnership agreement was amended during 1992 to provide for an additional class for limited partners (Class C). The partnership agreement, as amended, included the Class C partners in the allocation of income, gain, and losses based on methods defined in the partnership agreement.

     As part of the recapitalization in conjunction with the February 8, 1991 acquisition (Notes 1 and 3), the Partnership sold one of the Class B limited partners a warrant for $1,000. The warrant granted the limited partner the right to purchase additional Class B limited partnership interests representing a Class B capital contribution of $1,222,222 at par which approximated fair value. The warrant was recorded at $1,000, the cash consideration received, and is included in the respective partner's capital account. During 1993, the rights under the warrant were exercised by the limited partner in full and $1,222,222 was contributed by the Partnership to the Company.

10. STOCKHOLDERS' EQUITY

     On March 1, 1993, TCC was incorporated in the state of Georgia and 1,000,000 shares of no par value common stock were issued (Note 1). Subsequently on April 22, 1993, the number of shares was increased to 6,000,000 pursuant to a 5 for 1 stock split, and on August 3, 1993, TCC declared and distributed a stock dividend of 300,000 shares of common stock to the Partnership, the sole stockholder at the date of declaration. On September 1, 1993, TCC entered into a stock purchase agreement (the "Stock Purchase Agreement") with a third party to issue and sell 2,378,289 shares of TCC's common stock at a price of approximately $7.02 per share for proceeds of $16,690,000. Under the Stock Purchase Agreement, TCC was required to pay all reasonable expenses related to the agreement and a $250,000 fee to the purchaser. TCC also entered into a stock and warrant purchase agreement (the "Stock and Warrant Purchase Agreement") with certain limited partners of the Partnership under which such partners purchased 793,463 shares of TCC's common stock at a price of $9.12 per share for an aggregate purchase price of approximately $7,236,400 (the "Stock and Warrant Purchase Price"), generating net proceeds of approximately $6,970,773. In accordance with the Stock and Warrant Purchase Agreement, certain of the limited partners surrendered convertible notes payable totaling $2,500,000, accrued interest of approximately $71,400, and related rights in partial satisfaction of the Stock and Warrant Purchase Price. Additionally, the limited partners were given warrants to purchase 64,601 shares of common stock of TCC at a price of $9.12 per share. The warrants expire five years from the date of grant and can be exercised at any time prior to the expiration date. As of December 31, 1993, none of these warrants have been exercised. A portion of the proceeds from these transactions was utilized to repay outstanding borrowings under the credit agreement with a related party (Note 5).

     Both the Stock Purchase Agreement and the Stock and Warrant Purchase Agreement contain certain covenants which, among other things, restrict the issuance and redemption of debt and equity securities and limit certain investments, capital expenditures, and disposition of assets subsequent of the JCC Merger. In connection with the JCC Merger, JCC issued 777,026 shares of common stock (Note 4). Additionally, during September 1993, 11,513 shares were issued to a certain executive in conjunction with an employment agreement (Note
15).

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

11. COMMITMENTS AND CONTINGENCIES

     The Company has entered into system maintenance contracts renewable on a monthly basis with an equipment manufacturer to provide maintenance for a portion of the Company's SMR equipment. Under these agreements, the Company paid approximately $26,000, $30,000, and $30,000 during 1991, 1992, and 1993, respectively. During 1990, the Company entered into system maintenance contracts renewable on a monthly basis with an affiliate to provide maintenance for substantially all of the Company's SMR equipment. The Company paid approximately $95,900 and $133,000 during 1991 and 1992, respectively, to the affiliate under these agreements.

     The Company has entered into noncancelable operating lease agreements for the use of certain towers and buildings utilized in the operation of the SMR network. These leases vary in length, but all expire in or before 2000. Several of the leases contain provisions whereby lease payments in later years increase based on expenses incurred or revenues generated. During 1991, 1992, and 1993, the Company recorded expenses totaling approximately $198,000, $462,000, and $975,000, respectively, related to these leases. Future minimum rental commitments as of December 31, 1993 are as follows:

            1994...................................................    $  866,000
            1995...................................................       691,000
            1996...................................................       657,000
            1997...................................................       551,000
            1998...................................................       324,000
            Thereafter.............................................       807,000
                                                                       ----------
                                                                       $3,896,000
                                                                       ==========

12. FCC-LICENSED CHANNELS

     The Company operates its SMR systems under licenses from the FCC on certain assigned frequencies. Under the terms of the licenses with the FCC granted prior to April 1993, the Company must meet certain customer loading requirements on each frequency within five years of the granting of the license. If the loading requirements are not met, the FCC may reclaim the channel. Two channels were returned to the FCC in 1992. In management's opinion, all applicable FCC loading requirements will be met by the Company within the time allowed under its remaining licenses, in no case later than April 1997.

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

12. FCC-LICENSED CHANNELS -- (CONTINUED)

     In addition, 20 of the Company's licensed SMR channels are operated by Motorola Communications and Electronics, Inc. under operating agreements which expire from 1997 to 1999. Under these agreements, the Company receives a net fixed fee plus 25% to 30% of the net customer billings related to these channels. The Company received $20,060, $15,560, and $15,720 in net fixed fees for the fiscal years ended December 31, 1991, 1992, and 1993, respectively. Future minimum fixed fees to be received as of December 31, 1993 are as follows:

            1994.....................................................    $15,120
            1995.....................................................     15,120
            1996.....................................................     15,120
            1997.....................................................     14,520
            1998.....................................................      6,540
            Thereafter...............................................      1,300
                                                                         -------
                                                                         $67,720
                                                                         =======

     At December 31, 1993, the Company had licenses for additional channels not yet in service.

13. CONVERTIBLE PROMISSORY NOTES

     During 1993, TCC issued $2,500,000 of 10% convertible promissory notes (the "Convertible Notes") due on demand. The Convertible Notes plus any accrued interest were convertible into redeemable convertible preferred stock of TCC, together with warrants to acquire 625,000 shares of common stock of TCC, at a conversion price of $100 per share of redeemable convertible preferred stock. The Convertible Notes were subsequently utilized by the holders as a part of the consideration to purchase additional common stock of TCC and warrants in connection with the JCC Merger (Note 4).

14. STOCK OPTION PLAN

     On August 17, 1993, the stockholders of TCC approved the stock option plan of Transit Communications Corporation (the "Stock Option Plan"). Under the terms of the Stock Option Plan, the option committee is authorized to grant options to certain key employees to purchase up to 1,016,400 shares of TCC's common stock. The options may be either "incentive stock options" within the meaning of Sections 421, 422, and 424 of the Internal Revenue Code or nonqualified options. The exercise price of options granted is to be determined by the option committee and may not be less than the fair market value of the stock at the date of grant (110% of fair market value for employees who are 10% stockholders). Any options granted are exercisable over a period to be determined by the option committee, not to exceed ten years (five years for options granted to employees who are 10% shareholders).

     Simultaneously, the option committee granted options to purchase 334,100 shares of common stock to certain key employees. The options were granted at an exercise price of $9.12 per share (the estimated fair market value at the date of grant) and vest ratably on a monthly basis beginning at August 1, 1993 over terms ranging from three to four years and expiring five years after the date of grant. The employees may receive additional options through an additional option grant based on the total number of shares issued in connection

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

14. STOCK OPTION PLAN -- (CONTINUED)

with the JCC Merger (Note 4). The additional options have not been determined. At December 31, 1993, 37,580 options have vested and are exercisable. No options were exercised during 1993.

15. EMPLOYMENT AGREEMENTS

     During June and July 1993, TCC entered into employment agreements with certain of its executives. The agreements are for up to 4.5 years and provide for the payments to these executives of up to 150% of their base salaries then in effect plus continuation of certain benefits if (1) the executives are terminated without cause, (2) the executives receive a constructive dismissal, as defined, or (3) there is a change in control, as defined, and the executives voluntarily terminate their employment within six months. The maximum contingent liability under these agreements as of December 31, 1993 is approximately $277,500 and decreases annually.

     In conjunction with these employment agreements, an executive was given options to purchase 11,513 shares of common stock of TCC at a price of $9.12 per share (estimated fair market value at the date of grant) pursuant to a stock bonus plan contained in the employment agreement. During September 1993, the executive exercised these options and acquired 11,513 shares of common stock for total consideration of $105,000.

16. INCOME TAXES

     In conjunction with the incorporation of the Company, TCC adopted SFAS No.
109. SFAS No. 109 requires the determination of deferred income taxes using the liability method under which deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

     As of December 31, 1993, the temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities are as follows (in thousands):

          Deferred tax liabilities:
            FCC licenses (Note 4).......................................    $(8,879)
            Property and equipment......................................       (120)
            Other.......................................................       (195)
                                                                            -------
                                                                             (9,194)
          Deferred tax assets:
            Net operating losses........................................      4,104
            Intangible assets...........................................        177
            Other.......................................................        138
                                                                            -------
                                                                              4,419
                                                                            -------
          Valuation allowance...........................................     (4,104)
                                                                            -------
          Net deferred tax liability....................................    $(8,879)
                                                                            =======

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

16. INCOME TAXES -- (CONTINUED)

     At December 31, 1993, the Company had NOL carryforwards totaling approximately $10,800,000 which expire in various years through 2008, including approximately $7,700,000 of NOL carryforwards acquired in the JCC Merger (Note
4) which are subject to substantial limitations under the Internal Revenue Code. Income tax benefits have not been recorded for any of the NOLs.

     For the year ended December 31, 1993, a reconciliation of the income tax benefits based on the statutory federal income tax rate to the recorded income tax expense is as follows (in thousands):

          Federal income tax benefit at the statutory rate..............    $(1,738)
          State income taxes, net of federal income tax benefit.........       (204)
          Amortization of intangibles, not deductible for tax
            purposes....................................................        494
          Deferred tax benefit due to amortization of FCC licenses (Note
            4)..........................................................        306
          Net operating losses attributable to TCC with no current tax
            benefit.....................................................      1,178
          Net operating losses attributable to the Partnership and Sales
            and Service (an S corporation)..............................        217
          Other.........................................................         53
                                                                            -------
                                                                            $   306
                                                                            =======

17. PROPOSED MERGER WITH DIAL PAGE, INC.

     On September 2, 1993, TCC and its stockholders entered into a plan of merger and plan of reorganization agreement (the "Dial Page Merger Agreement") with Dial Page, Inc. ("Dial Page") and its wholly owned subsidiaries, Dial Merger I, Inc. ("Dial Sub I"), Dial Merger II, Inc., and Advanced MobileComm, Inc. ("AMI"), whereby Dial Sub I, a wholly owned subsidiary of Dial Page, will be merged with and into TCC and TCC will become a wholly owned subsidiary of Dial Page (the "Dial Page Merger"). Dial Page operates SMR, paging, and messaging services primarily in metropolitan areas in the Southeast. In accordance with the Dial Page Merger Agreement, each outstanding share of TCC common stock (other than shares held by dissenting stockholders of TCC) will be converted into the right to receive (1) 9,440,000 shares of Dial Page common stock plus the number of shares of Dial Page common stock equal to the lesser of TCC's cash balance at the closing date or $3,000,000 divided by $27.25, divided by the then-outstanding shares of capital stock of TCC plus (2) the right to purchase 200,000 additional shares of Dial Page common stock at an exercise price per share of $27.25 divided by the then-outstanding shares of capital stock of TCC. The Dial Page Merger will be accounted for as a purchase. The transaction is subject to the approval of the stockholders of Dial Page, the approval of certain regulatory authorities, and certain other conditions as specified in the Dial Page Merger Agreement.

     In connection with the proposed merger, the Partnership is required to dissolve by December 31, 1994 and distribute all shares of Dial Page stock and warrants owned by the Partnership to the respective partners.

     In connection with the transactions contemplated by the Dial Page Merger Agreement, Dial Page, TCC, and AMI formed SMR Southeast Limited Liability Company ("SLLC"), a Delaware limited liability company, to file applications and requests necessary for FCC licenses to operate jointly a wide area digital SMR system in the southeastern United States (collectively, the "Wide Area Filings") and to operate the digital mobile networks pursuant to such licenses. By this arrangement, Dial Page, AMI, and TCC have sought to provide for Wide Area Filings and related matters in a manner consistent with the obligations of the

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

17. PROPOSED MERGER WITH DIAL PAGE, INC. -- (CONTINUED)

parties to the Dial Page Merger Agreement prior to the consummation of the mergers and to provide for utilization of the Wide Area Filings by Dial Page, TCC, and AMI in the event that either or both mergers are not consummated. SLLC has made the Wide Area Filings for the digital FCC licenses in 12 southern states. Waivers from the FCC that would permit Dial Page, AMI, and TCC through SLLC to convert their analog SMR systems to a wide area digital mobile network have been granted, and the FCC has granted individual applications of channels to SLLC in connection with these waivers.

     Dial Page, TCC, and AMI have a 40%, 50%, and 10%, respectively, interest in SLLC. Provisions governing the management and control of SLLC are set forth in the Members Agreement and Agreement Concerning Wide Area Filing ("Members Agreement"). It provides that SLLC's board of directors be comprised of three directors, one designated by each member. A quorum for action by the board requires the presence of all directors. Action by the board generally requires a majority vote, but a unanimous vote is required to effect certain actions, including, among others, matters relating to Wide Area Filings and the determination by the SLLC to pursue businesses unrelated to the Wide Area Filings and the holding and maintaining of the digital FCC licenses and the related digital SMR system.

     Since its formation, SLLC has been inactive and therefore has no separate operations, revenues, or expenses. All activities related to obtaining wide area filing licenses from the FCC have to date been conducted by Transit, Dial Page, and AMI on behalf of SLLC. Through December 31, 1993, Transit has incurred approximately $482,000 of costs, primarily legal and consulting costs, related to the Wide Area Filings pending and/or granted to SLLC. Such amounts are capitalized as license costs in the accompanying balance sheets (Note 2). As of December 31, 1993, the wide area filing licenses are not in service, and accordingly, no amortization of the capitalized license costs is required.

     If the Dial Page Merger is not consummated, the parties have agreed pursuant to the Members Agreement to agree unanimously to continue to conduct their digital SMR operations through SLLC or to establish a separate entity for each of the regional operating areas ("MTAs") within the SLLC's operating area, to divide their digital SMR business by MTA, and to jointly operate these businesses. If the mergers are not consummated, TCC will be unable to construct a digital SMR network itself, and pursuant to the Members Agreement, it will be required to operate its digital SMR business jointly with Dial Page and AMI or through such regional entities (the "Regional Entities").

     If the Dial Page Merger is not consummated, it is uncertain how the digital SMR business of the parties will be operated, and there can be no assurance that the parties will be able to operate the digital SMR business effectively in either SLLC or the Regional Entities. Any decisions regarding the operation of the digital SMR systems through SLLC or through each of the Regional Entities would require the unanimous consent of all of the parties in the case of SLLC or of all of the parties holding an interest in the respective regional entity.

     The digital mobile SMR business involves a high degree of risk, and there can be no assurance as to whether or not it will be economically successful. The construction and implementation of digital mobile SMR networks will require substantial additional debt or equity financing. To date, the Company has obtained the necessary funds required to finance the acquisition of SMR licenses and to finance capital expenditures primarily through the sale of equity interests and long-term secured bank credit facilities. Since inception, the Company has raised approximately $42,000,000 of equity through private placements of limited partnership units, common stock, and warrants. The Company's $6,040,000 in long-term secured debt outstanding to

              TRANSIT COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

     AND CERTAIN ASSETS AND LIABILITIES OF TRANSIT SALES AND SERVICE, INC.

       NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1991, 1992 AND 1993

17. PROPOSED MERGER WITH DIAL PAGE, INC. -- (CONTINUED)

Chase at December 31, 1992 was repaid in 1993. The Company's future capital needs, including the design, implementation, and operation of the digital mobile network, will require substantial additional debt and equity. The Company is relying on the resources and ability of Dial Page following the mergers for its capital requirements. Independent sources of capital have not been identified at the present time, and there can be no assurance that such financing would be available at all or when needed.

     Through December 31, 1993, the Company has been billed for approximately $380,000 in legal fees associated with the Dial Page Merger and the full amount has been accrued and included in deferred merger costs in the accompanying balance sheet. The Company is still discussing the amount of the billings and the related payment terms with its attorneys.

18. LITIGATION

     In November and December 1993, TCC, the Partnership, certain affiliated companies, and certain individuals, including TCC's chairman and chief executive officer (the "TCC Chairman and CEO") were named as defendants in lawsuits filed in federal district court in northern Georgia. The actions alleged that certain parties, including the TCC Chairman and CEO, appropriated opportunities to acquire SMR licenses for C&D Communications, Inc. and its parent, Digital TransService Corporation, corporations of which the TCC Chairman and CEO was formerly president and chief executive officer, and provided these opportunities to themselves and to TCC. The complaints charged that TCC aided and abetted and conspired in the breach of the defendants' fiduciary duties to these companies. In addition to substantial monetary damages and other relief from the defendants, including TCC, the plaintiffs sought to impose a constructive trust on certain SMR interests of TCC and to enjoin the transfer of these interests in the proposed merger with Dial Page (Note 17).

     In a consent order issued by the federal district court for northern Georgia dated February 16, 1994, the plaintiffs and their counsel in the lawsuits agreed that it is in the interests of all parties to have the proposed merger between Dial Page, Inc. and Transit (Note 17) close, and therefore, it was stipulated and ordered that the plaintiffs and their counsel agreed to dismiss (a) any request for injunctive relief against the Dial Page Merger, (b) any request for constructive trust on any of the assets of TCC or the Partnership, and (c) any request for money damages against TCC or the Partnership. TCC and the Partnership were therefore dropped as defendants. The plaintiffs and their counsel also agreed not to seek to amend the complaints in the lawsuits or to file any new actions seeking any such injunctive relief, constructive trust, or monetary damages against TCC or the Partnership. The lawsuits continue against the TCC Chairman and CEO and certain other affiliated companies not involved in the Dial Page Merger. TCC and the Partnership have no indemnification or other agreements regarding these lawsuits with the TCC Chairman and CEO or the affiliated companies, and in the opinion of management, the resolution of these lawsuits will not have a material adverse effect on either TCC, the Partnership, or the Dial Page Merger.

     The Company has expensed $586,000 in legal costs related to the above litigation, which is included in selling, general, and administrative expenses in the accompanying statement of operations. The Company has been billed for such legal fees and the full amount has been accrued at December 31, 1993. The Company is still discussing the amount of the billings and the related payment terms with its attorneys.

                       TRANSIT COMMUNICATIONS CORPORATION
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

                 CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

                                                                                         MARCH 31,      DECEMBER 31,
                                                                                            1994            1993
                                                                                         ----------     ------------
                                                                                                 (UNAUDITED)
                                       ASSETS
CURRENT ASSETS:
  Cash and temporary investments.....................................................   $   465,774     $   520,097
  Trade accounts receivable, net.....................................................       643,789         580,017
  Accounts receivable from related parties...........................................       199,245         160,209
  Inventory, net.....................................................................       352,549         426,954
  Prepaid expenses...................................................................       210,232         259,266
  Other current assets...............................................................       233,075         204,734
                                                                                        -----------     -----------
    Total current assets.............................................................     2,104,664       2,151,277
                                                                                        -----------     -----------
PROPERTY AND EQUIPMENT:
  Land...............................................................................       269,500         269,500
  Buildings..........................................................................       160,129         160,129
  Automobiles and trucks.............................................................        85,578          85,578
  Machinery and equipment............................................................     4,967,557       4,965,755
  Construction in progress...........................................................     1,369,920       1,037,986
                                                                                        -----------     -----------
                                                                                          6,852,684       6,518,948
  Less accumulated depreciation......................................................    (2,155,592)     (1,933,816)
                                                                                        -----------     -----------
    Property and equipment, net......................................................     4,697,092       4,585,132
                                                                                        -----------     -----------
OTHER ASSETS:
  Intangible assets, net.............................................................    38,490,189      39,851,397
  Note receivable from related party, net of current portion.........................       359,454         359,454
  Other..............................................................................       856,910         412,187
                                                                                        -----------     -----------
    Total other assets...............................................................    39,706,553      40,623,038
                                                                                        -----------     -----------
    Total assets.....................................................................   $46,508,309     $47,359,447
                                                                                        ===========     ===========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................................................    $2,076,150     $   411,747
  Accrued expenses...................................................................       184,819       1,332,493
  Capital lease obligation, current portion..........................................         5,895          10,902
  Long-term debt, current portion....................................................       165,404          18,327
                                                                                        -----------     -----------
    Total current liabilities........................................................     2,432,268       1,773,469
                                                                                        -----------     -----------
LONG-TERM DEBT, net of current portion...............................................             0         123,158
                                                                                        -----------     -----------
CAPITAL LEASE OBLIGATION, net of current portion.....................................             0          25,884
                                                                                        -----------     -----------
DEFERRED TAXES.......................................................................     8,649,176       8,878,800
                                                                                        -----------     -----------
COMMITMENTS AND CONTINGENCIES........................................................             0               0
                                                                                        -----------     -----------
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 30,000,000 shares authorized, 10,260,291 shares issued
    and outstanding..................................................................    40,790,647      40,790,647
  Accumulated deficit................................................................    (5,363,782)     (4,232,511)
                                                                                        -----------     -----------
    Total stockholders' equity.......................................................    35,426,865      36,558,136
                                                                                        -----------     -----------
    Total liabilities and stockholders' equity.......................................   $46,508,309     $47,359,447
                                                                                        ===========     ===========

  The accompanying notes are an integral part of these condensed consolidated interim balance sheets.

                       TRANSIT COMMUNICATIONS CORPORATION
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

            CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       -----------------------
                                                                          1994         1993
                                                                       -----------   ---------
                                                                             (UNAUDITED)
NET REVENUES.........................................................  $ 2,354,789   $ 709,238
OPERATING COSTS......................................................    1,309,887     304,512
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES........................      807,589     279,654
DEPRECIATION AND AMORTIZATION........................................    1,606,215     642,661
                                                                       -----------   ---------
     Operating loss..................................................   (1,368,902)   (517,589)
OTHER INCOME (EXPENSES), net.........................................      237,631     (50,626)
                                                                       -----------   ---------
NET LOSS.............................................................  $(1,131,271)  $(568,215)
                                                                       ===========   =========

  The accompanying notes are an integral part of these condensed consolidated interim statements.

                       TRANSIT COMMUNICATIONS CORPORATION
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

            CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       -----------------------
                                                                          1994         1993
                                                                       -----------   ---------
                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................................  $(1,131,271)  $(568,215)
                                                                       -----------   ---------
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
       Depreciation and amortization.................................    1,606,215     642,661
       Changes in operating assets and liabilities:
          Trade accounts receivable, net.............................      (63,772)     11,560
          Accounts receivable from related parties...................      (39,036)    (44,000)
          Inventory..................................................       74,406     (17,223)
          Prepaid expenses...........................................       49,034      27,316
          Other current assets.......................................      (28,341)      3,620
          Accounts payable...........................................    1,664,403     (50,202)
          Accrued expenses...........................................   (1,147,674)    (88,849)
          Deferred taxes.............................................     (229,624)          0
                                                                       -----------   ---------
            Total adjustments........................................    1,885,611     484,883
                                                                       -----------   ---------
            Net cash provided by (used in) operating activities......      754,340     (83,332)
                                                                       -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Receipt of restricted cash.........................................            0     359,200
  Purchase of property and equipment.................................     (333,737)    (62,509)
  Purchase of intangible assets......................................      (23,231)    (35,610)
  Acquisition of specialized mobile radio businesses.................            0    (838,000)
  Deferred costs and other assets....................................      393,154           0
  Change in due from related party...................................     (837,877)          0
                                                                       -----------   ---------
          Net cash used for investing activities.....................     (801,691)   (576,919)
                                                                       -----------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt.......................................       (6,972)          0
                                                                       -----------   ---------
NET DECREASE IN CASH.................................................      (54,323)   (660,251)
CASH, beginning of period............................................      520,097     850,344
                                                                       -----------   ---------
CASH, end of period..................................................  $   465,774   $ 190,093
                                                                       ===========   =========

  The accompanying notes are an integral part of these condensed consolidated interim statements.

                       TRANSIT COMMUNICATIONS CORPORATION
                (FORMERLY TRANSIT COMMUNICATIONS ATLANTA, L.P.)

          NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1994
                                  (UNAUDITED)

1.  BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying unaudited condensed consolidated interim balance sheet as of December 31, 1993 which was derived from audited financial statements (Note
2) and the unaudited condensed consolidated interim financial statements have been prepared by Transit Communications Corporation ("TCC") pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been consolidated or omitted pursuant to such rules and regulations. Although management believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these condensed consolidated interim financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods presented have been made. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1994.

2.  MERGER WITH DIAL PAGE, INC.

     On May 5, 1994, TCC merged with and into Dial Call Communications, Inc. ("Dial Call"), a wholly owned subsidiary of Dial Page, Inc. ("Dial Page"). Previous Dial Page and Dial Call registration statement filings have disclosed the consolidated and combined accounts of TCC and its subsidiaries and certain assets and liabilities of Transit Sales and Service, Inc. (the "Sales and Service Shops") as the business to be merged. However, subsequent to March 31, 1994, the parties to the merger agreed to exclude the Sales and Service Shops from the merger. Accordingly, the condensed consolidated interim financial statements presented herein do not reflect the accounts of the Sales and Service Shops. The audited consolidated combined balance sheets as of December 31, 1992 and 1993 and the related consolidated combined statements of operations, changes in stockholders' equity/partners' capital, and cash flows for each of the three years in the period ended December 31, 1993 have not been restated due to the immateriality of the Sales and Service Shops in relation to the audited consolidated combined financial statements taken as a whole.

                         REPORT OF INDEPENDENT AUDITORS

Shareholder and Board of Directors
Questar Telecom, Inc.

     We have audited the accompanying balance sheet of Questar Telecom, Inc. as of December 31, 1993 and the related statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Questar Telecom, Inc. at December 31, 1993 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Salt Lake City, Utah
March 8, 1994

                             QUESTAR TELECOM, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                           ASSETS
Current assets:
  Cash and short-term investments.................................................  $    539
  Notes receivable................................................................       338
  Accounts receivable, less allowance for bad debts of $63,000....................     3,771
  Accounts receivable from related parties........................................       276
  Inventories.....................................................................     2,311
  Prepaid expenses and other......................................................       595
                                                                                    --------
                                                                                       7,830
Property, plant and equipment:
  Buildings and towers............................................................       796
  Radio equipment.................................................................    11,524
  Furniture and fixtures..........................................................     2,112
  Construction in progress........................................................     1,595
                                                                                    --------
                                                                                      16,027
  Accumulated depreciation........................................................     4,561
                                                                                    --------
                                                                                      11,466
Intangible assets:
  Subscriber base.................................................................     9,117
  Noncompete agreements...........................................................    10,174
  Federal Communication Commission licenses.......................................     1,508
  Other...........................................................................       561
                                                                                    --------
                                                                                      21,360
  Accumulated amortization........................................................     7,867
                                                                                    --------
                                                                                      13,493
                                                                                    --------
                                                                                    $ 32,789
                                                                                    ========

                            LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Acquisition payables -- Note B..................................................  $    622
  Accounts payable and accrued expenses...........................................     3,145
  Accounts payable to related parties.............................................     1,040
  Deferred revenues...............................................................       546
  Current portion of long-term debt...............................................       125
                                                                                    --------
                                                                                       5,478
Long-term debt, less current portion -- Note C....................................       137
Deferred income taxes -- Note G...................................................       168
Commitments and contingencies -- Note E
Shareholder's equity:
  Common stock, par value $1 per share, authorized 1,000,000 shares, 1,000 shares
     issued and outstanding.......................................................         1
  Additional paid-in capital......................................................    39,899
  Accumulated deficit.............................................................   (12,894)
                                                                                    --------
                                                                                      27,006
                                                                                    --------
                                                                                    $ 32,789
                                                                                    ========

                            See accompanying notes.

                             QUESTAR TELECOM, INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                          YEAR ENDED DECEMBER 31, 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues:
  Radio service...................................................................  $  7,299
  Equipment sales, maintenance and rentals........................................    15,458
                                                                                    --------
                                                                                      22,757
Operating costs and expenses:
  Radio service...................................................................     2,264
  Equipment sales, maintenance and rentals........................................    14,906
                                                                                    --------
                                                                                      17,170
                                                                                    --------
                                                                                       5,587
Selling, general and administrative expenses -- Note F............................     6,940
Depreciation of property, plant and equipment.....................................     1,899
Amortization of intangible assets.................................................     3,018
                                                                                    --------
  Operating loss..................................................................    (6,270)
Interest and other income.........................................................       349
Debt expense......................................................................      (449)
                                                                                    --------
  Loss before income taxes........................................................    (6,370)
Income tax credit -- Note G.......................................................     1,280
                                                                                    --------
  Net loss........................................................................    (5,090)
Accumulated deficit at beginning of year..........................................    (7,804)
                                                                                    --------
  Accumulated deficit at end of year..............................................  $(12,894)
                                                                                    ========
Net loss per share................................................................  $ (5,090)
                                                                                    ========

                            See accompanying notes.

                             QUESTAR TELECOM, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

Operating Activities:
  Net loss.........................................................................  $(5,090)
  Depreciation and amortization....................................................    4,917
  Deferred income taxes............................................................     (359)
                                                                                     -------
                                                                                        (532)
  Changes in operating assets and liabilities:
     Accounts receivable...........................................................   (1,265)
     Inventories...................................................................     (702)
     Prepaid expenses and other....................................................     (186)
     Accounts payable and accrued expenses.........................................    3,477
                                                                                     -------
          Net cash provided from operating activities..............................      792
Investing Activities:
  Capital expenditures:
     Purchase of property, plant and equipment and intangible assets...............   (2,931)
     Acquisition of radio operations...............................................   (3,509)
                                                                                     -------
                                                                                      (6,440)
  Decrease in notes receivable.....................................................      477
  Proceeds from disposition of property, plant, and equipment and intangible
     assets........................................................................      258
                                                                                     -------
          Cash used in investing activities........................................   (5,705)
Financing Activities:
  Repayment of long-term debt......................................................     (116)
  Increase in notes payable to Questar.............................................    5,300
                                                                                     -------
          Cash provided from financing activities..................................    5,184
                                                                                     -------
          Change in cash and short-term investments................................      271
Cash and short-term investments at beginning of period.............................      268
                                                                                     -------
Cash and short-term investments at end of period...................................  $   539
                                                                                     =======
Noncash Transaction
  Conversion of notes payable to Questar to common equity..........................  $18,700
                                                                                     =======

                            See accompanying notes.

                             QUESTAR TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS
NOTE A -- ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Questar Telecom, Inc. (the Company) was organized as a wholly owned subsidiary of Questar Corporation (Questar) in 1989. The Company provides specialized mobile radio (SMR) wireless communication services and sells and services mobile radios for business, government and individual customers.

     On October 18, 1993, Questar announced that it had agreed to sell the Company to Nextel Communications, Inc. (Nextel) for common stock of Nextel. The transaction is expected to be completed in the first half of 1994.

     Prior to the agreement with Nextel, Questar had reached an agreement with Advanced MobileComm West, Inc. (AMI), a subsidiary of Fidelity Capital, to combine the Company's operations with those of AMI. This combination was cancelled at the time that Questar and Fidelity Capital agreed to sell their SMR operations to Nextel. The Company has operated AMI's SMR business since October 1993 under an operating agreement. The Company retains the cash flow from the AMI operations except for a fee of 2% of recurring revenues that is paid to AMI.

     CASH AND SHORT-TERM INVESTMENTS -- Short-term investments valued at cost (approximates market), amounted to $915,000 at December 31, 1993. Short-term investments consist of repurchase agreements with maturities of three months or less.

     CREDIT RISK -- The Company's primary market areas are the Pacific Coast and Rocky Mountain regions of the United States. The Company's exposure to credit risk may be impacted by the concentration of customers in these regions due to changes in economic or other conditions. The Company's customers include individuals and industries that may be impacted differently by changing conditions. The Company believes that it has adequately reserved for potential credit-related losses.

     INVENTORIES -- Inventories consist of spare parts and mobile radios held for sale and are stated at the lower of cost or market. Cost for spare parts is determined using the average method and cost for mobile radios is determined using the specific identification method.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. The provision for depreciation is based upon rates that will amortize costs of assets over their estimated useful lives on a straight-line basis. These lives range from three to seven years.

     INTANGIBLE ASSETS -- Intangible assets are recorded at cost and are amortized over their estimated useful lives. Federal Communication Commission licenses are amortized over 25 years, subscriber bases are amortized over 10 years, noncompete agreements are amortized over two to five years, and other intangible assets are amortized over four to ten years.

     REVENUES -- Radio service revenues include base access charges and periodic charges based on utilization. Base access charges are billed in advance and revenue is deferred and recorded in income over the period to which the advance billing relates.

     NET LOSS PER SHARE -- The net loss per share is based on 1,000 shares outstanding during the period.

     POSTEMPLOYMENT BENEFITS -- The Financial Accounting Standards Board issued SFAS No. 112 on accounting for postemployment benefits effective January 1, 1994. The Company has a long-term disability plan for employees; however, no employees are currently receiving benefits under the plan. At the present time the Company does not expect to incur an expense related to SFAS No. 112.

                             QUESTAR TELECOM, INC.

NOTE B -- BUSINESS COMBINATIONS

     The Company acquired the net assets of several SMR companies during the year ended December 31, 1993. All of these acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of operations for the acquired companies are included in the Company's statement of operations from the date of acquisition. Summary information regarding the acquisitions is as follows:

                                                          ACQUISITION     ACQUISITION
                       BUSINESS ACQUIRED                      DATE            COST
                       -----------------                  -----------    --------------
                                                                         (IN THOUSANDS)

        Valley.........................................  June 30, 1993         $1,710
        Various -- 3 transactions......................  Various 1993             558

     The aggregate price was allocated based on fair values as follows (in thousands):

        Intangible assets...................................................  $1,401
        Property, plant and equipment.......................................     865
        Accounts receivable.................................................       2
                                                                              ------
                                                                              $2,268
                                                                              ======

     In December 1993, the Company reached an agreement to acquire the SMR operations of Bell Atlantic-Phoenix for $2,300,000. The transaction will be completed and the purchase price paid at the time that the Federal Communication Commission approves the transfer of licenses. The purchase price will be allocated to intangible assets of $1,451,000 and property, plant and equipment of $849,000. The Company has a management agreement to operate the Bell Atlantic-Phoenix business until the purchase transaction is closed. The Company retains all cash flow from these operations except for a $5,000 monthly payment to Bell Atlantic.

     The following unaudited condensed pro forma information presents the results of operations of the Company as if the acquisitions had occurred on January 1, 1993 (in thousands, except per share amounts):

        Revenues...........................................................  $23,205
                                                                             =======
        Net loss...........................................................  $(5,221)
                                                                             =======
        Net loss per share.................................................  $(5,221)
                                                                             =======

     The pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on January 1, 1993, nor are they necessarily indicative of the results of future operations.

     The Company delays a portion of the payment for some acquisitions pending the transfer of certain licenses. Such payables totaled $622,000 at December 31, 1993.

NOTE C -- DEBT

     The Company borrowed short-term funds from Questar at rates based on an average of Questar's short-term borrowing costs and short-term investment returns. Questar contributed $18,700,000 to the Company in October 1993 by converting notes payable of this amount into common equity.

                             QUESTAR TELECOM, INC.

NOTE C -- DEBT (CONTINUED)

     Long-term debt consists of notes payable to former owners of SMR properties purchased by the Company. These notes have an interest rate of 10% and are due in 1994 and 1996. Future maturities of long-term debt are as follows:

                                                                    (IN
                                                                 THOUSANDS)
                    1994......................................      $125
                    1995......................................       108
                    1996......................................        29

     Cash paid for interest amounted to $449,000 for the year ended December 31, 1993.

NOTE D -- EMPLOYEE SAVINGS PLAN

     The Company has a savings plan for substantially all employees, under which employees can contribute up to 6% of their salary. The employee contribution is matched by a 75% Company contribution. The Company's contribution totaled $98,000 for the year ended December 31, 1993.

NOTE E -- OPERATING LEASES

     The Company leases office facilities, antenna sites and vehicles under agreements that qualify as operating leases for financial reporting purposes. The majority of these leases have renewal options available or continue on a month-to-month basis at the end of the initial lease term. Total lease expense was $1,446,000 for the year ended December 31, 1993.

     Future minimum lease payments under noncancelable operating leases with remaining terms in excess of one year are as follows:

                                                                    (IN
                                                                 THOUSANDS)
                    1994......................................     $  340
                    1995......................................        280
                    1996......................................        147
                    1997......................................         67
                    1998......................................         54
                    Thereafter................................        306
                                                                   ------
                                                                   $1,194
                                                                   ======

NOTE F -- RELATED PARTY TRANSACTIONS

     Questar charged the Company for certain administrative functions amounting to $289,000 for the year ended December 31, 1993. These costs are included in selling, general and administrative expenses and are allocated based on each affiliated company's proportional share of revenues; property, plant and equipment; and labor costs. Management believes that the allocation method is reasonable and that the Company's expenses reflect all the costs of its business. The Company assumed most of the administrative functions previously performed by Questar beginning October 1, 1993.

     Questar Service Corporation is an affiliated company that provides communication and data processing services to the Company. The cost of these services amounted to $255,000 for the year ended December 31, 1993.

                             QUESTAR TELECOM, INC.

NOTE G -- INCOME TAXES

     The components of income tax credits were as follows (in thousands):

                    Federal
                      Current.....................................  $  911
                      Deferred....................................     366
                    State
                      Current.....................................      10
                      Deferred....................................      (7)
                                                                    ------
                                                                    $1,280
                                                                    ======

     The difference between income tax credit and the tax computed by applying the statutory federal income tax rate to loss before income taxes is explained as follows (in thousands):


            Federal income taxes at statutory rate......................  $2,230
            State income taxes, net of federal income tax...............       3
            Impact of change in federal tax rate on deferred income
              taxes.....................................................     (15)
            Estimated nondeductible amortization for current and prior
              years.....................................................    (833)
            Revision of estimates and other.............................    (105)
                                                                          ------
                                                                          $1,280
                                                                          ======

     Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):


          Deferred tax liabilities
              Property, plant and equipment..............................  $ 817
              Other......................................................     59
            Deferred tax assets
              Intangible assets..........................................   (380)
              Alternative minimum tax carryforward.......................   (189)
              Other......................................................   (139)
                                                                           -----
            Net deferred tax liabilities.................................  $ 168
                                                                           =====

     Cash received for income taxes amounted to $1,527,000 for the year ended December 31, 1993.

     The Company is included in the consolidated tax return of Questar. The income tax arrangement between the Company and Questar provided that amounts paid to or received from Questar are substantially the same as would be paid or received by the Company if it had filed a separate return except that the Company was paid currently for tax benefits used in the consolidated tax return even if such benefits would not have been usable had the Company filed a separate tax return.

                             QUESTAR TELECOM, INC.

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                                                    JUNE 30,
                                                                                      1994
                                                                                 --------------
                                                                                 (IN THOUSANDS)
ASSETS
Current Assets:
  Cash.........................................................................     $    810
  Notes receivable.............................................................          200
  Accounts receivable..........................................................        3,141
  Allowance for bad debts......................................................          (67)
  Accounts receivable from affiliates..........................................          629
  Federal income taxes receivable..............................................          204
  Inventories..................................................................        2,449
  Prepaid expenses and other...................................................          470
                                                                                    --------
                                                                                       7,836
Property, plant and equipment:
  Buildings and towers.........................................................          959
  Radio equipment..............................................................       11,516
  Furniture and fixtures.......................................................        2,211
  Construction in progress.....................................................        1,179
                                                                                    --------
                                                                                      15,865
  Accumulated depreciation.....................................................        5,486
                                                                                    --------
                                                                                      10,379
Intangible assets:
  Subscriber base..............................................................        9,117
  Noncompete agreements........................................................       10,174
  Federal Communication Commission licenses....................................        1,551
  Other........................................................................          728
                                                                                    --------
                                                                                      21,570
  Accumulated amortization.....................................................        9,330
                                                                                    --------
                                                                                      12,240
Deferred tax asset.............................................................          208
                                                                                    --------
                                                                                    $ 30,663
                                                                                    ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Acquisition payables.........................................................     $    218
  Accounts payable and accrued expenses........................................        2,585
  Accounts payable to affiliated companies.....................................        1,060
  Deferred revenues............................................................          320
  Current portion of long-term debt............................................           51
                                                                                    --------
                                                                                       4,234
Long-term debt, less current portion...........................................          137
Shareholder's equity
  Common stock.................................................................            1
  Additional paid-in capital...................................................       40,999
  Accumulated deficit..........................................................      (14,708)
                                                                                    --------
                                                                                      26,292
                                                                                    --------
                                                                                    $ 30,663
                                                                                    ========

                            See accompanying notes.

                             QUESTAR TELECOM, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                          1993          1994
                                                                         -------       -------
                                                                         (IN THOUSANDS, EXCEPT
                                                                          PER SHARE AMOUNTS)
Revenues:
  Radio service........................................................  $ 3,100       $ 5,538
  Equipment sales, maintenance and rentals.............................    6,373         8,429
                                                                         -------       -------
                                                                           9,473        13,967
Operating costs and expenses:
  Radio service........................................................      929         1,782
  Equipment sales, maintenance and rentals.............................    6,232         8,152
                                                                         -------       -------
                                                                           7,161         9,934
                                                                         -------       -------
                                                                           2,312         4,033
Selling, general and administrative expenses...........................    2,432         4,167
Depreciation of property, plant and equipment..........................      878         1,118
Amortization of intangible assets......................................    1,495         1,506
                                                                         -------       -------
  Operating loss.......................................................   (2,493)       (2,758)
Interest and other income (expense)....................................      120            55
Debt expense...........................................................     (265)          (13)
                                                                         -------       -------
  Loss before income taxes.............................................   (2,638)       (2,716)
Income tax credit......................................................      976           902
                                                                         -------       -------
  Net loss.............................................................  $(1,662)      $(1,814)
                                                                         =======       =======
Net loss per share.....................................................  $(1,662)      $(1,814)
                                                                         =======       =======

                            See accompanying notes.

                             QUESTAR TELECOM, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                          1993          1994
                                                                         -------       -------
                                                                            (IN THOUSANDS)
Operating activities:
  Net loss.............................................................  $(1,662)      $(1,814)
  Depreciation and amortization........................................    2,373         2,624
  Deferred income taxes................................................                   (376)
                                                                         -------       -------
                                                                             711           434
  Changes in operating assets and liabilities:
     Accounts receivable...............................................     (471)          344
     Federal income taxes receivable...................................      (56)         (204)
     Inventories.......................................................     (674)         (138)
     Prepaid expenses and other........................................      (63)          125
     Accounts payable and accrued expenses.............................      222          (766)
                                                                         -------       -------
  Net cash provided from (used in) operating activities................     (331)         (205)
Investing activities:
  Capital expenditures:
     Purchase of property, plant and equipment.........................   (2,361)         (597)
     Acquisition of radio operations...................................                   (404)
                                                                         -------       -------
  Total capital expenditures...........................................   (2,361)       (1,001)
  (Increase) decrease in notes receivable..............................                    138
  Proceeds (uses) from disposition of property, plant, and equipment
     and intangible assets.............................................       (3)          313
                                                                         -------       -------
  Cash used in investing activities....................................   (2,364)         (550)
Financing activities:
  Contribution from Questar............................................                  1,100
  Issuance of long-term debt...........................................
  Repayment of long-term debt..........................................     (368)          (74)
  Increase in notes payable to Questar.................................    3,100
                                                                         -------       -------
  Cash provided from financing activities..............................    2,732         1,026
                                                                         -------       -------
  Change in cash and short-term investments............................       37           271
Cash and short-term investments at beginning of period.................      268           539
                                                                         -------       -------
Cash and short-term investments at end of period.......................  $   305       $   810
                                                                         =======       =======

                            See accompanying notes.

                             QUESTAR TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 JUNE 30, 1994

NOTE A -- BASIS OF PRESENTATION

     The interim financial statements furnished reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

NOTE B -- SUBSEQUENT EVENT

     On August 4, 1994, Questar Corporation completed the sale of Questar Telecom, Inc. to Nextel Communications.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Advanced MobileComm Inc.:

     We have audited the accompanying combined balance sheet of Advanced MobileComm of Nevada, Inc., Advanced MobileComm of Southern California, Inc. and Advanced MobileComm of Colorado, Inc. (collectively, Advanced MobileComm West) as of December 31, 1993, and the related combined statements of operations, stockholder's equity, and cash flows for the year ended December 31, 1993. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Advanced MobileComm West as of December 31, 1993, and the combined results of its operations and its cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the combined financial statements, for the year ended December 31, 1993, the Advanced MobileComm West reporting entity has been changed to include Advanced MobileComm of Colorado, Inc.

Coopers & Lybrand L.L.P.
Boston, Massachusetts
March 7, 1994

                            ADVANCED MOBILECOMM WEST

                            COMBINED BALANCE SHEETS

                                                                              JUNE 30,       DECEMBER 31,
                                                                                1994             1993
                                                                             -----------     ------------
                                                                             (UNAUDITED)
         ASSETS
Current assets:
  Cash and cash equivalents................................................  $   183,670     $   144,108
  Accounts receivable, net of the allowance for doubtful accounts of
    $14,529 in 1994 and $5,471 in 1993 (Note 4)............................      687,359         862,617
  Rental inventory (Note 5)................................................       87,265         121,346
  Inventory, net (Note 5)..................................................       41,159          54,869
  Deposits.................................................................      375,824         225,807
  Prepaid expenses and other current assets................................       46,979          69,781
                                                                             -----------     -----------
         Total current assets..............................................    1,422,256       1,478,528
Property, plant and equipment, net of accumulated depreciation and
  amortization (Note 6)....................................................    2,233,231       3,799,284
Intangible assets, net of accumulated amortization (Note 7)................    7,322,246       5,695,255
                                                                             -----------     -----------
         Total assets......................................................  $10,977,733     $10,973,067
                                                                             ===========     ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................................      308,209          45,706
  Accrued expenses.........................................................       22,034         118,687
  Deferred compensation (Note 9)...........................................      346,000         346,000
  Deferred revenue (Note 2)................................................       20,004          20,000
  Other current liabilities................................................       10,225          21,202
  Payable to Parent Company (Note 8).......................................      848,114         994,705
  Current portion of notes payable to Parent Company (Note 8)..............       53,336         100,584
                                                                             -----------     -----------
         Total current liabilities.........................................    1,607,992       1,646,884
Other liabilities:
  Notes payable to Parent Company (Note 8).................................           --          15,797
  Other liabilities........................................................           --          10,462
                                                                             -----------     -----------
         Total liabilities.................................................    1,607,922       1,673,143
                                                                             -----------     -----------
Commitments and contingencies (Notes 3 and 10)
  Minority interests (Note 11).............................................      502,107         617,941
                                                                             -----------     -----------
AMI-NV Common stock (25,000 no par voting shares authorized, 12,500 issued
  and outstanding).........................................................           --              --
AMI-SC Common stock (1,000 $1 par voting shares authorized, 1,000 issued
  and outstanding).........................................................        1,000           1,000
AMI-CO Common stock (1,000 $1 par voting shares authorized, 1,000 issued
  and outstanding).........................................................        1,000           1,000
Additional paid-in capital.................................................   16,787,022      14,171,259
AMI-NV Cumulative preferred stock (100 no par shares authorized, 20 issued
  and outstanding).........................................................           --       1,000,000
Accumulated deficit........................................................   (7,921,318)     (6,491,276)
                                                                             -----------     -----------
         Total stockholders' equity........................................    8,867,704       8,681,983
                                                                             -----------     -----------
               Total liabilities and stockholders' equity..................  $10,977,733     $10,973,067
                                                                             ===========     ===========

     The accompanying notes are an integral part of the combined financial statements.

                            ADVANCED MOBILECOMM WEST

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                      YEAR ENDED
                                                           SIX-MONTH PERIODS           DECEMBER
                                                             ENDED JUNE 30,               31,
                                                       --------------------------        1993
                                                          1994            1993        -----------
                                                       -----------     ----------
                                                       (UNAUDITED)     (UNAUDITED)
Revenue:
  Radio service revenue..............................  $   453,351     $1,245,046     $ 2,002,750
  Equipment sales, rentals and maintenance...........      323,342      2,352,805       4,397,538
                                                       -----------     ----------     -----------
          Total......................................      776,693      3,597,851       6,400,288
                                                       -----------     ----------     -----------
Operating costs and expenses:
  Radio service......................................      141,363        302,966         654,659
  Equipment sales, rentals and maintenance...........      181,737      1,328,425       2,619,442
                                                       -----------     ----------     -----------
          Total......................................      323,100      1,631,391       3,274,101
                                                       -----------     ----------     -----------
Gross profit.........................................      453,593      1,966,460       3,126,187
                                                       -----------     ----------     -----------
Other operating costs and expenses:
  Selling, general and administrative................      403,291      1,739,092       3,080,288
  Depreciation and amortization......................    1,227,024      1,079,481       2,292,520
                                                       -----------     ----------     -----------
          Total......................................    1,630,315      2,818,573       5,372,808
                                                       -----------     ----------     -----------
  Operating loss.....................................   (1,176,722)      (852,113)     (2,246,621)
                                                       -----------     ----------     -----------
Other income (expense):
  Interest expense...................................       (5,263)       (13,136)        (18,133)
  Other..............................................       (6,930)       (12,741)        (10,911)
  Minority interest..................................       75,842         68,062         127,257
                                                       -----------     ----------     -----------
          Total......................................       63,649         42,185          98,213
                                                       -----------     ----------     -----------
Loss before income taxes (Note 2)....................   (1,113,073)      (809,928)     (2,148,408)
                                                       -----------     ----------     -----------
Income taxes (Note 2)................................           --             --              --
                                                       -----------     ----------     -----------
Net loss.............................................  $(1,113,073)    $ (809,928)    $(2,148,408)
                                                       ===========     ==========     ===========

     The accompanying notes are an integral part of the combined financial statements.

                            ADVANCED MOBILECOMM WEST

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1993 AND
              THE SIX-MONTH PERIOD ENDED JUNE 30, 1994 (UNAUDITED)

                           AMI-NV          AMI-SC          AMI-CO                         AMI-NV
                        COMMON STOCK    COMMON STOCK    COMMON STOCK   ADDITIONAL     PREFERRED STOCK
                       --------------  --------------  --------------    PAID-IN    -------------------  ACCUMULATED
                       SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT    CAPITAL    SHARES    AMOUNT       DEFICIT         TOTAL
                       ------  ------  ------  ------  ------  ------  -----------  ------  -----------  ------------   -----------
BALANCE -- JANUARY 1,
  1992...............  12,500          1,000   $1,000  1,000   $1,000  $10,847,802     20   $ 1,000,000   $(4,329,668)  $ 7,520,134
Net loss in 1993.....                                                                                      (2,148,408)   (2,148,408)
Additional paid-in
  capital............                                                    3,323,457                                        3,323,457
Preferred dividend...                                                                                         (13,200)      (13,200)
                       ------    --    -----   -----   -----   -----   -----------    ---   -----------   -----------    ----------
BALANCE -- DECEMBER
  31, 1993...........  12,500    --    1,000   1,000   1,000   1,000    14,171,259     20     1,000,000    (6,491,276)    8,681,983
Net loss for the
  six-month period
  ended June 30,
  1994...............                                                                                      (1,113,073)   (1,113,073)
Additional paid-in
  capital............                                                    2,615,763                                        2,615,763
Redemption of
  preferred stock....                                                                 (20)   (1,000,000)                 (1,000,000)
Charge related to
  redemption of
  preferred stock
  (Note 14)..........                                                                                        (155,490)     (155,490)
Preferred dividend...                                                                                        (161,479)     (161,479)
                       ------    --    -----   ------  -----   -----   -----------    ---   -----------   -----------   -----------
BALANCE
  (UNAUDITED) -- JUNE
  30, 1994...........  12,500    --    1,000   $1,000  1,000   $1,000  $16,787,022     --            --   $(7,921,318)  $ 8,867,704
                       ======    ==    =====   ======  =====   ======  ===========    ===   ===========   ===========   ===========

     The accompanying notes are an integral part of the combined financial statements.

                            ADVANCED MOBILECOMM WEST

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                    SIX-MONTH PERIODS
                                                                     ENDED JUNE 30,             YEAR ENDED
                                                               ---------------------------     DECEMBER 31,
                                                                  1994            1993             1993
                                                               -----------     -----------     ------------
                                                               (UNAUDITED)     (UNAUDITED)
Cash flows from operations:
  Net loss...................................................  $(1,113,073)    $  (809,928)    $(2,148,408)
  Adjustments required to reconcile net loss to net cash from operating activities:
    Minority interest........................................      (75,842)        (68,062)       (127,257)
    Depreciation and amortization............................    1,277,024       1,079,481       2,292,520
    Provisions for inventory obsolescence and bad debts......        5,187          36,220          65,916
    Other noncash income items, net..........................      (18,565)         (8,098)         (9,339)
    Change in assets and liabilities:
      Decrease (increase) in:
         Accounts receivable.................................      166,200        (569,222)       (345,160)
         Inventory...........................................       34,081        (214,701)        432,270
         Rental inventory....................................       13,710         (47,117)        (28,626)
         Prepaid expenses and other current assets...........       22,802         (29,798)         (3,634)
      Increase (decrease) in:
         Accounts payable....................................      262,503         111,551        (107,014)
         Accrued expenses....................................      (96,653)        (53,853)        (39,899)
         Other liabilities...................................      (21,439)         (7,302)        (32,009)
         Payable to Parent Company...........................     (146,591)         86,280         257,167
         Amounts due to sellers..............................           --        (349,535)       (485,000)
         Deferred liabilities................................            4         (30,292)        215,704
                                                                ----------     -----------     -----------
           Net cash (used) provided by operating
             activities......................................      259,347        (874,376)        (62,769)
                                                                ----------     -----------     -----------
Cash flows from investing activities:
  Capital expenditures:
    Additions to property, plant and equipment...............     (157,039)       (680,202)     (1,202,827)
    Additions to intangibles.................................   (2,422,175)       (165,113)     (2,715,113)
    Deposits on acquisitions.................................      (31,810)        370,506         259,193
    Proceeds from sale of property, plant and equipment......           --          22,154          26,312
                                                               -----------     -----------     -----------
           Net cash used by investing activities.............   (2,611,024)       (452,655)     (3,632,435)
                                                               -----------     -----------     ------------
Cash flows from financing activities:
  Notes payable to Parent Company............................      (63,045)        (33,046)        (59,216)
  Notes payable..............................................           --         (33,569)        (50,458)
  Additional paid-in capital.................................    2,615,763       1,394,511       3,323,457
  Minority interests.........................................           --              --         350,000
  Dividends paid.............................................     (161,479)        (13,200)        (13,200)
                                                               -----------     -----------     -----------
           Net cash provided by financing activities.........    2,391,239       1,314,696       3,550,583
                                                               -----------     -----------     -----------
Net increase (decrease) in cash and cash equivalents.........       39,562         (12,335)       (144,621)
Cash and cash equivalents, beginning of year.................      144,108         288,729         288,729
                                                               -----------     -----------     -----------
Cash and cash equivalents, end of year.......................  $   183,670     $   276,394     $   144,108
                                                               ===========     ===========     ===========
Supplemental disclosure for cash flows:
  Interest paid..............................................  $        --     $    10,521     $    20,214
                                                               ===========     ===========     ===========

     The accompanying notes are an integral part of the combined financial statements.

                            ADVANCED MOBILECOMM WEST

                     NOTES TO COMBINED FINANCIAL STATEMENTS
               (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIODS
                   ENDED JUNE 30, 1994 AND 1993 IS UNAUDITED)

1.  SUMMARY OF BUSINESS OPERATIONS:

     Advanced MobileComm West ("AMI West" or the "Company") is comprised of Advanced MobileComm of Nevada, Inc. ("AMI-NV"), Advanced MobileComm of Southern California, Inc. ("AMI-SC") and Advanced MobileComm Colorado, Inc. ("AMI-CO"), all majority-owned subsidiaries of Advanced MobileComm, Inc. ("AMI"), which is itself ultimately a wholly owned subsidiary of FMR Corp. ("Parent Company"). The financial statements of AMI-NV, AMI-SC and AMI-CO have been combined in contemplation of the transaction described in Note 13. AMI West operates and acquires specialized mobile radio ("SMR") systems throughout the Southern California, Nevada and Colorado areas, and performs sales and servicing of two-way radio equipment. AMI West also sells, leases, services and operates pager systems. As of June 30, 1994 certain assets of AMI-NV and AMI-SC are being operated under management agreements as identified in Note 4.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation

     The combined financial statements of AMI West, as of December 31, 1993, include the combined accounts of AMI-NV, AMI-SC and AMI-CO. AMI-SC owns a controlling interest in a 50% joint venture with an otherwise unrelated party which has been consolidated. All intercompany transactions have been eliminated. As of June 30, 1994 AMI-SC purchased the remaining 50% of the joint venture from the third party.

     As of December 31, 1993 the Advanced MobileComm West reporting entity has been changed, for the year ended December 31, 1993, to also include the accounts of Advanced MobileComm of Colorado, Inc. The AMI-CO accounts were combined with AMI-NV and AMI-SC in contemplation of the merger discussed in Note 13. The AMI-CO net loss, on a separate entity basis, was $455,894, for the year ended December 31, 1993.

     Although the financial statements are presented on a combined basis, the assets of AMI-NV, AMI-SC and AMI-CO, individually, are not available to satisfy the obligations of the other entities.

     Cash and Cash Equivalents

     Cash and cash equivalents include currency on hand and on deposit in commercial banks.

     Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost. Depreciation is provided over the estimated useful life of each class of property, plant and equipment using the straight-line method as follows:

            Buildings and leasehold improvements........................  5 - 25years
            Office equipment, furniture and fixtures....................    5
            Communication equipment.....................................    5
            Automobiles.................................................    3
            Computer equipment..........................................    3

     Leasehold improvements are amortized over the shorter of their useful life or the life of the related lease.

     Maintenance, repairs and renewals, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Upon retirement or other disposition, the cost

                            ADVANCED MOBILECOMM WEST

               (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIODS
                   ENDED JUNE 30, 1994 AND 1993 IS UNAUDITED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

and related depreciation are eliminated from the accounts and any resulting gain or loss is included in operating income.

     Intangible Assets

     Intangible assets are stated at cost and are amortized over their estimated useful lives using the straight-line method as follows:

            FCC licenses.................................................    25 years
            Non compete agreements.......................................  3 - 5
            Customer lists...............................................     4
            Trade names..................................................     4
            Goodwill.....................................................    40

     In addition, organizational costs have been capitalized and are being amortized over 40 years. Organizational costs include attorney's fees for drafting corporate charters, bylaws and purchase and sale agreements, as well as independent appraisal and incorporation fees.

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) cost method except for mobile radios. The cost of mobile radios is determined using the specific identification method.

     Rental Inventory

     Rental inventory consists of equipment leased to customers. The equipment is depreciated over a three-year period.

     Income Taxes

     The Company is included in the consolidated federal and certain state income tax returns filed by FMR Corp. The Company's tax losses have been utilized in the consolidated tax returns of its Parent Company; however, no tax benefits for such losses have been, or will be, allocated to the Company.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 109 (Statement 109), "Accounting for Income Taxes." Through December 31, 1992, the Company accounted for income taxes under APB Opinion No. 11, "Accounting for Income Taxes."

     Effective January 1, 1993, FMR Corp. and the Company adopted Statement 109. Statement 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax and financial reporting bases. Temporary differences as of January 1, 1993 are primarily attributable to differences in accounting for bad debts and differences in depreciation and amortization. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. For the year ended December 31, 1993, these differences are not material to the financial statements taken as a whole.

                            ADVANCED MOBILECOMM WEST

               (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIODS
                   ENDED JUNE 30, 1994 AND 1993 IS UNAUDITED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     Adoption of this Statement did not have a material impact on the Company's financial position or results of operations as of January 1, 1993 or December 31, 1993.

     Revenue Recognition

     Recurring airtime revenues include base access charges and periodic charges for utilization of radio channels. Base access charges are billed in advance, revenue is recorded when earned, unearned amounts are recorded as deferred revenue. Revenue for SMR equipment sales is recognized upon installation and customer acceptance. Revenue received under maintenance contracts is recognized ratably over the life of the contract. Revenue from management agreements is recognized in the period in which the services were provided.

     Interim Financial Information

     In the opinion of management, the unaudited interim financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of June 30, 1994 and the results of its operations and cash flows for the six-month periods ended June 30, 1993 and 1994. The results of operations for the six-month periods ended June 30, 1993 and 1994 are not necessarily indicative of the results to be expected for the full year.

3.  BUSINESS COMBINATIONS:

     During the year ended December 31, 1993, AMI West acquired a SMR operation (Mobile Communications, Inc.) for an acquisition cost of $3,106,132. During the six-month period ended June 30, 1994 AMI West acquired the remaining 50% in Elsinore Peak Partners for an acquisition cost of $200,000, Mountain Relay Company for an acquisition cost of $2,000,000 and exercised certain buyouts of management agreements to acquire FCC licenses in the amount of $339,335.

     The aggregate price was allocated based upon fair values as follows:

                                                              SIX-MONTH
                                                             PERIOD ENDED         YEAR ENDED
                                                            JUNE 30, 1994      DECEMBER 31, 1993
                                                            --------------     -----------------
    Working capital.......................................    $   49,160          $    79,000
    Property, plant and equipment.........................        77,000              510,000
    Customer lists........................................       300,000              362,000
    Non compete agreements................................       200,000              668,000
    FCC licenses..........................................     1,913,175            1,424,000
    Goodwill and other intangibles........................            --               63,132
                                                              ----------          -----------
    Total net assets acquired.............................    $2,539,335          $ 3,106,132
                                                              ==========          ===========

     The following unaudited condensed pro forma information presents the results of operations of AMI West as if the significant acquisitions had occurred on January 1, 1993.

                                                              SIX-MONTH
                                                             PERIOD ENDED         YEAR ENDED
                                                            JUNE 30, 1994      DECEMBER 31, 1993
                                                            --------------     -----------------
    Net sales.............................................   $ 7,368,182         $ 6,735,930
                                                             ===========         ===========
    Net (loss)............................................   $(2,596,085)        $(2,433,161)
                                                             ===========         ===========

                            ADVANCED MOBILECOMM WEST

               (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIODS
                   ENDED JUNE 30, 1994 AND 1993 IS UNAUDITED)

3.  BUSINESS COMBINATIONS: (CONTINUED)

     The unaudited pro forma results disclosed above are not necessarily indicative of the actual results of operations that would have occurred had this business combination occurred at the beginning of the year in which the acquisition was consummated, as well as at the beginning of the immediately preceding period, nor are they intended to indicate results that may occur in the future.

     During the year ended December 31, 1993, the Company entered into definitive Purchase and Sale Agreements and letters of intent to acquire the net assets of other SMR companies, for a total purchase price of approximately $4,200,000, which is expected to be paid in cash. The acquisitions are contingent on federal regulatory approval. The acquisition price can be adjusted if certain requirements in the purchase and sale agreements are not met. As of June 30, 1994, approximately $1,685,665 of these acquisitions are still pending. In certain cases the Company has entered into management agreements with the potential acquirees whereby the Company performs certain management services for the assets being acquired.

4.  MANAGEMENT AGREEMENT:

     As of October 1, 1993 AMI, AMI-NV and AMI-SC entered into management agreements (the "agreements") with a third party for the management of certain assets of AMI-NV and AMI-SC. The term of the agreements is from October 1, 1993 until the closing of the pending merger, as discussed in Note 13, or if the closing of the merger does not occur, the agreements will terminate in accordance with the terms of each agreement. The agreements were amended December 10, 1993 when the manager was changed to Questar Telecomm, Inc. ("QTI").

     Under the agreements, QTI performs management services, including SMR license operation, administration and collection of customer accounts and payment of operational expenses, of the AMI-NV 800MgHz SMR licenses and the AMI-SC 800MgHz licenses. QTI performs management services and pays 100% of operational expenses and retains 98% of gross revenues attributable to the AMI-NV and AMI-SC 800MgHz facilities and licenses. Under the agreements, the net amount due from QTI is settled on a quarterly basis.

     As of October 1, 1993 QTI purchased from the Company, pursuant to the agreements, all trade accounts receivable and inventory net of trade accounts payable of AMI-NV and AMI-SC. The amount due from QTI to the Company from the acquisition of these assets of $981,371 and $716,615, net of management fees and other items, is included in accounts receivable as of December 31, 1993 and June 30, 1994, respectively.

5.  INVENTORY:

     Inventory consists of the following at June 30, 1994 and December 31, 1993:

                                                                        1994        1993
                                                                       -------     -------
    Equipment (radio and paging).....................................  $22,348     $48,380
    Service parts....................................................   25,907       8,589
                                                                       -------     -------
              Total gross inventory..................................   48,255      56,969
                                                                       -------     -------
    Less: allowance for excess and obsolete inventory................   (7,096)     (2,100)
                                                                       -------     -------
              Net inventory..........................................  $41,159     $54,869
                                                                       =======     =======

     Rental inventory consists of equipment leased to customers. This equipment is depreciated over a three-year period. Rental inventory was $87,265, net of accumulated depreciation of $172,012, and $121,346, net of accumulated depreciation of $196,368, at June 30, 1994 and December 31, 1993, respectively.

                            ADVANCED MOBILECOMM WEST

               (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIODS
                   ENDED JUNE 30, 1994 AND 1993 IS UNAUDITED)

6.  PROPERTY, PLANT AND EQUIPMENT:

     Balances of major classes of assets, recorded at cost and depreciated or amortized on a straight-line basis, and the related accumulated depreciation and amortization balances at June 30, 1994 and December 31, 1993:

                                                                   1994            1993
                                                                -----------     -----------
    Land......................................................                  $   325,457
    Buildings and leasehold improvements......................  $   900,987         900,987
    Office and computer equipment.............................      456,717         455,250
    Communication equipment...................................    2,991,056       4,071,756
    Automobiles...............................................      180,246         198,843
    Furniture and fixtures....................................      159,633         161,250
    Construction in progress..................................      102,731         268,555
                                                                -----------     -----------
              Total, gross....................................    4,791,370       6,382,098
    Less accumulated depreciation and amortization............   (2,558,139)     (2,582,814)
                                                                -----------     -----------
              Total, net......................................  $ 2,233,231     $ 3,799,284
                                                                ===========     ===========

     Depreciation and amortization expense on property, plant and equipment for the six-month period ended June 30, 1994 and the years ended December 31, 1993, was $473,646 and $1,041,615, respectively.

7.  INTANGIBLE ASSETS:

     Intangible assets consist of the following items, recorded at cost and amortized on a straight-line basis, at June 30, 1994 and December 31, 1993:

                                                                   1994            1993
                                                                -----------     -----------
    Customer lists and trade names............................  $ 2,878,300     $ 2,578,300
    Non compete agreements....................................    3,038,710       2,838,710
    FCC licenses..............................................    5,339,417       3,456,786
    Goodwill and other intangibles............................      245,568         245,568
                                                                -----------     -----------
              Total, gross....................................   11,501,995       9,119,364
    Less accumulated amortization.............................   (4,179,749)     (3,424,109)
                                                                -----------     -----------
              Total, net......................................  $ 7,322,246     $ 5,695,255
                                                                ===========     ===========

     Included in other intangibles are organizational costs and attorneys' fees for drafting corporate charters, bylaws and purchase and sale agreements, independent appraisal fees and incorporation fees.

     Amortization expense on intangible assets was $753,378 and $1,250,905 for the six-month period ended June 30, 1994 and the year ended December 31, 1993, respectively.

8.  RELATED PARTY TRANSACTIONS:

     Notes payable due to AMI, related to the acquisition of certain site equipment, as of June 30, 1994 and December 31, 1993 were $53,336 and $116,381, respectively. These notes bear interest at fixed rates of 8.5% and 9% per annum. Related party interest expense was $6,930 and $7,216 for the six-month period ended

                            ADVANCED MOBILECOMM WEST

               (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIODS
                   ENDED JUNE 30, 1994 AND 1993 IS UNAUDITED)

8.  RELATED PARTY TRANSACTIONS: (CONTINUED)

June 30, 1994 and the year ended December 31, 1993, respectively. Scheduled principal repayments of notes payable to parent are as follows:

        Six-month period ending December 31, 1994..........................  $58,359
        Year ending December 31, 1995......................................   15,797
                                                                             -------
                                                                             $74,151
                                                                             =======

     Also included in liabilities are current payables to the AMI amounting to $848,114 and $994,705 as of June 30, 1994 and December 31, 1993, respectively, related to the funding of normal operations. These amounts payable are due on demand. For the six-month period ended June 30, 1994 and the year ended December 31, 1993 AMI paid in additional capital to the Company of $2,619,763 and $3,323,457, respectively, which was primarily used by the Company for acquisitions of certain SMR assets.

9.  DEFERRED COMPENSATION:

     On June 14, 1990, AMI West entered into employment agreements with two officers of the Company. Under the terms of these agreements, $25,000 in compensation to each officer, $50,000 in aggregate, is deferred for each of the years ended December 31, 1993, 1992 and 1991. AMI West recognized $50,000 in expense related to these deferred compensation arrangements in each of these years. The accrued deferred compensation balance is due to each officer as of December 31, 1993. At December 31, 1993, $150,000 was accrued for deferred compensation related to this agreement. In addition, in conjunction with the officers' termination of employment with the Company on October 1, 1993, the Company recognized an additional $196,000 in compensation to the above two officers in accordance with the terms of the respective employment agreements.

10.  LEASES:

     The Company leases various equipment and office facilities under operating leases.

     Leases for sites on buildings or mountaintops for radio transmission equipment are generally month to month and cancelable on short notice.

     Future minimum lease payments under operating leases that have initial noncancelable lease terms, exceeding one year, for the six-month period ending December 31, 1994 and fiscal years ending thereafter are as follows:

        Six-month period ended December 31, 1994.........................  $  230,884
        Year ending December 31,
             1995........................................................     357,725
             1996........................................................     322,964
             1997........................................................     229,009
             1998........................................................     206,509
             Thereafter..................................................   1,328,809
                                                                           ----------
        Total............................................................  $2,675,900
                                                                           ==========

     Total rental expense under noncancelable operating leases was $230,884 and $416,490 for the six-month period ended June 30, 1994 and the year ended December 31, 1993, respectively.

                            ADVANCED MOBILECOMM WEST

               (INFORMATION WITH RESPECT TO THE SIX-MONTH PERIODS
                   ENDED JUNE 30, 1994 AND 1993 IS UNAUDITED)

11.  MINORITY INTERESTS:

     As of December 31, 1993, minority interests represent the minority stockholders' proportionate share of the equity in AMI West which represents approximately 10% of the outstanding common stock in AMI-NV and an insignificant amount of the equity in AMI-SC. During the six-month period ended June 30, 1994 the Company purchased the minority interest in AMI-SC. During the year ended December 31, 1993 the AMI-NV minority stockholders contributed $350,000 to fund certain SMR asset acquisitions by AMI-NV.

12.  CONCENTRATION OF CREDIT RISK:

     Financial instruments which potentially subject AMI West to concentrations of credit risk consist principally of customer receivables.

13.  ACQUISITION AGREEMENT:

     In October 1993, AMI entered into an agreement to exchange all of the outstanding stock of the Company with Nextel Communications, Inc. ("Nextel") in exchange for shares of Nextel common stock. This transaction occurred on August 4, 1994.

14.  REDEMPTION OF PREFERRED STOCK:

     On January 18, 1994 the Preferred Stockholder redeemed its outstanding Preferred Stock (including accrued dividends) in exchange for certain assets of the Company. The excess of the book value of the assets exchanged over the value of preferred stock (including accrued dividends) was charged to stockholders equity.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                     AMERICAN MOBILE SYSTEMS INCORPORATED,
                          NEXTEL COMMUNICATIONS, INC.

                                      and

                     MOBILE COMMUNICATIONS OF FLORIDA, INC.

                           Dated as of April 25, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE I.  MERGER.....................................................................   A-1

   1.1      Merger.....................................................................   A-1
   1.2      Effective Time.............................................................   A-1
   1.3      Certificate of Incorporation and By-Laws...................................   A-1
   1.4      Directors and Officers.....................................................   A-1

ARTICLE II.  CONVERSION OF AMS COMMON STOCK............................................   A-2

   2.1      Conversion of Stock........................................................   A-2
   2.2      Adjustments................................................................   A-2
   2.3      Assumption of Employee Stock Options.......................................   A-3
   2.4      Exchange Agent.............................................................   A-4
   2.5      Exchange of Certificates...................................................   A-4
   2.6      Notice of Exchange.........................................................   A-4
   2.7      Payment of Dividends.......................................................   A-4
   2.8      Transfer...................................................................   A-5
   2.9      Distribution with Respect to Unexchanged Certificates......................   A-5
  2.10      Fractional Shares..........................................................   A-5
  2.11      Rule 145 Legending.........................................................   A-5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF AMS....................................   A-5

   3.1      Corporate Status, etc. ....................................................   A-5
   3.2      Power and Authority........................................................   A-6
   3.3      Consents/Approvals; Enforceability.........................................   A-6
   3.4      Compliance with Laws.......................................................   A-7
   3.5      Financial Statements.......................................................   A-8
   3.6      Capitalization.............................................................   A-8
   3.7      No Pending or Threatened Actions...........................................   A-9
   3.8      No Defaults................................................................   A-9
   3.9      No Material Adverse Change.................................................   A-9
  3.10      Title to Properties; Encumbrances..........................................   A-9
  3.11      Intellectual Property......................................................  A-10
  3.12      Brokers....................................................................  A-10
  3.13      Taxes......................................................................  A-10
  3.14      Materially Correct.........................................................  A-11
  3.15      Regulatory Matters.........................................................  A-11
            (a) Definitions............................................................  A-11
            (b) License Information....................................................  A-12
            (c) Condition of Systems...................................................  A-12
            (d) Fees; License Compliance...............................................  A-12
            (e) Management Agreements..................................................  A-13
            (f) Wide-Area System Application...........................................  A-13
  3.16      Proxy Statement/Prospectus.................................................  A-13
  3.17      Non-Contravention..........................................................  A-13
  3.18      Third-Party Investment Rights..............................................  A-14
  3.19      Related Party Transactions.................................................  A-14
  3.20      Transactions Not in the Ordinary Course....................................  A-14

                                                                                         PAGE
                                                                                         ----
  3.21      Employee Benefit Matters...................................................  A-14
  3.22      Registration Rights........................................................  A-16
  3.23      Certain Contracts..........................................................  A-16

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF NEXTEL AND NEWCO........................  A-17

   4.1      Corporate Status, etc. ....................................................  A-17
   4.2      Power and Authority........................................................  A-17
   4.3      Consents/Approvals; Enforceability.........................................  A-17
   4.4      Compliance with Laws.......................................................  A-18
   4.5      Financial Statements.......................................................  A-18
   4.6      Capitalization.............................................................  A-19
   4.7      No Pending or Threatened Actions...........................................  A-19
   4.8      No Defaults................................................................  A-19
   4.9      No Material Adverse Change.................................................  A-20
  4.10      Title to Properties; Encumbrances..........................................  A-20
  4.11      Intellectual Property......................................................  A-20
  4.12      Brokers....................................................................  A-20
  4.13      Taxes......................................................................  A-20
  4.14      Materially Correct.........................................................  A-20
  4.15      Regulatory Matters.........................................................  A-21
            (a) License Information....................................................  A-21
            (b) Other Regulatory Matters...............................................  A-21
            (c) Wide-Area System Application...........................................  A-21
  4.16      Proxy Statement/Prospectus.................................................  A-21
  4.17      Non-Contravention..........................................................  A-22

ARTICLE V.  COVENANTS OF AMS...........................................................  A-22

   5.1      Conduct of AMS Pending the Closing.........................................  A-22
   5.2      SEC Registration...........................................................  A-23
   5.3      Stockholder Approval.......................................................  A-24
   5.4      Covenants of AMS Prior to the Closing......................................  A-24
   5.5      No Solicitation............................................................  A-25
   5.6      Affiliates.................................................................  A-25
   5.7      Warrant and Option Holders, Etc. ..........................................  A-25
   5.8      Vote of AMS Directors and Officers.........................................  A-25
   5.9      No Subsidiaries............................................................  A-25

ARTICLE VI.  COVENANTS OF NEWCO AND NEXTEL.............................................  A-25

   6.1      Conduct of Nextel Prior to the Closing.....................................  A-25
   6.2      SEC Registration...........................................................  A-25
   6.3      Current Public Information.................................................  A-26
   6.4      NASDAQ Listing.............................................................  A-26
   6.5      Indemnification............................................................  A-26

ARTICLE VII.  JOINT COVENANTS..........................................................  A-28

   7.1      Confidentiality............................................................  A-28
   7.2      State Takeover Statutes....................................................  A-28
   7.3      FCC Filings................................................................  A-28

                                                                                         PAGE
                                                                                         ----
   7.4      Related Nextel Stock Issuance..............................................  A-28
   7.5      Support of Transactions....................................................  A-29
   7.6      Antitrust Filing...........................................................  A-29
   7.7      Substitution of Subsidiary or Successor Company............................  A-29
   7.8      Stock Purchase Agreement...................................................  A-29
   7.9      Nextel Vote of AMS Shares..................................................  A-30
  7.10      Transfer of AMS Common Stock by Nextel.....................................  A-30

ARTICLE VIII.  CLOSING.................................................................  A-30

   8.1      Filing.....................................................................  A-30
   8.2      Closing....................................................................  A-31

ARTICLE IX.  CONDITIONS TO OBLIGATIONS.................................................  A-31

   9.1      Conditions to Obligations of Nextel, Newco and AMS.........................  A-31
   9.2      Conditions to Obligations of Nextel and Newco..............................  A-32
   9.3      Conditions to the Obligations of AMS.......................................  A-33

ARTICLE X.  DEFINITIONS................................................................  A-33

  10.1      Defined Terms..............................................................  A-33
  10.2      Other Definitional Provisions..............................................  A-37

ARTICLE XI.  TERMINATION/EFFECTIVENESS.................................................  A-37

  11.1      Termination................................................................  A-37
  11.2      Effect.....................................................................  A-38

ARTICLE XII.  MISCELLANEOUS............................................................  A-39

  12.1      Communications.............................................................  A-39
  12.2      Non-Waiver of Remedies and Actions.........................................  A-39
  12.3      Headings...................................................................  A-39
  12.4      Counterparts...............................................................  A-39
  12.5      Successors and Assigns.....................................................  A-39
  12.6      Enforceability.............................................................  A-39
  12.7      Law Governing..............................................................  A-39
  12.8      Communications Act.........................................................  A-39
  12.9      Expenses...................................................................  A-39
 12.10      Entire Agreement...........................................................  A-39
 12.11      Publicity..................................................................  A-40
 12.12      Specific Performance.......................................................  A-40
 12.13      Amendments.................................................................  A-40
 12.14      Third-Party Beneficiaries..................................................  A-40

                        TABLE OF AMENDMENTS AND ANNEXES

  Annex A       Form of Restrictive Legend
  Annex B       Form of Rule 145 Affiliate Agreement

  Amendment No. 1 to Merger Agreement.

                          AGREEMENT AND PLAN OF MERGER

     Agreement and Plan of Merger dated as of April 25, 1995 ("Agreement") by and among NEXTEL Communications, Inc., a Delaware corporation ("Nextel"), American Mobile Systems Incorporated, a Delaware corporation ("AMS") and Mobile Communications of Florida, Inc., a Delaware corporation and a wholly-owned subsidiary of Nextel ("Newco").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of Nextel, Newco and AMS have each determined that it is in the best interests of their respective stockholders for Newco to merge with and into AMS upon the terms and subject to the conditions set forth herein;

     WHEREAS, the respective Boards of Directors of Newco and AMS have each approved the merger of Newco with and into AMS, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for Federal income tax purposes, it is intended that the merger of Newco into AMS qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

                               ARTICLE I.  MERGER

     1.1 Merger. At the Effective Time (as hereinafter defined), Newco shall be merged with and into AMS in accordance with the provisions of Section 251 of the Delaware General Corporation Law ("DGCL") and the separate corporate existence of Newco shall thereupon cease (the "Merger"). AMS shall be the surviving corporation (the "Surviving Corporation") and shall be governed by the laws of the State of Delaware.

     1.2 Effective Time. As soon as practicable following the satisfaction (or, to the extent permitted by law, the waiver) of all of the conditions set forth in Article IX, and provided that this Agreement has not been terminated pursuant to Article XI, AMS and Newco shall cause a Certificate of Merger to be executed and filed with the Secretary of State of Delaware as provided in
Section 251 of the DGCL. The Merger will become effective at the time and date when such Certificate of Merger is filed with the Secretary of State of Delaware (the "Effective Time").

     1.3 Certificate of Incorporation and By-Laws. The Certificate of Incorporation of AMS as in effect immediately prior to the Effective Time shall be amended and restated at the Effective Time to read in its entirety as shown on Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of AMS as the Surviving Corporation and from the Effective Time shall constitute the "Certificate of Incorporation" of the Surviving Corporation within the meaning of Section 104 of the DGCL until duly amended in accordance with its terms. The By-Laws of AMS as in effect immediately prior to the Effective Time shall be amended and restated in their entirety at the Effective Time to read as shown in Exhibit B attached hereto and, as so amended and restated, shall become the By-Laws of AMS as the Surviving Corporation and from the Effective Time shall constitute the By-Laws of the Surviving Corporation until amended in accordance with law and the Certificate of Incorporation of the Surviving Corporation.

     1.4 Directors and Officers. The directors and officers of AMS immediately prior to the Effective Time shall resign effective as of the Effective Time and shall be replaced, at the Effective Time, by those persons who shall be designated or elected and appointed, as the case may be, as set forth on Exhibit C attached hereto, to serve as the directors and officers of the Surviving Corporation from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or until their earlier resignation or removal or as otherwise provided by law.

                  ARTICLE II.  CONVERSION OF AMS COMMON STOCK

     2.1 Conversion of Stock. Each share of AMS Common Stock, par value $0.01 per share ("AMS Common Stock"), that shall be issued and outstanding at the Effective Time (other than (i) the Excluded Shares (as defined below), (ii) shares of AMS Common Stock, if any, owned by Newco, and (iii) shares of AMS Common Stock held in the treasury of AMS, which shall be cancelled as part of the Merger), shall, by virtue of the Merger and without more, be converted at the Effective Time into and become 0.620 of a share of Nextel Class A Common Stock, par value $0.001 per share ("Nextel Common Shares"), as contemplated and further detailed by the provisions of Section 2.2 herein, and subject to adjustment only in accordance with Section 2.2 herein (the "Exchange Ratio"). To the extent the conversion of any holder's outstanding shares of AMS Common Stock would otherwise have resulted in the issuance of a fractional Nextel Common Share, the holder thereof shall be entitled to receive payment therefor in accordance with the provisions of Section 2.10. Any such purchases of fractional interests are merely intended to provide a mechanical rounding off of fractional shares and are not a separately bargained for consideration. Notwithstanding any other provision of this Article II, in no event will the Nextel Common Shares issued upon the effectiveness of the Merger be issued in any circumstances other than in conversion of outstanding shares of AMS Common Stock. Notwithstanding any other provision of this Article II, if all AMS Equivalent Securities (as defined below) that are outstanding and unexercised at the Effective Time were exercised, converted or otherwise exchanged in accordance with their terms immediately prior to the Effective Time into shares of AMS Common Stock, and Nextel Common Shares were issued therefor upon the Effective Time in accordance with this Section 2.1, then the maximum number of Nextel Common Shares that could be issued in accordance with this Section 2.1 for all shares of AMS Common Stock then issued and outstanding (other than any Excluded Shares) would not exceed 4,200,000 Nextel Common Shares ("Maximum Nextel Shares"). For purposes of this Agreement, "Excluded Shares" means those shares of AMS Common Stock issued and outstanding and owned by Nextel on the date hereof and at the Effective Time, as reflected and described on Schedule 2.1, and those shares of AMS Common Stock that are issued or would be issuable upon exercise of the Warrant granted to Nextel by AMS on or about April 7, 1993, as amended to the date hereof (the "Original Warrant"). For purposes of this Agreement, "AMS Equivalent Securities" means options, warrants, rights and other securities of AMS (other than the Original Warrant) which, upon their exchange, exercise, conversion and/or substitution (including related procedures) would result in or require (whether on the occurrence of any event or contingency or otherwise) the issuance of shares of AMS Common Stock.

     2.2 Adjustments. (a) The Exchange Ratio is based on the following information provided by AMS to Nextel: (i) on the date hereof, there are 6,528,721 outstanding shares of AMS Common Stock; (ii) additionally, on the date hereof, there are outstanding commitments to issue (A) up to 87,000 shares of AMS Common Stock upon exercise of options now outstanding as reflected and described on Schedule 3.6 and (B) up to 160,000 shares of AMS Common Stock upon exercise of warrants now outstanding as reflected and described on Schedule 3.6; and (iii) notwithstanding the foregoing, at the Effective Time there shall be issued and outstanding (on a fully diluted basis) no more than 6,775,721 shares of AMS Common Stock (the "Maximum AMS Common Equivalents") and, assuming the Maximum AMS Common Equivalents were to be converted in the Merger into Nextel Common Shares in accordance with Section 2.1, such conversion would result in the issuance of no more than the Maximum Nextel Shares; provided, that the information reflected in each of the foregoing clauses (i), (ii) and (iii) is stated without taking into effect and does not include any of the Excluded Shares.

     (b) If the number of shares of AMS Common Stock issued and outstanding (on a fully diluted basis) at the Effective Time (but not including any of the Excluded Shares) exceeds the Maximum AMS Common Equivalents, then Nextel may elect to proportionately decrease the Exchange Ratio, rounding to the nearest one one-thousandth (.001) of a Nextel Common Share, rounding upward to the next highest one one-thousandth (.001) of a Nextel Common Share in the case of any
 .0005 of a Nextel Common Share (1.0004

Nextel Common Shares would accordingly be 1.000 Nextel Common Shares and 1.0005 Nextel Common Shares would be 1.001 Nextel Common Shares).

     (c) In addition to the adjustments provided pursuant to the foregoing
Section 2.2(b), Nextel and AMS agree that, in the event of any change in the authorized capital stock of AMS, or the declaration or payment of any dividend or distribution by either AMS or Nextel to their respective stockholders, or any split or reclassification in respect of the outstanding stock of either of them, then appropriate adjustments shall be made to the Exchange Ratio so as to reflect treatment designed to place each of Nextel, AMS and the converting holders of shares of AMS Common Stock and AMS Equivalent Securities in the same posture (except as to cash for fractional shares) as if the Effective Time had occurred immediately prior to the occurrence of the event giving rise to such adjustment.

     2.3 Assumption of Employee Stock Options. (a) Schedule 2.3 lists each employee stock option outstanding on the date of this Agreement, whether or not fully exercisable (collectively, the "AMS Stock Options"), to purchase AMS Common Stock heretofore granted outside of the AMS Stock Option Plan or granted or assumed by AMS pursuant to the AMS Stock Option Plan as amended and in effect on the date of this Agreement, a true, complete and correct copy of which plan AMS hereby confirms has been delivered to Nextel prior to the date hereof (the "AMS Option Plan"). Schedule 2.3 also sets forth with respect to each AMS Stock Option the option exercise price, the number of shares subject to the option, any related stock appreciation rights, the dates of grant, vesting, exercisability and expiration of the option and whether the option is an incentive stock option or a non-qualified stock option. All rights under the AMS Stock Options shall be treated as provided in this Section 2.3 and, to the extent the terms of the AMS Option Plan and/or of any related agreements are inconsistent with the treatment to be accorded to the AMS Stock Options pursuant to this Section 2.3, then AMS shall use its best efforts to cause the AMS Option Plan and/or any related agreements with affected participants to be amended, and all required third party, governmental and regulatory body consents or approvals to such amendments to be procured, such that all such inconsistencies shall be eliminated by the Effective Time.

     (b) Each AMS Stock Option outstanding at the Effective Time shall be assumed at the Effective Time by Nextel and continue to be an issued and outstanding option in accordance with the terms of the AMS Option Plan and/or any related agreement, except that: (i) Nextel and the Compensation Committee of its Board of Directors shall be substituted for AMS and the Committee of the Board of Directors of AMS administering such AMS Option Plan, (ii) from and after the Effective Time, each such AMS Stock Option may be exercised only for Nextel Common Shares notwithstanding any contrary provision of the AMS Option Plan or any related stock option agreements executed in connection with the grant of such AMS Stock Option, (iii) each such AMS Stock Option shall at the Effective Time become an option to purchase a number of Nextel Common Shares equal to the product arrived at by multiplying the Exchange Ratio by the number of shares of AMS Common Stock subject to such option immediately prior to the Effective Time ("Converted Nextel Shares"), and (iv) the exercise price per Converted Nextel Share at which each such AMS Stock Option is exercisable shall be the amount (rounded to the nearest whole cent) arrived at by dividing the exercise price per share of AMS Common Stock at which such AMS Stock Option is exercisable immediately prior to the Effective Time by the Exchange Ratio (the "Converted Per Share Price"); provided, however, that, notwithstanding the foregoing, Nextel shall not issue or pay for any fractional share otherwise issuable upon any exercise by any holder of AMS Stock Options, as assumed and adjusted as aforesaid. In addition, notwithstanding clauses (iii) and (iv) of the immediately preceding sentence, each AMS Stock Option which is identified on
Schedule 2.3 to be an incentive stock option shall be adjusted as required by
Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code.

     (c) If, at or prior to the Effective Time, the terms of any stock option plan maintained by Nextel would permit Nextel and/or the Compensation Committee of its Board of Directors to grant substitute options for Nextel Common Shares in exchange for or in replacement of AMS Stock Options, provided that such substitution is effected on terms providing identical substantive treatment to the holders of AMS Stock Options as the substantive treatment such holders are contemplated to receive pursuant to the foregoing Sections 2.3(a) and 2.3(b), then Nextel at the Effective Time may grant such substitute options in exchange for or in replacement of, instead of assuming, the AMS Stock Options outstanding immediately prior to the Effective Time.

     (d) The Board of Directors of AMS and/or of the Surviving Corporation, as appropriate, shall take such action as may be required under the AMS Option Plan to effectuate the foregoing. Prior to the Effective Time, Nextel shall reserve for issuance (and, if not previously registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), register) the number of shares of Nextel Common Shares necessary to satisfy the obligations of Nextel and/or of the Surviving Corporation under this Section 2.3. Prior to the Effective Time, AMS, and thereafter the Surviving Corporation, as may be appropriate, shall take such actions as are necessary to effect the provisions of this Section 2.3, and to preserve for the holders of AMS Stock Options the benefits to be provided pursuant to this Section 2.3. Notwithstanding anything in this Section 2.3(d), neither AMS nor Nextel shall have any liability for failing to take (or to cause to be taken) actions in respect of any employee stock option plan or related agreement that would violate (in any material respect) the terms thereof or would be prohibited by applicable law.

     2.4 Exchange Agent. First Chicago Trust Company of New York, or any other national bank or trust company designated by Nextel prior to the Effective Time (and reasonably acceptable to AMS) shall act as agent of the Surviving Corporation for purposes of, among other things, mailing and receiving transmittal letters and distributing certificates for Nextel Common Shares, and cash in lieu of fractional shares of Nextel Common Shares, to the AMS stockholders (the "Exchange Agent"). Prior to the Effective Time, Nextel and the Exchange Agent shall enter into an exchange agent agreement providing for, among other things, the matters set forth in Sections 2.2 through 2.11.

     2.5 Exchange of Certificates. After the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented shares of AMS Common Stock (other than certificates representing any Excluded Shares or shares held in the treasury of AMS) (a "Certificate") shall, upon surrender of the same to the Exchange Agent, be entitled to receive in exchange therefor certificates representing the number of whole Nextel Common Shares into which such holder's shares of AMS Common Stock shall have been converted by the Merger in accordance with Section 2.1. Pending such surrender and exchange, each Certificate shall be deemed for all corporate purposes, other than as set forth in Section 2.7, to evidence the number of whole Nextel Common Shares into which such shares of AMS Common Stock shall have been so converted by the Merger and the right to receive cash for any fractional interest resulting therefrom.

     2.6 Notice of Exchange. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender and exchange of the Certificate and specifying that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent, and such other matters as the Surviving Corporation shall reasonably specify. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may be required by such instructions or letter of transmittal, and subject to any withholding of Taxes (as hereinafter defined), the Exchange Agent shall promptly deliver to the person entitled thereto a certificate for the number of Nextel Common Shares (together with cash in lieu of a fractional share of Nextel Common Shares, if any), and the surrendered Certificate shall, by virtue of such delivery, automatically be cancelled. The certificates representing Nextel Common Shares to be issued in the Merger shall be properly issued and countersigned and executed and authenticated, as appropriate.

     2.7 Payment of Dividends. Unless and until any Certificate shall be surrendered pursuant to Section 2.6, no dividend (cash or stock) or other distribution payable to holders of record of Nextel Common Shares as of any date subsequent to the Effective Time shall be paid to the holder of a Certificate, but upon such surrender of a Certificate there shall be paid to the record holder of the certificate for Nextel Common Shares issued in exchange therefor the amount of dividends, if any, but without interest, that have theretofore become payable subsequent to the Effective Time with respect to the number of whole Nextel Common Shares represented by such certificate issued upon such surrender and exchange.

     2.8 Transfer. The stock transfer books of AMS shall be closed at the Effective Time. If Nextel Common Shares are to be issued to a person other than the person in whose name the Certificates are registered, it shall be a condition of such issuance that the Certificates surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay all transfer and other Taxes required by reason of the receipt by a person other than the registered holder of the Certificates surrendered, or establish to the reasonable satisfaction of the Surviving Corporation or the Exchange Agent that such Tax has been paid or is not applicable. Except as provided in this Section 2.8 or as expressly directed or consented to by Nextel or by the Surviving Corporation, no transfer or assignment of any shares of or rights in AMS capital stock (including, without limitation, AMS Equivalent Securities) shall take place after the Effective Time.

     2.9 Distribution with Respect to Unexchanged Certificates. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to the Surviving Corporation any Nextel Common Shares which had been made available to the Exchange Agent by or on behalf of Nextel, Newco or the Surviving Corporation and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Nextel Common Shares payable upon due surrender of their Certificates. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to a holder of Certificates for amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares.

     2.10 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional Nextel Common Share or certificates or scrip therefor shall be issued as a result of the conversion of issued and outstanding capital stock of AMS into Nextel Common Shares, but in lieu of each fractional interest, Nextel may either (i) in its sole and absolute discretion, deliver a number of whole Nextel Common Shares rounding up to the nearest whole share to eliminate such fraction or (ii) make a payment in cash therefor, without interest, at a pro rata price based on the closing price per one whole Nextel Common Share on the last day of sale on the Nasdaq National Market before the Effective Time (the "Closing Per Share Value"). Arrangements shall be made with the Exchange Agent pursuant to which holders of Certificates entitled to fractional interests shall receive such rounded-up whole shares or such cash payments, as Nextel may elect. If Nextel elects to settle such fractional share interests by cash payments, Nextel shall provide the Exchange Agent with sufficient cash to make such payments, and, thereafter, Nextel shall cause the Exchange Agent to make such payments to such holders in cash, without interest, on the surrender of their Certificates.

     2.11 Rule 145 Legending. All Rule 145 Affiliates shall receive certificates for Nextel Common Shares which shall bear restrictive legending of the type contemplated in Annex A, whether or not they are signatories to a written agreement in substantially the form of Annex B hereto which is delivered to Nextel at the Closing.

              ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF AMS

     In order to induce Nextel and Newco to enter into this Agreement, AMS represents and warrants to Nextel and Newco (which representations and warranties shall not survive the Merger) that:

     3.1 Corporate Status, etc. (a) AMS and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

     (b) Except as set forth in the attached Disclosure Schedule under a reference to this Section, AMS and/or each of its Subsidiaries, as the case may be, is duly qualified and in good standing to conduct business as a foreign corporation in all jurisdictions where it currently conducts business activities or owns or leases properties or assets, in any of the foregoing cases, on a more than incidental or nominal basis in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, and would not materially adversely affect AMS' ability to perform its obligations under this Agreement.

     (c) Except as expressly set forth in or as specifically contemplated by this Agreement or the Disclosure Schedule attached hereto under a reference to this Section, neither AMS nor any of its Subsidiaries (i) owns, directly or indirectly, any of the outstanding capital stock or other securities having voting rights or securities convertible into capital stock of any Person (except the capital stock of any of the Subsidiaries of the AMS) or other securities having voting rights of any Person; (ii) has any commitments or obligations, either firm or conditional, to issue, sell, hypothecate, pledge or otherwise encumber or dispose of any shares of capital stock of AMS or of any of the Subsidiaries of AMS to any party other than AMS or a wholly-owned Subsidiary of AMS; (iii) has any commitments or obligations, either firm or conditional, to redeem, repurchase or otherwise acquire any outstanding shares of capital stock or other securities of AMS or shares of capital stock or other securities of any other Person; or (iv) is a party to (or, other than the voting agreements relating to AMS expressly provided for herein, committed to enter into) any voting trust or stockholder agreements with any holders of any shares of capital stock of AMS or any of its Subsidiaries. Except as set forth in the Disclosure Schedule attached hereto with a reference to this Section and other than with respect to its Subsidiaries, AMS does not own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities.

     (d) AMS has the corporate power and authority (directly or indirectly through one or more of its Subsidiaries) to own or lease (as appropriate) and operate its (and such Subsidiaries') properties and to conduct the business in the manner in which it (and any of such Subsidiaries) is currently engaged.

     (e) Set forth in the Disclosure Schedule under a reference to this Section is a complete list of the direct and indirect Subsidiaries of AMS, which list sets forth the name of each of the Subsidiaries, each assumed, fictitious or similar name by or under which such Subsidiary conducts business, its place of organization and the ownership interest held therein by AMS. Except as set forth in such Disclosure Schedule, AMS owns, directly or indirectly, free and clear of all Liens and has the unrestricted power to dispose of (subject to the requirements of state and Federal securities laws), all of the outstanding capital stock of each of its Subsidiaries and, except as set forth in such Disclosure Schedule, since the date of acquisition or formation, as appropriate, by AMS, the assets, liabilities and results of operations of the Subsidiaries of AMS have been included in the consolidated financial statements of AMS referred to in Section 3.5 of this Agreement in the manner and to the extent required by GAAP. All of such shares of stock of the Subsidiaries so owned by AMS are duly authorized, validly issued, fully paid and nonassessable.

     (f) Except as disclosed in the 1994 10-K (as hereinafter defined) or in the Disclosure Schedule under a reference to this Section, AMS and its Subsidiaries have no debt for borrowed money including capital leases which, pursuant to its terms and giving effect to its normal schedule for payment or amortization, will come due for payment after December 31, 1994.

     3.2 Power and Authority. (a) Except for any requirement to obtain stockholder approval of the Merger, which shall be sought as contemplated in
Section 5.3 herein, AMS has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby.

     (b) This Agreement has been duly authorized, executed and delivered by AMS and constitutes a legal, valid and binding obligation of AMS, enforceable against AMS in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3 Consents/Approvals; Enforceability. (a) No consents of, filings with, authorizations or other actions of, any Governmental Authority are required to be received, made or filed by, or taken on behalf of, AMS for AMS' execution, delivery and performance of this Agreement, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act and any applicable state securities or "blue sky" laws or (iii) compliance with any applicable requirements of the Federal Communications Commission (the "FCC"), except for any such

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

consents, filings, authorizations or other actions the failure to receive, make or take would not (1) have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or assuming and giving effect to the consummation of the Merger, on the Surviving Corporation and its Subsidiaries, taken as a whole, or (2) adversely affect the consummation of the transactions contemplated hereby or (3) materially adversely affect AMS' ability to perform its obligations under this Agreement.

     (b) Except as set forth in the Disclosure Schedule under a reference to this Section, no consent, approval, waiver or other action by any Person (other than any Governmental Authority, referred to in Section 3.3(a) above) under any contract, agreement, indenture, lease or other similar document to which AMS or any of its Subsidiaries is a party or by which any of them or any of their respective properties is bound is required for the execution, delivery and performance by AMS of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for any such consents, approvals, waivers or other actions the failure to receive or take would not (1) have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or assuming and giving effect to the consummation of the Merger, on the Surviving Corporation and its Subsidiaries, taken as a whole, or (2) adversely affect the consummation of the transactions contemplated hereby or (3) materially adversely affect AMS' ability to perform its obligations under this Agreement.

     3.4 Compliance with Laws. Except as set forth in the Disclosure Schedule under a reference to this Section:

     (a) each of AMS and its Subsidiaries is not currently in violation (nor are any of them currently liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation applicable to any of its or their presently or formerly owned properties or to the conduct of its or their current or past businesses, nor do (i) any of the business practices followed, services provided or products made, modified or installed by any of them (in the ordinary course of their businesses or otherwise), or (ii) to the knowledge of AMS, (A) any of the SMR Licenses (as such term is defined in Section 3.15) or SMR Systems (as such term is defined in Section 3.15) that are subject to a Management Agreement (as such term is defined in Section 3.15) or (B) any of the parties who, pursuant to Third-Party Management Agreements (as such term is defined in Section 3.15), manage or perform other services with respect to SMR Licenses held by AMS or one of its Subsidiaries (such parties collectively, "Third-Party Managers"), violate any statute, law or regulation applicable thereto, which violations are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement, or the costs or consequences of correction or remediation of which, to the extent required to comply with applicable Requirements of Law, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement;

     (b) none of (i) the business of AMS or any of its Subsidiaries, (ii) the business practices followed, services or products performed, sold or otherwise made available by AMS or any of its Subsidiaries or (iii) to AMS' knowledge, the business practices, services or products followed, performed, sold or otherwise made available by any of the Third-Party Managers, violates any applicable law or regulation relating to air, water or noise pollution or employee health and safety or the production, storage, labeling, transportation or disposition of solid waste or hazardous or toxic substances, which violations, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement, or the costs or consequences of correction or remediation of which (to the extent required to comply with applicable Requirements of Law), individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole or to materially adversely affect AMS' ability to perform its obligations under this Agreement;

     (c) AMS and its Subsidiaries and, to AMS' knowledge, each person holding any SMR Licenses or SMR Systems that are subject to a Management Agreement and each of the Third-Party Managers, have timely obtained all licenses and permits and timely filed all reports required to be filed under any such

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

applicable laws or regulations except for any such license, permit or report the failure to obtain or make are not reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole; and

     (d) AMS and its Subsidiaries have not, and, to AMS' knowledge, no other person has, (i) stored any chemical substances, including any "Hazardous Substances," "Pollutants" or "Contaminants" (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")) on or beneath any of the real properties owned or leased by AMS or any of its Subsidiaries, (ii) received any notice from any Governmental Authority advising that any of AMS or any of its Subsidiaries are potentially responsible for response costs with respect to a release or threatened release of Hazardous Substances, Pollutants or Contaminants, (iii) buried, dumped or otherwise disposed of any chemical substances, including any Hazardous Substances, Pollutants or Contaminants on or beneath any of the real properties owned or leased by AMS or any of its Subsidiaries or (solely as to AMS or any of its Subsidiaries and not with respect to any other person) on or beneath any other real property or (iv) received written notice of any violation of any environmental, zoning or other land use ordinance, law or regulation relating to the operation of the business of AMS or any of its Subsidiaries, or to any of the processes followed, services provided or products made, modified or installed (in the ordinary course of its or their business or otherwise), including, but not limited to, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, CERCLA or the Occupational Safety and Health Act of 1976, as amended, nor are any of AMS or any of its Subsidiaries aware of any such violation, other than, in the case of the foregoing clauses (i) through (iv), for such matters, individually or in the aggregate, as are not reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement.

     3.5 Financial Statements. AMS has furnished to Nextel (or an authorized representative of Nextel) (a) the audited financial statements, including the notes thereto, contained in AMS' Annual Report on Form 10-K for the fiscal year ended June 30, 1994, in final form as filed with the SEC (such Form 10-K the "1994 10-K") and (b) an unaudited balance sheet, statement of operations and statement of cash flows as of and for the six months ended December 31, 1994 (together with the audited financial statements, the "AMS Financial Statements"). Such AMS Financial Statements (together with the notes thereto) present fairly, in all material respects, the financial condition and results of operations of AMS and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of the unaudited financial statements, to normal year end audit adjustments none of which, alone or in the aggregate, would have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole), are consistent in all material respects with the books and records of AMS and its Subsidiaries and have been prepared in accordance with GAAP (applied consistently throughout the periods involved except as otherwise stated in the notes thereto). The balance sheets (and, in the case of audited balance sheets, the notes thereto) included in the AMS Financial Statements disclose or reflect all material liabilities in existence on the relevant date and required by GAAP to be disclosed or reflected therein. Except as disclosed or reflected in the AMS Financial Statements or as disclosed in the Disclosure Schedule under a reference to this Section, there are no (i) material debts, obligations or liabilities of any nature, including Contingent Obligations, of AMS and its Subsidiaries except for those debts, obligations and liabilities of AMS and its Subsidiaries that may have been incurred after December 31, 1994 in the ordinary course of business provided that such debts, obligations and liabilities are usual in nature and amount and were incurred consistent with past sound business practice, both individually and in the aggregate, (ii) site leases or (iii) other leases or commitments that will not be fully performed and satisfied within one year from the date hereof, which leases or commitments individually involve payments to be made, or goods or services to be provided or purchased having a fair market value in excess of $25,000 individually, to which AMS or any of its Subsidiaries is a party or by which any of them or any of their respective properties is bound, other than those made in the ordinary course of business.

     3.6 Capitalization. (a) As of the date hereof, the authorized and outstanding shares of capital stock of AMS (exclusive of shares held in AMS' treasury) is as shown in the Disclosure Schedule under a reference to this Section. Except as specifically set forth in such Disclosure Schedule under a reference to this Section, all outstanding shares of capital stock of AMS have been duly authorized and validly issued and are fully paid and non-assessable, and have been originally issued (or re-issued, as the case may be) by AMS in transactions that complied, in all material respects, with the Requirements of Law in effect at the relevant times of the issuances and applicable to AMS in the context of such transactions. Except as set forth in the Disclosure Schedule under a reference to this Section, there are no outstanding (nor is there any obligation of AMS to issue any) AMS Equivalent Securities. There are no outstanding obligations of AMS or any Subsidiary of AMS to repurchase, redeem or otherwise acquire any AMS Equivalent Securities, other than those specifically identified as such and described and listed in the Disclosure Schedule under a reference to this Section.

     (b) Except as specifically contemplated by this Agreement, all rights, preferences, restrictions, and limitations applicable to the capital stock of AMS are set forth in the Certificate of Incorporation as certified by the Secretary of State of Delaware on July 27, 1993. A true, correct and complete copy of each of the Certificate of Incorporation and the By-Laws of AMS has been delivered to Nextel (or an authorized representative of Nextel) prior to the execution hereof. There are no amendments pending or proposed to either such Certificate of Incorporation or such By-Laws except as expressly contemplated and provided herein.

     3.7 No Pending or Threatened Actions. Except as disclosed in the 1994 10-K and the Purported Class Actions (as described in the Disclosure Schedule under a reference to this Section) and such other matters as are set forth in the Disclosure Schedule under a reference to this Section, there are no actions, suits, proceedings, claims or investigations (collectively, "Claims") formally instituted and pending or, to the knowledge of AMS, threatened against AMS or any of its Subsidiaries or that specifically identify AMS or any of its Subsidiaries or any of their properties or assets (other than Claims affecting generally any group of similarly situated third parties such as members of the SMR industry), or before or by any Governmental Authority, or any arbitration panel or alternative dispute resolution body (collectively, "Forums"), which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement. Except as set forth in such Disclosure Schedule under a reference to this Section, neither AMS nor any of its Subsidiaries is subject to or in default under any order, writ, injunction or decree (collectively, "Order") of any Forum which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, or to materially adversely affect AMS' ability to perform its obligations under this Agreement.

     3.8 No Defaults. Except as set forth in the Disclosure Schedule under a reference to this Section, (i) neither AMS nor any of its Subsidiaries is in default under or with respect to any contractual obligation to which AMS or any of its Subsidiaries is a party or by which any of them or their respective properties is bound, which default would have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole or would materially adversely affect AMS' ability to perform its obligations under this Agreement and (ii) to AMS' knowledge, no other party to any contract to which AMS or any of its Subsidiaries is a party or by which any of them or their respective properties is bound is in default of such contract in any material respect or has indicated an intention to terminate any such contract, excluding any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole.

     3.9 No Material Adverse Change. Except as set forth in the Disclosure Schedule under a reference to this Section, since December 31, 1994, there has not been any Material Adverse Change to AMS and its Subsidiaries, taken as a whole.

     3.10 Title to Properties; Encumbrances. Except as set forth in the Disclosure Schedule under a reference to this Section, AMS and each of its Subsidiaries has good and valid title to all its material properties and assets, real and personal, tangible and intangible (including, without limitation, all the properties and assets reflected in the consolidated balance sheet of AMS as of June 30, 1994, contained in the 1994 10-K except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business or with the consent of Nextel since the date thereof) as is requisite to the conduct of their respective businesses in substantially the same manner as presently conducted and there is no title defect in any of such properties or assets which is reasonably likely to have at any time a Material Adverse Effect on

AMS and its Subsidiaries, taken as a whole. Such properties and assets of AMS and its Subsidiaries are subject to no Liens, except for (i) Liens reflected on or disclosed in such consolidated balance sheet of AMS (including the notes thereto), (ii) Liens set forth on the Disclosure Schedule under a reference to this Section, (iii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in or exceptions to title thereto which individually or in the aggregate do not materially detract from the value of, or materially impair the use of, such property by AMS or its Subsidiaries in the operation of its or their respective businesses as currently conducted, (iv) Permitted Liens and (v) Liens incurred in the ordinary course of business since June 30, 1994 securing the payment of indebtedness or other amounts not in excess of $25,000 individually or $100,000 in the aggregate (with respect to related items).

     3.11 Intellectual Property. Except as set forth in the Disclosure Schedule under a reference to this Section, (a) AMS and its Subsidiaries each own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyright registrations, know-how and other proprietary information ("Rights") used in the conduct of their respective businesses as presently being conducted, except for such licenses or rights the failure to own or possess by AMS and its Subsidiaries is not likely to have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole; (b) the validity of such items and the title thereto of AMS and its Subsidiaries have not been disputed in any litigation to which AMS or any of its Subsidiaries is a party nor, to the knowledge of AMS, is any such litigation threatened; and (c) the conduct of the businesses of AMS and its Subsidiaries as now conducted does not conflict with Rights of others in any way that is reasonably likely to have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole. No material infringement of any Right owned by or licensed by or to AMS or its Subsidiaries is known to AMS.

     3.12 Brokers. AMS has no arrangements with any broker, finder or investment banker which would entitle any such Person to a brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, except in connection with the retention of an investment banking firm as contemplated by Section 9.3(g) hereof. A copy of the engagement letter between AMS and such financial advisor, and all related agreements or instruments, has been provided to Nextel prior to the execution and delivery of this Agreement.

     3.13 Taxes. Except as set forth in the Disclosure Schedule under a reference to this Section, AMS and its Subsidiaries, individually or as successors to any combined or merged entity, have timely and correctly filed or caused to be filed all federal, foreign, state, county and local tax returns, reports and statements (the "Tax Returns") heretofore required to be filed by AMS and its Subsidiaries other than any Tax Returns as to which (i) no Governmental Authority has notified AMS or any of its Subsidiaries of any obligation or requirement to file and (ii) the failure to file would not constitute or result in a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole; provided, that AMS (or its appropriate Subsidiaries) shall file or cause to be filed all Tax Returns not filed on a timely basis (if any) promptly after becoming aware of any obligation or requirement to file such Tax Returns. All net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any domestic or foreign taxing authority (collectively, the "Taxes") due and payable on or before the Closing in respect of such Tax Returns have been or will be duly and timely paid in full by the Closing. There is no basis for any adjustment to any of the Tax Returns referred to above that would result in any material increase in the amount of Taxes owed, with respect to the relevant period covered by the relevant Tax Return, by AMS and its Subsidiaries (except for any such adjustment and resulting increase in Taxes that is covered by sufficient reserves with respect to the relevant period). Adequate provision (i) has been made with respect to interim periods for which AMS has prepared unaudited interim balance sheets ended prior to the date hereof or (ii) will be made, with respect to future comparable periods, in each of AMS' unaudited interim balance sheets for periods ending prior to the Closing, for the payment of all unpaid Taxes of AMS and its Subsidiaries that have accrued with respect to the period ending on or prior to the date of the applicable unaudited interim balance sheet. Except as set forth in the Disclosure Schedule under a reference to this Section, (a) to AMS'

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knowledge, no Tax audits or disputes exist between AMS or its Subsidiaries and any Governmental Authority, and (b) AMS and its Subsidiaries have not agreed to any extension of time for the assessment or collection of Taxes by any Governmental Authority.

     3.14 Materially Correct. Reference is hereby made to (i) the SEC Filings furnished by AMS to Nextel pursuant to or in connection with this Agreement, whether furnished prior to, at or subsequent to the date hereof, (ii) this Agreement, including the Schedules hereto, and (iii) the information contained in each Officers' Certificate and documents furnished by AMS at the Closing (all such written information, taken as a whole, the "AMS Disclosure Information"). The AMS Disclosure Information so received on or prior to the date hereof by Nextel, (A) as to the SEC Filings, as of their respective dates did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make any statement of material fact contained therein, in the light of the circumstances under which it was made, not misleading and (B) as to AMS Disclosure Information of the types described in either of the foregoing clauses (ii) or (iii), is and at the closing will be true and correct in all material respects. The foregoing representations made in the immediately preceding sentence also shall be deemed made anew by AMS to Nextel immediately prior to the Closing, but with reference to the AMS Disclosure Information so received prior to the Closing by Nextel. As used in this Section 3.14, "material" means material to the financial condition, results of operations, prospects, business, assets or properties of AMS and its Subsidiaries, taken as a whole.

     3.15 Regulatory Matters. (a) Definitions. For purposes of this Section 3.15, the following terms shall have the indicated meanings:

          "FCC License" shall mean any paging, mobile telephone, specialized mobile radio or other license, permit, consent, certificate of compliance, franchise, approval or authorization granted or issued by the FCC, including, without limitation, any of the foregoing authorizing the acquisition, construction or operation of an SMR System (as defined below), radio paging system or other radio communications system.

          "Management Agreement" shall mean (i) any management agreement pursuant to which AMS or one of its Subsidiaries is managing SMR Licenses held by another Person or (ii) any other agreement pursuant to which AMS or one of its Subsidiaries is providing loading or other services with respect to SMR Licenses held by another Person in exchange for either the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses, or the right to purchase such SMR Licenses.

          "SMR License" shall mean an FCC License authorizing the construction, ownership and operation of a specialized mobile radio system in the 800 or 900 MHz band issued pursuant to 47 CFR Part 90 of the rules and regulations of the FCC.

          "SMR System" shall mean a specialized mobile radio system licensed under 47 CFR Part 90 of the rules and regulations of the FCC.

          "SMR Units" shall mean the number of billed mobile and control stations (within the meaning of 47 CFR Part 90 of the rules and regulations of the FCC) subscribing to SMR Systems licensed to or managed by AMS and its Subsidiaries excluding, however, any such units which are subject to a Third-Party Management Agreement if the respective third party has a right to purchase the SMR Licenses which are subject to such Third-Party Management Agreement.

          "Third-Party Management Agreement" shall mean (i) any management agreement pursuant to which a Person (other than AMS or one of its Subsidiaries) is managing SMR Licenses held by AMS or one of its Subsidiaries or (ii) any other agreement pursuant to which a Person (other than AMS or one of its Subsidiaries) is providing loading or other services with respect to SMR Licenses held by AMS or one of its Subsidiaries in exchange for the right to receive a portion of the revenues derived from such SMR Licenses in excess of 25% of the aggregate revenues derived from such SMR Licenses, or the right to purchase such SMR Licenses.

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

     (b) License Information. The Disclosure Schedule under a reference to this Section sets forth a true and complete list (as of the date hereof), of the following information for each SMR License and other FCC License issued to or managed by AMS or any of its Subsidiaries:

          (i) for all FCC Licenses (including all SMR Licenses), the name of the licensee, the call sign, the transmitter location (by site coordinates and city), the type of service (e.g., paging, SMR, etc.), the frequency or frequencies authorized and the license renewal date;

          (ii) in the case of SMR Licenses, the number of channels authorized, whether the SMR License is for a conventional or trunked SMR System, whether the SMR License is managed by AMS or any of its Subsidiaries pursuant to a Management Agreement or by any other Persons pursuant to a Third-Party Management Agreement and (separately stated by affected SMR License) for each SMR License of AMS and its Subsidiaries as to which the applicable loading requirements (if any) are not met, the applicable loading date;

          (iii) each holder of any such FCC License that is neither wholly owned by AMS nor owned entirely by unaffiliated Persons and managed by AMS; and

          (iv) for all FCC Licenses (including SMR Licenses), whether such FCC Licenses are subject to rights of first refusal, options and other such rights or obligations in existence on the date hereof, including, without limitation, entitlement to acquire additional ownership interests, which may affect the ownership interests of AMS or any of its Subsidiaries.

     (c) Condition of Systems. All of the material properties and equipment employed in the SMR Systems of each of AMS and each of its Subsidiaries (including, without limitation, SMR Systems that include SMR Licenses managed by AMS or any of its Subsidiaries pursuant to a Management Agreement) are, and, to the knowledge of AMS, all such properties and equipment to be acquired or added by AMS or its Subsidiaries in connection with any contemplated SMR System expansion or construction, in either case prior to the Closing, will be, in good repair, working order and condition and are and will be in material compliance with all standards or rules imposed by any governmental agency or authority (including, without limitation, the FCC and (if applicable) any public utilities commission or other state or local governments or instrumentalities) or as imposed under any agreements with customers. Except as set forth in the Disclosure Schedule under a reference to this Section, all SMR Systems of AMS and each of its Subsidiaries (including, without limitation, SMR Systems that include SMR Licenses managed by AMS or any of its Subsidiaries pursuant to a Management Agreement) are constructed as required to comply in all material respects with applicable FCC rules, regulations and policies.

     (d) Fees; License Compliance. Each of AMS and each of its Subsidiaries has paid all material franchise, license or other fees and charges which have become due and payable in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued. Except as set forth on the Disclosure Schedule under a reference to this Section, each of AMS and its Subsidiaries has duly secured all necessary and material permits, licenses, consents and authorizations from, and has filed all required and material registrations, applications, reports and other documents with, the FCC. Except as specifically indicated thereon, AMS and its Subsidiaries hold the FCC Licenses specified on the Disclosure Schedule under a reference to this Section and all such FCC Licenses are valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of FCC Licenses. Except as set forth in the Disclosure Schedule under a reference to this Section or Section 3.15(b)(ii), all loading requirements (if any) with respect to any SMR Licenses listed on such Disclosure Schedule have been met. Except as set forth in the Disclosure Schedule under a reference to this Section, (i) to the knowledge of AMS, no event has occurred and is continuing which is reasonably likely to result in the revocation, termination or adverse modification of any FCC License listed on such Disclosure Schedule and (ii) AMS has no reason to believe and no knowledge that the SMR Licenses specified on such Disclosure Schedule will not be renewed in the ordinary course. Except as set forth in the Disclosure Schedule under a reference to this Section, the current ownership and operation by AMS and its Subsidiaries of such SMR Systems (including, without limitation, SMR Systems that include SMR Licenses managed by AMS or any of its Subsidiaries pursuant to a Management Agreement), radio paging and other radio communications

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

systems comply in all material respects with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC except, in the case of those SMR Systems that include SMR Licenses managed by AMS or any of its Subsidiaries pursuant to a Management Agreement, where the failure to so comply will not result in a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole.

     (e) Management Agreements. The Disclosure Schedule sets forth, under a reference to this Section, a complete and correct list of all Management Agreements and Third-Party Management Agreements to which AMS or any of its Subsidiaries is a party and such list correctly identifies the respective manager under each such agreement and the respective holder of the SMR Licenses which are the subject of such agreements, the transmitter locations (by site coordinates and city), and number of channels covered by such SMR Licenses. With reference to any such Management Agreement or Third Party Management Agreement that has been entered into or modified in any material aspect since August 25, 1993, such list also correctly sets forth the term of such agreement, any options or calls (and the respective option or call prices) or rights of first refusal in favor of any party to such agreement to purchase or sell any interest in such SMR Licenses and the respective fees or revenues payable or receivable under any such agreement. To the best knowledge of AMS, the terms of all such Third-Party Management Agreements and the operation of each SMR System pursuant thereto comply with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC except where the failure to so comply will not result in a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole. AMS has made available to Nextel or its representatives for review true, correct and complete copies of all such Management Agreements and Third-Party Management Agreements, and all pending or proposed amendments, supplements or modifications thereto.

     (f) Wide-Area System Application. AMS has furnished to Nextel a true and correct copy of AMS' Request for Rule Waiver for a Wide-Area SMR System and associated applications, as filed with the FCC, and all material supplemental or related materials filed in connection therewith by or on behalf of AMS and/or any of its Subsidiaries, and any written communication issued by the FCC or any FCC staff member of which AMS has knowledge in respect to, or otherwise in connection with, any of the foregoing.

     3.16 Proxy Statement/Prospectus. None of the information supplied or to be supplied by AMS for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. To the extent information is supplied or is to be supplied by AMS for inclusion or incorporation by reference therein, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder.

     3.17 Non-Contravention. Subject to receipt of the requisite vote of stockholders of AMS on the Merger and the submission of all filings with, and receipt of all consents, approvals and waivers from, any Governmental Authority referred to in Section 3.3(a) and except as set forth in the Disclosure Schedule under a reference to this Section, none of the execution and delivery by AMS of this Agreement, the consummation of the transactions contemplated hereby nor the compliance by AMS with the terms and provisions hereof, results or will result in the creation or imposition of any Lien on the properties or assets of AMS or any of its Subsidiaries, violates or will violate any Requirement of Law applicable to AMS or any of its Subsidiaries, conflicts with or will conflict with or results or will result in any breach of any term, condition or provision of, or constitutes or will constitute (with due notice or lapse of time or both) a default under, or pursuant to the terms of, any mortgage, deed of trust or other agreement or instrument to which AMS or any of its Subsidiaries is a party or by which any of them or any of their respective properties is bound (except for any such violations, conflicts, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on AMS and its Subsidiaries, taken as a whole, and which will not materially adversely affect AMS' ability to perform its obligations under this Agreement) or the Certificate of Incorporation or by-laws of AMS. All issued and outstanding shares of AMS Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free and clear of all Liens created or imposed by AMS, and
(iii) not subject to

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

any voting or trust agreement, proxy, buy-sell agreement, preemptive right or similar restriction created or imposed by AMS.

     3.18 Third-Party Investment Rights. Since August 25, 1993, AMS has not given, nor entered into any agreement or legally binding commitment to give, to any Person any right to invest in or otherwise acquire any capital stock or other securities of AMS, other than (i) option grants which are disclosed and included as part of the AMS Equivalent Securities referenced in Section 3.6 hereof and (ii) to Nextel.

     3.19 Related Party Transactions. Except as (i) set forth in the Disclosure Schedule under a reference to this Section, or (ii) disclosed in the SEC Filings made prior to the date of this Agreement, no current or, to the knowledge of AMS after due inquiry within AMS, former director, officer or key employee of AMS is presently a party to, directly or indirectly through his Affiliates, any arrangement or transaction with AMS or any of its Subsidiaries providing for the furnishing of services (except as an employee) by or to, or rental of real or personal property from or to, or otherwise requiring cash payments to or by any such person, other than those that do not involve payments or the furnishing of goods or services having a fair market value by, from or to AMS or its Subsidiaries of more than $5,000 in any calendar year and which may be terminated, without payment of any penalty, termination fee, liquidated damages or other similar amount, on not more than 30 days notice by AMS or its appropriate Subsidiary.

     3.20 Transactions Not in the Ordinary Course. Except as set forth in the Disclosure Schedule under a reference to this Section, or as otherwise disclosed to and approved in writing by Nextel, since August 25, 1993, neither AMS nor any of its Subsidiaries has taken any action without the consent of Nextel which, if taken after such date without the consent of Nextel, would violate Section 5.1, assuming such Section to have been operative on and after such date (and as if the phrase "the date hereof" in such Section were replaced by the date "August 25, 1993").

     3.21 Employee Benefit Matters. (a) Set forth in the Disclosure Schedule under a reference to this Section, is a true, complete and correct list of all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, severance, group insurance and other employee benefit plans, arrangements, agreements and practices currently maintained or contributed to by AMS or any of its Subsidiaries, or to which AMS or any of its Subsidiaries currently is obligated to contribute, relating to present or former employees, directors, officers, stockholders or consultants of AMS or any of its Subsidiaries (collectively, "Employee Plans"). Except as set forth in such portion of the Disclosure Schedule under a reference to this Section or as shown in the 1994 10-K or any SEC Filings made in the period from July 1, 1994 to the date hereof, true, complete and correct copies of which have heretofore been delivered to Nextel, neither AMS nor any of its Subsidiaries has any material liability with respect to any plans, arrangements or practices of the type described in the preceding sentence previously maintained or contributed to by AMS or any of its Subsidiaries, or to which AMS or any of its Subsidiaries previously had an obligation to contribute. AMS previously has delivered or made available to Nextel or its counsel true, complete and correct copies of each of the Employee Plans, including all amendments thereto, and any other documents or other instruments relating thereto reasonably requested by Nextel or its counsel.

     (b) All Employee Plans are being, and have been, maintained, operated and administered in all material respects in accordance with their respective terms and in all material respects in compliance with all applicable laws and all Form 5500 reports required to be filed in respect of any Employee Plan have been (if required to be filed prior to the date hereof) or will be (if required to be filed on or after the date hereof but prior to the Closing) timely and duly filed.

     (c) Neither AMS nor any of its Subsidiaries has or, within the past six years, had an obligation to contribute to a "defined benefit plan" as defined in
Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Employee Plan is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code. Except for the AMS' Subsidiaries, no other

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

trade or business is, or at any time within the past six years has been, treated together with AMS as a single employer under Section 414 of the Code or Section 4001 of ERISA.

     (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified, and each trust created thereunder is exempt from tax under the provisions of Section 501(a) of the Code, except where the failure to be so qualified or exempt would not have a Material Adverse Effect on AMS; provided, that AMS has delivered to the Nextel prior to the execution and delivery hereof copies of all written communications received by AMS from the Internal Revenue Service that question or dispute such qualification of any Employee Plan or exempt status of any related trust.

     (e) There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in AMS or any of its Subsidiaries becoming liable directly or indirectly (by indemnification or otherwise) for any material excise tax, penalty or other liability under ERISA or the Code.

     (f) There are no material actions or claims pending or, to AMS' knowledge after due inquiry, threatened, with respect to any Employee Plan (other than routine claims for benefits), and to AMS' knowledge after due inquiry, there are no material investigations or audits of any Employee Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any material liability of AMS or any of its Subsidiaries that has not been fully discharged.

     (g) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan have been paid, made or accrued as a liability on the balance sheets included in the 1994 10-K or to the extent such amounts are properly due and payable in subsequent periods, in the AMS Financial Statements included in any SEC Filing for such subsequent period (provided that a true, correct and complete copy of such SEC Filing shall have been delivered to Nextel, if filed with the SEC prior to the date hereof, prior to the execution and delivery of this Agreement, and if filed with the SEC thereafter, promptly after such filing with the SEC). With respect to any insurance policy providing funding for benefits under any Employee Plan, (x) there is no material liability of AMS or any of its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and
(y) except as previously disclosed in writing to Nextel, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the best of AMS' knowledge, no such proceedings with respect to any insurer are imminent.

     (h) Each Employee Plan that is a group health plan subject to Section 4980B of the Code (or which was subject to Section 162(k) of the Code) has been operated in all material respects in compliance with the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA.

     (i) Each Employee Plan that is subject to Section 1862(b)(1) of the Social Security Act has been operated in all material respects in compliance with the secondary payer requirements of Section 1862(b)(1) of such Act.

     (j) The Disclosure Schedule under a reference to this Section contains a separate identification of each Employee Plan that provides benefits, including, without limitation, death or medical benefits, beyond termination of employment or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any qualified Employee Plan, or (iii) deferred compensation benefits fully reflected in the balance sheets included in the 1994 10-K (the "Post-Employment Benefits"). The Disclosure Schedule under a reference to this Section contains an accurate summary (with reasonably descriptive detail as to both type and dollar amount) of all liabilities reasonably estimated to be in excess of $25,000 as of December 31, 1994 relating to the Post-Employment Benefits.

     (k) Except as set forth in the Disclosure Schedule under a reference to this Section, the execution and performance of this Agreement will not, solely in and of itself, (i) constitute a stated triggering event under

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

any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from AMS or any of its Subsidiaries to any present or former officer, employee, director, stockholder or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, stockholder or consultant of AMS or any of its Subsidiaries.

     (l) Except as set forth in the Disclosure Schedule under a reference to this Section, neither AMS nor any of its Subsidiaries has agreed or committed to make any amendments to any of the Employee Plans not already embodied in the documents comprising any such Employee Plan, other than any amendments required by law.

     (m) All contributions, transfers, and payments by AMS in excess of $50,000 made in any calendar year with respect to which the applicable statute of limitations period has not expired in respect of any Employee Plan have been or are fully deductible under the Code.

     (n) Except as set forth in the Disclosure Schedule under a reference to this Section, as of December 31, 1994 there are no (i) bonuses, sales commissions or vacation pay earned but not received and (ii) incurred or continuing but unpaid claims under Employee Plans not funded by insurance, other than such of the foregoing items described in clauses (i) and (ii) above which in the aggregate do not exceed $50,000.

     (o) Except as set forth in the Disclosure Schedule under a reference to this Section, no Employee Plan provides benefits to any individual who is not a current or former employee of AMS or one of its Subsidiaries, or the dependents or other beneficiaries of any such individual who is not a current or former employee.

     (p) Except as set forth in the Disclosure Schedule under a reference to this Section, no parachute payments (within the meaning of Section 280(G) of the Code) will be made in connection with or as a result of all or any of the transactions contemplated by this Agreement to occur at the Closing.

     3.22 Registration Rights. Except as set forth in the Disclosure Schedule under a reference to this Section, no Person has any rights to require registration under the Securities Act of any shares of capital stock of AMS. No such Person who has such registration rights is a Rule 145 Affiliate of AMS, and such registration rights do not apply to any securities that are not presently outstanding shares of AMS Common Stock. True, correct and complete copies of all agreements listed on the Disclosure Schedule under a reference to this Section have been delivered to Nextel (or its authorized representative).

     3.23 Certain Contracts. Except as set forth on the Disclosure Schedule under a reference to Section 3.19 hereof and/or to this Section, neither AMS nor any of its Subsidiaries (nor any of their properties) is a party to or is bound by or has executory rights or obligations under (except in any case as may result from indemnification, contribution or similar rights or obligations under agreements with respect to which, to AMS' knowledge after due inquiry, AMS has neither asserted in writing any Claim nor received any written notice of any Claim that has not been resolved) (i) other than the agreements referred to in sections (ii) through (ix) hereafter, any other agreement or arrangement not made in the ordinary course of business involving payments, or the furnishing of goods or services, by AMS or any of its Subsidiaries in an amount in excess of $25,000 individually or (in the case of related agreements or arrangements) $100,000 in the aggregate; (ii) any employment or consulting contract; (iii) any contract with any labor union; (iv) any lease with respect to real or personal property other than site leases, whether as lessor or lessee, involving lease payments in excess of $25,000 per item or $100,000 in the aggregate (in the case of related leases) per annum; (v) any wholly or partially unfulfilled contract or commitment for the purchase of raw materials or supplies or the sale of products involving more than $25,000 per item or $100,000 in the aggregate (in the case of related contracts or commitments) per annum; (vi) any indenture, agreement, note, mortgage, guaranty or other writing which evidences or relates to any loan of money to, or indebtedness for money borrowed by, AMS or any of its Subsidiaries; (vii) any license agreement or other contract or agreement relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance; (viii) any loan by (or guaranteed by) AMS or any of its Subsidiaries to officers, directors or employees of AMS or any of its Subsidiaries (other than advances made in the ordinary course of business and not exceeding $2,500 in the aggregate); (ix) any agreement relating to

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any direct or indirect acquisition or disposition by AMS of SMR Licenses (as defined in Section 3.27), which agreement either (A) was entered into after August 25, 1993 or (B) provides obligations, duties or rights of any party thereto that have not been fully satisfied, performed or exercised as of the date of this Agreement, in the case of any of the foregoing, whether written or oral (and, in the case of oral agreements, with AMS providing a written summary of all material terms thereof to Nextel) or (x) any site leases. Except as set forth in the Disclosure Schedule under a reference to this Section, neither AMS nor any of its Subsidiaries is now or will be in default in any material respect upon and giving effect to the Merger under the terms of, or otherwise be or become deprived of any material benefit (or of the ability to enforce any material term presently in effect on the date hereof) under, any commitments described in Subsections (i) through (ix) of this Section 3.22 which default would have a Material Adverse Effect on AMS and its Subsidiaries taken as a whole or would materially adversely affect AMS' ability to perform its obligations under this Agreement.

                 ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF
                                NEXTEL AND NEWCO

     In order to induce AMS to enter into this Agreement, Nextel and Newco represent and warrant to AMS (which representations and warranties shall not survive the Merger) that:

     4.1 Corporate Status, etc. (a) Nextel and each of the Nextel Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

     (b) Except as set forth in Schedule 4.1(b), Nextel and/or each of the Nextel Subsidiaries, as the case may be, is duly qualified and in good standing to conduct business as a foreign corporation in all jurisdictions where it currently conducts business activities or owns or leases properties or assets, in any of the foregoing cases, on a more than incidental or nominal basis in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, and would not materially adversely affect Nextel's ability to perform its obligations under this Agreement.

     (c) Nextel has the corporate power and authority (directly or indirectly through one or more of the Nextel Subsidiaries) to own or lease (as appropriate) and operate its (and such Subsidiaries') properties and to conduct the business in the manner in which it (and any of such Subsidiaries) is currently engaged.

     (d) Except as set forth in Schedule 4.1(d), Nextel owns, directly or indirectly, free and clear of all Liens and has the unrestricted power to dispose of (subject to the requirements of state and Federal securities laws), all of the outstanding capital stock of each of its Subsidiaries and, except as set forth in such Schedule, since the date of acquisition or formation, as appropriate, by Nextel, the assets, liabilities and results of operations of the Subsidiaries of Nextel have been included in the consolidated financial statements of Nextel in the manner and to the extent required by GAAP. All of such shares of stock of the Subsidiaries so owned by Nextel are duly authorized, validly issued, fully paid and nonassessable.

     4.2 Power and Authority. Each of Nextel and Newco has the corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the transactions contemplated hereby and each of Nextel and Newco has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Nextel and Newco and constitutes a legal, valid and binding obligation of each of Nextel and Newco, enforceable against Nextel and Newco in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3 Consents/Approvals; Enforceability. (a) No consents of, filings with, authorizations or other actions of any Governmental Authority are required to be received, made or filed by or taken on behalf of, Nextel or Newco for either Nextel's or Newco's execution, delivery and performance of this Agreement, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act and any applicable state securities or "blue sky" law

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or (iii) compliance with any applicable requirements of the FCC, except for any such consents, filings, authorizations or other actions the failure to receive, make or take would not (1) have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole or (2) adversely affect the consummation of the transactions contemplated hereby or (3) materially adversely affect Nextel's or Newco's ability to perform its obligations under this Agreement.

     (b) Except as set forth on Schedule 4.3(b) attached hereto, no consent, approval, waiver or other action by any Person (other than any Government Authority referred to in Section 4.3(a) above) under any contract, agreement, indenture, lease, or other similar document to which Nextel or Newco is a party or by which Nextel or Newco is bound is required for the execution, delivery and performance by Nextel or Newco of this Agreement, or the consummation of the transactions contemplated hereby, except for any such consents, approvals, waivers or other actions the failure to receive or take would not (1) have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole or (2) adversely affect the consummation of the transactions contemplated hereby or (3) materially adversely affect Nextel's or Newco's ability to perform its obligations under this Agreement.

     4.4  Compliance with Laws.  Except as set forth in Schedule 4.4:

     (a) each of Nextel and the Nextel Subsidiaries is not currently in violation (nor are any of them currently liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation applicable to any of its or their presently or formerly owned properties or to the conduct of its or their current or past businesses, nor do any of the business practices followed, services provided or products made, modified or installed by any of them (in the ordinary course of their businesses or otherwise), violate any statute, law or regulation applicable thereto, which violations are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, or to materially adversely affect Nextel's ability to perform its obligations under this Agreement, or the costs or consequences of correction or remediation of which, to the extent required to comply with applicable Requirements of Law, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, or to materially adversely affect Nextel's ability to perform its obligations under this Agreement;

     (b) none of (i) the business of Nextel or any of the Nextel Subsidiaries, or (ii) the business practices followed, services or products performed, sold or otherwise made available by Nextel or any of the Nextel Subsidiaries, violates any applicable law or regulation relating to air, water or noise pollution or employee health and safety or the production, storage, labeling, transportation or disposition of solid waste or hazardous or toxic substances, which violations, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, or to materially adversely affect Nextel's ability to perform its obligations under this Agreement, or the costs or consequences of correction or remediation of which (to the extent required to comply with applicable Requirements of Law), individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole or to materially adversely affect Nextel's ability to perform its obligations under this Agreement; and

     (c) Nextel and the Nextel Subsidiaries and, to Nextel's knowledge, each person holding any SMR Licenses or SMR Systems that are subject to a Management Agreement, have timely obtained all licenses and permits and timely filed all reports required to be filed under any such applicable laws or regulations except for any such license, permit or report the failure to obtain or make are not reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries taken as a whole.

     4.5 Financial Statements. Nextel has furnished to AMS (or an authorized representative of AMS) the following financial statements: (a) an audited consolidated balance sheet of Nextel and the Nextel Consolidated Subsidiaries as of, and the related audited consolidated statements of operations and cash flows, for the nine month transition period ended December 31, 1994 and (b) the audited consolidated balance sheets of Nextel and the Nextel Consolidated Subsidiaries as of March 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years ended March 31, 1993 and 1994 (including, in the case of the financial statements described in each of the foregoing clauses (a) and (b), any footnotes thereto and the related certifications of Deloitte & Touche, L.L.P.) (collectively, the "Nextel Financial Statements"), which are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and present fairly the consolidated financial position of Nextel and the Nextel consolidated Subsidiaries, at the dates indicated in such financial statements and results of their operations for the periods stated therein.

     4.6 Capitalization. The authorized capital stock of Nextel consists solely of (i) 230,000,000 shares of Class A Common Stock, par value of $.001 per share ("Class A"), (ii) 20,000,000 shares of Class B Non-Voting Common Stock, par value of $.001 per share ("Class B"), and (iii) 10,000,000 shares of Preferred Stock, par value of $.010 per share ("Preferred"), of which (i) 106,927,574 Class A shares, (ii) zero Class B shares, and (iii) zero Preferred shares were issued and outstanding as of April 5, 1995 and 24,860 Class A shares of which were then held as treasury shares. Schedule 4.6 sets forth all outstanding options to purchase Nextel Common Shares, the number of shares purchasable thereunder, and the per share exercise price of each option; and all outstanding warrants for the purchase of Nextel Common Shares, the number of shares purchasable thereunder, and the per share exercise price of each warrant. Except as set forth on such Schedule 4.6, and for issuances made or to be made in compliance with the terms of pending agreements listed on Schedule 4.6, there are no commitments or obligations of Nextel, either firm or conditional, to issue, deliver or sell, whether under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, conversion rights or otherwise, any authorized but unissued shares, or treasury shares, of Nextel Common Shares or other securities of Nextel. At the Effective Time, the Nextel Common Shares issued by reason of the Merger will be duly authorized, validly issued, fully paid and nonassessable, and their issuance in connection with the Merger will be registered under the Securities Act and registered or exempt from registration under applicable state securities laws, and such Nextel Common Shares will be listed on the NASDAQ-NMS.

     A true, correct and complete copy of each of the certificate of incorporation and the by-laws of Nextel has been delivered to AMS (or an authorized representative of AMS) prior to the execution hereof. Except as set forth in Schedule 4.6, there are no amendments pending or proposed to either such certificate of incorporation or such by-laws of Nextel.

     4.7 No Pending or Threatened Actions. Except for the Purported Class Actions and such other matters as are set forth on Schedule 4.7 or in a registration statement or a report filed by Nextel with the SEC prior to the date hereof, there are no Claims formally instituted and pending or, to the knowledge of Nextel, threatened against or specifically identifying Nextel or any of the Nextel Subsidiaries or any of their properties or assets (other than Claims affecting generally any group of similarly situated third parties such as members of the SMR industry), or before or by any Forums which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, or to materially adversely affect Nextel's or Newco's ability to perform its obligations under this Agreement. Except as set forth in such Schedule, to the knowledge of Nextel, neither Nextel nor any of the Nextel Subsidiaries is subject to or in default under any Order of any Forum which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, or to materially adversely affect Nextel's or Newco's ability to perform its obligations under this Agreement.

     4.8 No Defaults. Except as set forth in Schedule 4.8, (i) neither Nextel nor any of the Nextel Subsidiaries is in default under or with respect to any contractual obligation to which Nextel or any of the Nextel Subsidiaries is a party or by which any of them or their respective properties is bound, which default would have a Material Adverse Effect on Nextel and the Nextel Subsidiaries taken as a whole or would materially adversely affect Nextel's ability to perform its obligations under this Agreement and (ii) to Nextel's knowledge, no other party to any contract to which Nextel or any of its Subsidiaries is a party or by which any of them or their respective properties is bound is in default of such contract in any material respect or has indicated an intention to terminate any such contract, excluding any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole.

     4.9 No Material Adverse Change. Except as set forth in Schedule 4.9, since December 31, 1994, there has not been any Material Adverse Change to Nextel and the Nextel Subsidiaries, taken as a whole.

     4.10 Title to Properties; Encumbrances. Except as set forth in Schedule 4.10, Nextel and each Nextel Subsidiary has such title to all of its material properties and assets, real and personal, tangible and intangible (including, without limitation, those material properties and assets reflected in the Nextel Financial Statements, except as disposed of pursuant to the Consent Decree (as hereinafter defined) or in the ordinary course of business since December 31,
1994) as is requisite to the conduct of their respective businesses in substantially the same manner as presently conducted, and there is no title defect in any of such properties or assets which is reasonably likely to have at any time a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole. None of such properties or assets is subject to any Lien other than
(i) Liens on digital mobile system infrastructure equipment, subscriber units and related items imposed pursuant to financing arrangements in place on the date hereof and relating to purchases of such equipment, units and items, and purchase money security interests incurred in the ordinary and normal course of business in arm's-length transactions with non-affiliates and any Lien for current Taxes not delinquent or being contested in good faith; (ii) arising by virtue of any real or personal property leases entered into in the ordinary course of business in arm's-length transactions with non-affiliates; (iii) referred to in the Nextel Financial Statements; (iv) Liens in the nature of reserves, set-asides or escrows to secure payment or performance obligations in connection with leases of subscriber units or site lease construction or channel build-out; or (v) such other Liens which do not and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole.

     4.11 Intellectual Property. Except as set forth in Schedule 4.11, (a) Nextel and the Nextel Subsidiaries each own or possess adequate licenses or other valid rights to use all Rights used in the conduct of their respective businesses as presently being conducted, except for such licenses or rights the failure to own or possess by Nextel and the Nextel Subsidiaries is not likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries taken as a whole; (b) the validity of such items and the title thereto of Nextel and the Nextel Subsidiaries have not been disputed in any litigation to which Nextel or any of the Nextel Subsidiaries is a party nor, to the knowledge of Nextel, is any such litigation threatened; and (c) the conduct of the businesses of Nextel and the Nextel Subsidiaries as now conducted does not conflict with Rights of others in any way that is reasonably likely to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries taken as a whole. Except as set forth on
Schedule 4.11, no material infringement of any Right owned by or licensed by or to Nextel or the Nextel Subsidiaries is known to Nextel.

     4.12 Brokers. Neither Nextel nor Newco has any arrangements with any broker, finder or investment banker which would entitle any such Person to a brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, other than any arrangements that may exist between Nextel and Ritzel Communications, as to which Nextel will bear the sole and exclusive responsibility for required payments, if any.

     4.13 Taxes. Except as set forth on Schedule 4.13, Nextel and the Nextel Subsidiaries, individually or as successors to any combined or merged entity, have timely and correctly filed or caused to be filed all material Tax Returns required to be filed by Nextel and the Nextel Subsidiaries. All material Taxes that are due and payable on or before the Closing in respect of such Tax Returns have been or will be duly and timely paid or deposited, as the case may be, in full by the Closing. Except as set forth in such Schedule, neither Nextel nor any of the Nextel Subsidiaries has made an agreement with any third party in which Nextel or such Nextel Subsidiaries has agreed to indemnify or reimburse such third party for any liability for Taxes such third party may have.

     4.14 Materially Correct. Reference is hereby made to (i) the SEC filings furnished by Nextel to AMS pursuant to or in connection with this Agreement, whether furnished prior to, at or subsequent to the date hereof, (ii) this Agreement, including the Schedules hereto, and (iii) the information contained in each Officers' Certificate and documents furnished by Nextel at the Closing (all such written information, taken as a whole, the "Nextel Disclosure Information"). The Nextel Disclosure Information so received on or prior to the date hereof by AMS, (A) as to the SEC filings, as of their respective dates did not contain any untrue

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

statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make any statement of material fact contained therein, in the light of the circumstances under which it was made, not misleading and (B) as to Nextel Disclosure Information of the types described in either of the foregoing clauses (ii) or (iii), is and at the Closing will be true and correct in all material respects. The foregoing representations made in the immediately preceding sentence also shall be deemed made anew by Nextel to AMS immediately prior to the Closing, but with reference to the Nextel Disclosure Information so received prior to the Closing by AMS. As used in this Section 4.14, "material" means material to the financial condition, results of operations, prospects, business, assets or properties of Nextel and the Nextel Subsidiaries, taken as a whole.

     4.15  Regulatory Matters.

     (a) License Information. Schedule 4.15(a) to this Section sets forth all of the following information for each SMR License and other FCC License (except for community repeater authorizations) issued to, or subject to a binding Management Agreement or any other agreement that contains a binding right to acquire SMR Licenses or FCC Licenses, either directly or through an acquisition of the Person owning such Licenses, so long as such Management Agreement or other agreement is with Nextel or any of the Nextel Subsidiaries:

          (i) for all FCC Licenses (including all SMR Licenses), the name of the licensee, the call sign, the transmitter location (by city), the type of service (paging, SMR, etc., by name or FCC abbreviation), the frequency or frequencies authorized and the license renewal date;

          (ii) in the case of SMR Licenses, whether the license is for a conventional or trunked SMR System, the applicable loading date and whether the SMR License is managed by Nextel or any of the Nextel Subsidiaries pursuant to a Management Agreement; and

          (iii) each holder of any such FCC License that is neither wholly-owned by Nextel nor owned entirely by unaffiliated persons and managed by Nextel.

     (b) Other Regulatory Matters. Except as set forth on Schedule 4.15(b), to the knowledge of Nextel, as of date hereof (i) Nextel or a Nextel Subsidiary holds, manages or has the right to acquire all FCC Licenses used in, or necessary for the conduct of, its business as currently conducted; (ii) neither Nextel nor a Nextel Subsidiary has received any written notice of proceedings relating to the revocation, modification or denial of any applications for any of its Licenses which would have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole; (iii) Nextel and each of the Nextel Subsidiaries has fulfilled and performed its material obligations with respect to its Licenses; (iv) no event has occurred and remains uncured that allows revocation or termination of any of the Licenses held by Nextel or any of the Nextel Subsidiaries or would result in any other material impairment of the rights in the Licenses held or managed by Nextel or any of the Nextel Subsidiaries; and (v) the Licenses held or managed by Nextel or the Nextel Subsidiaries contain no restrictions (other than those generally applicable to FCC Licenses) that are materially burdensome to Nextel or any of Nextel Subsidiaries (except for Licenses indicated as authorized on a secondary basis).

     (c) Wide-Area System Application. Nextel has furnished to AMS a true and correct copy of each material Request for Rule Waiver for a Wide-Area SMR System and associated applications, as filed with the FCC, and all material supplemental or related materials filed in connection therewith by or on behalf of Nextel and/or any of the Nextel Subsidiaries and any written communication issued by the FCC or any FCC staff member of which Nextel has knowledge in response to, or otherwise in connection with, any of the foregoing.

     4.16 Proxy Statement/Prospectus. None of the information supplied or to be supplied by Nextel for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. To the extent information is supplied or is to be supplied by Nextel for inclusion or incorporation by reference therein, the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder.

     4.17 Non Contravention. Subject to the submission of all filings with, and receipt of all consents, approvals and waivers from, any Governmental Authority referred to in Section 4.3(a), and except as set forth in Schedule 4.17, none of the execution and delivery by Nextel or Newco of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by Nextel or Newco with the terms and provisions hereof, results or will result in the creation or imposition of any Lien upon any of the properties or assets of Nextel or Newco or violates or will violate any Requirement of Law applicable to Nextel or to Newco, conflicts with or will conflict with or results or will result in any breach of any term, condition or provisions of, constitutes or will constitute (with due notice or lapse of time or both) a default under or pursuant to the terms of, any mortgage, deed of trust or other agreement or instrument to which Nextel or Newco is a party or by which either of them or any of their respective properties is bound (except for any of such violations, conflicts, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole, and will not materially adversely affect Nextel's or Newco's ability to perform its obligations under this Agreement) or Nextel's or Newco's certificate of incorporation or by-laws.

                          ARTICLE V.  COVENANTS OF AMS

     5.1 Conduct of AMS Pending the Closing. Except as set forth on the Disclosure Schedule under a reference to this Section from the date hereof until the Closing, AMS shall, and shall cause each of its Subsidiaries to, conduct its business in accordance with the provisions of this Section 5.1:

     (a) AMS shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course of business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations;

     (b) Except as specifically contemplated by or as provided in this Agreement or to the extent consented to in writing by Nextel, AMS shall not, and shall cause each of its Subsidiaries not to, (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, except pursuant to outstanding AMS Equivalent Securities as listed and described in the Disclosure Schedule under a reference to Section 3.6 hereof; (ii) sell, assign, transfer, or subject to any Lien (A) any of its SMR Licenses, or (B) any of its other assets with an aggregate fair market value in excess of $50,000 (except, in the case of assets other than SMR Licenses, in the ordinary course of business or Permitted Liens);
(iii) amend or propose to amend its Certificate of Incorporation or By-Laws;
(iv) split, combine or reclassify any outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or other property with respect to the capital stock, except dividends paid by any Subsidiary of AMS to any wholly owned Subsidiary of AMS or to AMS; (v) redeem, purchase or acquire or offer to acquire any shares of capital stock;
(vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or material assets, or any additional SMR Systems or related operations, rights, assets or properties located in the state of Florida; or
(vii) borrow any money or incur or become subject to any material liability, except liabilities (other than for borrowed money) incurred in the ordinary course of business;

     (c) AMS shall not and shall cause each of its Subsidiaries not to, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, severance or termination pay to, any director, officer or employee who earns more than $50,000 per year; except for wage, salary or compensation increases or severance arrangements made in the ordinary course and consistent with past practice;

     (d) AMS shall not, and shall cause each of its Subsidiaries not to, adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees except as required by law;

     (e) AMS shall not, and shall cause each of its Subsidiaries not to, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation against AMS or such Subsidiary (including, without limitation, the Purported Class Actions) for an amount in excess of $50,000.00;

     (f) AMS shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to preserve intact (to the extent desirable in the exercise of AMS' reasonable business judgment) its business organization and good will, keep available the services of its officers and employees as a group and preserve intact advantageous business relationships and material agreements;

     (g) AMS shall not, and shall cause each of its Subsidiaries not to, either
(i) take any action which it knows would result in, or (ii) refrain from taking any action which to AMS' knowledge is needed to avoid, any loss of FCC License grants of AMS and its Subsidiaries. Notwithstanding the foregoing, AMS (a) shall not be required to take any action or refrain from taking any action if it would be unreasonable to do so based upon sound and customary business practice in the SMR industry, and (b) may take any action, or refrain from taking any action, contemplated by Section 3.9. AMS shall not, and shall cause each of its Subsidiaries not to, take any action with respect to AMS' Request for Rule Waiver referred to in Section 3.15(d) hereof, other than actions approved in advance by Nextel, which approval will not be unreasonably withheld or delayed; and

     (h) At Nextel's request, AMS shall use its best efforts to take or cause to be taken such actions as shall be reasonably necessary and appropriate for the conditions specified in Article IX hereof to be fulfilled as soon as practicable, and in no event later than immediately prior to the Closing hereunder.

     (i) AMS shall cooperate with Nextel and Newco and use its reasonable best efforts to ensure that the consummation of the Merger shall not constitute a default or an event that, with notice or lapse of time or both, would ripen into a default, for purposes of any of the Nextel Indentures, or would require the issuance of any Subsidiary guarantees under any of the Nextel Indentures.

     5.2 SEC Registration. (a) AMS shall use its reasonable best efforts to furnish to Nextel such information about AMS (including its subsidiaries and affiliates) as may be necessary to enable Nextel to prepare and file with the SEC a Proxy Statement/Prospectus, or other appropriate form, under the Securities Act and the rules and regulations promulgated thereunder, in respect of the Nextel Common Shares to be issued by reason of the Merger (such registration statement, the prospectus included therein and the proxy statement to be furnished to the holders of AMS Common Stock, in each case together with any amendments thereto, the "Proxy Statement/Prospectus"). AMS shall use its best efforts so that AMS Information (as defined below) included in the Proxy Statement/Prospectus shall not, at the time the Proxy Statement/Prospectus is declared effective, contain any untrue statement of a material fact, omit to state any material fact required to be stated therein, or omit any material fact necessary in order to make the statements therein not misleading. If at any time prior to the time of the Special Meeting or the Effective Time any event or circumstance should be discovered by AMS with respect to AMS Information which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, AMS will immediately notify Nextel and will use its best efforts to assist Nextel in appropriately amending or supplementing the Proxy Statement/Prospectus or in preparing and distributing such amendment or supplement, if required, in the manner contemplated in Section 6.2. The Proxy Statement/Prospectus, insofar as it relates to information concerning AMS, or any of its businesses, assets, directors, officers or stockholders that is supplied by AMS (including third party information required to be obtained by AMS) for inclusion in the Proxy Statement/Prospectus (the "AMS Information") will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (b) AMS shall instruct its accountants to deliver, and shall use its best efforts to cause its accountants, KPMG Peat Marwick L.L.P., to deliver, to Nextel letters dated at the time the Proxy Statement/Prospectus becomes effective and as of the Closing, addressed to Nextel, containing such matters as are customarily contained in auditors' letters regarding information about AMS provided by AMS expressly for inclusion in such Proxy Statement/Prospectus, and in form and substance reasonably satisfactory to Nextel.

     (c) AMS will use its reasonable best efforts to cause the AMS Common Stock to continue to be listed on the Nasdaq National Market until the record date for the Special Meeting (as defined below). Without Nextel's prior written consent, AMS shall not set or change the record date for the Special Meeting for or to any date on which the AMS Common Stock is not a listed security on the Nasdaq National Market.

     5.3 Stockholder Approval. (a) After the Proxy Statement/Prospectus has become effective, AMS shall cause a special meeting (the "Special Meeting") of its stockholders to be duly called for the purpose of submitting for approval of AMS' stockholders this Agreement and all actions contemplated hereby which require such approval under the DGCL, the Certificate of Incorporation and/or By-laws of AMS or the requirements of Nasdaq National Market. AMS shall use all reasonable efforts, (i) to cause the definitive Proxy Statement/Prospectus relating to this Agreement and the transactions contemplated hereby to be mailed to its stockholders and (ii) give notice of, convene and hold such Special Meeting, as soon as practicable (but subject to compliance with Section 5.2(c)).

     (b) The Board of Directors of AMS (assuming such Board's receipt of the written opinion referenced in Section 9.3(g) herein) shall recommend that stockholders of AMS vote in favor of the approval of this Agreement, and all actions contemplated hereby which require such approval, provided that nothing herein shall require the Board of Directors of AMS to act, or refrain from acting, in any manner that, in the judgment of the Board of Directors of AMS (after obtaining and considering the advice of independent counsel), is reasonably expected to conflict with the proper discharge of the fiduciary duties of the Board of Directors of AMS under applicable law. Subject to the proviso in the preceding sentence, AMS shall use its reasonable best efforts to
(i) solicit from stockholders of AMS proxies in favor of such approval and (ii) take all other action to secure a vote of stockholders of AMS in favor of each matter presented as contemplated by this Agreement for the approval of the stockholders of AMS.

     5.4 Covenants of AMS Prior to the Closing. (a) From the date of this Agreement to and including the Closing, AMS shall give Nextel, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of AMS and its Subsidiaries, shall furnish to Nextel, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information concerning AMS and its Subsidiaries required to be contained in any document required to be filed by Nextel or AMS with any Governmental Authority in connection with any of the transactions contemplated by this Agreement as such Persons may reasonably request and shall instruct AMS' employees, counsel and financial advisors to cooperate with Nextel in its investigation of the business of AMS and the Subsidiaries; provided however, that (i) such investigation shall not unreasonably disrupt the personnel or operations of AMS and its Subsidiaries, (ii) Nextel shall consult with AMS in good faith to establish such arrangements as are reasonably designed in the circumstances to protect any attorney-client or similar privilege which might otherwise be available with respect to the information or material at issue (and AMS shall not assert that any such privilege would prevent or limit disclosure of such information or material to Nextel unless the subject matter to which it relates is disclosed on a schedule to this Agreement or to Nextel in writing) and (iii) such information as AMS may be under a contractual obligation not to disclose or to make available to a third party such as Nextel need not be furnished to Nextel by AMS if, after using its reasonable efforts in good faith to secure all necessary consents to permit such disclosure, AMS is unable to obtain such consents; and provided further, that no investigation pursuant to this Section shall affect any representation or warranty given by AMS to Nextel hereunder or under any other agreement between AMS and Nextel.

     (b) Promptly following AMS' filing of any SEC Filing containing financial statements of AMS, AMS shall deliver copies thereof to Nextel with a written certification by the chief financial officer of AMS that such financial statements have been prepared in accordance with GAAP; provided, that copies of such monthly financial statements and financial information concerning AMS and/or any of its Subsidiaries in such form, content and detail as are prepared and furnished to any officers of AMS and/or any such Subsidiary, shall be delivered to Nextel promptly after such financial statements or information become available.

     (c) AMS shall make on a prompt and timely basis all governmental or regulatory notifications and filings, including, without limitation, any required notifications and filings under the HSR Act, necessary to be

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

made by it for the consummation of the transactions contemplated hereby, and shall cooperate in all reasonable respects with Nextel's actions taken to fulfill the parallel covenants set forth in Section 6.1 hereof.

     5.5 No Solicitation. Neither AMS nor any of its Subsidiaries shall directly or indirectly encourage, solicit, initiate or participate in any way in any discussion or negotiations with, or provide any information to, or afford any access to the properties, books or records of AMS or any of its Subsidiaries in connection with any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets (other than radio inventories), sale of shares of capital stock or similar transactions involving AMS or any Subsidiary; provided that in the event a party expresses in writing a bona fide intention to make an offer to AMS involving any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets, sale of shares of capital stock or similar transactions, AMS may participate in discussions or negotiations with, or provide information to, or afford access to the properties, books or records of AMS or any Subsidiary, if to fail to do so would, in the reasonable judgment of the Board of Directors of AMS (after obtaining and considering the advice of independent counsel), conflict with the proper discharge of the fiduciary duties of the Board of Directors of AMS under applicable law. AMS shall promptly notify Nextel if any such information is requested of it or any Subsidiary or any such negotiations or discussions are sought with it or any Subsidiary.

     5.6 Affiliates. AMS shall use its best efforts to cause each person that is an "affiliate" of AMS for purposes of Rule 145 under the Securities Act ("Rule 145 Affiliates", which shall include all executive officers and directors of AMS and all holders of 5% or more of the outstanding shares of AMS Common Stock and such other individuals or entities listed as Rule 145 Affiliates as set forth on Schedule 5.6) to deliver to Nextel at the Closing a written agreement substantially in the form attached hereto as Annex B.

     5.7 Warrant and Option Holders, Etc. AMS shall use its best efforts to cause: (a) all warrant and option holders of AMS Common Stock either to exercise, cancel, convert or otherwise act as permitted in Section 2.3 with respect to their warrants and options; (b) holders of AMS Common Stock who have registration rights (other than those Persons and registration rights set forth on the Disclosure Schedule under a reference to Section 3.22), pre-emptive or anti-dilutive rights, rights to appoint directors or to have other representatives on the Board of Directors of AMS or any other corporate governance rights associated with such holder's stock (other than rights arising under the AMS Certificate of Incorporation or By-Laws), to terminate such rights; and (c) all such actions to become effective at and upon the Effective Time.

     5.8 Vote of AMS Directors and Officers. AMS shall use reasonable best efforts, subject to any restrictions under applicable law, to obtain agreements from each officer and director of AMS to vote his or her shares of AMS Common Stock in favor of the Merger.

     5.9 No Subsidiaries. AMS shall use its reasonable best efforts to cause its Subsidiaries to be dissolved and the assets distributed to, or merged with and into, AMS on or prior to the Closing, so that as of the Effective Time AMS shall have no Subsidiaries.

                   ARTICLE VI.  COVENANTS OF NEWCO AND NEXTEL

     6.1 Conduct of Nextel Prior to the Closing. Nextel shall make on a prompt and timely basis all governmental or regulatory notifications and filings, including, without limitation, any required notifications and filings under the HSR Act, necessary to be made by it for the consummation of the transactions contemplated hereby, and shall cooperate in all reasonable respects with AMS' actions taken to fulfill the parallel covenants set forth in Section 5.4(c) hereof.

     6.2  SEC Registration.

     (a) Nextel shall use all reasonable efforts to prepare and file as promptly as practicable with the SEC the Proxy Statement/Prospectus. Nextel may elect to use the same Proxy Statement/Prospectus to register the issuance and/or resales of other shares of Nextel stock that Nextel contemplates issuing to persons other than the stockholders of AMS in other transactions; provided that the inclusion of such shares in the Proxy Statement/Prospectus will not delay or impede the process of the Proxy Statement/Prospectus becoming and remaining effective as contemplated hereunder. Nextel shall use its reasonable best efforts to cause such Proxy

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

Statement/Prospectus to become effective as promptly as practicable, and shall use its reasonable best efforts to take any action required to be taken to comply in all material respects with any applicable federal or state securities laws in connection with the issuance of Nextel Common Shares in the Merger; except that such covenant of Nextel is made, as to those portions of the Proxy Statement/Prospectus containing or required to contain AMS Information, assuming and relying on timely and full compliance by AMS with Section 5.2.

     (b) Nextel shall use its reasonable best efforts so that the information included in the Proxy Statement/Prospectus shall not, at the time the Proxy Statement/Prospectus is declared effective and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; except that such covenant of Nextel is made, as to those portions of the Proxy Statement/Prospectus containing or required to contain AMS Information, assuming and relying on timely and full compliance by AMS with Section 5.2. If at any time prior to the time of the Special Meeting or the Effective Time any event or circumstance should be discovered by Nextel which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, Nextel will promptly advise AMS and use its reasonable best efforts to appropriately amend or supplement and mail the Proxy Statement/ Prospectus or such amendment or supplement, if required. Any amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Proxy Statement/Prospectus.

     (c) Nextel shall cause the Proxy Statement/Prospectus and all other documents required to be filed by Nextel with the SEC in connection with the transactions contemplated herein to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Nextel shall have no liability or obligation for any AMS Information included in such Proxy Statement/Prospectus and/or other documents filed by Nextel with the SEC.

     (d) Nextel shall instruct its accountants to deliver, and shall use its best efforts to cause its accountants, Deloitte & Touche, to deliver, to AMS letters dated at the time the Proxy Statement/Prospectus becomes effective and as of the Closing, addressed to AMS, containing such matters as are customarily contained in auditors' letters regarding information about Nextel and Newco contained in the Proxy Statement/Prospectus, and in form and substance reasonably satisfactory to AMS.

     6.3 Current Public Information. After the Effective Time, Nextel shall use all reasonable efforts to file all reports required to be filed by it under the Securities Act or the Exchange Act and the rules and regulations adopted by the SEC thereunder and shall use all reasonable efforts to take such further action as may be necessary to ensure that the requirements of Rule 144(c) under the Securities Act are satisfied such as to enable any Rule 145 Affiliates of AMS to offer or sell the Nextel Common Shares received by them in the Merger pursuant to paragraph (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144) and subject also to Section 5.6 and any certificates delivered in accordance therewith by any of such Rule 145 Affiliates of AMS.

     6.4 NASDAQ Listing. Nextel shall use its reasonable best efforts to list (subject to notice of issuance) on the Nasdaq National Market, the Nextel Common Shares to be issued in connection with the Merger.

     6.5 Indemnification. (a) From and after the Effective Time until the tenth anniversary of the Effective Time (the "Indemnification Period"), the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of AMS (each, an "Indemnitee") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that AMS would have been permitted under Delaware law and its charter and by-laws in effect as of the date hereof to indemnify such persons (including the advancing of expenses as incurred (including the cost of any investigation and preparation incurred in connection therewith)) to the fullest extent permitted under Delaware law, provided the Indemnitee to whom such expenses are advanced provides an undertaking to the Surviving Corporation to

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

repay such advance if it is ultimately determined that such person is not entitled to indemnification under Delaware law; provided, further, that any determination required to be made with respect to whether an Indemnitee's conduct complies with the standards set forth under Delaware law and AMS's charter and by-laws shall be made by independent counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnitee ("Independent Counsel"). If any claim or claims are asserted or made within the Indemnification Period, all rights to indemnification hereunder in respect of any such claim shall continue until disposition of any and all such claims, irrespective of whether such disposition occurs within the Indemnification Period.

     (b) An Indemnitee shall give prompt written notice to the Surviving Corporation upon learning of any claim, action, suit or proceeding for which indemnification properly may be sought hereunder (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 6.5, except to the extent such failure actually prejudices the Surviving Corporation), and the Surviving Corporation, through counsel reasonably satisfactory to the Indemnitee, may assume the defense thereof; provided, however, that any Indemnitee shall be entitled to participate in (but not control) any such action, suit or proceeding with counsel of his own choice but at his own expense; and provided, further, that any Indemnitee shall be entitled to participate in (and control, with respect to matters pertaining to such Indemnitee) any such action, suit or proceeding with counsel of his own choice at the expense of the Surviving Corporation if (in the opinion of Independent Counsel) representation by the Surviving Corporation's counsel would, or would reasonably be expected to, present a conflict of interest or if there would be, or there would reasonably be expected to be, defenses available to the Indemnitee which could be in conflict or inconsistent with those available to the Surviving Corporation. In any event, if the Surviving Corporation's counsel fails to assume the defense within a reasonable time, the Indemnitee may assume such defense and the fees and expenses of his attorneys (if indemnification for the subject claims was properly sought hereunder) shall be borne by the Surviving Corporation. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled without the consent of the Surviving Corporation, which consent shall not be unreasonably withheld. The Surviving Corporation shall not, without the consent of the Indemnitee, (i) compromise or settle any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such action, suit or proceeding or (ii) compromise or settle any action, suit or proceeding in any manner that may adversely affect the Indemnitee other than as a result of money damages or other money payments for which the Surviving Corporation is fully responsible with no recourse by the claimant to the assets of any Indemnitee.

     (c) Notwithstanding any provision to the contrary in this Section 6.5, (i) the law firm of Richards, Layton & Finger shall, at the expense of the Surviving Corporation, be the lead attorneys who shall represent (and shall control the defense of) the directors of AMS in the Purported Class Actions, and in any other action, suit or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby (whether or not any such action, suit or proceeding is consolidated or combined with the Purported Class Actions) and (ii) the law firm of Fellheimer Eichen Braverman & Kaskey (or any other attorneys reasonably acceptable to the current directors of AMS) shall, at the expense of the Surviving Corporation, be the (or among the) attorneys who represent and defend the directors of AMS in the action captioned Seidman, et al. v. American Mobile Systems Incorporated, et al., Civil Action No. 92-1782 (E.D.P.A. filed March 30, 1992). Counsel retained by the Surviving Corporation (at its own expense) may participate in the defense of any claim, action, suit or proceeding commenced against or involving any Indemnitee for which indemnification properly may be sought hereunder, except under the circumstances referred to in the final proviso of the first sentence of Section 6.5(b).

     (d) This Section 6.5 shall survive the consummation of the Merger. The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his heirs and representatives and shall be binding upon the Surviving Corporation and its successors and assigns. The rights provided to the Indemnitees hereunder shall be in addition to, and shall not be in lieu of or otherwise diminish in any respect, any rights to indemnity which such parties may have under the charter or bylaws of AMS or the Surviving Corporation or any other agreement entered into by an Indemnitee with AMS prior to the date

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

hereof; provided, that true, complete and correct copies of such agreements shall have been delivered to Nextel prior to the date hereof.

     (e) If Nextel elects, pursuant to Section 7.7(a), to substitute a Subsidiary (the "Substitute Subsidiary") for Newco in connection with the Merger, Nextel shall, within 45 days after the Effective Time, cause the assets of Mobile Communications of Florida, Inc. to be transferred to such Substitute Subsidiary. Nextel will not cause the Surviving Corporation to dispose of more than 20% of the assets of the Surviving Corporation for other than fair value without putting into place indemnification provisions reasonably satisfactory to the Indemnitees.

                         ARTICLE VII.  JOINT COVENANTS

     7.1 Confidentiality. Each of AMS and Nextel shall (and shall cause its respective officers, employees and representatives to) keep all information furnished to it pursuant to or in connection with this Agreement or any of the transactions contemplated herein confidential (including, without limitation, any of such information relating to either of AMS' or Nextel's respective business) and shall not disclose any of such information to any third party, except (i) as contemplated herein, (ii) as required by (A) law (including information disclosures that may be required to be set forth in the Proxy Statement/Prospectus or other materials furnished to AMS stockholders as contemplated in Section 5.3 hereof), (B) valid judicial or regulatory process to any Governmental Authority including but not limited to the FCC, the Federal Trade Commission and the Department of Justice, or (C) securities exchange rules or regulations (or comparable rules and regulations of the Nasdaq National Market), and (iii) for disclosures of such information concerning the transactions contemplated by this Agreement which are made to AMS' or to Nextel's respective stockholders, officers, directors, financial advisors, accountants, counsel or other representatives on a need-to-know basis; provided, that such confidentiality obligations shall not apply to any information (i) which becomes public through no fault of the receiving party or its representatives or (ii) which the receiving party can show was already known to it on a non-confidential basis prior to the disclosure thereof by the other party. Whether or not containing confidential information, all press releases and similar public disclosures concerning any of the transactions contemplated by this Agreement shall be approved by each of the parties hereto (which approval shall not be unreasonably withheld or delayed) prior to their release or publication. Upon the occurrence of the Merger, Nextel shall automatically be released from the confidentiality obligations imposed on it pursuant to this
Section 7.1 or otherwise with respect to any information furnished to it by or on behalf of AMS.

     7.2 State Takeover Statutes. Following the execution hereof, each of Nextel and AMS shall, upon the request of the other, use all reasonable efforts to take all available steps to (a) exempt the transactions contemplated hereby from the requirements of any otherwise applicable state takeover law and (b) assist the other party in any challenge to the validity or applicability to the transactions contemplated hereby of any state takeover law.

     7.3 FCC Filings. Nextel and AMS have entered into a side agreement dated June 4, 1993, as amended to the date hereof, in connection with certain matters relevant to a "wide area" SMR filing application with the FCC (the "Side Agreement"). AMS and Nextel hereby confirm that such Side Agreement, as to the matters it addresses, relates to and supplements this Agreement, and the execution and delivery of this Agreement is not intended to and shall not supersede or terminate such Side Agreement.

     7.4 Related Nextel Stock Issuance. Nextel has indicated to AMS that Nextel may reach agreement with Comcast Corporation ("Comcast") and/or Motorola Inc. ("Motorola") and/or Digital Radio L.L.C. (the "McCaw Investor") on the terms that will be applicable to any exercise by such parties or any of them of anti-dilutive rights, whether now held by, or hereafter to be granted to, such parties (or their affiliates), triggered by issuances of Nextel Common Shares in or in connection with the Merger and/or certain other completed, pending or proposed issuances of Nextel Common Shares previously disclosed in writing to AMS (the "Other Issuances"). AMS confirms that Nextel may reach agreements with Comcast, Motorola and/or the McCaw Investor on such anti-dilutive rights and such parties' exercise thereof, by reason of the Merger and/or any or all of such Other Issuances, on such specific terms as the Board of Nextel determines is appropriate provided that such agreements do not delay the consummation of the Merger other than any delay related to or arising from the existing contractual arrangements between Nextel and Motorola or Nextel and Comcast or Nextel and the McCaw Investor or its affiliates.

     7.5 Support of Transactions. Each of Nextel and AMS shall, and each shall cause its respective affiliates to (i) use his or its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required under Articles III and IV,
(ii) exert his or its reasonable best efforts to obtain all material consents and approvals of Forums and third parties that any of Nextel, AMS or their respective affiliates are required to obtain in order to consummate the Merger (including all FCC approvals and consents), (iii) take such other action as may reasonably be necessary or as the other party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement, and
(iv) refrain from taking or causing to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     7.6 Antitrust Filing. To the extent not already performed or accomplished, within 20 days following the date hereof each of AMS and Nextel (and, to the extent required, their respective affiliates) shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed with respect to the transactions contemplated hereby by each of them respectively pursuant to the HSR Act and the rules and regulations promulgated thereunder, and each shall use its respective reasonable best efforts to respond as promptly as practicable to all inquiries received for additional information or documentation. AMS shall permit Nextel to participate in any discussions with representatives of the United States Federal Trade Commission and the United States Department of Justice, and shall use all reasonable efforts to permit Nextel (through its counsel) to direct all communications and contacts with and to such representatives. Each of Nextel and AMS shall use its best efforts to resolve such objections, if any, which may be asserted with respect to the Merger under the antitrust laws, including, without limitation, the HSR Act. In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of Nextel and AMS shall use its best efforts to avoid the filing of, resist or resolve such suit.

     7.7  Substitution of Subsidiary or Successor Company.

     (a) Nextel has the option to substitute any wholly-owned direct subsidiary of Nextel for Newco in connection with the Merger, provided that such substitution does not adversely affect the interests of AMS or its stockholders hereunder. If Nextel makes such an election, each reference to Newco herein shall be deemed to refer to the new subsidiary.

     (b) If Nextel elects to engage in a corporate reorganization transaction prior to or contemporaneously with the Closing in which Nextel is merged into a corporation that has a capital structure identical to the capital structure of Nextel and succeeds to all of the obligations of Nextel (including, without limitation, under this Agreement), then, if requested by Nextel, so long as (i) the intended tax-free treatment of the Merger would not be adversely affected, and (ii) the other aspects of a transaction involving the equity of the entity resulting from such reorganization transaction would be equivalent to or no less favorable to the stockholders of AMS than the Merger involving Nextel equity, the parties shall agree to appropriate modifications to this Agreement and any related documents to accommodate a transaction involving such resulting entity and the equity of such resulting entity. The modifications and related documentation may include an additional agreement to confirm that the Merger would be part of a broader reorganization of Nextel that is intended to qualify for tax-free treatment under Section 351 of the Code and other modifications to confirm that the Merger is part of the broader transaction under Section 351.

     7.8 Stock Purchase Agreement. (a) Nextel and AMS are parties to a Stock Purchase Agreement, dated as of August 25, 1993, and as amended by Amendment No. 1 dated June 14, 1994 ("Amendment No. 1"), and by Amendment No. 2 dated August 12, 1994 ("Amendment No. 2"), and by Amendment No. 3 dated September 14, 1994 ("Amendment No. 3") and by Amendment No. 4 dated November 18, 1994 ("Amendment No. 4") (such agreement, as so amended, the "Stock Purchase Agreement"). Upon execution of this Agreement, the Stock Purchase Agreement shall lapse and be of no further force and effect; provided, that if this Agreement shall be terminated in accordance with Section 11.1(b)(iv), Section 11.1(c)(iv),

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

Section 11.1(d)(iii), or Section 11.1(d)(iv) (each a "Spring Back Event") then, upon the occurrence of such Spring Back Event, the Stock Purchase Agreement shall be returned automatically to full force and effect and shall once again become the binding, legally enforceable agreement of Nextel and AMS; provided, that upon the occurrence of such Spring Back Event and the reinstitution of the Stock Purchase Agreement, such Stock Purchase Agreement shall, without any further action on the part of the parties thereto, be amended as follows:

          (i) the first sentence of Section 4.11(b) of the Stock Purchase Agreement shall be amended by substituting for the date "June 30, 1999" the words "the fourth anniversary of the Termination Date".

          (ii) Section 4.11(b) shall be further amended to add the following sentence as the last sentence of such Section:

        "As used herein, the term "Termination Date" means the day which is the 120th day following the occurrence of a Spring Back Event (as such term is defined in that certain Agreement and Plan of Merger, dated as of April 25, 1995, by and among the Issuer, the Purchaser and Mobile Communications of Florida, Inc.

          (iii) The term "Market Value Date" in Section 6.1 of the Stock Purchase Agreement shall be amended by substituting for the date "June 30, 1999" the words "the fourth anniversary of the Termination Date".

          (iv) Section 7.12(a)(ii) of the Stock Purchase Agreement is amended by substituting for the date "June 30, 1999" the words "the fourth anniversary of the Termination Date".

          (v) Section 7.12(a)(iv) of the Stock Purchase Agreement is amended by substituting for the date "June 30, 1995" the words "the Termination Date".

     (b) Upon the occurrence of a Spring Back Event and the reinstitution of the Stock Purchase Agreement, that certain Option Agreement dated as of April 7, 1993 by and between Nextel and AMS, as amended (the "Amended Option Agreement") shall, without any further action on the part of the parties thereto, be amended as follows:

          (i) Section 15 of the Amended Option Agreement shall be amended by substituting for the date "June 30, 1995" each time it appears therein the words "the Termination Date".

          (ii) Section 15 of the Amended Option Agreement shall be further amended by substituting for the date "October 31, 1994" the words "30 days preceding the Termination Date".

     (c) Upon the occurrence of a Spring Back Event and the reinstitution of the Stock Purchase Agreement, that certain letter agreement dated June 4, 1993 between Nextel and AMS, as amended (the "Short Spacing Letter") shall, without any further action on the part of the parties thereto, be amended by substituting for the date "June 30, 1995" each time it appears in Sections 2, 4 and 5 of the Short Spacing Letter the words "the Termination Date".

     7.9 Nextel Vote of AMS Shares. Subject to any restrictions under applicable law, Nextel will vote its shares of AMS Common Stock in favor of the Merger.

     7.10 Transfer of AMS Common Stock by Nextel. From the date of execution of this Agreement until the Closing (or any earlier termination of this Agreement), Nextel shall not sell, transfer, assign or convey any shares of AMS Common Stock beneficially owned by Nextel.

                             ARTICLE VIII.  CLOSING

     8.1 Filing. As soon as all of the conditions set forth in Article IX have either been fulfilled or waived, and if the Merger Agreement has not theretofore been terminated pursuant to its terms, the Boards of Directors of Nextel and AMS hereby direct their officers forthwith to file and record all relevant documents with the appropriate government officials to effectuate the Merger.

     8.2 Closing. The Closing shall, unless another date or place is agreed to in writing by the parties hereto, take place at a location and time mutually agreed upon by Nextel and AMS at the earliest practicable date, and such date, time and location shall be confirmed in writing by such parties not less than 10 days prior to the scheduled date of the Closing. The term "Closing," when used in this Agreement, means the Effective Time.

                     ARTICLE IX.  CONDITIONS TO OBLIGATIONS

     9.1 Conditions to Obligations of Nextel, Newco and AMS. The obligations of Nextel, Newco and AMS to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties to the extent permitted by law:

     (a) The stockholders of AMS shall have taken all necessary action to authorize, approve and adopt the transactions referred to in this Agreement.

     (b) All waiting periods under the HSR Act and the regulations promulgated thereunder applicable to the Merger shall have expired or been terminated.

     (c) All required FCC approvals and consents, which shall be obtained for purposes of this Agreement only when they have become Final Orders (as defined in this section), shall have been obtained, any approval or consent required to be obtained under the Nextel Indentures (as herein defined) to consummate the transactions contemplated hereby shall have been obtained, and any approval or consent of any other third party required as a condition to the consummation of the Merger shall have been obtained, if the failure to obtain such approval or consent would preclude or prohibit the consummation of the Merger or would have a Material Adverse Effect on AMS (or, assuming and giving effect to consummation of the Merger, on the Surviving Corporation) and its Subsidiaries, taken as a whole or on Nextel and the Nextel Subsidiaries, taken as a whole. Any consent or approval granted or an order entered by the FCC shall be a "Final Order" when a sufficient number of days shall have elapsed from the date of entry or grant thereof without the filing of any adverse request, petition or appeal by either party or third party or by the FCC (on its own motion) with respect to such consent, approval or order, or any aspect or portion thereof, or any resubmissions of any applications or requests for any of such consents, approvals or orders, or, if challenged, that such consent, approval or order (or affected aspects or portions thereof) shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition or request for further review.

     (d) There shall not be in force any order or decree, statute, rule or regulation, nor shall there be on file any complaint in any Forum seeking an order or decree, restraining, enjoining or prohibiting the consummation of the Merger, and neither Nextel nor AMS shall have received notice from any Governmental Authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the Merger or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition of, or material change in, the terms of or applicable to the Merger; provided that so long as no order, decree or judgment has been obtained and is in effect that would restrain, enjoin, prohibit or materially change the terms of or applicable to, the Merger, the existence or pendency of the Purported Class Actions shall not be deemed to constitute all or any part of the basis for any party to claim that the condition set forth in this Section 9.1(d) is not satisfied.

     (e) The Proxy Statement/Prospectus shall have become effective under the Securities Act, and no stop order suspending such effectiveness shall have been issued or threatened with respect thereto.

     (f) The registration statements or other filings as may be required under applicable blue sky laws shall have become effective, and no stop order shall be threatened or in effect with respect thereto.

     (g) The Nextel Common Shares issuable in the Merger shall have been listed or approved for listing upon notice of issuance by the Nasdaq National Market.

     (h) Nextel and AMS shall each have obtained an opinion of their respective counsel, based on customary representations and warranties, and otherwise reasonably satisfactory to each of them (in the case of the opinion addressed to such party). The opinion of Nextel counsel shall be addressed to Nextel and shall be to the effect that (i) the Merger will constitute a Tax-free reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by Newco, Nextel or AMS by reason of the Merger. The opinion of AMS counsel shall be addressed to AMS and shall be to the effect that (i) the Merger will constitute a Tax-free reorganization within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by the stockholders of AMS upon the conversion of their shares of AMS Common Stock into shares of Nextel Common Shares pursuant to the terms of the Merger (except for the effect of any cash received in lieu of fractional shares).

     (i) The purchase of Units by the McCaw Investor, as contemplated in that certain Securities Purchase Agreement dated as of April 4, 1995 by and among Nextel, the McCaw Investor and Craig O. McCaw, shall have been consummated.

     9.2 Conditions to Obligations of Nextel and Newco. The obligation of each of Nextel and Newco to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by
Nextel:

     (a) The representations and warranties of AMS contained in this Agreement shall be true and correct on the date hereof, and shall remain true and correct in all material respects as of the Closing, as if made anew at that time, and each of the covenants and agreements of AMS to be performed as of or prior to the Closing shall have been duly performed in all material respects.

     (b) AMS shall have delivered to Nextel a certificate signed by an officer of AMS, dated the Closing, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Section 9.1 as they relate to AMS, and in subsection 9.2(a), (g) and (i) have been fulfilled.

     (c) Nextel shall have received an opinion, dated the Closing, from counsel to AMS in a form reasonably satisfactory to Nextel.

     (d) Nextel shall have received a letter from KPMG Peat Marwick L.L.P., dated as of the Closing, addressed to Nextel pursuant to Section 5.2(b).

     (e) At the time the Proxy Statement/Prospectus becomes effective, and also at the Closing, AMS shall have furnished to Nextel certificates, dated as of said times and signed by its President and Secretary, to the effect that to the best of the knowledge and belief of the signing persons the material contained in the Proxy Statement/Prospectus which constitutes AMS Information, contains, as of the date of each of such certificates, no material misstatement of fact and does not omit to state any material fact necessary to make the statements made not misleading.

     (f) No holder of outstanding shares of AMS Common Stock shall be entitled to assert appraisal rights.

     (g) All options and warrants to acquire AMS Common Stock or any other securities of AMS shall either have been exercised, expired by their terms or otherwise been cancelled or converted into or exchanged for corresponding options or warrants of Nextel as contemplated in Sections 2.2 or 2.3, and all Persons having any rights of the type(s) referred to in Section 5.7(b) hereof shall have executed and delivered written instruments, in form and substance reasonably acceptable to Nextel, terminating such rights effective as of the Closing.

     (h) Nextel shall have received duly executed agreements, each in substantially the form attached hereto as Annex B, from each of the Rule 145 Affiliates.

     (i) The terms and conditions of any Debt (as such term is defined in the Nextel Indentures) of AMS or any of its Subsidiaries outstanding immediately prior to the Closing shall permit payment in full at any time at the borrower's election, without prepayment penalties, similar charges or any lender's or other third party's consents (unless received and in effect at such time), other than charges payable to Kansallis Osake Pannki ("KOP") under AMS' existing credit agreement with KOP to the extent the interest earned on the proceeds of any such repayment is less than the interest that would have otherwise been payable under such applicable credit agreement with respect to such amount (for the period from the date of such repayment until the date of the succeeding interest rate redetermination (or other similar provision) under such applicable credit agreement.

     (j) AMS shall have delivered to Nextel a certificate, in a form reasonably satisfactory to Nextel, signed by an officer of AMS, dated the Closing, certifying that, to the best knowledge of such officer, the Nextel Common Shares issued in the Merger will be held in a manner consistent with the "continuity of interest" conditions imposed by the Code.

     9.3 Conditions to the Obligations of AMS. The obligation of AMS to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by AMS:

     (a) The representations and warranties of Nextel and Newco contained in this Agreement shall be true and correct on the date hereof, and shall remain true and correct in all material respects as of the Closing, as if made anew at that time, and each of the covenants and agreements of Nextel and Newco to be performed as of or prior to the Closing shall have been duly performed in all material respects.

     (b) Nextel shall have delivered to AMS a certificate signed by an officer of Nextel, dated the Closing, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Section 9.1 as they relate to Nextel and/or Newco and in subsection 9.3(a) have been fulfilled.

     (c) AMS shall have received an opinion, dated the Closing, from counsel to Nextel in a form reasonably satisfactory to AMS.

     (d) AMS shall have received a letter from Deloitte & Touche, L.L.P., dated as of the Closing, addressed to AMS, pursuant to Section 6.2(d).

     (e) At the time the Proxy Statement/Prospectus becomes effective, and also at the Closing, Nextel shall have furnished to AMS certificates, dated as of said times and signed by its President and Secretary, to the effect that to the best of the knowledge and belief of the signing persons the material contained in the Proxy Statement/Prospectus (other than AMS Information) contains, as of the date of each of such certificates, no material misstatement of fact and does not omit to state any material fact necessary to make the statements made not misleading.

     (f) There shall not be any pending litigation filed against Nextel, the outcome of which may reasonably be expected to result in a Material Adverse Effect on Nextel and the Nextel Subsidiaries, taken as a whole.

     (g) The Board of Directors of AMS shall have received an opinion, dated within 5 days of the date of the definitive Proxy Statement/Prospectus relating to the Special Meeting, from Salomon Brothers Inc, financial advisors to AMS, to the effect that, from a financial point of view, the Exchange Ratio is fair to the public holders of AMS Common Stock (other than Nextel).

                            ARTICLE X.  DEFINITIONS

     10.1 Defined Terms. In addition to the definitions set forth in Section 3.15, as used herein the following terms shall have the following meanings:

          "Affiliate" means as to any Person, another Person which controls, is controlled by or is under common control with, such Person.

          "Agreement" has the meaning assigned to such term in the introduction hereof.

          "AMS" means American Mobile Systems Incorporated, a Delaware corporation.

          "AMS Common Stock" means AMS' common stock, par value $0.01 per share.

          "AMS Disclosure Information" has the meaning assigned to such term in
     Section 3.14 hereof.

          "AMS Equivalent Securities" has the meaning assigned to such term in
     Section 2.1 hereof.

          "AMS Information" has the meaning assigned to such term in Section 5.2 hereof.

          "AMS Financial Statements" has the meaning assigned to such term in
     Section 3.5 hereof.

          "AMS Option Plan" has the meaning assigned to such term in Section 2.3 hereof.

          "AMS Stock Option" has the meaning assigned to such term in Section
     2.3 above.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Certificate" has the meaning assigned to such term in Section 2.5 hereof.

          "Certificate of Incorporation" means AMS' Certificate of Incorporation, as the same may be supplemented, amended or restated from time to time.

          "Charter Documents" means, with respect to any corporation, the certificate or articles of incorporation and by-laws or regulations of such corporation.

          "Claims" has the meaning assigned to such term in Section 3.7 hereof.

          "Closing" has the meanings assigned to such term in Section 8.2 hereof.

          "Closing Per Share Value" has the meaning assigned to such term in
     Section 2.10 hereof.

          "Code" means the Internal Revenue Code of 1986, as amended, including, when appropriate, the statutory predecessor of the Code, and all applicable regulations under the Code and the statutory predecessor of the Code, and any official published rulings and judicial determinations under the foregoing.

          "Consent Decree" means that certain agreed order by and among the U.S. Department of Justice, Motorola, Inc. and Nextel, dated October 27, 1994, which Nextel anticipates will be incorporated in a final Order of an appropriate Forum, and which is in substantially the form of the draft thereof furnished to AMS prior to the date hereof.

          "Contaminants" has the meaning assigned to such term in CERCLA.

          "Contingent Obligation" means any obligation of any Person guaranteeing or otherwise becoming responsible for, in any manner whatsoever, whether directly or indirectly, any indebtedness, lease, dividend or other obligation of any other Person, whether or not contingent; provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

          "Converted Nextel Shares" has the meaning assigned to such term in
     Section 2.3(b) hereof.

          "Converted Per Share Price" has the meaning assigned to such term in
     Section 2.3(b) hereof.

          "DGCL" has the meaning assigned to such term in Section 1.1 hereof.

          "Effective Time" has the meaning assigned to such term in Section 1.2 hereof.

          "Employee Plans" has the meaning assigned to such term in Section 3.21 hereof.

          "ERISA" has the meaning assigned to such term in Section 3.21 hereof.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Ratio" has the meaning assigned to such term in Section 2.1 hereof.

          "Excluded Shares" has the meaning assigned to such term in Section 2.1 hereof.

          "FCC" has the meaning assigned to such term in Section 3.3 hereof.

          "Final Order" means that forty (40) days shall have elapsed from the date of grant of FCC consent to the transfers of control and/or assignments contemplated by the relevant applications or requests submitted to the FCC without the filing of any adverse request, petition or appeal by any party or third party or by the FCC on its own motion with respect to such consents, or any resubmissions of any applications or requests for such consents, or, if challenged, that such FCC consents shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition or request for further review.

          "Forums" has the meaning assigned to such term in Section 3.7 hereof.

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time, applied on a consistent basis.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Substances" has the meaning assigned to such term in CERCLA.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnitee" means a party entitled to indemnification under Section
     6.5 hereof.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Material Adverse Change (or Effect)" means a change (or effect) in the financial condition, results of operations, assets or business, which change (or effect), individually or in the aggregate, is or is reasonably expected to be materially adverse to such condition, results of operations, assets or business.

          "Maximum AMS Common Equivalents" has the meaning assigned to such term in Section 2.2(a) hereof.

          "Maximum Nextel Shares" has the meaning assigned to such term in
     Section 2.1 hereof.

          "McCaw Investor" has the meaning assigned to such term in Section 7.4.

          "Merger" has the meaning assigned to such term in Section 1.1 hereof.

          "Newco" means American Mobile Acquisition Corp., a Delaware corporation.

          "Nextel" means NEXTEL Communications, Inc., a Delaware corporation.

          "Nextel Common Shares" means shares of Nextel Class A Common Stock, par value $.001 per share.

          "Nextel Disclosure Information" has the meaning assigned to such term in Section 4.14 hereof.

          "Nextel Financial Statements" has the meaning assigned in Section 4.5.

          "Nextel Indentures" means, collectively, the First Nextel Indenture, the Second Nextel Indenture and, from and after the time of which the OneComm Merger has been consummated, the OneComm Indenture. The "First Nextel Indenture" means that certain Indenture dated as of August 15, 1993 by and between Nextel and The Bank of New York, as Trustee ("Trustee"), in the form heretofore delivered to AMS; the "Second Nextel Indenture" means that certain Indenture dated as of February 15, 1994, by and between Nextel and the Trustee, in the form heretofore delivered to AMS; and the "OneComm Indenture" means that certain Indenture dated as of January 13, 1994 by and between CenCall Communications Corp. (now known as OneComm Corporation; "OneComm") and the Trustee, in the form heretofore delivered to AMS, and as the same may be supplemented and amended as contemplated by its terms in connection with its assumption by Nextel, as successor to OneComm, in the OneComm Merger.

          "Nextel Subsidiary" means a Subsidiary of Nextel.

          "Officers' Certificate" means a certificate executed on behalf of AMS or Nextel, as applicable, by its President or by one of its Vice Presidents, and by its Treasurer, Secretary or by one of its Assistant Secretaries.

          "OneComm Merger" means that certain merger of OneComm with and into Nextel on substantially the terms contemplated in that certain Agreement and Plan of Merger by and between Nextel and OneComm dated as of July 13, 1994, as heretofore amended, a copy of which has been heretofore delivered to AMS.

          "Original Warrant" has the meaning assigned to such term in Section
     2.1 hereof.

          "Other Issuances" has the meaning assigned to such term in Section 7.4 hereof.

          "Permitted Liabilities" means liabilities or obligations that (i) are associated with obligations (other than indebtedness for borrowed money) not due for payment or performance under executory contractual arrangements, such as liabilities associated with obligations to make future payments under leases or maintenance contracts that, in accordance with GAAP, would be characterized as operating leases and (ii) in accordance with GAAP, would not be included as a liability on the liability side of a balance sheet.

          "Permitted Lien" means (i) Liens that secure only Permitted Liabilities and apply only to items of collateral that give rise to such Permitted Liability, (ii) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings; (iii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature incurred in the ordinary course of business;
     (vi) easements, rights-of-way, restrictions and other similar changes or encumbrances not interfering with the ordinary conduct of business; and
     (vii) Liens created for the sole purpose of extending, renewing or refunding any other Permitted Lien or any Lien existing prior to the date of acquisition of the asset, property, right or interest subject to such Lien; provided, however, that such extension, renewal or refunding Lien shall be limited to all or any part of the asset, property, right or interest that secured the Lien being extended, renewed or refunded.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "Pollutants" has the meaning assigned to such term in CERCLA.

          "Post-Employment Benefits" has the meaning assigned to such term in
     Section 3.21(j) hereof.

          "Proxy Statement/Prospectus" means the registration statement, the prospectus included therein and the proxy statement to be furnished to the holders of AMS Common Stock, in each case together with any amendments thereto pursuant to Sections 5.3 and 6.2 hereof.

          "Purported Class Actions" has the meaning assigned to such term in
     Section 3.7 hereof.

          "Requirement of Law" means as to any Person, the articles of incorporation, by-laws or other organizational or governing documents of such Person, and any law, or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Rights" has the meaning assigned to such term in Section 3.11 hereof.

          "Rule 145 Affiliates" has the meaning assigned to such term in Section
     5.6 hereof.

          "SEC" means the Securities and Exchange Commission.

          "SEC Filings" means each and all of the forms, reports or statements filed by AMS with the SEC, pursuant to the requirements of (i) Section 13 or 14 of the Exchange Act or (ii) the Securities Act, on or after July 1, 1992, including all exhibits, amendments and supplements thereto.

          "Securities Act" means the Securities Act of 1933 as amended, and the rules and regulations promulgated by the SEC from time to time thereunder.

          "Securities Purchase Agreement" (a true and correct copy of which has been previously delivered to AMS) has the meaning assigned to such term in
     Section 9.1(i).

          "Side Agreement" has the meaning assigned to such term in Section 7.3 hereof.

          "SMR" means specialized mobile radio.

          "Special Meeting" has the meaning assigned to such term in Section 5.3 hereof.

          "Subsidiary" means, as to any Person, a corporation of which more than 50% of the outstanding capital stock having full voting power is at the time directly or indirectly owned or controlled by such Person.

          "Subsidiary Guarantees" means those guarantees contemplated to be required to be issued by certain Nextel Subsidiaries pursuant to the terms, and in the circumstances described, in Section 1009 and elsewhere in the First Nextel Indenture.

          "Substitute Subsidiary" has the meaning assigned to such term in
     Section 6.5(e).

          "Surviving Corporation" has the meaning assigned to such term in
     Section 1.1 hereof.

          "Tax Returns" has the meaning assigned to such term in Section 3.13 hereof.

          "Taxes" has the meaning assigned to such term in Section 3.13 hereof.

          "Third Party Managers" has the meaning assigned to such term in
     Section 3.15 hereof.

          "1994 10-K" has the meaning assigned to such term in Section 3.7 hereof.

     10.2  Other Definitional Provisions.

     (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant hereto or thereto, unless the context otherwise requires.

     (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP.

     (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

     (e) The words "hereof", "herein" and "hereunder", and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                     ARTICLE XI.  TERMINATION/EFFECTIVENESS

     11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

     (a) By mutual written consent of the parties authorized by their respective Boards of Directors, at any time prior to the Closing.

     (b) Prior to the Closing, by written notice to AMS from Nextel authorized by the Board of Directors of Nextel, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of AMS set forth in this Agreement, or if a representation or warranty of AMS shall be untrue in any material respect, in either case such that the condition specified in Sections 9.2(a) or 9.2(b) cannot be satisfied at Closing, except that, if such breach is curable by the breaching party through the exercise of its reasonable best efforts, then, for up to 30 days, but only as long as the breaching party continues to exercise such reasonable best efforts, Nextel may not terminate this Agreement under this Section 11.1(b)(i), (ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body, (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, or (iv) the record date (as originally set or as changed) for the Special Meeting is a date on which the AMS Common Stock is not listed on the Nasdaq National Market (without regard to whether Nextel has consented to the setting or changing of such record date).

     (c) Prior to the Closing, by written notice to Nextel from AMS authorized by its Board of Directors, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of Nextel or Newco, set forth in this Agreement, or if a representation or warranty of Nextel or Newco, shall be untrue in any material respect, in either case such that the condition specified in Sections 9.3(a) or 9.3(b) cannot be satisfied at Closing, except that, if such breach is curable by the breaching party through the exercise of its reasonable best efforts then for up to 30 days, but only as long as the breaching party continues to exercise such reasonable best efforts, AMS may not terminate this Agreement under this Section 11.1(c)(i), (ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body, (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction or (iv) the condition set forth in Section 9.1(i) hereof has not been satisfied on or prior to September 15, 1995.

     (d) By action of the Board of Directors of either Nextel or AMS if (i) the Merger shall not have been consummated by September 30, 1995, (ii) the Merger Agreement is not approved by the requisite vote of AMS stockholders following the vote thereon at the Special Meeting, (iii) any consent required to be obtained under the Nextel Indentures is not obtained on or prior to September 15, 1995 (except that AMS may not terminate this Agreement pursuant to this clause (iii) if the consent which is not obtained is requested by reason of the existence of Debt that does not satisfy the condition set forth in Section 9.2(i)) or (iv) the Proxy Statement/Prospectus has not been mailed to AMS stockholders on or prior to July 31, 1995 (provided that the right to terminate this Agreement under this Section 11.1(d) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the event described in clause (i), (ii), (iii) or (iv) above, and such event is the basis upon which such party proposes to terminate this Agreement).

     11.2 Effect. Any termination of this Agreement, however effected, shall not release any of Nextel, Newco or AMS from any liability or other consequences arising from any breach or violation by any such party of the terms of this Agreement prior to the effective time of such termination, nor shall any such termination release any party from its obligations or duties under this Agreement which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement which set forth such obligations or duties (including, without limitation, Sections
7.1 and 7.8 and, to the extent provided therein, in Section 12.10) and such other general or procedural provisions which may be relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full.

                          ARTICLE XII.  MISCELLANEOUS

     12.1 Communications. Except as otherwise specifically provided in this Agreement, all communication hereunder shall be in writing (including telegraphic communication) and shall be sent by first-class mail, telegraph, facsimile or overnight courier or delivered in person to AMS at 20120-C Warner Center Lane, Woodland Hills, California 91367-5002, Attention: Mr. Richard Somers, with copies to (i) Alice Cheung, Treasurer of AMS and (ii) Baker & Botts, L.L.P., 885 Third Avenue, Suite 1900, New York, New York 10022,
Attention: Robert W. Murray Jr., Esq.; and to Nextel and Newco at 201 Rte. 17 North, Rutherford, New Jersey 07070, Attention: General Counsel, with a copy to Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, Attention: Jeanne M. Rickert, Esq., or to such other addresses as AMS, Nextel or Newco may designate by notice in writing. Notices shall be deemed to have been given when received.

     12.2 Non-Waiver of Remedies and Actions. No course of dealing between AMS and Nextel and/or Newco with respect to any of the transactions contemplated herein, or any delay on the part of either such party in exercising any rights available to such party shall operate as a waiver of any right of such party, except to the extent expressly waived in writing by such party.

     12.3 Headings. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

     12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original and all together shall constitute one instrument.

     12.5 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall bind and inure to the benefit of AMS', Newco's and Nextel's respective successors and permitted assigns; provided that, except as expressly provided herein, none of AMS, Newco or Nextel shall assign any of its rights hereunder or any interest herein without obtaining the written consent of the others to such assignment, and any purported assignment made without obtaining such written consent shall be null and void.

     12.6 Enforceability. If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Agreement or application to other Persons and circumstances shall not be invalidated thereby, and each term and provision hereof shall be construed with all other remaining terms and provisions hereof to effect the intent of the parties hereto to the fullest extent permitted by law.

     12.7 Law Governing. This Agreement shall be construed and enforced in accordance with and shall be governed by the laws of the State of Delaware applicable to contracts executed by residents of that state, and fully to be performed, in that state.

     12.8 Communications Act. Nothing in this Agreement is intended or shall be construed to diminish or affect the control of AMS or any of its Subsidiaries, or of Nextel or any of its Subsidiaries, over any FCC Licenses held by any of them in any manner prohibited by the Communications Act of 1934, as amended, or the rules and regulations issued by the FCC.

     12.9 Expenses. Except as expressly provided otherwise herein or therein, each of AMS and Nextel shall bear its own costs and expenses incurred by each of them in connection with the negotiation, preparation, execution, delivery, performance or other activity connected with this Agreement.

     12.10 Entire Agreement. (a) This Agreement, the Original Warrant, and the Side Agreement contain the entire agreement between AMS, Nextel and Newco with respect to the transactions contemplated hereby and thereby, and, except to the extent specifically set forth herein, such agreements supersede all other prior agreements (including, without limitation, the Current Letter Agreement, the Prior Letter Agreement and the Stock Purchase Agreement) between or among any of such parties with respect to these matters.

     (b) The parties hereto confirm that the Original Warrant and the Side Agreement, as conformed and in effect at the execution and delivery hereof, are as set forth in Annexes 1 and 2 hereto.

     12.11 Publicity. So long as this Agreement is in effect, AMS and Nextel shall consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

     12.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Option Agreement or the Side Agreement were not performed in accordance with its specific terms or were otherwise breached. It is agreed accordingly that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, the Option Agreement or the Side Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each party acknowledges that neither party shall be required to allege or to prove the inadequacy of money damages as a remedy to seek any appropriate form of equitable relief or remedy.

     12.13 Amendments. Neither this Agreement, the Option Agreement nor the Side Agreement may be amended, except pursuant to an instrument in writing signed by each of AMS, Nextel and Newco.

     12.14 Third-Party Beneficiaries. Except as set forth in Article II, no parties other than AMS, Newco and Nextel shall have any rights, or be entitled to enforce any provisions, under this Agreement; provided that with respect to
Section 6.5 hereof, as to which the appropriate directors and officers of AMS are intended beneficiaries, such Persons may enforce the provisions of such
Section 6.5 against the Surviving Corporation as provided therein and such
Section 6.5 may not be amended as to any such director or officer without the affected director's or officer's consent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                        AMERICAN MOBILE SYSTEMS
                                        INCORPORATED

                                        By: /s/  RICHARD G. SOMERS
                                           -------------------------------------
                                           Name: Richard G. Somers
                                           Title: President and Chief Executive
                                            Officer

                                        NEXTEL COMMUNICATIONS, INC.

                                        By: /s/  BRIAN D. MCAULEY
                                           -------------------------------------
                                           Name: Brian D. McAuley
                                           Title: President

                                        MOBILE COMMUNICATIONS OF FLORIDA, INC.

                                        By: /s/  BRIAN D. MCAULEY
                                           -------------------------------------
                                           Name: Brian D. McAuley
                                           Title: President

                                    ANNEX A

                           FORM OF RESTRICTIVE LEGEND

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE APPLICABLE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, EXCEPT IN COMPLIANCE WITH RULE 145 THEREUNDER OR WITH ANOTHER AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

                                                                         ANNEX B

                             AFFILIATE'S AGREEMENT

                                                                          , 1995

NEXTEL Communications, Inc.
201 Route 17 North
Rutherford, NJ 07070

Gentlemen:

     I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of American Mobile Systems Incorporated, a Delaware corporation ("AMS"), and that term is defined for purposes of paragraph (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms of the Agreement and Plan of Merger by and among AMS, NEXTEL Communications, Inc., a Delaware corporation ("Nextel"), and Mobile Communications of Florida, Inc., a Delaware corporation and a wholly-owned subsidiary of Nextel ("MCF"), dated as of April 25, 1995 (the "Merger Agreement"), pursuant to which MCF will be merged with and into AMS (the "Merger"), I will be entitled to receive shares of common stock, par value $.001 per share, of Nextel ("Nextel Common Stock"), in exchange for the shares of common stock, par value $.01 per share of AMS (the "AMS Common Stock") owned by me at the effective time of the Merger as determined pursuant to the Merger Agreement.

     I have been advised that the issuance of the shares of Nextel Common Stock pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate of AMS at the time the Merger is submitted for a vote of the shareholders of AMS and any offering and sale by me of the Nextel Common Stock will not have been registered under the Securities Act, that the Nextel Common Stock received by me pursuant to the Merger must be held by me indefinitely unless (i) such offering and sale of the Nextel Common Stock received by me pursuant to the Merger has been registered under the Securities Act, (ii) an offering and sale of the Nextel Common Stock received by me pursuant to the Merger is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act or (iii) any offering, sale, transfer or other disposition of the Nextel Common Stock received by me pursuant to the Merger is made in reliance upon an exemption from registration that is available under the Securities Act.

     I also understand that stock transfer instructions will be given to the transfer agent or agents with respect to the Nextel Common Stock to be received by me pursuant to the Merger and that there will be placed on the certificates representing such shares of Nextel Common Stock, or any substitutions therefor, a legend stating in substance as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE APPLICABLE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, EXCEPT IN COMPLIANCE WITH RULE 145 THEREUNDER OR WITH ANOTHER AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if I shall have delivered to Nextel a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Nextel, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the

Securities Act, and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

     By its execution hereof, Nextel agrees that it will, as long as I own any Nextel Common Stock to be received by me pursuant to the Merger, take all reasonable efforts to make timely filings with the Commission of all reports required to be filed by it as contemplated by Rule 145(d) and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

     Any notices or any other communications in connection herewith shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by cable, telegram, telex, telecopy, overnight courier or registered or certified mail, postage prepaid, to Nextel at its address on the first page of this letter agreement, to the attention of the office of the General Counsel;
and to the undersigned at                ; or, to such other address as Nextel
shall furnish to the undersigned in writing, and any such notice shall be effective as of the date so given, except that notices of change of address shall only be effective upon receipt.

     This agreement shall be governed by the laws of the State of Delaware. The shares of Nextel Common Stock to which this agreement relates are shares of Nextel Common Stock as constituted on the effective date of the Merger. If, subsequent to the effective date of the Merger, such shares are subdivided or combined or exchanged for other securities or if a stock dividend is declared and paid on such shares, the provisions of this agreement applicable to the shares of Nextel Common Stock shall be deemed to apply to the securities resulting from any such event.

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return such counterpart to the undersigned at the address indicated above, at which time this letter shall become a binding agreement between you and the undersigned.

                                          Very truly yours,

                                          --------------------------------------

Accepted this      day
of           , 19

NEXTEL COMMUNICATIONS, INC.

By:
- ------------------------------------------------------
    Name:
    Title:

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1, dated as of May 17, 1995 (the "Amendment"), to that certain Agreement and Plan of Merger, dated as of April 25, 1995 (the "Merger Agreement"), by and among American Mobile Systems Incorporated, a Delaware corporation ("AMS"), NEXTEL Communications, Inc., a Delaware corporation ("Nextel"), and Mobile Communications of Florida, Inc., a Delaware corporation and a wholly owned subsidiary of Nextel, is entered into by and among the parties to the Merger Agreement as of the date hereof. All capitalized terms used in this Amendment which are not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     WHEREAS, subsequent to the execution of the Merger Agreement, the parties to the Merger Agreement find it desirable to amend certain provisions of the Merger Agreement;

     NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1. The Merger Agreement is hereby amended by replacing the numerical amount "4,200,000" appearing in the antepenultimate sentence of
             Section 2.1 of the Merger Agreement with the numerical amount "4,200,948".

          2. Except as specifically amended hereby, the terms and provisions of the Merger Agreement shall remain in full force and effect and are hereby in all respects ratified and confirmed.

          3. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

          4. This Amendment and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Merger Agreement as of the date first above written.

                                          AMERICAN MOBILE SYSTEMS INCORPORATED

                                          By: /s/ Richard G. Somers
                                            ------------------------------------
                                            Name: Richard G. Somers
                                            Title: President

                                          NEXTEL COMMUNICATIONS, INC.

                                          By: /s/ John Willmoth
                                            ------------------------------------
                                            Name: John Willmoth
                                            Title: Assistant Vice President

                                          MOBILE COMMUNICATIONS OF
                                          FLORIDA, INC.

                                          By: /s/ John Willmoth
                                            ------------------------------------
                                            Name: John Willmoth
                                            Title: Assistant Vice President

                                                                      APPENDIX B


June 27, 1995


Board of Directors
American Mobile Systems Incorporated
20920-C Warner Center Lane
Woodland Hills, CA 91367-5002

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the public holders of the Common Stock, par value $0.01 per share ("Common Stock"), of American Mobile Systems Incorporated ("AMS" or "the Company") of the consideration to be received by such shareholders in the proposed merger transaction (the "Merger") involving NEXTEL Communications, Inc. (formerly Fleet Call, Inc.) ("NEXTEL") and the Company contemplated by the Merger Agreement, dated as of April 25, 1995, by and between AMS and NEXTEL, as amended by Amendment No. 1 thereto, dated as of May 17, 1995 (as so amended, the "Agreement").

     Under the terms of the Agreement, each issued and outstanding share of AMS Common Stock (other than (i) the Excluded Shares, as defined below; (ii) shares of AMS Common Stock, if any, owned by Newco, a wholly owned subsidiary of NEXTEL; and (iii) shares of AMS Common Stock held in the treasury of AMS, which shall be canceled as part of the Merger) would be converted into the right to receive, and each such share of AMS Common Stock would become, 0.620 of a share of NEXTEL Class A Common Stock, par value $0.001 per share. "Excluded Shares" means those shares of AMS Common Stock issued and outstanding and owned by NEXTEL (including any shares issuable upon the exercise of Nextel's option to purchase 1,800,000 shares of Common Stock). We have assumed that the Merger will qualify as a tax-free transaction.

     As you are aware, Salomon Brothers Inc will receive a fee for this opinion. Additionally, Salomon Brothers Inc has previously rendered certain investment banking and financial advisory services to the Company, Tele-Communications, Inc. ("TCI") and NEXTEL for which we have received customary compensation, including prior work for the Company relative to other possible transactions with NEXTEL, co-managing six public offerings of securities for TCI since August 1991, co-managing three public offerings of securities for NEXTEL since January 1992 and providing strategic advisory services to NEXTEL in and around January 1992 on another transaction. Salomon Brothers Inc is a full service securities firm and, in the course of our normal trading activities, we may from time to time effect transactions and hold positions in the securities of the Company, TCI and NEXTEL for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with rendering our opinion we have reviewed and analyzed, among other things, the following: (i) the Agreement and certain of the other documents and agreements relating to the Merger; (ii) the Proxy Statement of the Company filed with the Securities and Exchange Commission with respect to the Merger (the "Proxy Statement"); (iii) certain internal information, primarily financial in nature, including financial forecasts, prepared by the management of the Company; (iv) the audited financial statements for the Company for each of the fiscal years ended June 30, 1991, 1992, 1993 and 1994 and the unaudited interim financial statements and Current Reports on Form 8-K for the Company since the most recent audited financial statements; (v) the audited financial statements for NEXTEL for each of the fiscal years ended March 31, 1991, 1992, 1993 and 1994 and for the nine month transition period ended December 31, 1994 and the unaudited interim financial statements and Current Reports on Form 8-K for Nextel since the most recent audited financial statements; (vi) certain publicly available information, including certain filings made under the Securities Exchange Act of 1934, as amended, and Securities Act of 1933, as amended, with respect to the Company, NEXTEL and certain other companies that we believe to be generally comparable to the Company and NEXTEL, and the trading markets for their respective securities; (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry; and (viii) such other information, financial studies, analyses, and financial, economic and market criteria which we deem relevant. We have also met with certain officers and employees of the Company to discuss the foregoing as well as other matters we believe relevant to our inquiry and have had limited discussions with members of senior management of NEXTEL and received limited financial information from NEXTEL.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us for the purpose of this opinion. We have not assumed any responsibility for independent verification of any of such financial and other information. With respect to the financial forecasts which we utilized, we have assumed that they reasonably reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have not made or obtained any independent evaluations or appraisals of any of the properties or facilities of the Company or NEXTEL or assumed any responsibility to do so and have not been furnished with any such valuations or appraisals.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of the Company and NEXTEL; (ii) the business prospects of the Company and NEXTEL; (iii) the historical and current market for the common stock and for the other equity securities of certain other companies that we believe to be generally comparable to the Company and NEXTEL; and (iv) the nature and terms of certain other transactions that we believe to be relevant. We have also taken into our assessment general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof.

     We have also (i) assumed that none of the debt of NEXTEL, or NEXTEL pro forma for the pending transactions described in the Proxy Statement, will be in default or accelerated as a result of the Merger or any of such other pending transactions and (ii) assumed that any arrangements among NEXTEL and the holders of any such debt to permit the consummation, in compliance with the relevant indentures, of the Merger, or of any of such other pending transactions, will not have a material adverse effect on the value of the consideration to be received by the stockholders of AMS in connection with the Merger. This opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the public shareholders of the Company in the Merger and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of the Common Stock as to how such stockholder should vote with respect to the Merger. You recognize that the Company, its Board of Directors and its stockholders have the ultimate responsibility to decide whether it is appropriate and reasonable to effect the Merger.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the consideration to be received by the public shareholders of the Company in the Merger is fair, from a financial point of view, to such shareholders.

Very truly yours,


Salomon Brothers Inc

                                                                      APPENDIX C

                           Tele-Communications, Inc.
                                5619 DTC Parkway
                           Englewood, Colorado 80111

                                 April 25, 1995

NEXTEL Communications, Inc.
201 Route 17 North
Rutherford, New Jersey 07070

Attention: President
          (Fax No.: (201) 438-5540)

                    Re: American Mobile Systems Incorporated
Gentlemen:

     As a condition to negotiating and entering into that certain Agreement and Plan of Merger, dated as of April 25, 1995 (the "Merger Agreement"), by and among NEXTEL Communications, Inc. ("Nextel") a Delaware corporation, Mobile Communications of Florida, Inc., a Delaware corporation and a wholly-owned subsidiary of Nextel, and American Mobile Systems Incorporated (the "Company"), a Delaware corporation, and to consummate the Merger (as defined in the Merger Agreement), you have requested that the undersigned, which beneficially owns 2,668,734 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), agree with you to take certain actions described herein in support of the Merger, and the undersigned hereby agrees, as follows:

     As used herein, the term "Shares" also shall mean and include both the Shares (as defined above) and all other shares of Common Stock as to which the undersigned (at any time prior to the termination of this letter agreement) is the beneficial owner and all securities issued or exchanged with respect to any such Shares upon any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, stock split, combination, stock or other dividend or any other change in the Company's capital structure (other than pursuant to the Merger). The undersigned owns the Shares free of any restriction on voting and has the right to vote the same free of any encumbrance (other than any general fiduciary obligation imposed by law).

     1. The undersigned hereby revokes any and all proxies and voting instructions with respect to the Shares previously given by the undersigned and agrees that, except as otherwise consented to in writing by you, the undersigned will not grant or give any other proxies or voting instructions with respect to the Shares, enter into any voting trust or other arrangement or agreement with respect to the voting of the Shares, or agree, in any manner, to vote the Shares for or against any proposal submitted to the stockholders of the Company except in furtherance of the purposes set forth in paragraph 2 hereof.

     2. (a) The undersigned agrees:

          (i) to vote the Shares, to the extent entitled to vote, (y) in favor of the approval of the Merger Agreement and the Merger and (z) with respect to all other proposals submitted to the stockholders of the Company which, directly or indirectly, in any way relate to or affect the Merger, in such manner as you may direct; and

          (ii) not to solicit, encourage or recommend to other stockholders of the Company that (w) they vote their shares of Common Stock or any other securities of the Company in any contrary manner, (x) they abstain from voting, or otherwise fail to vote, their shares at all, (y) they sell, transfer, tender or otherwise dispose of their shares or (z) they attempt to exercise any statutory appraisal or other similar rights they may have.

Unless otherwise instructed in writing by you, the undersigned will vote the Shares (x) against any and all transactions (each a "Competing Transaction") of any kind (including, without limitation, a merger, consolidation, share exchange, reclassification, reorganization, recapitalization, sale or encumbrance of any of the assets of the Company or sale by the Company or any stockholders of the Company of any shares of its capital stock) proposed by any person in lieu of or in opposition to the Merger, other than any Competing Transaction proposed by you or any of your controlled affiliates or to which either you or any such controlled affiliate is a party and which Competing Transaction is approved by the Board of Directors of the Company (such a transaction, a "Qualifying Transaction") and (y) in favor of any such Qualifying Transaction.

     (b) Except with your prior written consent, the undersigned shall not, and shall not permit any officer, director or attorney, accountant, investment banker or other agent of the undersigned to, initiate, solicit, negotiate, encourage, or provide confidential information in order to facilitate any Competing Transaction.

     3. In furtherance of the foregoing, the undersigned is granting to you or to your designee(s) an irrevocable proxy (which may be in the form annexed or such other form consistent with the terms hereof and thereof as you specify) to vote the Shares, to the extent such Shares are entitled to vote, and hereby specifically agrees not to revoke such proxies granted under any circumstances:

          (i) at any and all meetings of stockholders of the Company, notice of which meetings are given prior to the due and proper termination of this letter agreement, with respect to matters presented to the Company's stockholders for vote which, directly or indirectly, in any way relate to or affect (x) the Merger or the Merger Agreement or the approval of any thereof (including, without limitation, such matters which nominally concern proposed amendments of the certificate of incorporation or the bylaws of the Company, but which may relate to or have any effect on the Merger or the Merger Agreement or the approval of any thereof); and (y) any Competing Transaction; or

          (ii) with respect to action to be taken by written consent of the stockholders of the Company which, directly or indirectly, in any way relates to or affects any of the foregoing, and which consent is solicited prior to the due and proper termination of this letter agreement.

     4. The undersigned further agrees that except pursuant to the Merger or a Qualifying Transaction, the undersigned will not, and will not agree to, sell, assign or transfer, or issue an option or call in respect to, any of the Shares, or sell short ("against the box" or otherwise) any Shares during the term of this agreement. Notwithstanding the foregoing, the undersigned may transfer or sell the Shares if the beneficial ownership of the Shares by the undersigned would adversely affect its ability, or the ability of any entity in which it is an investor, to bid for and obtain any personal services communications license to be auctioned by the FCC commencing in December 1994 (a "Permitted Transfer"). Prior to effecting a Permitted Transfer, the undersigned shall first offer the Shares to you in a writing setting forth the same terms and conditions as the undersigned intends to offer such shares to any proposed buyer (the "First Offer") and, if you decline to accept such First Offer within 10 days of your receipt of the writing setting forth such First Offer, use its commercially reasonable efforts to cause the buyer of the Shares to acquire the Shares only upon assuming the undersigned's obligations with respect to such Shares under this letter agreement and to execute an irrevocable proxy to you substantially similar to the irrevocable proxy delivered to you by the undersigned pursuant to this letter agreement. Subject to the immediately preceding sentence, the undersigned acknowledges that it shall have a period of 25 days subsequent to the date of your receipt of the writing setting forth the First Offer to reach a binding written agreement with a proposed buyer setting forth all of the terms and conditions applicable to any contemplated purchase of the Shares by such proposed buyer. If such terms and conditions are, in any material respects, more favorable to the proposed buyer than the terms and conditions of the relevant First Offer given to you, or if such written agreement is not entered into within such 25 day period, the undersigned will not effect any Permitted Transfer of the Shares without first again complying with the First Offer process set forth above.

     5. Any transfer or other distribution by the undersigned of some or all of the Shares to some or all of its controlled affiliates prior to consummation of the Merger shall require your prior written consent, which you agree not to withhold unreasonably; provided that each transferee provides you, if you so request, with a letter agreement and irrevocable proxies substantially similar to this letter agreement and the attached proxies and otherwise in form and substance reasonably satisfactory to you, and with such other assurances as you may reasonably require.

     6. The provisions of this agreement are severable and, if any thereof are invalid or unenforceable in any jurisdiction, the same and the other provisions hereof shall not be rendered otherwise invalid or unenforceable.

     7. The parties hereto acknowledge and agree that all obligations of the undersigned hereunder shall be subject to applicable law and that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary duty the undersigned or any of its affiliates may have as a member of the Board of Directors or executive officer of the Company; provided that no such duty shall excuse the undersigned from its obligation as a stockholder of the Company to vote the Shares, to the extent that they may be so voted, as herein provided and to otherwise comply with the terms and conditions of this Agreement.

     8. (a) This agreement shall terminate upon the earliest to occur of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement pursuant to Section 11.1 thereof, (iii) the consummation of any Qualifying Transaction; and (iv) one year after the date hereof;

       (b) No amendment of the Merger Agreement to provide for a Qualifying Transaction shall affect the obligations of the undersigned under this letter agreement.

       (c) The provisions of this letter agreement shall be binding upon and inure to the benefit of each of you and the undersigned and your and its respective successors and assigns.

     9. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. Each of the parties to this letter agreement hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any proceeding arising in connection with this letter agreement (and each such party agrees not to commence any such proceeding, except in such courts), (b) to the extent such party is not a resident of the State of Delaware, agrees to appoint an agent in the State of Delaware as such party's agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, and to notify promptly each other party hereto of the name and address of such agent, (c) waives any objection to the laying of venue of any such proceeding in the courts of the State of Delaware, and (d) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of the State of Delaware has been brought in an improper or otherwise inconvenient forum.

     10. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, or when sent, if sent by telegram, telex or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to each of you and to the undersigned, to the attention of the President of such party, at the address or facsimile number specified on the first page hereof.

     If this letter accurately sets forth our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this letter at the places set forth below and returning it to us.

                                          Very truly yours,

                                          TELE-COMMUNICATIONS, INC.

                                          By: /s/  STEPHEN M. BRETT
                                              ---------------------------------
                                          Name: Stephen M. Brett
                                          Title: Executive Vice President

Confirmed and Agreed:

NEXTEL COMMUNICATIONS, INC.

By: /s/  BRIAN D. MCAULEY
    ----------------------------------
Name: Brian D. McAuley
Title: President
Date: April 25, 1995

                                    PART II

             INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Set forth below is a description of certain provisions of the Certificate of Incorporation, as amended (the "Nextel Charter"), of Nextel Communications, Inc. ("Nextel"), the By-laws of Nextel (the "Nextel By-laws") and the Delaware General Corporation Law (the "DGLC"). This description is intended as a summary only and is qualified in its entirety by reference to the Nextel Charter, the Nextel By-laws and the DGCL.

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

     The Nextel Charter provides that, to the full extent provided by law, a director will not be personally liable for monetary damages to Nextel or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     While Article 8 of the Nextel Charter provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article 8 will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of the duty of care. The provisions of
Article 8 as described above apply to officers of Nextel only if they are directors of Nextel and are acting in their capacity as directors, and does not apply to officers of Nextel who are not directors.

INDEMNIFICATION AND INSURANCE

     Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Article 7 of the Nextel Charter and Article VII of the Nextel By-laws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of Nextel the protections available to directors and officers of Delaware corporations. Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer, shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law. Nextel has obtained directors and officers liability insurance providing coverage to its directors and officers.

     On September 12, 1991, the Board of Directors of Nextel unanimously adopted resolutions authorizing Nextel to enter into an Indemnification Agreement (the "Indemnification Agreement") with each director of Nextel, and Nextel has entered into the Indemnification Agreement.

     One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the "Indemnitees") may receive indemnification under circumstances in which indemnity would not otherwise be provided by the DGCL. Pursuant to the Indemnification Agreements, and Indemnitee is entitled to indemnification as provided by Section 145 of the DGCL and to indemnification for any amount which the Indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such person commits, suffers, permits or acquiesces in while acting in the Indemnitee's position with Nextel. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Nextel Charter or the Nextel By-laws, any policy of insurance or otherwise. Nextel is not required under the Indemnification Agreements to make payments in excess of those expressly provided for in the DGCL in connection with any claim against the Indemnitee:

          (i) which results in a final, nonappealable order directing the Indemnitee to pay a fine or similar governmental imposition which Nextel is prohibited by applicable law from paying; or

          (ii) based upon or attributable to the Indemnitee gaining a personal profit to which he was not legally entitled including, without limitation, profits made from the purchase and sale by the Indemnitee of equity securities of Nextel which are recoverable by Nextel pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and profits arising from transactions in publicly traded securities of Nextel which were effected by the Indemnitee in violation of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated thereunder.

     In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

     The Indemnification Agreements are also intended to provide increased assurance of indemnification by prohibiting Nextel from adopting any amendment to the Nextel Charter or the Nextel By-laws which would have the effect of denying, diminishing or encumbering the Indemnitee's rights pursuant thereto or to the DGCL or any other law as applied to any act or failure to act occurring in whole or in part prior to the effective date of such amendment.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     Pursuant to Item 601 of Regulation S-K, 17 C.F.R. sec. 229.601(b)(2), Nextel has excluded from Exhibit 2.1 (i) Exhibit A (Certificate of Incorporation of AMS), (ii) Exhibit B (By-laws of AMS), (iii) Exhibit C (Directors and Officers of AMS) and (iv) the Disclosure Schedules of AMS and Nextel to the Merger Agreement. Nextel agrees to furnish copies of such Exhibits and Disclosure Schedules to the Securities and Exchange Commission (the "Commission") upon request.

     Pursuant to Item 601 of Regulation S-K, 17 C.F.R. sec. 229.601(b)(2), Nextel has excluded from Exhibit 2.7 the following annexes and schedules to the Reorganization Agreement: (i) Annex H-1 (Form of Opinions of Counsel for Questar and AMI); (ii) Annex H-2 (Form of Opinions of FCC Counsel for Questar and AMI);
(iii) Annex L (Form of Opinion of Jones, Day, Reavis & Pogue); and (iv) Disclosure Schedules of Questar, AMI and Nextel to the Reorganization Agreement. Nextel agrees to furnish copies of such instruments to the Commission upon request.

     Pursuant to Item 601 of Regulation S-K, 17 C.F.R. sec. 229.601(b)(2), Nextel has excluded from Exhibit 2.8 the following annexes and schedules to the OneComm Merger Agreement: (i) Annex G (Form of Opinion of Counsel to OneComm);
(ii) Annex I (Form of Opinion of Counsel to Nextel); and (iii) Disclosure Schedules of OneComm and Nextel to the Merger Agreement. Nextel agrees to furnish copies of such instruments to the Commission upon request.

     Pursuant to Item 601 of Regulation S-K, 17 C.F.R. sec.229.601(b)(2), Nextel has excluded from Exhibit 2.10 the Disclosure Schedules of Dial Page and Nextel to the Dial Page Merger Agreement. Nextel agrees to furnish copies of such Disclosure Schedules to the Commission upon request.

     Pursuant to Item 601 of Regulation S-K, 17 C.F.R. sec.
229.601(b)(4)(iii)(A), Nextel has excluded from Exhibit 4 instruments defining the rights of holders of long-term debt with respect to debt that does not exceed

10% of the total assets of Nextel. Nextel agrees to furnish copies of such instruments to the Commission upon request.

     (a) Exhibits

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBITS
- -------                                    -----------------------
  2.1     --   Agreement and Plan of Merger, dated as of April 25, 1995, by and between NEXTEL
               Communications, Inc. ("Nextel"), American Mobile Systems Incorporated ("AMS")
               and Mobile Communications of Florida, Inc. ("MCF") (attached as Appendix A to the Proxy Statement/Prospectus and filed on May 2, 1995 (Commission File Number
               0-19656) and incorporated herein by reference).
  2.2     --   Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 17, 1995, by and among Nextel, AMS and MCF (attached as Appendix A to the Proxy
               Statement/Prospectus).
  2.3     --   Agreement and Plan of Reorganization, dated as of February 7, 1994, between
               Nextel and PowerFone Holdings, Inc. ("PowerFone") (filed as Exhibit No. 2.1 to
               Amendment No. 2 to Nextel's Registration Statement No. 33-73388 on Form S-4 (the
               "PowerFone S-4 Registration Statement") filed on February 9, 1994 (Commission
               File No. 0-19656) and incorporated herein by reference).
  2.4     --   Agreement of Merger, dated as of April 14, 1994, between PowerFone and PF
               Acquisition Corp., a wholly owned subsidiary of Nextel (filed as Exhibit No. 2.2 to Nextel's Form 8-K report dated April 14, 1994 and filed on April 28, 1994
               (Commission File No. 0-19656) and incorporated herein by reference).
  2.5     --   Agreement and Plan of Reorganization, dated as of December 21, 1992, between
               Nextel (under its prior name, "Fleet Call, Inc.") and Dispatch Communications,
               Inc. ("DisCom") (filed as Exhibit No. 2.1 to Nextel's Registration Statement No.
               33-61010 on Form S-4 filed on June 22, 1993 (the "DisCom S-4 Registration
               Statement") and incorporated herein by reference).
  2.6     --   Agreement of Merger, dated as of December 21, 1992, as amended, between DisCom and FC New York, Inc., a wholly owned subsidiary of Nextel (filed as Exhibit 2.2 to the DisCom S-4 Registration Statement and incorporated herein by reference).
  2.7     --   Agreement and Plan of Reorganization, dated as of April 29, 1994, among Nextel,
               Questar Corporation, Advanced MobileComm, Inc., Robert C. Mearns and Francis G.
               Fuson (filed on July 19, 1994 as Exhibit No. 10.51 to the Annual Report on Form
               10-K/A of Nextel for the fiscal year ended March 31, 1994 (Commission File No.
               0-19656) and incorporated herein by reference).
  2.8     --   Agreement and Plan of Merger, dated as of July 13, 1994, by and between Nextel and OneComm Corporation ("OneComm") (filed as Exhibit No. 2.1 to Nextel's Form
               8-K report dated July 26, 1994 filed on July 26, 1994 (Commission File No.
               0-19656) and incorporated herein by reference).
  2.9     --   Agreement and plan of Contribution and Merger, dated August 4, 1994, by and among Nextel, Motorola, Inc., ESMR, Inc. and ESMR Sub, Inc. (filed as Exhibit
               No. 2.1 to Nextel's Form 8-K report dated August 4, 1994, and filed on August
               16, 1994 (Commission File No. 0-19656) and incorporated herein by reference).
  2.10    --   Agreement of Merger and Plan of Reorganization, dated as of February 17, 1995, by and between Nextel and Dial Page, Inc. (filed as Exhibit No. 2.1 to Nextel's
               Form 8-K report dated February 17, 1995 filed on March 2, 1995 (Commission File
               No. 0-19656) and incorporated herein by reference).
  3.1     --   Certificate of Incorporation of Nextel, as amended (filed as Exhibit No. 4.1 to
               Nextel's Form 8-K report dated July 22, 1993 and filed on July 29, 1993
               (Commission File
               No. 0-19656) and incorporated herein by reference).
  3.2     --   By-laws of Nextel (filed as Exhibit No. 3.2 to Nextel's Annual Report on Form
               10-K for the fiscal year ended March 31, 1993 and filed on May 28, 1993
               (Commission File No. 0-19656) and incorporated herein by reference).

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBITS
- -------                                    -----------------------
  4.1     --   Certificate of Incorporation of Nextel, as amended (filed as Exhibit No. 4.1 to
               Nextel's Form 8-K report dated July 22, 1993 and filed on July 29, 1993
               (Commission File No. 0-19656) and incorporated herein by reference).
  4.2     --   By-laws of Nextel (filed as Exhibit No. 3.2 to Nextel's Annual Report on Form
               10-K for the fiscal year ended March 31, 1993 and filed on May 28, 1993
               (Commission File No. 0-19656) and incorporated herein by reference).
  4.3     --   Letter Agreement between Motorola, Inc. and Fleet Call, dated as of November 4,
               1991 (filed as Exhibit No. 10.47 to Nextel's Registration Statement No. 33-43415
               on Form S-1 filed on October 18, 1991 (the "S-1 Registration Statement") and
               incorporated herein by reference).
  4.4     --   Financing and Security Agreement between Motorola, Inc., Smart SMR of
               California, Inc. and Fleet Call, dated as of November 1, 1991 (filed on November
               15, 1991 as Exhibit No. 10.49 to the S-1 Registration Statement and incorporated herein by reference).
  4.5     --   Financing and Security Agreement between Motorola, Inc., Smart SMR of Illinois,
               Inc. and Fleet Call, dated as of November 1, 1991 (filed on November 15, 1991 as
               Exhibit 10.50 to the S-1 Registration Statement and incorporated herein by reference).
  4.6     --   Financing and Security Agreement between Motorola, Inc., Smart SMR of Texas,
               Inc. and Fleet Call, dated as of November 1, 1991 (filed on November 15, 1991 as
               Exhibit No. 10.51 to the S-1 Registration Statement and incorporated herein by reference).
  4.7     --   Financing and Security Agreement between Motorola, Inc., Smart SMR of New York,
               Inc. and Fleet Call, dated as of November 1, 1991 (filed on November 15, 1991 as
               Exhibit No. 10.52 to the S-1 Registration Statement and incorporated herein by reference).
  4.8     --   Commitment Letter, dated October 16, 1991, between Fleet Call and Northern
               Telecom Finance Corporation (filed as Exhibit No. 4.4 to the S-1 Registration
               Statement and incorporated herein by reference).
  4.9     --   Financing and Security Agreement between Northern Telecom Finance Corporation,
               Smart SMR of California, Inc. and Fleet Call, dated as of November 1, 1991
               (filed on November 15, 1991 as Exhibit No. 10.54 to the S-1 Registration
               Statement and incorporated herein by reference).
  4.10    --   Financing and Security Agreement between Northern Telecom Finance Corporation,
               Smart SMR of Illinois, Inc., and Fleet Call, dated as of November 15, 1991
               (filed on November 15, 1991 as Exhibit No. 10.55 to the S-1 Registration
               Statement and incorporated herein by reference).
  4.11    --   Financing and Security Agreement between Northern Telecom Finance Corporation,
               Smart SMR of Texas, Inc. and Fleet Call, dated as of November 15, 1991 (filed on
               November 15, 1991 as Exhibit No. 10.56 to the S-1 Registration Statement and
               incorporated herein by reference).
  4.12    --   Financing and Security Agreement between Northern Telecom Finance Corporation,
               Smart SMR of New York, Inc. and Fleet Call, dated as of November 15, 1991 (filed on November 15, 1991 as Exhibit No. 10.57 to the S-1 Registration Statement and
               incorporated herein by reference).
  4.13    --   Indenture between Nextel and The Bank of New York, as Trustee, dated August 15,
               1993 (the "August Indenture") (filed as Exhibit No. 4.13 to the PowerFone S-4
               Registration Statement and incorporated herein by reference).
  4.14    --   Form of Note issued pursuant to the August Indenture (included in Exhibit 4.13).
  4.15    --   Indenture between Nextel and The Bank of New York, as Trustee, dated as of
               February 15, 1994 (the "February Indenture") (filed as Exhibit No. 4.1 to
               Nextel's Form 8-K report dated February 16, 1994 and filed with the Commission on March 1, 1994 and incorporated herein by reference).
  4.16    --   Form of Note issued pursuant to the February Indenture (included in Exhibit
               4.15).

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBITS
- -------        --------------------------------------------------------------------------------
  4.17    --   Stock Purchase Agreement by and between Nippon Telegraph and Telephone
               Corporation and Nextel, dated as of January 20, 1994 (filed as Exhibit 4.17 to the PowerFone S-4 Registration Statement and incorporated herein by reference).
   5*     --   Opinion of Jones, Day, Reavis & Pogue.
 8.1*     --   Opinion of Jones, Day, Reavis & Pogue with respect to certain tax matters.
 8.2*     --   Opinion of Baker & Botts, L.L.P. with respect to certain tax matters.
 10.1     --   Stock Purchase Agreement, dated August 25, 1993, by and between Nextel and AMS
               (filed as Exhibit No. 23 to Nextel's Registration Statement No. 33-740102 on
               Form S-3 filed on January 13, 1994 and incorporated herein by reference).
 10.2     --   Amendment, dated August 4, 1994, to the Enhanced Specialized Mobile Radio System
               Equipment Purchase Agreement, between Nextel and Motorola, dated as of November
               1, 1991, as amended and to the Letter Agreement, between Nextel and Motorola, dated as of November 4, 1991, as amended (collectively the "Equipment Purchase
               Agreements") (Portions of this exhibit have been omitted pursuant to a grant of confidential treatment) (filed as Exhibit 10.02 to Amendment No. 1 of the ESMR
               S-4 Registration Statement dated June 7, 1995 and filed on June 7, 1995
               (Commission File No. 33-91716) and incorporated herein by reference).
 10.3     --   Second Amendment to Equipment Purchase Agreements dated as of April 4, 1995
               (Portions of this exhibit have been omitted pursuant to a grant of confidential treatment) (filed as Exhibit 10.03 to Amendment No. 1 of the ESMR S-4
               Registration Statement dated June 7, 1995 and filed on June 7, 1995 (Commission
               File No. 33-91716) and incorporated herein by reference).
 10.4     --   Securities Purchase Agreement, dated as of April 4, 1995, by and among Nextel,
               Digital Radio, L.L.C. and Craig O. McCaw (filed as Exhibit No. 2.1 to Nextel's
               8-K report dated April 10, 1995 filed on April 11, 1995 (Commission File No.
               0-19656) and incorporated herein by reference).
 23.1*    --   Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).
 23.2*    --   Consents of Deloitte & Touche, LLP
 23.3*    --   Consent of Coopers & Lybrand, L.L.P.
 23.4*    --   Consent of Arthur Andersen LLP
 23.5*    --   Consents of KPMG Peat Marwick, LLP
 23.6*    --   Consent of Ernst & Young LLP.
 23.7*    --   Consent of Baker & Botts, L.L.P. (included in Exhibit 8).
 23.8*    --   Consent of Salomon Brothers.
  24      --   Powers of Attorney.
 99.1     --   Indentures for Senior Redeemable Discount Notes due 2004, dated as of January
               13, 1994, between OneComm Corporation (formerly Cencall Communications Corp.)
               and the Bank of New York (filed as Exhibit 99.2 to Nextel's Registration
               Statement No. 33-93182 on Form S-4, (the "OneComm S-4" Registration Statement")
               filed on June 7, 1995 (Commission File No. 0-19656) and incorporated herein by reference).
 99.2     --   Indentures for Senior Redeemable Discount Notes due 2005, dated as of December
               22, 1993, between Dial Call Communications, Inc. and the Bank of New York (filed as Exhibit 99.3 to the OneComm S-4 Registration Statement and incorporated herein by reference).
 99.3     --   Indentures for Senior Redeemable Discount Notes due 2004, dated as of April 25,
               1994, between Dial Call Communications, Inc. and the Bank of New York (filed as
               Exhibit 99.4 to the OneComm S-4 Registration Statement and incorporated herein by reference).


- ---------------
 * Filed herewith.

** Unless otherwise indicated, all exhibits have been previously filed.

     (b) The following is a list of the consolidated financial statement schedules American Mobile Systems Incorporated which are required to be filed as part of this registration statement:

                                                                                           PAGE
                                                                                           ----
                  Independent Auditors' Report...........................................  S-1
Schedule II    -- Amounts Receivable from Related Parties and Underwriters, Promoters, and Employees Other than Related Parties...............................  S-2
Schedule IV    -- Indebtedness to Related Parties -- Not Current.........................  S-3
Schedule V     -- Property and Equipment.................................................  S-4
Schedule VI    -- Accumulated Depreciation and Amortization of Property and Equipment....  S-5
Schedule VIII  -- Valuation and Qualifying Accounts and Reserves.........................  S-6
Schedule X     -- Supplementary Statements of Operations Information.....................  S-7

     (c) The reports, opinions and appraisals which are summarized in the Proxy Statement/Prospectus constituting part of this registration statement pursuant to Item 4(b) of Form S-4 are attached as exhibits to this registration statement, except for those which are furnished as part of the Proxy Statement/Prospectus.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the requests.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on June 21, 1995.

                                          NEXTEL Communications, Inc.

                                          By:                  *

                                            ------------------------------------
                                                      Thomas J. Sidman
                                             Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                   NAME                                   TITLE                       DATE
- ------------------------------------------   -------------------------------   ------------------
                        *                    Chief Executive Officer, Vice     June 21, 1995
- ------------------------------------------     President of the Board and
             Wayland R. Hicks                  Director (Principal Executive
                                               Officer)
          /s/ LOUIS SALAMONE, JR.            Vice President and Chief          June 21, 1995
- ------------------------------------------     Financial Officer (Principal
           *Louis Salamone, Jr.                Financial Officer)
             Attorney-in-Fact

                        *                    Controller (Principal             June 21, 1995
- ------------------------------------------     Accounting Officer)
                Ann S. Poh
                        *                    President and Director            June 21, 1995
- ------------------------------------------
             Brian D. McAuley
                        *                    Chairman of the Board             June 21, 1995
- ------------------------------------------
            Morgan E. O'Brien
                        *                    Director                          June 21, 1995
- ------------------------------------------
             Masaaki Torimoto
                        *                    Director                          June 21, 1995
- ------------------------------------------
              Robert Cooper
                        *                    Director                          June 21, 1995
- ------------------------------------------
             Koichiro Hayashi

                   NAME                                   TITLE                       DATE
                   ----                                   ----                        ----
                        *                    Director                          June 21, 1995
- ------------------------------------------
            Joel A. Schleicher
                                             Director
- ------------------------------------------
               Scot Jarvis

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
American Mobile Systems Incorporated:

     Under date of August 26, 1994, we reported on the consolidated balance sheets of American Mobile Systems Incorporated and subsidiary as of June 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1994, which are included in the proxy statement/prospectus. In connection with our audits of the aforementioned consolidated financial statements, we have also audited the related financial statement schedules of American Mobile Systems Incorporated in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

     In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     The audit report on the consolidated financial statements of American Mobile Systems Incorporated and subsidiary referred to above contains an explanatory paragraph that states the Company is a defendant in a consolidated complaint filed on behalf of persons who purchased the Company's common stock during the period from July 1, 1990 through March 24, 1992 and alleges that damages were suffered as a result thereof. The financial statement schedules included herein do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG PEAT MARWICK LLP

Denver, Colorado
August 26, 1994

                                                                     SCHEDULE II

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

           AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS,
              PROMOTERS, AND EMPLOYEES OTHER THAN RELATED PARTIES
                    YEARS ENDED JUNE 30, 1994, 1993 AND 1992
                             (AMOUNTS IN THOUSANDS)


              COLUMN A                  COLUMN B     COLUMN C                      COLUMN D                        COLUMN E
- ------------------------------------  ------------   ---------     ----------------------------------------   -------------------

                                                                                                                  BALANCE AT
                                                                                  DEDUCTIONS                     END OF PERIOD
                                                                   ----------------------------------------   -------------------
                                       BALANCE AT                    (1)            (2)            (3)          (1)         (2)
                                       BEGINNING                   AMOUNTS        AMOUNTS        AMOUNTS                    NOT
           NAME OF DEBTOR              OF PERIOD     ADDITIONS     COLLECTED    WRITTEN OFF    RECLASSIFIED   CURRENT     CURRENT
- ------------------------------------  ------------   ---------     --------     ------------   ------------   -------     -------
YEAR ENDED JUNE 30, 1994
  Autotel Capital Partnership and
    former officer..................     $  385       $    --(b)    $  385(b)      $   --          $ --        $  --(b)    $  --
                                         ======       =======       ======         ======         =====        ======      =======

YEAR ENDED JUNE 30, 1993
  RESCO/AMS(a)......................     $   --       $   220       $  157         $   --          $ 63        $  --       $  --
  Autotel Capital Partnership and
    former officer..................        625            52          292             --            --          385          --
                                         ------       -------       ------         ------         -----        ------      -------
                                         $  625       $   272       $  449         $   --          $ 63        $ 385       $  --
                                         ======       =======       ======         ======         =====        ======      =======

YEAR ENDED JUNE 30, 1992
  RESCO/AMS(a)......................     $  316       $   206       $  137         $   --          $385        $  --       $  --
  Autotel Capital Partnership and
    former officer..................      1,117         5,982        2,756         $3,718            --          625          --
                                         ------       -------       ------         ------         -----        ------      -------
                                         $1,433       $ 6,188       $2,893         $3,718          $385        $ 625       $  --
                                         ======       =======       ======         ======         =====        ======      =======

- ---------------
(a) Advances to joint venture (note 4).
(b) In March 1992, the Board of Directors commenced an investigation into cash transfers made by the Company's former director, president, chief executive officer, and chief financial officer between accounts of the Company and accounts controlled by the former officer during each of the years in the two-year period ended June 30, 1992 (see note 5 of notes to the consolidated financial statements). The Board retained independent counsel and independent accountants to assist in the investigation of such transfers. The Board determined, based on the review by independent accountants, that the transfers by the former officer in the fiscal year ended June 30, 1991, were part of a pattern of repetitive overdrafts of Company bank accounts and bank accounts controlled by the former officer, including those of Autotel Capital Partnership (ACP). The balance at June 30, 1991 of $1,117,000 resulted from transfers of $102,153,000 from the Company to accounts controlled by the former officer (including those of ACP), reduced by repayments of $101,036,000 during the year ended June 30, 1991.

                   See accompanying independent auditors' report.

                                                                     SCHEDULE IV

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                 INDEBTEDNESS TO RELATED PARTIES -- NOT CURRENT
                   YEARS ENDED JUNE 30, 1994, 1993, AND 1992
                             (AMOUNTS IN THOUSANDS)




                    COLUMN A                        COLUMN B      COLUMN C      COLUMN D      COLUMN E
- -------------------------------------------------  ----------     --------     ----------     --------
                                                                                              BALANCE
                                                   BALANCE AT                                  AT END
                                                   BEGINNING                                     OF
                                                   OF PERIOD          INDEBTEDNESS TO          PERIOD
                                                   ----------     -----------------------     --------
              NAME OF RELATED PARTY                               ADDITIONS    DEDUCTIONS
- -------------------------------------------------                 --------     ----------
YEAR ENDED JUNE 30, 1994
  RESCO/AMS(2)...................................    $--            $306         $--            $306
                                                   ========       =======      ========       =======
YEAR ENDED JUNE 30, 1992
  United Artists Investments.....................    $2,062         $--          $2,062(1)      $--
                                                   ========       =======      ========       =======

- ---------------
(1) In December 1991, principal amount plus accrued interest were converted into shares of common stock (note 16).

(2) Advances from joint venture (note 9).

     The Company had no long-term indebtedness to related parties during the year ended June 30, 1993.

                 See accompanying independent auditor's report.

                                                                      SCHEDULE V

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                             PROPERTY AND EQUIPMENT
                   YEARS ENDED JUNE 30, 1994, 1993, AND 1992
                             (AMOUNTS IN THOUSANDS)

                  COLUMN A                     COLUMN B    COLUMN C    COLUMN D      COLUMN E    COLUMN F
- --------------------------------------------  ----------   --------   -----------   ----------   --------
                                                                                                 BALANCE
                                              BALANCE AT                                          AT END
                                              BEGINNING    ADDITIONS                  OTHER         OF
               CLASSIFICATION                 OF PERIOD    AT COST    RETIREMENTS   CHANGES(2)    PERIOD
- --------------------------------------------  ----------   --------   -----------   ----------   --------
YEAR ENDED JUNE 30, 1994
  SMR equipment.............................   $  8,220     $  598      $   699      $ --        $ 8,119
  Computer equipment........................      1,302         25           14        --          1,313
  Rental equipment..........................        992         58          128        --            922
  Equipment under capitalized leases........      2,184         22       --            --          2,206
  Other.....................................      1,464        514           56        --          1,922
                                               --------    -------     --------      --------    -------
                                               $ 14,162     $1,217      $   897      $ --        $14,482
                                               ========    =======     ========      ========    =======
YEAR ENDED JUNE 30, 1993
  SMR equipment.............................   $  8,116     $  185      $    28      $    (53)   $ 8,220
  Computer equipment........................      1,267         70       --               (35)     1,302
  Rental equipment..........................      1,230        167          405        --            992
  Equipment under capitalized leases........      2,161         23       --            --          2,184
  Other.....................................      1,322         60            6            88      1,464
                                               --------    -------     --------      --------    -------
                                               $ 14,096     $  505      $   439      $ --        $14,162
                                               ========    =======     ========      ========    =======
YEAR ENDED JUNE 30, 1992
  SMR equipment.............................   $  7,657     $2,046      $ 1,035      $   (552)   $ 8,116
  Computer equipment........................      1,162        112            4            (3)     1,267
  Rental equipment..........................      1,335          2           99            (8)     1,230
  Equipment under capitalized leases........      2,679        242          157          (603)     2,161
  Other.....................................      1,286         92            1           (55)     1,322
                                               --------    -------     --------      --------    -------
                                               $ 14,119     $2,494      $ 1,296      $ (1,221)   $14,096
                                               ========    =======     ========      ========    =======

- ---------------
(1) The following are the methods and rates of depreciation of property and equipment:

                                                               METHOD        RATE (IN YEARS)
                                                           --------------    ---------------
        SMR equipment....................................  Straight-line       5 to 10
        Computer equipment...............................  Straight-line          5
        Office furniture and fixtures....................  Straight-line          5
        Other............................................  Straight-line          5
        Equipment under capitalized leases...............  Straight-line         10

(2) Reclassifications between accounts.

                 See accompanying independent auditors' report.

                                                                     SCHEDULE VI

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

      ACCUMULATED DEPRECIATION AND AMORTIZATION OF PROPERTY AND EQUIPMENT
                   YEARS ENDED JUNE 30, 1994, 1993, AND 1992
                             (AMOUNTS IN THOUSANDS)

                  COLUMN A                     COLUMN B     COLUMN C     COLUMN D      COLUMN E     COLUMN F
- --------------------------------------------  ----------   ----------   -----------   ----------   ----------
                                              BALANCE AT   CHARGED TO                               BALANCE
                                              BEGINNING    COSTS AND                    OTHER        AT END
               CLASSIFICATION                 OF PERIOD     EXPENSES    RETIREMENTS   CHANGES(1)   OF PERIOD
- --------------------------------------------  ----------   ----------   -----------   ----------   ----------
YEAR ENDED JUNE 30, 1994
  SMR equipment.............................    $3,861       $  802        $ 376        $--          $4,287
  Computer equipment........................       989          163           14         --           1,138
  Rental equipment..........................       863          106           80         --             889
  Equipment under capitalized leases........       738          215        --            --             953
  Other.....................................     1,033          227           48           139        1,351
                                              --------     --------     --------      --------      -------
                                                $7,484       $1,513        $ 518        $  139       $8,618
                                              ========     ========     ========      ========      =======

YEAR ENDED JUNE 30, 1993
  SMR equipment.............................    $3,043       $  876        $  58        $--          $3,861
  Computer equipment........................       764          225        --            --             989
  Rental equipment..........................       706          157        --            --             863
  Equipment under capitalized leases........       527          251           40         --             738
  Other.....................................       773          249        --               11        1,033
                                              --------     --------     --------      --------      -------
                                                $5,813       $1,758        $  98        $   11       $7,484
                                              ========     ========     ========      ========      =======

YEAR ENDED JUNE 30, 1992
  SMR equipment.............................    $2,754       $  840        $ 288        $ (263)      $3,043
  Computer equipment........................       534          235            4            (1)         764
  Rental equipment..........................       581          128        --               (3)         706
  Equipment under capitalized leases........       412          291           26          (150)         527
  Other.....................................       528          247        --               (2)         773
                                              --------     --------     --------      --------      -------
                                                $4,809       $1,741        $ 318        $ (419)      $5,813
                                              ========     ========     ========      ========      =======

- ---------------
(1) Reclassifications between accounts.

                 See accompanying independent auditors' report.

                                                                   SCHEDULE VIII

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                    YEARS ENDED JUNE 30, 1994, 1993 AND 1992
                             (AMOUNTS IN THOUSANDS)

                  COLUMN A                     COLUMN B          COLUMN C            COLUMN D      COLUMN E
- --------------------------------------------  ----------   --------------------    -------------   --------
                                                                        CHARGED                    BALANCE
                                              BALANCE AT   CHARGED TO     TO                        AT END
                                              BEGINNING    COSTS AND     OTHER                        OF
                DESCRIPTION                   OF PERIOD     EXPENSES    ACCOUNTS   DEDUCTIONS(1)    PERIOD
- --------------------------------------------  ----------   ----------   -------    -------------   --------
YEAR ENDED JUNE 30, 1994
  Allowance for doubtful accounts...........    $4,487       $  245      $  --        $ 1,121       $3,611
                                              ========     ========     ======     ==========      =======
YEAR ENDED JUNE 30, 1993
  Allowance for doubtful accounts...........    $4,213       $  230      $  72        $    28       $4,487
                                              ========     ========     ======     ==========      =======
YEAR ENDED JUNE 30, 1992
  Allowance for doubtful accounts...........    $  298       $4,127      $  --        $   212       $4,213
                                              ========     ========     ======     ==========      =======

- ---------------
(1) Uncollectible accounts written off and recovery of doubtful receivable from a former officer (see notes 5 and 6 of notes to the consolidated financial statements).

                 See accompanying independent auditors' report.

                                                                      SCHEDULE X

              AMERICAN MOBILE SYSTEMS INCORPORATED AND SUBSIDIARY

               SUPPLEMENTARY STATEMENTS OF OPERATIONS INFORMATION
                    YEARS ENDED JUNE 30, 1994, 1993 AND 1992
                             (AMOUNTS IN THOUSANDS)

                          COLUMN A                                         COLUMN B
- -------------------------------------------------------------  --------------------------------
                                                                CHARGED TO COSTS AND EXPENSES
                                                                  FISCAL YEAR ENDED JUNE 30,
                                                               --------------------------------
                            ITEM                                1994         1993         1992
- -------------------------------------------------------------  ------       ------       ------
Maintenance and repairs......................................  $  165       $  147       $   91
Amortization of intangibles..................................   1,096        1,122        1,048
Taxes, other than income and payroll taxes...................      37           55            *
Advertising costs............................................      78           39            *

- ---------------
* Less than 1% of sales.

                 See accompanying independent auditors' report.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBITS
- -------                                    -----------------------
  2.1     --   Agreement and Plan of Merger, dated as of April 25, 1995, by and between NEXTEL
               Communications, Inc. ("Nextel"), American Mobile Systems Incorporated ("AMS")
               and Mobile Communications of Florida, Inc. ("MCF") (attached as Appendix A to the Proxy Statement/Prospectus and filed on May 2, 1995 (Commission File Number
               0-19656) and incorporated herein by reference).
  2.2     --   Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 17, 1995, by and among Nextel, AMS and MCF (attached as Appendix A to the Proxy
               Statement/Prospectus).
  2.3     --   Agreement and Plan of Reorganization, dated as of February 7, 1994, between
               Nextel and PowerFone Holdings, Inc. ("PowerFone") (filed as Exhibit No. 2.1 to
               Amendment No. 2 to Nextel's Registration Statement No. 33-73388 on Form S-4 (the
               "PowerFone S-4 Registration Statement") filed on February 9, 1994 (Commission
               File No. 0-19656) and incorporated herein by reference).
  2.4     --   Agreement of Merger, dated as of April 14, 1994, between PowerFone and PF
               Acquisition Corp., a wholly owned subsidiary of Nextel (filed as Exhibit No. 2.2 to Nextel's Form 8-K report dated April 14, 1994 and filed on April 28, 1994
               (Commission File No. 0-19656) and incorporated herein by reference).
  2.5     --   Agreement and Plan of Reorganization, dated as of December 21, 1992, between
               Nextel (under its prior name, "Fleet Call, Inc.") and Dispatch Communications,
               Inc. ("DisCom") (filed as Exhibit No. 2.1 to Nextel's Registration Statement No.
               33-61010 on Form S-4 filed on June 22, 1993 (the "DisCom S-4 Registration
               Statement") and incorporated herein by reference).
  2.6     --   Agreement of Merger, dated as of December 21, 1992, as amended, between DisCom and FC New York, Inc., a wholly owned subsidiary of Nextel (filed as Exhibit 2.2 to the DisCom S-4 Registration Statement and incorporated herein by reference).
  2.7     --   Agreement and Plan of Reorganization, dated as of April 29, 1994, among Nextel,
               Questar Corporation, Advanced MobileComm, Inc., Robert C. Mearns and Francis G.
               Fuson (filed on July 19, 1994 as Exhibit No. 10.51 to the Annual Report on Form
               10-K/A of Nextel for the fiscal year ended March 31, 1994 (Commission File No.
               0-19656) and incorporated herein by reference).
  2.8     --   Agreement and Plan of Merger, dated as of July 13, 1994, by and between Nextel and OneComm Corporation ("OneComm") (filed as Exhibit No. 2.1 to Nextel's Form
               8-K report dated July 26, 1994 filed on July 26, 1994 (Commission File No.
               0-19656) and incorporated herein by reference).
  2.9     --   Agreement and plan of Contribution and Merger, dated August 4, 1994, by and among Nextel, Motorola, Inc., ESMR, Inc. and ESMR Sub, Inc. (filed as Exhibit
               No. 2.1 to Nextel's Form 8-K report dated August 4, 1994, and filed on August
               16, 1994 (Commission File No. 0-19656) and incorporated herein by reference).
  2.10    --   Agreement of Merger and Plan of Reorganization, dated as of February 17, 1995, by and between Nextel and Dial Page, Inc. (filed as Exhibit No. 2.1 to Nextel's
               Form 8-K report dated February 17, 1995 filed on March 2, 1995 (Commission File
               No. 0-19656) and incorporated herein by reference).
  3.1     --   Certificate of Incorporation of Nextel, as amended (filed as Exhibit No. 4.1 to
               Nextel's Form 8-K report dated July 22, 1993 and filed on July 29, 1993
               (Commission File
               No. 0-19656) and incorporated herein by reference).
  3.2     --   By-laws of Nextel (filed as Exhibit No. 3.2 to Nextel's Annual Report on Form
               10-K for the fiscal year ended March 31, 1993 and filed on May 28, 1993
               (Commission File No. 0-19656) and incorporated herein by reference).

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBITS
- -------                                    -----------------------
  4.1     --   Certificate of Incorporation of Nextel, as amended (filed as Exhibit No. 4.1 to
               Nextel's Form 8-K report dated July 22, 1993 and filed on July 29, 1993
               (Commission File No. 0-19656) and incorporated herein by reference).
  4.2     --   By-laws of Nextel (filed as Exhibit No. 3.2 to Nextel's Annual Report on Form
               10-K for the fiscal year ended March 31, 1993 and filed on May 28, 1993
               (Commission File No. 0-19656) and incorporated herein by reference).
  4.3     --   Letter Agreement between Motorola, Inc. and Fleet Call, dated as of November 4,
               1991 (filed as Exhibit No. 10.47 to Nextel's Registration Statement No. 33-43415
               on Form S-1 filed on October 18, 1991 (the "S-1 Registration Statement") and
               incorporated herein by reference).
  4.4     --   Financing and Security Agreement between Motorola, Inc., Smart SMR of
               California, Inc. and Fleet Call, dated as of November 1, 1991 (filed on November
               15, 1991 as Exhibit No. 10.49 to the S-1 Registration Statement and incorporated herein by reference).
  4.5     --   Financing and Security Agreement between Motorola, Inc., Smart SMR of Illinois,
               Inc. and Fleet Call, dated as of November 1, 1991 (filed on November 15, 1991 as
               Exhibit 10.50 to the S-1 Registration Statement and incorporated herein by reference).
  4.6     --   Financing and Security Agreement between Motorola, Inc., Smart SMR of Texas,
               Inc. and Fleet Call, dated as of November 1, 1991 (filed on November 15, 1991 as
               Exhibit No. 10.51 to the S-1 Registration Statement and incorporated herein by reference).
  4.7     --   Financing and Security Agreement between Motorola, Inc., Smart SMR of New York,
               Inc. and Fleet Call, dated as of November 1, 1991 (filed on November 15, 1991 as
               Exhibit No. 10.52 to the S-1 Registration Statement and incorporated herein by reference).
  4.8     --   Commitment Letter, dated October 16, 1991, between Fleet Call and Northern
               Telecom Finance Corporation (filed as Exhibit No. 4.4 to the S-1 Registration
               Statement and incorporated herein by reference).
  4.9     --   Financing and Security Agreement between Northern Telecom Finance Corporation,
               Smart SMR of California, Inc. and Fleet Call, dated as of November 1, 1991
               (filed on November 15, 1991 as Exhibit No. 10.54 to the S-1 Registration
               Statement and incorporated herein by reference).
  4.10    --   Financing and Security Agreement between Northern Telecom Finance Corporation,
               Smart SMR of Illinois, Inc., and Fleet Call, dated as of November 15, 1991
               (filed on November 15, 1991 as Exhibit No. 10.55 to the S-1 Registration
               Statement and incorporated herein by reference).
  4.11    --   Financing and Security Agreement between Northern Telecom Finance Corporation,
               Smart SMR of Texas, Inc. and Fleet Call, dated as of November 15, 1991 (filed on
               November 15, 1991 as Exhibit No. 10.56 to the S-1 Registration Statement and
               incorporated herein by reference).
  4.12    --   Financing and Security Agreement between Northern Telecom Finance Corporation,
               Smart SMR of New York, Inc. and Fleet Call, dated as of November 15, 1991 (filed on November 15, 1991 as Exhibit No. 10.57 to the S-1 Registration Statement and
               incorporated herein by reference).
  4.13    --   Indenture between Nextel and The Bank of New York, as Trustee, dated August 15,
               1993 (the "August Indenture") (filed as Exhibit No. 4.13 to the PowerFone S-4
               Registration Statement and incorporated herein by reference).
  4.14    --   Form of Note issued pursuant to the August Indenture (included in Exhibit 4.13).
  4.15    --   Indenture between Nextel and The Bank of New York, as Trustee, dated as of
               February 15, 1994 (the "February Indenture") (filed as Exhibit No. 4.1 to
               Nextel's Form 8-K report dated February 16, 1994 and filed with the Commission on March 1, 1994 and incorporated herein by reference).
  4.16    --   Form of Note issued pursuant to the February Indenture (included in Exhibit
               4.15).

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBITS
- -------        --------------------------------------------------------------------------------
  4.17    --   Stock Purchase Agreement by and between Nippon Telegraph and Telephone
               Corporation and Nextel, dated as of January 20, 1994 (filed as Exhibit 4.17 to the PowerFone S-4 Registration Statement and incorporated herein by reference).
   5*     --   Opinion of Jones, Day, Reavis & Pogue.
 8.1*     --   Opinion of Jones, Day, Reavis & Pogue with respect to certain tax matters.
 8.2*     --   Opinion of Baker & Botts, L.L.P. with respect to certain tax matters.
 10.1     --   Stock Purchase Agreement, dated August 25, 1993, by and between Nextel and AMS
               (filed as Exhibit No. 23 to Nextel's Registration Statement No. 33-740102 on
               Form S-3 filed on January 13, 1994 and incorporated herein by reference).
 10.2     --   Amendment, dated August 4, 1994, to the Enhanced Specialized Mobile Radio System
               Equipment Purchase Agreement, between Nextel and Motorola, dated as of November
               1, 1991, as amended and to the Letter Agreement, between Nextel and Motorola, dated as of November 4, 1991, as amended (collectively the "Equipment Purchase
               Agreements") (Portions of this exhibit have been omitted pursuant to a grant of confidential treatment) (filed as Exhibit 10.02 to Amendment No. 1 of the ESMR
               S-4 Registration Statement dated June 7, 1995 and filed on June 7, 1995
               (Commission File No. 33-91716) and incorporated herein by reference).
 10.3     --   Second Amendment to Equipment Purchase Agreements dated as of April 4, 1995
               (Portions of this exhibit have been omitted pursuant to a grant of confidential treatment) (filed as Exhibit 10.03 to Amendment No. 1 of the ESMR S-4
               Registration Statement dated June 7, 1995 and filed on June 7, 1995 (Commission
               File No. 33-91716) and incorporated herein by reference).
 10.4     --   Securities Purchase Agreement, dated as of April 4, 1995, by and among Nextel,
               Digital Radio, L.L.C. and Craig O. McCaw (filed as Exhibit No. 2.1 to Nextel's
               8-K report dated April 10, 1995 filed on April 11, 1995 (Commission File No.
               0-19656) and incorporated herein by reference).
 23.1*    --   Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).
 23.2*    --   Consents of Deloitte & Touche, LLP
 23.3*    --   Consent of Coopers & Lybrand, L.L.P.
 23.4*    --   Consent of Arthur Andersen LLP
 23.5*    --   Consents of KPMG Peat Marwick, LLP
 23.6*    --   Consent of Ernst & Young LLP.
 23.7*    --   Consent of Baker & Botts, L.L.P. (included in Exhibit 8).
 23.8*    --   Consent of Salomon Brothers.
  24      --   Powers of Attorney.
 99.1     --   Indentures for Senior Redeemable Discount Notes due 2004, dated as of January
               13, 1994, between OneComm Corporation (formerly Cencall Communications Corp.)
               and the Bank of New York (filed as Exhibit 99.2 to Nextel's Registration
               Statement No. 33-93182 on Form S-4, (the "OneComm S-4" Registration Statement")
               filed on June 7, 1995 (Commission File No. 0-19656) and incorporated herein by reference).
 99.2     --   Indentures for Senior Redeemable Discount Notes due 2005, dated as of December
               22, 1993, between Dial Call Communications, Inc. and the Bank of New York (filed as Exhibit 99.3 to the OneComm S-4 Registration Statement and incorporated herein by reference).
 99.3     --   Indentures for Senior Redeemable Discount Notes due 2004, dated as of April 25,
               1994, between Dial Call Communications, Inc. and the Bank of New York (filed as
               Exhibit 99.4 to the OneComm S-4 Registration Statement and incorporated herein by reference).


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 * Filed herewith.

** Unless otherwise indicated, all exhibits have been previously filed.